As filed with the U.S. Securities and Exchange Commission on April 10, 2026.
File No. 333-291477

UNITED
STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
FORM
S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GigCapital7 Corp.
*
(Exact name of registrant as specified in its charter)

Cayman Islands	6770	98-1790710
(State or other ju risdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
For
Co-Registrants,
see “Table of
Co-Registrants”
on the following page.
1731 Embarcadero Rd
.,
Suite 200
,
Palo Alto
,
CA
94303
(
650
)
276-7040
(Address, including zip code, and telephone number, including area code, of registrant’s principal
executive offices)

Dr. Avi S. Katz
Chairman and Chief Executive Officer
GigCapital7 Corp.
1731 Embarcadero Rd.
,
Suite 200
Palo Alto
,
CA
94303
(
650
)
276-7040
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey C. Selman John Maselli DLA Piper LLP (US) 555 Mission Street, Suite 2400 San Francisco, CA 94105 Tel: (415) 615-6095 Fax: (415) 659 7465	Andrew M. Tucker Rebekah D. McCorvey Duane Morris LLP 901 New York Avenue N.W., Suite 700 East Washington, DC 20001-4795 Tel: (202) 776-5248 atucker@duanemorris.com rmccorvey@duanemorris.com

Approximate date of commencement of proposed sale to the public:
As soon as practicable after (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement
number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, or a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule
13e-4(i)
(Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule
14d-1(d)
(Cross-Border Third-Party Tender Offer) ☐

*
Prior to the consummation of the Business Combination described herein, the Registrant intends to effect a deregistration under Section 206 of the Companies Act (as revised) of the Cayman Islands and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by GigCapital7 Corp. (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication, which will be renamed “
Hadron Energy, Inc.
” effective immediately following the consummation of the Business Combination.

The Registrant and
Co-Registrant
hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant and
Co-Registrant
shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter (1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Hadron Energy, Inc.	Delaware	4911	33-4336458

(1)	The Co-Registrant has the following principal executive office:
Hadron Energy, Inc.
3 Twin Dolphin Drive, STE 260,
Redwood City, CA 94065
Telephone:
650-395-0050

(2)	The agent for service for the Co-Registrant is:
Hadron Energy, Inc.
3 Twin Dolphin Drive, STE 260
Redwood City, CA 94065
The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION DATED APRIL
10
, 2026
PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF
GIGCAPITAL 7 CORP.
(A CAYMAN ISLANDS EXEMPTED COMPANY)
AND
PROSPECTUS FOR UP TO 143,226,087 SHARES OF COMMON STOCK, AND
20,000,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK
OF
GIGCAPITAL 7 CORP.
(TO BE RENAMED “HADRON
ENERGY
, INC.” EFFECTIVE IMMEDIATELY FOLLOWING
THE CONSUMMATION OF THE BUSINESS COMBINATION DESCRIBED HEREIN)
The board of directors of GigCapital7 Corp., a Cayman Islands exempted company (“
GigCapital7
”), has unanimously approved and determined to be in the best interests of GigCapital7 and its shareholders (“
you
”) to enter into the business combination by and among GigCapital7, MMR Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of GigCapital7 (“
Merger Sub
”), and Hadron Energy, Inc., a Delaware corporation (referred to herein prior to the Business Combination (as defined below) as “
Hadron Energy
”, and, subsequent to the Business Combination, as “
Hadron
Energy
Opco
”), pursuant to which, (1) at the closing of the transactions contemplated by the
Business
Combination Agreement (as defined below) (the “
Closing
”) and following the Domestication (as defined below), Merger Sub will merge with and into Hadron Energy
(the “
Merger
”), with
Hadron Energy
surviving as a wholly-owned subsidiary of
GigCapital7
, pursuant to the terms and subject to the conditions set forth in the Business Combination Agreement, dated as of September 27, 2025 (the “
Signing Date
”), by and among GigCapital7, Merger Sub and Hadron Energy, attached to this proxy statement/prospectus as
Annex A
(as it may be amended, modified, supplemented or otherwise modified from time to time in accordance with its terms, the “
Business Combination Agreement
”), resulting in a combined company whereby
GigCapital7 will become the sole stockholder of Hadron Energy Opco, and substantially all of the assets and the business of the combined company will be held and operated by Hadron Energy Opco, as more fully described elsewhere in this proxy statement/prospectus; (2)
 GigCapital7
will domesticate (the “
Domestication
”) as a Delaware corporation (following the Domestication, “
Domesticated GigCapital7
”) in accordance with the Delaware General Corporation Law (“
DGCL
”), the Companies Act (as revised) of the Cayman Islands (the “
Companies Act
”) and the amended and restated memorandum and articles of association of GigCapital7 (as may be amended from time to time, the “
Cayman Constitutional Documents
”), and (3) the other transactions contemplated by the Business Combination Agreement and documents related thereto will be consummated (such transactions, together with the Merger and the Domestication, the “
Business Combination
”). Effective immediately following the consummation of the Business Combination, Domesticated GigCapital7 will be renamed “Hadron Energy, Inc.”
In order to cover ongoing expenses related to GigCapital7’s operations and the consummation of the business combination and to finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of GigCapital7’s officers and directors may, but are not obligated to, loan GigCapital7 funds as may be required (“
Working Capital Loans
”). As of the date of this proxy statement/prospectus, there is $148,000 in principal amount of Working Capital Loans outstanding to the Sponsor (as such term is defined below).
In connection with the Domestication, the existing governing documents of GigCapital7 will be amended and restated and become the Proposed Domestication Organizational Documents (as defined below) of Domesticated GigCapital7 as described in this proxy statement/prospectus. Upon the effectiveness of the Domestication, (i) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of GigCapital7 (each an “
GigCapital7
Class
 A Ordinary Share
”) (other than any GigCapital7 Class A Ordinary Share included in the units of GigCapital7 sold in the initial public offering, consisting of one (1)
 GigCapital7
Class
 A Ordinary Share
and one (1) redeemable warrant to purchase a
GigCapital7
Class
 A Ordinary Share
at an initial exercise price of $11.50 per share (such units, the “
Cayman GigCapital7 Units
”)), will convert automatically, on a
one-for-one
basis, into one (1) share of common stock, par value $0.0001 per share, of Domesticated GigCapital7 (each a “
Domesticated GigCapital7
Common Stock
”), (ii) each then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of GigCapital7 (each, a “
GigCapital7 Class
 B

Ordinary Share
” and together with GigCapital7 Class A Ordinary Shares, the
“
Ordinary Shares
”
) shall convert automatically, on a
one-for-one
basis, into one (1) share of Class B common stock of Domesticated GigCapital7 (each a “
Domesticated GigCapital7 Class
 B Common Stock
”) (iii) each then issued and outstanding warrant of GigCapital7 (each a “
Cayman GigCapital7 Warrant
”) (other than any warrants to purchase GigCapital7 Class A Ordinary Shares, at an initial exercise price of $11.50 per share, included in the Cayman GigCapital7 Units sold in the initial public offering (the “
Cayman GigCapital7 Public Warrants
”)) shall convert automatically into a warrant to acquire one (1) share of Domesticated GigCapital7 Common Stock (each a “
Domesticated GigCapital7 Warrant
”), and (iv) each then issued and outstanding Cayman GigCapital7 Unit shall be cancelled and will thereafter entitle the holder thereof to one (1) share of Domesticated GigCapital7 Common Stock and one (1) Domesticated GigCapital7 Warrant, in each case without any action on the part of GigCapital7, Merger Sub, Hadron Energy or any holder of securities of any of the foregoing.
Following the Domestication, at the effective time of the Merger (the “
Effective Time
”) by virtue of the Merger, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one (1) share of common stock, par value $0.0001, of Hadron Energy being the surviving company of the Merger (Hadron Energy, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “
Surviving Company
”).
Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, immediately prior to or at the Effective Time:

(a)
each issued and outstanding share of common stock of Hadron Energy (the “
Hadron Common Stock
”), except for (a) shares held by GigCapital7 or Merger Sub (or any subsidiaries of GigCapital7), (b) shares held by Hadron Energy as treasury stock, if any (each share covered in subclause (a) and (b), an “
Excluded Share
”), (c) shares held by stockholders who have properly exercised and not withdrawn appraisal rights under Delaware law (the “
Dissenting Shares
”), and (d) shares of the Hadron Common Stock issued pursuant to an award of restricted stock that is, as of immediately prior to the Closing Date, subject to a substantial risk of forfeiture and is not transferable (the “
Hadron Restricted Shares
”), will be cancelled and converted into the right to receive the Per Share Merger Consideration (as defined below), as set forth in the Business Combination Agreement;

(b)	each Excluded Share shall be automatically cancelled and retired without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(c)
each option to purchase shares of Hadron Common Stock (each, a “
Hadron Option
”) that is outstanding immediately prior to the Effective Time will be automatically assumed by Domesticated GigCapital7 and converted into an option to purchase a number of shares of Domesticated GigCapital7 Common Stock (such option, an “
Exchanged Option
”), equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Hadron Common Stock subject to such Hadron Option immediately prior to the Effective Time and (y) the Exchange Ratio (as defined below), at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Hadron Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, that the assumption and adjustment of the unvested Hadron Options shall be completed in a manner that satisfies the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “
Code
”) and, with respect to any Hadron Option intended to be an “incentive stock option,” Code Section 4249a and the applicable regulations promulgated thereunder;

(d)
each award of the Hadron Restricted Shares (a “
Hadron Restricted Share Award
”) that is outstanding immediately prior to the Effective Time will be automatically assumed by Domesticated GigCapital7 such that each Hadron Restricted Share Award will be converted into an award for a number of restricted shares of Domesticated GigCapital7 Common Stock (such award, an “
Exchanged RSAs
”), equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Hadron Restricted Shares and (y) the Exchange Ratio (as defined below);

(e)
each of the Hadron Energy Simple Agreements for Future Equity (“
SAFEs
”) that is outstanding, immediately prior to the Effective Time will automatically convert into a number of shares of Hadron Common Stock determined in accordance with the terms of such SAFE, with such shares to be treated as Hadron Common Stock and will receive the consideration described above for Hadron Common Stock at the Effective Time;

(f)
each share of Domesticated GigCapital7 Class B Common Stock that is outstanding immediately prior to the Effective Time will be, by virtue of the Merger and the applicable provisions of the certificate of incorporation of Domesticated GigCapital7 (the “
Domesticated GigCapital7 Charter
”), automatically cancelled and extinguished and converted into one (1) share of Domesticated GigCapital7 Common Stock; and

(g)
GigCapital7 will redeem the public shares properly tendered for redemption in connection with the Business Combination pursuant to the Domesticated GigCapital7 Charter and Cayman Constitutional Documents (the “
Redemption
”).

Pursuant to the Business Combination Agreement, the consideration to be paid in the Merger in respect of each share of Hadron Common Stock (other than Excluded Shares, Dissenting Shares and Company Restricted Shares) that is issued and outstanding immediately prior to the Effective Time, will be a number of shares of Domesticated GigCapital7 Common Stock equal to the Exchange Ratio (the “
Per Share Merger Consideration
”). The “
Exchange Ratio
” means the quotient of: (a) the Aggregate Merger Consideration; divided by (b) the Hadron Fully Diluted Capital. The “
Aggregate Merger Consideration
” means the number of shares of Domesticated GigCapital7 Common Stock equal to the difference of: (a) the Aggregate Domesticated
GigCapital7 Common Stock; minus (b) 13,333,333 shares of Domesticated GigCapital7 Common Stock; provided, however, that if Hadron Energy has any indebtedness outstanding as of the closing of the Merger, the Aggregate Merger Consideration shall be further reduced by a number of shares of Domesticated GigCapital7 Common Stock equal to the amount of such indebtedness divided by $10.59 (the “
Per Share Price
”) (rounded down to the nearest whole share). The “
Aggregate Domesticated GigCapital7 Common Stock
” means the number of shares of Domesticated GigCapital7 Common Stock equal to the quotient of: (a) $1,200,200,000; divided by (b) the Per Share Price. The “
Hadron Fully Diluted Capital
” means the sum (without duplication) of the aggregate number of (a) shares of Hadron Common Stock (other than Hadron Restricted Shares issued pursuant to an award of restricted stock that is, as of immediately prior to the Closing Date, subject to a substantial risk of forfeiture and is not transferable under Section 83 of the Code and determined by disregarding the effects of the Business Combination and the other transactions contemplated by the Business Combination Agreement or otherwise related to the transactions contemplated by the Business Combination Agreement and such other agreements or instruments contemplated by the Business Combination Agreement (such transactions, the “
Transactions
”)) that are issued and outstanding immediately prior to the Effective Time assuming and after giving effect to the amendment and conversion of all SAFEs, (b) Hadron Restricted Shares that are issued and outstanding immediately prior to the Effective Time, and (c) all shares of Hadron Common Stock issuable upon full exercise of all Hadron Options outstanding as of immediately prior to the Effective Time (calculated using the treasury method of accounting on a cashless exercise basis).
The GigCapital7 Units, GigCapital7 Class A Ordinary Shares and GigCapital7 Warrants are currently listed on the Nasdaq Stock Market LLC (“
Nasdaq
”) under the symbols “GIGGU”, “GIG” and “GIGGW”, respectively. Pursuant to the terms of the Business Combination Agreement, as a closing condition (subject to certain exceptions), the Domesticated GigCapital7 Common Stock issued in connection with the Business Combination is to be conditionally approved for listing on Nasdaq, but there can be no assurance that such closing condition will be met. If such closing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. Following the Closing, it is proposed that Domesticated GigCapital7 will be renamed “Hadron Energy, Inc.” and the Domesticated GigCapital7 Common Stock and Domesticated GigCapital7 Warrants will be listed, subject to Nasdaq approval, under the proposed symbols “HDRN” and “HDRNW”, respectively. It is important for you to know that, at the time of the GigCapital7 extraordinary general meeting, we may not have received from Nasdaq either confirmation of the listing of the Domesticated GigCapital7 Common Stock and Domesticated GigCapital7 Warrants or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such listing condition is waived or is subject to an exception and therefore the Domesticated GigCapital7 securities would not be listed on any nationally recognized securities exchange.

In connection with GigCapital7’s IPO (as defined in the accompanying proxy statement/prospectus), GigAcquisitions7 Corp., a Cayman Islands exempted company (the “
Sponsor
”), and GigCapital7’s directors and executive officers entered into a letter agreement, pursuant to which they agreed to vote their GigCapital7 Ordinary Shares in favor of the Business Combination Proposal (as defined herein). Further, concurrently with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Support Agreement with GigCapital7 and Hadron Energy, dated as of September 27, 2025 (the “
Sponsor Support Agreement
”), pursuant to which the Sponsor agreed to vote its GigCapital7 Ordinary Shares in favor of among other things, in favor of (i) adopting and approving the Business Combination Agreement, the Merger, and the Transactions, and (ii) approving each of the proposals and any other matters necessary or reasonably requested by GigCapital7 for consummation of the Merger and the Transactions. As of the Record Date (as defined in the accompanying proxy statement/prospectus), the Sponsor owned approximately
29.8% of
the total outstanding GigCapital7 Ordinary Shares.
Compensation of the Sponsor and its affiliates in connection with the Business Combination:
The Sponsor will receive at the Effective Time (i) 9,932,246 shares of Domesticated GigCapital7 Common Stock (the “
Founder Shares
”) by virtue of the Merger and pursuant to the Sponsor Share Conversion, which are the number of shares remaining from the 10,207,246 Founder Shares acquired for an aggregate purchase price of
$
100,000
prior to the IPO, following the transfer in the aggregate to two non-affiliated third parties of 275,000 Founder Shares (one transfer a charitable gift and the other a sale as described below), and (ii)
3,719,000
Domesticated GigCapital7 Warrants upon the conversion of 3,719,000 GigCapital7 Warrants pursuant to the Domestication, which it acquired in a private placement consummated simultaneously with the IPO at a price of $
0.01561
per warrant, for an aggregate purchase price of $
58,060
(each, a “
Private Placement Warrant
”).
The securities issued to the Sponsor may result in a material dilution
of the equity interests of non-redeeming holders of the GigCapital7 Ordinary Shares sold in the IPO (“
Publ
ic Shareholders
”). See “
Dilution
”,

“
The Bus
iness Combination Proposal—Interests of Certain GigCapital7
Persons in the Business Combination” and “Information About GigCapital7
—
Compensation of our Executive Officers and Directors
”.
The Sponsor is controlled by Dr. Avi S. Katz, GigCapital7’s Chairman and Chief Executive Officer, and Dr. Raluca Dinu, a member of the board of directors of GigCapital7 who share voting and investment discretion with respect to the Founder Shares and the Private Placement Warrants held by the Sponsor. Dr. Katz and Dr. Dinu have an economic interest in 9,932,246 GigCapital7 Ordinary Shares, representing 100% of the Founder Shares held by the Sponsor. Dr. Katz and Dr. Dinu further have an economic interest in 3,719,000 GigCapital7 Warrants, representing 100% of the Private Placement Warrants held by the Sponsor. Dr. Katz and Dr. Dinu paid an aggregate of $158,060 for their economic interests in Founder Shares and Private Placement Warrants that will be converted in connection with the Business Combination into 9,932,246 shares of Domesticated GigCapital7 Common Stock and 3,719,000 Domesticated GigCapital7 Warrants assuming no redemptions. On January 21, 2026, the Sponsor transferred 175,000 Founder Shares that it previously held to a non-affiliated third party for $148,750. No other director or officer of GigCapital7 has economic interests in the Founder Shares or Private Placement Warrants held by the Sponsor. See “
Information About GigCapital7—Formation and Initial Public Offering
”.
On January 19, 2026, Samuel Gibson, Hadron Energy’s Founder and Chief Executive Officer, transferred an aggregate of 1,750 shares of Hadron Common Stock to Dr. Avi Katz (875 shares) and Dr. Raluca Dinu (875 shares) as consideration for services provided to Mr. Gibson in facilitating a SAFE investment for Hadron Energy. See “
The Business Combination Proposal—Transaction Support Agreement
”.
Dr. Avi Katz and Dr. Raluca Dinu have also been offered seats on the Board of Directors of Domesticated GigCapital7 (the “
Domesticated GigCapital7 Board
”) following the Closing, as have two other independent members of board of directors of GigCapital7, Raanan Horowitz and Ambassador Adrian Zuckerman. All members of the Domesticated GigCapital7 Board and all executive officers of Domesticated GigCapital7 will be eligible for awards under the New Equity Incentive Plan (as defined in the accompanying proxy statement/prospectus) and, thus, have a personal interest in the approval of the New Equity Incentive Plan. Nevertheless, the GigCapital7 Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors, among others, by adopting the New Equity Incentive Plan.

The Sponsor and GigCapital7’s officers and directors will also be reimbursed for out-of-pocket
expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by GigCapital7 from time to time, made by Sponsor or certain of GigCapital7’s officers and directors to finance transaction costs in connection with an intended initial business combination. As of April 3, 2026, a date most reasonably practicable for providing the following information, an aggregate of approximately $5,738 of reimbursable out-of-pocket
expenses were outstanding. In addition, GigCapital7 has agreed to pay $30,000 a month for office space, administrative services and secretarial support to an affiliate of the Sponsor, GigManagement, LLC. Services commenced on August 28, 2024, the date that GigCapital7’s securities were first listed on Nasdaq, and will terminate upon the earlier of the consummation by GigCapital7 of an initial business combination or the liquidation of GigCapital7.
T
he board of directors of GigCapital7 has approved quarterly advisory fee payments to each director, including Dr. Avi Katz and Dr. Raluca Dinu, in connection with services rendered on GigCapital7’s behalf. These advisory fees compensate directors for time spent identifying and investigating potential business combination targets, performing due diligence on suitable business combinations, attending board and committee meetings, and providing administrative and analytical support in furtherance of GigCapital7’s search for and evaluation of an initial business combination. Each director is entitled to receive $6,000 per quarter under this arrangement prior to the entry into the Business Combination Agreement and $8,000 per quarter thereafter. No payments were made in respect of 2024, and three quarterly payments were made in 2025, with $14,000 per director ($84,000 in the aggregate for all six directors) remaining outstanding as of December 31, 2025. Such outstanding amounts will be paid consummation of the proposed Business Combination.
Under the Business Combination Agreement, GigCapital7 is permitted to borrow Working Capital Loans. If GigCapital7 completes an initial business combination, GigCapital7 would repay the Working Capital Loans out of the proceeds of the Trust Account released to GigCapital7. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that an initial business combination does not close, GigCapital7 may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay such Working Capital Loans. If such funds are insufficient to repay the Working Capital Loans, the unpaid amounts would be forgiven. The Working Capital Loans are to be repaid upon consummation of an initial business combination, without interest. The Sponsor or an affiliate of the Sponsor, or certain of GigCapital7’s officers and directors may convert any Working Capital Loans made to GigCapital7 as described below. As of the date of this proxy statement/prospectus, there is $148,000 in principal amount of Working Capital Loans outstanding to the Sponsor. This Working Capital Loan may be converted into 14,800 units consisting of 14,800 shares of Domesticated GigCapital7 Common Stock and warrants to purchase 14,800 shares of Domesticated GigCapital7 Common Stock with an exercise price of $11.50 per share. In addition, although there is no intent to have any further Working Capital Loans, to the extent that there are any, up to $1,500,000 in the aggregate of Working Capital Loans can be converted into units on these terms. Additionally, GigCapital7’s officers and directors will be entitled to continued indemnification and the continuation of directors’ and officer’s liability insurance policy for a period of six (6) years after the Business Combination.
GigCapital7’s independent directors are not stockholders of the Sponsor. However, these individuals will be reimbursed for any out-of-pocket
expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The reimbursement of expenses and advances and the securities issued to the Sponsor, Dr. Katz and Dr. Dinu may result in a material dilution of the equity interests of non-redeeming Public Shareholders. See “
Dilution”, “The Business Combination Proposal—Interests of Certain GigCapital7 Persons in the Business Combination” and “Information About GigCapital7—
Compensation of our Executive Officers and Directors
”.
Potential conflicts of interest in connection with the Business Combination:
There may be actual or potential material conflicts of interest between or among (i) the Sponsor, GigCapital7’s officers and directors, Hadron Energy’s officers and directors and (ii) unaffiliated security holders of GigCapital7. Such conflicts of interest may include a material conflict of interest arising in determining whether to proceed with the Business Combination, the compensation of GigCapital7’s directors and officers and the compensation of the Sponsor and Drs. Katz and Dinu in connection with the Business Combination. See the section entitled “
The Business Combination Proposal—Interests of Certain GigCapital7 Persons in the Business Combination
”. Hadron

Energy’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of the GigCapital7 shareholders and warrant holders generally. See the section entitled “
The Business Combination Proposal—Interests of the Hadron Energy Directors and Executive Officers
”.
This proxy statement/prospectus covers 143,226,087 shares of Domesticated GigCapital7 Common Stock that are to be issued or may be issuable in connection with the Business Combination including (i) up to 23,226,087 shares of Domesticated GigCapital7 Common Stock upon the conversion of GigCapital7 Ordinary Shares into Domesticated GigCapital7 Common Stock and 20,000,000 shares of Domesticated GigCapital7 Common Stock upon the exercise of Public Warrants, (however, no Public Warrant will be exercisable for cash and Domesticated GigCapital7 will not be obligated to issue shares of Domesticated GigCapital7 Common Stock upon exercise of a Public Warrant unless the shares of Domesticated GigCapital7 Common Stock issuable upon such Public Warrant exercise have been registered on a registration statement on Form S-1 or Form S-3, as applicable, following the Effective Time and such shares of Domesticated GigCapital7 Common Stock have been qualified or deemed exempt from registration or qualification under the securities laws of the state of the exercising holder, or an exemption from registration or qualification is available), (ii) up to 100,000,000 shares of Domesticated GigCapital7 Common Stock as consideration in the Merger to certain shareholders of Hadron Energy, comprised of up to (A) 90,000,000 shares of Domesticated GigCapital7 Common Stock issuable to holders of Hadron Common Stock; and (B) 10,000,000 shares of Domesticated GigCapital7 Common Stock issuable upon the exercise of the Hadron Options. This proxy statement/prospectus also covers the 20,000,000 Domesticated GigCapital7 Warrants issued pursuant to the Domestication. The 9,932,246 Founder Shares, the 3,719,000 Private Pl
acem
ent Warrants and the 3,719,000 shares of Domesticated GigCapital7 Common Stock issuable upon exercise of the Private Placement Warrants are not covered by this proxy statement/prospectus and will be registered separately.
GigCapital7 will hold an extraordinary general meeting (the “
extraordinary general meeting
”) to consider matters relating to the Business Combination at 1:00 p.m., Eastern Time, on [●], 2026 at the offices of GigCapital7, and virtually via live webcast at https://www.cstproxy.com/gigcapital7/2026. For the purposes of Cayman Islands law and the Cayman Constitutional Documents, the physical location of the extraordinary general meeting will be at the offices of c/o Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. You or your proxyholder will be able to attend and vote at the extraordinary general meeting in-person or online by visiting and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.
If you have any questions or need assistance voting your GigCapital7 Ordinary Shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800)
662-5200,
or banks and brokers can call collect
at (203) 658-9400,
or by emailing GIA.info@investor.morrowsodali.com. The notice of the extraordinary general meeting and the proxy statement/prospectus relating to the Business Combination will be available at https://www.cstproxy.com/gigcapital7/2026.
For terms used in this notice but not otherwise defined herein, please refer to the Frequently Used Terms section of this proxy statement/prospectus.
This proxy statement/prospectus provides shareholders of GigCapital7 with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of GigCapital7. It also contains or references information about GigCapital7, Hadron Energy and Domesticated GigCapital7 and certain related matters. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. In particular, when you consider the recommendation regarding these proposals by the board of directors of GigCapital7, you should keep in mind that the Sponsor and GigCapital7’s directors and officers have interests in the Business Combination that are different from or in addition to, or may conflict with, your interests as a shareholder. For instance, the Sponsor, GigCapital7’s officers and directors and/or their affiliates will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating GigCapital7. See the section of this proxy statement/prospectus entitled “
The Business Combination Proposal—Interests of Certain
GigCapital7
Persons in the Business Combination
” for a further discussion of these considerations. You should also carefully consider the risk factors described under the heading “
Risk Factors
” beginning on page 57 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated [●], and is first being mailed to GigCapital7’s shareholders on or about [●].

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED APRIL 10, 2026

GigCapital7 Corp.

A Cayman Islands Exempted Company

(Company Number 409715)

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

NOTICE OF EXTRAORDINARY GENERAL MEETING TO BE HELD ON [ ], 2026

TO THE SHAREHOLDERS OF GIGCAPITAL7 CORP.:

GigCapital7 Corp., a Cayman Islands exempted company (“GigCapital7”) is furnishing this proxy statement/prospectus to GigCapital7 shareholders (“you”) as part of the solicitation of proxies by the board of directors of GigCapital7 (the “GigCapital7 Board”) for use at the extraordinary general meeting (the “extraordinary general meeting”) of GigCapital7 shareholders to be held on [ ], 2026, and at any adjournment or postponement thereof. This proxy statement/prospectus/consent solicitation statement provides GigCapital7 shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting. You are cordially invited to attend the extraordinary general meeting of GigCapital7, to be held at 1:00 p.m., Eastern Time, on [ ], 2026 at the offices of GigCapital7 located at c/o Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands, and virtually via live webcast at https://www.cstproxy.com/gigcapital7/2026. The extraordinary general meeting will be held for the following purposes:

Proposal No. 1—The Business Combination Proposal—To consider and vote upon a proposal to approve, by ordinary resolution, the Business Combination Agreement, dated as of September 27, 2025 (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), by and among GigCapital7, MMR Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of GigCapital7 (“Merger Sub”), and Hadron Energy, Inc., a Delaware corporation (referred to herein prior to the Business Combination as “Hadron Energy”, and, subsequent to the Business Combination, as “Hadron Energy Opco”), pursuant to which, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”) and following the Domestication (as defined below), Merger Sub will merge with and into Hadron Energy (the “Merger”), with Hadron Energy surviving as a wholly-owned subsidiary of GigCapital7, resulting in a combined company whereby GigCapital7 will be the sole stockholder of Hadron Energy Opco, and substantially all of the assets and the business of the combined company will be held and operated by Hadron Energy Opco and the transactions contemplated by the Business Combination Agreement, as more fully described in the accompanying proxy statement/prospectus. On December 12, 2025, the parties entered into a first amendment to the Business Combination Agreement (the “First Amendment”), pursuant to which the parties expanded the size of the post-Closing Board of Directors to eight (8) members. We refer to this proposal as the “Business Combination Proposal”. Copies of the Business Combination Agreement and the First Amendment are attached to the accompanying proxy statement/prospectus as Annex A.

Proposal No. 2—The Domestication Proposal—To consider and vote upon a proposal to approve, by special resolution, the transfer by way of continuation and domestication of GigCapital7 from the Cayman Islands to the State of Delaware pursuant to the Delaware General Corporation Law and the Cayman Companies Act, as described in more detail in the accompanying proxy statement/prospectus. We refer to this proposal as the “Domestication Proposal”.

Proposal No. 3—The BCA Common Stock Issuance Proposal—To consider and vote upon a proposal to approve, by ordinary resolution, including for purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), the issuance or potential issuance of up to an estimated 100,000,000 shares of Domesticated GigCapital7 Common Stock to the Hadron Stockholders. We refer to this proposal as the “BCA Common Stock Issuance Proposal”.

Proposal No. 4A—Domestication Organizational Documents Proposal—To consider and vote upon a proposal to approve, by special resolution to be approved by both (a) holders of GigCapital7 Class B Ordinary Shares (as defined below) and (b) holders of GigCapital7 Ordinary Shares (as defined below), the proposed new certificate of incorporation of Domesticated GigCapital7 (the “Proposed Interim Certificate of Incorporation”) to govern Domesticated GigCapital7 during the timeframe between the effectiveness of the Domestication and the Closing of the Business Combination and the proposed new bylaws of Domesticated GigCapital7 (the “Proposed Interim Bylaws” and, together with the Proposed Interim Certificate of Incorporation, the “Proposed Domestication Organizational Documents”) in connection with the Domestication. We refer to this proposal as the “Domestication Organizational Documents Proposal”. The form of the Proposed Interim Certificate of Incorporation and the Proposed Interim Bylaws is attached to the accompanying proxy statement/prospectus as Annex C and Annex D, respectively.

Proposal No. 4B—Post-Closing Certificate of Incorporation Proposal—To consider and vote upon a proposal to approve, by special resolution, to be approved by both (a) holders of GigCapital7 Class B Ordinary Shares and (b) holders of GigCapital7 Ordinary Shares, a proposed new certificate of incorporation of Domesticated GigCapital7 (the “Proposed Post-Closing Certificate of Incorporation”) and proposed new bylaws of Domesticated GigCapital7 (the “Post-Closing Bylaws” and together with the Proposed Post-Closing Certificate of Incorporation, the “Proposed Post-Closing Organizational Documents”) that will govern Domesticated GigCapital7 after the Closing of the Business Combination. We refer to this proposal as the “Post-Closing Organizational Documents Proposal” and refer to both the Domestication Organizational Documents Proposal and the Post-Closing Organizational Documents Proposal as the “Organizational Documents Proposals”. The form of the Proposed Post-Closing Certificate of Incorporation and the Proposed Post-Closing Bylaws are is attached to the accompanying proxy statement/prospectus as Annex E and Annex F, respectively.

Proposal No. 5—The Advisory Organizational Documents Proposals—To consider and vote upon the following two separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve on an advisory, non-binding basis by special resolution the following material differences between the existing amended and restated memorandum and articles of association of GigCapital7 (as may be amended from time to time, the “Cayman Constitutional Documents”) and the Proposed Organizational Documents:

Advisory Organizational Documents Proposal 5A—Under the Proposed Interim Certificate of Incorporation, Domesticated GigCapital7 would be authorized to issue (A) 600,000,000 shares of common stock, par value $0.0001 per share (“Domesticated GigCapital7 Common Stock”); (B) 15,000,000 shares of Class B common stock, par value $0.0001 per share (the “Domesticated GigCapital7 Class B Common Stock”); and (C) 10,000,000 shares of Domesticated GigCapital7 Preferred Stock (as defined in the accompanying proxy statement/prospectus).

Advisory Organizational Documents Proposal 5B—The Proposed Post-Closing Certificate of Incorporation and the Proposed By-Laws would eliminate the Domesticated GigCapital7 Class B Common Stock and adopt (a) Delaware as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”).

Proposal No. 6—The Incentive Plan Proposal—To consider and vote upon a proposal to approve, by ordinary resolution, the Hadron Energy, Inc. Equity Incentive Plan (the “New Equity Incentive Plan”). We refer to this proposal as the “Incentive Plan Proposal”.

Proposal No. 7—The Director Election Proposal—To consider and vote upon a proposal to approve, by special resolution to be approved by only holders of Class B Ordinary Shares, the election of eight (8) directors to serve on the Domesticated GigCapital7 board of directors upon the date of Closing until the date of the first annual stockholder meeting to be held following the date of Closing, or until any such director’s successor is duly elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal. We refer to this proposal as the “Director Election Proposal” and collectively with the Business Combination Proposal, the Domestication Proposal, the BCA Common Stock Issuance Proposal and the Organizational Documents Proposals, the “Condition Precedent Proposals”.

Proposal No. 8—The Adjournment Proposal—To consider and vote upon a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if GigCapital7 determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other transaction contemplated by the Business Combination Agreement or the related agreements. We refer to this proposal as the “Adjournment Proposal”.

These items of business are described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of the GigCapital7 Class A Ordinary Shares (as defined below) and the GigCapital7 Class B Ordinary Shares (as defined below) (collectively, the “GigCapital7 Ordinary Shares”) at the close of business on [ ], 2026 (the “Record Date”) are entitled to notice of and to have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting. Pursuant to the Cayman Constitutional Documents, the approval of the Domestication Proposal and the Director Election Proposal each requires a special resolution, of holders of Class B ordinary shares, par value $0.0001 per share of GigCapital7 (“GigCapital7 Class B Ordinary Shares”) only with such special resolution requiring the affirmative vote of holders of at least 66 2⁄3% of the GigCapital7 Class B Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of the Class A ordinary shares, par value $0.0001 per share (“GigCapital7 Class A Ordinary Shares”), of GigCapital7 will have no right to vote on the Domestication Proposal or the Director Election Proposal, in accordance with Article 44.2 and Article 21.2 of the Cayman Constitutional Documents, respectively.

The approval of each of the Organizational Documents Proposals requires a special resolution to be approved by both (a) holders of GigCapital7 Class B Ordinary Shares, being the affirmative vote of holders of at least 66 2⁄3% of the GigCapital7 Class B Ordinary Shares, who being present in person or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting; and (b) holders of GigCapital7 Ordinary Shares, being the affirmative vote of holders of at least 66 2⁄3% of the GigCapital7 Ordinary Shares (i.e., the holders of GigCapital7 Class A Ordinary Shares and GigCapital7 Class B Ordinary Shares combined), who being present in person or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting.

The approval of the Advisory Organizational Documents Proposals requires a special resolution, being the affirmative vote of holders of at least 66 2⁄3% of the GigCapital7 Ordinary Shares, who being present in person or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting.

The approval of each of the Business Combination Proposal, the BCA Common Stock Issuance Proposal, the Incentive Plan Proposal, and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the GigCapital7 Ordinary Shares, who, being present in person or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting. The Business Combination was not structured to require the approval of at least a majority of GigCapital7’s unaffiliated shareholders because such a vote is not required under Cayman Islands law.

The accompanying proxy statement/prospectus and proxy card are being provided to GigCapital7’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of GigCapital7’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 57 of the accompanying proxy statement/prospectus.

After careful consideration, the GigCapital7 Board has unanimously approved the Business Combination and determined it to be in the best interests of GigCapital7 and its shareholders and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to GigCapital7’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the GigCapital7 Board, you should keep in mind that GigCapital7’s sponsor, GigAcquisitions7 Corp. (the “Sponsor”) and GigCapital7’s directors and officers, and/or their affiliates, have interests in the Business Combination that may conflict with your interests as a shareholder. For instance, the Sponsor and GigCapital7’s officers and directors, and/or their affiliates, will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating GigCapital7. See the section of the accompanying proxy statement/prospectus entitled “The Business Combination Proposal—Interests of Certain GigCapital7 Persons in the Business Combination” for a further discussion of these considerations.

In connection with the Business Combination, certain related agreements have been or will be entered into on or prior to the closing of the Business Combination, including the Registration Rights Agreement, the Sponsor Support Agreement, the Transaction Support Agreement, and the Lock-Up Agreement (each as defined in the accompanying proxy statement/prospectus). See “Business Combination Proposal—Related Agreements” and “Certain Relationships and Related Person Transactions” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Cayman Constitutional Documents, a holder of Public Shares (as defined below) (a “Public Shareholder”) may request to redeem all or a portion of such holder’s Public Shares for cash if the Business Combination is consummated. As a Public Shareholder, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)

(a) hold GigCapital7 Class A Ordinary Shares sold in the IPO (as defined below), whether they were purchased in the IPO as part of the GigCapital7 Units (as defined in the accompanying proxy statement/prospectus) or thereafter in the open market (“Public Shares”) or (b) hold Public Shares through GigCapital7 Units and elect to separate your GigCapital7 Units into the underlying Public Shares and Public Warrants (as defined in the accompanying proxy statement/prospectus) prior to exercising your redemption rights with respect to the Public Shares;

(ii)

submit a written request to Continental Stock Transfer & Trust Company (“Continental”), GigCapital7’s transfer agent, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that GigCapital7 redeem all or a portion of your Public Shares for cash; and

(iii)	deliver your share certificates for Public Shares (if any) along with other applicable redemption forms to Continental, physically or electronically through The Depository Trust Company.

Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on [    ], 2026, two (2) Business Days prior to the initially scheduled date of the extraordinary general meeting in order for their Public Shares to be redeemed.

Public Shareholders may elect to redeem Public Shares regardless of if or how they vote in respect of the Business Combination Proposal, and regardless of whether they hold Public Shares on the Record Date. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank.

If a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, and GigCapital7 initiates the redemption of Public Shares in connection with the Business Combination (the “Redemption”) pursuant to the Cayman Constitutional Documents, GigCapital7 will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of the IPO (the “Trust Account”), calculated as of two (2) Business Days prior to the consummation of the Business Combination (the “Redemption Price”). For illustrative purposes, as of April 1, 2026, this would have amounted to approximately $10.67533 per Public Share. Prior to exercising redemption rights, Public Shareholders should verify the market price of the GigCapital7 Class A Ordinary Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. GigCapital7 cannot assure shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price stated above, as there may not be sufficient liquidity in our securities when our shareholders wish to sell their shares. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. Any request to redeem Public Shares, once made, may be requested to be withdrawn at any time until the deadline for submitting redemption requests, which is two (2) Business Days prior to the initially scheduled date of the extraordinary general meeting, and, thereafter, with GigCapital7’s consent, until the Redemption. However, no withdrawal will be permitted unless the GigCapital7 Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). If a Public Shareholder delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that GigCapital7 instruct Continental to return the shares (physically or electronically). The holder can make such request by contacting Continental, at the address or email address listed in the accompanying proxy statement/prospectus. See “Extraordinary General Meeting of GigCapital7—Redemption Rights” of the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and each director and officer of GigCapital7 have agreed to, among other things, vote in favor of the Business Combination, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any GigCapital7 Ordinary Shares held by them. None of GigCapital7’s Sponsor, directors or officers received separate consideration for their waiver of redemption rights. The Founder Shares (as defined in the accompanying proxy statement/prospectus) held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the Record Date, the Sponsor owned approximately 29.8% of the issued and outstanding GigCapital7 Ordinary Shares.

The consummation of the Business Combination is conditioned upon the satisfaction or waiver of certain customary closing conditions by each of the parties, including among other things: (i) the approval of each Condition Precedent Proposal will have been obtained; (ii) no governmental authority will have enacted any law that makes such transactions contemplated illegal; (iii) the registration statement of which this proxy statement/prospectus forms a part will have been declared effective under the Securities Act by the SEC and will remain effective as of the Closing; (iv) approval of the listing of the Domesticated GigCapital7 Common Stock on the Nasdaq Stock Market LLC (“Nasdaq”), subject to satisfaction of the lot holders requirement for initial listing; and (v) the waiting period (and any extensions thereof) under the HSR Act (as defined in the Business Combination Agreement) and any other Antitrust Laws (as defined in the Business Combination Agreement) has expired or has been terminated and any approval required under any other Antitrust Laws has been obtained.

The GigCapital7 Units, GigCapital7 Class A Ordinary Shares and GigCapital7 Warrants (as defined in the accompanying proxy statement/prospectus) are currently listed on Nasdaq under the symbols “GIGGU”, “GIG” and “GIGGW”, respectively. Pursuant to the terms of the Business Combination Agreement, as a closing condition, (subject to certain exceptions), GigCapital7 is required to cause the Domesticated GigCapital7 Common Stock issued in connection with the Business Combination to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business

Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. Following the Closing, Domesticated GigCapital7 Common Stock and warrants to acquire one (1) share of Domesticated GigCapital7 Common Stock deemed issued upon conversion of one (1) GigCapital7 Warrant pursuant to the Domestication (“Domesticated GigCapital7 Warrants”) are intended to be listed, subject to approval by Nasdaq, under the proposed symbols “HDRN” and “HDRNW”, respectively. It is important for you to know that, at the time of our extraordinary general meeting, we may not have received from Nasdaq either confirmation of the listing of the Domesticated GigCapital7 Common Stock and Domesticated GigCapital7 Warrants or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in the accompanying proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the Domesticated GigCapital7 securities would not be listed on any nationally recognized securities exchange.

For terms used in this notice but not otherwise defined herein, please refer to the Frequently Used Terms section of the accompanying proxy statement/prospectus.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting or any adjournment thereof. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting, and if the other conditions to closing are satisfied or waived. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposal. Each of the Domestication Proposal, BCA Common Stock Issuance Proposal, Organizational Documents Proposals, Advisory Organizational Documents Proposals, and Incentive Plan Proposal is conditioned on the approval of the Condition Precedent Proposals. Each of the Organizational Documents Proposals is cross-conditioned on the approval of each other Organizational Documents Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO CONTINENTAL THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND DELIVER YOUR PUBLIC SHARES TO CONTINENTAL, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS ABANDONED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE

“EXTRAORDINARY GENERAL MEETING OF GIGCAPITAL7—REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

On behalf of the GigCapital7 Board, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Dr. Avi S. Katz
Chief Executive Officer and Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated [●] and is first being mailed to shareholders on or about [●].

i

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we”, “us”, “our”, and “GigCapital7” refer to GigCapital7 Corp. and “you” refers to the shareholders of GigCapital7. Following the Closing of the Business Combination, GigCapital7 will be renamed “Hadron Energy, Inc.” GigCapital7, effective immediately following the consummation of the Business Combination, is referred to in this document as Domesticated GigCapital7, and Hadron Energy, following the Closing (as defined below), is referred to in this document as Hadron Energy Opco.

In this document:

“10% U.S. Shareholder” means a U.S. Holder who beneficially owns (directly, indirectly or constructively) ten percent (10%) or more of the total combined voting power of all classes of GigCapital7 shares entitled to vote or ten percent (10%) or more of the total value of all classes of GigCapital7 shares.

“Adjournment Proposal” means the proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if GigCapital7 determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other Transaction.

“Advisory Organizational Documents Proposals” means the two (2) proposals to be considered at the extraordinary general meeting to approve, on a non-binding advisory basis and as required by applicable SEC guidance, certain material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents.

“Aggregate Merger Consideration” means the number of shares of Domesticated GigCapital7 Common Stock equal to the difference of: (a) the Aggregate Domesticated GigCapital7 Common Stock, minus (b) 13,333,333 shares of Domesticated GigCapital7 Common Stock; provided, however, that if Hadron Energy has any Indebtedness outstanding as of the Closing, the Aggregate Merger Consideration shall be further reduced by a number of shares of Domesticated GigCapital7 Common Stock equal to the amount of such Indebtedness divided by the Per Share Price (rounded down to the nearest whole share).

“ASC” means the Financial Accounting Standard Board’s Accounting Standards Codification.

“BCA Common Stock Issuance Proposal” means the proposal to be considered at the extraordinary general meeting to approve, by ordinary resolution, including for purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), the issuance or potential issuance of up to an estimated 100,000,000 shares of Domesticated GigCapital7 Common Stock to the Hadron Stockholders.

“Business Combination” means, collectively, the Merger, the Domestication and the other transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of September 27, 2025, by and among GigCapital7, Merger Sub and Hadron Energy, as it may be further amended, supplemented or otherwise modified from time to time in accordance with its terms. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

“Business Combination Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or, for so long as GigCapital7 remains domiciled in the Cayman Islands, in the Cayman Islands are authorized or required by Law to close.

“Cayman Constitutional Documents” means, collectively, the Existing Articles and the Existing Memorandum.

“Certificate of Merger” means the certificate of merger to be filed with the Secretary of State of the State of Delaware to effect the Merger, a copy of the form of which is attached hereto as Annex B.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date the Closing occurs. GigCapital7 expects the closing to occur during the first quarter of 2026.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act (as revised) of the Cayman Islands.

“Company” or “Hadron Energy” means Hadron Energy, Inc., a Delaware Corporation.

“Completion Window” means the period that runs for 21 months from the closing of the IPO, in which GigCapital7 needs to complete an initial business combination.

“Condition Precedent Proposals” mean, collectively, the Business Combination Proposal, the Domestication Proposal, the BCA Common Stock Issuance Proposal, the Organizational Documents Proposals and the Director Election Proposal.

“Continental” means Continental Stock Transfer & Trust Company.

“DOE” means the U.S. Department of Energy.

“D&O Indemnified Party” means any individual who, at or prior to the Closing, was a director, officer, employee or agent of GigCapital7, Merger Sub or the Company, as the case may be, or who, at the request of GigCapital7, Merger Sub or the Company, as the case may be, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators).

“DGCL” means the Delaware General Corporation Law, as amended.

“Director Election Proposal” means the proposal to be considered at the extraordinary general meeting to elect eight (8) directors to serve on the Domesticated GigCapital7 Board until the date of the first annual stockholder meeting to be held following the date of Closing, or until any such director’s successor is duly elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal.

“Disclosure Letters” means the disclosure letters to the Business Combination Agreement.

“Domesticated GigCapital7 Board” means the board of directors of Domesticated GigCapital7 subsequent to the Closing.

“Domesticated GigCapital7 Common Stock” means the common stock of Domesticated GigCapital7 (however named from time to time), par value $0.0001 per share.

“Domesticated GigCapital7” means GigCapital7 following the Domestication (which will be renamed “Hadron Energy, Inc.” effective immediately following the consummation of the Business Combination).

“Domesticated GigCapital7 Warrant” means a warrant to acquire one (1) share of Domesticated GigCapital7 Common Stock deemed issued upon conversion of one (1) GigCapital7 Warrant pursuant to the Domestication.

“Domestication Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Domestication.

“Domestication” means the continuation of GigCapital7 by way of domestication of GigCapital7 into Domesticated GigCapital7, a Delaware corporation under the applicable provisions of the Companies Act and the DGCL; the term includes all matters and necessary or ancillary changes required in order to effect such Domestication, including the adoption of the Proposed Interim Certificate of Incorporation (attached hereto as Annex C) consistent with the DGCL and changing the registered office of GigCapital7.

“DTC” means The Depository Trust Company.

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.

“Effective Time” means the effective time of the Merger.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient of: (a) the Aggregate Merger Consideration; divided by (b) the Hadron Fully Diluted Capital.

“Excluded Share” means each Hadron Common Stock and that, immediately prior to the Effective Time, is owned by GigCapital7 or Merger Sub (or any other subsidiary of GigCapital7), or held by Hadron Energy (in treasury or otherwise).

“Existing Articles” means the current amended and restated articles of association of GigCapital7 (as may be amended from time to time).

“Existing Memorandum” means the current amended and restated memorandum of association of GigCapital7 (as may be amended from time to time).

“extraordinary general meeting” means the extraordinary general meeting of GigCapital7’s shareholders, to be held at 1:00 p.m. Eastern Time on [ ], 2026 at the offices of GigCapital7 and virtually at https://www.cstproxy.com/gigcapital7/2026, and any adjournments or postponements thereof.

“Founder Shares” means an aggregate of 10,207,246 GigCapital7 Ordinary Shares, initially issued to the Sponsor as 10,207,246 GigCapital7 Class B Ordinary Shares, and the Domesticated GigCapital7 Class B Common Stock issued upon conversion thereof. As of the date of this proxy statement/prospectus, the Sponsor holds 9,932,246 Founder Shares.

“First Amendment” means the First Amendment to Business Combination Agreement, dated as of December 12, 2025. A copy of the First Amendment is attached to this proxy statement/prospectus as part of Annex A.

“GAAP” means U.S. generally accepted accounting principles.

“GigCapital7” means GigCapital7 Corp., an exempted company incorporated under the laws of the Cayman Islands.

“GigCapital7 Board” means the board of directors of GigCapital7.

“GigCapital7 Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of GigCapital7.

v

“GigCapital7 Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of GigCapital7.

“GigCapital7 Ordinary Shares” means, collectively, the GigCapital7 Class A Ordinary Shares and the GigCapital7 Class B Ordinary Shares.

“GigCapital7 Units” means the units sold in the IPO (including pursuant to the overallotment option), each consisting of one GigCapital7 Class A Ordinary Share and one Public Warrant.

“GigCapital7 Warrant” means a redeemable warrant exercisable for one (1) GigCapital7 Class A Ordinary Share, which includes the Private Placement Warrants and the Public Warrant.

“Hadron Board” means the board of directors of Hadron Energy.

“Hadron Bylaws” means the bylaws of Hadron Energy, as in effect on the Signing Date.

“Hadron Certificate of Incorporation” means the Certificate of Incorporation of Hadron Energy, as in effect on the Signing Date and any certificate of designation filed with respect to any series of Hadron Energy’s preferred stock.

“Hadron Common Stock” means each share of common stock, par value $0.001, of Hadron Energy, Inc.

“Hadron EIP” means the Hadron Energy Inc. 2024 Equity Incentive Plan, as amended on December 22, 2025.

“Hadron Energy” means Hadron Energy, Inc., a Delaware corporation, prior to the Closing.

“Hadron Energy Opco” means Hadron Energy, Inc., following the Closing.

“Hadron Fully Diluted Capital” means the sum (without duplication) of the aggregate number of (a) shares of Hadron Common Stock (other than Hadron Restricted Shares) that are issued and outstanding immediately prior to the Effective Time assuming and after giving effect to the amendment and conversion of all SAFEs, (b) Hadron Restricted Shares that are issued and outstanding immediately prior to the Effective Time, and (c) all shares of Hadron Common Stock issuable upon full exercise of all Hadron Options outstanding as of immediately prior to the Effective Time (calculated using the treasury method of accounting on a cashless exercise basis).

“Hadron Halo” means Hadron Energy’s MMR, its flagship product.

“Hadron Stockholders” means collectively, the holders of Hadron Common Stock prior to the Effective Time.

“Hadron Supporting Shareholders” means the Hadron Stockholders party to the Transaction Support Agreement.

“Incentive Plan Proposal” means the proposal to be considered at the extraordinary general meeting to approve the New Equity Incentive Plan.

“Initial Shareholders” means the Sponsor and any other holders of Founder Shares immediately prior to the IPO.

“Interim Period” means the period beginning on the Signing Date and ending on the earlier of the termination of the Business Combination Agreement or the Closing Date.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means GigCapital7’s initial public offering of the GigCapital7 Units, Public Shares and Public Warrants pursuant to a registration statement on Form S-1 declared effective by the SEC on August 28, 2024 (SEC File No. 333-280015). On August 30, 2024, GigCapital7 completed the sale of 20,000,000 GigCapital7 Units at a price of $10.00 per GigCapital7 Unit.

“JOBS Act” means the Jumpstart our Business Startups Act of 2012.

“Letter Agreement” means the letter agreement, dated August 28, 2024, by and among GigCapital7, its directors and officers, the Sponsor and the underwriters of GigCapital7’s IPO containing provisions relating to transfer restrictions of the Founder Shares and Private Placement Warrants, indemnification of the Trust Account, voting obligations, waiver of redemption rights and participation in liquidation distributions from the Trust Account.

“Lock-Up Agreement” means the lock-up agreements to be entered into by and between Domesticated GigCapital7 and the Hadron Stockholders, pursuant to which the Hadron Stockholders will agree not to Transfer the Lock-Up Shares, subject to certain customary transfer exceptions, from the Closing until the date that is the earliest of (a) six months following the Closing Date, (b) subsequent to Closing, the date on which the closing price of Domesticated GigCapital7 Common Stock equals or exceeds $11.50 per share for any 20 Trading days within any 30 consecutive Trading day period commencing at least 90 days after the Closing Date, (c) subsequent to the Closing, the date on which Domesticated GigCapital7 completes a liquidation, merger, stock exchange or other similar transaction that results in all of GigCapital7’s shareholders having the right to exchange their securities for cash, securities or other property (such time period, the “Lock-Up Period”).

“Lock-Up Securities” means any shares of Domesticated GigCapital7 Common Stock or other equity securities of Domesticated GigCapital7 (including securities convertible into or exercisable or exchangeable for Domesticated GigCapital7 Common Stock) that are held by a Hadron Stockholder as of immediately following the Closing Date, but excluding any securities acquired by such Hadron Stockholder pursuant to any post-closing incentive or equity compensation plan or in open market transactions.

“Lock-Up Shares” means (a) the shares of Domesticated GigCapital7 Common Stock received by the Hadron Stockholders as Per Share Merger Consideration in connection with the Business Combination, and (b) the shares of Domesticated GigCapital7 Common Stock underlying all other securities of Domesticated GigCapital7 held by the Hadron Stockholders immediately Closing which are convertible into, or exercisable, or exchangeable for, Domesticated GigCapital7 Common Stock.

“Merger” means, at Closing, the process whereby Merger Sub will merge with and into Hadron Energy, with Hadron Energy Opco being the surviving company of the Merger, pursuant to the Business Combination Agreement and the Certificate of Merger.

“Merger Sub” means MMR Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of GigCapital7.

“MMR” means micro modular nuclear reactor.

“Nasdaq” means the Nasdaq Stock Market LLC.

“NRC” means the U.S. Nuclear Regulatory Commission.

“Organizational Documents Proposals” means the proposals to be considered at the extraordinary general meeting to approve by special resolution the Proposed Interim Certificate of Incorporation, the Proposed Post-Closing Certificate of Incorporation, the Proposed Interim Bylaws and the Proposed Post-Closing Bylaws. A copy of each of the Proposed Interim Certificate of Incorporation, Proposed Interim Bylaws, the Proposed Post-Closing Certificate of Incorporation and the Proposed Post-Closing Bylaws is attached to this proxy statement/prospectus as Annex C, Annex D, Annex E and Annex F, respectively.

“Outside Date” means April 30, 2026.

“PCAOB” means the Public Company Accounting Oversight Board (United States).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.

“Per Share Merger Consideration” means a number of shares of Domesticated GigCapital7 Common Stock equal to the Exchange Ratio.

“Private Placement Warrants” means 3,719,000 GigCapital7 Warrants, each exercisable for one GigCapital7 Class A Ordinary Share at $11.50 per share, purchased by the Sponsor for an aggregate purchase price of $58,060, or $0.01561 per warrant in a private placement that closed simultaneously with the IPO.

“Proposed Domestication Organizational Documents” means the Proposed Interim Certificate of Incorporation and the Proposed Interim Bylaws.

“Proposed Interim Bylaws” mean the proposed bylaws of Domesticated GigCapital7 to be in effect following the Domestication and Business Combination, a form of which is attached to this proxy statement/prospectus as Annex D.

“Proposed Interim Certificate of Incorporation” means the proposed certificate of incorporation of Domesticated GigCapital7 to be in effect following the Domestication, a form of which is attached to this proxy statement/prospectus as Annex C.

“Proposed Organizational Documents” means the Proposed Domestication Organizational Documents and the Proposed Post-Closing Organizational Documents.

“Proposed Post-Closing Bylaws” means the proposed bylaws of Domesticated GigCapital7 to be in effect following the Closing of the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex F.

“Proposed Post-Closing Certificate of Incorporation” means the proposed certificate of incorporation of Domesticated GigCapital7 to be in effect following Closing of the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex E.

“Proposed Post-Closing Organizational Documents” means the Proposed Post-Closing Certificate of Incorporation and the Proposed Bylaws.

“Public Shareholders” means the holders of Public Shares.

“Public Shares” means the GigCapital7 Class A Ordinary Shares sold in the IPO (whether they were purchased in the IPO as part of the GigCapital7 Units or thereafter in the open market).

“Public Warrant Holders” means the holders of the Public Warrants.

“Public Warrants” means the GigCapital7 Warrants included in the GigCapital7 Units sold in the IPO (whether they were purchased in the IPO as part of the GigCapital7 Unit or thereafter in the open market).

“Record Date” means [ ], 2026.

“Redemption” means the redemption of GigCapital7’s Public Shares properly tendered for redemption in connection with the Business Combination pursuant to the Cayman Constitutional Documents.

“Redemption Price” means an amount equal to the price at which each GigCapital7 Class A Ordinary Share may be redeemed pursuant to the Redemption, which price will be the per-share price, equal to a pro rata portion of the aggregate amount on deposit in the Trust Account (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing) as of two (2) Business Days prior to the completion of the Business Combination, calculated in accordance with the Cayman Constitutional Documents, payable upon the Redemption of Public Shares.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into by and among Domesticated GigCapital7, the Sponsor and certain other parties thereto upon the completion of the Business Combination, which amends and restates the Registration Rights Agreement, dated August 28, 2024, by and among GigCapital7, the Sponsor and certain other security holders named therein. A form of the Registration Rights Agreement in substantially the form it will be executed in connection with the Closing is attached to this proxy statement/prospectus as Annex I.

“Related Agreements” means the Sponsor Support Agreement, the Transaction Support Agreement, the Lock-Up Agreements, and the Registration Rights Agreement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Proposals” means, collectively, (a) the Business Combination Proposal, (b) the Domestication Proposal, (c) the BCA Common Stock Issuance Proposals, (d) the Organizational Documents Proposals, (e) the Advisory Organizational Documents Proposal, (f) the Incentive Plan Proposal, (g) the Director Election Proposal and (h) the Adjournment Proposal, if presented.

“Signing Date” means September 27, 2025, the date of the Business Combination Agreement.

“Sponsor” means GigAcquisitions7 Corp., a Cayman Islands limited liability company.

“Sponsor Share Conversion” means the conversion, at the Effective Time, by virtue of the Merger and pursuant to the applicable provisions of the certificate of incorporation of Domesticated GigCapital7, of each of the then issued and outstanding shares of Domesticated GigCapital7 Class B Common Stock, on a one-for-one basis, into one (1) share of Domesticated GigCapital7 Common Stock.

“Sponsor Support Agreement” means the sponsor support agreement, dated September 27, 2025, by and among GigCapital7, the Sponsor and Hadron Energy, as it may be amended and supplemented from time to time. A copy of the Sponsor Support Agreement is attached to this proxy statement/prospectus as Annex G.

“Surviving Company” means the Company, in its capacity as the surviving corporation of the Merger.

“Total Proceeds” means all amounts delivered from the Trust Account (net of redemptions) in connection with the Business Combination.

“Trading Day” means a day on which shares of Domesticated GigCapital7 Common Stock are actually traded on the principal securities exchange or securities market on which shares of Domesticated GigCapital7 Common Stock are then traded.

“Transaction Documents” means each of the agreements and instruments contemplated by the Business Combination Agreement or otherwise related to the transactions contemplated by the Business Combination

Agreement and such other agreements or instruments contemplated by the Business Combination Agreement, in each case, that was executed and delivered on the date of the Business Combination Agreement or will be executed and delivered on or prior to the date of Closing by a Hadron Stockholder, Hadron Energy, Domesticated GigCapital7, GigCapital7, the Sponsor and/or any of their respective affiliates, including the Related Agreements.

“Transaction Support Agreement” means that certain Transaction Support Agreement, dated as of September 27, 2025 (as it may be amended or supplemented from time to time), by and between GigCapital7 and two then stockholders of the Company, Samuel Gibson and Mark Kress, who at the time of entry into such agreement collectively owned 1,000,000 shares of Hadron Common Stock (constituting more than 50% of the Company’s issued and outstanding Hadron Common Stock) (Mr. Kress has since rescinded his purchase of Hadron Common Stock on December 30, 2025), a form of which is attached to this proxy statement/prospectus as Annex H.

“Transactions” means, collectively, the Business Combination and the other transactions contemplated by the Transaction Documents.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code, as promulgated by the U.S. Department of Treasury from time to time.

“Trust Account” means the trust account of GigCapital7, which holds the remaining net proceeds from the IPO and the sale of the Private Placement Warrants, together with interest earned thereon, less amounts released to pay taxes.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of August 28, 2024, by and between GigCapital7 and Continental.

“Underwriters” means Craft Capital Management LLC and EF Hutton LLC.

“Underwriting Agreement” means that certain Underwriting Agreement, dated August 28, 2024, by and between GigCapital7 and Craft Capital Management LLC and EF Hutton LLC.

“Underwriting Commission” means an aggregate cash amount of $600,000 as “underwriting fees” that GigCapital7 paid upfront for the consummation of the IPO pursuant to the Underwriting Agreement, partially offset by the reimbursement of $300,000 of offering expenses by the Underwriters.

“U.S.” means the United States of America.

“Warrant Agreement” means prior to the Business Combination, the Warrant Agreement, dated as of August 28, 2024, between GigCapital7 and Continental, which governs the outstanding GigCapital7 Warrants.

“Working Capital Loan” means a loan made to GigCapital7 by the Sponsor or an affiliate of the Sponsor, or certain of GigCapital7’s officers and directors in order to cover ongoing expenses related to GigCapital7’s operations and the consummation of the business combination and to finance transaction costs in connection with an initial business combination.

x

MARKET AND INDUSTRY DATA

GigCapital7 and Hadron Energy are responsible for the disclosure contained in this proxy statement/prospectus. Information contained in this proxy statement/prospectus concerning the market and the industry in which Hadron Energy competes, including its market position, general expectations of market opportunity, size and growth rates, is based on information from various third-party sources, on assumptions made by Hadron Energy based on such sources and Hadron Energy’s knowledge of the markets for its services and solutions. This information and any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. Neither GigCapital7 nor Hadron Energy have independently verified this third-party information. The industry in which Hadron Energy operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors—Risks Related to Our Business and Industry” and elsewhere in this proxy statement/prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. These forward-looking statements include, without limitation, statements relating to expectations for future financial performance, business strategies or expectations for GigCapital7’s, Hadron Energy’s and Domesticated GigCapital7’s respective businesses, and the timing for and ability of GigCapital7 and Hadron Energy to complete the Business Combination. These statements are based on the beliefs and assumptions of the management of GigCapital7 and Hadron Energy. Although GigCapital7 and Hadron Energy believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither GigCapital7 nor Hadron Energy can assure you that either will achieve or realize these plans, intentions or expectations. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate”, “believe”, “can”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “seek”, “should”, “strive”, “target”, “will”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may include, for example, statements about GigCapital7 and Hadron Energy prior to the Business Combination and Domesticated GigCapital7 and Hadron Energy Opco following the Business Combination, including:

•	the ability to realize the benefits expected from the Business Combination;

•	the ability to consummate the Business Combination;

•	the ability to obtain and/or maintain the listing of the Domesticated GigCapital7 Common Stock and the Domesticated GigCapital7 Warrants on Nasdaq following the Business Combination;

•	the ability to raise financing in the future and to comply with restrictive covenants related to long-term indebtedness;

•	the future financial performance of Domesticated GigCapital7 and Hadron Energy Opco following the Business Combination;

•

Domesticated GigCapital7’s and Hadron Energy Opco’s ability to retain or recruit, or to effect changes required in, their respective officers, key employees or directors following the Business Combination;

•	Domesticated GigCapital7’s and Hadron Energy Opco’s ability to comply with laws and regulations applicable to its business; and

•	expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and GigCapital7’s and Hadron Energy’s management teams’ current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of GigCapital7, Hadron Energy and their respective directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing GigCapital7’s or Hadron Energy’s management teams’ views as of any subsequent date. Neither GigCapital7 nor Hadron Energy undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements. Should one or more of a number of known and unknown risks and uncertainties materialize, or should any of our assumptions prove incorrect, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination agreement or other definitive agreements in connection thereto;

•

the outcome of any legal proceedings that may be instituted against Hadron, GigCapital7 or others following the announcement of the business combination and any definitive agreements with respect thereto;

•	the inability to complete the business combination due to the failure to obtain consents and approvals of the shareholders of GigCapital7;

•	failure to obtain financing to complete the business combination or to satisfy other conditions to closing;

•	delays or failures to obtain necessary regulatory approvals required to complete the business combination or related transactions;

•	changes to the proposed structure of the business combination as a result of applicable laws, regulations or conditions;

•	projections, estimates and forecasts of revenue and other financial and performance metrics;

•	projections about industry trends and market opportunity;

•	expectations relating to the demand for Hadron’s MMR;

•	Hadron’s ability to scale and grow its business;

•	the cash position of Hadron following closing of the business combination;

•	the ability to meet listing standards in connection with, and following, the consummation of the business combination;

•	the risk that the business combination disrupts current plans and operations of Hadron as a result of the announcement and consummation of the business combination;

•

the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of Hadron to successfully commercialize its MMR, and Hadron’s ability to source and maintain key relationships with management and key employees;

•	costs related to the business combination;

•	changes in applicable laws and regulations;

•	political and economic developments and market volatility;

•	the risk that Hadron does not ever enter into any definitive agreements in connection with commercialization of its technology;

•	the risk that Hadron pursuing an emerging market;

•

other risks and uncertainties set forth under “Risk Factors” and other documents filed, or to be filed, with the SEC by GigCapital7 and/or Hadron, including the Registration Statement that Hadron and GigCapital7 intend to file in connection with the business combination;

•	there may be time delays, unforeseen expenses, increased capital costs, and other complications;

•	inability to obtain sufficient capital or other resources necessary to provide for such production;

•	any failure by management to manage growth properly could negatively impact our business;

•	power or other utility disruption or shortage;

•	increasing costs, including rising electricity and other utility costs, or limited access to raw materials;

•	any failure to comply with the laws and regulations governing the use, transportation, and disposal of toxic, hazardous and/or radioactive materials;

•	any inability to meet individual customer specifications;

•	work stoppages or similar difficulties, breakdown in labor relations, or a shortage of skilled technicians and engineers;

•	failure to retain key personnel or attract additional qualified personnel;

•	impacts of force majeure events;

•	extensive and costly environmental requirements;

•	the need to obtain and sustain governmental permits and approvals;

•	failure to comply with applicable anti-corruption, anti-bribery, anti-money laundering and similar laws and regulations;

•	costs of compliance with environmental, health and safety regulations;

•	the impacts of climate change;

•	possible litigation risks, including permit disputes (including in respect of access and/or validity of tenure), environmental claims, occupational health and safety claims and employee claims;

•	any infringement of the intellectual property rights of third parties;

•	failure to adequately protect intellectual property rights;

•	issue with information technology systems, including cyber threats, disruption, damage and failure;

•	use of resources and management attention related to the requirements of being a public company in the United States;

•	risks relating to the negative public or political perception of Hadron Energy or the nuclear energy industry in general;

•	changes to United States trade policies, including new tariffs or the renegotiation or termination of existing trade agreements or treaties; and

•	substantial governmental support for competing technologies or their fuel supply may reduce our competitive advantage.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF GIGCAPITAL7

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the Business Combination. The following questions and answers do not include all the information that is important to GigCapital7’s shareholders. GigCapital7 urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the Business Combination and the voting procedures for the extraordinary general meeting, which will be held at 1:00 p.m., Eastern Time, on [ ], 2026, at the offices of GigCapital7, and virtually via live webcast. To participate in the extraordinary general meeting online, visit https://www.cstproxy.com/gigcapital7/2026, and enter the 12-digit control number included on your proxy card. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the extraordinary general meeting, as described in this proxy statement/prospectus.

Q.	Why am I receiving this proxy statement/prospectus?

A.

GigCapital7 shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the Business Combination. The Business Combination Agreement provides that, among other things, following the Domestication of GigCapital7 to Delaware as described below, Merger Sub will merge with and into Hadron Energy, with Hadron Energy surviving as a wholly-owned subsidiary of GigCapital7, resulting in a combined company whereby GigCapital7 will become the sole stockholder of Hadron Energy Opco, and substantially all of the assets and the business of the combined company will be held by Hadron Energy Opco, in accordance with the terms and subject to the conditions of the Business Combination Agreement as more fully described elsewhere in this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal” for more detail.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, which is incorporated by reference into this proxy statement/prospectus, and you are encouraged to read it in its entirety.

In connection with the completion of the Business Combination, GigCapital7 will provide its Public Shareholders the opportunity to redeem their Public Shares on the terms and conditions set forth in the Business Combination Agreement and GigCapital7’s governing documents. GigCapital7 will complete the Redemption of properly tendered Public Shares promptly following the consummation of the Business Combination. As a condition to, and at least two (2) business days prior to the Closing, GigCapital7 will change its jurisdiction of incorporation by effecting a deregistration under Section 206 of the Companies Act and a domestication under Section 388 of the DGCL, pursuant to which GigCapital7’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. In connection with the Domestication, (i) each then issued and outstanding GigCapital7 Class A Ordinary Share (other than any GigCapital7 Class A Ordinary Share included in the Cayman GigCapital7 Units) will convert automatically, on a one-for-one basis, into one (1) share of Domesticated GigCapital7 Common Stock, (ii) each then issued and outstanding GigCapital7 Class B Ordinary Share will convert automatically, on a one-for-one basis, into one (1) share of Domesticated GigCapital7 Class B Common Stock, (iii) each then issued and outstanding Cayman GigCapital7 Warrant (other than any Cayman GigCapital7 Public Warrants) shall convert automatically into a Domesticated GigCapital7 Warrant, pursuant to the Warrant Agreement, and (iv) each then issued and outstanding Cayman GigCapital7 Unit shall be cancelled and will thereafter entitle the holder thereof to one (1) share of Domesticated GigCapital7 Common Stock and one (1) Domesticated GigCapital7 Warrant, in each case without any action on the part of GigCapital7, Merger Sub, Hadron Energy or any holder of securities of any of the foregoing. See the section of this proxy statement/prospectus entitled “The Domestication Proposal” for additional information. By virtue of the Merger and the applicable provisions of the Domesticated GigCapital7 Charter, each share of Domesticated GigCapital7 Class B Common Stock then issued and outstanding shall be automatically cancelled and extinguished and converted into one share of Domesticated GigCapital7 Common Stock.

THE VOTE OF PUBLIC SHAREHOLDERS IS IMPORTANT. PUBLIC SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF GIGCAPITAL7 AND HADRON ENERGY, CAREFULLY AND IN ITS ENTIRETY.

Q.	What proposals are shareholders of GigCapital7 being asked to vote upon?

A.	At the extraordinary general meeting, GigCapital7 is asking holders of GigCapital7 Ordinary Shares to consider and vote upon:

•	The Business Combination Proposal;

•	The Domestication Proposal;

•	The BCA Common Stock Issuance Proposal;

•	The Organizational Documents Proposals;

•	The Advisory Organizational Documents Proposals;

•	The Incentive Plan Proposal;

•	The Director Election Proposal; and

•	The Adjournment Proposal, if presented.

If GigCapital7’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could be terminated, and the Business Combination may not be consummated. See the sections of this proxy statement/prospectus entitled “The Business Combination Proposal”, “The Domestication Proposal”, “The BCA Common Stock Issuance Proposal”, “The Organizational Documents Proposals”, “The Incentive Plan Proposal”, and “The Director Election Proposal”.

GigCapital7 will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of GigCapital7 should read it carefully.

After careful consideration, GigCapital7 Board has determined that each of (a) the Business Combination Proposal, (b) the Domestication Proposal, (c) the BCA Common Stock Issuance Proposal, (d) the Organizational Documents Proposals, (e) the Advisory Organizational Documents Proposals, (f) the Incentive Plan Proposal, (g) the Director Election Proposal, and (h) and the Adjournment Proposal, if presented, are in the best interests of GigCapital7 and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of GigCapital7’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of GigCapital7 and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, GigCapital7’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal—Interests of Certain GigCapital7 Persons in the Business Combination” for a further discussion of these considerations.

Q.	Are the proposals conditioned on one another?

A.	Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-

conditioned on the approval of each other Condition Precedent Proposal. Each of the Domestication Proposal, BCA Common Stock Issuance Proposals, Organizational Documents Proposals, Advisory Organizational Documents Proposals, and Incentive Plan Proposal is conditioned on the approval of the Condition Precedent Proposals. Each of the Organizational Documents Proposals is cross-conditioned on the approval of each other Organizational Documents Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Q.	Why is GigCapital7 proposing the Business Combination?

A.

GigCapital7 is a special purpose acquisition company with a Mentor-Investor™ methodology and a mission to partner with a high technology differentiating company to forge a successful path to the public markets through a business combination. GigCapital7 aims to partner with an innovative company with exceptional leaders in order to create an industry-leading partnership that will be successful for years to come. Private-to-Public Equity (PPE)™ and Mentor-Investor™ are trademarks of GigManagement, LLC, a member entity of GigCapital Global and affiliate of GIG, used pursuant to agreement.

Hadron Energy is a pioneer in MMR technology. Designed to deliver 10 MW of power, Hadron Energy’s MMR will be smaller, more cost-effective, and faster to deploy than other proposed MMR power solutions. The revolutionary design of Hadron Energy’s MMR allows its reactor core and containment shell to be transportable in a shipping container, providing a versatile deployment model for end users. Whether powering an artificial intelligence data center, remote community, or an industrial hub, Hadron Energy’s MMR is expected to provide a reliable, safe and scalable nuclear energy solution.

Based on GigCapital7’s due diligence investigations of Hadron Energy and the industry in which it operates, including the financial and other information provided by Hadron Energy in the course of GigCapital7’s due diligence investigations, the GigCapital7 Board believes that the Business Combination with Hadron Energy is in the best interests of GigCapital7 and its shareholders. However, there is no assurance of this. See “The Business Combination Proposal—The GigCapital7 Board’s Reasons for the Approval of the Business Combination” of this proxy statement/prospectus for additional information.

Although the GigCapital7 Board believes that the Business Combination with Hadron Energy presents a unique business combination opportunity and is in the best interests of GigCapital7 and its shareholders, the GigCapital7 Board did consider certain potentially material negative factors before arriving at that conclusion. These factors are discussed in greater detail in the section entitled “The Business Combination Proposal—The GigCapital7 Board’s Reasons for the Approval of the Business Combination”, of this proxy statement/prospectus as well as in the section of this proxy statement/prospectus entitled “Risk Factors—Risks Related to Our Business and Industry”.

Q.	What will Hadron Stockholders receive in connection with the Business Combination?

A.	Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, immediately prior to or at the Effective Time:

(a)

each issued and outstanding share of Hadron Common Stock, except for Excluded Shares, Dissenting Shares, and Hadron Restricted Shares, will be cancelled and converted into the right to receive the Per Share Merger Consideration (as defined below).

(b)	each Excluded Share shall be automatically cancelled and retired without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)

each Dissenting Share that has demanded properly in writing appraisal or dissenters’ rights and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and the holders of such Dissenting Shares shall have no right to receive, the applicable portion of the aggregate Per Share Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL, in which case such Dissenting Shares shall be treated as if they had been converted into the right to receive the portion of the aggregate Per Share Merger Consideration to which such holder is entitled.

(d)

each Hadron Restricted Share Award that is outstanding immediately prior to the Effective Time will be automatically assumed by Domesticated GigCapital7 such that each Hadron Restricted Share Award will be converted into an Exchanged RSA for a number of restricted shares of Domesticated GigCapital7 Common Stock, equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Hadron Restricted Shares and (y) the Exchange Ratio.

(e)

each Hadron Option that is outstanding immediately prior to the Effective Time will be automatically assumed by Domesticated GigCapital7 and converted into an Exchanged Option to purchase a number of shares of Domesticated GigCapital7 Common Stock, equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Hadron Common Stock subject to such Hadron Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Hadron Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, that the assumption and adjustment of the unvested Hadron Options shall be completed in a manner that satisfies the requirements of Code Section 409A and, with respect to any Hadron Option intended to be an “incentive stock option,” Code Section 4249a and the applicable regulations promulgated thereunder.

(f)

each of the SAFEs that is outstanding immediately prior to the Effective Time will automatically convert into a number of shares of Hadron Common Stock determined in accordance with the terms of such SAFE, with such shares to be treated as Hadron Common Stock and will receive the consideration described above for Hadron Common Stock at the Effective Time.

Q.	What equity stake will current GigCapital7 shareholders and Hadron Stockholders hold in Domesticated GigCapital7 immediately after the consummation of the Business Combination?

Upon consummation of the Business Combination, the post-Closing share ownership of Domesticated GigCapital7 under (1) the No Redemption Scenario, (2) the 25% Redemptions Scenario, (3) the 50% Redemptions Scenario, (4) the 75% Redemptions Scenario and (5) the Maximum Contractual Redemptions Scenario, excluding the dilutive effect of Public Warrants, Private Placement Warrants, and Hadron Options, would be as follows:

	Voting Interests in Domesticated GigCapital7
	No Redemption(1)		25% Redemptions(2)		50% Redemptions(3)		75% Redemptions(4)		Maximum Contractual Redemptions(5)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
GigCapital7 Public Shareholders	20,000,000	16.22%	15,000,000	12.67%	10,000,000	8.82%	5,000,000	4.61%	1,873,479	1.78%
Shareholders of Class B Ordinary Shares	13,333,333	10.81%	13,333,333	11.27%	13,333,333	11.77%	13,333,333	12.31%	13,333,333	12.67%
Hadron Stockholders(6)	90,000,000	72.97%	90,000,000	76.06%	90,000,000	79.41%	90,000,000	83.08%	90,000,000	85.55%

Total(7)	123,333,333	100.0%	118,333,333	100.0%	113,333,333	100.0%	108,333,333	100.0%	105,206,812	100.0%

(1)	Assumes that no Public Shareholders exercise redemption rights with respect to their GigCapital7 Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.
(2)

Assumes that 25% of maximum contractual redeemable shares, or 5,000,000 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $53,376,650 based on a redemption price of approximately $10.67533 per share based upon the amount of cash held in the Trust Account as of April 1, 2026.

(3)

Assumes that 50% of maximum contractual redeemable shares, or 10,000,000 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $106,753,300 based on a redemption price of approximately $10.67533 per share based upon the amount of cash held in the Trust Account as of April 1, 2026.

(4)

Assumes that 75% of maximum contractual redeemable shares, or 15,000,000 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $160,129,950 based on a redemption price of approximately $10.67533 per share based upon the amount of cash held in the Trust Account as of April 1, 2026.

(5)

The maximum contractual redemptions scenario assumes that 18,126,521 Public Shares are redeemed for aggregate redemption payments of $193,506,593, assuming a $10.67533 per share redemption price based upon the amount of cash held in the Trust Account as of April 1, 2026. The Business Combination Agreement contains two conditions to the Closing which are that, after giving effect to the transactions contemplated hereby (i) GigCapital7 shall have at least $5,000,001 of net tangible assets, and (ii) the Available Closing SPAC Cash shall not be less than $20,000,000. The “maximum contractual redemptions scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the conditions mentioned above. The maximum contractual redemptions scenario assumes that 1,873,479 shares were not redeemed. therefore, leaving $20,000,007 in cash assuming a redemption price of approximately $10.67533 per share based upon the amount of cash held in the Trust Account as of April 1, 2026.

(6)	The figures presented assume that 10,000,000 Domesticated GigCapital7 Shares have been allocated for exercise of the Hadron Options and have not been included in the chart above.
(7)	Figures presented on a non-diluted basis to exclude the dilutive effect of Public Warrants, Private Placement Warrants, and Hadron Options.

Based upon historical interest earnings on the funds held in the Trust Account, and after assessing likely future interest rates and the interest earnings that will be generated on the funds held in the Trust Account, the GigCapital7 Board at the time of entry into the Business Combination Agreement established a formula in the Business Combination Agreement for purposes of determining the number of shares to be issued to Hadron securityholders as consideration for the Business Combination that was based upon a hypothetical but approximately likely redemption price at Closing of $10.59, which amount has been exceeded due to the accrual of interest on the Trust Account such that the redemption price is approximately $10.67533 per share based upon the amount of cash held in the Trust Account as of April 1, 2026. For more information, see “The Business Combination Proposal—Background of the Business Combination”. The actual redemption price for any lawfully submitted redemption requests will be determined at the time of Closing, and the foregoing is merely an estimate at this time.

The following table illustrates varying ownership levels of Domesticated GigCapital7 immediately following the Business Combination on a fully diluted basis:

	Voting Interests in Domesticated GigCapital7(1)
	No Redemption(2)		25% Redemptions(3)		50% Redemptions(4)		75% Redemptions(5)		Maximum Contractual Redemptions(6)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
GigCapital7 Public Shareholders	20,000,000	12.73%	15,000,000	9.86%	10,000,000	6.80%	5,000,000	3.52%	1,873,479	1.35%
GigCapital7 Warrant holders	23,733,800	15.11%	23,733,800	15.61%	23,733,800	16.14%	23,733,800	16.70%	23,733,800	17.08%
Shareholders of Class B Ordinary Shares	13,348,133	8.50%	13,348,133	8.78%	13,348,133	9.07%	13,348,133	9.40%	13,348,133	9.61%
Hadron Securityholders(7)	100,000,000	63.66%	100,000,000	65.75%	100,000,000	67.99%	100,000,000	70.38%	100,000,000	71.96%

Total(8)	157,081,933	100.0%	152,081,933	100.0%	147,081,933	100.0%	142,081,933	100.0%	138,955,412	100.0%

(1)

This table makes the same assumptions as in the preceding ownership table, except that this table also reflects the 20,000,000 shares underlying the Public Warrants and the 3,719,000 shares underlying the Private Placement Warrants and the 10,000,000 shares underlying the Hadron Options. In addition, Domesticated GigCapital7 has borrowed $148,000 in a Working Capital Loan that is convertible into 14,800 units that will consist of 14,800 shares of Domesticated GigCapital7 Common Stock and warrants for the purchase of 14,800 shares of Domesticated GigCapital7 Common Stock. In addition, although there is no intent to have any further Working Capital Loans, to the extent that there are any, up to $1,500,000 in the aggregate of Working Capital Loans can be converted into units on these terms.

(2)	Assumes that no Public Shareholders exercise redemption rights with respect to their GigCapital7 Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.
(3)

Assumes that 25% of maximum contractual redeemable shares, or 5,000,000 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $53,376,650 based on a redemption price of approximately $10.67533 per share based upon the amount of cash held in the Trust Account as of April 1, 2026.

(4)

Assumes that 50% of maximum contractual redeemable shares, or 10,000,000 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $106,753,300 based on a redemption price of approximately $10.67533 per share based upon the amount of cash held in the Trust Account as of April 1, 2026.

(5)

Assumes that 75% of maximum contractual redeemable shares, or 15,000,000 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $160,129,950 based on a redemption price of approximately $10.67533 per share based upon the amount of cash held in the Trust Account as of April 1, 2026.

(6)

The maximum contractual redemptions scenario assumes that 18,126,521 Public Shares are redeemed for aggregate redemption payments of $193,506,593, assuming a $10.67533 per share redemption price based upon the amount of cash held in the Trust Account as of April 1, 2026. The Business Combination Agreement contains two conditions to the Closing which are that, after giving effect to the transactions contemplated hereby (including any as a result of any private placement equity financing of GigCapital7, although none is presently contemplated) (i) GigCapital7 shall have at least $5,000,001 of net tangible assets, and (ii) the Available Closing SPAC Cash shall not be less than $20,000,000. The “maximum contractual redemptions scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the conditions mentioned above. The maximum contractual redemptions scenario assumes that 1,873,479 shares were not redeemed; therefore, leaving $20,000,007 in Available Closing SPAC Cash assuming a redemption price of approximately $10.67533 per share based upon the amount of cash held in the Trust Account as of April 1, 2026.

(7)	The figures presented assume that 10,000,000 Domesticated GigCapital7 Shares have been allocated for exercise of the Hadron Options and have been included in the chart above.
(8)	Figures presented on a fully-diluted basis to include the dilutive effect of Public Warrants, Private Placement Warrants, and Hadron Options.

Based upon historical interest earnings on the funds held in the Trust Account, and after assessing likely future interest rates and the interest earnings that will be generated on the funds held in the Trust Account, the GigCapital7 Board at the time of entry into the Business Combination Agreement established a formula in the Business Combination Agreement for purposes of determining the number of shares to be issued to Hadron securityholders as consideration for the Business Combination that was based upon a hypothetical but approximately likely redemption price at Closing of $10.59, which amount has been exceeded due to the accrual of interest on the Trust Account such that the redemption price is approximately $10.67533 per share based upon the amount of cash held in the Trust Account as of April 1, 2026. For more information, see “The Business Combination Proposal—Background of the Business Combination”. The actual redemption price for any lawfully submitted redemption requests will be determined at the time of Closing, and the foregoing is merely an estimate at this time.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of the GigCapital7 Public Shares.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms” and, with respect to the determination of the “Maximum Contractual Redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Q.	How has the announcement of the Business Combination affected the trading price of the GigCapital7 Class A Ordinary Shares?

A.

On September 26, 2025, the last trading date prior to the public announcement of the Business Combination, GigCapital7 Units, GigCapital7 Class A Ordinary Shares and Public Warrants closed at $10.48, $10.41 and

$0.2489, respectively. As of April [ ], 2026, the last practicable Trading Day immediately prior to the filing date of this proxy statement/prospectus, the closing price for each GigCapital7 Unit, GigCapital7 Class A Ordinary Share and Public Warrant was $[ ], $[ ] and $[ ], respectively.

Q.	Why is GigCapital7 proposing the Domestication?

A.

The GigCapital7 Board believes that there are significant advantages to Domesticated GigCapital7 that will arise as a result of a change of GigCapital7’s domicile to the State of Delaware, including (a) the prominence, predictability and flexibility of the DGCL, (b) Delaware’s well-established principles of corporate governance and (c) the increased ability for Delaware corporations to attract and retain qualified directors. Further, the GigCapital7 Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. Each of the foregoing are discussed in greater detail in the section of this proxy statement/prospectus entitled “The Domestication Proposal—Reasons for the Domestication”.

To effect the Domestication, GigCapital7 will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file the Proposed Interim Certificate of Incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which GigCapital7 will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal and the completion of the Domestication is a condition to closing the Business Combination under the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution, being the affirmative vote of holders of at least 66 2⁄3% of the GigCapital7 Class B Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of GigCapital7 Class A Ordinary Shares will have no right to vote on the Domestication Proposal, in accordance with Article 44.2 of the Cayman Constitutional Documents. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established. In connection with GigCapital7’s IPO, GigCapital7 entered into agreements with its officers and directors, and the Sponsor, pursuant to which each agreed to vote their GigCapital7 Ordinary Shares in favor of Proposal 1 (The Business Combination Proposal). Such officers and directors and the Sponsor, who combined currently own a majority of the outstanding GigCapital7 Class B Ordinary Shares, have agreed to vote their GigCapital7 Class B Ordinary Shares, as well as any GigCapital7 Ordinary Shares they may purchase prior to the Extraordinary Meeting, in favor of the proposals. As a result, GigCapital7 would not require any additional votes in favor of such proposals in order to have the Domestication Proposal approved.

Q.	What amendments will be made to the Cayman Constitutional Documents?

A.

The consummation of the Business Combination is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, GigCapital7’s shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace the Cayman Constitutional Documents, in each case, under the Companies Act, with the Proposed Interim Certificate of Incorporation and the Proposed Interim Bylaws, in each case, under the DGCL, which differ materially from the Cayman Constitutional Documents. These differences are discussed in greater detail in the section of this proxy statement/prospectus entitled “The Domestication Proposal”.

Q.	How will the Domestication affect my GigCapital7 Class A Ordinary Shares, GigCapital7 Warrants and GigCapital7 Units?

A.

In connection with the Domestication, the existing governing documents of GigCapital7 will be amended and restated and become the Proposed Domestication Organizational Documents (as defined below) of Domesticated GigCapital7 as described in this proxy statement/prospectus. In connection with the completion of the Business Combination, GigCapital7 will provide its Public Shareholders the opportunity to redeem their Public Shares on the terms and conditions set forth in the Business Combination Agreement and GigCapital7’s governing documents. GigCapital7 will complete the Redemption of properly tendered Public Shares promptly following the consummation of the Business Combination. As a condition to, and at least two (2) days prior to the Closing, GigCapital7 will change its jurisdiction of incorporation by effecting a deregistration under Section 206 of the Companies Act and a domestication under Section 388 of the DGCL, pursuant to which GigCapital7’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. In connection with the Domestication, (i) each then issued and outstanding GigCapital7 Class A Ordinary Share (other than any GigCapital7 Class A Ordinary Share included in the Cayman GigCapital7 Units) will convert automatically, on a one-for-one basis, into one (1) share of Domesticated GigCapital7 Common Stock, (ii) each then issued and outstanding GigCapital7 Class B Ordinary Share will convert automatically, on a one-for-one basis, into one (1) share of Domesticated GigCapital7 Class B Common Stock, (iii) each then issued and outstanding Cayman GigCapital7 Warrant (other than any Cayman GigCapital7 Public Warrants) shall convert automatically into a Domesticated GigCapital7 Warrant, pursuant to the Warrant Agreement, and (iv) each then issued and outstanding Cayman GigCapital7 Unit shall be cancelled and will thereafter entitle the holder thereof to one (1) share of Domesticated GigCapital7 Common Stock and one (1) Domesticated GigCapital7 Warrant, in each case without any action on the part of GigCapital7, Merger Sub, Hadron Energy or any holder of securities of any of the foregoing. See the section of this proxy statement/prospectus entitled “The Domestication Proposal” for additional information.

Q.	What are the material U.S. federal income tax considerations of the Domestication?

A.

As discussed more fully under “U.S. Federal Income Tax Considerations” of this proxy statement/prospectus, whether the Domestication will qualify as an F Reorganization is not free from doubt due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to an entity that holds only investment-type assets. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. GigCapital7 will receive an opinion of DLA Piper LLP (US), to be filed by amendment as Exhibit 8.2 to the registration statement of which this proxy statement/prospectus forms a part, that the Domestication should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”). Assuming that the Domestication so qualifies, and subject to the “passive foreign investment company” (“PFIC”) rules discussed below and under “Material U.S. Federal Income Tax Considerations for Holders of GigCapital7 Securities and Domesticated GigCapital7 Securities—II. U.S. Holders—A. Tax Effects of the Domestication to U.S. Holders—5. PFIC Considerations”, U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations for Holders of GigCapital7 Securities and Domesticated GigCapital7 Securities—II. U.S. Holders”) will be subject to Section 367(b) of the Code in connection with the Domestication and, as a result:

•

a U.S. Holder who beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of GigCapital7 shares entitled to vote or 10% or more of the total value of all classes of GigCapital7 shares (a “10% U.S. Shareholder”) on the date of the Domestication generally will be required to include in income as a deemed dividend deemed paid by GigCapital7 the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the GigCapital7 Class A Ordinary Shares held directly by such U.S. Holder;

•

a U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose GigCapital7 Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication generally will recognize gain (but not loss) with respect to its GigCapital7 Class A Ordinary Shares as if such U.S. Holder exchanged its GigCapital7 Class A Ordinary Shares for Domesticated GigCapital7 Common Stock in a taxable transaction unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by GigCapital7 the “all earnings and profits” amount attributable to such U.S. Holder’s GigCapital7 Class A Ordinary Shares; and

•

a U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose GigCapital7 Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication generally will not recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication.

GigCapital7 does not expect to have significant current or accumulated earnings and profits, if any, on the date of the Domestication.

As discussed more fully under “Material U.S. Federal Income Tax Considerations for Holders of GigCapital7 Securities and Domesticated GigCapital7 Securities—II. U.S. Holders—A. Tax Effects of the Domestication to U.S. Holders—5. PFIC Considerations”, GigCapital7 believes that it is likely classified as a PFIC for U.S. federal income tax purposes. If GigCapital7 were classified as a PFIC for U.S. federal income tax purposes, then notwithstanding the U.S. federal income tax consequences of the Domestication discussed in the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code and certain other PFIC rules (which have retroactive effective dates), if finalized in their current form, generally would require a U.S. Holder to recognize gain (but not loss) on the exchange of GigCapital7 Class A Ordinary Shares or GigCapital7 Warrants for Domesticated GigCapital7 Common Stock or Domesticated GigCapital7 Warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code and such other PFIC rules may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “Material U.S. Federal Income Tax Considerations for Holders of GigCapital7 Securities and Domesticated GigCapital7 Securities—II. U.S. Holders—A. Tax Effects of the Domestication to U.S. Holders—5. PFIC Considerations—e. QEF Election and Mark-to-Market Election” with respect to their GigCapital7 Class A Ordinary Shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Under current law, no such elections may be made with respect to GigCapital7 Warrants. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “Material U.S. Federal Income Tax Considerations for Holders of GigCapital7 Securities and Domesticated GigCapital7 Securities—II. U.S. Holders”.

Each U.S. Holder is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of GigCapital7 Class A Ordinary Shares and GigCapital7 Warrants for Domesticated GigCapital7 Common Stock and Domesticated GigCapital7 Warrants pursuant to the Domestication.

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations for Holders of GigCapital7 Securities and Domesticated GigCapital7 Securities—III. Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. Holder’s Domesticated GigCapital7 Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state and local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “Material U.S. Federal Income Tax Considerations for Holders of GigCapital7 Securities and Domesticated GigCapital7 Securities”.

Q.	What are the material U.S. federal income tax considerations of the Merger?

A.

GigCapital7 and holders of GigCapital7 Class A Ordinary Shares and Public Warrants are not expected to be subject to any material U.S. federal income tax consequences as a result of the Merger. GigCapital7 and Hadron Energy intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, Duane Morris LLP intends to deliver an opinion to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The obligations of each of GigCapital7 and Hadron Energy to complete the Merger, however, are not conditioned on the receipt of any such opinion. If the Merger qualifies as a reorganization, then Hadron Energy and Hadron Stockholders generally are not expected to recognize taxable gain or loss as a result of the receipt of Domesticated GigCapital7 stock in exchange for Hadron Energy stock in the Merger. However, if the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Hadron Stockholders generally are expected to recognize taxable gain or loss with respect to such exchange. For a more complete discussion of the U.S. federal income tax considerations of the Merger, see “Material U.S. Federal Income Tax Considerations of the Merger for Holders of Hadron Common Stock and Hadron Energy”.

Q.	Do I have redemption rights?

A.

If you are a Public Shareholder, you have the right to request that we redeem all or a portion of your Public Shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold Public Shares on the Record Date. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other Person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor has agreed to waive their respective redemption rights with respect to all of the Founder Shares in connection with the consummation of the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the Redemption Price.

Q.	How do I exercise my redemption rights?

A.	If you are a Public Shareholder and wish to exercise your right to redeem the Public Shares, you must:

(a)

(i) hold Public Shares or (ii) hold Public Shares through GigCapital7 Units and elect to separate your GigCapital7 Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;

(b)

submit a written request to Continental, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that GigCapital7 redeem all or a portion of your Public Shares for cash; and

(c)	deliver your share certificates for Public Shares (if any) along with the redemption forms to Continental, physically or electronically through DTC.

Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on [ ], 2026 (two (2) Business Days before the initial scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed.

The address of Continental is listed under the question “Who can help answer my questions?” of this proxy statement/prospectus.

Public Shareholders will be entitled to request that their Public Shares be redeemed for the Redemption Price. For illustrative purposes, as of April 1, 2026, this would have amounted to approximately $10.67533 per issued and outstanding Public Share. However, the proceeds deposited in the Trust Account could become subject to the claims of GigCapital7’s creditors, if any, which could have priority over the claims of the Public Shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote, how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to Public Shareholders electing to redeem their Public Shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made, may be requested to be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with GigCapital7’s consent, until the Redemption, which will take effect at the Closing. However, no withdrawal will be permitted unless the GigCapital7 Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). Furthermore, if a holder of a Public Share delivers its share certificates (if any) along with the redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that GigCapital7 permit the withdrawal of the request for redemption and instruct Continental, to return the share certificates (physically or electronically). The holder can make such request by contacting Continental, at the address or email address listed in this proxy statement/prospectus.

Any corrected or changed written exercise of redemption rights must be received by Continental at least two (2) Business Days prior to the initial scheduled date of the extraordinary general meeting. No request for redemption will be honored unless the holder’s certificates for Public Shares (if any) along with the redemption forms have been delivered (either physically or electronically) to Continental, at least two (2) Business Days prior to the initial scheduled date of the extraordinary general meeting.

If a Public Shareholder properly makes a request for redemption and the certificates for Public Shares (if any) along with the redemption forms are delivered as described above, then, if the Business Combination is consummated, GigCapital7 will redeem the Public Shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two (2) Business Days prior to the consummation of the Business Combination. If the Business Combination is abandoned, the Public Shares will be returned to the respective holder, broker or bank.

If you are a Public Shareholder and you exercise your redemption rights, such exercise will not result in the loss of any Public Warrants that you may hold.

Q.	If I am a Public Warrant Holder, can I exercise redemption rights with respect to my Public Warrants?

A.	No. The Public Warrant Holders have no redemption rights with respect to such securities.

Q.	How do the Public Warrants differ from the Private Placement Warrants, and what are the related risks for any Public Warrant Holders after the Business Combination?

A.

The Public Warrants are identical to the Private Placement Warrants in material terms and provisions, except that the Private Placement Warrants (including the shares issuable upon exercise of the Private Placement Warrants) (i) may be exercised for cash or on a cashless basis, as described in the prospectus, so long as they are held by the Sponsor or any of their respective permitted transferees, (ii) subject to certain limited exceptions, are subject to transfer restrictions until thirty (30) days following the consummation of GigCapital7’s initial business combination; and (iii) are not be redeemable by GigCapital7.

Following the Closing, we may redeem your unexpired Domesticated GigCapital7 Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless. We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Domesticated GigCapital7 Warrant, provided that the last reported sales price of Domesticated GigCapital7 Common Stock has been at least $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on each of twenty (20) Trading Days within the thirty (30) trading-day period ending on the third (3rd) Business Day prior to the date on which we give proper notice of such redemption and provided that there is an effective registration statement covering the Domesticated GigCapital7 Common Stock issuable upon exercise of the Public Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period or we have elected to require the exercise of the Public Warrants on a “cashless basis”. If and when the Domesticated GigCapital7 Warrants become redeemable by us, we may exercise our redemption right if the issuance of the Domesticated GigCapital7 Common Stock upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. Redemption of the outstanding Domesticated GigCapital7 Warrants could force you (i) to exercise your Domesticated GigCapital7 Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Domesticated GigCapital7 Warrants at the then-current market price when you might otherwise wish to hold your Domesticated GigCapital7 Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Domesticated GigCapital7 Warrants are called for redemption, is likely to be substantially less than the market value of your Domesticated GigCapital7 Warrants.

Q.	What are the U.S. federal income tax consequences of exercising my redemption rights?

A.

The U.S. federal income tax consequences of exercising your redemption rights with respect to your Public Shares depend on your particular facts and circumstances. It is possible that you may be treated as selling your Public Shares and, as a result, recognize capital gain or capital loss. It is also possible that the Redemption may be treated as a distribution for U.S. federal income tax purposes. Whether a redemption of your Public Shares qualifies for sale treatment will depend largely on the total number of shares of GigCapital7 you are treated as owning before and after the redemption (including any shares that you constructively own as a result of owning Public Warrants and any shares that you directly or indirectly acquire pursuant to the Business Combination) relative to all of the shares of GigCapital7 outstanding both before and after the redemption. Redeeming U.S. Holders generally will be subject to the PFIC rules with respect to any gain or loss recognized by the U.S. Holder on its deemed sale of its GigCapital7 Class A Ordinary Shares (if the redemption were treated as a sale of shares) or any corporate distributions deemed received on its GigCapital7 Class A Ordinary Shares (if the redemption were treated as a corporate distribution). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Material U.S. Federal Income Tax Considerations for Holders of GigCapital7 Securities and Domesticated GigCapital7 Securities”.

All Public Shareholders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state and local and non-U.S. tax laws.

Q.	Do I have appraisal rights in connection with the proposed Business Combination?

A.

No. Neither GigCapital7’s shareholders nor its unit or warrant holders have appraisal rights in connection with the proposed Business Combination or the Domestication under Cayman Islands law, and GigCapital7’s stockholders and its unit or warrant holders do not have appraisal rights in connection with the proposed Business Combination under the DGCL. However, under the DGCL, holders of Hadron Energy common stock may be entitled to appraisal rights in connection with the Business Combination. See “Extraordinary General Meeting of GigCapital7—Appraisal Rights.”

Q.	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A.

Following the closing of the IPO, an amount equal to $200,000,000 ($10.00 per GigCapital7 Unit) of the net proceeds from the IPO was placed in the Trust Account. As of the Record Date, funds in the Trust Account totaled $213,506,528 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (a) the completion of a business combination (including the Closing) within the required time period, (b) our redemption of 100% of the Public Shares if we are unable to complete a business combination by May 30, 2026 (or if such date is further extended at a duly called general meeting, such later date) and (c) our redemption of the Public Shares properly tendered in connection with the approval of any amendment to the Cayman Constitutional Documents (A) to modify the substance or timing of GigCapital7’s obligation to redeem 100% of the Public Shares in connection with its initial business combination or if it does not complete a business combination by May 30, 2026 (or such later date approved at a duly called general meeting) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, subject to applicable law.

In connection with the Business Combination, the funds deposited in the Trust Account will be released to pay holders of Public Shares who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of Domesticated GigCapital7 following the Business Combination. See the section of this proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination”.

Q.	Did the GigCapital7 Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.

The GigCapital7 Board did not obtain a third-party valuation or fairness opinion in connection with the determination to approve the Business Combination. The GigCapital7 Board believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was in the best interest of GigCapital7 and its shareholders. For more information, see “The Business Combination Proposal—Background of the Business Combination”.

The GigCapital7 Board also determined, without seeking a valuation from a financial advisor, that Hadron Energy’s fair market value was at least 80% of the balance in the Trust Account (less any taxes payable on interest earned) at the time of the signing of the Business Combination Agreement. Accordingly, investors will be relying on the judgment of the GigCapital7 Board in valuing Hadron Energy’s business, and assuming the risk that the GigCapital7 Board may not have properly valued such business. See the section of this proxy statement/prospectus entitled “Risk Factors—Risks Related to the Domestication and the Business Combination”.

Q.	What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A.

Our Public Shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced as a result of redemptions by Public Shareholders.

In the event of significant redemptions, with fewer Public Shares and Public Shareholders, the trading market for Domesticated GigCapital7 Common Stock may be less liquid than the market for shares of GigCapital7 Class A Ordinary Shares was prior to the Business Combination, and Domesticated GigCapital7 may not be able to meet the listing standards for Nasdaq or another national securities exchange.

In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into Domesticated GigCapital7’s business will be reduced and Domesticated GigCapital7 may not be able to achieve its business plans.

The table below presents the Trust Account value per share to a Public Shareholder that elects not to redeem its shares across a range of varying redemption scenarios (in thousands except share or per share data), as if the Closing happened as of December 31, 2025.

As of December 31, 2025
Trust Account Value	$211,637,310
Total Public Shares	20,000,000

Trust Account Value per Public Share	$10.58187

	No Redemptions(1)	25% Redemptions(2)	50% Redemptions(3)	75% Redemptions(4)	Maximum Contractual Redemptions(5)
Redemptions ($)	—	$52,909,350	$105,818,700	$158,728,050	$191,637,391
Redemptions (Shares)	—	5,000,000	10,000,000	15,000,000	18,109,974
Cash left in the Trust Account post redemptions	$211,637,310	$158,728,050	$105,818,700	$52,909,350	$20,000,009
Public Shares post redemptions	20,000,000	15,000,000	10,000,000	5,000,000	1,890,026

(1)	Assumes that no Public Shareholders exercise redemption rights with respect to their Domesticated GigCapital7 Common Stock for a pro rata share of the funds in the Trust Account.
(2)

Assumes that 25% of maximum contractual redeemable shares, or 5,000,000 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $52,909,350 based on a redemption price of approximately $10.58187 per share.

(3)

Assumes that 50% of maximum contractual redeemable shares, or 10,000,000 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $105,818,700 based on a redemption price of approximately $10.58187 per share.

(4)

Assumes that 75% of maximum contractual redeemable shares, or 15,000,000 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $158,728,050 based on a redemption price of approximately $10.58187 per share.

(5)

The maximum contractual redemptions scenario assumes that 18,109,974 Public Shares are redeemed for aggregate redemption payments of $191,637,391, assuming a $10.58187 per share redemption price. The Business Combination Agreement contains two conditions to the Closing which are that, (i) after giving effect to the transactions contemplated hereby (including any as a result of any private placement equity financing of GigCapital7, although none is presently contemplated) Domesticated GigCapital7 shall have at least $5,000,001 of net tangible assets, and (ii) the Available Closing SPAC Cash shall not be less than $20,000,000. The “maximum contractual redemptions scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the conditions mentioned above. The maximum contractual redemptions scenario assumes that 1,890,026 shares were not redeemed; therefore, leaving $20,000,009 in Available Closing SPAC Cash assuming a redemption price of approximately $10.58187 per share.

Based upon historical interest earnings on the funds held in the Trust Account, and after assessing likely future interest rates and the interest earnings that will be generated on the funds held in the Trust Account, the GigCapital7 Board at the time of entry into the Business Combination Agreement established a formula in the Business Combination Agreement for purposes of determining the number of shares to be issued to Hadron securityholders as consideration for the Business Combination that was based upon a hypothetical but approximately likely redemption price at Closing of $10.59, which amount has been exceeded due to the accrual of interest on the Trust Account such that the redemption price is approximately $10.67533 per share based upon the amount of cash held in the Trust Account as of April 1, 2026. For more information, see “The Business Combination Proposal—Background of the Business Combination”. The actual redemption price for any lawfully submitted redemption requests will be determined at the time of Closing, and the foregoing is merely an estimate at this time.

For information on the relative ownership levels of holders of Domesticated GigCapital7 equity securities following the Business Combination under varying redemption scenarios and the fully diluted relative ownership levels of holders of Domesticated GigCapital7 equity securities following the Business Combination under varying redemption scenarios, see the question entitled “What equity stake will current GigCapital7 shareholders and Hadron Stockholders hold in Domesticated GigCapital7 immediately after the consummation of the Business Combination?”

Q.	What conditions must be satisfied to complete the Business Combination?

A.

The consummation of the Business Combination is conditioned upon the satisfaction or waiver of certain customary closing conditions by each of the parties, including among other things: (i) the approval of each Condition Precedent Proposal will have been obtained; (ii) no governmental authority will have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the transactions or agreements contemplated by the Business Combination Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by the Business Combination Agreement; (iii) the registration statement of which this proxy statement/prospectus forms a part will have been declared effective under the Securities Act by the SEC and will remain effective as of the Closing, and no stop order or similar order suspending the effectiveness of the registration statement of which this proxy statement/prospectus forms a part will have been issued and be in effect with respect to the registration statement of which this proxy statement/prospectus forms a part and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn; (iv) receipt of the conditional approval for the listing of the shares of Domesticated GigCapital7 Common Stock to be issued in connection with the Business Combination upon the Closing on Nasdaq subject to any requirement to have a sufficient number of round lot holders of the Domesticated GigCapital7 Common Stock (provided that such condition will not apply to the extent the shares of Domesticated GigCapital7 Common Stock have not been conditionally approved for listing due to a failure to meet any “market value of publicly held securities” or similarly titled requirement as a result of Hadron Energy not permitting a sufficient number of shares of Domesticated GigCapital7 Common Stock to be issued to non-affiliates pursuant to the Business Combination Agreement to be excluded from lock-up or other contractual restriction); (v) expiration of the waiting period (and any extensions thereof) under the HSR Act (as defined in the Business Combination Agreement) and any other Antitrust Laws (as defined in the Business Combination Agreement) and receipt of any approval required under any other Antitrust Laws; (vi) as of the Closing, Hadron shall have no outstanding indebtedness for borrowed money and all current debts, if any, have been paid in full, discharged, or otherwise satisfied or cancelled prior to the Closing, such that Hadron’s balance sheet as of the Closing reflects no indebtedness for borrowed money, subject to the limited exceptions set forth in the Business Combination Agreement. We cannot assure you as to whether these conditions will be satisfied or waived. For more information about conditions to the consummation of the Business Combination, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal—Business Combination Agreement”.

Q.	When do you expect the Business Combination to be completed?

A.

It is currently expected that the Business Combination will be consummated in the first quarter of 2026. This date depends, among other things, on the approval of the proposals to be put to GigCapital7 shareholders at the extraordinary general meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted by GigCapital7’s shareholders at the extraordinary general meeting and GigCapital7 elects to adjourn the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if GigCapital7 determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other Transaction. For a description of the conditions for the completion of the Business Combination, see “The Business Combination Proposal—Business Combination Agreement” of this proxy statement/prospectus.

Q.	What happens if the Business Combination is not consummated?

A.

GigCapital7 will not complete the Domestication to the State of Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement (or by their nature are to be satisfied at Closing). If GigCapital7 is not able to complete the Business Combination with Hadron Energy by May 30, 2026 (or if such date is further extended at a duly called general meeting, such later date) and is not able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, GigCapital7 will, as promptly as reasonably possible but not more than ten (10) Business Days thereafter, redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the GigCapital7 Warrants may be worthless.

Q.	Following the Business Combination, will Domesticated GigCapital7’s securities trade on a stock exchange?

A.

Yes. GigCapital7 intends to apply to list the Domesticated GigCapital7 Common Stock and Domesticated GigCapital7 Warrants on Nasdaq under the proposed symbols “HDRN” and “HDRNW”, respectively, upon the Closing. Pursuant to the terms of the Business Combination Agreement, as a closing condition (subject to certain exceptions), GigCapital7 is required to cause the Domesticated GigCapital7 Common Stock issued in connection with the Business Combination to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. It is important for you to know that, at the time of our extraordinary general meeting, we may not have received from Nasdaq either confirmation of the listing of the Domesticated GigCapital7 Common Stock and Domesticated GigCapital7 Warrants or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the Domesticated GigCapital7 securities would not be listed on any nationally recognized securities exchange.

The GigCapital7 Units outstanding as of immediately prior to the Domestication will, as a result of the Domestication, automatically be canceled and each holder thereof will receive one share of Domesticated GigCapital7 Common Stock and one Domesticated GigCapital7 Warrant, for each GigCapital7 Unit. As a result, the GigCapital7 Units will no longer trade as separate securities following the Closing.

Q.	What do I need to do now?

A.

GigCapital7 urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder or warrant holder. GigCapital7’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.	How do I vote?

A.

If you are a holder of record of GigCapital7 Ordinary Shares on the Record Date for the extraordinary general meeting, you may vote in person (including virtually) at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name”, which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q.	If my shares are held in “street name”, will my broker, bank or nominee automatically vote my shares for me?

A.

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name”. If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your broker, bank or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote”. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

Q.	When and where will the extraordinary general meeting be held?

A.

The extraordinary general meeting will be held at the offices of GigCapital7, c/o Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands, and virtually via live webcast at https://www.cstproxy.com/gigcapital7/2026.

Q.	Who is entitled to vote at the extraordinary general meeting?

A.

GigCapital7 has fixed [ ], 2026 as the Record Date for the extraordinary general meeting. If you were a shareholder of GigCapital7 at the close of business on the Record Date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person (including virtually) or is represented by proxy at the extraordinary general meeting.

Q.	How many votes do I have?

A.

GigCapital7 shareholders are entitled to one vote at the extraordinary general meeting for each GigCapital7 Ordinary Share held of record as of the Record Date. As of the close of business on the Record Date for the extraordinary general meeting, there were 33,333,333 GigCapital7 Ordinary Shares issued and outstanding, of which 20,000,000 were issued and outstanding Public Shares.

Q.	What constitutes a quorum?

A.

A quorum of GigCapital7 shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of one-third of the issued and outstanding GigCapital7 Ordinary Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the Record Date for the extraordinary general meeting, 11,111,111 GigCapital7 Ordinary Shares would be required to achieve a quorum.

Q.	What vote is required to approve each proposal at the extraordinary general meeting?

A.

Business Combination Proposal—The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the GigCapital7 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 29.8% of the issued and outstanding GigCapital7 Ordinary Shares. As a result, GigCapital7 would need only 6,734,421, or approximately 33.67% of the Public Shares not held by affiliates, to be voted in favor of the Business Combination in order to approve the Business Combination Proposal (assuming all outstanding shares are voted). The Business Combination was not structured to require the approval of at least a majority of GigCapital7’s unaffiliated shareholders because such a vote is not required under Cayman Islands law.

Domestication Proposal—The approval of the Domestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of at least 66 2⁄3% of the GigCapital7 Class B Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of GigCapital7 Class A Ordinary Shares will have no right to vote on the Domestication Proposal, in accordance with Article 44.2 of the Cayman Constitutional Documents. In connection with GigCapital7’s IPO, GigCapital7 entered into agreements with its officers and directors, and the Sponsor, pursuant to which each agreed to vote their GigCapital7 Ordinary Shares in favor of Proposal 1 (The Business Combination Proposal), along with any proposals recommended by the GigCapital7 Board in connection with the Business Combination, such as the Domestication Proposal and the other proposals listed in this proxy statement/prospectus. Such officers and directors and the Sponsor, who combined currently own 74.49% of the outstanding GigCapital7 Class B Ordinary Shares, have agreed to vote their GigCapital7 Class B Ordinary Shares, as well as any GigCapital7 Ordinary Shares they may purchase prior to the Extraordinary Meeting, in favor of the proposals. As a result, GigCapital7 would not require any additional votes in favor of such proposals in order to have the Domestication Proposal approved.

BCA Common Stock Issuance Proposal—The approval of the BCA Common Stock Issuance Proposal requires an ordinary resolution, being the affirmative vote of holders of a majority of the GigCapital7

Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 29.8% of the issued and outstanding GigCapital7 Ordinary Shares. As a result, GigCapital7 would need only 6,734,421, or approximately 33.67% of the Public Shares not held by affiliates, to be voted in favor of the BCA Common Stock Issuance Proposal in order to approve the BCA Common Stock Issuance Proposal (assuming all outstanding shares are voted).

Organizational Documents Proposals—The approval of each of the Organizational Documents Proposals requires a special resolution to be approved by both (a) holders of GigCapital7 Class B Ordinary Shares, being the affirmative vote of holders of at least 66 2⁄3% of the GigCapital7 Class B Ordinary Shares, who being present in person or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting. and (b) holders of GigCapital7 Ordinary Shares, being the affirmative vote of holders of at least 66 2⁄3% of the GigCapital7 Ordinary Shares (i.e., the holders of GigCapital7 Class A Ordinary Shares and GigCapital7 Class B Ordinary Shares combined), who being present in person or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 74.49% of the issued and outstanding GigCapital7 Class B Ordinary Shares and 29.8% of the issued and outstanding GigCapital7 Ordinary Shares. As a result, GigCapital7 would need only 12,289,976, or approximately 61.45% of the Public Shares not held by affiliates, to be voted in favor in order to approve each of the Organizational Documents Proposals (assuming all outstanding shares are voted).

Advisory Organizational Documents Proposals—The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution, being the affirmative vote of holders of at least 66 2⁄3% of the GigCapital7 Ordinary Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 29.8% of the issued and outstanding GigCapital7 Ordinary Shares. As a result, GigCapital7 would only need 12,289,976, or approximately 61.45% of the Public Shares not held by affiliates, to be voted in favor in order to approve each of the Advisory Organizational Documents Proposals.

Incentive Plan Proposal—The approval of the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the GigCapital7 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 29.8% of the issued and outstanding GigCapital7 Ordinary Shares. As a result, GigCapital7 would need only 6,734,421, or approximately 33.67% of the Public Shares not held by affiliates, to be voted in favor in order to approve the Incentive Plan Proposal (assuming all outstanding shares are voted).

Director Election Proposal—The approval of the Director Election Proposal requires a special resolution, being the affirmative vote of the holders of at least 66 2⁄3% of the GigCapital7 Class B Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 74.49% of the issued and outstanding GigCapital7 Class B Ordinary Shares. As a result, no additional shares would need to be voted in favor in order to approve the Director Election Proposal (assuming all outstanding shares are voted).

Adjournment Proposal—The approval of the Adjournment Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the GigCapital7 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 29.8% of the issued and outstanding GigCapital7 Ordinary Shares. As a result, GigCapital7 would need only 6,734,421, or approximately 33.67% of the Public Shares not held by affiliates, to be voted in favor in order to approve the Adjournment Proposal (assuming all outstanding shares are voted).

The Sponsor has agreed to vote all the Founder Shares and any Public Shares it holds in favor of all the proposals being presented at the extraordinary general meeting. As of the Record Date, the Sponsor owned in aggregate approximately 29.8% of the issued and outstanding GigCapital7 Ordinary Shares. See the section of this proxy statement/prospectus entitled “Questions and Answers for Shareholders of GigCapital7—How does the Sponsor intend to vote their GigCapital7 Ordinary Shares?”.

The Business Combination was not structured to require the approval of at least a majority of GigCapital7’s unaffiliated shareholders because such a vote is not required under Cayman Islands law.

Q.	What are the recommendations of the GigCapital7 Board?

A.

The GigCapital7 Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of GigCapital7’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the BCA Common Stock Issuance Proposal, “FOR” the approval of each of the Organizational Documents Proposals, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Adjournment Proposal, if presented to the extraordinary general meeting.

The GigCapital7 Board, after careful consideration, determined that the Business Combination is in the best interests of GigCapital7 and its shareholders, and approved, among other things, the Business Combination Agreement, the Business Combination and the other agreements and transactions contemplated thereby. See the subsection entitled “Extraordinary General Meeting of GigCapital7—Recommendation of the GigCapital7 Board” for more information.

The GigCapital7 Board believes that each of the Business Combination Proposal, the Domestication Proposal, the BCA Common Stock Issuance Proposal, each of the Organizational Documents Proposals, each of the Advisory Organizational Documents Proposals, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal (if put to a vote) is in the best interests of GigCapital7 and its shareholders and recommends that GigCapital7 Shareholders vote “FOR” each proposal being submitted to a vote of the GigCapital7 Shareholders at the extraordinary general meeting.

For a description of the GigCapital7 Board’s reasons for the approval of the Business Combination and the unanimous recommendation of the GigCapital7 Board, see the subsection entitled “The Business Combination Proposal—The GigCapital7 Board’s Reasons for the Approval of the Business Combination”.

When you consider the recommendation of the GigCapital7 Board in favor of approval of these proposals, you should keep in mind that the Sponsor and GigCapital7’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of unaffiliated GigCapital7 shareholders. Please see the subsection entitled “The Business Combination Proposal—Interests of Certain GigCapital7 Persons in the Business Combination”.

Q.	How does the Sponsor intend to vote its GigCapital7 Ordinary Shares?

A.

The Sponsor has agreed to vote all the Founder Shares and any Public Shares it may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the Record Date, the Sponsor owned 9,932,246 Founder Shares, representing approximately 29.8% of the issued and outstanding GigCapital7 Ordinary Shares. As a result, GigCapital7 would need only 6,734,421, or approximately 33.67% of the Public Shares not held by affiliates, to be voted in favor of the Business Combination in order to approve the Business Combination Proposal (assuming all outstanding shares are voted). If only the minimum number of shares representing a quorum are voted, no additional shares would need to be voted in favor of the Business Combination in order to approve the Business Combination Proposal. The Business Combination was not structured to require the approval of at least a majority of GigCapital7’s unaffiliated shareholders because such a vote is not required under Cayman Islands law. To the extent that the Sponsor or our executive officers purchase Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination.

The existence of financial and personal interests of one or more of GigCapital7’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of GigCapital7 and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, GigCapital7’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal—Interests of Certain GigCapital7 Persons in the Business Combination”.

Q.	Do the Sponsor and GigCapital7’s directors and officers have interests in the Business Combination that differ from or are in addition to the interests of GigCapital7’s shareholders generally?

A.

Yes. The Sponsor and GigCapital7’s officers and directors have interests in the Business Combination that are different from, or in addition to, the interests of GigCapital7’s shareholders generally. The GigCapital7 Board was aware of and considered these interests, among other matters, in approving the Business Combination Agreement and the Business Combination, and in determining to recommend that GigCapital7’s shareholders vote in favor of the Business Combination Agreement and the Business Combination. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal—Interests of Certain GigCapital7 Persons in the Business Combination” for more information.

Q.	Who is the Sponsor?

A.

GigAcquisitions7 Corp., a Cayman Islands exempted company, which we refer to in this proxy statement/prospectus as the “Sponsor”, was formed prior to the IPO for the purpose of acting as the sponsor of GigCapital7. Other than its investment in GigCapital7 and its work on behalf of GigCapital7, the Sponsor is not engaged in any business. The Sponsor made an investment of $100,000 in May 2024, to cover certain pre-IPO expenses, in exchange for the issuance of 17,000,000 Founder Shares which included an aggregate of up to 2,500,000 Founder Shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full. Following the forfeiture of 2,000,000 Founder Shares upon the underwriters’ decision not to exercise the over-allotment option in full on October 25, 2024 and a series of surrenders and dispositions, including a transfer of 175,000 Founder Shares on January 21, 2026 to a non-affiliated third party for $148,750, by the Sponsor, the Sponsor currently holds 9,932,246 founder shares.

In connection with the closing of the IPO, the Sponsor purchased 3,719,000 Private Placement Warrants at a price of $0.01561 per warrant, for an aggregate purchase price of $58,060.

The Sponsor is controlled by Dr. Avi Katz, GigCapital7’s Chairman and Chief Executive Officer, and Dr. Raluca Dinu, a member of the board of directors of GigCapital7, who share control over the voting and disposition of the Founder Shares and the Private Placement Warrants held by the Sponsor. Drs. Katz and Dinu have an economic interest in (i) 100% of the Founder Shares held by the Sponsor, and (ii) 100% of the Private Placement Warrants held by the Sponsor. No other person has a direct or indirect material interest in the Sponsor.

In October 2017, members of GigCapital7’s management team launched GigCapital, Inc. (“GIG1”), a blank check company formed for the purpose of acquiring a company in the technology, media, and telecommunications (TMT) industry. GIG1 completed its initial public offering in December 2017 and consummated a business combination with Kaleyra S.p.A. in November 2019. GIG1 was renamed Kaleyra, Inc. and listed on the NYSE American stock exchange under the symbol “KLR.” In November 2023, Kaleyra, Inc. was sold to Tata Communications at a transaction enterprise value of about $320 million in a cash deal and ceased to exist as a public company.

In March 2019, members of GigCapital7’s management team launched GigCapital2, Inc. (“GIG2”), a blank check company formed for the purpose of acquiring a company in the TMT industry. GIG2 completed its initial public offering in June 2019 generating aggregate proceeds of $172.5 million. In June 2021, GIG2 consummated a business combination with each of UpHealth Holdings, Inc. and Cloudbreak Health, LLC, and the company changed its name to UpHealth, Inc. and was listed on the NYSE under the new ticker symbol “UPH”, where it remained listed until 2024 when it was delisted from the NYSE and commenced trading on the OTC Pink, and subsequently on the OTC Expert Market, under the new ticker symbol “UPHL.” UpHealth, Inc. closed down certain of its subsidiaries and sold subsidiaries Innovations Group Incorporated to Belmar Pharma Solutions in June 2023 and Cloudbreak Health to an affiliate of GTCR, LLC in March 2024. Following an adverse legal judgement, in September 2023, UpHealth Holdings, Inc., a subsidiary of UpHealth, Inc., filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. In addition, in October 2023, two of UpHealth Holdings’ wholly-owned subsidiaries, Thrasys, Inc. and Behavioral Health Services, LLC, and each of their subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. The Banckruptcy Court confirmed a plan of liquidation for each of these entities on September 11, 2025, and as of this time, there are no longer any operations of UpHealth.

In February 2020, members of GigCapital7’s management team launched GigCapital3, Inc (“GIG3”), a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT industry. GIG3 completed its initial public offering in May 2020, generating aggregate proceeds of $200 million. In May 2021, GIG3 completed its business combination with Lightning Systems, Inc., which did business as Lightning eMotors, and GIG3 retained such name. Lightning eMotors, Inc. was listed on the NYSE under the new ticker symbol “ZEV,” before being listed on the OTC Expert Market under the ticker symbol “ZEVY.” In October 2021, all individuals affiliated with GigCapital7 left Lightning eMotors as they did not stand for reelection to the board of directors. Lightning eMotors went into receivership in December 2023, and as a result, the assets of Lightning eMotors were sold to GERCO LLC, a subsidiary of GILLIG, in February 2024.

In December 2020, members of GigCapital7’s management team launched GigCapital4 (“GIG4”), a PPE company formed for the purpose of acquiring a company in the TMT and sustainable industries. GIG4 completed its initial public offering in February 2021, generating aggregate proceeds of $358.8 million. In December 2021, GIG4 completed its business combination with BigBear.ai Holdings, LLC, and GIG4 was renamed BigBear.ai Holdings, Inc. BigBear.ai moved its listing from Nasdaq to the NYSE, where it is listed under the ticker symbol “BBAI.” On [ ], 2026, the closing sale price of BigBear.ai’s common stock was $[ ] per share.

In January 2021, members of GigCapital7’s management team launched GigCapital5 (“GIG5”), a PPE company formed for the purpose of acquiring a company in the TMT and sustainable industries. In September 2021, GIG5 completed its initial public offering, generating aggregate proceeds of $230 million. In March 2024, GIG5 completed the business combination with QT Imaging, Inc., creating QT Imaging Holdings, Inc., which trades on Nasdaq under the symbol “QTI.” On [ ], 2026, the closing sale price of QTI, which underwent a 3-to-1 reverse stock split on October 23, 2025, was $[ ] per share.

Past performance by our management team, including with respect to GIG1, GIG2, GIG3, GIG4, and GIG5, is not a guarantee of success with respect to any business combination that we may consummate. You should not rely on the historical record of the performance of our management team or businesses associated with them, including GIG1, GIG2, GIG3, GIG4, and GIG5 as indicative of our future performance of an investment in GigCapital7 or Domesticated GigCapital7 or the returns we will, or are likely to, generate going forward.

For information about conflicts of interest with respect to the Sponsor, see “The Business Combination Proposal—Interests of Certain GigCapital7 Persons in the Business Combination”. For information about the compensation of the Sponsor and our officers and directors, see “Information About GigCapital7 - Compensation of our Executive Officers and Directors”. For information about the securities owned by the Sponsor, including transfer restrictions and required forfeitures, see “Beneficial Ownership of Securities” and “Certain Relationships and Related Person Transactions”.

Q.	What happens if I sell my GigCapital7 Ordinary Shares before the extraordinary general meeting?

A.

The Record Date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your Public Shares after the Record Date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the extraordinary general meeting but the transferee, and not you, will have the ability to redeem such shares, so long as such transferee takes the required steps to elect to redeem such shares at least two (2) Business Days prior to scheduled date of the extraordinary general meeting.

Q.	How can I vote my shares without attending the extraordinary general meeting?

A.

If you are a shareholder of record of our GigCapital7 Ordinary Shares as of the close of business on the Record Date, you can vote by proxy by mail by following the instructions provided on the enclosed proxy card or at the extraordinary general meeting. Please note that if you are a beneficial owner of GigCapital7 Ordinary Shares, you may vote by submitting voting instructions to your broker, bank or nominee, or otherwise by following instructions provided by your broker, bank or nominee. Telephone and internet voting will be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or nominee.

Q.	May I change my vote after I have mailed my signed proxy card?

A.

Yes. Shareholders may send a later-dated, signed proxy card to GigCapital7’s Chief Executive Officer at GigCapital7’s address set forth below so that it is received by GigCapital7’s Chief Executive Officer prior to the vote at the extraordinary general meeting (which is scheduled to take place on [ ], 2026) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to GigCapital7’s Chief Executive Officer, which must be received by GigCapital7’s Chief Executive Officer prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q.	What happens if I fail to take any action with respect to the extraordinary general meeting?

A.

If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder and/or warrant holder of Domesticated GigCapital7. If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of GigCapital7. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your Public Shares in connection with the Business Combination, so long as you take the required steps to elect to redeem your shares at least two (2) Business Days prior to the initially scheduled date of the extraordinary general meeting pursuant to the procedures described in this proxy statement/prospectus.

Q.	What happens if I vote against the Business Combination Proposal?

A.

If you vote against the Business Combination Proposal but the Business Combination Proposal still obtains the requisite shareholder approval described in this proxy statement/prospectus, then the Business Combination Proposal will be approved and, assuming the approval of the other Condition Precedent Proposals and the satisfaction or waiver of the other conditions to the closing of the Business Combination, the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement.

If you vote against the Business Combination Proposal and the Business Combination Proposal does not obtain the requisite vote at the extraordinary general meeting, then the Business Combination Proposal will fail, and we will not consummate the Business Combination. If we do not consummate the Business Combination Proposal, we may continue to try to complete a business combination with a different target business until May 30, 2026 (or if such date is further extended at a duly called general meeting, such later date). If we fail to complete an initial business combination by May 30, 2026 (or if such date is further extended at a duly called general meeting, such later date), then we will be required to dissolve and liquidate the Trust Account by returning then-remaining funds in the Trust Account to the Public Shareholders.

Q.	What should I do with my share certificates, warrant certificates or unit certificates?

A.

Public Shareholders must complete the procedures for electing to redeem their Public Shares, including the delivery of their Public Shares, in the manner described above prior to 5:00 p.m., Eastern Time, on [ ], 2026 (two (2) Business Days before the initial scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed.

Our warrant holders should not submit the certificates relating to their warrants. Public Shareholders who do not elect to have their Public Shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their Public Shares.

Upon the Domestication and immediately prior to or at the Effective Time, as applicable, holders of GigCapital7 Units, GigCapital7 Class A Ordinary Shares, GigCapital7 Class B Ordinary Shares, and GigCapital7 Warrants will receive shares of Domesticated GigCapital7 Common Stock and Domesticated GigCapital7 Warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their GigCapital7 Units, GigCapital7 Class A Ordinary Shares or GigCapital7 Class B Ordinary Shares (unless such holder elects to redeem the Public Shares in accordance with the procedures set forth above), or GigCapital7 Warrants.

Q.	What should I do if I receive more than one set of voting materials?

A.

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your GigCapital7 Ordinary Shares.

Q.	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A.

GigCapital7 will pay the cost of soliciting proxies for the extraordinary general meeting. GigCapital7 has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the extraordinary general meeting. GigCapital7 has agreed to pay Morrow Sodali LLC a fee of $20,000, plus disbursements. GigCapital7 will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of GigCapital7 Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of GigCapital7 Ordinary Shares and in obtaining voting instructions from those owners. GigCapital7’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	Where can I find the voting results of the extraordinary general meeting?

A.

The preliminary voting results are expected to be announced at the extraordinary general meeting. GigCapital7 will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four (4) Business Days after the extraordinary general meeting.

Q.	Who can help answer my questions?

A.	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Telephone: (203) 658-9400 (Call Collect)

or

Call Toll-Free: (800) 662-5200

Email: GIA.info@investor.morrowsodali.com

You also may obtain additional information about GigCapital7 from documents filed with the SEC by following the instructions in the section of this proxy statement/prospectus entitled “Where You Can Find More Information”. If you are a Public Shareholder and you intend to seek redemption, you will need to deliver the certificates for your Public Shares (if any) along with the redemption forms (either physically or electronically) to Continental, at the address below prior to the extraordinary general meeting. Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on [ ], 2026 (two (2) Business Days prior to the initial scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed. If you have questions regarding the certification of your position or delivery of your share certificates (if any) along with the redemption forms, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30 Floor

New York, New York 10004

Attention: SPAC Redemptions

Email: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus but does not contain all of the information that may be important to you. To better understand the proposals to be considered at the extraordinary general meeting, including the Business Combination Proposal, whether or not you plan to attend such meetings, we urge you to read this proxy statement/prospectus (including the Annexes and the other documents referred to herein) carefully, including the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page
57
. See also the section of this proxy statement/prospectus entitled “Where You Can Find More Information”.
Parties to the Business Combination
GigCapital7
GigCapital7 is a
Private-to-Public
Equity (PPE) company,
also
known as a blank check company or special purpose acquisition company, incorporated in the Cayman Islands and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses.
On August 30, 2024, GigCapital7 consummated its IPO of 20,000,000 GigCapital7 Units. Each GigCapital7 Unit was sold at a price of $10.00 per GigCapital7 Unit, generating gross proceeds of $200,000,000. Each GigCapital7 Unit consists of one GigCapital7 Class A Ordinary Share and one GigCapital7 Warrant entitling the holder thereof to purchase one GigCapital7 Class A Ordinary Share for $11.50 per share. Simultaneously with the sale of the 20,000,000 GigCapital7 Units in the IPO, GigCapital7 completed the private sale of an aggregate of 3,719,000 Private Placement Warrants to the Sponsor at a purchase price of $0.01561 per Private Placement Warrant, generating gross proceeds of $58,060.
GigCapital7’s Cayman Constitutional Documents provide that it has until May
30
, 2026 to complete an initial business combination.
As
of the Record Date, GigCapital7 had an aggregate of 20,000,000 GigCapital7 Class A Ordinary Shares issued and outstanding and 13,333,333 GigCapital7 Class B Ordinary Shares issued and outstanding, GigCapital7’s Sponsor holds 9,932,246 of the issued and outstanding Class B Ordinary Shares.
GigCapital7’s securities are traded on Nasdaq under the ticker symbols “GIGGU”, “GIG” and “GIGGW”. GigCapital7’s principal executive offices are located at 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303 and its phone number is (650)
276-7040.
Hadron Energy
Hadron Energy, Inc. is a Delaware corporation formed in 2024. Hadron Energy was originally formed as a California limited liability company under the name Hadron Energy LLC on July 8, 2024. Hadron Energy LLC converted to a Delaware corporation and changed its name to Hadron Energy, Inc. pursuant to the Certificate of Conversion filed with the State of Delaware on October 30, 2024.
Hadron Energy is a pioneer in MMR technology. Designed to deliver 10 MW of power, Hadron Energy’s MMR, the Hadron Halo, will be smaller, more cost-effective, and faster to deploy than other proposed MMR power solutions. The revolutionary design of the Hadron Halo allows its reactor core and containment shell to be transportable in a shipping container, providing a versatile deployment model for end users. The Hadron Halo is expected to provide a reliable, safe and scalable nuclear energy solution. For more information, please visit
https://www.hadronenergy.com/
.

Hadron Energy’s corporate offices are located at 3 Twin Dolphin Drive, STE 260, Redwood City, CA 94065 and Hadron Energy’s phone number is (650)
395-0050.
The Proposals to be Submitted at the Extraordinary General Meeting
The Business Combination Proposal
As discussed in this proxy statement/prospectus, GigCapital7 is asking its shareholders to approve by ordinary resolution and adopt the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as
Annex A
, and the transactions contemplated thereby. The Business Combination Agreement provides for, among other things, following the Domestication of GigCapital7 to Delaware, as described below, Merger Sub merging with and into Hadron Energy, with Hadron Energy surviving as a wholly-owned subsidiary of GigCapital7, resulting in a combined company whereby Domesticated GigCapital7 will become the sole stockholder of Hadron Energy Opco, and substantially all of the assets and the business of the combined company will be held by Hadron Energy Opco, as more fully described elsewhere in this proxy statement/prospectus. After consideration of the factors identified and discussed in the section of this proxy statement/prospectus entitled “
The Business Combination Proposal—The GigCapital7 Board’s Reasons for the Approval of the Business Combination
”, the GigCapital7 Board concluded that the Business Combination met the majority of the evaluation criteria for an initial business combination disclosed in the prospectus for the GigCapital7 IPO.
Organizational Structure
In connection with the completion of the Business Combination, GigCapital7 will provide its Public Shareholders with the opportunity to redeem their Public Shares on the terms and conditions set forth in the Business Combination Agreement and GigCapital7’s governing documents. GigCapital7 will complete the Redemption of properly tendered Public Shares promptly following the consummation of the Business Combination.
Prior to and as a condition of the Closing, pursuant to the Domestication, GigCapital7 will change its jurisdiction of incorporation by migrating to and domesticating as a Delaware corporation in accordance with Section 388 of the DGCL, as amended, and the Companies Act. For more
information, see the section of this proxy statement/prospectus entitled “
The Domestication Proposal
”.

The following diagrams illustrate in simplified terms the current structure of GigCapital7 and Hadron Energy and the expected structure of Domesticated GigCapital7 immediately following the Closing.
Simplified
Pre-Combination
Structure

Simplified Post-Combination Structure

Business Combination Agreement Consideration
Pursuant to the Business Combination Agreement, the consideration to be paid in the Merger in respect of each share of Hadron Common Stock (as defined below) that is issued and outstanding immediately prior to the Effective Time, will be a number of shares of Domesticated GigCapital7 Common Stock equal to the Exchange Ratio (the “
Per Share Merger Consideration
”). The “
Exchange Ratio
” means the quotient of: (a) the Aggregate Merger Consideration; divided by (b) the Hadron Fully Diluted Capital. The “
Aggregate Merger Consideration
” means the number of shares of Domesticated GigCapital7 Common Stock equal to the difference of: (a) the Aggregate Domesticated
GigCapital7 Common Stock; minus (b) 13,333,333 shares of Domesticated GigCapital7 Common Stock; provided, however, that if Hadron Energy has any indebtedness outstanding as of the closing of the Merger, the Aggregate Merger Consideration shall be further reduced by a number of shares of Domesticated GigCapital7 Common Stock equal to the amount of such indebtedness divided by $10.59 (the “
Per Share Price
”) (rounded down to the nearest whole share). The “
Aggregate Domesticated GigCapital7 Common Stock
” means the number of shares of Domesticated GigCapital7 Common Stock equal to the quotient of: (a) $1,200,200,000, divided by (b) the Per Share Price. The “
Hadron Fully Diluted Capital
” means the sum (without duplication) of the aggregate number of (a) shares of Hadron Common Stock (other than shares of Hadron Common Stock issued pursuant to an award of restricted stock that is, as of immediately prior to the Closing Date, subject to a substantial risk of forfeiture and is not transferable under Section 83 of the Code and determined by disregarding the effects of the Transactions (such shares, the “
Hadron Restricted Shares
”))

that are issued and outstanding immediately prior to the Effective Time assuming and after giving effect to the amendment and conversion of all SAFEs, (b) Hadron Restricted Shares that are issued and outstanding immediately prior to the Effective Time, and (c) all shares of Hadron Common Stock issuable upon full exercise of all Hadron Options outstanding as of immediately prior to the Effective Time (calculated using the treasury method of accounting on a cashless exercise basis).
Closing Conditions
The consummation of the Business Combination Agreement is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions set forth below. Therefore, unless these conditions are waived (to the extent they can be waived) by the applicable parties to the Business Combination Agreement, the Business Combination may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provisions of the Business Combination Agreement.
For further details, see “
The Business Combination Proposal—Business Combination Agreement—Closing Conditions
”.
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement. For additional information, see “
The Business Combination Proposal—Related Agreements
”.
Registration Rights Agreement
At the Closing, Domesticated GigCapital7, the Sponsor and the holder parties thereto will enter into the Registration Rights Agreement, pursuant to which, among other things, the Sponsor, certain Hadron Stockholders and the other parties thereto will be entitled to customary piggyback registration rights and demand registration rights, on the terms and subject to the conditions therein, with respect to securities of Domesticated GigCapital7 that they will hold following the Business Combination.
Transaction Support Agreement
On September 27, 2025, GigCapital7 and two then stockholders of Hadron Energy, Samuel Gibson and Mark Kress (Mr. Kress has since rescinded his purchase of Hadron Common Stock on December 30, 2025), who at the time of entry into such agreement collectively owned more than 50% of the Hadron Energy’s issued and outstanding Hadron Common Stock and are the Chief Executive Officer and former Chief Financial Officer, respectively, of Hadron Energy (collectively, the “
Supporting Company Stockholders
”) executed the Transaction Support Agreement, pursuant to which the Supporting Company Stockholders agreed, among other things, to vote all of their shares of Hadron Common Stock in favor of adopting and approving the Business Combination Agreement, the Merger and the Transactions. The Supporting Company Stockholders have further agreed, subject to the Closing, to the termination of any of their rights under the Hadron Bylaws or any letter agreement providing for redemption rights, put rights, purchase rights, or similar rights that are not generally available to all stockholders, effective immediately prior to the Closing, and agree that prior thereto, the Supporting Company Stockholders will not exercise such rights in any manner inconsistent with the Business Combination Agreement or otherwise reasonably likely to interfere with, delay, impede, frustrate or prevent the consummation of the Merger
.
The Transaction Support Agreement restricts the Supporting Company Stockholders from directly or indirectly, (a) selling, assigning, transferring (including by operation of law), creating any lien or pledge, disposing of, or otherwise encumbering any of the shares or otherwise, or agreeing to do any of the foregoing, except if pursuant to the Business Combination Agreement or to another stockholder bound by the terms of the Transaction Support Agreement; (b) depositing any shares into a voting trust or entering into a voting agreement or arrangement or granting any proxy or power of attorney with respect thereto that is inconsistent with the Transaction Support Agreement; and (c) entering into any contract, option or other arrangement or undertaking with respect to the direct acquisition or sale, assignment, transfer or other disposition of any shares, except as set forth in the Business Combination Agreement or the Transaction Support Agreement.
On January 19, 2026, Samuel Gibson,
Hadron Energy’s
Founder and Chief Executive Officer, transferred an aggregate of 1,750 shares of Hadron Common Stock to Dr. Avi S. Katz (875 shares) and Dr. Raluca Dinu (875 shares) as consideration for services provided to Mr. Gibson in facilitating a SAFE investment for Hadron
 Energy
. The transfer was effective upon execution of the transfer agreement and the required joinder under the Transaction Support Agreement.
Sponsor Support Agreement
On September 27, 2025, Hadron, GigCapital7, and the Sponsor, executed the Sponsor Support Agreement, pursuant to which the Sponsor agreed to vote all of its shares of GigCapital7 Ordinary Shares, among other things, in favor of (i) adopting and approving the Business Combination Agreement, the Merger, and the Transactions, and (ii) approving each of the proposals and any other matters necessary or reasonably requested by GigCapital7 for consummation of the Merger and the Transactions. The Sponsor has further agreed to vote against (i) any action, agreement, transaction, or proposal that would result in a material breach of any covenant, representation, warranty, or other obligation of GigCapital7 under the Business Combination Agreement or that would reasonably be expected to prevent the Merger from being consummated, (ii) any business combination proposal other than with Hadron Energy, (iii) any other action that would reasonably be expected to (A) impede, interfere with, delay, postpone or attempt to discourage, frustrate the purpose of, result in the termination or failure to consummate of, prevent or nullify any provision of, the Sponsor Support Agreement, the Business Combination Agreement or any other obligation or agreement in connection with the Business Combination Agreement or any of the Transactions or adversely affect the Merger or any of the Transactions, or (B) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in the Sponsor Support Agreement, the Business Combination Agreement or any other obligation or agreement in connection with the Business Combination Agreement or the Transactions, and (iv) change in any manner the voting rights of any class of GigCapital7’s share capital. The Sponsor has provided Hadron Energy with an irrevocable proxy to vote the GigCapital7 Ordinary Shares in a manner that is consistent with the above stated voting obligations of the Sponsor. The Sponsor Support Agreement restricts the Sponsor from transferring all of its GigCapital7 Ordinary Shares prior to the earliest of: (i) the Closing, (ii) termination of the Business Combination Agreement, or (iii) mutual agreement of parties.
Lock-Up
Arrangement
At the Closing, the Hadron Stockholders will enter into the Lock-Up
 Agreements, pursuant to which (a) shares of Domesticated GigCapital7 Common Stock received by the Hadron Stockholders as Per Share Merger Consideration, and (b) the shares of Domesticated GigCapital7 Common Stock underlying all other securities of GigCapital7 held by the Hadron Stockholders immediately following the Closing that are convertible into, or exercisable or exchangeable for, Domesticated GigCapital7 Common Stock will be locked up and may not be transferred by the Hadron Stockholder thereof, subject to certain customary transfer exceptions, until the expiration of the Lock-Up Period.

The foregoing description of the Lock-Up Agreements and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the terms and conditions of the Lock-Up Agreements, the form of which is attached hereto as Exhibit D to the Business Combination Agreement, filed as Exhibit 2.1 to the registration statement of which this proxy statement/prospectus forms a part, and incorporated by reference herein.
Letter Agreement
On August 28, 2024, GigCapital7, its directors and officers, the Sponsor and the underwriters of GigCapital7’s IPO entered into the Letter Agreement, which contains provisions relating to transfer restrictions of the Founder Shares and Private Placement Warrants, indemnification of the Trust Account, voting obligations, waiver of redemption rights and participation in liquidation distributions from the Trust Account.
Under this Letter Agreement, the Class B Ordinary Shares and Private Placement Warrants and any Class A Ordinary Shares issued upon conversion or exercise thereof are each subject to transfer restrictions pursuant to lock-up provisions in the agreements entered into by the Sponsor and management team. Those lock-up provisions provide that such securities are not transferable or saleable (i) in the case of any Founder Shares or any other Ordinary Shares of GigCapital7 (which are not Offering Shares), as defined in the Letter Agreement, until the earlier of (A) six months after the completion of a Business Combination or (B) the date on which, subsequent to a Business Combination, (x) the last sale price of the Ordinary Shares equals or exceeds $11.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizatio ns a
nd the like) for any 20 Trading
Days within any 30-Trading Day period commencing
at least 90 days after a Business Combination, or (y) GigCapital7 completes a liquidation, merger, share exchange or other similar transaction that results in all of GigCapital7’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property, and (ii) in the case of the Private Placement Warrants or any securities underlying the Private Placement Warrants, until 30 days after the completion of our initial business combination. The Letter Agreement contains exceptions to these lock-up
provisions, which allow for transfers to be made (a) amongst Sponsor and its Affiliates, to GigCapital7’s executive officers or directors, or to any Affiliate or family member of any of GigCapital7’s executive officers or directors; (b) in the case of an entity, as a distribution to its partners, shareholders or members upon its liquidation; (c) in the case of an individual, (1) by bona fide gift to such person’s imm ediate
family or to a trust, the beneficiary of which is a member of such person’s immediate family, an Affiliate of such person or to a charitable organization, (2) by virtue of the laws of descent and distribution upon death of such person, (3) pursuant to a qualified domestic relations order; (d) in the case of a trust, by distribution to one or more permissible beneficiaries of such trust; (e) by certain pledges to secure obligations incurred in connection with purchases of GigCapital7’s securities; (f) through private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which such securities were originally purchased; (g) to GigCapital7 for no value for cancellation in connection with the consummation of a Business Combination; (h) in the event of GigCapital7’s liquidation prior to the consummation of a Business Combination; (i) by virtue of the laws of the Cayman Islands, by virtue of Sponsor’s memorandum and articles of association or other constitutional, organizational or formational documents, as amended, upon dissolution of the Sponsor, or by virtue of the constitutional, organizational or formational documents of a subsidiary of Sponsor that holds any securities upon liquidation or dissolution of such subsidiary; or (j) in the event of GigCapital7’s completion of a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of GigCapital7’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the completion of GigCapital7’s initial Business Combination;
 provided,
 that, in case of clauses (a) through (f), these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other terms described in the Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

Pursuant to the Letter Agreement entered into with GigCapital7, each of our Sponsor, directors and officers have agreed to restrictions on its ability to transfer, assign, or sell the units, as summarized in the table below.

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions
Founder shares	The earlier of (i) six months after the date of the consummation of the Business Combination or (ii) subsequent to the Business Combination, (x) the date on which the last sale price of GigCapital7 Class A Ordinary Shares equals or exceeds $11.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day
	period commencing at least 90 days after the Business Combination, or (y) the date on which a liquidation, merger, stock exchange or other similar transaction is consummated after the Business Combination which results in all of GigCapital7’s shareholders having the right to exchange their Class B Ordinary Shares for cash, securities or other property.	GigAcquisitions7 Corp. Dr. Avi S. Katz Dr. Raluca Dinu Christine M. Marshall Raanan I. Horowitz Ambassador Adrian Zuckerman Darius Moshfeghi	Transfers permitted (a) amongst Sponsor and its Affiliates, to GigCapital7’s executive officers or directors, or to any affiliate or family member of any of GigCapital7’s executive officers or directors, (b) in the case of an entity, as a distribution to its partners, shareholders or members upon its liquidation, (c) in the case of an individual, (1) by bona fide gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization, (2) by virtue of the laws of descent and distribution upon death of such person, (3) pursuant to a qualified domestic relations order, (d) in the case of a trust, by distribution to one or more permissible beneficiaries of such trust, (e) by certain pledges to secure obligations incurred in connection with purchases of GigCapital7’s securities, (f) through private sales or transfers made in connection with the consummation of the

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions

Business Combination at prices no greater than the price at which such securities were originally purchased, (g) to GigCapital7 for no value for cancellation in connection with the consummation of the Business Combination, (h) in the event of GigCapital7’s liquidation prior to the consummation of the Business combination; (i) by virtue of the laws of the Cayman Islands, by virtue of Sponsor’s memorandum and articles of association or other constitutional, organizational or formational documents, as amended, upon dissolution of the sponsor, or by virtue of the constitutional, organizational or formational documents of a subsidiary of the Sponsor that holds any such securities, upon liquidation or dissolution of such subsidiary; or (j) in the event of GigCapital7’s completion of a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of GigCapital7’s shareholders having the right to exchange their ordinary shares for cash, securities or other property subsequent to the completion
of the

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions
Business Combination; provided, that, in case of clauses (a) through (f), these permitted transferees must enter into a written agreement with GigCapital7 agreeing to be bound by the transfer restrictions and other terms described in the Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

Private Placement Warrants (including underlying securities)	Thirty days after the completion of the Business Combination	GigAcquisitions7 Corp. Dr. Avi S. Katz Dr. Raluca Dinu Christine M. Marshall Raanan I. Horowitz Ambassador Adrian Zuckerman Darius Moshfeghi	Same as above.
The Domestication Proposal
As a condition to closing of the Business Combination pursuant to the terms of the Business Combination Agreement, GigCapital7 must complete the Domestication. The Domestication Proposal, if approved by the holders of GigCapital7 Class B Ordinary Shares, will authorize a change of GigCapital7’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while GigCapital7 is currently governed by the Companies Act, upon the Domestication, Domesticated GigCapital7 will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as between the Cayman Constitutional Documents and the Proposed Organizational Documents. Accordingly, GigCapital7 encourages shareholders to carefully review the information in the section of this proxy statement/prospectus entitled “
The Domestication Proposal—Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication
”.
Immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents and the Sponsor Support Agreement, each GigCapital7 Class B Ordinary Share then issued and outstanding will automatically convert into one share of Domesticated GigCapital7 Class B Common Stock. Immediately following such conversion, in connection with the Domestication, (a) each GigCapital7 Class A Ordinary Share issued and outstanding immediately prior to the Domestication will automatically convert into one share of Domesticated GigCapital7 Common Stock, (b) each whole GigCapital7 Warrant will be automatically converted into a Domesticated GigCapital7 Warrant on the same terms as the GigCapital7 Warrants, and (c) each GigCapital7

Unit issued and outstanding as of immediately prior to the Domestication will automatically be canceled and each holder thereof will receive one share of Domesticated GigCapital7 Common Stock and one Domesticated GigCapital7 Warrant, per GigCapital7 Unit. No fractional Domesticated GigCapital7 Warrants will be issued in the process described in clauses (b) or (c).
The GigCapital7 Board has unanimously approved the Domestication Proposal. For additional information, see the section entitled “
The Domestication Proposal
” of this proxy statement/prospectus.
The BCA Common Stock Issuance Proposal
GigCapital7 will ask its shareholders to approve, by ordinary resolution, the BCA Common Stock Issuance Proposal for purposes of complying with Nasdaq Listing Rules, including 5635(a), (b) and (d).
Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.
Under Nasdaq Listing Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer.
Under Nasdaq Listing Rule 5635(d), shareholder approval is required prior to the issuance of securities in certain circumstances, including if the number of securities to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance.
The aggregate number of shares of Domesticated GigCapital7 Common Stock that Domesticated GigCapital7 will issue in connection with the Business Combination will exceed 20% of both the voting power and the shares of Domesticated GigCapital7 Common Stock outstanding before such issuance and may result in a change of control of the registrant. Approval of the BCA Common Stock Issuance Proposal is a condition to the consummation of the Business Combination.
For additional information, see the section of this proxy statement/prospectus entitled “
The BCA Common Stock Issuance Proposal
”
.
The Organizational Documents Proposals
GigCapital7 will ask its shareholders to approve, by special resolution, each of the Organizational Documents Proposals in connection with the replacement of the Cayman Constitutional Documents, under the Companies Act, with first, the Proposed Interim Certificate of Incorporation, which will govern Domesticated GigCapital7 during the timeframe between the effectiveness of the Domestication and Closing of the Business Combination and, second, the Proposed Post-Closing Certificate of Incorporation, which will govern Domesticated GigCapital7 after the Closing of the Business Combination, as well as the Proposed Interim Bylaws of Domesticated GigCapital7 and the Proposed Post-Closing Bylaws of Domesticated GigCapital7, all pursuant to the DGCL. Among other items, the Proposed Post-Closing Bylaws would restrict the transfer of shares of Domesticated GigCapital7 Common Stock issued (i) as consideration pursuant to the Merger, and (ii) to directors, officers and employees of Domesticated GigCapital7 upon the settlement or exercise of stock options or other equity awards outstanding as of immediately following the closing of the Merger in respect of awards of Hadron Energy outstanding immediately prior to the Closing, subject to certain customary transfer exceptions, from the Closing until the date that is the earliest of (a) six months following the Closing Date, (b) subsequent to Closing, the date on which the closing price of Domesticated GigCapital7 Common Stock equals or exceeds

$11.50 per share for any 20 Trading days within any 30 consecutive Trading day period commencing at least 90 days after the Closing Date, (c) subsequent to the Closing, the date on which Domesticated GigCapital7 completes a liquidation, merger, stock exchange or other similar transaction that results in all of GigCapital7’s shareholders having the right to exchange their securities for cash, securities or other property. The GigCapital7 Board has unanimously approved each of the Organizational Documents Proposals. Approval of each of the Organizational Documents Proposals is a condition to the consummation of the Business Combination.
For additional information, see the section of this proxy statement/prospectus entitled “
The Organizational Documents Proposals
”.
The Advisory Organizational Documents Proposals
GigCapital7 will ask its shareholders to approve by special resolution on a non-binding advisory basis two (2) separate Advisory Organizational Documents Proposals in connection with the replacement of the Cayman Constitutional Documents, under the Companies Act, with first the Proposed Interim Certificate of Incorporation and then the Post-Closing Certificate of Incorporation, as well as the Proposed Interim Bylaws and the Proposed Post-Closing Bylaws of Domesticated GigCapital7 pursuant to the DGCL. The GigCapital7 Board has unanimously approved the Advisory Organizational Documents Proposals. Approval of the Advisory Organizational Documents Proposals is not a condition to the consummation of the Business Combination.
A brief summary of each of the Advisory Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.
Proposal No. 5—The Advisory Organizational Documents Proposals
—To consider and vote upon the following two (2) separate proposals (collectively, the “
Advisory Organizational Documents Proposals
”) to approve on an advisory non-binding basis by special resolution the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:
Advisory Organizational Documents Proposal 5A
—Under the Proposed Interim Certificate of Incorporation, Domesticated GigCapital7 would be authorized to issue (A) 600,000,000 shares of Domesticated GigCapital7 Common Stock, (B) 15,000,000 shares of Domesticated GigCapital7 Class B Common Stock and (C) 10,000,000 shares of Domesticated GigCapital7 Preferred Stock, the Domesticated GigCapital7 Class B Common Stock would be eliminated, all outstanding shares of such Domesticated GigCapital7 Class B Common Stock converted on a one-for-one
basis into the same number of shares of Domesticated GigCapital7 Common Stock upon the Closing of the Business Combination and the anti-dilution and targeted percentage ownership provisions relating to the GigCapital7 Class B Ordinary Shares would be removed.
Advisory Organizational Documents Proposal 5B
—The Proposed Post-Closing Certificate of Incorporation would adopt (a) Delaware as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
The Incentive Plan Proposal
GigCapital7 is proposing that its shareholders approve by ordinary resolution the New Equity Incentive Plan, which will become effective upon the Closing and will be used by Domesticated GigCapital7 on a going-forward basis following the Closing.
For additional information, see the section of this proxy statement/prospectus entitled “
The Incentive Plan Proposal
”.

The Director Election Proposal
GigCapital7 is proposing that its holders of GigCapital7 Class B Ordinary Shares approve by special resolution, effective upon the Closing of the Business Combination, the election of eight (8) directors to serve staggered terms upon Closing until the date of the first, second and third annual stockholder meetings to be held following the date of Closing, or until any such director’s successor is duly elected and qualified, subject to such director’s earlier death, disqualification, resignation or removal.
For additional information, see the section of this proxy statement/prospectus entitled “
The Director Election Proposal
”.
The Adjournment Proposal
If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize GigCapital7 to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved)), the GigCapital7 Board may submit a proposal to the shareholders to approve by way of an ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if GigCapital7 determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other Transaction.
For additional information, see the section of this proxy statement/prospectus entitled “
The Adjournment Proposal
”.
Date, Time and Place of the Extraordinary General Meeting
The extraordinary general meeting will be held on [

], 2026, 1:00 p.m., Eastern time, at the offices of GigCapital7, and virtually via live webcast at https://www.cstproxy.com/gigcapital7/2026. Shareholders may attend and vote in person or by visiting https://www.cstproxy.com/gigcapital7/2026 and entering the control number found on their proxy card, voting instruction form or notice they previously received. The purpose of the extraordinary general meeting is to consider and vote on the Business Combination Proposal, the Domestication Proposal, the BCA Common Stock Issuance Proposal, the Organizational Documents Proposals, the Advisory Organizational Documents Proposals, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal.
Registering for the Extraordinary General Meeting
Any shareholder wishing to attend the extraordinary general meeting virtually should register for the extraordinary general meeting by [

], 2026 at 11:59 p.m., Eastern time. To register for the extraordinary general meeting, please follow these instructions as applicable to the nature of your ownership of GigCapital7 Ordinary Shares:

•
If your shares are registered in your name with Continental and you wish to attend the extraordinary general meeting virtually, go to https://www.cstproxy.com/gigcapital7/2026, enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended but is not required in order to attend virtually.

•
Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other nominee) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the online extraordinary general meeting. After contacting Continental, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting online. Beneficial shareholders should contact Continental at least five (5) Business Days prior to the extraordinary general meeting date in order to ensure access.

Voting Power; Record Date
GigCapital7’s shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned GigCapital7 Ordinary Shares at the close of business on [ ], 2026, which is the Record Date for the extraordinary general meeting. Shareholders will have one vote for each GigCapital7 Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. GigCapital7 Warrants do not have voting rights. At the close of business on the Record Date, there were 33,333,333 GigCapital7 Ordinary Shares outstanding, of which 20,000,000 were Public Shares.
Quorum and Vote of GigCapital7 Shareholders
A quorum of GigCapital7 shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of one-third of the issued and outstanding shares entitled to vote at the extraordinary general meeting are represented in person or by proxy (which would include presence at the extraordinary general meeting). Abstentions, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.
As of the Record Date for the extraordinary general meeting, 11,111,111 GigCapital7 Ordinary Shares would be required to achieve a quorum.
The Sponsor has agreed to vote all the Founder Shares and any Public Shares it may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 30.32 % of the issued and outstanding GigCapital7 Ordinary Shares.
The proposals presented at the extraordinary general meeting require the following votes:

•
Business Combination Proposal
—The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the GigCapital7 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 29.8% of the issued and outstanding GigCapital7 Ordinary Shares. As a result, GigCapital7 would need only 6,734,421, or approximately 33.67% of the Public Shares not held by affiliates, to be voted in favor of the Business Combination in order to approve the Business Combination Proposal (assuming all outstanding shares are voted). The Business Combination was not structured to require the approval of at least a majority of GigCapital7’s unaffiliated shareholders because such a vote is not required under Cayman Islands law.

•
Domestication Proposal
—The approval of the Domestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of at least 66
2
⁄
3
% of the GigCapital7 Class B Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of GigCapital7 Class A Ordinary Shares will have no right to vote on the Domestication Proposal, in accordance with Article 44.2 of the Cayman Constitutional Documents. In connection with GigCapital7’s IPO, GigCapital7 entered into agreements with its officers and directors, and the Sponsor, pursuant to which each agreed to vote their GigCapital7 Ordinary Shares in favor of Proposal 1 (The Business Combination Proposal), along with any proposals recommended by the GigCapital7 Board in connection with the Business Combination, such as the Domestication Proposal and the other proposals listed in this proxy statement/prospectus. Such officers and directors and the Sponsor, who combined currently own 74.49% of the outstanding GigCapital7 Class B Ordinary Shares, have agreed to vote their GigCapital7 Class B Ordinary Shares, as well as any GigCapital7 Ordinary Shares they may purchase prior to the Extraordinary Meeting, in favor of the proposals. As a result, GigCapital7 would not require any additional votes in favor of such proposals in order to have the Domestication Proposal approved.

•
BCA Common Stock Issuance Proposal
- The approval of the BCA Common Stock Issuance Proposal requires an ordinary resolution, being the affirmative vote of holders of a majority of the GigCapital7 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 29.8% of the issued and outstanding GigCapital7 Ordinary Shares. As a result, GigCapital7 would need only 6,734,421, or approximately 33.67% of the Public Shares not held by affiliates, to be voted in favor of the BCA Common Stock Issuance Proposal in order to approve the BCA Common Stock Issuance Proposal (assuming all outstanding shares are voted).

•
Organizational Documents Proposals
—The approval of each of the Organizational Documents Proposals requires a special resolution to be approved by both (a) holders of GigCapital7 Class B Ordinary Shares, being the affirmative vote of holders of at least 66
2
⁄
3
% of the GigCapital7 Class B Ordinary Shares, who being present in person or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting. and (b) holders of GigCapital7 Ordinary Shares, being the affirmative vote of holders of at least 66
2
⁄
3
% of the GigCapital7 Ordinary Shares (i.e., the holders of GigCapital7 Class A Ordinary Shares and GigCapital7 Class B Ordinary Shares combined), who being present in person or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 74.49% of the issued and outstanding GigCapital7 Class B Ordinary Shares and 29.8% of the issued and outstanding GigCapital7 Ordinary Shares. As a result, GigCapital7 would need only 12,289,976, or approximately 61.45% of the Public Shares not held by affiliates, to be voted in favor in order to approve each of the Organizational Documents Proposals (assuming all outstanding shares are voted).

•
Advisory Organizational Documents Proposals
—The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding
vote, requires a special resolution, being the affirmative vote of holders of at least 66
2
⁄
3
% of the GigCapital7 Ordinary Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 29.8% of the issued and outstanding GigCapital7 Ordinary Shares. As a result, GigCapital7 would only need 12,289,976, or approximately 61.45% of the Public Shares not held by affiliates, to be voted in favor in order to approve each of the Advisory Organizational Documents Proposals.

•
Incentive Plan Proposal
—The approval of the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the GigCapital7 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 29.8% of the issued and outstanding GigCapital7 Ordinary Shares. As a result, GigCapital7 would need only 6,734,421, or approximately 33.67% of the Public Shares not held by affiliates, to be voted in favor in order to approve the Incentive Plan Proposal (assuming all outstanding shares are voted).

•
Director Election Proposal
—The approval of the Director Election Proposal requires a special resolution, being the affirmative vote of the holders of at least 66
2
⁄
3
% of the GigCapital7 Class B Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 7
4
.
49
% of the issued and outstanding GigCapital7 Class B Shares. As a result, no additional shares would need to be voted in favor in order to approve the Director Election Proposal (assuming all outstanding shares are voted).

•
Adjournment Proposal
—The approval of the Adjournment Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the GigCapital7 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately
29
.
8
% of the issued and outstanding GigCapital7 Ordinary Shares. As a result, GigCapital7 would need only 6,
734
,42
1
, or approximately 3
3
.
67
% of the Public Shares not held by affiliates, to be voted in favor in order to approve the Adjournment Proposal (assuming all outstanding shares are voted).

Redemption Rights
Pursuant to the Cayman Constitutional Documents, a Public Shareholder may request to redeem all or a portion of its Public Shares for cash in connection with the Business Combination. As a Public Shareholder, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)
(i) hold Public Shares or (ii) hold Public Shares through GigCapital7 Units and elect to separate your GigCapital7 Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;

(b)
submit a written request to Continental, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that GigCapital7 redeem all or a portion of your Public Shares for cash; and

(c)	deliver the certificates for your Public Shares (if any) along with the redemption forms to Continental, physically or electronically through DTC.
Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on [

], 2026, two (2) Business Days before the initial scheduled date of the extraordinary general meeting in order for their Public Shares to be redeemed.
Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is abandoned, the Public Shares will be returned to the respective holder, broker or bank. If the Redemption is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Continental, GigCapital7 will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two (2) Business Days prior to the consummation of the Business Combination. For illustrative purposes, as of April 1, 2026, this would have amounted to approximately $10.67533 per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. See the section of the proxy statement/prospectus entitled “
Extraordinary General Meeting of GigCapital7—Redemption Rights
” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.
Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other Person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor has agreed to, among other things, vote in favor of all proposals being presented at the extraordinary general meeting, regardless of how the Public Shareholders vote. As of the Record Date, the Sponsor owned approximately
29.8
% of the issued and outstanding GigCapital7 Ordinary Shares.
Holders of the Public Warrants will not have redemption rights with respect to the Public Warrants.
Appraisal Rights
Neither GigCapital7’s shareholders nor the holders of Public Warrants have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.
Pursuant to Section 262 of the
DGCL
, Hadron Stockholders who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise fail to perfect, waive withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of Hadron Common Stock, as determined by the Court of Chancery, if the Merger is completed. The “fair value” of such shares of Hadron Energy Capital Stock as determined by the Court of Chancery may be more or less than, or the same as, the value of the consideration that such stockholder would otherwise be entitled to receive under the Hadron Energy Business Combination Agreement. Hadron Stockholders who do not vote in favor of the Merger nor consent in writing to it and who wish to preserve their appraisal rights must so advise Hadron Energy by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from Hadron Energy or the Company that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, Hadron Stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors. Any shares of Hadron Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Hadron Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to
the exercise and perfection of dissenters’ rights are referred to as “
Dissenting Shares
.”
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. GigCapital7 has engaged Morrow Sodali LLC to assist in the solicitation of proxies.
If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section of this proxy statement/prospectus entitled “
Extraordinary General Meeting of GigCapital7—Revoking Your Proxy
”.

Certain Interests of GigCapital7’s Directors and Officers and Others in the Business Combination
When you consider the recommendation of the GigCapital7 Board in favor of approval of the Business Combination Proposal and the other Shareholder Proposals included herein, you should keep in mind that the Sponsor and GigCapital7’s directors and officers have interests in such proposals that are different from, in addition to and/or in conflict with, those of the GigCapital7 shareholders generally. Further, GigCapital7’s officers and directors have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, which are set forth in more detail in the section titled “
Information about GigCapital7—Conflicts of Interest
”. We believe there were no such opportunities that were not presented to GigCapital7 for a potential business combination as a result of the existing fiduciary or contractual obligations of our officers and directors to other entities. The GigCapital7 Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and Business Combination Agreement and in recommending to our shareholders that they vote in favor of the Shareholder Proposals presented at the extraordinary general meeting, including the Business Combination Proposal. GigCapital7 shareholders should take these interests into account in deciding whether to approve the Shareholder Proposals presented at the extraordinary general meeting, including the Business Combination Proposal. These interests include, among other things:

•
Our Sponsor purchased one GigCapital7 Class B Ordinary Share for a purchase price of $0.0001 on May 8, 2024, and subsequently on May 31, 2024 purchased 16,999,999 GigCapital7 Class B Ordinary Shares for an aggregate purchase price of $100,000, or $0.00588235 per share, in a private placement prior to the consummation of the IPO. Following certain surrenders, forfeitures and dispositions, including a transfer of 175,000 Founder Shares on January 21, 2026 to a non-affiliated third party for $148,750, the Sponsor currently holds 9,932,246 Founder Shares. The Sponsor is controlled by Dr. Avi S. Katz, GigCapital7’s Chairman and Chief Executive Officer, and Dr. Raluca Dinu, a member of the board of directors of GigCapital7, who share voting and investment discretion with respect to the Founder Shares and the Private Placement Warrants held by the Sponsor. Drs. Katz and Dinu have an economic interest in 9,932,246, or 100% of the Founder Shares held by the Sponsor. The 9,932,246 shares of Domesticated GigCapital7 Common Stock that the Sponsor and its permitted transferees will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $[ ] million based upon the closing price of $[ ] per GigCapital7 Ordinary Share on Nasdaq on [ ], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus.

•
Our Sponsor purchased 3,719,000 Private Placement Warrants for $58,060, or $0.01561 per Private Placement Warrant, in private placements that closed simultaneously with the IPO. The Sponsor is controlled by Dr. Avi S. Katz, GigCapital7’s Chairman and Chief Executive Officer, and Dr. Raluca Dinu, a member of the board of directors of GigCapital7, who share voting and investment discretion with respect to the Founder Shares and the Private Placement Warrants held by the Sponsor. Avi Katz and Raluca Dinu have an economic interest in 3,719,000, representing 100% of the Private Placement Warrants held by the Sponsor. The 3,719,000 Domesticated GigCapital7 Warrants that the Sponsor will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $[ ] based upon the closing price of $[ ] per Public Warrant on Nasdaq on April [ ], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus.

•
Given the differential in the purchase price that the Sponsor of GigCapital7 paid for the Founder Shares as compared to the price of the GigCapital7 Class A Ordinary Shares included in the GigCapital7 Units sold in the IPO, the Sponsor may earn a positive rate of return on its respective investments even if the shares of Domesticated GigCapital7 Common Stock trade below $10.00 per share and the Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of Public Shareholders because the Sponsor of GigCapital7 will realize a gain on its respective investments from the completion of any business combination while Public Shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share.

•
Our Sponsor will lose its entire investment in us if we do not complete a business combination by May 30, 2026 (or if such date is extended at a duly called meeting of the GigCapital7 shareholders, such later date). If we do not consummate a business combination by such date, as promptly as reasonably possible but not more than ten (10) Business Days thereafter, we are required to redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the warrants may be worthless. In such event, the 9,932,246 Founder Shares purchased by our Sponsor would be worthless because following the redemption of the Public Shares, we would likely have few, if any, net assets and because the Sponsor of GigCapital7 has agreed to waive its rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 3,719,000 Private Placement Warrants that the Sponsor paid $58,060 to purchase will expire worthless.

•	GigCapital7’s Sponsor has agreed not to redeem any of the Founder Shares or GigCapital7 Ordinary Shares held by it in connection with a shareholder vote to approve the Business Combination.

•
Dr. Avi Katz, our Chairman and Chief Executive Officer, Dr. Raluca Dinu, Raanan Horowitz and Ambassador Adrian Zuckerman will continue as directors of Domesticated GigCapital7 following the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the Domesticated GigCapital7 Board determines to pay to its directors.

•
Our existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy for a period of six (6) years after the Business Combination.

•
In connection with the Closing, our Sponsor, officers and directors would be entitled to the repayment of any outstanding Working Capital Loan and advances that have been made to GigCapital7. As of the date of this proxy statement/prospectus, there is $148,000 in principal amount of Working Capital Loans outstanding to the Sponsor.

•
All members of the Domesticated GigCapital7 Board and all executive officers of Domesticated GigCapital7 will be eligible for awards under the New Equity Incentive Plan and, thus, have a personal interest in the approval of the New Equity Incentive Plan. Nevertheless, the GigCapital7 Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors, among others, by adopting the New Equity Incentive Plan.

•
Because GigCapital7 has certain provisions in its organizational documents that waive the corporate opportunities doctrine on an ongoing basis, GigCapital7’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to GigCapital7. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in GigCapital7’s organizational documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver.

•
Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket
expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by GigCapital7 from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. As of April 3, 2026, a date most reasonably practicable for providing the following information, an aggregate of approximately $5,738 of reimbursable out-of-pocket
expenses were outstanding.

•
Pursuant to the Registration Rights Agreement, GigCapital7’s officers and directors, the Sponsor and its members and certain other security holders named therein will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back
provisions with respect to the Domesticated GigCapital7 Common Stock and Domesticated GigCapital7 Warrants held by such parties following the consummation of the Business Combination.

As a result of the foregoing interests, the Sponsor and GigCapital7’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to Public Shareholders. In the aggregate, the Sponsor has approximately $[__] at risk that depends upon the completion of a business combination. Such amount consists of (a) approximately $[__] representing the value of the Founder Shares held by the Sponsor (based upon the closing price of $[__] per GigCapital7 Ordinary Share on Nasdaq on [__], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), and (b) $[__] representing the value of the Private Placement Warrants purchased by the Sponsor (using the closing price of $[__], for the Public Warrants on [__], 2026 as a proxy for the value of the Private Placement Warrants, which do not trade).
The existence of financial and personal interests of one or more of GigCapital7’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of GigCapital7 and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Shareholder Proposals.
The financial and personal interests of the Sponsor, as well as GigCapital7’s directors and officers, may have influenced their motivation in identifying and selecting Hadron Energy as a business combination target, completing an initial business combination with Hadron Energy and influencing the operation of the business following the initial business combination. In considering the recommendations of the GigCapital7 Board to vote for the Shareholder Proposals, its shareholders should consider these interests.
In considering whether to approve the Business Combination, you should also take into account that Hadron Energy’s executive officers and directors may have interests in the Business Combination that are different from, or in addition to, those of other Hadron Stockholders generally as well as GigCapital7 shareholders and warrant holders generally.
These interests include, among other things:

•
To the extent that the Hadron Energy directors and executive officers are also Hadron Stockholders prior to the Closing, they will also have rights to receive Domesticated GigCapital7 securities in the same manner as other Hadron Stockholders, in accordance with the Business Combination Agreement.

•
If the Business Combination with GigCapital7 is completed, Hadron Energy will designate three (3) members to the Board of Directors of the Domesticated GigCapital7, including Samual Gibson and Robert J. Lewis, each of whom will serve as the nominees. The following executive officers of Hadron Energy are expected to be appointed as executive officers of Domesticated GigCapital7 following the consummation of the Business Combination: Samuel Gibson (Chief Executive Officer), Rahul Shukla (Chief Financial Officer), Ken Canavan (Chief Operating Officer), Ross T. Ridenoure (Chief Nuclear Officer), Shawn DeAngelo (Chief Development Officer), Dr. Andrew M. Ward (Chief Technology Officer), and Ryan Mott (VP of Licensing & Operations and Director).

•
The Business Combination Agreement provides for the continued indemnification of Hadron Energy’s current directors and officers and the continuation of directors and officers liability insurance covering Hadron Energy’s current directors and officers.

•
Pursuant to the Registration Rights Agreement, certain of the former stockholders of Hadron Energy will have customary registration rights, including shelf, demand and piggy-back rights, subject to cooperation and cut-back provisions, with respect to the shares of Domesticated GigCapital7 held by such parties following the consummation of the Business Combination.

For additional information, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal—Interests of Certain GigCapital7 Persons in the Business Combination” and “The Business Combination Proposal—Interests of the Hadron Energy Directors and Executive Officers”.
Compensation Received by the Sponsor, its Affiliates and GigCapital7 Directors and Executive Officers
Set forth below is a summary of the amount of compensation and securities received or to be received by the Sponsor, its affiliates and GigCapital7’s directors, officers and their affiliates in connection with the Business Combination and related transactions.

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration
Sponsor	9,932,246 shares of Domesticated GigCapital7 Common Stock upon conversion of 9,932,246 GigCapital7 Class B Ordinary Shares.

This amount is the number of shares remaining following the transfer in the aggregate to two non-affiliated third parties of 275,000 Founder Shares from the 10,207,246 Founder Shares acquired by the Sponsor prior to the IPO with one transfer a charitable gift of 100,000 Founder Shares and the other a transfer of 175,000 Founder Shares made on January 21, 2026 to a non-affiliated third party for $148,750.
$100,000 paid for the purchase of 10,207,246 Founder Shares by the Sponsor. $148,750 received by the Sponsor for the sale of 175,000 Founder Shares.

3,719,000 Domesticated GigCapital7 Warrants upon the conversion of 3,719,000 Private Placement Warrants. $30,000 per month
$58,060, at a price of $0.01561 per private placement warrant

Office space, utilities and secretarial and administrative support services, to GigManagement, LLC, an affiliate of the Sponsor, which may be due from Hadron Energy as a reimbursable expense

2
1

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration

Dr. Avi Katz and Dr. Raluca Dinu
9,932,246, or approximately 100%, of the Founder Shares held by the Sponsor. This amount is the number of shares remaining following the transfer in the aggregate to two non-affiliated third parties of 275,000 Founder Shares from the 10,207,246 Founder Shares acquired by the Sponsor prior to the IPO with one transfer a charitable gift of 100,000 Founder Shares and the other a transfer of 175,000 Founder Shares made on January 21, 2026 to a non-affiliated third party for $148,750.

3,719,000, or approximately 100%, of the Private Placement Warrants held by the Sponsor.

$100,000 paid for the purchase of 10,207,246 Founder Shares by the Sponsor. $148,750 received by the Sponsor for the sale of 175,000 Founder Shares.

$58,060, at a price of $0.01561 per private placement warrant

Dr. Avi Katz, Dr. Raluca Dinu, Raanan Horowitz and Ambassador Adrian Zuckerman
Transfer of an aggregate of 1,750 shares of Hadron Common Stock by Samuel Gibson, Hadron Energy’s Founder and Chief Executive Officer to Dr. Avi Katz (875 shares) and Dr. Raluca Dinu (875 shares) as consideration for services provided to Mr. Gibson in facilitating a SAFE investment for Hadron Energy.

Offered a directorship in Domesticated GigCapital7 following the Closing.

All members of the Domesticated GigCapital7 Board and all executive officers of Domesticated GigCapital7 will be eligible for awards under the New Equity Incentive Plan and, thus, have a personal interest in the approval of the New Equity Incentive Plan. Nevertheless, the GigCapital7 Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors, among others, by adopting the New Equity Incentive Plan
Services provided to Mr. Gibson in facilitating a SAFE investment for Hadron Energy

2
2

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration

Sponsor, GigCapital7 Directors and Officers or any of their affiliates
Finder’s fees, advisory fees, consulting fees, success fees and reimbursement for any out-of-pocket
expenses related to identifying, investigating, negotiating and completing an initial business combination. There is no cap or ceiling on the reimbursement of out-of-pocket
expenses incurred by such persons in connection with activities on our behalf.

Each director is entitled to receive $6,000 per quarter as an advisory fees for time spent identifying and investigating potential business combination targets, performing due diligence on suitable business combinations, attending board and committee meetings, and providing administrative and analytical support in furtherance of GigCapital7’s search for and evaluation of an initial business combination prior to the entry into the Business Combination Agreement and $8,000 per quarter thereafter. No payments were made in respect of 2024, and three quarterly payments were made in 2025, with $14,000 per director ($84,000 in the aggregate for all six directors) remaining outstanding as of December 31, 2025. Such outstanding amounts will be paid
upon consummation of the proposed Business Combination. For additional information regarding the terms and conditions of the advisory fee arrangements with GigCapital7’s directors, see the section entitled ‘
Information About GigCapital7—Compensation of the Sponsor, its Affiliates, GigCapital7 Directors and Executive Officers.
”

All members of the Domesticated GigCapital7 Board and all executive officers of Domesticated GigCapital7 will be eligible for awards under the New Equity Incentive Plan and, thus, have a personal interest in the approval

$6,000 per quarter per director prior to entry into the Business Combination Agreement and $8,000 per quarter thereafter for services in connection with identifying, investigating and completing an initial business combination.

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration
of the New Equity Incentive Plan. Nevertheless, the GigCapital7 Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors, among others, by adopting the New Equity Incentive Plan.
Ownership of Domesticated GigCapital7
Upon consummation of the Business Combination, the post-Closing share ownership of Domesticated GigCapital7 under (1) the No Redemption Scenario, (2) the 25% Redemptions Scenario, (3) the 50% Redemptions Scenario, (4) the 75% Redemptions Scenario and (5) the Maximum Contractual Redemptions Scenario, excluding the dilutive effect of Public Warrants, Private Placement Warrants, and Hadron Options would be as follows:

	Ownership of Domesticated GigCapital7
	No Redemption (1)		25% Redemptions (2)		50% Redemptions (3)		75% Redemptions (4)		Maximum Contractual Redemptions (5)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
GigCapital7 Public Shareholders	20,000,000	16.22%	15,000,000	12.67%	10,000,000	8.82%	5,000,000	4.61%	1,873,479	1.78%
Shareholders of Class B Ordinary Shares	13,333,333	10.81%	13,333,333	11.27%	13,333,333	11.77%	13,333,333	12.31%	13,333,333	12.67%
Hadron Stockholders (6)	90,000,000	72.97%	90,000,000	76.06%	90,000,000	79.41%	90,000,000	83.08%	90,000,000	85.55%

Total (7)	123,333,333	100.0%	118,333,333	100.0%	113,333,333	100.0%	108,333,333	100.0%	105,206,812	100.0%

(1)	Assumes that no Public Shareholders exercise redemption rights with respect to their GigCapital7 Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.
(2)
Assumes that 25% of maximum contractual redeemable shares, or 5,000,000 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $53,376,650 based on a redemption price of approximately $10.67533 per share based upon the amount of cash held in the Trust Account as of April 1, 2026.

(3)
Assumes that 50% of maximum contractual redeemable shares, or 10,000,000 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $106,753,300 million based on a redemption price of approximately $10.67533 per share based upon the amount of cash held in the Trust Account as of April 1, 2026.

(4)
Assumes that 75% of maximum contractual redeemable shares, or 15,000,000 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $160,129,950 based on a redemption price of approximately $10.67533 per share based upon the amount of cash held in the Trust Account as of April 1, 2026.

(5)
The maximum contractual redemptions scenario assumes that 18,126,521 Public Shares are redeemed for aggregate redemption payments of $193,506,593, assuming a $10.67533 per share redemption price based upon the amount of cash held in the Trust Account as of April 1, 2026. The Business Combination Agreement contains two conditions to the Closing which are that, after giving effect to the transactions contemplated hereby (including any as a result of any private placement equity financing of GigCapital7, although none is presently contemplated) (i) GigCapital7 shall have at least $5,000,001 of net tangible

2
4

assets, and (ii) the Available Closing SPAC Cash shall not be less than $20,000,000. The “maximum contractual redemptions scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the conditions mentioned above. The maximum contractual redemptions scenario assumes that 1,873,479 shares were not redeemed; therefore, leaving $20,000,007 in Available Closing SPAC Cash assuming a redemption price of approximately $10.67533 per share based upon the amount of cash held in the Trust Account as of April 1, 2026.

(6)	The figures presented assume that 10,000,000 Domesticated GigCapital7 Shares have been allocated for exercise of the Hadron Options and have not been included in the chart above.
(7)	Figures presented on a non-diluted basis to exclude the dilutive effect of Public Warrants, Private Placement Warrants, and Hadron Options.
Based upon historical interest earnings on the funds held in the Trust Account, and after assessing likely future interest rates and the interest earnings that will be generated on the funds held in the Trust Account, the GigCapital7 Board at the time of entry into the Business Combination Agreement established a formula in the Business Combination Agreement for purposes of determining the number of shares to be issued to Hadron securityholders as consideration for the Business Combination that was based upon a hypothetical but approximately likely redemption price at Closing of $10.59, which amount has been exceeded due to the accrual of interest on the Trust Account such that the redemption price is approximately $10.67533 per share based upon the amount of cash held in the Trust Account as of April 1, 2026. For more information, see “
The Business
Combination Proposal—Background of the Business Combination
”. The actual redemption price for any lawfully submitted redemption requests will be determined at the time of Closing, and the foregoing is merely an estimate at this time.
In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming
holders of the GigCapital7 Public Shares.
All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms” and, with respect to the determination of the “Maximum Contractual Redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”
Dilution
GigCapital7’s
net tangible book value as of December 31, 2025 was $(3,300,471), or $(0.10) per share, based on 20,000,000 GigCapital7 Class A Ordinary Shares and 13,333,333 GigCapital7 Class B Ordinary Shares outstanding as of that date.

The following table illustrates the changes in net tangible book value and dilution to existing shareholders at varying redemption levels (in thousands, except share and per share data).

	No Redemption (1)	25% Redemptions (2)	50% Redemptions (3)	75% Redemptions (4)	Maximum Contractual Redemptions (5)
Offering Price of the Securities in the Initial Registered offering price per share	$10.00	$10.00	$10.00	$10.00	$10.00
GigCapital7’s net tangible book value as of December 31, 2025, as adjusted for redemptions	$204,302	$151,3 9 3	$98,4 83	$4 5 ,5 7 4	$12,665
GigCapital7’s shares outstanding, as adjusted for redemptions	33,333,333	28,333,333	23,333,333	18,333,333	15 ,223,359

GigCapital7’s net tangible book value per share as of December 31, 2025, as adjusted for redemptions	$6.1 3	$5.34	$4.2 2	$2.4 9	$0. 8 3

Dilution per share to the existing GigCapital7’s shareholders	$3.87	$4.66	$5.7 8	$7. 51	$9.17
Change in net tangible book value per share attributable to GigCapital7’s shareholders	$6.23	$5.4 4	$4.3 2	$2. 59	$0.93
The following table illustrates the as adjusted net tangible book value to GigCapital7’s shareholders and decrease in net tangible book value to GigCapital7’s shareholders as a result of transaction costs incurred by GigCapital7 and funds released from the trust at de-SPAC
(in thousands, except share and per share data).

	No Redemption (1)	25% Redemptions (2)	50% Redemptions (3)	75% Redemptions (4)	Maximum Contractual Redemptions (5)
As adjusted net tangible book value per share	$6.13	$5.34	$4.22	$2.49	$0.83

Numerator adjustments
GigCapital7’s net tangible book value as of December 31, 2025	$(3,300)	$(3,300)	$(3,300)	$(3,300)	$(3,300)
Transaction costs attributed to GigCapital7	(4,035)	(4,035)	(4,035)	(4,035)	(4,035)
Funds released from trust	211,637	158,728	105,818	52,909	20,000

As adjusted net tangible book value	$204,302	$151,393	$98,483	$45,574	$12,665

Denominator adjustments
GigCapital7’s Public Shares outstanding	20,000,000	15,000,000	10,000,000	5,000,000	1,890,026
GigCapital7 Initial Shares outstanding	13,333,333	13,333,333	13,333,333	13,333,333	13,333,333

As adjusted total shares outstanding	33,333,333	28,333,333	23,333,333	18,333,333	15,223,359

2
6

(1)	Assumes that no Public Shareholders exercise redemption rights with respect to their GigCapital7 Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.
(2)
Assumes that 25% of maximum contractual redeemable shares, or 5,000,000 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $52,909,350 based on a redemption price of approximately $10.58187 per share.

(3)
Assumes that 50% of maximum contractual redeemable shares, or 10,000,000 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $105,818,700 based on a redemption price of approximately $10.58187 per share.

(4)
Assumes that 75% of maximum contractual redeemable shares, or 15,000,000 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $158,728,050 based on a redemption price of approximately $10.58187 per share.

(5)
The maximum contractual redemptions scenario assumes that 18,109,974 Public Shares are redeemed for aggregate redemption payments of $191,637,391 million, assuming a $10.58187 per share redemption price. The Business Combination Agreement contains two conditions to the Closing which are that, after giving effect to the transactions contemplated hereby (including any as a result of any private placement equity financing of GigCapital7, although none is presently contemplated) (i) GigCapital7 shall have at least $5,000,001 of net tangible assets, and (ii) the Available Closing SPAC Cash shall not be less than $20,000,000. The “maximum contractual redemptions scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the conditions mentioned above. The maximum contractual redemptions scenario assumes that 1,890,026 shares were not redeemed; therefore, leaving $20,000,009 in Available Closing SPAC Cash assuming a redemption price of approximately $10.58187 per share.

Based upon historical interest earnings on the funds held in the Trust Account, and after assessing likely future interest rates and the interest earnings that will be generated on the funds held in the Trust Account, the GigCapital7 Board at the time of entry into the Business Combination Agreement established a formula in the Business Combination Agreement for purposes of determining the number of shares to be issued to Hadron securityholders as consideration for the Business Combination that was based upon a hypothetical but approximately likely redemption price at Closing of $10.59, which amount has been exceeded due to the accrual of interest on the Trust Account such that the redemption price is approximately $10.67533 per share based upon the amount of cash held in the Trust Account as of April 1, 2026. For more information, see “
The Business Combination Proposal—Background of the Business Combination
”. The actual redemption price for any lawfully submitted redemption requests will be determined at the time of Closing, and the foregoing is merely an estimate at this time.
To the extent that additional shares are issued pursuant to the foregoing, GigCapital7’s shareholders will experience further dilution. In addition, GigCapital7 may enter into other transactions. To the extent it issues such securities, investors and GigCapital7’s shareholders may experience further dilution.

The following table presents all possible sources and the extent of dilution that shareholders who elect not to redeem their shares may experience in connection with the business combination, including sources not included in the tables above with respect to the determination of net tangible book value per share.

	Voting Interests in Domesticated GigCapital7 (1)
	No Redemption (2)		25% Redemptions (3)		50% Redemptions (4)		75% Redemptions (5)		Maximum Contractual Redemptions (6)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
GigCapital7 Public Shareholders	20,000,000	12.74%	15,000,000	9.86%	10,000,000	6.80%	5,000,000	3.52%	1,890,026	1.36%
GigCapital7 Warrant holders	23,719,000	15.10%	23,719,000	15.60%	23,719,000	16.13%	23,719,000	16.70%	23,719,000	17.07%
Shareholders of Class B Ordinary Shares	13,333,333	8.49%	13,333,333	8.77%	13,333,333	9.07%	13,333,333	9.38%	13,333,333	9.60%
Hadron Securityholders (7)	100,000,000	63.67%	100,000,000	65.77%	100,000,000	68.00%	100,000,000	70.40%	100,000,000	71.97%

Total (8)	157,052,333	100.0%	152,052,333	100.0%	147,052,333	100.0%	142,052,333	100.0%	138,942,359	100.0%

(1)
This reflects the 20,000,000 shares underlying the Public Warrants and the 3,719,000 shares underlying the Private Placement Warrants and the 10,000,000 shares underlying the Hadron Options. On January 30, 2026, Domesticated GigCapital7 borrowed $148,000 in a Working Capital Loan that is convertible into 14,800 units that will consist of 14,800 shares of Domesticated GigCapital7 Common Stock and warrants for the purchase of 14,800 shares of Domesticated GigCapital7 Common Stock. Since this loan was after December 31, 2025 it was not considered in the table above. In addition, although there is no intent to have any further Working Capital Loans, to the extent that there are any, up to $1,500,000 in the aggregate of Working Capital Loans can be converted into units on these terms.

(2)	Assumes that no Public Shareholders exercise redemption rights with respect to their GigCapital7 Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.
(3)
Assumes that 25% of maximum contractual redeemable shares, or 5,000,000 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $52,909,350 based on a redemption price of approximately $10.58187 per share.

(4)
Assumes that 50% of maximum contractual redeemable shares, or 10,000,000 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $105,818,700 million based on a redemption price of approximately $10.58187 per share.

(5)
Assumes that 75% of maximum contractual redeemable shares, or 15,000,000 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $158,728,050 million based on a redemption price of approximately $10.58187 per share.

(6)
The maximum contractual redemptions scenario assumes that 18,109,974 Public Shares are redeemed for aggregate redemption payments of $191,637,391 million, assuming a $10.58187 per share redemption price. The Business Combination Agreement contains two conditions to the Closing which are that, after giving effect to the transactions contemplated hereby (including any as a result of any private placement equity financing of GigCapital7, although none is presently contemplated) (i) GigCapital7 shall have at least $5,000,001 of net tangible assets, and (ii) the Available Closing SPAC Cash shall not be less than $20,000,000. The “maximum contractual redemptions scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the conditions mentioned above. The maximum contractual redemptions scenario assumes that 1,890,026 shares were not redeemed; therefore, leaving $20,000,009 in Available Closing SPAC Cash assuming a redemption price of approximately $10.58187 per share.

(7)	The figures presented assume that 10,000,000 Domesticated GigCapital7 Shares have been allocated for exercise of the Hadron Options and have been included in the chart above.
(8)	Figures presented on a fully-diluted basis to include the dilutive effect of Public Warrants, Private Placement Warrants, and Hadron Options.
Based upon historical interest earnings on the funds held in the Trust Account, and after assessing likely future interest rates and the interest earnings that will be generated on the funds held in the Trust Account, the GigCapital7 Board at the time of entry into the Business Combination Agreement established a formula in the Business Combination Agreement for purposes of determining the number of shares to be issued to Hadron securityholders as consideration for the Business Combination that was based upon a hypothetical but approximately likely redemption price at Closing of $10.59. For more information, see “
The Business
Combination Proposal—Background of the Business Combination
”. The actual redemption price for any lawfully submitted redemption requests will be determined at the time of Closing, and the foregoing is merely an estimate at this time.

GigCapital7 issued shares in an initial registered offering at $10.00 per share. After giving effect to the IPO, the issued and outstanding Public Shares of the GigCapital7 20,000,000, assuming no redemptions. In connection with the de-SPAC
transaction, 100,000,000 shares will be issued to Hadron Stockholders. Redemption levels of 0%, 25%, 50%, 75% and maximum have been disclosed in the table below as required by Item 1604(c) (in thousands, except share and per share data).
For purposes of Item 1604(c)(1), Domesticated GigCapital7 would have 133,333,333 total shares after giving effect to the de-SPAC
transaction under the no redemptions scenario. Where there are no redemptions, the company valuation is based on GigCapital7’s offering price of the securities in the initial registered offering price per share of $10.00 is therefore calculated as: $10.00 (per share IPO price) times 20,000,000 shares, or $200 million. The following table illustrates the valuation at the offering Price of the securities in the initial registered offering price of $10.00 per share for each redemption scenario (in thousands, except share and per share data):

	No Redemption (1)	25% Redemptions (2)	50% Redemptions (3)
GigCapital7 shares valuation based on offering price of the securities in the initial registered offering of $10.00 per share	$333,333	$283,333	$233,333
GigCapital7 shares outstanding post de-SPAC	57,052,333	52,052,333	47,052,333

Hadron shares valuation based on offering price of the securities in the initial registered offering of $10.00 per share	$1,000,000	$1,000,000	$1,000,000
Hadron shares outstanding post de-SPAC	100,000,000	100,000,000	100,000,000

Total valuation based on offering price of the securities in the initial registered offering of $10.00 per share	$1,333,333	$1,283,333	$1,233,333
Total shares outstanding post de-SPAC	157,052,333	152,052,333	147,052,333

	75% Redemptions (4)	Maximum Contractual Redemptions (5)
GigCapital7 shares valuation based on offering price of the securities in the initial registered offering of $10.00 per share	$183,333	$152,234
GigCapital7 shares outstanding post de-SPAC	42,052,333	38,942,359

Hadron shares valuation based on offering price of the securities in the initial registered offering of $10.00 per share	$1,000,000	$1,000,000
Hadron shares outstanding post de-SPAC	100,000,000	100,000,000

Total valuation based on offering price of the securities in the initial registered offering of $10.00 per share	$1,183,333	$1,152,234
Total shares outstanding post de-SPAC	142,052,333	138,942,359

(1)	Assumes that no Public Shareholders exercise redemption rights with respect to their GigCapital7 Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.
(2)
Assumes that 25% of maximum contractual redeemable shares, or 5,000,000 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $52,909,350 based on a redemption price of approximately $10.58187 per share.

(3)
Assumes that 50% of maximum contractual redeemable shares, or 10,000,000 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $105,818,700 million based on a redemption price of approximately $10.58187 per share.

(4)
Assumes that 75% of maximum contractual redeemable shares, or 15,000,000 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $158,728,050 million based on a redemption price of approximately $10.58187 per share.

(5)
The maximum contractual redemptions scenario assumes that 18,109,974 Public Shares are redeemed for aggregate redemption payments of $191,637,391 million, assuming a $10.58187 per share redemption price. The Business Combination Agreement contains two conditions to the Closing which are that, after giving effect to the transactions contemplated hereby (including any as a result of any private placement equity financing of GigCapital7, although none is presently contemplated) (i) GigCapital7 shall have at least $5,000,001 of net tangible assets, and (ii) the Available Closing SPAC Cash shall not be less than $20,000,000. The “maximum contractual redemptions scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the conditions mentioned above. The maximum contractual redemptions scenario assumes that 1,890,026 shares were not redeemed; therefore, leaving $20,000,009 in Available Closing SPAC Cash assuming a redemption price of approximately $10.58187 per share.

Based upon historical interest earnings on the funds held in the Trust Account, and after assessing likely future interest rates and the interest earnings that will be generated on the funds held in the Trust Account, the GigCapital7 Board at the time of entry into the Business Combination Agreement established a formula in the Business Combination Agreement for purposes of determining the number of shares to be issued to Hadron securityholders as consideration for the Business Combination that was based upon a hypothetical but approximately likely redemption price at Closing of $10.59, which amount has been exceeded due to the accrual of interest on the Trust Account such that the redemption price is approximately $10.67533 per share based upon the amount of cash held in the Trust Account as of April 1, 2026. For more information, see “
The Business Combination Proposal—Background of the Business Combination
”. The actual redemption price for any lawfully submitted redemption requests will be determined at the time of Closing, and the foregoing is merely an estimate at this time.
The required disclosure is not a guarantee that the trading price of the combined company will not be below the IPO offering price of GigCapital7, nor is the disclosure a guarantee the company valuation will attain one of the stated levels of valuation.
Regulatory Matters
Neither GigCapital7 nor Hadron Energy are aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the regulatory notices and approvals discussed in “
The Business Combination Proposal—Business Combination Agreement—Closing Conditions—Conditions to the Obligations of Each Party
”. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Recommendation to Shareholders of GigCapital7
The GigCapital7 Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of GigCapital7 and GigCapital7’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the BCA Common Stock Issuance Proposal, “FOR” the approval of each of the Organizational Documents Proposals, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Adjournment Proposal, if presented to the extraordinary general meeting.
The GigCapital7 Board, after careful consideration, determined that the Business Combination is fair in the best interests of GigCapital7 and its shareholders, and approved, among other things, the Business Combination Agreement, the Business Combination and the other agreements and transactions contemplated thereby. See the subsection entitled “
Extraordinary General Meeting of
GigCapital7
- Recommendation of the GigCapital7 Board
” for more information.

The existence of financial and personal interests of one or more of GigCapital7’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of GigCapital7 and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and GigCapital7’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “
The Business Combination Proposal—Interests of Certain GigCapital7
Persons in the Business Combination
”.
Background and Material Terms of the Business Combination
GigCapital7 is a
private-to-public
equity (PPE) company, also known as special purpose acquisition company (SPAC) that was incorporated on May 8, 2024 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Starting immediately upon the completion of the initial public offering on August 28, 2024, GigCapital7’s management and its advisors surveyed the landscape of potential acquisition opportunities for acquisition targets. From August 28, 2024 to August 22, 2025, GigCapital7 reviewed more than 350 acquisition opportunities across various industries and had active discussions under non-disclosure
agreement NDA with approximately 60 potential business targets, and progressed to deeper discussion based on letter-of-intent
(“
LOI
”) with 7 potential targets. GigCapital7 management ultimately decided not to pursue such alternate targets, and instead focus its efforts on Hadron Energy. The terms of the Business Combination Agreement are the result of negotiations between the representatives of GigCapital7 and Hadron Energy, which occurred between August 23, 2025 and until signing the Business Combination Agreement on September 28, 2025.
On the Signing Date, GigCapital7 entered into the Business Combination Agreement with Hadron Energy and Merger Sub, pursuant to which, among other things, subject to shareholder approval, following the Domestication, Merger Sub will merge in the Merger with and into Hadron Energy, with Hadron Energy surviving as a wholly owned subsidiary of GigCapital7, resulting in a combined company whereby GigCapital7 will become the sole stockholder of Hadron Energy Opco, and substantially all of the assets and the business of the combined company will be held by Hadron Energy Opco.
On December 12, 2025, the parties executed the First Amendment to Business Combination Agreement in order to expand the size of the post-closing Board of Directors from seven (7) to eight (8), such that instead of one industry expert director that would be mutually agreed upon by Hadron Energy and GigCapital7, there would be two such industry expert directors.
Business Combination Consideration to Hadron Stockholders
Pursuant to the Business Combination Agreement, the consideration to be paid in the Merger in respect of each share of Hadron Common Stock (as defined below) that is issued and outstanding immediately prior to the Effective Time, will be a number of shares of Domesticated GigCapital7 Common Stock equal to the Exchange Ratio (the “
Per Share Merger Consideration
”). The “
Exchange Ratio
” means the quotient of: (a) the Aggregate Merger Consideration; divided by (b) the Hadron Fully Diluted Capital. The “
Aggregate Merger Consideration
” means the number of shares of Domesticated GigCapital7 Common Stock equal to the difference of: (a) the Aggregate Domesticated
GigCapital7 Common Stock; minus (b) 13,333,333 shares of Domesticated GigCapital7 Common Stock; provided, however, that if Hadron Energy has any indebtedness outstanding as of the closing of the Merger, the Aggregate Merger Consideration shall be further reduced by a number of shares of Domesticated GigCapital7 Common Stock equal to the amount of such indebtedness divided by $10.59 (the “
Per Share Price
”) (rounded down to the nearest whole share). The “
Aggregate Domesticated GigCapital7 Common Stock
” means the number of shares of Domesticated GigCapital7 Common Stock equal to the quotient of: (a) $1,200,200,000, divided by (b) the Per Share Price. The “
Hadron Fully Diluted Capital
” means the sum (without duplication) of the aggregate number of (a) shares of Hadron Common Stock (other than Hadron Restricted Shares) that are issued and outstanding immediately prior to the Effective Time assuming and

3
1

after giving effect to the amendment and conversion of all SAFEs, (b) Hadron Restricted Shares that are issued and outstanding immediately prior to the Effective Time, and (c) all shares of Hadron Common Stock issuable upon full exercise of all Hadron Options outstanding as of immediately prior to the Effective Time (calculated using the treasury method of accounting on a cashless exercise basis).
Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, immediately prior to or at the Effective Time:

(a)
each issued and outstanding share of Hadron Common Stock except for Excluded Shares, Dissenting Shares, and Hadron Restricted Shares, will be cancelled and converted into the right to receive the Per Share Merger Consideration (as defined below), as set forth in the Business Combination Agreement.

(b)	each Excluded Share shall be automatically cancelled and retired without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)
each Dissenting Share that has demanded properly in writing appraisal or dissenters’ rights and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and the holders of such Dissenting Shares shall have no right to receive, the applicable portion of the aggregate Per Share Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL, in which case such Dissenting Shares shall be treated as if they had been converted into the right to receive the portion of the aggregate Per Share Merger Consideration to which such holder is entitled.

(d)
each Hadron Option that is outstanding immediately prior to the Effective Time will be automatically assumed by Domesticated GigCapital7 and converted into an Exchanged Option to purchase a number of shares of Domesticated GigCapital7 Common Stock, equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Hadron Common Stock subject to such Hadron Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Hadron Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, that the assumption and adjustment of the unvested Hadron Options shall be completed in a manner that satisfies the requirements of Code Section 409A and, with respect to any Hadron Option intended to be an “incentive stock option,” Code Section 4249a and the applicable regulations promulgated thereunder.

(e)
each Hadron Restricted Share Award that is outstanding immediately prior to the Effective Time will be automatically assumed by Domesticated GigCapital7 such that each Hadron Restricted Share Award will be converted into an Exchanged RSA for a number of restricted shares of Domesticated GigCapital7 Common Stock, equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Hadron Restricted Shares and (y) the Exchange Ratio.

(f)
each of the SAFEs that is outstanding immediately prior to the Effective Time will automatically convert into a number of shares of Hadron Common Stock determined in accordance with the terms of such SAFE, with such shares to be treated as Hadron Common Stock and will receive the consideration described above for Hadron Common Stock at the Effective Time.

Effect of Domestication and Merger
In connection with the Domestication, the existing governing documents of GigCapital7 will be amended and restated and become the Proposed Domestication Organizational Documents (as defined below) of Domesticated GigCapital7 as described in this proxy statement/prospectus. In connection with the completion of the Business Combination, GigCapital7 will provide its Public Shareholders the opportunity to redeem their Public Shares on the terms and conditions set forth in the Business Combination Agreement and GigCapital7’s governing

3
2

documents. GigCapital7 will complete the Redemption of properly tendered Public Shares promptly following the consummation of the Business Combination. As a condition to, and at least two (2) days prior to the Closing, GigCapital7 will change its jurisdiction of incorporation by effecting a deregistration under Section 206 of the Companies Act and a domestication under Section 388 of the DGCL, pursuant to which GigCapital7’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. In connection with the Domestication, (i) each then issued and outstanding GigCapital7 Class A Ordinary Share (other than any GigCapital7 Class A Ordinary Share included in the Cayman GigCapital7 Units) will convert automatically, on a one-for-one
basis, into one (1) share of Domesticated GigCapital7 Common Stock, (ii) each then issued and outstanding GigCapital7 Class B Ordinary Share will convert automatically, on a one-for-one
basis, into one (1) share of Domesticated GigCapital7 Class B Common Stock, (iii) each then issued and outstanding Cayman GigCapital7 Warrant (other than any Cayman GigCapital7 Public Warrants) shall convert automatically into a Domesticated GigCapital7 Warrant, pursuant to the Warrant Agreement, and (iv) each then issued and outstanding Cayman GigCapital7 Unit shall be cancelled and will thereafter entitle the holder thereof to one (1) share of Domesticated GigCapital7 Common Stock and one (1) Domesticated GigCapital7 Warrant, in each case without any action on the part of the GigCapital7, Merger Sub, Hadron Energy or any holder of securities of any of the foregoing. See the section of this proxy statement/prospectus entitled “The Domestication Proposal” for additional information.
Following the Domestication, at the Effective Time by virtue of the Merger, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one (1) share of common stock, par value $0.0001, of the Surviving Company.
By virtue of the Merger and the applicable provisions of the Domesticated GigCapital7 Charter, each share of Domesticated GigCapital7 Class B Common Stock then issued and outstanding shall be automatically cancelled and extinguished and converted into one (1) share of Domesticated GigCapital7 Common Stock.
Hadron Stockholder Appraisal/Dissenter’s Rights
Under the DGCL, shares of Hadron Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Hadron Stockholders (including beneficial owners) that neither voted in favor of the Business Combination nor consented thereto in writing and that have demanded properly in writing appraisal or dissenters’ rights for such shares of Hadron Energy capital stock in accordance with the DGCL (collectively, the “
Dissenting Shares
”; and the holders of Dissenting Shares being referred to as “
Dissenting Stockholders
”), and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, will not be converted into, and such Dissenting Stockholders will have no right to receive, the Per Share Merger Consideration as provided in the Business Combination Agreement unless and until such Dissenting Stockholder fails to perfect or withdraws or otherwise loses their right to appraisal and payment under the DGCL. Notwithstanding the foregoing, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to dissent under the DGCL, then such holder’s Dissenting Shares will be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, as provided in the Business Combination Agreement.
Representations and Warranties
The Business Combination Agreement contains representations and warranties by each of GigCapital7, Merger Sub and Hadron Energy. Unless otherwise specified, such representations and warranties are made as of the Signing Date and as of the Closing, are subject to customary qualifications for materiality and material adverse effect, and (where expressly indicated) to knowledge qualifiers. Hadron Energy’s representations and warranties are qualified by, and subject to the disclosures set forth in, the Disclosure Letter of Hadron Energy. The representations and warranties of GigCapital7 and Merger Sub are qualified by the information set forth in GigCapital7’s public filings filed or submitted to the SEC on or prior to the Signing Date (subject to certain exceptions contemplated by the Business Combination Agreement).
Representations and Warranties of Hadron Energy
The Business Combination Agreement contains representations and warranties of Hadron Energy relating to, among other things, organization and standing, authorization and binding agreement, capitalization, no subsidiaries, no conflict, non-contravention,
required governmental consents and filings, financial statements, undisclosed liabilities, absence of certain changes, compliance with laws, government contracts, permits, litigation, material contracts, intellectual property, U.S. nuclear regulatory matters, taxes and tax returns, real property, personal property, employee matters, benefit plans, environmental matters, transactions with related persons, insurance, top customers and suppliers, certain business practices, the Investment Company Act, finders and brokers, independent investigation, information supplied and that there are no additional representations or warranties.
Representations and Warranties of GigCapital7 and Merger Sub
The Business Combination Agreement contains representations and warranties of GigCapital7 and Merger Sub relating to, among other things, organization and standing, authorization and binding agreement, capitalization, non-contravention, required government approvals, SEC filings and financial statements, absence of certain changes, undisclosed liabilities, compliance with laws, legal proceedings, orders, permits, taxes and tax returns, properties, the Investment Company Act, contracts, the Trust Account, finders and brokers, certain business practices, insurance, independent investigation, information supplied, and that there are no additional representations and warranties.
Hadron Energy Material Adverse Effect
Under the Business Combination Agreement, certain of the representations and warranties of Hadron Energy are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Business Combination Agreement, a “
Company Material Adverse Effect
” means any change, event or circumstance (collectively, “
Events
”), that (i) has had, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of Hadron Energy or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of Hadron Energy to consummate the Business Combination; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:

(a)	any change in applicable laws or GAAP or any interpretation thereof following the Signing Date;

(b)
any change in interest rates or economic, political, business, banking, financial or securities markets conditions generally, including any disruption thereof and any decline in the price of any security or any market index;

(c)	the taking of any action required by the Business Combination Agreement or any ancillary document;

(d)	any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate;

(e)	any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions;

(f)
any failure of Hadron Energy to meet any projections or forecasts (provided that this clause (f) will not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect);

(g)
any Events generally applicable to the industries or markets in which Hadron Energy operates (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers);

(h)
the announcement of the Business Combination Agreement and consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of Hadron Energy;

(i)	any matter set forth on the Disclosure Letter of Hadron Energy;

(j)	any action taken by, or at the request of, GigCapital7; or

(k)
any event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Hadron Energy, relative to similarly situated companies in the industry in which Hadron Energy conducts its operations, but only to the extent of the incremental disproportionate effect on Hadron Energy relative to similarly situated companies in the industry in which Hadron Energy conducts its operations.

GigCapital7 Material Adverse Effect
Under the Business Combination Agreement, certain representations and warranties of GigCapital7 and Merger Sub are qualified in whole or in part by a material adverse effect standard on the ability of GigCapital7 and Merger Sub to consummate the Business Combination for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “
Purchaser Material Adverse Effect
” means any Event, that, individually or when aggregated with other changes, events or occurrences has had a materially adverse effect on the business, assets, financial condition or results of operations of GigCapital7; provided, however, that no change or effect related to any of the following, alone or in combination, will be taken into account in determining whether a Purchaser Material Adverse Effect has occurred: (a) the announcement of the Business Combination Agreement and consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of GigCapital7 or Merger Sub; (b) the taking of any action required by the Business Combination Agreement or any ancillary document to the Business Combination Agreement; (c) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (d) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (e) the Redemption; (f) any breach of any covenants, agreements or obligations of any investor in any private placement equity financing of GigCapital7 (although none is presently contemplated) under any agreement related to financing Hadron Energy or GigCapital7 (including any breach of such person’s obligations to fund any amounts thereunder when required); (g) changes or proposed changes in applicable law, regulations or interpretations thereof or decisions by courts or any governmental authority after the date of the Business Combination Agreement; (h) changes or proposed changes in GAAP (or any interpretation thereof) after the Signing Date; or (i) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world.

Survival of Representations and Warranties
Except in the case of a fraud claim against a person, none of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the Closing (and there will be no liability after the Closing in respect thereof), except for those covenants and agreements contained therein that by their terms expressly apply in whole or in part at or after the Closing, and then only in respect to any breaches occurring at or after the Closing.
Covenants and Agreements
Hadron Energy has made covenants relating to, among other things, efforts, conduct of business, annual and interim financial statements, no solicitation, no trading, notification of certain matters, the preparation and filing of the Proxy Statement/Registration Statement, tax matters, public announcements, confidentiality, post-Closing board and executive officer composition, indemnification of directors and officers and related tail insurance and representations and warranties insurance matters, any private placement equity financing of GigCapital7 (although none is presently contemplated), communications with the NRC, and the name change of the Surviving Company.
GigCapital7 has made covenants relating to, among other things, conduct of business, GigCapital7 public filings, the Trust Account, GigCapital7 shareholder approval to complete the transactions contemplated by the Business Combination Agreement, the Domestication and related organizational documents, the preparation and filing of the Proxy Statement/Registration Statement, tax matters, public announcements, confidentiality, post-Closing board and executive officer composition, indemnification of directors and officers and related insurance matters, the any private placement equity financing of GigCapital7 (although none is presently contemplated), and the name change of GigCapital7.
Conduct of Business of Hadron Energy
Hadron Energy has agreed that during the Interim Period, it will, subject to certain specified exceptions, including as required by applicable law or any governmental authority, as set forth on the Disclosure Letter delivered by Hadron Energy pursuant to the Business Combination Agreement, or as consented to by GigCapital7 in writing (which consent will not be unreasonably withheld, conditioned or delayed), use commercially reasonable efforts to:

•	conduct its businesses, in all material respects, in the ordinary course of business;

•	maintain the existing relations and goodwill of Hadron Energy with its customers, suppliers, distributors and creditors; and

•	preserve intact, in all material respects, its business.
During the Interim Period, Hadron Energy also agreed not to, subject to certain specified exceptions, including as required by applicable law or any governmental authority, as set forth on the Disclosure Letter delivered by Hadron Energy, or as consented to by GigCapital7 in writing (which consent will not be unreasonably withheld, conditioned or delayed):

•	amend, waive or otherwise change, in any material respect, its organizational documents;

•
authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or other securities, including any securities convertible into or exchangeable for any of its units or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities, except in compliance with existing Hadron Energy benefits plans or any contract (including any warrant, option, or profits interest award) outstanding as of the Signing Date or amended in compliance with this covenant;

•
split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except as may be required (a) pursuant to the organizational documents of Hadron Energy, (b) pursuant to the terms of any warrant, option or profits interest award outstanding as of the Signing Date, or (c) in connection with the Interim Period Option Issuance;

•	incur, create, assume or otherwise become liable for any additional indebtedness (directly, contingently or otherwise) for borrowed money in excess of $500,000 (in the aggregate);

•
except as otherwise required by Hadron Energy’s benefit plans or award agreements thereunder, (a) grant any severance, retention, change in control or termination or similar pay, (b) terminate, adopt, enter into or materially amend or grant any new awards under any Hadron Energy benefit plan other than the Hadron Energy Incentive Plan in connection with the Interim Period Option Issuance or any plan, policy, practice, program, agreement or other arrangement other than the Hadron Energy Incentive Plan that would be deemed a Hadron Energy benefit plan as of the Signing Date, (c) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, (d) take any action to materially amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by Hadron Energy or any of its subsidiaries other than as provided under the Business Combination Agreement, (e) hire or engage any new employee or individual independent contractor if such new employee or individual independent contractor will receive annual base cash compensation in excess of $150,000, (f) terminate the employment or engagement of any employee or individual independent contractor with an annual base cash compensation in excess of $150,000 other than for cause or (g) enter into any written waiver of any restrictive covenants applying to any current or former employee or individual independent contractor;

•
enter into or amend or extend any collective bargaining agreement or similar labor agreement, or recognize or certify any labor union, labor organization or group of employees of Hadron Energy as the bargaining representative for any employees of Hadron Energy;

•
(a) make, change or rescind any material election relating to taxes, (b) commence, settle or compromise any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other legal proceeding relating to a material amount of taxes, (c) file any amended income tax or other material tax return, (d) surrender or allow to expire any right to claim a refund of material taxes, (e) change (or request to change) any method of accounting for tax purposes, (f) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of income taxes or other material taxes may be issued or in respect of any income taxes or other material tax attribute that would give rise to any claim or assessment of taxes of or with respect to Hadron Energy, (g) enter into any “closing agreement” as described in Section 7121 of the Code or any other agreement or arrangement with any governmental authority, (h) enter into any tax indemnity agreement, tax sharing agreement or tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of taxes) with respect to taxes, or (i) fail to pay any material amount of Taxes when due;

•
knowingly take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the transactions from qualifying for its intended tax treatments;

•
transfer, sell, assign, license, sublicense, covenant not to assert, subject to a lien (other than a permitted lien), abandon, allow to lapse, transfer or otherwise dispose of, any right, title or interest of Hadron Energy in or to any intellectual property owned by Hadron Energy, or otherwise amend or modify, permit to lapse or fail to preserve any Hadron Energy registered intellectual property (except where Hadron Energy has reasonably determined that a decision to not continue to prosecute an item of its registered intellectual property is in the best interests of Hadron Energy), or disclose, divulge, furnish to or make accessible to any person who has not entered into a confidentiality agreement sufficiently protecting the confidentiality thereof any trade secrets constituting intellectual property owned by Hadron Energy;

•
terminate or assign any material contract or any material real property lease of Hadron Energy or enter into any contract that would be a material contract or material real property lease of Hadron Energy, in any case outside of the ordinary course of business consistent with past practice;

•	enter into any new line of business or establish any subsidiary in connection therewith;

•
fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect, or terminate without replacement or amend in a manner materially detrimental to Hadron Energy, any material insurance policy insuring Hadron Energy;

•	make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or changes that are made in accordance with PCAOB standards;

•
waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the transactions contemplated thereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Hadron Energy or any of its affiliates) not in excess of $100,000 (individually or in the aggregate);

•	effect any mass layoff or plant closing at any of its facilities that triggers the notice obligations under the Worker Adjustment and Retraining Notification Act of 1988;

•
acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof or any material amount of assets, in each case, outside the ordinary course of business consistent with past practice, except pursuant to any contract in existence as of the Signing Date which has been disclosed in writing or provided in the virtual data room to GigCapital7;

•
except as required pursuant to any contract in effect on the Signing Date, make capital expenditures outside of the ordinary course of business consistent with past practice in excess of $100,000 (individually for any project) or $250,000 (in the aggregate);

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

•
sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

•	enter into any written agreement, understanding or arrangement with respect to the voting of equity securities of Hadron Energy;

•
enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any related person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice, and other than in connection with the Interim Period Option Issuance);

•
(a) limit the right of Hadron Energy to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person or (b) grant any exclusive or similar rights to any person, in each case of clause (a) and (b), except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the business of Hadron Energy;

•	voluntarily terminate any design certification, pre-application, application or standard design approval activities Hadron Energy is currently undertaking with the NRC;

•
enter into, amend, supplement, terminate, or consummate any agreement, arrangement, or transaction relating to the issuance, sale, or placement of any debt or equity securities (including, for the avoidance of doubt, any private placement equity financing of GigCapital7 (although none is presently contemplated), SAFE, convertible note, or similar financing or investment arrangement), or otherwise obtain or agree to obtain any funding or financing; or

•	authorize or agree to do any of the foregoing actions.
Notwithstanding the foregoing, nothing contained in the Business Combination Agreement gives GigCapital7, directly or indirectly, rights to control or direct the business or operations of Hadron Energy prior to the Closing. Prior to the Closing, Hadron Energy will exercise, consistent with the terms and conditions of the Business Combination Agreement and subject to GigCapital7’s rights set forth therein, complete control and supervision over its business, assets and operations.
Conduct of Business of GigCapital7
GigCapital7 has agreed that during the Interim Period, subject to certain specified exceptions, including as set forth in the Business Combination Agreement, or as is required by applicable law or any governmental authority, or as consented to by Hadron Energy in writing (which consent will not be unreasonably withheld, conditioned or delayed), it will:

•	conduct its business, in all material respects, in the ordinary course of business; and

•	preserve intact, in all material respects, its business.
During the Interim Period, GigCapital7 also agreed not to, subject to certain specified exceptions, including as set forth in the Business Combination Agreement, or as is required by applicable law or any governmental authority, or as consented to by Hadron Energy in writing (which consent will not be unreasonably withheld, conditioned or delayed):

•	amend, waive or otherwise change, in any material respect, its organizational documents;

•
other than pursuant to the Sponsor Support Agreement, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its units or other equity securities or other securities of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities;

•
split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

•
except for (a) indebtedness necessary to effectuate the Domestication, (b) indebtedness necessary to amend GigCapital7’s organizational documents to extend the period to consummate an initial business combination as set forth therein, (c) indebtedness to provide working capital to GigCapital7 through such period (including payables incurred but not yet paid by GigCapital7 as reported in GigCapital7’s reports filed with the SEC), and (d) indebtedness incurred in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of GigCapital7, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;

•
(a) make, change or rescind any material election relating to taxes, (b) commence, settle or compromise any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other legal proceeding relating to a material amount of taxes, (c) file any amended income tax or other material tax return, (d) surrender or allow to expire any right to claim a refund of a material amount of taxes, (e) change (or request to change) any method of accounting for tax purposes, (f) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of income taxes or other material taxes may be issued or in respect of any income taxes or other material tax attribute that would give rise to any claim or assessment of taxes of or with respect to GigCapital7, (g) enter into any “closing agreement” as described in Section 7121 of the Code or any other agreement or arrangement with any governmental authority, in each case except as required by applicable law, (h) enter into any tax indemnity agreement, tax sharing agreement or tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of taxes) with respect to taxes, or (i) fail to pay any material amount of taxes when due;

•
knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the relevant portions of the Merger from qualifying for their respective intended tax treatments;

•	amend, waive or otherwise change the Trust Agreement;

•
terminate, waive or assign any material right under any material contract of GigCapital7 or any contract with any broker, finder, financial advisor or investment banker, or make any discretionary payments under any such contract;

•
enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any officer, director, employee, trustee or beneficiary of Hadron Energy or its affiliates or any immediate family member of the foregoing;

•	establish any subsidiary;

•
engage in any activities or business, other than activities or business (a) currently conducted by GigCapital7 or Merger Sub as of the Signing Date, (b) in connection with or incident to GigCapital7’s or Merger Sub’s organization, incorporation, or continuing corporate existence or (c) that are administrative and immaterial in nature;

•
fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

•	make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or PCAOB standards;

•
waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the transactions contemplated thereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, GigCapital7 or Merger Sub) not in excess of five hundred thousand dollars ($500,000) (individually or in the aggregate);

•
acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

•	make capital expenditures (excluding for the avoidance of doubt, incurring any ordinary course administrative costs and expenses);

•
adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the transactions contemplated by the Business Combination Agreement);

•
except for such indebtedness as is necessary to effectuate the Domestication and amend GigCapital7’s organizational documents to extend the period to consummate an initial business combination of GigCapital7 set forth in GigCapital7’s organizational documents and to provide working capital to GigCapital7 through such period (including for such payables as have been incurred but not paid by GigCapital7 as reported in GigCapital7 reports filed with the SEC), voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of five hundred thousand dollars ($500,000) individually or one million dollars ($1,000,000) in the aggregate (excluding the incurrence of any ordinary course administrative costs and expenses incurred in connection with the consummation of the transactions contemplated by the Business Combination Agreement, including legal or accounting (including any private placement equity financing of GigCapital7, although none is presently contemplated)) other than pursuant to the terms of a contract in existence as of the Signing Date or entered into in the ordinary course of business or in accordance with the terms of the Business Combination Agreement during the Interim Period;

•
sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

•	grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of GigCapital7; or

•	authorize or agree to do any of the foregoing actions.
Notwithstanding the foregoing, nothing contained in the Business Combination Agreement gives Hadron Energy, directly or indirectly, rights to control or direct the business or operations of the GigCapital7 prior to the Closing. Prior to the Closing, GigCapital7 will exercise, consistent with the terms and conditions of the Business Combination Agreement and subject to Hadron Energy’s rights set forth therein, complete control and supervision over its business, assets and operations.
Covenants of Hadron Energy
Pursuant to the Business Combination Agreement, Hadron Energy has agreed, among other things, to:

•
as soon as reasonably practicable following the Signing Date, but in no event later than October 31, 2025, deliver to GigCapital7 (i) audited balance sheet and statement of operations, comprehensive loss, stockholders’ equity and cash flows of Hadron Energy as of December 31, 2024 and for the period of July 8, 2024 (date of inception) through December 31, 2024, together with the auditor’s reports thereon, and (ii) reviewed balance sheet and statement of operations, comprehensive loss, stockholders’ equity and cash flows of Hadron Energy as of and for the period ended June 30, 2025, in each case which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “
PCAOB Financial Statements
”);

•
by November 15, 2025, deliver to GigCapital7 the reviewed balance sheet and statement of operations, comprehensive loss, stockholders’ equity and cash flows of the Company as of and for the period ended September 30, 2025, which comply in all material respects with the applicable accounting requirements (the “
Interim Financial Statements
”);

•
while it is in possession of material nonpublic information, not purchase or sell any securities of GigCapital7 (unless otherwise explicitly contemplated in the Business Combination Agreement), communicate such information to any third party (other than (x) to persons for the purpose of seeking consents related to the transactions contemplated by the Business Combination Agreement or (y) persons subject to confidentiality restrictions in favor of Hadron Energy), take any other action with respect to GigCapital7 in violation of such laws, or cause or encourage any third party to do any of the foregoing;

•
during the Interim Period, promptly notify GigCapital7 of certain matters, including (i) notices or other written communications from third parties (including any governmental authority) alleging that a consent may be required in connection with the Business Combination or alleging non-compliance
with law, (ii) notices or other written communications from any governmental authority in connection with the Business Combination, and (iii) the commencement or written threat of any litigation with respect to the consummation of the transactions contemplated by the Business Combination Agreement; and

•
during the Interim Period, keep GigCapital7 reasonably apprised of the status of matters relating to the NRC’s review of Hadron Energy’s activities by furnishing GigCapital7 with copies of material notes, inspections, audit requests and other material communications received by Hadron Energy from the NRC and, upon reasonable request by GigCapital7, provide oral summaries of material meetings (including via teleconference or videoconference) between Hadron Energy and the NRC.

Covenants of GigCapital7
Pursuant to the Business Combination Agreement, GigCapital7 has agreed, among other things, to:

•
During the Interim Period, keep current all of its public filings with the SEC (after giving effect to all applicable extension periods) and otherwise comply in all material respects with applicable securities laws and will use its reasonable best efforts prior to the Closing to maintain the listing of the GigCapital7 Class A Ordinary Shares and the warrants of GigCapital7 on Nasdaq; provided, that (a) if GigCapital7 fails to timely file any public filing with the SEC, such failure will not be a breach of the covenants under the Business Combination Agreement provided such public filing is made before the effectiveness of the registration statement of which this proxy statement/prospectus forms a part or the earlier termination of the Business Combination Agreement (even though such filing is late) and such late filing does not have a material adverse impact on the consummation of the Business Combination and (b) from and after the Closing, the parties intend to list on Nasdaq only the Domesticated GigCapital7 Common Stock and the Domesticated GigCapital7 Warrants;

•
Upon satisfaction or waiver of the conditions to Closing set forth in the Business Combination Agreement and provision of notice thereof to Continental (which notice GigCapital7 will provide to Continental in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, GigCapital7 (A) will cause any documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be delivered and

(i) will use its reasonable best efforts to cause Continental to, and Continental will be obligated to (A) pay as and when due all amounts payable to the Public Shareholders pursuant to the redemption, (B) pay the amounts due to the underwriters of GigCapital7’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement, (C) pay the amounts due to the Sponsor, directors and officers of GigCapital7 as repayment of unpaid GigCapital7 liabilities, (D) pay the Purchaser Transaction Costs and the Company Transaction Costs (as defined in the Business Combination Agreement), (E) pay all income tax or other tax obligations of GigCapital7 prior to the Closing, and (F) pay all remaining amounts then available in the Trust Account to GigCapital7 for immediate use, subject to the Business Combination Agreement and the Trust Agreement, and (b) thereafter, the Trust Account will terminate, except as expressly provided in the Trust Agreement;

•
Prior to the Closing Date, approve and adopt the New Equity Incentive Plan, in a form to be mutually agreed upon between GigCapital7 and Hadron Energy, that, once adopted, will provide for grants of equity and equity-based awards to eligible service providers. The New Equity Incentive Plan will have an initial share reserve for new awards to be issued thereunder equal to ten percent (10%) of Domesticated GigCapital7’s fully diluted outstanding shares immediately following the Effective Time and will include an “evergreen” provision pursuant to which, on the first day of each calendar year beginning with the first full calendar year following the Effective Time, the share reserve automatically increases by five percent (5%) of the total number of outstanding shares (on a fully diluted basis) on such date, unless otherwise determined by the post-Closing board of directors. The New Equity Incentive Plan is to be submitted for shareholder approval as part of the Condition Precedent Proposals;

•
Prior to the Closing Date, GigCapital7 will approve and adopt the New Equity Incentive Plan, in a form to be mutually agreed upon between GigCapital7 and Hadron Energy, that, once adopted, will provide for grants of equity and equity-based awards to eligible service providers. The New Equity Incentive Plan will have an initial share reserve for new awards to be issued thereunder equal to ten percent (10%) of the Domesticated GigCapital7’s fully diluted outstanding shares immediately following the Effective Time, as mutually agreed between GigCapital7 and Hadron Energy based upon benchmarking against peer companies and in consultation with an independent outside compensation advisor;

•
Subject to receipt of the required shareholder approval of the Condition Precedent Proposals, at least two (2) Business Days prior to the Closing, cause the Domestication to become effective in accordance with applicable law, any applicable rules and regulations of the SEC and Nasdaq, and GigCapital7’s organizational documents, including by (a) filing with the Delaware Secretary of State a Certificate of Corporate Domestication with respect to the Domestication, together with GigCapital7’s charter upon Domestication, in each case, in accordance with the provisions thereof and applicable law, and (b) completing, making and procuring all filings required to be made under Cayman Islands law in connection with the Domestication;

•
Use its reasonable best efforts to satisfy or cause to be satisfied the conditions of the closing obligations contained in any PIPE Subscription Agreements (as defined in the Business Combination Agreement) and consummate the transactions contemplated thereby, including using its reasonable best efforts to enforce its rights, as applicable, under such PIPE Subscription Agreements to cause the other parties to such PIPE Subscription Agreement to pay to (or as directed by) GigCapital7 the applicable purchase price under such PIPE Subscription Agreement in accordance with its terms. Unless otherwise approved in writing by each of GigCapital7 and Hadron Energy, neither GigCapital7 nor Hadron Energy will, following execution of any PIPE Subscription Agreement, amend, modify, supplement, waive or terminate, or agree or consent to amend, modify, supplement, waive or terminate (the approval from GigCapital7 or Hadron Energy, not to be unreasonably withheld, conditioned or delayed), any provision or remedy under, or any replacement of, such PIPE Subscription Agreement, other than any assignment or transfer contemplated in or expressly permitted by such PIPE

Subscription Agreement. Each of GigCapital7 and Hadron Energy, as applicable, will give the other party prompt written notice: (a) of the receipt of any request from any other party to any PIPE Subscription Agreement for an amendment to, modification of, supplement to, waiver under or termination of such PIPE Subscription Agreement; (b) of any breach or default to the Knowledge of such party that (or any event or circumstance that, to the Knowledge of such party, with or without notice, lapse of time or both) would give rise to any breach or default, by any party to any PIPE Subscription Agreement; (c) of the receipt by such party of any written notice or other written communication with respect to any actual or potential threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of any PIPE Subscription Agreement by another party thereto; and (d) if such party does not expect to receive all or any portion of the applicable purchase price under any PIPE Subscription Agreement in accordance with its terms; and

•
Within one hundred and twenty (120) days following the Closing, implement a compliance program, including the adoption and implementation of adequate risk-based policies and procedures reasonably designed in accordance with industry best practices and applicable published U.S. governmental guidance, including U.S. Department of Justice guidance on corporate compliance programs, to ensure compliance with applicable anti-bribery laws, the False Claims Act, applicable federal and state anti-kickback laws and sanctions laws and international trade laws.

Joint Covenants of Hadron Energy and GigCapital7
In addition, each of Hadron Energy and GigCapital7 has agreed, among other things:

•
During the Interim Period, each of GigCapital7 and Hadron Energy will not, and will cause its representatives to not, without the prior written consent of Hadron Energy and GigCapital7, directly or indirectly, (a) solicit, assist, initiate, engage or facilitate the making, submission or announcement of, or intentionally encourage, any acquisition proposal, (b) furnish any non-public
information regarding such party or its affiliates or their respective businesses, operations, assets, liabilities, financial condition, prospects or employees to any person or group (other than a party to the Business Combination Agreement or their respective representatives) in connection with or in response to an acquisition proposal, (c) engage or participate in discussions or negotiations with any person or group with respect to, or that could reasonably be expected to lead to, an acquisition proposal, (d) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any acquisition proposal, or (e) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any acquisition proposal.

•
During the Interim Period, GigCapital7 and Hadron Energy will give prompt notice to the other if such party or its affiliates: (a) receives any notice or other communication in writing from any third party (including any governmental authority) alleging that (i) the consent of such third party is or may be required in connection with the transactions contemplated by the Business Combination Agreement or (ii) any
non-compliance
with any law by either Hadron Energy or GigCapital7 or its affiliates; (b) receives any notice or other communication from any governmental authority in connection with the transactions contemplated by the Business Combination Agreement; or (c) becomes aware of the commencement or threat, in writing, of any legal proceeding against either Hadron Energy or GigCapital7 or any of its affiliates, or any of their respective properties or assets, or, to the Knowledge (as defined in the Business Combination Agreement) of such party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such party or of its affiliates, in each case, with respect to the consummation of the transactions contemplated by the Business Combination Agreement.

•
Notify the other as promptly as practicable (and in any event within two (2) Business Days) in writing of the receipt by such party or any of its representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any acquisition proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an acquisition proposal, specifying in each case the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information, and keep the other promptly informed of the status of any such matters; and during the Interim Period, each of Hadron Energy and GigCapital7 will, and will cause its representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any person with respect to any acquisition proposal and will, and will direct its representatives to, cease and terminate any such solicitations, discussions or negotiations.

•
Subject to the terms and conditions of the Business Combination Agreement, each of Hadron Energy and GigCapital7 will use its reasonable best efforts, and will cooperate fully with the other parties to the Business Combination Agreement, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Business Combination Agreement (including the receipt of all applicable consents of governmental authorities) and to comply as promptly as practicable with all requirements of governmental authorities applicable to the transactions contemplated by the Business Combination Agreement, including making any required filings and complying with the waiting period under the
Hart-Scott-Rodino
Antitrust Improvements Act of 1976.

•
As promptly as practicable after the Signing Date and receipt by GigCapital7 of the PCAOB Financial Statements, the Interim Financial Statements and any other audited or unaudited financial statements of Hadron Energy that are required by applicable law to be included in the proxy statement/prospectus, (x) Hadron Energy and GigCapital7 will jointly prepare and GigCapital7 will file with the SEC, mutually acceptable materials (such agreement not to be unreasonably withheld, conditioned or delayed by GigCapital7 or Hadron Energy) that will include the proxy statement to be filed with the SEC and sent to GigCapital7’s shareholders relating to the extraordinary general meeting, and (y) GigCapital7 will prepare (with Hadron Energy’s and its representatives’ reasonable cooperation) and file with the SEC the registration statement of which this proxy statement/prospectus forms a part in connection with the registration under the Securities Act of Domesticated GigCapital7 Common Stock issuable in connection with the Merger.

•
Each of Hadron Energy and GigCapital7 will use its reasonable best efforts to cause the registration statement of which this proxy statement/prospectus forms a part to comply with the rules and regulations promulgated by the SEC, to have the registration statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the registration statement effective as long as is necessary to consummate the transactions contemplated by the Business Combination Agreement.

•
Each of Hadron Energy and GigCapital7 agree that for a period of six (6) years from the Closing Date, each of them will, and will cause GigCapital7, Merger Sub and Hadron Energy to, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of any D&O Indemnified Party of GigCapital7’s, Merger Sub’s and Hadron Energy’s organizational documents as in effect immediately prior to the Closing Date or in any indemnification agreements of GigCapital7, Merger Sub or any of Hadron Energy or any of its subsidiaries, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date, and the parties will, and will cause GigCapital7, Merger Sub and Hadron Energy to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any legal proceedings pending or asserted or any claim made within such period will continue until the disposition of such legal proceedings or resolution of such claim. From and after the Closing Date, GigCapital7 will cause Hadron Energy to honor, in accordance with their respective terms, each of the covenants described in this bullet without limit as to time.

•
Hadron Energy and GigCapital7 will use commercially reasonable efforts to cause each of the individuals specified in the Disclosure Letter provided by Hadron Energy to enter into an employment agreement between such individual and GigCapital7 (or a subsidiary thereof), in each case, to become effective as of the Closing, and upon terms to be agreed to by Hadron Energy, GigCapital7 and such individual prior to the effectiveness of the registration statement of which this proxy statement/prospectus forms a part; and

•
Hadron Energy and GigCapital7 will take all necessary action, including GigCapital7 causing the directors of GigCapital7 to resign, so that effective as of the Closing, the board of Domesticated GigCapital7 will consist of eight (8) individuals, comprised as follows: three (3) directors designated by Hadron Energy prior to the Closing, at least one (1) of whom shall qualify as an “independent director” under Nasdaq rules, and each of whom shall be reasonably acceptable to Domesticated GigCapital7; three (3) directors designated by GigCapital7 prior to the Closing, all of whom shall qualify as “independent directors” under Nasdaq rules, and each of whom shall be reasonably acceptable to Hadron Energy, with one (1) such director serving as Chairman of the
Post-Closing
Board; provided, that, subject to such qualification as an independent director, Dr. Avi Katz shall be entitled to serve as one such director and as the Chairman of the
Post-Closing
Board, and Dr. Raluca Dinu shall be entitled to serve as another such director; and two (2) industry expert directors mutually agreed upon by Hadron Energy and GigCapital7 prior to the Closing. The composition of the
Post-Closing
Board shall satisfy independence under applicable law and the relevant rules and regulations of Nasdaq such that a majority of the members of the
Post-Closing
Board will be independent under applicable law and the relevant rules and regulations of Nasdaq and other requirements of Nasdaq. At or prior to the Closing, Hadron Energy, if requested, and GigCapital7 will provide each initial director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, Hadron Energy and GigCapital7.

Closing and Effective Time of the Business Combination
Subject to the satisfaction or waiver of the closing conditions specified in the Business Combination Agreement, the consummation of the transactions contemplated by the Business Combination Agreement (other than those transactions that by their nature are to be satisfied prior to the Closing) will take place (a) electronically by the mutual electronic exchange of documents and signatures (including portable document format (.pdf)) at a time and date to be specified in writing by GigCapital7, Hadron Energy and Merger Sub, which date will be no later than the third (3 rd
) Business Day after all the closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or (b) at such other date, time or place (including remotely) as GigCapital7 and Hadron Energy may agree.
Closing Conditions
The consummation of the Business Combination Agreement is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions set forth below. Therefore, unless these conditions are waived (to the extent they can be waived) by the applicable parties to the Business Combination Agreement, the Business Combination may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provisions of the Business Combination Agreement.

Conditions to the Obligations of Each Party
The consummation of the Business Combination is conditioned upon the satisfaction or waiver of certain customary closing conditions by each of the parties, including among other things:

•	the approval of each Condition Precedent Proposal will have been obtained;

•
no governmental authority will have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the transactions or agreements contemplated by the Business Combination Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by the Business Combination Agreement;

•
the registration statement of which this proxy statement/prospectus forms a part will have been declared effective under the Securities Act by the SEC and will remain effective as of the Closing, and no stop order or similar order suspending the effectiveness of the registration statement of which this proxy statement/prospectus forms a part will have been issued and be in effect with respect to the registration statement of which this proxy statement/prospectus forms a part and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

•
the shares of Domesticated GigCapital7 Common Stock to be issued in connection with the Business Combination will be conditionally approved for listing upon the Closing on Nasdaq subject to any requirement to have a sufficient number of round lot holders of the Domesticated GigCapital7 Common Stock (provided that such condition will not apply to the extent the shares of Domesticated GigCapital7 Common Stock have not been conditionally approved for listing due to a failure to meet any “market value of publicly held securities” or similarly titled requirement as a result of Hadron Energy not permitting a sufficient number of shares of Domesticated GigCapital7 Common Stock to be issued to non-affiliates pursuant to the Business Combination Agreement to be excluded from lock-up or other contractual restriction);

•
the waiting period (and any extensions thereof) under the HSR Act (as defined in the Business Combination Agreement) and any other Antitrust Laws (as defined in the Business Combination Agreement) has expired or has been terminated and any approval required under any other Antitrust Laws has been obtained; and

•
Hadron Energy shall have no outstanding indebtedness for borrowed money, and all current debts, if any, shall have been paid in full, discharged, or otherwise satisfied or cancelled prior to the Closing, such that Hadron Energy’s balance sheet as of the Closing reflects no indebtedness for borrowed money, other than (i) trade payables and accrued expenses incurred in the ordinary course of business, and (ii) as otherwise agreed in writing by GigCapital7.

Conditions to the Obligations of Hadron Energy
The obligations of Hadron Energy to consummate and effect the Business Combination are subject to the satisfaction or waiver of each of the following additional conditions at or prior to the Closing, any one (1) or more of which may be waived in writing exclusively by Hadron Energy:

•
All of the representations and warranties of GigCapital7 and Merger Sub set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of GigCapital7 pursuant thereto will be true and correct on and as of the date of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for (a) those representations and warranties that address matters only as of a particular date (which representations and warranties will have been accurate as of such date), and (b) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or GigCapital7 Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a GigCapital7 Material Adverse Effect;

•
GigCapital7 and Merger Sub will have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under the Business Combination Agreement to be performed or complied with by them on or prior to the Closing Date;

•	no GigCapital7 Material Adverse Effect will have occurred since the Signing Date that is continuing;

•
the Domestication will have been completed as provided in the Business Combination Agreement and a time-stamped copy of the Domesticated GigCapital7 Charter issued by the Secretary of State of the State of Delaware in relation thereto will have been delivered to Hadron Energy;

•	GigCapital7 will have made appropriate arrangements to have the net proceeds remaining in the Trust Account (after giving effect to all Redemptions) available to GigCapital7 at the Closing;

•
after giving effect to the transactions contemplated by the Business Combination Agreement (including any private placement equity financing of GigCapital7, although none is presently contemplated), GigCapital7 will have at least five million and one dollars ($5,000,001) of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time;

•	as of the Closing, the Available Closing SPAC Cash (as defined in the Business Combination Agreement) will not be less than twenty million dollars ($20,000,000);

•	all actions have been taken such that the Domesticated GigCapital7 board of directors will be constituted of the directors contemplated by the Business Combination Agreement;

•
GigCapital7 will have delivered to Hadron Energy a certificate, signed by an executive officer of GigCapital7 and dated as of the Closing Date, certifying as to the matters described in the Business Combination Agreement;

•
GigCapital7 will have delivered to Hadron Energy a certificate from its secretary or other executive officer certifying as to, and attaching, (a) copies of GigCapital7’s and Merger Sub’s organizational documents as in effect as of the Closing Date (after giving effect to the Domestication) and (b) the resolutions of GigCapital7’s and Merger Sub’s board of directors authorizing and approving the execution, delivery and performance of the Business Combination Agreement and each of the ancillary documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated thereby;

•
GigCapital7 will have delivered, or caused to be delivered, all of the certificates, instruments, contracts, and other documents specified to be delivered by it under the Business Combination Agreement, duly executed by GigCapital7 (as applicable).

Conditions to the Obligations of GigCapital7 and Merger Sub
The obligations of GigCapital7 and Merger Sub to consummate and effect the Business Combination are subject to the satisfaction or waiver of each of the following additional conditions at or prior to the Closing, any one (1) or more of which may be waived in writing exclusively by GigCapital7.

•
All of the representations and warranties of Hadron Energy set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of Hadron Energy pursuant thereto will be true and correct on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for (a) those representations and warranties that address matters only as of a particular date (which representations and warranties will have been accurate as of such date), and (b) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

•
Hadron Energy will have performed in all material respects all of its obligations and complied in all material respects with all of the agreements and covenants under the Business Combination Agreement (other than the requirement to provide the PCAOB Financial Statements and the Interim Financial Statements by the specified deadlines) to be performed or complied with by it on or prior to the Closing Date;

•	no Company Material Adverse Effect will have occurred with respect to Hadron Energy, since the date of the Business Combination Agreement that is continuing;

•
Hadron Energy having not received from the NRC any formal written communication that would (a) have a material and adverse impact on the ability of Hadron Energy to consummate the Merger, or (b) prevent Hadron Energy from continuing its regulatory engagement with the NRC;

•
all outstanding SAFEs shall have been amended and converted into shares of Hadron Energy Common Stock in accordance with Section 2.02(b) of the Business Combination Agreement, and no SAFEs shall remain outstanding as of immediately prior to the Effective Time.

•
Hadron Energy will have delivered to GigCapital7 a certificate, signed by an executive officer of Hadron Energy and dated as of the Closing Date, certifying as to the matters described in the Business Combination Agreement;

•
Hadron Energy will have delivered to GigCapital7 a certificate executed by Hadron Energy’s secretary certifying as to the validity and effectiveness of, and attaching, (a) copies of Hadron Energy’s organizational documents as in effect as of the Closing Date (immediately prior to the Closing) and (b) the requisite resolutions of Hadron Energy’s board of directors authorizing and approving the execution, delivery and performance of the Business Combination Agreement and each ancillary document to which Hadron Energy is or is required to be a party or bound, and the consummation of the Business Combination; and

•
Hadron Energy will have delivered, or caused to be delivered, all of the certificates, instruments, contracts and other documents specified to be delivered by it under the Business Combination Agreement, duly executed by Hadron Energy (as applicable).

Termination; Effectiveness
Hadron Energy and GigCapital7 are able to terminate the Business Combination Agreement by mutual written consent. Additionally, either Hadron Energy or GigCapital7 may terminate the Business Combination Agreement:

•
by written notice if any of the conditions to the Closing set forth in the Business Combination Agreement have not been satisfied or waived by the Outside Date; provided, however, the right to terminate the Business Combination Agreement will not be available to a party if the breach or violation by such party or its affiliates of any representation, warranty, covenant or obligation under the Business Combination Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

•
by written notice if a governmental authority of competent jurisdiction will have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; provided, however, that the right to terminate the Business Combination Agreement will not be available to either Hadron Energy or GigCapital7 if the failure by it or its affiliates to comply with any provision of the Business Combination Agreement has been a substantial cause of, or substantially resulted in, such action by such governmental authority; or

•
by written notice if the Purchaser Shareholders’ Meeting (as defined in the Business Combination Agreement) has been held (including any adjournment or postponement thereof), has concluded, the shareholders of GigCapital7 have duly voted, and the Purchaser Shareholder Approval (as defined in the Business Combination Agreement) was not obtained.

Hadron Energy may terminate the Business Combination Agreement:

•	if the board of directors of GigCapital7 modifies its recommendation that shareholders vote “FOR” each of the Condition Precedent Proposals;

•
by written notice if (a) there has been a breach by GigCapital7 or Merger Sub of any of their representations, warranties, covenants or agreements in the Business Combination Agreement, or any such representation or warranty has become untrue or inaccurate, in each case resulting in a failure of a condition set forth in the Business Combination Agreement to be satisfied, and (b) such breach or inaccuracy is incapable of being cured or is not cured within the earlier of twenty (20) days after written notice thereof or the Outside Date; provided that Hadron Energy will not have the right to terminate if it is then in material uncured breach of the Business Combination Agreement; or

•
by written notice if (a) all conditions set forth in the Business Combination Agreement applicable to GigCapital7’s obligations (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied if the Closing Date were the date of such termination) have been, and continue to be, satisfied or waived, (b) GigCapital7 fails to consummate the Transactions on or prior to the day when the Closing is required to occur, (c) Hadron Energy has irrevocably confirmed in writing to GigCapital7 that it is ready, willing and able to consummate the Closing, and (d) GigCapital7 fails to effect the Closing within ten (10) Business Days following delivery of such confirmation.

GigCapital7 may terminate the Business Combination Agreement:

•	if there has been a Company Board Recommendation Change (as defined in the Business Combination Agreement);

•
by written notice if (a) there has been a breach by Hadron Energy of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of such parties will have become untrue or inaccurate, in any case, which would result in a failure of certain specified conditions set forth in the Business Combination Agreement to be satisfied (treating the Closing Date for such purposes as the date of the Business Combination Agreement or, if later, the date of such breach), and (b) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (i) twenty (20) days after written notice of such breach or inaccuracy is provided to Hadron Energy or (ii) the Outside Date; provided, that GigCapital7 will not have the right to terminate the Business Combination Agreement pursuant to the Business Combination Agreement if at such time GigCapital7 is in material uncured breach of the Business Combination Agreement; or

•
by written notice if (a) all the conditions set forth in the Business Combination Agreement have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which will be capable of being satisfied if the Closing Date were the date of such termination), (b) Hadron Energy fails to consummate the transactions contemplated by the Business Combination Agreement on or prior to the day when the Closing is required to occur pursuant to the Business Combination Agreement, (c) GigCapital7 will have irrevocably confirmed in writing to Hadron Energy that it is ready, willing and able to consummate the Closing and (d) Hadron Energy fails to effect the Closing within ten (10) Business Days following delivery of such confirmation.

Upon a valid termination pursuant to the Business Combination Agreement, the agreement will become void and have no effect, and there will be no liability on the part of any party or its representatives, and all rights and obligations will cease, except that specified provisions, including Section 6.15 (Public Announcements), Section 6.16 (Confidential Information), Article IX (Miscellaneous) and the “Effect of Termination” provision, will survive termination, and nothing will relieve any party from liability for any willful breach of any representation, warranty, covenant or obligation under the Business Combination Agreement or any Fraud Claim prior to termination.
Waiver and Amendments
At any time prior to Closing, any party to the Business Combination Agreement may, by action taken by its board of directors or other duly authorized persons (a) extend the time for the performance of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties (of the other party thereto) that are contained in the Business Combination Agreement or (c) waive compliance by the other parties thereto with any of the agreements or conditions contained in the Business Combination Agreement. Any extension or waiver must be set forth in a written instrument signed by the party granting such extension or waiver. The Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by GigCapital7 and Hadron Energy.
Specific Performance
GigCapital7 and Hadron Energy agree that irreparable damage would occur if any provision of the Business Combination Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each party will be entitled to seek an injunction or restraining order to prevent breaches and to seek specific enforcement of the terms and provisions of the Business Combination Agreement, without the requirement to post any bond or other security or to prove that money damages would be inadequate, in addition to any other right or remedy to which such party may be entitled under the Business Combination Agreement, at law or in equity.
Governing Law; Consent to Jurisdiction
The Business Combination Agreement is governed by the laws of the State of Delaware. The parties to the Business Combination Agreement have irrevocably submitted to the exclusive jurisdiction of federal and state courts located in the State of Delaware.
For more information, see “
The Business Combination Proposal—Background of the Business Combination
”.
The GigCapital7 Board’s Reasons for the Approval of the Business Combination
Before reaching its unanimous decision on September 27, 2025, the GigCapital7 Board consulted with its management team and legal advisors. The GigCapital7 Board considered a variety of factors in connection with its evaluation of the Business Combination in approving and recommending the transaction to the GigCapital7 shareholders. In light of the complexity of those factors, the GigCapital7 Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of the GigCapital7 Board may have given different weight to different factors in their evaluation of the Business Combination.
Further, the prospectus for the IPO identified the general criteria and guidelines that GigCapital7 believed would be important in evaluating prospective target businesses, although GigCapital7 also indicated it may enter into a business combination with a target business that does not meet these criteria and guidelines. The GigCapital7 Board considered these criteria in its evaluation of Hadron Energy, which include identifying companies that (i) generate or have the future potential to generate stable free cash-flow, (ii) have attractive unit economies at scale, (iii) demonstrate advantages when compared to their competitors (iv) have experienced management teams or provide a platform for us to assemble an effective and capable management team and (v) have a leading or niche market position and that demonstrate advantages when compared to their competitors. GigCapital7 also considered seeking large, highly complex companies that we believe would benefit from operational improvements.
For a description of the GigCapital7 Board’s reasons for the approval of the Business Combination and the unanimous recommendation of the GigCapital7 Board, see the subsection entitled “
The Business Combination Proposal—The GigCapital7
Board’s Reasons for the Approval of the Business Combination
”.
Sources and Uses of Funds for the Business Combination
The following tables summarize the sources and uses for funding the Business Combination as of the date of entry into the Business Combination Agreement (i) assuming that none of the outstanding GigCapital7 Class A Ordinary Shares are redeemed in connection with the Business Combination and (ii) assuming that all of the GigCapital7 Class A Ordinary Shares are redeemed in connection with the Business Combination. For an illustration of the number of shares and percentage interests outstanding under each scenario see the section entitled “
Unaudited Pro Forma Condensed Combined Financial Information
”.
No Redemption

Sources of Funds (in millions)		Uses (in millions)
Hadron Energy Rollover Equity (1)	$1,058	Equity to Hadron Energy (1)	$1,058
Investments held in Trust Account	212	Cash to balance sheet	206

		Transaction expenses (2)	6

Total Sources	$1,270	Total Uses	$1,270

(1)
Represents the aggregate value of shares issued to Hadron Stockholders at a deemed value of $10.58187 per share, which per-share value may change based on the redemption price. Assumes 100,000,000 shares of Domesticated GigCapital7 Common Stock issued to current Hadron Stockholders. See the section entitled “
Unaudited Pro Forma Condensed Combined Financial Information
” for more information.

(2)	Represents an estimated amount inclusive of advisory, printing, legal, accounting fees, and certain bonuses to be paid upon the close of the Business Combination.
Maximum Redemption

Sources of Funds (in millions)		Uses (in millions)
Hadron Energy Rollover Equity (1)	$1,058	Equity to Hadron Energy (1)	$1,058
Investments held in Trust Account	20	Cash to balance sheet	14
		Transaction expenses (2)	6

Total Sources	$1,078	Total Use	$1,078

(1)
Represents the aggregate value of shares issued to Hadron Stockholders at a deemed value of $10.58187 per share, which per-share value may change based on the redemption price. Assumes 100,000,000 shares of Domesticated GigCapital7 Common Stock issued to current Hadron Stockholders. See the section entitled “
Unaudited Pro Forma Condensed Combined Financial Information
” for more information.

(2)	Represents an estimated amount inclusive of advisory, printing, legal, accounting fees, and certain bonuses to be paid upon the close of the Business Combination.

U.S. Federal Income Tax Considerations of the Domestication and for Holders of GigCapital7
Class A Ordinary Shares Exercising Redemption Rights
For a discussion summarizing material U.S. federal income tax considerations and consequences of the Domestication and an exercise of redemption rights in connection with the Business Combination, please see “
Material U.S. Federal Income Tax Considerations for Holders of GigCapital7 Securities and Domesticated GigCapital7 Securities
”.
U.S. Federal Income Tax Considerations of the Merger
For a discussion summarizing material U.S. federal income tax considerations and consequences of the Merger, please see “
Material U.S. Federal Income Tax Considerations for Holders of GigCapital7 Securities and Domesticated GigCapital7 Securities
” and “
Material U.S. Federal Income Tax Considerations of the Merger for Holders of Hadron Common Stock and Hadron Energy
”.
Summary Risk Factors
In evaluating the proposals to be presented at the extraordinary general meeting, shareholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section of this proxy statement/prospectus entitled “
Risk Factors
” beginning on page 57. In particular, such risks include, but are not limited to, the following:
Risks Related to GigCapital7 and the Business Combination

•
GigCapital7’s shareholders will experience dilution due to the issuance of shares of Domesticated GigCapital7 Common Stock and securities convertible into the shares of Domesticated GigCapital7 Common Stock to the Hadron Stockholders as consideration in the Business Combination.

•	There is substantial doubt about our ability to continue as a going concern.

•
If third parties bring claims against GigCapital7, the proceeds held in the Trust Account could be reduced and the per-share
redemption amount received by shareholders may be less than $10.67533 per share, which is the estimated redemption price based upon the amount of cash held in the Trust Account as of April 1, 2026.

•	We may not have sufficient funds to satisfy indemnification claims of our directors and officers.

•
If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share
amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

•
If, after GigCapital7 distributes the proceeds in the Trust Account to its Public Shareholders, it files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the GigCapital7 Board may be viewed as having breached their fiduciary duties to GigCapital7’s creditors, thereby exposing the members of the GigCapital7 Board and GigCapital7 to claims of punitive damages.

•	GigCapital7’s Letter Agreement with the Sponsor and GigCapital7’s officers and directors may be amended without shareholder approval.

•	If you or a “group” of shareholders are deemed to hold in excess of 15% of the Public Shares, you may lose the ability to redeem all such shares in excess of 15% of our Public Shares.

•
You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.

Risks Related to the Adjournment Proposal

•
If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Business Combination Proposal, the GigCapital7 Board will not have the ability to adjourn the extraordinary general meeting to a later date in circumstances where such adjournment is necessary to permit the Business Combination to be approved.

Risks Related to Hadron Energy’s Business and Industry

•
We have incurred losses and have not generated any revenue since our inception. We anticipate that we will continue to incur losses, and expect that we will not generate revenue, for the foreseeable future, at least until our reactors become commercially viable, which may never occur.

•	We are an early-stage company and our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

•	There is substantial doubt about our ability to continue as a going concern, and we may require additional future funding whether or not the Transactions are completed.

•
There is limited operating experience for MMRs of this size, configuration and scale, which may result in greater than expected construction and material costs, maintenance requirements, operating expense or delivery timing.

•	We have not yet commercialized or sold the Hadron Halo or any other micro modular reactor (“MMRs”), and there is no guarantee that we will be able to do so.

•	Customers may rescind or back out of non-binding agreements due to various reasons which could adversely affect our revenue streams, project timelines, and overall financial performance.

•
Unsatisfactory safety performance or security incidents at our facilities—or any nuclear facility around the world—could have a material adverse effect on our business, financial condition and results of operations.

•	Our operations involve the use, transportation and disposal of toxic, hazardous and/or radioactive materials and could result in liability without regard to fault or negligence.

•
Our current and future business operations, including our ability to successfully commercialize the Hadron Halo, rely and will continue to rely heavily on securing agreements with suppliers for essential materials and components which will be used to manufacture and assemble our reactors.

•
We rely on a limited number of suppliers for certain materials and supplied components, some of which are highly specialized and are being designed for first-of-a-kind
or sole use in the Hadron Halo. We and our third-party vendors may not be able to obtain sufficient materials or supplied components to meet our manufacturing and operating needs, or obtain such materials on favorable terms or at expected costs.

•	Some of our management team has limited experience in operating a public company.

Risks Related to Compliance with Law, Government Regulation, and Litigation

•
We are part of the nuclear power industry, which is highly regulated. Our MMR design similarly differs from reactors currently in operation, including with respect to potential industrial uses. As a result, the regulatory licensing and approval process for our reactors may be delayed and made more costly.

•
We are subject to laws and regulations governing the use, transportation, and disposal of toxic, hazardous and/or radioactive materials. Failure to comply with these laws and regulations could result in substantial fines and/or enforcement actions.

•	The Hadron Halo design has not yet been approved or licensed for use at any site by the NRC, and approval or licensing of our design is not guaranteed.

•
Our MMRs may not qualify as
low-emissions
or emissions-free pursuant to regulatory or incentive frameworks that consider emissions on a lifecycle basis or that otherwise account for fuel-cycle emissions or energy consumption.

Risks Related to Hadron Energy’s Capital Resources

•
In order to fulfill our business plan, we will require additional funding. To the extent we require such additional investor funding in the future, such funding may be dilutive to our investors and no assurances can be provided as to terms of any such funding. Any such funding and the associated terms will be highly dependent upon market conditions and the progress of our business at the time we seek such funding. The terms of any financing that we pursue may be less favorable than previously anticipated and could become even less favorable depending on the amount of funds we may require.

SELECTED HISTORICAL DATA OF HADRON ENERGY
The following table shows the selected historical financial information of Hadron Energy for the periods and as of the dates indicated.
The selected historical data of Hadron Energy presented below for the year ended December 31, 2025 and the summary balance sheet as of December 31, 2025 have been derived from Hadron Energy’s audited financial statements included elsewhere in this proxy statement/prospectus. The selected historical data of Hadron Energy presented below for the period from July 8, 2024 (inception) to December 31, 2024 and the summary balance sheet as of December 31, 2024 have been derived from Hadron Energy’s audited financial statements included elsewhere in this proxy statement/prospectus.
The selected historical data in the following tables should be read in conjunction with the sections entitled “
Risk Factors—Risks Related to Our
Business and Industry”
and “
Management’s Discussion and Analysis of Financial
Condition and Results of Operations of Hadron Energy”
and
Hadron Energy’s financial statements and related notes thereto included elsewhere in this proxy statement/prospectus. The selected historical data in this section is not intended to replace Hadron Energy’s financial statements and related notes.
As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to Hadron Energy, prior to and without giving pro-forma effect to the impact of the Business Combination and, as a result, the results in this
section may not be indicative of the results of Hadron Energy Opco going forward.
Summary Statement of Operations and Comprehensive Loss Information

	December 31, 2025	Period from July 8, (inception) to December 31, 2024
Statement of Operations and Comprehensive Loss Data:
Loss from operations	$(32,453,090)	$(197,152)
Change in fair value of Simple Agreements for Future Equity	$(39,321,489)	$(396,404)
Net loss and comprehensive loss	$(71,774,579)	$(593,556)
Basic and diluted net loss per share	$(78.53)	$(1.87)
Weighted-average shares outstanding basic and diluted—common stock	914,000	317,047
Summary Balance Sheet Information

	As of December 31, 2025	As of December 31, 2024
Balance Sheet Data:
Total assets	$4,090,545	$46,578
Total liabilities	$63,889,954	$637,129
Stockholders ’ deficit	$(59,799,409)	$(590,551)

RISK FACTORS

You should carefully consider all of the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial information, before deciding how to vote or instruct your vote to be cast to approve the Shareholder Proposals described in this proxy statement/prospectus. The use of “we” and “our” shall generally mean GigCapital7, with respect to periods prior to the Business Combination and Domesticated GigCapital7 after the Business Combination. The use of “we”, “our”, or the “Company”, with respect to Hadron Energy’s business (or Domesticated GigCapital7’s) after the Business Combination, shall generally refer to Hadron Energy before the Business Combination or Domesticated GigCapital7 after the Business Combination, respectively.

The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, the Company’s business, financial condition and results of operations. If any of the events described below occur, the Company’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of the Company’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of GigCapital7 and Hadron Energy.

Risks Related to GigCapital7 and the Business Combination

Directors and officers of GigCapital7, the Sponsor and their affiliates have interests in the Business Combination and the proposals described in this proxy statement/prospectus that are different from, or in addition to and/or in conflict with, those of the GigCapital7 shareholders generally.

When you consider the recommendation of the GigCapital7 Board in favor of approval of the Business Combination Proposal and the other Shareholder Proposals included herein, you should keep in mind that the Sponsor and GigCapital7’s directors and officers have interests in such proposals that are different from, in addition to and/or in conflict with, those of the GigCapital7 Shareholders generally. These interests include, among other things:

•

Our Sponsor purchased one GigCapital7 Class B Ordinary Share for a purchase price of $0.0001 on May 8, 2024, and subsequently on May 31, 2024 purchased 16,999,999 GigCapital7 Class B Ordinary Shares for an aggregate purchase price of $100,000, or $0.00588235 per share, in a private placement prior to the consummation of the IPO. Following certain surrenders, forfeitures and dispositions, including a transfer of 175,000 Founder Shares on January 21, 2026 to a non-affiliated third party for $148,750, the Sponsor currently holds 9,932,246 Founder Shares. The Sponsor is controlled by Dr. Avi S. Katz, GigCapital7’s Chairman and Chief Executive Officer, and Dr. Raluca Dinu, a member of the board of directors of GigCapital7, who share voting and investment discretion with respect to the Founder Shares and the Private Placement Warrants held by the Sponsor. Drs. Katz and Dinu have an economic interest in 9,932,246, or 100% of the Founder Shares held by the Sponsor. The 9,932,246 shares of Domesticated GigCapital7 Common Stock that the Sponsor and its permitted transferees will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $[ ] million based upon the closing price of $[ ] per GigCapital7 Ordinary Share on Nasdaq on [ ], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus.

•

Our Sponsor purchased 3,719,000 Private Placement Warrants for $58,060, or $0.01561 per Private Placement Warrant, in private placements that closed simultaneously with the IPO. The Sponsor is controlled by Dr. Avi S. Katz, GigCapital7’s Chairman and Chief Executive Officer, and Dr. Raluca Dinu, a member of the board of directors of GigCapital7, who share voting and investment discretion with respect to the Founder Shares and the Private Placement Warrants held by the Sponsor. Avi Katz and Raluca Dinu have an economic interest in 3,719,000, representing 100%, of the Private Placement Warrants held by the Sponsor. The 3,719,000 Domesticated GigCapital7 Warrants that the Sponsor will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $[  ] based upon the closing price of $[  ] per Public Warrant on Nasdaq on [ ], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus.

•

Given the differential in the purchase price that the Sponsor of GigCapital7 paid for the Founder Shares as compared to the price of the GigCapital7 Class A Ordinary Shares included in the GigCapital7 Units sold in the IPO, the Sponsor may earn a positive rate of return on its respective investments even if the shares of Domesticated GigCapital7 Common Stock trade below $10.00 per share and the Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of Public Shareholders because the Sponsor of GigCapital7 will realize a gain on its respective investments from the completion of any business combination while Public Shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share.

•

GigCapital7’s Sponsor will lose its entire investment in us if we do not complete a business combination by May 30, 2026 (or if such date is extended at a duly called meeting of the GigCapital7 shareholders, such later date). If we do not consummate a business combination by such date, as promptly as reasonably possible but not more than ten (10) Business Days thereafter, we are required to redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the warrants may be worthless. In such event, the 9,932,246 Founder Shares purchased by our Sponsor would be worthless because following the redemption of the Public Shares, we would likely have few, if any, net assets and because the Sponsor of GigCapital7 has agreed to waive its rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 3,719,000 Private Placement Warrants that the Sponsor paid $58,060 to purchase will expire worthless.

•	GigCapital7’s Sponsor has agreed not to redeem any of the Founder Shares or GigCapital7 Ordinary Shares held by it in connection with a shareholder vote to approve the Business Combination.

•

Dr. Avi Katz, our Chairman and Chief Executive Officer, Dr. Raluca Dinu, Raanan Horowitz and Ambassador Adrian Zuckerman will continue as directors of Domesticated GigCapital7 following the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the Domesticated GigCapital7 Board determines to pay to its directors.

•

Our existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy for a period of six (6) years after the Business Combination.

•

In connection with the Closing, our Sponsor, officers and directors would be entitled to the repayment of any outstanding Working Capital Loan and advances that have been made to GigCapital7. As of the date of this proxy statement/prospectus, there is $148,000 in principal amount of Working Capital Loans outstanding to the Sponsor.

•

All members of the Domesticated GigCapital7 Board and all executive officers of Domesticated GigCapital7 will be eligible for awards under the New Equity Incentive Plan and, thus, have a personal interest in the approval of the New Equity Incentive Plan. Nevertheless, the GigCapital7 Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors, among others, by adopting the New Equity Incentive Plan.

•

Because GigCapital7 has certain provisions in its organizational documents that waive the corporate opportunities doctrine on an ongoing basis, GigCapital7’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to GigCapital7. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in GigCapital7’s organizational documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver.

•

Pursuant to the Registration Rights Agreement, GigCapital7’s officers and directors, the Sponsor and its members and certain other security holders named therein (including institutional non-managing investors) will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the Domesticated GigCapital7 Common Stock and Domesticated GigCapital7 Warrants held by such parties following the consummation of the Business Combination.

As a result of the foregoing interests, the Sponsor and GigCapital7’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to Public Shareholders. In the aggregate, the Sponsor has approximately $[ ] at risk that depends upon the completion of a business combination. Such amount consists of (a) approximately $[ ] representing the value of the Founder Shares held by the Sponsor (based upon the closing price of $[ ] per GigCapital7 Ordinary Share on Nasdaq on [ ], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), and (b) $[ ] representing the value of the Private Placement Warrants purchased by the Sponsor (using the closing price of $[ ] for the Public Warrants on [ ], 2026 as a proxy for the value of the Private Placement Warrants, which do not trade).

The existence of financial and personal interests of one or more of GigCapital7’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of GigCapital7 and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Shareholder Proposals.

The financial and personal interests of the Sponsor, as well as GigCapital7’s directors and officers, may have influenced their motivation in identifying and selecting Hadron Energy as a business combination target, completing an initial business combination with Hadron Energy and influencing the operation of the business following the initial business combination. In considering the recommendations of the GigCapital7 Board to vote for the Shareholder Proposals, its shareholders should consider these interests.

The Sponsor and GigCapital7’s directors and officers have agreed to vote in favor of the Business Combination, regardless of how our Public Shareholders vote.

As of the Record Date, our Sponsor owned approximately 29.8% of our issued and outstanding ordinary shares and our directors and officers (through beneficial ownership of the shares held by the Sponsor) own 29.8% of our issued and outstanding ordinary shares. Our Sponsor, officers and directors also may from time to time purchase Public Shares prior to our initial business combination. The Cayman Constitutional Documents provide that, if we seek shareholder approval of an initial business combination, such initial business combination will be approved if we receive an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of GigCapital7, including the Founder Shares. The Sponsor and GigCapital7’s directors and officers have agreed to vote in favor of the Business Combination, regardless of how our Public Shareholders vote. Accordingly, the agreement by our Sponsor and officers and directors will cause us to receive an ordinary resolution, being the requisite shareholder approval for the Business Combination. As a result, GigCapital7 would need only 6,734,421, or approximately 33.67% of the Public Shares not held by affiliates, to be voted in favor of the Business Combination in order to approve the Business Combination Proposal (assuming all outstanding shares are voted). If only the minimum number of shares representing a quorum are voted, no affirmative votes from other Public Shareholders would be required to approve the Business Combination.

The ability of our Public Shareholders to exercise redemption rights with respect to a large number of our Public Shares could increase the probability that the Business Combination will be unsuccessful and that you would have to wait for liquidation in order to redeem your Public Shares.

We do not know how many Public Shareholders may exercise their redemption rights. If a larger number of Public Shares are submitted for redemption than we initially expected, we may need to arrange for additional debt or equity financing to provide working capital to Domesticated GigCapital7 following the Closing. There can be no assurance that such debt or equity financing will be available to us if we need it or, if available, the terms will be satisfactory to us. Raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels and may increase the probability that the Business Combination will be unsuccessful. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until we complete an alternate initial business combination or if we are unable to complete an initial business combination within the time period provided by the Cayman Constitutional Documents. If you are in need of immediate liquidity, you could attempt to sell your Public Shares in the open market; however, at such time our Public Shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with your exercise of redemption rights until we liquidate, or you are able to sell your Public Shares in the open market.

The Sponsor, GigCapital7’s or Hadron Energy’s directors, officers, advisors and their affiliates may elect to purchase Public Shares or Public Warrants, which may influence a vote on the Business Combination and reduce the public “float” of the Public Shares or Public Warrants.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public information regarding GigCapital7 or its securities, GigCapital7’s officers and directors and/or their affiliates may enter into a written plan to purchase GigCapital7’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time at or prior to the extraordinary general meeting, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, GigCapital7’s or Hadron Energy’s directors, officers, advisors and their affiliates may enter into transactions with investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the Condition Precedent Proposals or not redeem their Public Shares. They have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares or warrants in such transactions.

The purpose of any such transactions could be to (1) increase the likelihood of obtaining shareholder approval of the Condition Precedent Proposals, (2) reduce the number of Public Warrants outstanding or (3) increase the amount of cash available to Domesticated GigCapital7 following the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination which may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of GigCapital7 and Domesticated GigCapital7 securities may be reduced and the number of beneficial holders of GigCapital7 and Domesticated GigCapital7 securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsor, GigCapital7’s or Hadron Energy’s directors, officers, advisors and their affiliates anticipate that they may identify the securityholders with whom they may pursue privately negotiated transactions by either the securityholders contacting GigCapital7 or Hadron Energy directly or by GigCapital7’s receipt of redemption requests submitted by shareholders (in the case of Public Shares) following the mailing of the proxy materials in connection with the Business Combination. The Sponsor, GigCapital7’s or Hadron Energy’s directors, officers, advisors and their affiliates will select which securityholders to purchase securities from based on the negotiated price and number of securities and any other factors that they may deem relevant, and will be restricted from purchasing securities if such purchases do not comply with Regulation M under the Exchange Act and the other federal securities laws. To the extent that the Sponsor, GigCapital7’s or Hadron Energy’s directors, officers, advisors and their affiliates purchase Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination.

The Sponsor, GigCapital7’s or Hadron Energy’s directors, officers, advisors and their affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event the Sponsor, GigCapital7’s or Hadron Energy’s directors, officers, advisors and their affiliates were to purchase Public Shares or warrants, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

•

this proxy statement/prospectus discloses the possibility that the Sponsor, GigCapital7’s or Hadron Energy’s directors, officers, advisors and their affiliates may purchase Public Shares or warrants outside the redemption process, along with the purpose of such purchases;

•

if the Sponsor, GigCapital7’s or Hadron Energy’s directors, officers, advisors and their affiliates were to purchase Public Shares from Public Shareholders, they would do so at a price no higher than the Redemption Price;

•

this proxy statement/prospectus includes a representation that any of our securities purchased by the Sponsor, GigCapital7’s or Hadron Energy’s directors, officers, advisors and their affiliates will not be voted in favor of approving the Business Combination;

•

the Sponsor, GigCapital7’s or Hadron Energy’s directors, officers, advisors and their affiliates will not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

•	we will disclose in a Form 8-K, before the extraordinary general meeting, the following material items:

•	the amount of securities purchased outside of the redemption offer by the Sponsor, GigCapital7’s or Hadron Energy’s directors, officers, advisors and their affiliates, along with the purchase price;

•	the purpose of the purchases by the Sponsor, GigCapital7’s or Hadron Energy’s directors, officers, advisors and their affiliates;

•

the impact, if any, of the purchases by the Sponsor, GigCapital7’s or Hadron Energy’s directors, officers, advisors and their affiliates on the likelihood that the Business Combination will be approved;

•

the identities of the security holders who sold to the Sponsor, GigCapital7’s or Hadron Energy’s directors, officers, advisors and their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to the Sponsor, GigCapital7’s or Hadron Energy’s directors, officers, advisors and their affiliates; and

•	the number of Public Shares for which GigCapital7 has received redemption requests pursuant to its redemption offer.

Entering into any such arrangements may have a depressive effect on the price of the Domesticated GigCapital7 Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares he owns, either prior to or immediately after the extraordinary general meeting. In addition, the public “float” of our Public Shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on a national securities exchange.

Past performance by our management team, our advisors and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, may not be indicative of future performance of an investment in Domesticated GigCapital7.

Information regarding our management team, our advisors and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, is presented for informational purposes only. Any past experience and performance by our management team, our advisors and their respective affiliates and the businesses with which they have been associated, is not a guarantee that we will be able to successfully identify a suitable candidate for our initial business combination, that we will be able to provide positive returns to our shareholders, or of any results with respect to any initial business combination we may consummate. You should not rely on the historical experiences of our management team, our advisors and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, as indicative of the future performance of an investment in us or as indicative of every prior investment by each of the members of our management team, our advisors or their respective affiliates. The market price of our securities may be influenced by numerous factors, many of which are beyond our control, and our shareholders may experience losses on their investment in our securities.

GigCapital7 cannot assure you that its diligence review has identified all material risks associated with the Business Combination, and you may be less protected as an investor from any material issues with respect to Hadron Energy’s business, including any material omissions or misstatements contained in the registration statement or this proxy statement/prospectus relating to the Business Combination, than an investor in an underwritten initial public offering.

Even though GigCapital7 conducted due diligence on Hadron Energy, this diligence may not have surfaced all material issues with Hadron Energy, it may not be possible to uncover all material issues through a customary amount of due diligence, and factors outside of Hadron Energy’s and outside of GigCapital7’s or Domesticated GigCapital7’s control may later arise.

Additionally, the scope of due diligence conducted in conjunction with the Business Combination may be different than would typically be conducted in the event Hadron Energy pursued an underwritten initial public offering. In a typical initial public offering, the underwriters of the offering conduct due diligence on the company to be taken public, and following the offering, the underwriters are subject to liability to investors for any material misstatement or omissions in the registration statement. While potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any of these material misstatements or omissions, there are no underwriters of the Domesticated GigCapital7 Common Stock that will be issued pursuant to the Business Combination and thus no corresponding right of action is available to investors in the Business Combination for any material misstatement or omissions in the Registration Statement or this proxy statement/prospectus. Therefore, as an investor in the Business Combination, you may be exposed to future losses, impairment charges, write-downs, write-offs or other charges, as described above, that could have a significant negative effect on Domesticated GigCapital7’s financial condition, results of operations and the share price of Domesticated GigCapital7 Common Stock, which could cause you to lose some or all of your investment without certain recourse against any underwriter that may be available in an underwritten public offering.

GigCapital7 (or Domesticated GigCapital7) will not have any right to make damage claims against Hadron Energy for the breach of any representation, warranty or covenant made by Hadron Energy in the Business Combination Agreement.

The Business Combination Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the Closing, except for those covenants that by their terms expressly apply in whole or in part after the Closing and then only with respect to breaches occurring after Closing. As a result, GigCapital7 (or Domesticated GigCapital7) will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by Hadron Energy at the time of the Business Combination.

GigCapital7’s shareholders will experience dilution due to the issuance of shares of Domesticated GigCapital7 Common Stock and securities convertible into the shares of Domesticated GigCapital7 Common Stock to the Hadron Stockholders as consideration in the Business Combination.

GigCapital7’s shareholders will experience immediate dilution as a consequence of the issuance of shares of Domesticated GigCapital7 Common Stock to the Hadron Stockholders as consideration in the Business Combination. Currently, GigCapital7’s Public Shareholders and the Sponsor own 60% and 29.8% of the issued and outstanding GigCapital7 Ordinary Shares, respectively. Based on Hadron Energy’s and GigCapital7’s current capitalization, (i) under the Maximum Redemption Scenario, it is expected that immediately after the consummation of the Business Combination, GigCapital7’s Public Shareholders will hold 1,873,479 shares of Domesticated GigCapital7 Common Stock, representing 1.35% of the Domesticated GigCapital7 Common Stock on a fully diluted basis, and the Sponsor will hold 9,932,246 shares of Domesticated GigCapital7 Common Stock, representing 7.15% of the Domesticated GigCapital7 Common Stock on a fully diluted basis. The former Hadron Stockholders (including Hadron Option holders) will hold an aggregate of 100,000,000 shares of Domesticated GigCapital7 Common Stock (assuming (i) there is no aggregate indebtedness of Hadron Energy as of immediately prior to the Effective Time (subject to certain exceptions) and (ii) the amount at which each Public Share may be redeemed pursuant to the Redemption is approximately $10.67533 based upon the amount of cash held in the Trust Account as of April 1, 2026), representing 71.96% of the Domesticated GigCapital7 Common Stock on a fully diluted basis.

The following table illustrates varying ownership levels of Domesticated GigCapital7 immediately following the Business Combination on a fully diluted basis:

	Ownership of Domesticated GigCapital7(1)
	No Redemption(2)		25% Redemptions(3)		50% Redemptions(4)		75% Redemptions(5)		Maximum Contractual Redemptions(6)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
GigCapital7 Public Shareholders	20,000,000	12.73%	15,000,000	9.86%	10,000,000	6.80%	5,000,000	3.52%	1,873,479	1.35%
GigCapital7 Warrant holders	23,733,800	15.11%	23,733,800	15.61%	23,733,800	16.14%	23,733,800	16.70%	23,733,800	17.08%
Shareholders of Class B Ordinary Shares	13,348,133	8.50%	13,348,133	8,78%	13,348,133	9.07%	13,348,133	9.40%	13,348,133	9.61%
Hadron Securityholders(7)	100,000,000	63.66%	100,000,000	65.75%	100,000,000	67.99%	100,000,000	70.38%	100,000,000	71.96%

Total(8)	157,081,933	100.0%	152,081,933	100.0%	147,081,933	100.0%	142,081,933	100.0%	138,955,412	100.0%

(1)

This table makes the same assumptions as in the preceding ownership table, except that this table also reflects the 20,000,000 shares underlying the Public Warrants and the 3,719,000 shares underlying the Private Placement Warrants and the 10,000,000 shares underlying the Hadron Options. In addition, Domesticated GigCapital7 has borrowed $148,000 in a Working Capital Loan that is convertible into 14,800 units that will consist of 14,800 shares of Domesticated GigCapital7 Common Stock and warrants for the purchase of 14,800 shares of Domesticated GigCapital7 Common Stock. In addition, although there is no intent to have any further Working Capital Loans, to the extent that there are any, up to $1,500,000 in the aggregate of Working Capital Loans can be converted into units on these terms.

(2)	Assumes that no Public Shareholders exercise redemption rights with respect to their GigCapital7 Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.
(3)

Assumes that 25% of maximum contractual redeemable shares, or 5,000,000 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $53,376,650 based on a redemption price of approximately $10.67533 per share based upon the amount of cash held in the Trust Account as of April 1, 2026.

(4)

Assumes that 50% of maximum contractual redeemable shares, or 10,000,000 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $106,753,300 based on a redemption price of approximately $10.67533 per share based upon the amount of cash held in the Trust Account as of April 1, 2026.

(5)

Assumes that 75% of maximum contractual redeemable shares, or 15,000,000 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $160,129,950 based on a redemption price of approximately $10.67533 per share based upon the amount of cash held in the Trust Account as of April 1, 2026.

(6)

The maximum contractual redemptions scenario assumes that 18,126,521 Public Shares are redeemed for aggregate redemption payments of $193,506,593, assuming a $10.67533 per share redemption price based upon the amount of cash held in the Trust Account as of April 1, 2026. The Business Combination Agreement contains two conditions to the Closing which are that, after giving effect to the transactions contemplated hereby (including any as a result of any private placement equity financing of GigCapital7, although none is presently contemplated) (i) GigCapital7 shall have at least $5,000,001 of net tangible assets, and (ii) the Available Closing SPAC Cash shall not be less than $20,000,000. The “maximum contractual redemptions scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the conditions mentioned above. The maximum contractual redemptions scenario assumes that 1,873,479 shares were not redeemed; therefore, leaving $20,000,007 in Available Closing SPAC Cash assuming a redemption price of approximately $10.67533 per share based upon the amount of cash held in the Trust Account as of April 1, 2026.

(7)	The figures presented assume that 10,000,000 Domesticated GigCapital7 Shares have been allocated for exercise of the Hadron Options and have been included in the chart above.
(8)	Figures presented on a fully-diluted basis to include the dilutive effect of Public Warrants, Private Placement Warrants, and Hadron Options.

Based upon historical interest earnings on the funds held in the Trust Account, and after assessing likely future interest rates and the interest earnings that will be generated on the funds held in the Trust Account, the GigCapital7 Board at the time of entry into the Business Combination Agreement established a formula in the Business Combination Agreement for purposes of determining the number of shares to be issued to Hadron securityholders as consideration for the Business Combination that was based upon a hypothetical but approximately likely redemption price at Closing of $10.59, which amount has been exceeded due to the accrual of interest on the Trust Account such that the redemption price is approximately $10.67533 per share based upon the amount of cash held in the Trust Account as of April 1, 2026. For more information, see “The Business Combination Proposal - Background of the Business Combination”. The actual redemption price for any lawfully submitted redemption requests will be determined at the time of Closing, and the foregoing is merely an estimate at this time.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of the GigCapital7 Public Shares.

Subsequent to the consummation of the Business Combination, Domesticated GigCapital7 may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Domesticated GigCapital7’s financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although GigCapital7 has conducted due diligence on Hadron Energy, GigCapital7 cannot assure you that this diligence revealed all material issues that may be present in Hadron Energy, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of GigCapital7’s or Domesticated GigCapital7’s control will not later arise. As a result, Domesticated GigCapital7 may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with GigCapital7’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on liquidity, the fact that Domesticated GigCapital7 reports charges of this nature could contribute to negative market perceptions about

Domesticated GigCapital7 or its securities. In addition, charges of this nature may cause Domesticated GigCapital7 to violate net worth or other covenants to which it may be subject. Accordingly, any GigCapital7 shareholder who chooses to remain a stockholder of Domesticated GigCapital7 following the Business Combination could suffer a reduction in the value of their shares.

Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by GigCapital7’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

Domesticated GigCapital7’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Domesticated GigCapital7’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated, or the future results of operations or financial position of Domesticated GigCapital7. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

There can be no assurance that the Domesticated GigCapital7 Common Stock and Domesticated GigCapital7 Warrants issued in connection with the Business Combination will be approved for listing on Nasdaq following the Closing.

GigCapital7 intends to apply to list the Domesticated GigCapital7 Common Stock and Domesticated GigCapital7 Warrants on Nasdaq under the proposed symbols “HDRN” and “HDRNW”, respectively, upon the Closing. Pursuant to the terms of the Business Combination Agreement, as a closing condition (subject to certain exceptions), GigCapital7 is required to cause the Domesticated GigCapital7 Common Stock issued in connection with the Business Combination to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. It is important for you to know that, at the time of our extraordinary general meeting, we may not have received from Nasdaq either confirmation of the listing of the Domesticated GigCapital7 Common Stock and Domesticated GigCapital7 Warrants or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the Domesticated GigCapital7 securities would not be listed on any nationally recognized securities exchange.

There is substantial doubt about our ability to continue as a going concern.

As of December 31, 2025, GigCapital7 had $89,362 in our operating bank account, (since then, we have borrowed $148,000 in the Working Capital Loan and we have $54,690 remaining in that bank account as of the date of this proxy statement/prospectus), and a working capital deficit of $1,875,681. Further, we have incurred and expect to continue to incur significant costs in pursuit of our acquisition plans. Management’s plans to address this need for capital are discussed in the section of this proxy statement/prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GigCapital7”. If we are unable to raise additional funds to alleviate liquidity needs and complete the Business Combination or another initial business combination by May 30, 2026 (or if such date is extended at a duly called meeting of the GigCapital7 shareholders, such later date), then we will be forced to, as promptly as reasonably possible but not more than ten (10) Business Days thereafter, redeem the public shares for a pro rata portion of the funds held in the trust account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the warrants may be worthless. Our liquidity condition raises substantial doubt about our ability to continue as a going concern. The financial statements of GigCapital7 contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from our inability to continue as a going concern.

If third parties bring claims against GigCapital7, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.67533 per share, which is the estimated redemption price as of the April 1, 2026.

Based upon the amount of cash in the Trust Account as of the April 1, 2026, the approximate redemption price is $10.67533 per share. The actual redemption price for any lawfully submitted redemption requests will be determined at the time of Closing, and the foregoing is merely an estimate at this time.

GigCapital7’s placing of funds in the Trust Account may not protect those funds from third party claims against GigCapital7. Although GigCapital7 seeks to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against GigCapital7’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, GigCapital7’s management will consider whether competitive alternatives are reasonably available to it and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of GigCapital7 under the circumstances.

Examples of possible instances where GigCapital7 may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with GigCapital7 and will not seek recourse against the Trust Account for any reason. Upon redemption of the Public Shares, if we are unable to complete the Business Combination or another initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the Business Combination or another initial business combination, GigCapital7 will be required to provide for payment of claims of creditors that were not waived that may be brought against GigCapital7 within the ten (10) years following Redemption. Accordingly, the per-share redemption amount received by Public Shareholders could be less than the $10.00 per Public Share initially held in the Trust Account, due to claims of such creditors. Pursuant to the Letter Agreement which is filed as an exhibit to this registration statement of which this proxy statement/prospectus forms a part, the Sponsor has agreed that it will be liable to GigCapital7 if and to the extent any claims by a third party for services rendered or products sold to GigCapital7 (except for its independent auditors), or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under GigCapital7’s indemnity obligations to the IPO’s underwriters for certain liabilities, including liabilities under the Securities Act. However, GigCapital7 has not asked the Sponsor to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and GigCapital7 believes that the Sponsor’s only assets are securities of GigCapital7. Therefore, GigCapital7 cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination or another initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, GigCapital7 may not be able to complete the Business Combination or another initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of GigCapital7’s officers or directors will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

GigCapital7’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of: (i) $10.00 per Public Share; and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account is less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, GigCapital7’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While GigCapital7 currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce the Sponsor’s indemnification obligations to GigCapital7, it is possible that GigCapital7’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If GigCapital7’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to GigCapital7’s Public Shareholders may be reduced below $10.00 per share.

We may not have sufficient funds to satisfy indemnification claims of our directors and officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if: (i) we have sufficient funds outside of the Trust Account; or (ii) we consummate an initial business combination. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duties. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Public Shareholders, GigCapital7 files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in GigCapital7’s bankruptcy estate and subject to the claims of third parties with priority over the claims of GigCapital7’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by GigCapital7’s shareholders in connection with our liquidation may be reduced.

If, after GigCapital7 distributes the proceeds in the Trust Account to its Public Shareholders, it files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the GigCapital7 Board may be viewed as having breached their fiduciary duties to GigCapital7’s creditors, thereby exposing the members of the GigCapital7 Board and GigCapital7 to claims of punitive damages.

If, after GigCapital7 distributes the proceeds in the Trust Account to its Public Shareholders, it files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance”. As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by GigCapital7’s shareholders. In addition, the GigCapital7 Board may be viewed as having breached its fiduciary duty to GigCapital7’s creditors and/or having acted in bad faith, thereby exposing itself and GigCapital7 to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

The SEC has issued final rules to regulate special purpose acquisition companies. Certain of the procedures that we may determine to undertake in connection with such rules may increase our costs and the time needed to complete the Business Combination or any other initial business combination and may constrain the circumstances under which we could complete the Business Combination, or any other initial business combination.

On January 24, 2024, the SEC issued final rules (the “2024 SPAC Rules”), effective as of July 1, 2024, that formally adopted some of the SEC’s proposed rules for special purpose acquisition companies (“SPACs”) that were released on March 30, 2022. The 2024 SPAC Rules, among other items, impose additional disclosure requirements for business combination transactions between SPACs such as us and private operating companies; amend the financial statement requirements applicable to business combination transactions involving such companies; update and expand guidance regarding the general use of projections in SEC filings; increase the potential liability of certain participants in proposed business combination transactions; and could impact the extent to which SPACs could become subject to regulation under the Investment Company Act. The 2024 SPAC Rules may materially adversely affect our business, including our ability to complete, and the costs associated with, the Business Combination, or any other initial business combination, and results of operations.

Certain of the procedures that we may determine to undertake in connection with the 2024 SPAC Rules, or pursuant to the SEC’s views expressed in the 2024 SPAC Rules, may increase the costs and time of completing the Business Combination, or any other initial business combination, and may make it more difficult to complete such transaction.

There is a risk that the 1% U.S. federal excise tax may be imposed on us in connection with redemptions of Public Shares.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which, among other things, generally imposes a 1% U.S. federal excise tax (the “Excise Tax”) on certain repurchases of stock by “covered corporations” (which include publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign (i.e., non-U.S.) corporations) occurring on or after January 1, 2023. The Excise Tax is imposed on the repurchasing corporation itself, not its stockholders from which the stock is repurchased. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The U.S. Department of the Treasury (the “Treasury”) has authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the Excise Tax. On April 12, 2024, the Treasury published proposed Treasury Regulations clarifying many aspects of the Excise Tax, including that where a non-U.S. corporation transfers its assets or is treated as transferring its assets to a U.S. corporation in a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, the corporation is not treated as a U.S. corporation until the day after the reorganization. The interpretation and operation of certain other aspects of the Excise Tax remain unclear. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury regulations are issued. However, there can be no assurance that final Treasury Regulations will not adversely affect the accuracy of the below description of the Excise Tax considerations that may be applicable.

Based on the expected structure of the Business Combination with Hadron Energy, we expect to redeem the Public Shares prior to the time we are treated as a U.S. corporation for purposes of the Excise Tax under current proposed Treasury Regulations, and thus we currently do not expect that we would be a covered corporation subject to the Excise Tax with respect to any redemptions of Public Shares in connection with the Business Combination that are treated as repurchases for this purpose. It is possible, however, that final Treasury Regulations or other forthcoming guidance is issued that would nevertheless treat us as a covered corporation or otherwise impose the Excise Tax on us with respect to redemptions of our stock in connection with the Business Combination with Hadron Energy.

If we were to be treated as a covered corporation for purposes of the redemption of Public Shares in connection with the Business Combination or otherwise, whether and to what extent we would be subject to the Excise Tax on a redemption of Public Shares would depend on a number of factors, including (i) whether the redemption is treated as a repurchase of stock for purposes of the Excise Tax, (ii) the fair market value of the redemption treated as a repurchase of stock, (iii) the nature and amount of stock to be issued in connection with the Business Combination and the nature and amount of the any private placement equity financing of GigCapital7 (although none is presently contemplated) or any other equity issuances (whether in connection with the Business Combination or otherwise) issued within the same taxable year of a redemption treated as a repurchase of stock, and (iv) the content of forthcoming final and additional proposed Treasury Regulations and other guidance from the Treasury.

As noted above, the Excise Tax would be payable by the repurchasing corporation, and not by the redeeming holder. If we were to be treated as a covered corporation for purposes of the redemption of Public Shares in connection with the Business Combination or otherwise, the per-share redemption amount payable from the Trust Account (including any interest earned on the funds held in the Trust Account) to Public Shareholders in connection with a redemption of Public Shares is not expected to be reduced by any Excise Tax imposed on us. The imposition of the Excise Tax on us could, however, cause a reduction in the cash available on hand to complete the Business Combination and may affect our ability to complete any business combination or fund future operations.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination or another initial business combination or force us to abandon our efforts to complete an initial business combination.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities, each of which may make it difficult for us to complete the Business Combination, or any other initial business combination.

In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company with the SEC;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are not subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Our business is to identify and complete an initial business combination, such as the Business Combination, and thereafter to operate the post-transaction business or assets for the long term. We do not plan to buy businesses or assets with a view to resale or profit from their resale. We do not plan to buy unrelated businesses or assets or to be a passive investor.

In 2024, the SEC provided guidance that the determination of whether a SPAC, like us, is an “investment company” under the Investment Company Act is a facts and circumstances determination requiring individualized analysis and depends on a variety of factors, including a SPAC’s duration, asset composition, business purpose and activities. When applying these factors to GigCapital7 and its operations we do not believe that our principal activities will subject us to the Investment Company Act. To this end, GigCapital7 was formed for the purpose of completing an initial business combination with one or more businesses, such as the Business Combination with Hadron Energy. Since our inception, our business has been and will continue to be focused on identifying and completing the Business Combination with Hadron Energy, or another initial business combination, and thereafter, operating the post-transaction business or assets for the long term. Further, we do not plan to buy businesses or assets with a view to resale or profit from their resale and we do not plan to buy unrelated businesses or assets or to be a passive investor. In addition, the proceeds held in the Trust Account were invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. By restricting the investment of the proceeds in this manner, and by focusing our directors’ and officers’ time toward, and operating our business for the purpose of, acquiring and growing businesses for the long term (rather than buying and selling businesses in the manner of a merchant bank or private equity fund or investing in assets for the purpose of achieving investment returns on such assets), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. Further, investing in our securities is not intended for persons who are seeking a return on investments in government securities or investment securities. Instead, the Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of our initial business combination; (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; or (iii) absent an initial business combination within the completion window, our return of the funds held in the Trust Account to our Public Shareholders as part of our redemption of the Public Shares. If we do not invest the proceeds as described above, we may be deemed to be subject to the Investment Company Act.

If we were deemed to be an investment company for purposes of the Investment Company Act, we would need to register as such under the Investment Company Act and compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete the Business Combination or any other initial business combination. We may also be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate the Trust Account. In which case, our investors would not be able to realize the potential benefits of owning shares in a successor operating business, including the potential appreciation in the value of our securities following such a transaction, and our Warrants would expire worthless. For illustrative purposes, in connection with the liquidation of our Trust Account, and based upon the amount in the Trust Account as of April 1, 2026, our Public Shareholders may receive only approximately $10.67533 per Public Share or less in certain circumstances, and our warrants may expire worthless. Further, under the subjective test of a “investment company” pursuant to Section 3(a)(1)(A) of the Investment Company Act, even if the funds deposited in the Trust Account were invested in the assets discussed above, there is a risk that we could be deemed an investment company and subject to the Investment Company Act based on the length of time such funds are invested in such assets.

We may not be able to complete the Business Combination, or another initial business combination, since such initial business combination may be subject to regulatory review and approval requirements, or may be ultimately prohibited.

The Business Combination or another initial business combination may be subject to regulatory review and approval requirements by governmental entities, or ultimately prohibited. For example, CFIUS has authority to review direct or indirect foreign investments in U.S. businesses. Among other things, CFIUS is empowered to require parties to certain transactions subject to CFIUS jurisdiction to make mandatory filings, to charge filing fees related to CFIUS filings (voluntary or mandatory), and to self-initiate national security reviews of foreign direct and indirect investments in U.S. businesses if the parties to the transaction choose not to file voluntarily. In the case that CFIUS determines an investment to present risks to U.S. national security, CFIUS has the power to require mitigation measures with respect to the transaction or recommend that the President of the United States block the transaction if the parties do not voluntarily abandon it. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on - among other factors - the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. CFIUS’s expanded jurisdiction under the Foreign Investment Risk Review Modernization Act of 2018 and its implementing regulations that became effective on February 13, 2020, further includes investments that do not result in control of a U.S. business by a foreign person but afford foreign investors certain information or governance rights in certain U.S. businesses that have a nexus to “critical technologies”, “critical infrastructure” and/or “sensitive personal data”.

The majority of its economic interests of our Sponsor are owned by U.S. citizens. Our Sponsor is exclusively controlled by Drs. Katz and Dinu, each of whom is a U.S. citizen and the Sponsor’s managing members. Accordingly, we do not believe that our Sponsor is a “foreign person” as defined in the CFIUS regulations. We are organized in the Cayman Islands and may be deemed a foreign person by CFIUS. It is also possible that non-U.S. persons could be involved in the Business Combination or another initial business combination (e.g., as existing shareholders of a target company or as private placement equity investors), which may increase the risk that our initial business combination becomes subject to regulatory review, including review by CFIUS. As such, an initial business combination with a U.S. business or foreign business with U.S. subsidiaries that we may wish to pursue may be subject to CFIUS review. If a particular proposed initial business combination with a U.S. business falls within CFIUS’s jurisdiction, we may determine that we are required to make a mandatory filing or that we will submit to CFIUS review on a voluntary basis, or to proceed with the transaction without submitting to CFIUS and risk CFIUS intervention, before or after closing the transaction. CFIUS may decide to block or delay our proposed initial business combination, require mitigation measures with respect to such initial business combination or request the President of the United States to order us to divest all or a portion of the U.S. target business of our initial business combination that we acquired without first obtaining CFIUS approval. This may limit the attractiveness of, delay or prevent us from pursuing certain target companies that we believe would otherwise be beneficial to us and our shareholders. As a result, the pool of potential targets with which we could complete an initial business combination may be limited, and we may be adversely affected in terms of competing with other special purpose acquisition companies which do not have any foreign ownership issues. In addition, certain businesses may be subject to rules or regulations that limit or impose additional requirements with respect to foreign ownership.

The process of government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete our initial business combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we are unable to consummate our initial business combination within the applicable time period required under our amended and restated memorandum and articles of association, including as a result of extended regulatory review of a potential initial business combination, we will, as promptly as reasonably possible but not more than ten (10) Business Days thereafter, redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, our shareholders will miss the opportunity to benefit from an investment in a target company and the appreciation in value of such investment. Additionally, the GigCapital7 Warrants may be worthless.

GigCapital7’s Letter Agreement with the Sponsor and GigCapital7’s officers and directors may be amended without shareholder approval.

GigCapital7’s Letter Agreement with the Sponsor and GigCapital7’s officers and directors contains provisions relating to transfer restrictions of the Founder Shares and Private Placement Warrants, indemnification of the Trust Account, waiver of redemption rights and participation in liquidating distributions from the Trust Account. The Letter Agreement may be amended without shareholder approval. While GigCapital7 does not expect the GigCapital7 Board to approve any amendments to the Letter Agreement prior to GigCapital7’s initial business combination, it may be possible that the GigCapital7 Board, in exercising its business judgment and subject to its fiduciary duties, chooses to approve one or more amendments to the Letter Agreement. Any such amendments to the Letter Agreement would not require approval from GigCapital7’s shareholders and may have an adverse effect on the value of an investment in GigCapital7’s securities. Concurrently with the execution of the Business Combination Agreement, GigCapital7 entered into the Sponsor Support Agreement with the Sponsor and Hadron Energy, pursuant to which the Sponsor agreed to vote its shares in favor of all proposals being presented at the extraordinary general meeting. Amendment of the Sponsor Support Agreement would require approval from GigCapital7, Hadron Energy and the Sponsor, but would not require approval from GigCapital7’s shareholders.

If you or a “group” of shareholders are deemed to hold in excess of 15% of the Public Shares, you may lose the ability to redeem all such shares in excess of 15% of our Public Shares.

The Cayman Constitutional Documents provide that a Public Shareholder, together with any affiliate of such shareholder or any other Person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares, which we refer to as the “Excess Shares”, without our prior consent. However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Your inability to redeem the Excess Shares will reduce your influence over our ability to complete the Business Combination and you could suffer a material loss on your investment in us if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we complete the Business Combination. And as a result, you will continue to hold that number of Public Shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.

Our Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) our completion of an initial business combination, and then only in connection with those Public Shares that such shareholder properly elected to redeem, subject to the limitations and on the conditions described herein; (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend our Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination by May 30, 2026 (or if such date is extended at a duly called meeting of the GigCapital7 shareholders, such later date) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; and (iii) the redemption of our Public Shares if we are unable to complete an initial business combination by May 30, 2026 (or if such date is extended at a duly called meeting of the GigCapital7 shareholders, such later date), subject to applicable law and as further described herein. In no other circumstances will Public Shareholders have any right or interest of any kind in the Trust Account. Holders of Public Warrants will not have any right to the proceeds held in the Trust Account with respect to the Public Warrants. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.

A Public Shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account may not put such shareholder in a better future economic position.

The price at which a stockholder may be able to sell its shares of Domesticated GigCapital7 Common Stock in the future following the completion of the Business Combination (or shares received or retained in connection with any alternative business combination) is not determinable as of the date of this proxy statement/prospectus. Certain events following the consummation of the Business Combination may cause an increase in Hadron Energy’s share price and may result in a lower value realized now than a Public Shareholder might realize in the future had the shareholder redeemed their Public Shares. Similarly, if a Public Shareholder does not redeem their Public Shares, the shareholder will bear the risk of ownership of Domesticated GigCapital7 Common Stock after the consummation of the Business Combination, and a stockholder may not be able to sell its Domesticated GigCapital7 Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Public Shareholder should consult, and rely solely upon, the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

The net cash available to Domesticated GigCapital7 from the Trust Account in respect of each Public Share that is not redeemed will be materially less than the price per share ascribed in the Business Combination Agreement to the shares of Domesticated GigCapital7 Common Stock to be issued to the Hadron Stockholders.

In recent litigation following the closing of other “deSPAC” transactions, plaintiffs have alleged that it was a material omission for the SPAC not to have disclosed in its proxy statement/prospectus that the “net cash per public share” of the SPAC was materially below the price per share ascribed to the combined company’s shares to be issued to the target shareholders in the business combination. While such litigation has been brought against Delaware SPACs in Delaware courts (and GigCapital7 is a Cayman Islands exempted company), and without acknowledging the relevance of net cash per share information or the merits of any such claim, Public Shareholders should be aware that the net cash available to Domesticated GigCapital7 from the Trust Account in respect of each Public Share that is not redeemed will be materially less than the in the Business Combination Agreement due to the expenses attributable to GigCapital7, and the dilution from the 13,333,333 shares of Domesticated GigCapital7 Common Stock that will be issued upon conversion of the GigCapital7 Class B Ordinary Shares.

Assuming an estimated redemption price of $10.67533 per share based upon the amount of cash held in the Trust Account as of April 1, 2026, (1) under the No Redemption Scenario, such amount would be equal to approximately $6.28 per share, which is the quotient of (a) $209,471,600, which is the maximum aggregate transaction proceeds, including (i) all of the cash remaining from the Trust Account (assuming no redemptions), less (ii) the amount of estimated transaction expenses of GigCapital7 of $4,035,000, divided by (b) the sum of (i) 20,000,000 (which is the number of Public Shares outstanding assuming no redemptions), plus (ii) 13,333,333 (which is the number of shares of Domesticated GigCapital7 Common Stock that will be issued upon conversion of the GigCapital7 Class B Ordinary Shares) and (2) under the Maximum Redemption Scenario, such amount would be equal to $1.05 per share, which is the quotient of (a) $15,965,007, which is the minimum aggregate transaction proceeds, including (i) the cash remaining in the Trust Account (after redemptions), less (ii) the amount of estimated transaction expenses of GigCapital7 of $4,035,000 divided by (b) the sum of (i) 1,873,479 (which is the number of Public Shares outstanding assuming the Maximum Redemption Scenario) plus (ii) 13,333,333 (which is the number of shares of Domesticated GigCapital7 Common Stock that will be issued upon conversion of the GigCapital7 Class B Ordinary Shares). In either case, such “net cash per public share” would be less than the Per Share Price of $10.59. This calculation does not take into account Hadron Energy’s estimated transaction expenses.

For additional information, including calculations of the net cash available from the Trust Account per Public Share and calculations of the net tangible book value per share see the sections of this proxy statement/prospectus entitled “Questions and Answers For Shareholders of GigCapital7 - What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?” and “Summary of the Proxy Statement/Prospectus - Dilution”.

If a Public Shareholder fails to receive notice of our offer to redeem the Public Shares in connection with the Business Combination, or fails to comply with the procedures for submitting or tendering its Public Shares, such Public Shares may not be redeemed.

Pursuant to the Cayman Constitutional Documents, a Public Shareholder may request to redeem all or a portion of its Public Shares for cash in connection with the completion of the Business Combination. As a Public Shareholder, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)

(i) hold Public Shares or (ii) hold Public Shares through GigCapital7 Units and elect to separate your GigCapital7 Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;

(b)

submit a written request to Continental, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that GigCapital7 redeem all or a portion of your Public Shares for cash; and

(c)	deliver your share certificates for Public Shares (if any) along with the redemption forms to Continental, physically or electronically through DTC.

Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on [  ], 2026, (two (2) Business Days before the initial scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed. Any Public Shareholders who fail to properly elect to redeem their Public Shares and deliver their Public Shares in the manner described above will not be entitled to have her or his shares redeemed. See the section entitled “Extraordinary General Meeting of GigCapital7 - Redemption Rights” for the procedures to be followed if you wish to have your Public Shares redeemed for cash.

If we are unable to consummate the Business Combination or another initial business combination by the date required in the Cayman Constitutional Documents, the Public Shareholders may be forced to wait beyond such date before redemption from our Trust Account.

If we are unable to consummate the Business Combination or another initial business combination by the date required in the Cayman Constitutional Documents, the proceeds then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable), will be used to fund the redemption of our Public Shares, as further described herein. Any redemption of Public Shareholders from the Trust Account will be effected automatically by function of our amended and restated memorandum and articles of association prior to any voluntary winding up. If we are required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to our Public Shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Companies Act. In that case, investors may be forced to wait beyond the end of the completion window before the redemption proceeds of our Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from our Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless we consummate the Business Combination or another initial business combination prior thereto and only then in cases where investors have properly sought to redeem their Public Shareholders. Only upon our redemption or any liquidation will Public Shareholders be entitled to distributions if we are unable to complete the Business Combination or another initial business combination.

The consummation of the Business Combination is subject to multiple closing conditions, including minimum cash requirements and market-based conditions, any of which may make it more difficult for GigCapital7 to complete the Business Combination as contemplated and may result in the Business Combination not being consummated, which could adversely impact the value of GigCapital7 Ordinary Shares.

The consummation of the Business Combination is subject to a number of conditions, including those included in the Business Combination Agreement. The timing and completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by GigCapital7’s shareholders is not obtained and failure to obtain approval for listing of Domesticated GigCapital7 Common Stock on Nasdaq, in each case subject to certain terms specified in the Business Combination Agreement (as described under “The Business Combination Agreement - Conditions to Closing”), or that other Closing conditions are not satisfied.

The Business Combination Agreement provides that Hadron Energy’s obligation to consummate the Business Combination is conditioned on, among other things, that as of the Closing, Hadron must retain at least $20,000,000 in cash and cash equivalents (“BCA Minimum Cash Condition”), including (a) funds remaining in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Redemption and any excise tax payable by GigCapital7 pursuant to the Business Combination Agreement) but prior to giving effect to payment of Company Transaction Costs (as defined in the Business Combination Agreement) and Purchaser Transaction Costs (as defined in the Business Combination Agreement), plus (b) the net proceeds of any private placement equity financing of GigCapital7 (although none is presently contemplated), plus (c) the net proceeds of any other financing, investment, or cash funding received by the Purchaser prior to or at the Closing (other than the Trust Account) (“Closing SPAC Cash”).

This condition is for the sole benefit of Hadron Energy and can be waived only by Hadron Energy. If such condition is not met, and such condition is not or cannot be waived under the terms of the Business Combination Agreement, then the Business Combination Agreement could be terminated, and the proposed Business Combination may not be consummated.

If such conditions are waived and the Business Combination is consummated with less than the BCA Minimum Cash in the Trust Account, the cash held by Hadron Energy, after the Closing may not be sufficient to allow Hadron Energy to operate and pay Hadron Energy’s bills as they become due. There can be no assurance that Hadron Energy could and would waive the BCA Minimum Cash Condition. Furthermore, as provided in the Cayman Constitutional Documents, in no event will GigCapital7 redeem its public shares in an amount that would cause GigCapital7’s net tangible assets to be less than $5,000,001. If such conditions are not met, then the Business Combination Agreement could be terminated, and the proposed Business Combination would not be consummated.

In the event that the BCA Minimum Cash Condition is not met or waived, then GigCapital7 may not complete the Business Combination with Hadron Energy and will have limited time to seek another acquisition target, which could adversely impact the value of GigCapital7’s Ordinary Shares.

GigCapital7’s affiliates are not obligated to make loans to GigCapital7 in the future (other than the Sponsor’s commitment to provide GigCapital7 loans in order to finance transaction costs in connection with a business combination). The additional exercise of redemption rights with respect to a large number of GigCapital7’s public shareholders may make GigCapital7 unable to take such actions as may be desirable in order to optimize the capital structure of Hadron Energy after consummation of the Business Combination and GigCapital7 may not be able to raise additional financing from unaffiliated parties necessary to fund the combined company’s expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding GigCapital7’s ability to continue as a going concern at such time.

If GigCapital7 does not complete the Business Combination, GigCapital7 could be subject to various risks, including:

•	the parties may be liable for damages to one another under certain circumstances pursuant to the terms and conditions of the Business Combination Agreement;

•

negative reactions from the financial markets, including declines in the price of the GigCapital7 Class A Ordinary Shares due to the fact that current prices may reflect a market assumption that the Business Combination will be completed;

•	the attention of GigCapital7 management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination; and

•	each of these risks could adversely impact the value of GigCapital7 Ordinary Shares.

The exercise of GigCapital7’s management’s discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the GigCapital7 shareholders’ best interest.

In the period leading up to the Closing, events may occur that may require GigCapital7 to agree to amend the Business Combination Agreement, to consent to certain actions taken by Hadron Energy, or to waive rights that GigCapital7 is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Hadron Energy’s business, a request by Hadron Energy to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement, or the occurrence of other events that would have a material adverse effect on Hadron Energy’s business. In any of such circumstances, it would be at GigCapital7’s discretion, acting through the GigCapital7 Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or she or they may believe is best for GigCapital7 and GigCapital7’s shareholders and what he or she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, GigCapital7 does not believe there will be any changes or waivers that GigCapital7 management would be likely to make after shareholder approval has been obtained. While certain changes could be made without further approval of GigCapital7’s shareholders, GigCapital7 will circulate a new or amended proxy statement/prospectus and re-solicit its shareholders if changes to the terms of the transaction that would have a material impact on GigCapital7’s shareholders are required prior to the vote on the Business Combination Proposal.

GigCapital7 may be targeted by securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into business combination agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on GigCapital7’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed, or from being completed within the expected timeframe, which may adversely affect GigCapital7’s and Hadron Energy’s respective businesses, financial condition and results of operation.

GigCapital7’s shareholders may be held liable for claims by third parties against GigCapital7 upon redemption of their shares to the extent of distributions received by them.

If GigCapital7 is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it were proved that immediately following the date on which the distribution was made, GigCapital7 was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by GigCapital7’s shareholders. Furthermore, GigCapital7’s directors may be viewed as having breached their fiduciary duties to GigCapital7 or its creditors and/or may have acted in bad faith, thereby exposing themselves and GigCapital7 to claims, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. GigCapital7 cannot assure you that claims will not be brought against it for these reasons. GigCapital7 and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of GigCapital7’s share premium account while it was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable to a fine and to imprisonment for five years in the Cayman Islands.

The terms of the GigCapital7 Warrants may be amended in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then outstanding Public Warrants.

The GigCapital7 Warrants were issued pursuant to the Warrant Agreement between Continental, as warrant agent, and GigCapital7. The Warrant Agreement provides that the terms of the GigCapital7 Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of the Public Warrants. Accordingly, the terms of the Public Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment. GigCapital7 Domesticated GigCapital7 may amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants to effect any change thereto, including to increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of GigCapital7 or Domesticated GigCapital7 purchasable upon exercise of a warrant.

The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our Warrants, which could limit the ability of Warrant holders to obtain a favorable judicial forum for disputes.

The Warrant Agreement provides that, subject to applicable law: (i) any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York; and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. There is uncertainty as to whether courts will enforce the exclusive forum provisions in the Warrant Agreement. In that regard, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought under the Securities Act or the rules and regulations thereunder. To the extent the exclusive federal forum provision for causes of action arising under the Securities Act restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. Shareholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of the GigCapital7 Warrants shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the GigCapital7 Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder. This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with GigCapital7, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

A provision of the Warrant Agreement may make it more difficult for GigCapital7 to consummate the Business Combination.

If: (x) GigCapital7 issues additional GigCapital7 Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per GigCapital7 Class A Ordinary Share (with such issue price or effective issue price to be determined in good faith by the GigCapital7 Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 65% of the total equity proceeds (including from such issuances and the IPO), and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions) and (z) the volume weighted average trading price of GigCapital7 Class A Ordinary Shares during the 20 Trading Day period starting on the Trading Day prior to the day on which GigCapital7 consummates the Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the GigCapital7 Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the Newly Issued Price.

Risks Related to the Adjournment Proposal

If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Business Combination Proposal, the GigCapital7 Board will not have the ability to adjourn the extraordinary general meeting to a later date in circumstances where such adjournment is necessary to permit the Business Combination to be approved.

If, at the extraordinary general meeting, the GigCapital7 Board determines that it would be in the best interests of GigCapital7 to adjourn the extraordinary general meeting to give GigCapital7 more time to consummate the Business Combination for whatever reason (such as if the Business Combination Proposal is not approved, or if additional time is needed to fulfill other closing conditions), the GigCapital7 Board will seek approval to adjourn the extraordinary general meeting to a later date or dates. If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Business Combination Proposal, the GigCapital7 Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes or take other steps to cause the conditions to the Business Combination to be satisfied. In such event, the Business Combination would not be completed.

Risks Related to the Domestication and the Business Combination

The Domestication may result in adverse tax consequences for holders of GigCapital7 Class A Ordinary Shares and GigCapital7 Warrants.

The Domestication should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, i.e., an F Reorganization. If the Domestication fails to qualify as an F Reorganization, a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations for Holders of GigCapital7 Securities and Domesticated GigCapital7 Securities - II. U.S. Holders”) of GigCapital7 Class A Ordinary Shares or GigCapital7 Warrants

generally would recognize gain or loss with respect to its GigCapital7 Class A Ordinary Shares or GigCapital7 Warrants in an amount equal to the difference, if any, between the fair market value of the corresponding Domesticated GigCapital7 Common Stock or Domesticated GigCapital7 Warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in its GigCapital7 Class A Ordinary Shares or GigCapital7 Warrants surrendered. Additionally, Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations for Holders of GigCapital7 Securities and Domesticated GigCapital7 Securities - III. Non-U.S. Holders”) may become subject to withholding tax on any amounts treated as dividends paid on Domesticated GigCapital7 Common Stock after the Domestication.

Assuming that the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code in connection with the Domestication, and, as a result:

•

a U.S. Holder who is a 10% U.S. Shareholder on the date of the Domestication generally will be required to include in income as a deemed dividend deemed paid by GigCapital7 the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the GigCapital7 Class A Ordinary Shares held directly by such U.S. Holder;

•

a U.S. Holder whose GigCapital7 Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder generally will recognize gain (but not loss) with respect to its GigCapital7 Class A Ordinary Shares as if such U.S. Holder exchanged its GigCapital7 Class A Ordinary Shares for Domesticated GigCapital7 Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by GigCapital7 the “all earnings and profits” amount (as defined in the Treasury Regulations under Section 367 of the Code) attributable to such U.S. Holder’s GigCapital7 Class A Ordinary Shares; and

•

a U.S. Holder whose GigCapital7 Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder, generally will not recognize any gain or loss or include any part of GigCapital7’s earnings and profits in income under Section 367 of the Code in connection with the Domestication.

Additionally, even if the Domestication qualifies as an F Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code and certain other PFIC rules (which have retroactive effective dates) generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose, under a proposed Treasury Regulation that generally treats an “option” to acquire the stock of a PFIC as stock of the PFIC, exchanging GigCapital7 Warrants for Domesticated GigCapital7 Warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. GigCapital7 believes that it is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of GigCapital7 Class A Ordinary Shares to recognize gain under the PFIC rules on the exchange of GigCapital7 Class A Ordinary Shares for Domesticated GigCapital7 Common Stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s GigCapital7 Class A Ordinary Shares. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges GigCapital7 Warrants for Domesticated GigCapital7 Warrants; under current law, however, the elections mentioned above do not apply to GigCapital7 Warrants. Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of GigCapital7. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “Material U.S. Federal Income Tax Considerations for Holders of GigCapital7 Securities and Domesticated GigCapital7 Securities - II. U.S. Holders - A. Tax Effects of the Domestication to U.S. Holders - 5. PFIC Considerations”.

Risks Related to Hadron Energy’s Business and Industry

We have incurred losses and have not generated any revenue since our inception. We anticipate that we will continue to incur losses, and expect that we will not generate revenue, for the foreseeable future, at least until our reactors become commercially viable, which may never occur.

We have incurred operating losses since our inception, including net losses of $71,774,579 for the year ended December 31, 2025 and $593,556 for the period from July 8, 2024 (date of inception) through December 31, 2024. As of December 31, 2025, the Company had cash of $1,757,241 and accumulated deficit of $72,368,135; and for the year ended December 31, 2025, negative cash flows from operations of $3,856,275. Since inception, the Company has incurred and expects to continue to incur net losses and negative operating cash flow. We are still in our early stages of development and expect to continue to incur significant expenses, operating losses, and negative operating cash flows for the foreseeable future due to increase in expenses from historical levels because of additional costs and expenses related to the development of technology and factory and the development of market and strategic relationships with other businesses. To date, we have not generated any revenue. We do not expect to generate any revenue unless and until we are able to commercialize our reactors and/or other lines of business. As we have incurred losses and experienced negative operating cash flows since our inception, and accordingly we have undertaken equity financing from investors to satisfy our funding needs; however, we may not raise adequate funding to offset our expenses and losses. Moreover, we may encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors that may adversely affect our business. The magnitude of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate and grow revenue. We cannot predict the outcome of the actions to generate liquidity to fund our operations, whether such actions would generate the expected liquidity to fund our operations as currently planned or whether the costs of such actions will be available on reasonable terms or at all. Our continued solvency is dependent upon our ability to obtain additional working capital to complete our reactor development, to successfully market our reactors and to achieve commerciality for our reactors. Our prior losses and expected future losses have had and may continue to have adverse effects on our stockholders’ equity (deficit) and working capital and may lead to the failure of our business.

We are an early-stage company and our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

We are an early-stage company with limited operating history in a rapidly evolving industry. The markets for nuclear reactor design, nuclear reactor production, nuclear fuel design, nuclear fuel supply, and services related to any or all of the foregoing business may not continue to develop in a manner that we expect or that otherwise would be favorable to our business. As a result of our limited operating history and ongoing changes in our new and evolving industry, including evolving demand for our products and services and the potential development of technologies that may prove more efficient or effective for our intended use cases, our ability to forecast our future results of operations and plan for future growth is limited and subject to uncertainties. We have encountered and expect to continue to encounter risks and uncertainties frequently experienced by companies in rapidly evolving industries, such as the risks and uncertainties described in this proxy statement/prospectus. Accordingly, we may be unable to prepare accurate internal financial forecasts or replace anticipated revenue that we do not receive as a result of delays, changed circumstances, or changed market conditions arising from these factors, and our results of operations in future reporting periods may be below the expectations of investors or analysts. If we do not address these risks successfully, our results of operations could differ materially from our estimates or the expectations of investors or analysts, causing our business to suffer and our ordinary shares price to decline.

Uncertain global macro-economic and political conditions could materially adversely affect our results of operations and financial condition.

Our results of operations are materially affected by economic and political conditions in the U.S. and internationally, including inflation, deflation, interest rates, availability of capital, energy and commodity prices, trade laws and the effects of governmental initiatives to manage economic conditions. Current or potential customers may delay or decrease spending on our products and services as their business and budgets are impacted by economic conditions. The inability of current and potential customers to pay us for our products and services may adversely affect our earnings and cash flows.

Ongoing national and global supply chain disruptions have increasingly affected both the availability and cost of raw materials, component manufacturing and deliveries. These disruptions may result in delays in equipment deliveries and cost escalations that could adversely affect our business. Future supply chain disruptions could prevent our ability to obtain necessary raw materials for our reactors in a timely and cost-effect manner. For example, our MMR design utilizes low enriched uranium (“LEU+”) fuel that we plan to source from U.S. suppliers. Although there exists an established supply chain for LEU+ fuel in the U.S., national and global supply chain disruptions could negatively impact our ability to source the LEU+ fuel necessary to operate our reactors by delaying or limiting the supply of LEU+ fuel, increasing the cost of obtaining LEU+ fuel and/or cause deployment or operational delays for our reactors. If we are unable to access LEU+ fuel, our ability to produce power will be adversely affected, which could have a material adverse effect on our business prospects, financial condition and results of operations.

Our cost estimates are highly sensitive to broader economic factors, and our ability to control or manage our costs may be limited.

Capital and operating costs for the deployment of a first-of-a-kind MMR, such as the Hadron Halo, are difficult to project, inherently variable and are subject to significant change based on a variety of factors, including site specific factors, customer off-take requirements, regulatory oversight, operating agreements, supply chain availability, inflation and other factors. Opportunities for cost reductions with subsequent deployments are similarly uncertain. To the extent cost reductions are not achieved within the expected timeframe or magnitude, the Hadron Halo may not be cost competitive with alternative technologies, which could materially and adversely affect our expected revenues and gross margins.

If we fail to manage our growth effectively, we may be unable to execute our business plan, and our business, results of operations, and financial condition could be harmed.

In order to achieve future revenue growth, we must finalize our reactor design, receive regulatory approvals, and continue to develop and market new products and services to traditional and non-traditional end-users. We intend to expand our operations as we develop and deploy our products and services in the future, and will need to hire and retain additional personnel, upgrade our existing operational management and financial and reporting systems, and improve our business processes and controls. Our future expansion will include:

•	hiring and training new personnel;

•	completing the designs, licensing, construction, and commissioning of the Hadron Halo;

•	finalizing our reactor design and developing new technologies and services (e.g., training, maintenance, procurement);

•

optimizing applications of our reactors to serve both traditional utility and electric power customers and a broad base of non-traditional industrial customers interested in utilizing the efficient high-temperature heat produced by our design;

•	controlling expenses and investments in anticipation of expanded operations and rising costs;

•	upgrading the existing operational management and financial reporting systems and team to comply with requirements as a public company; and

•	implementing and enhancing administrative infrastructure, systems and processes.

If our operations continue to grow as planned, of which there can be no assurance, we will need to expand our sales and marketing, research and development, customer and commercial strategy, products and services, supply, and manufacturing functions. These efforts will require us to invest significant financial and other resources, including in industries and sales channels in which we have limited experience to date. We will also need to develop and implement our manufacturing and operational systems and processes, and there is no guarantee that we will be able to scale the business as currently planned or within the planned timeframe. The continued expansion of our business will require manufacturing and operational facilities, as well as space for administrative support, and there is no guarantee that we will be able to find suitable locations for such facilities.

Our growth will increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring and training employees, finding manufacturing capacity to produce our MMRs and related equipment, delays in production, challenges in scaling-up fuel and component fabrication capacity and difficulty sourcing adequate raw material for our reactors. These difficulties may divert the attention of management and key employees and impact financial and operational results. If we are unable to drive commensurate growth, these costs, which include headcount and capital assets, could result in decreased margins, which could have a material adverse effect on our business, financial condition and results of operations.

There is substantial doubt about our ability to continue as a going concern, and we may require additional future funding whether or not the Transactions are completed.

We have incurred operating losses since our inception, including a net losses of $71,774,579 for the year ended December 31, 2025 and $593,556 for the period from July 8, 2024 (date of inception) through December 31, 2024. As of December 31, 2025, the Company had cash of $1,757,241 and accumulated deficit of $72,368,135; and for the year ended December 31, 2025, negative cash flows from operations of $3,856,275. Based on our recurring losses and expectations to incur significant expenses and negative cash flows until we are able to commercialize the Hadron Halo, management has identified substantial doubt about Hadron Energy’s ability to continue as a going concern. If we are unable to continue as a going concern, we may be forced to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

To date, we have not generated any revenue, while we have substantial overhead expenses. We do not expect to generate meaningful revenue unless and until we are able to finalize development of and commercialize the Hadron Halo and related services, and we may not be able to do so on our anticipated timetable, if at all. We expect our expenses and capital expenditures to increase in connection with our ongoing activities, including developing and advancing the Hadron Halo and other products and services, obtaining NRC design certification approval for the Hadron Halo and completing our manufacturing preparation and trials. In addition, upon the completion of the Transactions, we expect to incur additional costs associated with operating as a public company. Certain costs are not reasonably estimable at this time and we may require additional funding and our projections anticipate certain customer-sourced income that is not guaranteed.

We may also seek to raise capital through private or public equity or debt financings or through other sources of financing. Adequate additional funding may not be available to us on acceptable terms or at all. Our failure to raise capital as and when needed could have a negative impact on our financial condition and our ability to pursue our business strategies. If we raise additional funds by issuing equity securities, our shareholders will experience dilution. If we raise additional capital through debt financing, we may be subject to covenants that restrict our operations including limitations on our ability to incur liens or additional debt, pay dividends, repurchase our securities, make certain investments, and engage in certain merger, consolidation or asset sale transactions. Any debt financing or additional equity that we raise may contain terms that are not favorable to us or our stockholders and members. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be required to delay, scale back or terminate some or all of our research and development programs.

We are an emerging growth company (“EGC”) within the meaning of the Securities Act and a smaller reporting company within the meaning of the Exchange Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an emerging growth company (“EGC”) within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements. As a result, our stockholders may not have access to certain information they may deem important. We will remain an EGC until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the consummation of the IPO, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of the Company common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Further, Section 102(b)(1) of the JOBS Act exempts EGCs from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-EGCs but any such election to opt out is irrevocable. We intend to take advantage of the benefits of this extended transition period.

Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to continue to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. Moreover, smaller reporting companies may choose to present only the two most recent fiscal years of audited financial statements in their Annual Reports on Form 10-K. For so long as we are a smaller reporting company and not classified as an “accelerated filer” or “large accelerated filer” pursuant to SEC rules, we will be exempt from the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

We cannot predict whether investors will find our securities less attractive because we rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

There is limited operating experience for MMRs of this size, configuration and scale, which may result in greater than expected construction and material costs, maintenance requirements, operating expense or delivery timing.

Although our MMR design utilizes proven light-water reactor technology that has been in commercial operation for approximately 70 years, the NRC has not yet approved any MMRs of the size, configuration and scale of the Hadron Halo. Our MMR design will be actively managed through design reviews, prototyping, involvement of external partners and application of industry lessons. However, we could still fail to identify manufacturing, material, installation and construction issues early enough to avoid negative effects on production, fabrication, deployment or ultimate performance of the Hadron Halo and related technologies, or we may encounter unexpected regulatory issues. Where these issues arise at later stages of deployment, deployment could be subject to greater costs or be significantly delayed, which could materially and adversely affect our business.

We have not yet commercialized or sold the Hadron Halo or any other micro modular reactor (“MMRs”), and there is no guarantee that we will be able to do so.

After we develop and obtain regulatory approval, the planned initial deployment of the Hadron Halo is subject to Hadron Energy reaching binding agreements for its scope of supply with potential customers. If no customer enters into such binding agreements with us, our initial deployment of the Hadron Halo and ongoing services associated with such deployment could be significantly delayed. This could have a material adverse effect on our business and financial condition. To date, the various letters of intent that we have entered into with potential customers are non-binding and largely contingent upon governing body approvals, regulatory approvals, and successful testing of the Hadron Halo, and may not result in binding agreements for the purchase of our products or services. These potential customers may also elect to terminate or pursue other alternative transactions.

Customers may rescind or back out of non-binding agreements due to various reasons which could adversely affect our revenue streams, project timelines, and overall financial performance.

We have entered into and may enter into additional non-binding agreements, such as a memorandum of understanding or a letter of interest with customers for the purchase of Hadron Halo units. These memorandums of understanding and letters of interest are non-binding and the underlying contracts may not come to fruition as a result of among other things, changes in business priorities, financial constraints, regulatory changes, force majeure events, failure to obtain necessary approvals, or failure to meet contractual obligations by either party. The termination of these agreements could adversely affect our business. Additionally, loss of planned customers or projects may negatively impact our reputation and future business prospects.

The market for MMRs generating electric power and high-temperature heat is not yet established and may not achieve the growth potential we expect or may grow more slowly than expected.

The market for MMRs, and particularly for MMRs utilizing advanced nuclear technologies such as those employed in the Hadron Halo, has not yet been established. MMRs utilizing advanced nuclear technologies have limited operational history and have not been proven at scale. Estimates for the total addressable market and our expectations, inclusive of recent updates, with regards to certain unit economics are based on a number of internal and third-party estimates, including our potential contracted revenue, the number of potential customers who have expressed interest in the Hadron Halo, assumed prices and production and regulatory costs for our Hadron Halos, our ability to develop logistical and operational processes, assumptions regarding our technology and general market conditions. However, our assumptions and the data underlying our estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, reducing the predictive accuracy of these underlying factors. As a result, our expected performance as provided in this proxy statement/prospectus, our estimates of the annual total addressable market and serviceable addressable market for our services, as well as the expected growth rate for the total addressable market and serviceable addressable market for our services, may prove to be incorrect.

We may not attract customers to our MMR technology as quickly as we expect, or at all, and acquiring customers may be more expensive than we currently anticipate.

MMRs and advanced nuclear technologies are relatively new and unproven and may be more costly than alternatives. Accordingly, adoption of our technology, or MMRs and advanced nuclear technologies generally, among our potential customers may progress more slowly than we anticipate or it may be more expensive to bring potential customers into our pipeline. Any delay or failure to attract potential customers to the Hadron Halo or MMR technology may have a material and adverse impact on our business and financial condition.

Competition from existing or new companies could cause us to experience downward pressure on prices, fewer customer orders, reduced margins, the inability to take advantage of new business opportunities, and the loss of market share.

We operate in highly competitive markets and are subject to competition based upon product design, performance, pricing, quality, and services, from competing nuclear suppliers as well as from alternative means of producing electricity and/or heat. There are a number of advanced reactor designs, and some advanced reactor projects, under development in the U.S. Many of these designs are involved in pre-application review with the NRC. Our advanced design, projected product design performance, engineering expertise, and quality control have been important factors in our growth; nonetheless other companies providing competing technologies could capture customers or market share from us, which could have a material adverse effect on our business or financial condition.

For sales and/or deployments outside of jurisdictions with highly-developed nuclear regulatory frameworks, some of our foreign competitors currently benefit from, and others may benefit in the future from, permissive regulatory and licensing regimes and/or from protective measures by their home countries where governments are providing financial support, including significant investments in the development of new technologies.

We believe our ability to compete successfully in designing, engineering and manufacturing our products and services at attractive costs to customers does and will depend on a number of factors, which may change in the future due to increased competition, our ability to meet our customers’ needs and the frequency and availability of our offerings. If we are unable to compete successfully, our business, financial condition and results of operations would be adversely affected.

Technological changes could render our technology and products uncompetitive or obsolete, which could prevent us from achieving market share and sales.

Our failure to refine or advance our MMR technology could cause such technology to become uncompetitive or obsolete, which could prevent us from achieving market share and sales. We may need to invest significant financial resources in research and product development to keep pace with technological advances in the industry and to compete in the future; we may be unable to secure such financing. A variety of competing alternative technologies may be in development by other companies that could result in lower manufacturing or operating costs and/or higher performance than those expected for our technology. Our development efforts may be rendered obsolete by the technological advances of others, and other technologies may prove more advantageous for commercialization.

Changes in the availability and cost of electricity, natural gas and other forms of energy are subject to volatile market conditions that could adversely affect our business.

The prices for and availability of electricity, oil and other energy resources are subject to volatile market conditions. We do not control these market conditions, which are, moreover, often affected by political and economic factors beyond our control. Decreases in energy prices, or changes in nuclear energy costs relative to other forms of energy, may adversely affect our business. To the extent that these uncertainties cause suppliers and customers to be more cost sensitive or to adjust their business plans and operations, decreased energy prices may have an adverse effect on our results of operations and financial condition.

The cost of electricity generated from nuclear sources may not be cost competitive with other electricity generation sources in some markets, which could materially and adversely affect our business.

Many U.S. electricity markets price electric energy, capacity, and/or ancillary services on a competitive basis, with market prices subject to substantial fluctuations. Other markets remain heavily regulated by state or local utility regulatory authorities, with power purchase decisions by electric utilities subject to various competitiveness or prudence tests. As a result of competitive pressures, some electricity markets experience low marginal energy prices at certain times due to a combination of subsidized generating resources, competitors with low-cost or no-cost fuel sources, or market-design features that create incentives for certain attributes or deliver revenue in unpredictable ways over time, and we may not be able to compete in these markets unless the benefits of the low-carbon, reliable and/or resilient energy generation provided by the Hadron Halo is sufficiently valued. Even in markets that price reliable capacity on a long-term basis, there is no guarantee that our customers’ MMRs will be sufficiently low-cost so as to clear auction-style capacity markets, and clearing in any one year is no guarantee of clearing in successive years. Moreover, our Hadron Halo MMR will likely serve a specific market segment of smaller distributed generation, remote application or industrial customers, who may have lower cost power/heat alternatives available to them, especially in the near-term.

Given the relatively lower electricity prices and higher availability of power in the U.S. when compared to many international markets, the risk may be greater with respect to business in the U.S. Regardless of jurisdiction, however, failure of the Hadron Halo to provide competitively price electricity or heat could materially and adversely affect our business.

We and our customers operate in a politically sensitive environment, and the public perception of nuclear energy can affect our customers and us.

Successful execution of our business model is dependent upon public support for nuclear power in the U.S. and other countries. The risks associated with uses of radioactive materials by our customers in future deployments of our MMR design, and the public perception of those risks, can affect our business. Opposition by third parties can delay or prevent the licensing and manufacturing of nuclear power products and in some cases can limit the operation of nuclear reactors. Adverse public reaction to developments in the use of nuclear power could directly affect our customers and indirectly affect our business. In addition, journalists, trade press, and other third parties, potentially including one or more of the agencies with regulatory jurisdiction over us, may publish statements that negatively affect the public or political perception of us. Adverse public opinion or political perceptions could result in increased regulatory requirements and costs or increase the likelihood that our operations are subject to liabilities and adverse claims. In the past, adverse public reaction, increased regulatory scrutiny and related litigation contributed to extended licensing periods for nuclear reactors.

Incidents involving nuclear energy facilities in the U.S. or globally, including accidents, terrorist acts or other high profile events involving radioactive materials, could materially and adversely affect the public perception of the safety of nuclear energy, our customers and the markets in which we operate, and such adverse effects could potentially decrease demand for nuclear energy, increase regulatory requirements and costs or result in liability or claims that could materially and adversely affect our business.

Successful execution of our business model is dependent upon public support for nuclear power, in general, in the U.S. and other countries. If there is an incident affecting nuclear energy facilities in the U.S. or globally, public perception could be materially negatively impacted. Opposition by third parties can delay or prevent the licensing of nuclear reactors and in some cases can limit the operation of nuclear reactors. In the past, adverse public reaction, increased regulatory scrutiny and related litigation contributed to extended licensing and commercialization periods for new nuclear reactors.

With respect to public perceptions, the effects of the 2011 Tohoku earthquake and tsunami that caused a radiological incident at the Fukushima nuclear power plant in Japan increased public opposition to nuclear power in some countries, resulting in a slowdown in, or, in some cases, a complete halt to new construction of nuclear power plants, an early shut down of existing power plants and a dampening of the favorable regulatory climate needed to introduce new nuclear power technologies. As a result of these events, some countries that were considering launching new domestic nuclear power programs delayed or cancelled the preparatory activities they were planning to undertake as part of such programs. Similarly, the accidents at Three Mile Island and Chernobyl increased fears of nuclear power and hindered the widespread acceptance of nuclear power. If a high-visibility or high-consequence nuclear incident, including the loss or mishandling of nuclear materials, or other event, such as a terrorist attack involving a nuclear facility, occurs, public opposition to nuclear power may increase dramatically, regulatory requirements and costs could become more onerous or prohibitory, and customer demand for heat, electricity, or fuel could suffer, which could materially and adversely affect our business prospects, financial condition, results of operations and cash flows.

Unsatisfactory safety performance or security incidents at our facilities — or any nuclear facility around the world — could have a material adverse effect on our business, financial condition and results of operations.

We design and will manufacture highly sophisticated MMRs that depend on complex technology. We also work cooperatively with our suppliers, subcontractors, and other parties. Failures, disruptions or compromises to our or our third parties’ systems or facilities may be caused by natural disasters, accidents, power disruptions, telecommunications failures, acts of terrorism or war, computer viruses, bugs or vulnerabilities, physical or electronic break-ins, human error, targeted cyberattacks, other intentional conduct, or similar events or incidents. While we have built operational processes to ensure that the design, manufacture, performance and servicing of our MMRs will meet rigorous safety standards and performance goals, there can be no assurance that we will not experience operational or process failures or other problems, including through manufacturing or design defects, failure of third-party safeguards, mishandling or process failures, natural disasters, cyber attacks, or other intentional acts, that could result in potential safety risks. There can be no assurance that our preparations, or those of third parties, will be able to prevent any such incidents.

Any actual or perceived safety issues may result in significant reputational harm to our businesses, in addition to tort liability, maintenance, increased safety infrastructure and other costs that may arise. Such issues with our MMRs, facilities, or customer safety could result in delaying or cancelling delivery of MMRs to our customers, increased regulation or other systemic consequences. Our inability to meet our safety standards or address adverse publicity affecting our reputation as a result of accidents, mechanical failures, damages to customer property or medical complications could have a material adverse effect on our business, financial condition and results of operation.

In the nuclear industry, an accident or incident involving the mishandling of nuclear materials at any nuclear facility in the world can have an impact on other nuclear facilities around the world in terms of public acceptance, political pressures, and regulatory requirements and scrutiny. For example, the March 2011 accident at the Fukushima Daiichi plant in Japan resulted in millions of dollars in additional regulatory reviews and requirements for U.S. nuclear power plants. If a safety incident occurs at any nuclear facility in the world, it could delay licensing and/or drive up costs to license or own our MMRs and negatively impact our business or financial condition.

The direct and indirect impact on us and our customers from severe weather and other effects of climate change and the economic impacts of the transition to non-carbon based energy, could adversely affect our financial condition, operating results, and cash flows.

Our operations and properties, and those of our manufacturing partners, suppliers or customers, may in the future be adversely impacted by flooding, wildfires, high winds, drought and other effects of severe weather conditions that may be caused or exacerbated by climate change. These events can force our customers to suspend operations at impacted properties and may result in significant damage to such properties. Even if these events do not directly impact us or our customers they may indirectly impact us and our customers through increased insurance, energy or other costs. In addition, although the ongoing transition to non-carbon based energy is creating significant opportunities for us and our customers, the transition also presents certain risks, including macroeconomic risks related to higher energy costs and energy shortages, among other things. These direct and indirect impacts from climate change could adversely affect our financial condition, operating results, supply chain and cash flows.

Our operations involve the use, transportation and disposal of toxic, hazardous and/or radioactive materials and could result in liability without regard to fault or negligence.

Our operations involve the use, transportation, and disposal of toxic, hazardous and radioactive materials. A release of these materials could pose a health risk to humans, plants and animals or the environment. If an accident were to occur, its severity would depend on the volume and location of the release and the speed of corrective action taken by emergency response personnel, as well as other factors beyond our control, such as weather and wind conditions.

While we do not currently own any property in the U.S., if, in the future we do, under federal, state and local laws and regulations, a current or former owner or operator of real property may be liable for costs to remediate contamination resulting from the presence or release of hazardous substances, wastes or petroleum products. These costs could be substantial and liability under such laws is strict and may attach whether or not the owner or operator knew of or caused such contamination. Moreover, the presence of contamination may expose us to third-party claims for property damage or bodily injury, subject our properties to liens in favor of the government for damages and cleanup costs, impose restrictions on the manner in which we use our properties, and materially adversely affect our ability to sell, lease, insure, or develop our properties. We also may be liable for costs of remediating third-party disposal sites to which we arranged for the disposal or treatment of hazardous substances without regard to whether such disposal occurred in compliance with environmental laws. These matters could have an adverse effect on our financial condition.

Additionally, we may be responsible for decontamination or decommissioning of facilities where we conduct, or previously conducted, operations. Activities of our contractors, suppliers or other counterparties similarly may involve toxic, hazardous, and radioactive materials and we may be liable contractually, or under applicable law, to contribute to remedy damages or other costs arising from such activities, including the decontamination or decommission of third-party facilities.

In the U.S., the nuclear liability law codified at 42 U.S.C. 2210 (along with subsequent amendments, the “Price-Anderson Act”) and applicable NRC regulations and corresponding insurance requirements channel liability to certain licensees (such as operators of nuclear reactors) for third-party offsite damages caused by a nuclear incident or a precautionary evacuation due to a possible or actual nuclear incident. The Price-Anderson Act requires NRC licensees and DOE contractors to enter into indemnification agreements to cover personal injury and property damage to those harmed by a nuclear or radiological incident, including incidents in the course of the operation of reactors, test and research reactors, DOE nuclear and radiological facilities and transportation of nuclear fuel to and from a covered facility. U.S. law is substantially similar in effect to global nuclear liability regimes wherein operators are subject to robust financial protection regimes, such as required insurance policies or government indemnification, to cover the operator’s financial risk in the event of a nuclear incident that gives rise to third-party offsite liability. If, however, an incident or precautionary evacuation is not covered under such a nuclear liability regime, we could be financially liable for damages arising from such incident or evacuation, which could have an adverse effect on our results of operations and financial condition.

The Price-Anderson Act does not, however, cover on-site loss or damage to property due to a nuclear incident. Rather, the NRC, like many nuclear regulators around the world, requires nuclear operators to maintain on-site property damage insurance. If an incident resulting in onsite property damage is not otherwise covered by the mandatory insurance policy maintained at the facility, then we could be potentially liable for damages arising from such incident, which could have an adverse effect on our results of operations and financial condition.

In our contracts, we seek to protect ourselves from liability, but there is no assurance that such contractual limitations on liability will be effective in all cases or in all jurisdictions. The costs of defending against a claim arising out of a nuclear incident or precautionary evacuation not otherwise covered by insurance, and any damages awarded as a result of such claim, could adversely affect our results of operations and financial condition.

Unresolved spent nuclear fuel storage and disposal issues and associated costs could have a significant negative impact on Hadron Energy’s business operations if potential customers view the risks associated with these issues and costs as unacceptably high.

The Nuclear Waste Policy Act of 1982 requires the DOE to provide for the permanent disposal of spent nuclear fuel (“SNF”) and associated high-level nuclear waste (“HLW”). In 1987, Congress amended the Nuclear Waste Policy Act to identify Yucca Mountain, in Nevada, as the only site that the DOE could consider for a permanent repository. The DOE has since cancelled this project, but under the federal law, is required to construct storage facilities for, and to dispose of, all SNF and other HLW generated by domestic nuclear reactors. Interim storage requires the construction and maintenance of NRC licensed SNF/ HLW storage facilities. The NRC regulates SNF through a combination of regulatory requirements, licensing, and safety and security oversight. While the costs of developing and maintaining these interim storage facilities can have a significant effect on the costs associated with waste storage and disposal for nuclear reactors, including the Hadron Halo, these costs could themselves be impacted by the timing of the opening of a disposal facility, as well as any possible future changes to the interim storage or transportation requirements for SNF and other forms of HLW, and the extent to which operators are able to continue to successfully sue DOE for costs incurred as a result of its continued failure to provide for permanent disposal.

Hadron Energy is working to develop on-site SNF/HLW storage solutions with the NRC. Any such storage sites are required to have an NRC fuel storage license and we plan to work with the NRC to obtain the necessary licenses for our solution. However, there are risks of changing regulations and policy reforms that could cause delays in our ability to obtain such licenses, which would prevent our ability to develop on-site SNF/HLW storage solutions.

If we are unable to obtain licenses for on-site SNF/HLW storage, we will be required to find alternative storage solutions. There are currently two consolidated interim storage (“CIS”) facilities under development in the U.S. for the interim storage of SNF/HLW. One facility has received an NRC license for construction and operation, and the other facility is in the final stages of its NRC licensing review. It is possible that SNF/HLW generated at our reactors could be stored at one of these CIS facilities; however, it is also possible that these CIS facilities are never built or become operational, or are unable to store such waste from our reactor, in which case, the waste would need to be stored onsite or at another interim SNF storage facility until another disposal option became available, such as a U.S. government determined permanent national repository or other government storage facility.

The establishment of a national repository for the storage and/or permanent disposal of SNF, such as the one previously considered at Yucca Mountain, Nevada, the timing of such a facility’s opening and the ability of such a facility to accept waste from our MMRs and any related regulatory action, could impact the costs associated with ours and our customers’ storage and/or disposal of SNF/HLW. Likewise, the establishment of a CIS for the storage of SNF/HLW, the timing of such a facility’s opening and being able to accept waste from a Hadron Energy reactor, and any related regulatory action, could impact our customers’ costs associated with storage of SNF/HLW. These waste storage issues, and changes to the current waste disposal practices or changes to reactor operators’ ability to recover storage costs from DOE through litigation, could be material to our operations if potential customers view waste disposal as problematic, detrimental or a negative factor when considering an investment in our MMRs.

Our supply base may not be able to scale to the production levels necessary to meet sales projections.

We do not currently have manufacturing assets and will rely on third party manufacturers and construction firms to build our reactors and associated equipment and to construct future planned manufacturing and assembly facilities. While we are working to develop these capabilities and facilities internally, these capabilities and the facilities involve risks including timeline, cost, and financing risk and even if successfully developed, will not be available for our earliest reactor deployments. Moreover, we are dependent on future supplier capability to meet production demands attendant to our forecasts. If our supply chain cannot meet the schedule demands of the market, our projected sales revenues could be materially impacted.

Our current and future business operations, including our ability to successfully commercialize the Hadron Halo, rely and will continue to rely heavily on securing agreements with suppliers for essential materials and components which will be used to manufacture and assemble our reactors.

The execution, termination, expiration, or failure to renew agreements with our suppliers, whether due to unforeseen circumstances, including, but not limited to, supplier insolvency and regulatory changes, pose significant risks to our supply chain. In the event that such agreements are not successfully maintained or replaced, we may encounter difficulties sourcing required materials and components, leading to deployment delays, increased costs, or an inability to meet customer demand. Any interruption or inability to maintain relationships with current and future suppliers, or failure to secure materials from alternative suppliers could adversely impact our business operations, financial performance, and reputation.

We rely on a limited number of suppliers for certain materials and supplied components, some of which are highly specialized and are being designed for first-of-a-kind or sole use in the Hadron Halo. We and our third-party vendors may not be able to obtain sufficient materials or supplied components to meet our manufacturing and operating needs, or obtain such materials on favorable terms or at expected costs.

We will rely on a limited number of suppliers for certain raw materials, such as uranium (LEU+ fuel), and supplied components. We may not be able to obtain sufficient raw materials or supplied components to meet our manufacturing and operating needs, or obtain such materials on favorable terms or at expected costs, which could impair our ability to fulfill our orders in a timely manner or increase our costs of production. For example, if we are unable to obtain LEU+ fuel due to supply chain disruptions, our ability to produce power will be adversely affected, which could have a material adverse effect on our business prospects, financial condition and results of operations.

We do not directly manufacture any of the components of our MMRs. Our ability to manufacture our MMRs will be dependent upon sufficient availability of raw materials and supplied components, including many highly technical components that are still under design, are being designed for first-of-a-kind or sole use in the Hadron Halo and have not yet been qualified for use, are only produced by a limited number of suppliers and may be particularly susceptible to cost increases, supply chain disruptions or inflationary pressures, both in the U.S. and abroad. Any supply chain disruption incurred by our third-party suppliers or degradation in the quality and processes of our manufacturer partners, may result in delays, cost overruns or impairments to the development of our reactors. We may not be able to obtain a sufficient supply of raw materials or supplied components, on favorable terms or at all, which could result in delays in, or the inability to, manufacture MMRs or result in increased costs.

Additionally, the imposition of tariffs and impacts of inflation on raw materials or supplied components for our reactors could have a material adverse effect on our operations. Prolonged disruptions in the supply of any of our key raw materials or components, difficulty qualifying new sources of supply, implementing use of replacement materials or new sources of supply or any volatility in prices could have a material adverse effect on our ability to operate in a cost-efficient, timely manner. Such prolonged disruptions could also cause us to experience cancellations or delays of scheduled launches, customer cancellations or reductions in our prices and margins, any of which could harm our business, financial condition and results of operations.

We depend on key executives, and management, and other highly skilled personnel to execute our business plan and conduct our operations. A departure of key personnel could have a material adverse effect on our business.

Our success depends, in significant part, on the continued services of our senior management team and on our ability to attract, motivate, develop, and retain a sufficient number of other highly skilled personnel, including engineering, science, manufacturing and quality assurance, regulatory affairs, finance, marketing and sales personnel. The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy and have a material adverse effect on our business and financial condition if we are unable to successfully attract and retain qualified and highly skilled replacement personnel.

Our business plan requires us to attract and retain qualified personnel including personnel with highly technical expertise. Our failure to successfully recruit and retain experienced and qualified personnel could have a material adverse effect on our business.

Our future success depends in part on our ability to contract with, hire, integrate, and retain highly competent nuclear reactor and fuels focused engineers and scientists, and other qualified personnel. Competition for the limited number of these skilled professionals is intense. If we are unable to adequately anticipate our needs for certain key competencies and implement human resource solutions to recruit or improve these competencies, our business, results of operations and financial condition would suffer. If we are unable to recruit and retain highly skilled personnel, especially personnel with sufficient technical expertise to develop our powerhouses, fuel fabrication facilities, recycling facilities, and fuel, we may experience delays, increased costs, and reputational harm.

Some of our management team has limited experience in operating a public company.

Some of our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to our management and growth. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the U.S. The development and implementation of the standards and controls necessary for us achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. We will be required to expand our employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.

We are subject to information technology and cyber security threats which could have adverse effects, including regulatory effects, on our business and results of operations.

We are increasingly dependent upon information technology systems, infrastructure and data to operate our business. In the ordinary course of business, we collect, store and transmit confidential information (including but not limited to intellectual property, proprietary business information and personal information). It is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. We also have outsourced elements of our operations to third parties, and as a result we manage a number of third-party contractors who have access to our confidential information.

Despite the implementation of security measures, given their size and complexity and the increasing amounts of confidential information that they maintain, our internal information technology systems and those of our contractors and consultants are potentially vulnerable to breakdown or other damage or interruption from service interruptions, system malfunction, natural disasters, terrorism, war and telecommunication and electrical failures, as well as security breaches from inadvertent or intentional actions by our employees, contractors, consultants, business partners, and/or other third parties, or from cyber-attacks by malicious third parties (including the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information), which may compromise our system infrastructure or lead to data leakage. As part of our regular review of potential risks, we analyze emerging cyber security threats to us and our contractors, consultants, business partners and other third parties as well as our plans and strategies to address them. Our board of directors, which has oversight responsibility for cyber security risks, is regularly briefed by management on such analyses. Additionally, our board of directors is responsible for overseeing the adequacy of management’s conduct of threat environment and vulnerability assessments, management of cyber incidents, pursuit of projects to strengthen internal cyber security and the cyber security of our suppliers and other service providers, work with the company’s privacy and legal teams, coordination with the company’s operations teams to evaluate the cyber security implications of our products and offerings, and coordination of efforts to monitor, detect, and prevent future cyber threats. In addition, the audit committee of the board of directors annually reviews our risk profile with respect to cybersecurity matters. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and reputational damage and the further development and commercialization of our products could be delayed.

While we have not experienced any such system failure, accident or security breach to date, we cannot assure you that our data protection efforts and our investment in information technology will prevent significant breakdowns, data leakages, breaches in our systems or other cyber incidents that could have a material adverse effect upon our reputation, business, operations or financial condition. For example, we maintain databases comprised of our Hadron Halo nuclear design technical engineering information and operations information, which have been and will continue to be used to design the Hadron Halo reactors and will be utilized in “digital twin” construction and operations environments to allow for highly efficient construction and operations of these designs. If this database were to be lost or compromised, our ability to efficiently deploy and operate our reactors could be significantly impaired.

Furthermore, significant disruptions of our internal information technology systems or security breaches could result in the loss, misappropriation, and/or unauthorized access, use, or disclosure of, or the prevention of access to, confidential information (including, but not limited to, intellectual property, proprietary business information, and personal information), which could result in financial, legal, business, and reputational harm to us. For example, any such event that leads to unauthorized access, use, or disclosure of personal information, including personal information related to our employees, could harm our reputation directly, compel us to comply with federal and/or state breach notification laws and foreign law equivalents, subject us to mandatory corrective action, and otherwise subject us to liability under laws and regulations that protect the privacy and security of personal information, which could result in significant legal and financial exposure and reputational damages that could potentially have an adverse effect on our business.

We rely heavily on our intellectual property portfolio. Our ability to protect our patents and other intellectual property rights may be challenged and is not guaranteed. If we are unable to protect our intellectual property rights, our business and competitive position may be harmed.

We may not be able to prevent unauthorized use of our intellectual property, which could harm our business and competitive position. We rely upon a combination of the intellectual property protections afforded by patents, trademarks/service marks, copyrights and trade secret laws in the U.S. and other jurisdictions and in the future we may also rely on commercial agreements such as confidentiality agreements and license agreements, as applicable, to establish, maintain and enforce rights associated with our MMR design and related proprietary technologies. These measures are aimed at preventing third parties from using, practicing, selling, manufacturing, or otherwise commercially exploiting our MMR design and related technologies, which would erode our competitive position in our market. Our success depends in large part on our ability to obtain and enforce patent protection for our MMR design, as well as our ability to operate without infringing or violating the proprietary rights of others. We have intellectual property rights applicable to our business, including pending patent applications applicable to our MMR design, and we will continue to file patent applications claiming new technologies directed to our MMR design and related technologies in the U.S. and in other jurisdictions based on several factors including, but not limited to, commercial viability. Monitoring unauthorized use of our intellectual property rights is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be sufficient.

As noted above, we also rely upon unpatented trade secret protection, unpatented know-how and continuing technological innovation to develop and help maintain our business and competitive position. We seek to protect our proprietary technology, in part, by entering into confidentiality agreements with our suppliers, subcontractors, venture partners, employees and consultants, and other third parties. However, we may not be able to prevent the unauthorized disclosure or use of information which we consider to be confidential, our technical know-how or other trade secrets by the parties to these agreements, despite the existence generally of confidentiality provisions and other contractual restrictions. If any of the suppliers, subcontractors, venture partners, employees and consultants, and other third parties who are parties to these agreements breaches or violates the terms of any of these agreements, we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets as a result. It is also possible that our trade secrets, know-how or other proprietary information could be obtained by third parties as a result of breaches of our physical or electronic security systems. Even where remedies are available, enforcing a claim that a party illegally disclosed or misappropriated our trade secrets is expensive and time consuming, and the outcome is unpredictable. Courts outside the U.S. are sometimes less willing to protect trade secrets. Additionally, despite our efforts to protect our proprietary technology, our trade secrets could otherwise become known or be independently discovered by our competitors. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them, or those to whom they communicate, from using that technology or information to compete with us.

The patent position of our nuclear power reactors is not a guarantee of protection or rights. During the patent prosecution process, a patent office may require us or our licensors to narrow the scope of the claims of our or our licensors’ pending and future patent applications. This may limit the scope of patent protection and our or our licensors’ ability to assert patent infringement if the patent is subsequently issued. In some cases, a patent may not issue if we or our licensors are unable to overcome rejections from a patent office. By pursuing patent rights by filing a patent, we or our licensors may lose trade secrets that would have otherwise been protected had a patent not been sought and third parties may be able to exploit such published information in our patent application. Additionally, even if we obtain a patent in one jurisdiction (e.g., the United States), we cannot guarantee that we will obtain a corresponding patent in another jurisdiction as patent laws differ from jurisdiction to jurisdiction. Additionally, maintaining and enforcing patent rights can involve complex legal and factual questions and may be subject to litigation in some cases. For example, third parties may challenge the validity of our or our licensors’ patents based on prior art at a tribunal such as the Patent Trial and Appeal Board at the U.S. Patent and Trademark Office and in a federal court. Because we cannot assure that all of the potentially relevant prior art relating to our patents and patent applications has been found, third parties may prevail in invalidating a patent or preventing a patent application from being issued as a patent. If we or our licensors are able to maintain valid patents or prevail in patent challenges instituted by third parties, we or our licensors may still bear the risk of third parties “designing around” our technologies to avoid an intellectual property infringement claim.

Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours. The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us will afford protection against competitors with similar technology. Numerous patents, published pending patent applications and unpublished pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. In addition to the risk of infringing those patents, those patents may also be used as a basis to invalidate our patents or prevent our patent applications from issuing as patents. Our patents may also be challenged as invalid under other prior art and/or be challenged as unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the U.S., and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued.

Even if our patent applications succeed and we are issued patents in accordance with those applications, it is still uncertain whether these patents will be contested, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide us with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement than in the U.S. In addition, the claims of any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar us from licensing and exploiting any patents that issue from our pending patent applications. In addition, patents issued to us may be infringed or designed around by others and others may obtain patents that we need to license or design around, either of which would increase costs and may adversely affect our business, prospects, financial condition and operating results.

We will enjoy only limited geographical protection with respect to certain patents, and may not be able to protect our intellectual property rights throughout the world.

We do not have worldwide patent rights for components of our MMR design and related proprietary technologies because there is no such thing as worldwide or “international patent rights.” Accordingly, we may not be able to protect our intellectual property rights in certain jurisdictions and their legal systems. Filing, prosecuting and defending patents on our technology worldwide can pose several challenges. First, procuring patent rights in multiple jurisdictions would be cost prohibitive because individual patent offices in different jurisdictions will have to examine each patent application separately. Therefore, costs such as examination fees, translation fees and attorneys’ fees are considered. Once a patent is registered, we or our licensors will also have the continued obligation of paying maintenance fees periodically to avoid patents from becoming abandoned or lapsed. Second, the breadth of claims in patents may vary from jurisdiction to jurisdiction. For instance, certain patent offices may require narrower claims, resulting in patent rights that are less extensive. Further, as noted above, we may not be able to obtain patents in some jurisdictions even if we obtain patents in other jurisdictions. Accordingly, our competitors may operate in countries where we do not have patent protection and can freely use our technologies and discoveries in such countries to the extent such technologies and discoveries are publicly known or disclosed in countries where we do have patent protection or pending patent applications.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. Many countries also limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business and financial condition may be adversely affected.

We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause it to incur substantial fees and costs.

Companies, organizations or individuals, including our existing and future competitors, may hold or obtain patents, trademarks/service marks or other intellectual property rights that would prevent, limit or interfere with our ability to develop our intellectual property and make, use, develop, import, offer to sell or sell our MMRs and related technology, which could make it more difficult for us to operate our company. From time to time, we may receive inquiries from holders of patents or trademarks/service marks inquiring whether we are infringing their proprietary rights and/or seek court declarations that they do not infringe our intellectual property rights. Companies holding patents or other intellectual property rights similar to our technology may bring proceedings alleging infringement of such rights or otherwise asserting their rights and seeking licenses. In addition, if we are determined to have infringed a third party’s intellectual property rights, we may be required to do among other things, one or more of the following: (i) cease selling, incorporating or using MMRs that incorporate the challenged intellectual property; (ii) pay substantial damages; (iii) pay for and obtain a license from the holder of the infringed intellectual property right, which may not be available on reasonable terms or at all; or (iv) redesign part or all of our technology. In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources and management’s focus and attention.

We may also license patents and other intellectual property from third parties, and we may face claims that the use of this intellectual property infringes the rights of other third parties. In such cases, we may seek indemnification from the licensors under our license contracts with those licensors or other damages. However, our rights to indemnification or damages may be unavailable or insufficient to cover our costs and losses, depending on our use of the technology, whether we choose to retain control over conduct of the litigation, and other factors.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect our ability to develop and market our MMRs.

We cannot guarantee that any of our patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough because there may be hundreds of thousands of relevant patents worldwide. We also cannot be certain that we have identified each and every third-party patent and pending application in the U.S. and abroad that is relevant to or necessary for the commercialization of our MMRs in any jurisdiction. The scope of a patent claim is generally determined by an interpretation of the law, the written disclosure in a patent, and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect or not accepted by a court of competent jurisdiction. Our determination of the expiration date of any patent in the U.S. or abroad that we consider relevant may be incorrect or inaccurate. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our MMRs.

There are several circumstances under which a patent application may not be published and accessible to us or our licensors. For example, patent applications in the U.S. and many foreign jurisdictions are typically not published until 18 months after filing, but some patent applications in the U.S. may be maintained in secrecy until the patents are issued. Publications in the scientific literature also often lag behind actual discoveries. Therefore, we cannot be certain that others have not filed patent applications for technology covered by our issued patents or our pending applications, or that we were the first to invent the technology or to file a patent application covering the technology. Our competitors may have filed, and may in the future file, patent applications covering our MMRs or technology similar to ours without us knowing. Any such patent application may have priority over our patent applications or patents, which could require us to procure rights to issued patents covering such technologies in order to avoid infringement claims.

We may be subject to claims of ownership and other rights to our patents and other intellectual property by third parties.

We may be subject to claims that former employees, collaborators, or other third parties have an interest in our patents or other intellectual property as an owner, a joint owner, a licensee, an inventor, or a co-inventor. In the latter two cases, the failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our patented technology or as a result of questions regarding co-ownership of potential joint inventions. Litigation may be necessary to resolve these and other claims challenging inventorship and ownership. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose exclusive ownership of, or right to use or license valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

A pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide, could adversely impact our business operations and our financial results.

If a pandemic, epidemic, or outbreak of an infectious disease, including the resurgence of COVID-19 or the outbreak of a novel strain of COVID-19, or other public health crisis were to affect our markets, facilities or our customers, our business could be adversely affected. The potential future spread of any infectious diseases and related precautionary measures may result in delays or disruptions in our supply chain, delays in the launch or execution of certain of our customers’ projects and a decrease of our operational efficiency in the development of our systems, products, technologies and services. If a pandemic, epidemic or outbreak of infectious disease in the U.S. or worldwide to occur, we will take measures within our facilities to ensure the health and safety of our employees. These measures may include rearranging facilities and work schedules to follow social distancing protocols and undertaking regular and thorough disinfecting of surfaces and tools. However, there can be no assurance that these measures will prevent disruptions due to infectious diseases within our workforce. These measures may also result in the reduction of operational efficiency within our impacted workforce.

The recent COVID-19 pandemic resulted in, and other infectious diseases could result in, significant disruption and volatility of global financial markets. This disruption and volatility may adversely impact our ability to access capital. In the future, this could negatively affect our liquidity and capital resources. Given the rapid and evolving nature of the impact of an infectious disease, responsive measures taken by governmental authorities and the continued uncertainty about a pandemic’s long-term impact on society and the global economy, we cannot predict the extent to which a pandemic or similar occurrence will affect our operations, particularly if these impacts persist or worsen over an extended period of time.

Risks Related to Compliance with Law, Government Regulation, Litigation and Tax Matters

•	Our business may be subject to the policies, priorities, regulations, mandates and funding levels of governmental entities and may be negatively or positively impacted by any change thereto.

•	We may pursue government awards involving cost-share related to our research and development work, which could be affected by our failure to comply with certain laws and regulations.

•	Uncertain global macro-economic and political conditions could materially adversely affect our business prospects, financial condition, results of operations and cash flow.

•

We and our suppliers are subject to stringent U.S. export and import control laws and regulations and analogous laws and regulations in other jurisdictions. Unfavorable changes in these laws and regulations or U.S. government or other relevant government licensing policies, our failure to secure timely U.S. government or other relevant government authorizations under such laws and regulations, or our failure to comply with such laws and regulations could have a material adverse effect on our business prospects, financial condition, results of operations and cash flows.

•	We are part of the nuclear power industry, which is highly regulated.

•	Changes in government agency budgets as well as staffing shortages at national laboratories and other government agencies may lengthen our estimated timelines for regulatory approval and construction.

•	Our customers could incur substantial costs as a result of violations of, or liabilities under, environmental laws.

•

We are subject to laws and regulations governing the use, transportation, and disposal of toxic, hazardous and/or radioactive materials. Failure to comply with these laws and regulations could result in substantial fines and/or enforcement actions.

•	Changes in tax laws could adversely affect our business prospects and financial results.

•	We may become involved in litigation that may materially adversely affect our business, financial condition and results of operations.

We are part of the nuclear power industry, which is highly regulated. Our MMR design similarly differs from reactors currently in operation, including with respect to potential industrial uses. As a result, the regulatory licensing and approval process for our reactors may be delayed and made more costly.

The nuclear power industry is highly regulated. All entities that manufacture, operate and transport nuclear materials in the U.S. are subject to the jurisdiction of the NRC (except for those facilities and applications separately regulated by the DOE), and entities performing the same activities in other countries are subject to regulation by the NRC’s counterparts around the world. Our MMR design differs in some respects from the reactors used today at commercial nuclear power facilities. These differences could result in more prolonged and extensive review by the NRC and its counterparts around the world that could cause reactor development program delays and delays in commercialization.

Our reactor development timeline and our growth strategy relies on the relevant nuclear regulator to accept and approve technical information and documentation about our reactor designs in the course of any design-specific licensing, certification, approval or similar process, or in the course of facility-specific licensing. There is a risk that regulators may require additional information regarding the reactor’s behavior or performance that necessitates additional, unplanned analytical and/or experimental work which could cause schedule delays and require more research and development funding. Additionally, regulatory reform or policy changes could delay our ability to obtain a manufacturing license and/or combined operating license of the Hadron Halo, which would delay our manufacturing and commercialization of the Hadron Halo.

We are subject to laws and regulations governing the use, transportation, and disposal of toxic, hazardous and/or radioactive materials. Failure to comply with these laws and regulations could result in substantial fines and/or enforcement actions.

Both in the U.S. and abroad, our operations will be subject to a variety of federal, state, local environmental, health and safety laws and regulations governing, among other things, air emissions, wastewater discharges, management and disposal of hazardous, non-hazardous, and radioactive materials and waste and remediation of releases of hazardous materials. Additionally, we are responsible for decommissioning of facilities where we conduct, or previously conducted, commercial, NRC-licensed, operations.

We may be liable if we fail to comply with federal, state, and local environmental, health and safety laws and regulations. Failing to comply with such laws and regulations, including failing to obtain any necessary permits, could result in substantial fines or enforcement actions. This might require us to stop or curtail operations or conduct or fund remedial or corrective measures, make additional investments into safety-related improvements or perform other actions. The enactment of more stringent laws, regulations or permit requirements or other unanticipated events may arise in the future and adversely impact the market for our products, which could materially and adversely affect our business, financial condition, and results of operations. We could incur substantial costs as a result of a violation of, or liabilities under, environmental laws.

Key materials and components are subject to heightened manufacturing and quality assurance scrutiny and may also be particularly vulnerable to inflationary pressures and cost increases.

The equipment, components, and materials used in nuclear products are subject to a heightened level of manufacturing and quality assurance scrutiny, in compliance with NRC regulations, applicable codes and nuclear industry standards. Moreover, it is critical to demonstrate in reactor design and development that the materials used in manufacturing that will be exposed to radiation will perform in accordance with necessary design parameters. The heightened manufacturing and quality assurance requirements and regulatory oversight limit the number of potential suppliers from whom we can procure many types of equipment, components, and materials used in our reactors, as well as the types of facilities where we can test certain materials. These suppliers and the key materials and essential components may be particularly vulnerable to price increases, as a result of supply and demand dynamics, inflation and other price pressures. As a result, supplier delays, unexpected performance testing results, issues in the manufacturing process or procuring necessary materials, international procurement needs, regulatory compliance issues, component qualification issues or delays, increases in costs as a result of inflation or otherwise, and geopolitical considerations can all impact our ability to perform necessary research and development, assist a customer in licensing a reactor, construct and assist customers in operating a Hadron Energy reactor design. This could impact our project timelines and costs, as well as affect potential customer interest in our reactors.

Our business may be positively or negatively impacted by changes to applicable policies, priorities, regulations, and mandates of multiple governmental entities.

We are subject to a wide variety of laws and regulations relating to various aspects of our business, including with respect to use and possession of radioactive materials; design, manufacture, operations, marketing and export of nuclear technologies; employment and labor; tax; data security of the operational and information technology we use; health and safety; zoning and environmental issues. Laws and regulations at the foreign, federal, state and local levels frequently change and are often interpreted in different ways, especially in relation to new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future regulatory or administrative changes. While we monitor these developments and devote a significant amount of management’s time and external resources towards compliance with these laws, regulations and guidelines, we cannot guarantee that these measures will be satisfactory to regulators or other third parties, such as our customers, who are also subject to extensive governmental regulation. Our efforts to comply with new and changing laws and regulations may result in increased general and administrative expenses and a diversion of management time and attention. Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate and could have a material adverse effect on our sales, profitability, cash flows, financial condition, and lead to regulatory delays that could impact our ability to obtain licenses, certificates, authorizations, permits, approvals, and/or certifications from regulatory agencies (collectively referred to herein as “regulatory approvals”), including the manufacturing license and/or combined operating license necessary for manufacturing and commercialization of our MMRs.

Our Hadron Halos are subject to regulations in all jurisdictions related to nuclear safety, environmental, and financial qualification. Regulatory approvals, such as construction permits and operating licenses issued by the NRC, are necessary for our customers to construct and operate our MMRs. Our plans to deploy Hadron Halos rely on timely receipt of such regulatory approvals in the jurisdictions in which we seek to do business. Such regulatory approval processes may be subject to change, can be technically challenging to address, may result in the imposition of conditions that impact the financial viability of our MMR products, and may also provide opportunities for third parties to lodge objections or seek more stringent requirements for our products.

Lastly, all of our facilities will be subject to regulations regarding human health and safety, wastewater, stormwater, air emissions and storage of hazardous materials. If we fail to comply with these laws and regulations, we could be subject to fines or penalties from local, state, and federal regulators.

Our operations and business plans could be significantly impacted by changes in U.S. political support and federal, state, and local government policies and priorities.

The current environment of bipartisan political support of advanced nuclear power technologies at the U.S. federal level could change. Changes in support, in policies, or in priorities by the legislative or executive branch could have impacts on the leadership at the NRC, the DOE, the U.S. Department of Homeland Security, the U.S. Environmental Protection

Agency, or any other federal agency which affects policy related to nuclear power. Each of these agencies themselves may experience changes in policies and priorities which impact our operations and business plans. Federal, state, and local policies and priorities could affect regulatory oversight, supply chain availability, tax and other financial incentives or costs, availability of financing, labor force initiatives or restrictions, and many other possible areas.

The NRC also has the authority to issue new regulatory requirements or to change existing requirements. Changes to the regulatory requirements, could require us to incur additional expenses to retrofit any of our nuclear facilities under the NRC’s jurisdiction to bring them into compliance or otherwise adversely affect our results of operations and financial condition.

Additionally, changes in federal, state, or local government policies and priorities can impact the nuclear fuel supply chain. These could include changes in interpretations of regulatory requirements, increased inspection or enforcement activities, changes in budgetary priorities, changes in tax laws and regulations and other government actions or inaction. Any of these local, state, and federal agencies may have the authority to impose civil penalties and additional requirements, which could adversely affect our results of operations.

Changes in governmental agency budgets as well as staffing shortages at national laboratories and other governmental agencies may lengthen our estimated timelines for regulatory approval and construction.

Certain areas of our research and development activities are dependent upon various regulatory approvals and may be undertaken through collaborations with universities or national laboratories. Government agency budgets and staffing are driven by the priorities of leadership at federal agencies as well as policy makers. Many universities rely on federal or state funding to support research and development activities. Changes in governmental agency budgets, personnel, and any resulting staffing shortages may delay our research and development initiatives, including site testing and other activities, and delay or prevent the issuance of required regulatory approvals (e.g., permits or licenses) for our product. Additionally, although we feel that collaborations with universities and national laboratories is beneficial to our research and development activities, collaborations with third parties may increase the cost and effectiveness of our intellectual property protections and create risk of intellectual property infringement. Although we take steps to protect our intellectual property through agreements covering non-disclosure, confidentially and related agreements, such mitigating steps may not be adequate to fully protect our intellectual property portfolio, which could have a negative result on our financial condition and results of operations.

The Hadron Halo design has not yet been approved or licensed for use at any site by the NRC, and approval or licensing of our design is not guaranteed.

Hadron Energy submitted its letter of intent to the NRC in April 2025 and its regulatory engagement plan to the NRC in May 2025. Notwithstanding these actions, the Hadron Halo design has yet been licensed, certified or approved by the NRC, and there are currently no MMRs that have been fully licensed by the NRC. If the NRC disagrees with our, or our customers’, licensing approach or the technical bases supporting the nuclear safety and environmental impact evaluations, the construction and operating license application processes could take longer than currently expected, or a license may not be granted at all, which could materially and adversely affect our business. Further, the NRC could impose conditions in a license that are not acceptable to us or our customers, which could materially and adversely affect our business. Any delays, conditions or unexpected requirements may increase costs for us or our customers and may result in uncertainty regarding the ability to deploy our technology in a predictable way, which may adversely impact our competitiveness.

The public has the ability to intervene in licensing proceedings before the NRC for a reactor.

Under the Atomic Energy Act and the implementing NRC regulations, members of the public, state, or tribal governments may request a public hearing opposing the issuance of any NRC permit or license, or challenging portions of the license or permit application or of the NRC’s review. Certain NRC actions also include provision for a mandatory administrative hearing regardless of whether any contentions are submitted in conjunction with the action. These hearing processes may delay or prevent the issuance of required regulatory approvals (e.g., permits or licenses) for a customer’s MMR.

Even if the Hadron Halo is licensed in the U.S., we must still obtain approvals on a country-by-country basis to deploy our technology, which approvals may be delayed or denied or which may require modification to our design.

Even if the Hadron Halo is licensed, certified and/or approved in the U.S., if we are to deploy our technology in other countries, we must first obtain regulatory approvals for our technology in those countries. The regulatory framework to obtain approvals is complex, varies from country to country, and may involve authorities on a sub-national or local level. Timelines are likely to be longer for initial deployments of our technology in any jurisdiction, as regulatory agencies may not be familiar with our technology and how it differs from the technology used in legacy nuclear power facilities. Moreover, other countries’ approval processes may differ markedly from the NRC process, or they may require that we alter aspects of our design before providing approval. Denial or delay in approvals abroad could materially and adversely affect our business outside of the U.S.

Our business is also subject to stringent U.S. export control laws and regulations. Unfavorable changes in these laws and regulations or U.S. government licensing policies, our failure to secure timely U.S. government authorizations under these laws and regulations, or our failure to comply with these laws and regulations could have a material adverse effect on the company and our ability to expand and thereby affect our business prospects, financial condition, results of operations and cash flows.

The inability to secure and maintain required export licenses or authorizations could negatively impact our ability to compete successfully or market our MMRs outside the U.S. For example, if we were unable to obtain or maintain licenses to export nuclear technology or certain hardware to a particular country, we would be effectively prohibited from exporting our MMRs in that country, which would limit the number of customers to those in the U.S. and in countries where we are able to secure licenses (or where licenses are not required).

Failure to comply with export control laws and regulations could expose us to civil or criminal penalties, fines, investigations, more onerous compliance requirements, loss of export privileges, debarment from government contracts or limitations on our ability to enter into contracts with the U.S. government. Any changes in export control regulations or U.S. government licensing policy, such as that necessary to implement U.S. government commitments to multilateral control regimes, may restrict our market size.

Changes in international trade policies, tariffs and treaties affecting imports and exports may have a material adverse effect on our performance or business prospects.

There have recently been significant changes to international trade policies and tariffs affecting imports and exports. Any significant increases in tariffs on raw materials or supplied components for our reactors could negatively affect our performance or business prospects.

Recently, the U.S. has implemented a range of new tariffs and increases to existing tariffs. In response to the tariffs announced by the U.S., other countries have imposed, are considering imposing, and may in the future impose new or increased tariffs on certain exports from the U.S. There is currently significant uncertainty about the future relationship between the U.S. and other countries with respect to trade policies, taxes, government regulations and tariffs. and we cannot predict whether, and to what extent, current tariffs will continue or trade policies will change in the future.

Our customers could incur substantial costs as a result of violations of, or liabilities under, environmental laws.

The operations and properties of our customers are subject to a variety of federal, state, local and foreign environmental, health and safety laws and regulations governing, among other things, air emissions, wastewater discharges, management and disposal of hazardous, non-hazardous and radioactive materials and waste and remediation of releases of hazardous materials. Although Hadron Energy’s business is to design and sell technology rather than to construct and own or operate power plants, we must design our technology so it complies with such laws and regulations. Compliance with environmental requirements could require our customers to incur significant expenditures or result in significant restrictions on their operations, and the failure to comply with such laws and regulations, including failing to obtain any necessary permits, could result in substantial fines or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring our customers to conduct or fund remedial or corrective measures, install pollution control equipment or perform other actions. More vigorous enforcement by regulatory agencies, the future enactment of more stringent laws, regulations or permit requirements, including relating to climate change, or other unanticipated events may arise in the future and adversely impact the market for our products or demand for our products from our customers, which could materially and adversely affect our business, financial condition and results of operations.

Our MMRs may not qualify as low-emissions or emissions-free pursuant to regulatory or incentive frameworks that consider emissions on a lifecycle basis or that otherwise account for fuel-cycle emissions or energy consumption.

While our MMRs generate no air emissions during operations, including no so-called greenhouse gases, our MMRs may nonetheless not qualify as providers of emissions-free, carbon-free, low-carbon or similar generating resources under emissions-limitation schemes that assess emissions on a lifecycle basis or that otherwise consider emissions from energy consumed in our fuel cycle. The failure of our MMRs to qualify for inclusion in emissions reduction or climate change related emissions control schemes, or emissions-based incentive programs may result in higher costs or lower revenues for us or our customers, and may adversely impact the demand for our products from our customers, which could materially and adversely affect our business, financial condition and results of operations.

We may become involved in litigation that may materially adversely affect us.

From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources from the operation of our business and cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses and uncertainties of litigation, from time to time, we may settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business.

The post-combination company’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could negatively impact its business.

Hadron Energy is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, upon the consummation of the Business Combination, we will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Hadron Energy as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If our management is unable to conclude that we have effective internal control over financial reporting, or to certify the effectiveness of such controls, and our independent registered public accounting firm cannot render an unqualified opinion on management’s assessment and the effectiveness of our internal control over financial reporting at such time as it is required to do so, and material weaknesses in our internal control over financial reporting are identified, we could be subject to regulatory scrutiny, a loss of public and investor confidence, and to litigation from investors and shareholders, which could have a material adverse effect on our business and our stock price. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to manage our business effectively or accurately report our financial performance on a timely basis, which could cause a decline in our ordinary shares price and adversely affect our business, financial condition and results of operations. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, the exchange upon which our securities are listed or other regulatory authorities, which would require additional financial and management resources.

Risk Relating to Tax Matters Applicable to Hadron Energy

Changes in tax, tariff or fiscal policies could adversely affect demand for our products.

Imposition of any additional taxes and levies on our products could adversely affect the demand for our products and our results of operations. Changes in corporate and other taxation policies as well as changes in export and other incentives given by various governments, or import or tariff policies, could also adversely affect our results of operations. Considerable uncertainty surrounds the introduction and scope of tariffs by countries around the world, as well as the potential for trade actions, and the imposition of tariffs and trade restrictions as a result of international trade disputes or changes in trade policies may adversely affect our sales and profitability. The occurrence of any the above may have a material adverse effect on our business, results of operations and financial condition.

Changes to taxation or the interpretation or application of tax laws could have an adverse impact on our results of operations and financial condition.

Our business is expected to be subject to various taxes in different jurisdictions, which include, among others, U.S. federal, state and local taxes, and taxes in these and other jurisdictions where we may deploy MMRs in the future, such as regional trade taxes, value added taxes, excise duty, registration tax and other indirect taxes.

We are exposed to the risk that our overall tax burden may increase in the future.

Changes in tax laws or regulations, or in the position of the relevant authorities regarding the application, administration or interpretation of tax laws or regulations, particularly if applied retrospectively, could have a material adverse effect on our business, results of operations and financial condition.

In addition, tax laws are complex and subject to subjective valuations and interpretive decisions. The tax authorities may not agree with our interpretations of, or the positions we have taken or intend to take on, tax laws applicable to our ordinary activities and extraordinary transactions. In case of challenges by the tax authorities to our interpretations, we could face long tax proceedings that could result in the payment of additional tax and penalties, with potential material adverse effects on our business, results of operations and financial condition.

Risks Related to Hadron Energy’s Capital Resources

Our business requires substantial investment.

At the time of the Business Combination, the aggregate capital anticipated to be held by us will not be sufficient to finance the total capital required for our business plan. To the extent there are significant redemptions in connection with the Business Combination or we are unable to raise the level of capital we contemplate as part of the Business Combination, we will be required to make significant adjustments to our business plans in light of our available capital resources. For example, we will have to reduce future costs, which could materially impact our business plan, including potentially requiring us not to not pursue some of our other strategic objectives and/or limit the resources available to further develop our design, sales and manufacturing efforts.

In order to fulfill our business plan, we will require additional funding. To the extent we require such additional investor funding in the future, such funding may be dilutive to our investors and no assurances can be provided as to terms of any such funding. Any such funding and the associated terms will be highly dependent upon market conditions and the progress of our business at the time we seek such funding. The terms of any financing that we pursue may be less favorable than previously anticipated and could become even less favorable depending on the amount of funds we may require.

Our business is capital intensive. We expect that significant additional capital will be needed in the future to continue our planned operations, including commercialization efforts, expanded research and development activities and costs associated with operating a public company. To raise capital, we may enter into financing arrangements that may be costly or impose certain restrictive covenants or otherwise restrict our ability to seek additional leverage or financing. We may also seek to sell ordinary shares, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell ordinary shares, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing shareholders, and new investors could gain rights, preferences and privileges senior to the holders of our ordinary shares. Pursuant to the New Equity Incentive Plan, which will become effective upon the Closing, the Domesticated GigCapital7 Board will be authorized to grant compensatory equity awards to our employees, directors and consultants. If the number of shares reserved under the New Equity Incentive Plan is increased pursuant to the terms of the New Equity Incentive Plan, our shareholders (who will become shareholders of Domesticated GigCapital7 at Closing). may experience additional dilution, which could cause the stock price of Domesticated GigCapital7 at Closing, to fall. Any of the above events could significantly harm our business, prospects, financial condition and results of operations and cause the price of Domesticated GigCapital7 shares to decline.

Our corporate expenditures, including our corporate level expenses, are subject to numerous risks and uncertainties.

Our current and future operating expenses are uncertain and impacted by various factors outside of our control, including rising costs and other impacts of inflation, evolving regulatory requirements, raw material availability, global conflicts, global supply chain challenges and component manufacturing and testing uncertainties, among other factors. Accordingly, it is possible that our overall expenses and related outspend could be higher than the levels we currently estimate, and any increases could have a material adverse effect on our business, financial condition and results of operations.

We may experience a disproportionately higher impact from inflation and rising costs.

Recently, inflation has increased. Inflation has resulted in, and may continue to result in, higher interest rates and capital costs, higher shipping costs, higher material costs, supply shortages, increased costs of labor and other similar effects. Although the impact of material cost, labor, or other inflationary or economically driven factors will impact the entire nuclear and energy transition industry (including renewable sources of electricity, like solar and wind), the relative impact may not be the same across the industry, and the particular effects within the industry will depend on a number of factors, including material use, design, structure of supply agreements, project management and others, which could result in significant changes to the competitiveness of our technology and our ability to sell the Hadron Halo, which could have a material adverse effect on our business, financial condition and results of operations.

If we incur indebtedness in the future, we could be exposed to risks that could adversely affect our business, financial condition and results of operations.

In the future, we may incur additional indebtedness. Our indebtedness could have significant negative consequences for our security holders, business, results of operations and financial condition by, among other things:

•	increasing our vulnerability to adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, which will reduce the amount of cash available for other purposes;

•	limiting our flexibility to plan for, or react to, changes in our business; and

•	placing us at a possible competitive disadvantage with competitors that are less leveraged than us or have better access to capital.

Our business may not generate sufficient funds, and we may otherwise be unable to maintain sufficient cash reserves, to pay any additional indebtedness that we may incur. Any future indebtedness that we may incur may contain financial and other restrictive covenants that will limit our ability to operate our business, raise capital or make payments under our indebtedness. If we fail to comply with such covenants or to make payments under any of our indebtedness when due, then we would be in default under that indebtedness, which could, in turn, result in that indebtedness becoming immediately payable in full and cross-default or cross-acceleration under our other indebtedness and other liabilities.

Our actual operating results may differ significantly from our guidance.

From time to time, we may release guidance in our quarterly or annual earnings releases, quarterly earnings conference calls, or otherwise once we are a public company, regarding our future performance that represents our management’s estimates as of the date of release. This guidance, which includes forward-looking statements, will be based on projections prepared by our management. These projections are not expected to be prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our registered public accountants nor any other independent expert or outside party is expected to comply or examine the projections. Accordingly, no such person is expected to express any opinion or any other form of assurance with respect to the projections.

Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control, and are based upon specific assumptions with respect to future business decisions, some of which will change. Any material change to the assumptions or estimates underlying the projections management prepares, or any material overruns or other unexpected increase in costs, could have a material adverse effect on the projections and the guidance on which it is based. The rapidly evolving market in which we operate may make it difficult to evaluate our current business and our future prospects, including our ability to plan for and model future growth. We intend to state possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed. However, actual results will vary from our guidance and the variations may be material. The principal reason that we release guidance is to provide a basis for our management to discuss our business outlook as of the date of release with analysts and investors. We do not accept any responsibility for any projections or reports published by any such persons. Investors are urged not to rely upon our guidance in making an investment decision regarding our ordinary shares.

Any failure to successfully implement our operating strategy or the occurrence of any of the events or circumstances set forth in this “Risk Factors” section could result in our actual operating results being different from our guidance, and the differences may be adverse and material.

Our financial results may vary significantly from quarter to quarter.

We expect our revenue and operating results to vary from quarter to quarter. We may incur significant operating expenses during the start-up and early stages of contracts and may not be able to recognize corresponding revenue in that same quarter. We may also incur additional expenses when contracts are terminated or expire and are not renewed. We may also incur additional expenses during the construction of our planned manufacturing and assembly facilities in the future.

Additional factors that may cause our financial results to fluctuate from quarter to quarter include those addressed elsewhere in this “Risk Factors” section and the following factors, among others:

•	the terms of customer contracts that affect the timing of revenue recognition;

•	variability in demand for our services and solutions;

•	commencement, completion or termination of contracts during any particular quarter;

•	timing of award or performance incentive fee notices;

•	timing of significant bid and proposal costs;

•	the costs of remediating unknown defects, errors or performance problems of our product offerings;

•	restrictions on and delays related to the export of nuclear articles and services;

•	costs related to government inquiries;

•	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs and joint ventures;

•	strategic investments or changes in business strategy;

•	changes in the extent to which we use subcontractors;

•	seasonal fluctuations in our staff utilization rates;

•	changes in our effective tax rate, including changes in our judgment as to the necessity of the valuation allowance recorded against our deferred tax assets; and

•	the length of sales cycles.

Significant fluctuations in our operating results for a particular quarter could cause us to fall out of compliance with the financial covenants related to our debt, which if not waived, could restrict our access to capital and cause us to take extreme measures to pay down the debt, if any.

If we experience significant fluctuations in our operating results and rate of growth and fail to meet revenue and earnings expectations, our stock price may fall rapidly and without advance notice.

Due to our limited operating history, our unproven and evolving business model and the unpredictability of our emerging industry, we may not be able to accurately forecast our rate of growth. We base our current and future expense levels and our investment plans on estimates of future revenue and future rate of growth. Our expenses and investments are, to a large extent, not fixed and we expect that these expenses will increase in the future. We may not be able to adjust our spending quickly enough if our revenue falls short of our expectations.

Our results of operations depend on both the growth of demand for the products and services we are going to offer in future and the general economic and business conditions throughout the world. A softening of demand for our products and services for any reason will harm our operating results. Terrorist attacks, armed hostilities and wars in the past created, and may in the future create economic and business uncertainty that may also adversely affect our results of operations.

Our revenue and operating results may also fluctuate due to other factors, including:

•	our ability to meet milestones related to the design, development, manufacturing and sales of smaller, cheaper, and safer advanced clean energy solutions, including the Hadron Halo.

•	assumptions relating to the size of the market for our nuclear reactors.

•	unanticipated regulations of nuclear energy that add barriers to our business and have a negative effect on our operations.

•	our estimates of expenses, future revenue, capital requirements and our needs for, or ability to obtain, additional financing.

•	new product and service introductions by our competitors.

•	technical difficulties or interruptions in our service.

•	general economic conditions in our geographic markets.

•	additional investment in our service or operations.

•	regulatory compliance costs.

As a result of these and other factors, we expect that our operating results may fluctuate significantly on a quarterly basis. We believe that period-to period comparisons of our operating results may not be meaningful, and you should not rely upon them as an indication of future performance.

Changes in our accounting estimates and assumptions could negatively affect our financial position and results of operations.

We prepare our financial statements in accordance with GAAP. These accounting principles require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of our financial statements. We are also required to make certain judgments that affect the reported amounts of revenues and expenses during each reporting period. We periodically evaluate our estimates and assumptions including, but not limited to, those relating to business acquisitions, revenue recognition, recoverability of assets including customer receivables, contingencies, valuation of financial instruments, stock-based compensation and income taxes. We base our estimates on historical experience and various assumptions that we believe to be reasonable based on specific circumstances. These assumptions and estimates involve the exercise of judgment and discretion, which may evolve over time in light of operational experience, regulatory direction, developments in accounting principles and other factors. Actual results could differ from these estimates as a result of changes in circumstances, assumptions, policies or developments in the business, which could materially affect our financial statements.

Our ability to pay dividends may be limited and the level of future dividends is subject to change.

We do not expect to pay dividends for the foreseeable future. Payment of dividends on our shares in the future will be subject to business conditions, financial conditions, earnings, cash balances, commitments, strategic plans and other factors that the Board of Directors of Hadron Energy may deem relevant at the time it recommends approval of the dividend. Any dividend policy, once adopted, will be subject to change based on changes in statutory requirements, market trends, strategic developments, capital requirements and a number of other factors. Further, we may not have sufficient cash to pay dividends in cash on our shares. We will be a holding company and our operations will be carried out through our subsidiary. As a result, our ability to pay dividends will primarily depend on the ability of our subsidiary to generate earnings and to provide us with the necessary financial resources.

In order to fulfill our business plan, we will require additional funding. To the extent we require such additional investor funding in the future, such funding may be dilutive to our investors and no assurances can be provided as to terms of any such funding. Any such funding and the associated terms will be highly dependent upon market conditions and the progress of our business at the time we seek such funding. The terms of any financing that we pursue may be less favorable than previously anticipated and could become even less favorable depending on the amount of funds we may require.

Our business plan is capital intensive. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments to support our business, and expect that significant additional capital will be needed in the future to continue our planned operations, including commercialization efforts, expanded research and development activities and costs associated with operating a public company. The amount of additional capital we will need will depend, in part, on the amount of GigCapital7 shares redeemed in connection with the Business Combination. Significant redemptions of GigCapital7 Public Shares in connection with the Business Combination will reduce the amount of cash available to fund our business plan and would thereby accelerate our need to raise additional capital. To raise capital, we may enter into financing arrangements that may be costly or impose certain restrictive covenants or otherwise restrict our ability to seek additional leverage or financing. We may also seek to sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights, preferences and privileges senior to the holders of our common stock. Pursuant to the Domesticated GigCapital7 Incentive Plan, which will become effective upon the Closing, our board is authorized to grant compensatory equity awards to our employees, directors and consultants. If the number of shares reserved under our Domesticated GigCapital7 Incentive Plan is increased pursuant to the terms of the Domesticated GigCapital7 Incentive Plan, our stockholders may experience additional dilution, which could cause our stock price to fall. Any of the above events could significantly harm our business, prospects, financial condition and results of operations and cause the price of our common stock to decline.

Risks Related to Domesticated GigCapital7’s Securities Following the Consummation of the Business Combination.

The requirements of being a public company in the U.S., if the proposed Business Combination is completed, may strain the Company’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from being a public company in the U.S. may be greater than we anticipate.

Requirements associated with being a public company in the United States will require significant resources and management attention. After the completion of this offering, we will become subject to certain reporting requirements of the Exchange Act, and the other rules and regulations of the SEC, and Nasdaq. We will also be subject to various other regulatory requirements, including the Sarbanes-Oxley Act. We expect these rules and regulations to increase our legal, accounting and financial compliance costs and to make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs. In addition, complying with rules and regulations and the increasingly complex laws pertaining to public companies will require substantial attention from our senior management, which could divert their attention away from the day-to-day management of our business. These cost increases and the diversion of management’s attention could materially and adversely affect our business, results of operations and financial condition. We will also need to hire additional personnel to support our financial reporting function and may face challenges in doing so.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Domesticated GigCapital7’s securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Domesticated GigCapital7’s securities may decline. The market values of these securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which GigCapital7’s shareholders vote on the Business Combination. Because the number of shares to be issued pursuant to the Business Combination Agreement is fixed and will not be adjusted to reflect any changes in the market price of GigCapital7 Class A Ordinary Shares, the market value of shares of Domesticated GigCapital7 Common Stock and securities convertible into or exercisable for shares of Domesticated GigCapital7 Common Stock issued in the Business Combination may be higher or lower than the values of these securities on earlier dates.

In addition, following the Business Combination, shares of Domesticated GigCapital7 Common Stock will not have any redemption rights like the Public Shares had and fluctuations in the price of shares of Domesticated GigCapital7 Common Stock could contribute to the loss of all or part of your investment. The trading price of shares of Domesticated GigCapital7 Common Stock following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond GigCapital7’s, Hadron’s or Domesticated GigCapital7’s control. Inflationary pressures, increases in interest rates and other adverse economic and market forces may contribute to potential downward pressures in market value of shares of Domesticated GigCapital7 Common Stock. Additionally, any of the risk factors discussed in this proxy statement/prospectus could have a material adverse effect on your investment and shares of Domesticated GigCapital7 Common Stock may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of shares of Domesticated GigCapital7 Common Stock may not recover and may experience a further decline.

Broad market and industry factors may materially harm the market price of shares of Domesticated GigCapital7 Common Stock irrespective of Domesticated GigCapital7’s operating performance. The stock market in general, and Nasdaq specifically, has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which they were acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to Domesticated GigCapital7 could depress Domesticated GigCapital7’s share price regardless of Domesticated GigCapital7’s business, prospects, financial conditions or results of operations. A decline in the market price of Domesticated GigCapital7’s securities also could adversely affect Domesticated GigCapital7’s ability to issue additional securities and Domesticated GigCapital7’s ability to obtain additional financing in the future.

Even if GigCapital7 consummates the Business Combination, there is no guarantee that the Domesticated GigCapital7 Warrants will ever be in the money, and they may expire worthless.

Upon consummation of the Business Combination, the GigCapital7 Warrants will become Domesticated GigCapital7 Warrants. The exercise price for the Domesticated GigCapital7 Warrants will be $11.50 per share of Domesticated GigCapital7 Common Stock, subject to adjustment. There is no guarantee that the Domesticated GigCapital7 Warrants, following the Business Combination, will ever be in the money prior to their expiration, and as such, the Domesticated GigCapital7 Warrants may expire worthless.

Your unexpired Domesticated GigCapital7 Warrants may be redeemed prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

Outstanding Domesticated GigCapital7 Warrants may be redeemed at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Domesticated GigCapital7 Warrant, provided that the last reported sales price of the Domesticated GigCapital7 Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within a thirty (30) Trading-Day period ending on the third (3rd) Trading Day prior to the date Domesticated GigCapital7 sends the notice of redemption to the Domesticated GigCapital7 Warrant holders. If and when the warrants become redeemable by Domesticated GigCapital7, Domesticated GigCapital7 may exercise its redemption rights if there is an effective registration statement covering the Domesticated GigCapital7 Common Stock issuable upon exercise of the Domesticated GigCapital7 Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period or Domesticated GigCapital7 has elected to require the exercise of the Domesticated GigCapital7 Warrants on a “cashless basis”; provided, however, that if and when the Domesticated GigCapital7 Warrants become redeemable by Domesticated GigCapital7, Domesticated GigCapital7 may not exercise such redemption right if the issuance of Domesticated GigCapital7 Common Stock upon exercise of the Domesticated GigCapital7 Warrants is not exempt from registration or qualification under applicable state blue sky laws or Domesticated GigCapital7 is unable to effect such registration or qualification. Redemption of the outstanding Domesticated GigCapital7’s Warrants could force you (a) to exercise your Domesticated GigCapital7 Warrants and pay the exercise price at a time when it may be disadvantageous for you to do so, (b) to sell your Domesticated GigCapital7 Warrants at the then-current market price when you might otherwise wish to hold your Domesticated GigCapital7 Warrants or (c) to accept the nominal redemption price which, at the time the outstanding Domesticated GigCapital7 Warrants are called for redemption, is likely to be substantially less than the market value of your Domesticated GigCapital7 Warrants.

The warrants may have an adverse effect on the market price of the Domesticated GigCapital7 Common Stock.

GigCapital7 issued 20,000,000 Public Warrants to purchase 20,000,000 GigCapital7 Class A Ordinary Shares as part of the GigCapital7 Units offered in the IPO, and in connection with the closing of the IPO, GigCapital7 issued in private placements an aggregate of 3,719,000 Private Placement Warrants. In addition, the Sponsor may convert up to $1,500,000 of any Working Capital Loans made to GigCapital7 at the option of the lender. As of the date of this proxy statement/prospectus, the Sponsor has loaned $148,000 in principal amount of Working Capital Loans to GigCapital7. This Working Capital Loan may be converted into 14,800 units consisting of 14,800 shares of Domesticated GigCapital7 Common Stock and warrants to purchase 14,800 shares of Domesticated GigCapital7 Common Stock with an exercise price of $11.50 per share. In addition, although there is no intent to have any further Working Capital Loans, to the extent that there are any, up to $1,500,000 in the aggregate of Working Capital Loans can be converted into units on these terms. Upon the Domestication, the Domesticated GigCapital7 Warrants will entitle the holders to purchase shares of Domesticated GigCapital7 Common Stock. Such Domesticated GigCapital7 Warrants, when exercised, will increase the number of issued and outstanding shares and may reduce the market price of the Domesticated GigCapital7 Common Stock.

If Domesticated GigCapital7 does not maintain a current and effective prospectus relating to the shares of Domesticated GigCapital7 Common Stock issuable upon exercise of the Domesticated GigCapital7 Warrants, public holders will only be able to exercise such warrants on a “cashless basis” which would result in a fewer number of shares of Domesticated GigCapital7 Common Stock being issued to the holder had such holder exercised the warrants for cash.

If Domesticated GigCapital7 does not maintain a current and effective prospectus relating to the Domesticated GigCapital7 Common Stock issuable upon exercise of the public warrants at the time that holders wish to exercise such Domesticated GigCapital7 Warrants, they will only be able to exercise them on a “cashless basis” provided that an exemption from registration is available. As a result, the number of warrant shares that a holder will receive upon exercise of its public warrants will be fewer than it would have been had such holder exercised its warrant for cash. Further, if an exemption from registration is not available, holders would not be able to exercise their warrants on a cashless basis and would only be able to exercise their warrants for cash if a current and effective prospectus relating to the warrant issuable upon exercise of the warrants is available. Under the terms of the warrant agreement, GigCapital7 has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial business combination, GigCapital7 will use its best efforts to file with the SEC a registration statement for the registration under the Securities Act of the warrant shares and thereafter use its best efforts to cause the registration statement to become effective and to maintain the effectiveness of such registration statement until the expiration of the warrants. However, GigCapital7 cannot assure you that it will be able to do so. If GigCapital7 is unable to do so, the potential “upside” of the holder’s investment in our company may be reduced or the warrants may expire worthless. In no event will GigCapital7 be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that GigCapital7 is unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws. If the issuance of the shares of Domesticated GigCapital7 Common Stock upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrants shall not be entitled to exercise such warrants and such warrants may have no value and expire worthless. In such event, holders who acquired their public warrants as part of a purchase of public units will have paid the full unit purchase price solely for the Class A ordinary shares included in the public units. Notwithstanding the foregoing, the private placement warrants may be exercisable for unregistered warrant shares for cash even if the prospectus relating to the warrant shares issuable upon exercise of the warrants is not current and effective.

If the Merger does not qualify as a reorganization under Section 368(a) of the Code, U.S. Holders of Hadron Energy stock may be required to pay substantial U.S. federal income taxes.

GigCapital7 and Hadron Energy intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, Duane Morris LLP intends to deliver an opinion to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The obligations of each of GigCapital7 and Hadron Energy to complete the Merger, however, are not conditioned on the receipt of any such opinion. Such opinion of counsel will be based on customary assumptions and certain representations, warranties, and covenants of GigCapital7, Hadron Energy, and Merger Sub. If any of these assumptions, representations, warranties, or covenants is or becomes incorrect, incomplete, or inaccurate, or is violated, or if there is a change in U.S. federal income tax law after the date of such opinion of counsel, the validity of such opinion of counsel may be adversely affected. Any opinion of counsel represents a counsel’s legal judgment but is not binding on the IRS or any court. Neither GigCapital7 nor Hadron Energy intends to request a ruling from the IRS with respect to the tax treatment of the Merger, and as a result, no assurance can be given that the IRS will not challenge the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code or that a court would not sustain such a challenge. If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations of the Merger to Holders of Hadron Common Stock and Hadron Energy - I. U.S. Holder”) that exchanges its Hadron Energy stock for Domesticated GigCapital7 stock in the Merger would recognize taxable gain or loss in connection with such exchange and could be subject to substantial U.S. federal income taxes. For more information on the material U.S. federal income tax consequences of the Merger to U.S. Holders of Hadron Energy stock, see “Material U.S. Federal Income Tax Considerations of the Merger to Holders of Hadron Common Stock and Hadron Energy”.

The proposed Domesticated GigCapital7 Charter will provide, subject to limited exceptions, that the courts of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

The proposed Domesticated GigCapital7 Charter will provide, subject to limited exceptions, that the courts of the State of Delaware (or, in the event that the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders. The proposed Domesticated GigCapital7 Charter will require, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought in our name or right or on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees, agents or stockholders to us or our stockholders, (iii) any action arising pursuant to any provision of the DGCL, our Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or our Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, (iv) any action to interpret, apply, enforce or determine the validity of our Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or our Bylaws, or (v) any action asserting a claim governed by the internal affairs doctrine, shall be brought exclusively in the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware), in each case subject to such court having personal jurisdiction over the indispensable parties named as defendants therein. Furthermore, unless we consent in writing to the selection of an alternative forum, with respect to claims that are not internal corporate claims, stockholders, when acting in their capacity as stockholders or in the right of the Corporation, must bring any such claims only in the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware, if such claims relate to the business of the Corporation, the conduct of its affairs, or the rights or powers of the Corporation or its stockholders, directors or officers, in each case subject to the applicable court having personal jurisdiction over the indispensable parties named as defendants. Direct claims brought under the Exchange Act can be brought in the U.S. federal courts as Section 27 of the Exchange Act provides for exclusive jurisdiction of such claims in the U.S. federal courts, and pursuant to Section 29(a) of the Exchange Act, Domesticated GigCapital7 cannot bind a stockholder to waive compliance with such jurisdictional requirement. As such, the forum selection provision set forth in the Domesticated GigCapital7 Charter will not affect that direct claims under the Exchange Act are to be brought in the U.S. federal courts. In addition, because the Court of Chancery does not have jurisdiction over claims brought under the Exchange Act, any derivative claims under Section 14(a) need to be brought in the federal court for the District of Delaware. Any person or entity purchasing or otherwise acquiring any interest in our securities will be deemed to have notice of and to have consented to the exclusive forum provisions in the Domesticated GigCapital7 Charter, and, if an action within the scope of the forum provision is filed in a court other than a court located within the State of Delaware, such stockholder will be deemed to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought to enforce the forum provisions and to service of process through such stockholder’s counsel in the foreign action. In addition, unless we consent in writing to the selection of an alternative forum, the U.S. federal district courts will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This federal forum provision pertaining to causes of action arising under the Securities Act does not apply to suits brought to enforce a duty or liability created by the Exchange Act, or the rules and regulations thereunder, or to any other claim for which the U.S. federal courts have exclusive jurisdiction.

Following the Business Combination, Domesticated GigCapital7 expects to qualify as a “controlled company” within the meaning of the Nasdaq corporate governance rules and may choose to rely on available exemptions to corporate governance standards available to a “controlled company” that differ significantly from Nasdaq corporate governance listing standards applicable to domestic U.S. companies. These practices may afford less protection to shareholders than they would enjoy if Domesticated GigCapital7 complied fully with Nasdaq corporate governance listing standards.

Domesticated GigCapital7 expects to qualify as a “controlled company” as defined under the Nasdaq rules because Mr. Gibson, Founder, Chief Executive Officer and Director, will own more than 50% of the total voting power of all issued and outstanding Domesticated GigCapital Common Stock following the Business Combination. For so long as Domesticated GigCapital7 remains a controlled company under that definition, it is permitted to elect to rely, and may rely, on certain exemptions from Nasdaq corporate governance rules.

As a “controlled company”, Domesticated GigCapital7 is permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including (i) an exemption from the rule that a majority of our board of directors must be independent directors; (ii) an exemption from the rule that director nominees must be selected or recommended solely by independent directors; and (iii) an exemption from the rule that the compensation committee must be comprised solely of independent directors.

EXTRAORDINARY GENERAL MEETING OF GIGCAPITAL7

General

GigCapital7 is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the GigCapital7 Board for use at the extraordinary general meeting and at any adjournment or postponement thereof. This proxy statement/prospectus provides GigCapital7 shareholders with information they need to know to be able to vote or direct their vote to be cast at the extraordinary general meeting.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held at 1:00 p.m. Eastern time, on [ ], 2026 at the offices of GigCapital7, located at c/o Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands, or virtually via live webcast at https://www.cstproxy.com/gigcapital7/2026.

Purpose of the Extraordinary General Meeting

At the extraordinary general meeting, GigCapital7 is asking holders of GigCapital7 Ordinary Shares to consider and vote upon:

•	the Business Combination Proposal. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;

•	the Domestication Proposal. The Proposed Interim Certificate of Incorporation is attached to this proxy statement/prospectus as Annex C;

•	the BCA Common Stock Issuance Proposal;

•

the Organizational Documents Proposals. The Proposed Interim Certificate of Incorporation, the Proposed Interim Bylaws, the Proposed Post-Closing Certificate of Incorporation and the Proposed Post-Closing Bylaws are attached to this proxy statement/prospectus as Annex C, Annex D, Annex E and Annex F, respectively;

•	the Advisory Organizational Documents Proposals;

•	the Incentive Plan Proposal. The New Equity Incentive Plan is attached to this proxy statement/prospectus as Annex J;

•

the Director Election Proposal (collectively with the Business Combination Proposal, the Domestication Proposal, the BCA Common Stock Issuance Proposal and the Organizational Documents Proposals, the “Condition Precedent Proposals”); and

•	the Adjournment Proposal.

The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposal. Each of the Domestication Proposal, BCA Common Stock Issuance Proposal, Organizational Documents Proposals, Advisory Organizational Documents Proposals, and Incentive Plan Proposal is conditioned on the approval of the Condition Precedent Proposals. Each of the Organizational Documents Proposals is cross-conditioned on the approval of each other Organizational Documents Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Recommendation of the GigCapital7 Board

The GigCapital7 Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of GigCapital7’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of each of the BCA Common Stock Issuance Proposal, “FOR” the approval of each of the Organizational Documents Proposals, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Adjournment Proposal, if presented to the extraordinary general meeting.

For a description of the GigCapital7 Board’s reasons for the approval of the Business Combination and the unanimous recommendation of the GigCapital7 Board, see the subsection entitled “The Business Combination Proposal - The GigCapital7 Board’s Reasons for the Approval of the Business Combination”.

When you consider the recommendation of the GigCapital7 Board in favor of approval of these proposals, you should keep in mind that, aside from their interests as shareholders, the Sponsor and GigCapital7’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of unaffiliated GigCapital7 shareholders. Please see the subsection entitled “The Business Combination Proposal - Interests of Certain GigCapital7 Persons in the Business Combination”.

Record Date; Who is Entitled to Vote

GigCapital7 shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned GigCapital7 Ordinary Shares at the close of business on [ ], 2026, which is the “Record Date” for the extraordinary general meeting. Shareholders will have one vote for each GigCapital7 Ordinary Share owned at the close of business on the Record Date on each Shareholder Proposal on which such GigCapital7 Ordinary Share is entitled to vote. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. GigCapital7 Warrants do not have voting rights. As of the close of business on the Record Date for the extraordinary general meeting, there were 33,333,333 GigCapital7 Ordinary Shares issued and outstanding, of which 20,000,000 were issued and outstanding Public Shares.

The Sponsor and each director and each officer of GigCapital7 have agreed to, among other things, vote in favor of the Business Combination, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any GigCapital7 Ordinary Shares held by them. None of our Sponsor, directors or officers received separate consideration for their waiver of redemption rights. The Founder Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the Record Date, the Sponsor owned approximately 29.8% of the issued and outstanding GigCapital7 Ordinary Shares. As of the Record Date, none of the GigCapital7 independent directors held any GigCapital7 Ordinary Shares.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. GigCapital7 believes all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Proxies relating to “street name” shares that are returned to GigCapital7 but marked by brokers as “not voted” are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

Quorum and Vote of GigCapital7 Shareholders

A quorum of GigCapital7 shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of one-third of the issued and outstanding shares entitled to vote at the extraordinary general meeting are represented in person or by proxy (which would include presence at the extraordinary general meeting). Abstentions, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

As of the Record Date for the extraordinary general meeting, 11,111,111 GigCapital7 Ordinary Shares would be required to achieve a quorum.

The Sponsor has agreed to vote all the Founder Shares and any Public Shares it may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 29.8% of the issued and outstanding GigCapital7 Ordinary Shares. The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the GigCapital7 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 29.8% of the issued and outstanding GigCapital7 Ordinary Shares. As a result, GigCapital7 would need only 6,734,421, or approximately 33.67% of the Public Shares not held by affiliates, to be voted in favor of the Business Combination in order to approve the Business Combination Proposal (assuming all outstanding shares are voted). The Business Combination was not structured to require the approval of at least a majority of GigCapital7’s unaffiliated shareholders because such a vote is not required under Cayman Islands law.

The Business Combination Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Business Combination Proposal will have no effect, even if approved by holders of GigCapital7 Ordinary Shares.

The approval of the Domestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of at least 66 2⁄3% of the GigCapital7 Class B Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of GigCapital7 Class A Ordinary Shares will have no right to vote on the Domestication Proposal, in accordance with Article 44.2 of the Cayman Constitutional Documents. In connection with GigCapital7’s IPO, GigCapital7 entered into agreements with its officers and directors, and the Sponsor, pursuant to which each agreed to vote their GigCapital7 Ordinary Shares in favor of Proposal 1 (The Business Combination Proposal), along with any proposals recommended by the GigCapital7 Board in connection with the Business Combination, such as the Domestication Proposal and the other proposals listed in this proxy statement/prospectus. Such officers and directors and the Sponsor, who combined currently own 74.49% of the outstanding GigCapital7 Class B Ordinary Shares, have agreed to vote their GigCapital7 Class B Ordinary Shares, as well as any GigCapital7 Ordinary Shares they may purchase prior to the Extraordinary Meeting, in favor of the proposals. As a result, GigCapital7 would not require any additional votes in favor of such proposals in order to have the Domestication Proposal approved.

The approval of the BCA Common Stock Issuance Proposal requires an ordinary resolution, being the affirmative vote of holders of a majority of the GigCapital7 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 29.8% of the issued and outstanding GigCapital7 Ordinary Shares. As a result, GigCapital7 would need only 6,734,421, or approximately 33.67% of the Public Shares not held by affiliates, to be voted in favor of the BCA Common Stock Issuance Proposal in order to approve each of the BCA Common Stock Issuance Proposal (assuming all outstanding shares are voted).

The approval of each of the Organizational Documents Proposals requires a special resolution to be approved by both (a) holders of GigCapital7 Class B Ordinary Shares, being the affirmative vote of holders of at least 66 2⁄3%

of the GigCapital7 Class B Ordinary Shares, who being present in person or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting, and (b) holders of GigCapital7 Ordinary Shares, being the affirmative vote of holders of at least 66 2⁄3% of the GigCapital7 Ordinary Shares (i.e., the holders of GigCapital7 Class A Ordinary Shares and GigCapital7 Class B Ordinary Shares combined), who being present in person or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 74.49% of the issued and outstanding GigCapital7 Class B Ordinary Shares and 29.8% of the issued and outstanding GigCapital7 Ordinary Shares. As a result, GigCapital7 would need only 12,289,976, or approximately 61.45% of the Public Shares not held by affiliates, to be voted in favor in order to approve each of the Organizational Documents Proposals (assuming all outstanding shares are voted).

The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution, being the affirmative vote of holders of at least 66 2⁄3% of the GigCapital7 Ordinary Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 29.8% of the issued and outstanding GigCapital7 Ordinary Shares. As a result, GigCapital7 would only need 12,289,976, or approximately 61.45% of the Public Shares not held by affiliates, to be voted in favor in order to approve each of the Advisory Organizational Documents Proposals.

The approval of the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the GigCapital7 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 30.32 % of the issued and outstanding GigCapital7 Ordinary Shares. As a result, GigCapital7 would need only 6,734,421, or approximately 33.67% of the Public Shares not held by affiliates, to be voted in favor in order to approve the Incentive Plan Proposal (assuming all outstanding shares are voted).

The approval of the Director Election Proposal requires a special resolution, being the affirmative vote of the holders of at least 66 2⁄3% of the GigCapital7 Class B Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 74.49% of the issued and outstanding GigCapital7 Class B Ordinary Shares. As a result, no additional shares would need to be voted in favor in order to approve the Director Election Proposal (assuming all outstanding shares are voted).

The approval of the Adjournment Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the GigCapital7 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 29.8% of the issued and outstanding GigCapital7 Ordinary Shares. As a result, GigCapital7 would need only 6,734,421, or approximately 33.67% of the Public Shares not held by affiliates, to be voted in favor in order to approve the Adjournment Proposal (assuming all outstanding shares are voted).

Voting Your Shares

Each GigCapital7 Class A Ordinary Share and each GigCapital7 Class B Ordinary Share that you own in your name entitles you to one vote on each Shareholder Proposal on which such GigCapital7 Ordinary Share is entitled to vote. Your proxy card shows the number of GigCapital7 Ordinary Shares that you own.

If you are a record owner of your shares, there are two ways to vote your GigCapital7 Ordinary Shares at the extraordinary general meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy”, whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the GigCapital7 Board “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the BCA Common Stock Issuance Proposal, “FOR” the approval of each of the Organizational Documents Proposals, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

You Can Attend the Extraordinary General Meeting and Vote During the Meeting.

•	You can attend the extraordinary general meeting and vote in person even if you have previously voted by submitting a proxy pursuant to any of the methods noted above.

•

If your shares are registered in your name with Continental and you wish to attend the extraordinary general meeting virtually, go to https://www.cstproxy.com/gigcapital7/2026, enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended but is not required in order to attend virtually.

•

Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. After contacting Continental, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting. Beneficial shareholders should contact Continental at least five (5) Business Days prior to the extraordinary general meeting date in order to ensure access.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person or online and your shares are held in “street name”, you must obtain a legal proxy from your broker, bank or nominee. That is the only way GigCapital7 can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a GigCapital7 shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	sending another proxy card with a later date;

•	notifying Dr. Avi Katz, Chairman and Chief Executive Officers of GigCapital7, in writing before the extraordinary general meeting that you have revoked your proxy; or

•	attending the extraordinary general meeting in person or virtually, revoking your proxy, and voting as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions about Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your GigCapital7 Ordinary Shares, you may call Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing GIA.info@investor.morrowsodali.com.

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a Public Shareholder may request to redeem all or a portion of its Public Shares for cash in connection with the Business Combination. As a Public Shareholder, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)

(i) hold Public Shares or (ii) hold Public Shares through GigCapital7 Units and elect to separate your GigCapital7 Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;

(b)

submit a written request to Continental, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that GigCapital7 redeem all or a portion of your Public Shares for cash; and

(c)	deliver the certificates for your Public Shares (if any) along with the redemption forms to Continental, physically or electronically through DTC.

Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on [   ], 2026 (two (2) Business Days before the initial scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed.

Therefore, the election to exercise redemption rights occurs prior to the Domestication. GigCapital7 expects redemptions to occur during the first quarter of 2026. For the purposes of the Cayman Constitutional Documents, the exercise of redemption rights will be treated as an election to have such Public Shares redeemed for cash and references in this proxy statement/prospectus to “redemption” or “redeeming” will be interpreted accordingly.

Public Shareholders may elect to redeem all or a portion of the Public Shares held by them, regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is abandoned, the Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its redemption rights to redeem all or a portion of the Public Shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Continental, GigCapital7 will redeem such Public Shares for the Redemption Price, a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two (2) Business Days prior to the consummation of the Business Combination. For illustrative purposes, as of the April 1, 2026, this would have amounted to approximately $10.67533 per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares.

If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s deposit withdrawal at custodian (“DWAC”) system. Continental will typically charge the tendering broker $100, and it would be up to the broker to decide whether to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their Public Shares.

Any request for redemption, once made, may be requested to be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with GigCapital7’s consent, until the Redemption. However, no withdrawal will be permitted unless the GigCapital7 Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). Furthermore, if a holder of Public Shares delivers its share certificates (if any) along with the redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that GigCapital7 permit the withdrawal of the redemption request and instruct Continental to return the certificate (physically or electronically). The holder can make such request by contacting Continental at the address or email address listed in this proxy statement/prospectus.

Any corrected or changed written exercise of redemption rights must be received by Continental prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s Public Shares have been delivered (either physically or electronically) to Continental at least two (2) Business Days prior to the initial scheduled date of the extraordinary general meeting.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Our Sponsor, officers and directors have agreed to, among other things, vote in favor of the Business Combination and waive their redemption rights in connection with the consummation of the Business Combination with respect to any GigCapital7 Ordinary Shares held by them. None of our Sponsor, directors or officers received separate consideration for their waiver of redemption rights. The Founder Shares held by our Sponsor will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the Record Date, the Sponsor owned in aggregate approximately 29.8% of the issued and outstanding GigCapital7 Ordinary Shares. As of the Record Date, none of the GigCapital7 independent directors held any GigCapital7 Ordinary Shares.

Holders of the GigCapital7 Warrants will not have redemption rights with respect to the GigCapital7 Warrants.

The closing price of Public Shares on [ ], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, was $[   ]. As of April 1, 2026, funds in the Trust Account totaled $213,506,528 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $10.67533 per issued and outstanding Public Share.

Prior to exercising redemption rights, Public Shareholders should verify the market price of the Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. GigCapital7 cannot assure its shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their Public Shares.

Appraisal Rights

Neither GigCapital7’s shareholders nor the holders of GigCapital7 Warrants have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.

Proxy Solicitation

GigCapital7 is soliciting proxies on behalf of the GigCapital7 Board. This solicitation is being made by mail but also may be made by telephone or in person. GigCapital7 and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. GigCapital7 will file with the SEC all scripts and other electronic communications as proxy soliciting materials. GigCapital7 will bear the cost of the solicitation.

GigCapital7 has engaged Morrow Sodali LLC to assist in the solicitation process and will pay Morrow Sodali LLC a fee of $20,000, plus disbursements.

GigCapital7 will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. GigCapital7 will reimburse them for their reasonable expenses.

GigCapital7 Shareholders

As of the Record Date, there were 33,333,333 GigCapital7 Ordinary Shares issued and outstanding, which include the 13,333,333 GigCapital7 Class B Ordinary Shares and the 20,000,000 Public Shares. As of the Record Date, there was outstanding an aggregate of 23,719,000 GigCapital7 Warrants, which included the 3,719,000 Private Placement Warrants held by the Sponsor, and 20,000,000 Public Warrants.

Potential Purchases of Public Shares

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public information regarding GigCapital7 or its securities, GigCapital7’s officers and directors and/or their affiliates may enter into a written plan to purchase GigCapital7’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time at or prior to the extraordinary general meeting, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, GigCapital7’s or Hadron’s Energy’s directors, officers, advisors and their affiliates may enter into transactions with investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the Condition Precedent Proposals or not redeem their Public Shares. They have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares or warrants in such transactions.

The purpose of any such transactions could be to (1) increase the likelihood of obtaining shareholder approval of the Condition Precedent Proposals, (2) reduce the number of Public Warrants outstanding or (3) increase the amount of cash available to Domesticated GigCapital7 following the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination which may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of GigCapital7 and Domesticated GigCapital7 securities may be reduced and the number of beneficial holders of GigCapital7 and Domesticated GigCapital7 securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsor, GigCapital7’s or Hadron Energy’s directors, officers, advisors and their affiliates anticipate that they may identify the securityholders with whom they may pursue privately negotiated transactions by either the securityholders contacting GigCapital7 or Hadron Energy directly or by GigCapital7’s receipt of redemption requests submitted by securityholders (in the case of Public Shares) following the mailing of the proxy materials in connection with the Business Combination. The Sponsor, GigCapital7’s or Hadron Energy’s directors, officers, advisors and their affiliates will select which securityholders to purchase securities from based on the negotiated price and number of securities and any other factors that they may deem relevant, and will be restricted from purchasing securities if such purchases do not comply with Regulation M under the Exchange Act and the other federal securities laws. To the extent that the Sponsor, GigCapital7’s or Hadron Energy’s directors, officers, advisors and their affiliates purchase Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination and would not be excluded from the pro rata calculation of the redemption price.

The Sponsor, GigCapital7’s or Hadron Energy’s directors, officers, advisors and their affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event the Sponsor, GigCapital7’s or Hadron Energy’s directors, officers, advisors and their affiliates were to purchase Public Shares or warrants, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

•

this proxy statement/prospectus discloses the possibility that the Sponsor, GigCapital7’s or Hadron Energy’s directors, officers, advisors and their affiliates may purchase Public Shares or warrants from Public Shareholders outside the redemption process, along with the purpose of such purchases;

•

if the Sponsor, GigCapital7’s or Hadron Energy’s directors, officers, advisors and their affiliates were to purchase Public Shares from Public Shareholders, they would do so at a price no higher than the Redemption Price;

•

this proxy statement/prospectus includes a representation that any of our securities purchased by the Sponsor, GigCapital7’s or Hadron Energy’s directors, officers, advisors and their affiliates will not be voted in favor of approving the Business Combination;

•

the Sponsor, GigCapital7’s or Hadron Energy’s directors, officers, advisors and their affiliates will not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

•	we will disclose in a Form 8-K, before the extraordinary general meeting, the following material items:

•	the amount of securities purchased outside of the redemption offer by the Sponsor, GigCapital7’s or Hadron Energy’s directors, officers, advisors and their affiliates, along with the purchase price;

•	the purpose of the purchases by the Sponsor, GigCapital7’s or Hadron Energy’s directors, officers, advisors and their affiliates;

•

the impact, if any, of the purchases by the Sponsor, GigCapital7’s or Hadron Energy’s directors, officers, advisors and their affiliates on the likelihood that the Business Combination will be approved;

•

the identities of the security holders who sold to the Sponsor, GigCapital7’s or Hadron Energy’s directors, officers, advisors and their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to the Sponsor, GigCapital7’s or Hadron Energy’s directors, officers, advisors and their affiliates; and

•	the number of Public Shares for which GigCapital7 has received redemption requests pursuant to its redemption offer.

THE BUSINESS COMBINATION PROPOSAL

Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement and First Amendment to Business Combination Agreement, copies of which are attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties thereto made to each other as of the date of the Business Combination Agreement and/or other specific dates. The assertions and obligations embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties thereto in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure letter (the “Disclosure Letter”), which is not filed publicly and which is subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about GigCapital7, Hadron Energy, or any other matter.

Structure of the Business Combination

On the Signing Date, GigCapital7 entered into the Business Combination Agreement with Hadron Energy and Merger Sub, pursuant to which, among other things, subject to shareholder approval, following the Domestication, Merger Sub will merge with and into Hadron Energy, with Hadron Energy surviving as a wholly owned subsidiary of GigCapital7 in the merger, resulting in a combined company whereby GigCapital7 will become the sole stockholder of Hadron Energy Opco, and substantially all of the assets and the business of the combined company will be held by Hadron Energy Opco.

Prior to and as a condition of the Closing, assuming GigCapital7 obtains shareholder approval of the proposals described in this proxy statement/prospectus, pursuant to the Domestication, GigCapital7 will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a Delaware corporation in accordance with Section 388 of the DGCL, as amended, and the Companies Act. For more information, see the section of this proxy statement/prospectus entitled “The Domestication Proposal”.

The following diagrams illustrate in simplified terms the current structure of GigCapital7 and Hadron Energy and the expected structure of Domesticated GigCapital7 immediately following the Closing.

Simplified Pre-Combination Structure	Simplified Post-Combination Structure

Business Combination Consideration to Hadron Stockholders

Pursuant to the Business Combination Agreement, the consideration to be paid in the Merger in respect of each Hadron Common Stock (as defined below) that is issued and outstanding immediately prior to the Effective Time, will be a number of shares of Domesticated GigCapital7 Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”). The “Exchange Ratio” means the quotient of: (a) the Aggregate Merger Consideration; divided by (b) the Hadron Fully Diluted Capital. The “Aggregate Merger Consideration” means the number of shares of Domesticated GigCapital7 Common Stock equal to the difference of: (a) the Aggregate Domesticated GigCapital7 Common Stock; minus (b) 13,333,333 shares of Domesticated GigCapital7 Common Stock; provided, however, that if Hadron Energy has any indebtedness outstanding as of the closing of the Merger, the Aggregate Merger Consideration shall be further reduced by a number of shares of Domesticated GigCapital7 Common Stock equal to the amount of such indebtedness divided by $10.59 (the “Per Share Price”) (rounded down to the nearest whole share). The “Aggregate Domesticated GigCapital7 Common Stock” means the number of shares of Domesticated GigCapital7 Common Stock equal to the quotient of: (a) $1,200,200,000; divided by (b) the Per Share Price. The “Hadron Fully Diluted Capital” means the sum (without duplication) of the aggregate number of (a) shares of Hadron Common Stock (other than Hadron Restricted Shares) that are issued and outstanding immediately prior to the Effective Time assuming and after giving effect to the amendment and conversion of all SAFEs, (b) Hadron Restricted Shares that are issued and outstanding immediately prior to the Effective Time, and (c) all shares of Hadron Common Stock issuable upon full exercise of all Hadron Options outstanding as of immediately prior to the Effective Time (calculated using the treasury method of accounting on a cashless exercise basis).

Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, immediately prior to or at the Effective Time:

(a)

each issued and outstanding share of Hadron Common Stock except for Excluded Shares, Dissenting Shares, and Hadron Restricted Shares, will be cancelled and converted into the right to receive the Per Share Merger Consideration (as defined below), as set forth in the Business Combination Agreement.

(b)	each Excluded Share shall be automatically cancelled and retired without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)

each Dissenting Share that has demanded properly in writing appraisal or dissenters’ rights and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and the holders of such Dissenting Shares shall have no right to receive, the applicable portion of the aggregate Per Share Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL, in which case such Dissenting Shares shall be treated as if they had been converted into the right to receive the portion of the aggregate Per Share Merger Consideration to which such holder is entitled.

(d)

each Hadron Option that is outstanding immediately prior to the Effective Time will be automatically assumed by Domesticated GigCapital7 and converted into an Exchanged Option to purchase a number of shares of Domesticated GigCapital7 Common Stock, equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Hadron Common Stock subject to such Hadron Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Hadron Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, that the assumption and adjustment of the unvested Hadron Options shall be completed in a manner that satisfies the requirements of Code Section 409A and, with respect to any Hadron Option intended to be an “incentive stock option,” Code Section 4249a and the applicable regulations promulgated thereunder.

(e)

each Hadron Restricted Share Award that is outstanding immediately prior to the Effective Time will be automatically assumed by Domesticated GigCapital7 such that each Hadron Restricted Share Award will be converted into an Exchanged RSA for a number of restricted shares of Domesticated GigCapital7 Common Stock, equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Hadron Restricted Shares and (y) the Exchange Ratio.

(f)

each of the SAFEs that is outstanding immediately prior to the Effective Time will automatically convert into a number of shares of Hadron Common Stock determined in accordance with the terms of such SAFE, with such shares to be treated as Hadron Common Stock and will receive the consideration described above for Hadron Common Stock at the Effective Time.

Effect of Domestication and Merger

In connection with the Domestication, the existing governing documents of GigCapital7 will be amended and restated and become the Proposed Domestication Organizational Documents (as defined below) of Domesticated GigCapital7 as described in this proxy statement/prospectus. In connection with the completion of the Business Combination, GigCapital7 will provide its Public Shareholders the opportunity to redeem their Public Shares on the terms and conditions set forth in the Business Combination Agreement and GigCapital7’s governing documents. GigCapital7 will complete the Redemption of properly tendered Public Shares promptly following the consummation of the Business Combination. As a condition to, and at least two (2) days prior to the Closing, GigCapital7 will change its jurisdiction of incorporation by effecting a deregistration under Section 206 of the Companies Act and a domestication under Section 388 of the DGCL, pursuant to which GigCapital7’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. In connection with the Domestication, (i) each then issued and outstanding GigCapital7 Class A Ordinary Share (other than any GigCapital7 Class A Ordinary Share included in the Cayman GigCapital7 Units) will convert automatically, on a one-for-one basis, into one (1) share of Domesticated GigCapital7 Common Stock, (ii) each then issued and outstanding GigCapital7 Class B Ordinary Share will convert automatically, on a one-for-one basis, into one (1) share of Domesticated GigCapital7 Class B Common Stock, (iii) each then issued and outstanding Cayman GigCapital7 Warrant (other than any Cayman GigCapital7 Public Warrants) shall convert automatically into a Domesticated GigCapital7 Warrant, pursuant to the Warrant Agreement, and (iv) each then issued and outstanding Cayman GigCapital7 Unit shall be cancelled and will thereafter entitle the holder thereof to one (1) share of Domesticated GigCapital7 Common Stock and one (1) Domesticated GigCapital7 Warrant, in each case without any action on the part of GigCapital7, Merger Sub, Hadron Energy or any holder of securities of any of the foregoing. See the section of this proxy statement/prospectus entitled “The Domestication Proposal” for additional information.

Following the Domestication, at the Effective Time by virtue of the Merger, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one (1) share of common stock, par value $0.0001, of the Surviving Company.

By virtue of the Merger and the applicable provisions of the Domesticated GigCapital7 Charter, each share of Domesticated GigCapital7 Class B Common Stock then issued and outstanding shall be automatically cancelled and extinguished and converted into one (1) share of Domesticated GigCapital7 Common Stock.

Hadron Stockholder Appraisal/Dissenter’s Rights

Under the DGCL, shares of Hadron Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Hadron Stockholders (including beneficial owners) that neither voted in favor of the Business Combination nor consented thereto in writing and that have demanded properly in writing appraisal or dissenters’ rights for such shares of Hadron Energy capital stock in accordance with the DGCL (collectively, the “Dissenting Shares”; and the holders of Dissenting Shares being referred to as “Dissenting Stockholders”), and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, will not be converted into, and such Dissenting Stockholders will have no right to receive, the Per Share Merger Consideration as provided in the Business Combination Agreement unless and until such Dissenting Stockholder fails to perfect or withdraws or otherwise loses their right to appraisal and payment under the DGCL. Notwithstanding the foregoing, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to dissent under the DGCL, then such holder’s Dissenting Shares will be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, as provided in the Business Combination Agreement.

Representations and Warranties

The Business Combination Agreement contains representations and warranties by each of GigCapital7, Merger Sub and Hadron Energy. Unless otherwise specified, such representations and warranties are made as of the Signing Date and as of the Closing, are subject to customary qualifications for materiality and material adverse effect, and (where expressly indicated) to knowledge qualifiers. Hadron Energy’s representations and warranties are qualified by, and subject to the disclosures set forth in, the Disclosure Letter of Hadron Energy. The representations and warranties of GigCapital7 and Merger Sub are qualified by the information set forth in GigCapital7’s public filings filed or submitted to the SEC on or prior to the Signing Date (subject to certain exceptions contemplated by the Business Combination Agreement).

Representations and Warranties of Hadron Energy

The Business Combination Agreement contains representations and warranties of Hadron Energy relating to, among other things, organization and standing, authorization and binding agreement, capitalization, no subsidiaries, no conflict, non-contravention, required governmental consents and filings, financial statements, undisclosed liabilities, absence of certain changes, compliance with laws, government contracts, permits, litigation, material contracts, intellectual property, U.S. nuclear regulatory matters, taxes and tax returns, real property, personal property, employee matters, benefit plans, environmental matters, transactions with related persons, insurance, top customers and suppliers, certain business practices, the Investment Company Act, finders and brokers, independent investigation, information supplied and that there are no additional representations or warranties.

Representations and Warranties of GigCapital7 and Merger Sub

The Business Combination Agreement contains representations and warranties of GigCapital7 and Merger Sub relating to, among other things, organization and standing, authorization and binding agreement, capitalization, non-contravention, required government approvals, SEC filings and financial statements, absence of certain changes, undisclosed liabilities, compliance with laws, legal proceedings, orders, permits, taxes and tax returns, properties, the Investment Company Act, contracts, the Trust Account, finders and brokers, certain business practices, insurance, independent investigation, information supplied, and that there are no additional representations and warranties.

Hadron Energy Material Adverse Effect

Under the Business Combination Agreement, certain of the representations and warranties of Hadron Energy are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a “Company Material Adverse Effect” means any change, event or circumstance (collectively, “Events”), that (i) has had, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of Hadron Energy or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of Hadron Energy to consummate the Business Combination; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:

(a)	any change in applicable laws or GAAP or any interpretation thereof following the Signing Date;

(b)

any change in interest rates or economic, political, business, banking, financial or securities markets conditions generally, including any disruption thereof and any decline in the price of any security or any market index;

(c)	the taking of any action required by the Business Combination Agreement or any ancillary document;

(d)	any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate;

(e)	any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions;

(f)

any failure of Hadron Energy to meet any projections or forecasts (provided that this clause (f) will not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect);

(g)

any Events generally applicable to the industries or markets in which Hadron Energy operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers);

(h)

the announcement of the Business Combination Agreement and consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of Hadron Energy;

(i)	any matter set forth on the Disclosure Letter of Hadron Energy;

(j)	any action taken by, or at the request of, GigCapital7; or

(k)

any event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Hadron Energy, relative to similarly situated companies in the industry in which Hadron Energy conducts its operations, but only to the extent of the incremental disproportionate effect on Hadron Energy, relative to similarly situated companies in the industry in which Hadron Energy conducts its operations.

GigCapital7 Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of GigCapital7 and Merger Sub are qualified in whole or in part by a material adverse effect standard on the ability of GigCapital7 and Merger Sub to consummate the Business Combination for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “Purchaser Material Adverse Effect” means any Event, that, individually or when aggregated with other changes, events or occurrences has had a materially adverse effect on the business, assets, financial condition or results of operations of GigCapital7; provided, however, that no change or effect related to any of the following, alone or in combination, will be taken into account in determining whether a Purchaser Material Adverse Effect has occurred: (a) the announcement of the Business Combination Agreement and consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of GigCapital7 or Merger Sub; (b) the taking of any action required by the Business Combination Agreement or any ancillary document to the Business Combination Agreement; (c) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (d) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (e) the Redemption; (f) any breach of any covenants, agreements or obligations of any investor under any agreement related to financing Hadron Energy or GigCapital7 (including any breach of such person’s obligations to fund any amounts thereunder when required); (g) changes or proposed changes in applicable law, regulations or interpretations thereof or decisions by courts or any governmental authority after the date of the Business Combination Agreement; (h) changes or proposed changes in GAAP (or any interpretation thereof) after the Signing Date; or (i) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world.

Survival of Representations and Warranties

Except in the case of a fraud claim against a person, none of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the Closing (and there will be no liability after the Closing in respect thereof), except for those covenants and agreements contained therein that by their terms expressly apply in whole or in part at or after the Closing, and then only in respect to any breaches occurring at or after the Closing.

Covenants and Agreements

Hadron Energy has made covenants relating to, among other things, efforts, conduct of business, annual and interim financial statements, no solicitation, no trading, notification of certain matters, the preparation and filing of the Proxy Statement/Registration Statement, tax matters, public announcements, confidentiality, post-Closing board and executive officer composition, indemnification of directors and officers and related tail insurance and representations and warranties insurance matters, any private placement equity financing of GigCapital7 (although none is presently contemplated), communications with the NRC, and the name change of the Surviving Company.

GigCapital7 has made covenants relating to, among other things, conduct of business, GigCapital7 public filings, the Trust Account, GigCapital7 shareholder approval to complete the transactions contemplated by the Business Combination Agreement, the Domestication and related organizational documents, the preparation and filing of the Proxy Statement/Registration Statement, tax matters, public announcements, confidentiality, post-Closing board and executive officer composition, indemnification of directors and officers and related insurance matters, the any private placement equity financing of GigCapital7 (although none is presently contemplated), and the name change of GigCapital7.

Conduct of Business of Hadron Energy

Hadron Energy has agreed that during the Interim Period, it will, subject to certain specified exceptions, including as required by applicable law or any governmental authority, as set forth on the Disclosure Letter delivered by Hadron Energy pursuant to the Business Combination Agreement, or as consented to by GigCapital7 in writing (which consent will not be unreasonably withheld, conditioned or delayed), use commercially reasonable efforts to:

•	conduct its businesses, in all material respects, in the ordinary course of business;

•	maintain the existing relations and goodwill of Hadron Energy with its customers, suppliers, distributors and creditors; and

•	preserve intact, in all material respects, its business.

During the Interim Period, Hadron Energy also agreed not to, subject to certain specified exceptions, including as required by applicable law or any governmental authority, as set forth on the Disclosure Letter delivered by Hadron Energy, or as consented to by GigCapital7 in writing (which consent will not be unreasonably withheld, conditioned or delayed):

•	amend, waive or otherwise change, in any material respect, its organizational documents;

•

authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or other securities, including any securities convertible into or exchangeable for any of its units or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities, except in compliance with existing Hadron Energy benefits plans or any contract (including any warrant, option, or profits interest award) outstanding as of the Signing Date or amended in compliance with this covenant;

•

split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except as may be required (a) pursuant to the organizational documents of Hadron Energy, (b) pursuant to the terms of any warrant, option or profits interest award outstanding as of the Signing Date, or (c) in connection with the Interim Period Option Issuance;

•	incur, create, assume or otherwise become liable for any additional indebtedness (directly, contingently or otherwise) for borrowed money in excess of $500,000 (in the aggregate);

•

except as otherwise required by Hadron Energy’s benefit plans or award agreements thereunder, (a) grant any severance, retention, change in control or termination or similar pay, (b) terminate, adopt, enter into or materially amend or grant any new awards under any Hadron Energy benefit plan other than the Hadron Energy Incentive Plan in connection with the Interim Period Option Issuance or any plan, policy, practice, program, agreement or other arrangement other than the Hadron Energy Incentive Plan that would be deemed a Hadron Energy benefit plan as of the Signing Date, (c) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, (d) take any action to materially amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by Hadron Energy or any of its subsidiaries other than as provided under the Business Combination Agreement, (e) hire or engage any new employee or individual independent contractor if such new employee or individual independent contractor will receive annual base cash compensation in excess of $150,000, (f) terminate the employment or engagement of any employee or individual independent contractor with an annual base cash compensation in excess of $150,000 other than for cause or (g) enter into any written waiver of any restrictive covenants applying to any current or former employee or individual independent contractor;

•

enter into or amend or extend any collective bargaining agreement or similar labor agreement, or recognize or certify any labor union, labor organization or group of employees of Hadron Energy as the bargaining representative for any employees of Hadron Energy;

•

(a) make, change or rescind any material election relating to taxes, (b) commence, settle or compromise any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other legal proceeding relating to a material amount of taxes, (c) file any amended income tax or other material tax return, (d) surrender or allow to expire any right to claim a refund of material taxes, (e) change (or request to change) any method of accounting for tax purposes, (f) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of income taxes or other material taxes may be issued or in respect of any income taxes or other material tax attribute that would give rise to any claim or assessment of taxes of or with respect to Hadron Energy, (g) enter into any “closing agreement” as described in Section 7121 of the Code or any other agreement or arrangement with any governmental authority, (h) enter into any tax indemnity agreement, tax sharing agreement or tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of taxes) with respect to taxes, or (i) fail to pay any material amount of Taxes when due;

•

knowingly take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the transactions from qualifying for its intended tax treatments;

•

transfer, sell, assign, license, sublicense, covenant not to assert, subject to a lien (other than a permitted lien), abandon, allow to lapse, transfer or otherwise dispose of, any right, title or interest of Hadron Energy in or to any intellectual property owned by Hadron Energy, or otherwise amend or modify, permit to lapse or fail to preserve any Hadron Energy registered intellectual property (except where Hadron Energy has reasonably determined that a decision to not continue to prosecute an item of its registered intellectual property is in the best interests of Hadron Energy), or disclose, divulge, furnish to or make accessible to any person who has not entered into a confidentiality agreement sufficiently protecting the confidentiality thereof any trade secrets constituting intellectual property owned by Hadron Energy;

•

terminate or assign any material contract or any material real property lease of Hadron Energy or enter into any contract that would be a material contract or material real property lease of Hadron Energy, in any case outside of the ordinary course of business consistent with past practice;

•	enter into any new line of business or establish any subsidiary in connection therewith;

•

fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect, or terminate without replacement or amend in a manner materially detrimental to Hadron Energy, any material insurance policy insuring Hadron Energy;

•	make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or changes that are made in accordance with PCAOB standards;

•

waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the transactions contemplated thereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Hadron Energy or any of its affiliates) not in excess of $100,000 (individually or in the aggregate);

•	effect any mass layoff or plant closing at any of its facilities that triggers the notice obligations under the Worker Adjustment and Retraining Notification Act of 1988;

•

acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof or any material amount of assets, in each case, outside the ordinary course of business consistent with past practice, except pursuant to any contract in existence as of the Signing Date which has been disclosed in writing or provided in the virtual data room to GigCapital7;

•

except as required pursuant to any contract in effect on the Signing Date, make capital expenditures outside of the ordinary course of business consistent with past practice in excess of $100,000 (individually for any project) or $250,000 (in the aggregate);

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

•

sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

•	enter into any written agreement, understanding or arrangement with respect to the voting of equity securities of Hadron Energy;

•

enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any related person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice, and other than in connection with the Interim Period Option Issuance);

•

(a) limit the right of Hadron Energy to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person or (b) grant any exclusive or similar rights to any person, in each case of clause (a) and (b), except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the business of Hadron Energy;

•	voluntarily terminate any design certification, pre-application, application or standard design approval activities Hadron Energy is currently undertaking with the NRC;

•

enter into, amend, supplement, terminate, or consummate any agreement, arrangement, or transaction relating to the issuance, sale, or placement of any debt or equity securities (including, for the avoidance of doubt, any private placement equity financing of GigCapital7 (although none is presently contemplated), SAFE, convertible note, or similar financing or investment arrangement), or otherwise obtain or agree to obtain any funding or financing; or

•	authorize or agree to do any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in the Business Combination Agreement gives GigCapital7, directly or indirectly, rights to control or direct the business or operations of Hadron Energy prior to the Closing. Prior to the Closing, Hadron Energy will exercise, consistent with the terms and conditions of the Business Combination Agreement and subject to GigCapital7’s rights set forth therein, complete control and supervision over its business, assets and operations.

Conduct of Business of GigCapital7

GigCapital7 has agreed that during the Interim Period, subject to certain specified exceptions, including as set forth in the Business Combination Agreement, or as is required by applicable law or any governmental authority, or as consented to by Hadron Energy in writing (which consent will not be unreasonably withheld, conditioned or delayed), it will:

•	conduct its business, in all material respects, in the ordinary course of business; and

•	preserve intact, in all material respects, its business.

During the Interim Period, GigCapital7 also agreed not to, subject to certain specified exceptions, including as set forth in the Business Combination Agreement, or as is required by applicable law or any governmental authority, or as consented to by Hadron Energy in writing (which consent will not be unreasonably withheld, conditioned or delayed):

•	amend, waive or otherwise change, in any material respect, its organizational documents;

•

other than pursuant to the Sponsor Support Agreement, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its units or other equity securities or other securities of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities;

•

split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

•

except for (a) indebtedness necessary to effectuate the Domestication, (b) indebtedness necessary to amend GigCapital7’s organizational documents to extend the period to consummate an initial business combination as set forth therein, (c) indebtedness to provide working capital to GigCapital7 through such period (including payables incurred but not yet paid by GigCapital7 as reported in GigCapital7’s reports filed with the SEC), and (d) indebtedness incurred in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of GigCapital7, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;

•

(a) make, change or rescind any material election relating to taxes, (b) commence, settle or compromise any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other legal proceeding relating to a material amount of taxes, (c) file any amended income tax or other material tax return, (d) surrender or allow to expire any right to claim a refund of a material amount of taxes, (e) change (or request to change) any method of accounting for tax purposes, (f) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of income taxes or other material taxes may be issued or in respect of any income taxes or other material tax attribute that would give rise to any claim or assessment of taxes of or with respect to GigCapital7, (g) enter into any “closing agreement” as described in Section 7121 of the Code or any other agreement or arrangement with any governmental authority, in each case except as required by applicable law, (h) enter into any tax indemnity agreement, tax sharing agreement or tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of taxes) with respect to taxes, or (i) fail to pay any material amount of taxes when due;

•

knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the relevant portions of the Merger from qualifying for their respective intended tax treatments;

•	amend, waive or otherwise change the Trust Agreement;

•

terminate, waive or assign any material right under any material contract of GigCapital7 or any contract with any broker, finder, financial advisor or investment banker, or make any discretionary payments under any such contract;

•

enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any officer, director, employee, trustee or beneficiary of Hadron Energy or its subsidiaries or any immediate family member of the foregoing;

•	establish any subsidiary;

•

engage in any activities or business, other than activities or business (a) currently conducted by GigCapital7 or Merger Sub as of the Signing Date, (b) in connection with or incident to GigCapital7’s or Merger Sub’s organization, incorporation, or continuing corporate existence or (c) that are administrative and immaterial in nature;

•

fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

•	make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or PCAOB standards;

•

waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the transactions contemplated thereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, GigCapital7 or Merger Sub) not in excess of five hundred thousand dollars ($500,000) (individually or in the aggregate);

•

acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

•	make capital expenditures (excluding for the avoidance of doubt, incurring any ordinary course administrative costs and expenses);

•

adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the transactions contemplated by the Business Combination Agreement);

•

except for such indebtedness as is necessary to effectuate the Domestication and amend GigCapital7’s organizational documents to extend the period to consummate an initial business combination of GigCapital7 set forth in GigCapital7’s organizational documents and to provide working capital to GigCapital7 through such period (including for such payables as have been incurred but not paid by GigCapital7 as reported in GigCapital7 reports filed with the SEC), voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of five hundred thousand dollars ($500,000) individually or one million dollars ($1,000,000) in the aggregate (excluding the incurrence of any ordinary course administrative costs and expenses incurred in connection with the consummation of the transactions contemplated by the Business Combination Agreement, including legal or accounting (including any private placement equity financing of GigCapital7, although none is presently contemplated)) other than pursuant to the terms of a contract in existence as of the Signing Date or entered into in the ordinary course of business or in accordance with the terms of the Business Combination Agreement during the Interim Period;

•

sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

•	grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of GigCapital7; or

•	authorize or agree to do any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in the Business Combination Agreement gives Hadron Energy, directly or indirectly, rights to control or direct the business or operations of GigCapital7 prior to the Closing. Prior to the Closing, GigCapital7 will exercise, consistent with the terms and conditions of the Business Combination Agreement and subject to Hadron Energy’s rights set forth therein, complete control and supervision over its business, assets and operations.

Covenants of Hadron Energy

Pursuant to the Business Combination Agreement, Hadron Energy has agreed, among other things, to:

•

as soon as reasonably practicable following the Signing Date, but in no event later than October 31, 2025, deliver to GigCapital7 (i) audited balance sheet and statement of operations, comprehensive loss, stockholders’ equity and cash flows of Hadron Energy as of and for the for the period of July 8, 2024 (date of inception) through December 31, 2024, together with the auditor’s reports thereon, and (ii) reviewed balance sheet and statement of operations, comprehensive loss, stockholders’ equity and cash flows of Hadron Energy as of and for the period ended June 30, 2025, in each case which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “PCAOB Financial Statements”);

•

by November 15, 2025, deliver to GigCapital7 the reviewed balance sheet and statement of operations, comprehensive loss, stockholders’ equity and cash flows of the Company as of and for the period ended September 30, which comply in all material respects with the applicable accounting requirements (the “Interim Financial Statements”);

•

while it is in possession of material nonpublic information, not purchase or sell any securities of GigCapital7 (unless otherwise explicitly contemplated in the Business Combination Agreement), communicate such information to any third party (other than (x) to persons for the purpose of seeking consents related to the transactions contemplated by the Business Combination Agreement or (y) persons subject to confidentiality restrictions in favor of Hadron Energy), take any other action with respect to GigCapital7 in violation of such laws, or cause or encourage any third party to do any of the foregoing;

•

during the Interim Period, promptly notify GigCapital7 of certain matters, including (i) notices or other written communications from third parties (including any governmental authority) alleging that a consent may be required in connection with the Business Combination or alleging non-compliance with law, (ii) notices or other written communications from any governmental authority in connection with the Business Combination, and (iii) the commencement or written threat of any litigation with respect to the consummation of the transactions contemplated by the Business Combination Agreement; and

•

during the Interim Period, keep GigCapital7 reasonably apprised of the status of matters relating to the NRC’s review of Hadron Energy’s activities by furnishing GigCapital7 with copies of material notes, inspections, audit requests and other material communications received by Hadron Energy from the NRC and, upon reasonable request by GigCapital7, provide oral summaries of material meetings (including via teleconference or videoconference) between Hadron Energy and the NRC.

Covenants of GigCapital7

Pursuant to the Business Combination Agreement, GigCapital7 has agreed, among other things, to:

•

During the Interim Period, keep current all of its public filings with the SEC (after giving effect to all applicable extension periods) and otherwise comply in all material respects with applicable securities laws and will use its reasonable best efforts prior to the Closing to maintain the listing of the GigCapital7 Class A Ordinary Shares and the warrants of GigCapital7 on Nasdaq; provided, that (a) if GigCapital7 fails to timely file any public filing with the SEC, such failure will not be a breach of the covenants under the Business Combination Agreement provided such public filing is made before the effectiveness of the registration statement of which this proxy statement/prospectus forms a part or the earlier termination of the Business Combination Agreement (even though such filing is late) and such late filing does not have a material adverse impact on the consummation of the Business Combination and (b) from and after the Closing, the parties intend to list on Nasdaq only the Domesticated GigCapital7 Common Stock and the Domesticated GigCapital7 Warrants;

•

Upon satisfaction or waiver of the conditions to Closing set forth in the Business Combination Agreement and provision of notice thereof to Continental (which notice GigCapital7 will provide to Continental in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, GigCapital7 (A) will cause any documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be delivered and (i) will use its reasonable best efforts to cause Continental to, and Continental will be obligated to (A) pay as and when due all amounts payable to the Public Shareholders pursuant to the redemption, (B) pay the amounts due to the underwriters of GigCapital7’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement, (C) pay the amounts due to the Sponsor, directors and officers of GigCapital7 as repayment of unpaid GigCapital7 liabilities, (D) pay the Purchaser Transaction Costs and the Company Transaction Costs (as defined in the Business Combination Agreement), (E) pay all income tax or other tax obligations of GigCapital7 prior to the Closing, and (F) pay all remaining amounts then available in the Trust Account to GigCapital7 for immediate use, subject to the Business Combination Agreement and the Trust Agreement, and (b) thereafter, the Trust Account will terminate, except as expressly provided in the Trust Agreement;

•

Prior to the Closing Date, approve and adopt the New Equity Incentive Plan, in a form to be mutually agreed upon between GigCapital7 and Hadron Energy, that, once adopted, will provide for grants of equity and equity-based awards to eligible service providers. The New Equity Incentive Plan will have an initial share reserve for new awards to be issued thereunder equal to ten percent (10%) of Domesticated GigCapital7’s fully diluted outstanding shares immediately following the Effective Time and will include an “evergreen” provision pursuant to which, on the first day of each calendar year beginning with the first full calendar year following the Effective Time, the share reserve automatically increases by five percent (5%) of the total number of outstanding shares (on a fully diluted basis) on such date, unless otherwise determined by the post-Closing board of directors. The New Equity Incentive Plan is to be submitted for shareholder approval as part of the Condition Precedent Proposals;

•

Prior to the Closing Date, GigCapital7 will approve and adopt the New Equity Incentive Plan, in a form to be mutually agreed upon between GigCapital7 and Hadron Energy, that, once adopted, will provide for grants of equity and equity-based awards to eligible service providers. The New Equity Incentive Plan will have an initial share reserve for new awards to be issued thereunder equal to ten percent (10%) of the Domesticated GigCapital7’s fully diluted outstanding shares immediately following the Effective Time, as mutually agreed between GigCapital7 and Hadron Energy based upon benchmarking against peer companies and in consultation with an independent outside compensation advisor;

•

Subject to receipt of the required shareholder approval of the Condition Precedent Proposals, at least two (2) Business Days prior to the Closing, cause the Domestication to become effective in accordance with applicable law, any applicable rules and regulations of the SEC and Nasdaq, and GigCapital7’s organizational documents, including by (a) filing with the Delaware Secretary of State a Certificate of Corporate Domestication with respect to the Domestication, together with GigCapital7’s charter upon Domestication, in each case, in accordance with the provisions thereof and applicable law, and (b) completing, making and procuring all filings required to be made under Cayman Islands law in connection with the Domestication;

•

Use its reasonable best efforts to satisfy or cause to be satisfied the conditions of the closing obligations contained in any PIPE Subscription Agreements (as defined in the Business Combination Agreement) and consummate the transactions contemplated thereby, including using its reasonable best efforts to enforce its rights, as applicable, under such PIPE Subscription Agreements to cause the other parties to such PIPE Subscription Agreement to pay to (or as directed by) GigCapital7 the applicable purchase price under such PIPE Subscription Agreement in accordance with its terms. Unless otherwise approved in writing by each of GigCapital7 and Hadron Energy, neither GigCapital7 nor Hadron Energy will, following execution of any PIPE Subscription Agreement, amend, modify, supplement, waive or terminate, or agree or consent to amend, modify, supplement, waive or terminate (the approval from GigCapital7 or Hadron Energy, not to be unreasonably withheld, conditioned or delayed), any provision or remedy under, or any replacement of, such PIPE Subscription Agreement, other than any assignment or transfer contemplated in or expressly permitted by such PIPE Subscription Agreement. Each of GigCapital7 and Hadron Energy, as applicable, will give the other party prompt written notice: (a) of the receipt of any request from any other party to any PIPE Subscription Agreement for an amendment to, modification of, supplement to, waiver under or termination of such PIPE Subscription Agreement; (b) of any breach or default to the Knowledge of such party that (or any event or circumstance that, to the Knowledge of such party, with or without notice, lapse of time or both) would give rise to any breach or default, by any party to any PIPE Subscription Agreement; (c) of the receipt by such party of any written notice or other written communication with respect to any actual or potential threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of any PIPE Subscription Agreement by another party thereto; and (d) if such party does not expect to receive all or any portion of the applicable purchase price under any PIPE Subscription Agreement in accordance with its terms; and

•

Within one hundred and twenty (120) days following the Closing, implement a compliance program, including the adoption and implementation of adequate risk-based policies and procedures reasonably designed in accordance with industry best practices and applicable published U.S. governmental guidance, including U.S. Department of Justice guidance on corporate compliance programs, to ensure compliance with applicable anti-bribery laws, the False Claims Act, applicable federal and state anti-kickback laws and sanctions laws and international trade laws.

Joint Covenants of Hadron Energy and GigCapital7.

In addition, each of Hadron Energy and GigCapital7 has agreed, among other things:

•

During the Interim Period, each of GigCapital7 and Hadron Energy will not, and will cause its representatives to not, without the prior written consent of Hadron Energy and GigCapital7, directly or indirectly, (a) solicit, assist, initiate, engage or facilitate the making, submission or announcement of, or intentionally encourage, any acquisition proposal, (b) furnish any non-public information regarding such party or its affiliates or their respective businesses, operations, assets, liabilities, financial condition, prospects or employees to any person or group (other than a party to the Business Combination Agreement or their respective representatives) in connection with or in response to an acquisition proposal, (c) engage or participate in discussions or negotiations with any person or group with respect to, or that could reasonably be expected to lead to, an acquisition proposal, (d) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any acquisition proposal, or (e) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any acquisition proposal.

•

During the Interim Period, GigCapital7 and Hadron Energy will give prompt notice to the other if such party or its affiliates: (a) receives any notice or other communication in writing from any third party (including any governmental authority) alleging that (i) the consent of such third party is or may be required in connection with the transactions contemplated by the Business Combination Agreement or (ii) any non-compliance with any law by either Hadron Energy or GigCapital7 or its affiliates;

(b) receives any notice or other communication from any governmental authority in connection with the transactions contemplated by the Business Combination Agreement; or (c) becomes aware of the commencement or threat, in writing, of any legal proceeding against either Hadron Energy or GigCapital7 or any of its affiliates, or any of their respective properties or assets, or, to the Knowledge (as defined in the Business Combination Agreement) of such party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such party or of its affiliates, in each case, with respect to the consummation of the transactions contemplated by the Business Combination Agreement.

•

Notify the other as promptly as practicable (and in any event within two (2) Business Days) in writing of the receipt by such party or any of its representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any acquisition proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an acquisition proposal, specifying in each case the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information, and keep the other promptly informed of the status of any such matters; and during the Interim Period, each of Hadron Energy and GigCapital7 will, and will cause its representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any person with respect to any acquisition proposal and will, and will direct its representatives to, cease and terminate any such solicitations, discussions or negotiations.

•

Subject to the terms and conditions of the Business Combination Agreement, each of Hadron Energy and GigCapital7 will use its reasonable best efforts, and will cooperate fully with the other parties to the Business Combination Agreement, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Business Combination Agreement (including the receipt of all applicable consents of governmental authorities) and to comply as promptly as practicable with all requirements of governmental authorities applicable to the transactions contemplated by the Business Combination Agreement, including making any required filings and complying with the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

•

As promptly as practicable after the Signing Date and receipt by GigCapital7 of the PCAOB Financial Statements, the Interim Financial Statements and any other audited or unaudited financial statements of Hadron Energy that are required by applicable law to be included in the proxy statement/prospectus, (x) Hadron Energy and GigCapital7 will jointly prepare and GigCapital7 will file with the SEC, mutually acceptable materials (such agreement not to be unreasonably withheld, conditioned or delayed by GigCapital7 or Hadron Energy) that will include the proxy statement to be filed with the SEC and sent to GigCapital7’s shareholders relating to the extraordinary general meeting, and (y) GigCapital7 will prepare (with Hadron Energy’s and its representatives’ reasonable cooperation) and file with the SEC the registration statement of which this proxy statement/prospectus forms a part in connection with the registration under the Securities Act of Domesticated GigCapital7 Common Stock issuable in connection with the Merger.

•

Each of Hadron Energy and GigCapital7 will use its reasonable best efforts to cause the registration statement of which this proxy statement/prospectus forms a part to comply with the rules and regulations promulgated by the SEC, to have the registration statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the registration statement effective as long as is necessary to consummate the transactions contemplated by the Business Combination Agreement.

•

Each of Hadron Energy and GigCapital7 agree that for a period of six (6) years from the Closing Date, each of them will, and will cause GigCapital7, Merger Sub and Hadron Energy to, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of any D&O Indemnified Party of GigCapital7’s, Merger Sub’s and Hadron Energy’s organizational documents as in effect immediately prior to the Closing Date or in any indemnification agreements of GigCapital7, Merger Sub or any of Hadron Energy or any of its subsidiaries, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date, and the parties will, and will cause GigCapital7, Merger Sub and Hadron Energy to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any legal proceedings pending or asserted or any claim made within such period will continue until the disposition of such legal proceedings or resolution of such claim. From and after the Closing Date, GigCapital7 will cause Hadron Energy to honor, in accordance with their respective terms, each of the covenants described in this bullet without limit as to time.

•

Hadron Energy and GigCapital7 will use commercially reasonable efforts to cause each of the individuals specified in the Disclosure Letter provided by Hadron Energy to enter into an employment agreement between such individual and GigCapital7 (or a subsidiary thereof), in each case, to become effective as of the Closing, and upon terms to be agreed to by Hadron Energy, GigCapital7 and such individual prior to the effectiveness of the registration statement of which this proxy statement/prospectus forms a part; and

•

Hadron Energy and GigCapital7 will take all necessary action, including GigCapital7 causing the directors of GigCapital7 to resign, so that effective as of the Closing, the board of Domesticated GigCapital7 will consist of eight (8) individuals, comprised as follows: three (3) directors designated by Hadron Energy prior to the Closing, at least one (1) of whom shall qualify as an “independent director” under Nasdaq rules, and each of whom shall be reasonably acceptable to Domesticated GigCapital7; three (3) directors designated by GigCapital7 prior to the Closing, all of whom shall qualify as “independent directors” under Nasdaq rules, and each of whom shall be reasonably acceptable to Hadron Energy, with one (1) such director serving as Chairman of the Post-Closing Board; provided, that, subject to such qualification as an independent director, Dr. Avi Katz shall be entitled to serve as one such director and as the Chairman of the Post-Closing Board, and Dr. Raluca Dinu shall be entitled to serve as another such director; and two (2) industry expert directors mutually agreed upon by Hadron Energy and GigCapital7 prior to the Closing. The composition of the Post-Closing Board shall satisfy independence under applicable law and the relevant rules and regulations of Nasdaq such that a majority of the members of the Post-Closing Board will be independent under applicable law and the relevant rules and regulations of Nasdaq and other requirements of Nasdaq. At or prior to the Closing, Hadron Energy, if requested, and GigCapital7 will provide each initial director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, Hadron Energy and GigCapital7.

Closing and Effective Time of the Business Combination

Subject to the satisfaction or waiver of the closing conditions specified in the Business Combination Agreement, the consummation of the transactions contemplated by the Business Combination Agreement (other than those transactions that by their nature are to be satisfied prior to the Closing) will take place (a) electronically by the mutual electronic exchange of documents and signatures (including portable document format (.pdf)) at a time and date to be specified in writing by GigCapital7, Hadron Energy and Merger Sub, which date will be no later than the third (3rd) Business Day after all the closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or (b) at such other date, time or place (including remotely) as GigCapital7 and Hadron Energy may agree.

Closing Conditions

The consummation of the Business Combination Agreement is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions set forth below. Therefore, unless these conditions are waived (to the extent they can be waived) by the applicable parties to the Business Combination

Agreement, the Business Combination may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provisions of the Business Combination Agreement.

Conditions to the Obligations of Each Party

The consummation of the Business Combination is conditioned upon the satisfaction or waiver of certain customary closing conditions by each of the parties, including among other things:

•	the approval of each Condition Precedent Proposal will have been obtained;

•

no governmental authority will have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the transactions or agreements contemplated by the Business Combination Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by the Business Combination Agreement;

•

the registration statement of which this proxy statement/prospectus forms a part will have been declared effective under the Securities Act by the SEC and will remain effective as of the Closing, and no stop order or similar order suspending the effectiveness of the registration statement of which this proxy statement/prospectus forms a part will have been issued and be in effect with respect to the registration statement of which this proxy statement/prospectus forms a part and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

•

the shares of Domesticated GigCapital7 Common Stock to be issued in connection with the Business Combination will be conditionally approved for listing upon the Closing on Nasdaq subject to any requirement to have a sufficient number of round lot holders of the Domesticated GigCapital7 Common Stock (provided that such condition will not apply to the extent the shares of Domesticated GigCapital7 Common Stock have not been conditionally approved for listing due to a failure to meet any “market value of publicly held securities” or similarly titled requirement as a result of Hadron Energy not permitting a sufficient number of shares of Domesticated GigCapital7 Common Stock to be issued to non-affiliates pursuant to the Business Combination Agreement to be excluded from lock-up or other contractual restriction);

•

the waiting period (and any extensions thereof) under the HSR Act (as defined in the Business Combination Agreement) and any other Antitrust Laws (as defined in the Business Combination Agreement) has expired or has been terminated and any approval required under any other Antitrust Laws has been obtained; and

•

Hadron Energy shall have no outstanding indebtedness for borrowed money, and all current debts, if any, shall have been paid in full, discharged, or otherwise satisfied or cancelled prior to the Closing, such that Hadron Energy’s balance sheet as of the Closing reflects no indebtedness for borrowed money, other than (i) trade payables and accrued expenses incurred in the ordinary course of business, and (ii) as otherwise agreed in writing by GigCapital7.

Conditions to the Obligations of Hadron Energy

The obligations of Hadron Energy to consummate and effect the Business Combination are subject to the satisfaction or waiver of each of the following additional conditions at or prior to the Closing, any one (1) or more of which may be waived in writing exclusively by Hadron Energy:

•

All of the representations and warranties of GigCapital7 and Merger Sub set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of GigCapital7 pursuant thereto will be true and correct on and as of the date of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for (a) those representations and warranties that address matters only as of a particular date (which representations and warranties will have been accurate as of such date), and (b) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or GigCapital7 Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a GigCapital7 Material Adverse Effect;

•

GigCapital7 and Merger Sub will have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under the Business Combination Agreement to be performed or complied with by them on or prior to the Closing Date;

•	no GigCapital7 Material Adverse Effect will have occurred since the Signing Date that is continuing;

•

the Domestication will have been completed as provided in the Business Combination Agreement and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto will have been delivered to Hadron Energy;

•	GigCapital7 will have made appropriate arrangements to have the net proceeds remaining in the Trust Account (after giving effect to all Redemptions) available to GigCapital7 at the Closing;

•

after giving effect to the transactions contemplated by the Business Combination Agreement (including any private placement equity financing of GigCapital7, although none is presently contemplated), GigCapital7 will have at least five million and one dollars ($5,000,001) of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time;

•	as of the Closing, the Available Closing SPAC Cash (as defined in the Business Combination Agreement) will not be less than twenty million dollars ($20,000,000);

•	all actions have been taken such that the Domesticated GigCapital7 board will be constituted of the directors contemplated by the Business Combination Agreement;

•

GigCapital7 will have delivered to Hadron Energy a certificate, signed by an executive officer of GigCapital7 and dated as of the Closing Date, certifying as to the matters described in the Business Combination Agreement;

•

GigCapital7 will have delivered to Hadron Energy a certificate from its secretary or other executive officer certifying as to, and attaching, (a) copies of GigCapital7’s and Merger Sub’s organizational documents as in effect as of the Closing Date (after giving effect to the Domestication) and (b) the resolutions of GigCapital7’s and Merger Sub’s board of directors authorizing and approving the execution, delivery and performance of the Business Combination Agreement and each of the ancillary documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated thereby; and

•

GigCapital7 will have delivered, or caused to be delivered, all of the certificates, instruments, contracts, and other documents specified to be delivered by it under the Business Combination Agreement, duly executed by GigCapital7 (as applicable).

Conditions to the Obligations of GigCapital7 and Merger Sub

The obligations of GigCapital7 and Merger Sub to consummate and effect the Business Combination are subject to the satisfaction or waiver of each of the following additional conditions at or prior to the Closing, any one (1) or more of which may be waived in writing exclusively by GigCapital7.

•

All of the representations and warranties of Hadron Energy set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of Hadron Energy pursuant thereto will be true and correct on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for (a) those representations and warranties that address matters only as of a particular date (which representations and warranties will have been accurate as of such date), and

(b) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

•

Hadron Energy will have performed in all material respects all of its obligations and complied in all material respects with all of the agreements and covenants under the Business Combination Agreement (other than the requirement to provide the PCAOB Financial Statements and the Interim Financial Statements by the specified deadlines) to be performed or complied with by it on or prior to the Closing Date;

•	no Company Material Adverse Effect will have occurred with respect to Hadron Energy, since the date of the Business Combination Agreement that is continuing;

•

Hadron Energy having not received from the NRC any formal written communication that would (a) have a material and adverse impact on the ability of Hadron Energy to consummate the Merger, or (b) prevent Hadron Energy from continuing its regulatory engagement with the NRC;

•

all outstanding SAFEs shall have been amended and converted into shares of Hadron Energy Common Stock in accordance with Section 2.02(b) of the Business Combination Agreement, and no SAFEs shall remain outstanding as of immediately prior to the Effective Time;

•

Hadron Energy will have delivered to GigCapital7 a certificate, signed by an executive officer of Hadron Energy and dated as of the Closing Date, certifying as to the matters described in the Business Combination Agreement;

•

Hadron Energy will have delivered to GigCapital7 a certificate executed by Hadron Energy’s secretary certifying as to the validity and effectiveness of, and attaching, (a) copies of Hadron Energy’s organizational documents as in effect as of the Closing Date (immediately prior to the Closing) and (b) the requisite resolutions of Hadron Energy’s board of directors authorizing and approving the execution, delivery and performance of the Business Combination Agreement and each ancillary document to which Hadron Energy is or is required to be a party or bound, and the consummation of the Business Combination; and

•

Hadron Energy will have delivered, or caused to be delivered, all of the certificates, instruments, contracts and other documents specified to be delivered by it under the Business Combination Agreement, duly executed by Hadron Energy (as applicable).

Termination; Effectiveness

Hadron Energy and GigCapital7 are able to terminate the Business Combination Agreement by mutual written consent. Additionally, either Hadron Energy or GigCapital7 may terminate the Business Combination Agreement:

•

by written notice if any of the conditions to the Closing set forth in the Business Combination Agreement have not been satisfied or waived by the Outside Date; provided, however, the right to terminate the Business Combination Agreement will not be available to a party if the breach or violation by such party or its affiliates of any representation, warranty, covenant or obligation under the Business Combination Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

•

by written notice if a governmental authority of competent jurisdiction will have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; provided, however, that the right to terminate the Business Combination Agreement will not be available to either Hadron Energy or GigCapital7 if the failure by it or its affiliates to comply with any provision of the Business Combination Agreement has been a substantial cause of, or substantially resulted in, such action by such governmental authority; or

•

by written notice if the Purchaser Shareholders’ Meeting (as defined in the Business Combination Agreement) has been held (including any adjournment or postponement thereof), has concluded, the shareholders of GigCapital7 have duly voted, and the Purchaser Shareholder Approval (as defined in the Business Combination Agreement) was not obtained.

Hadron Energy may terminate the Business Combination Agreement:

•	if the board of directors of GigCapital7 modifies its recommendation that shareholders vote “FOR” each of the Condition Precedent Proposals;

•

by written notice if (a) there has been a breach by GigCapital7 or Merger Sub of any of their representations, warranties, covenants or agreements in the Business Combination Agreement, or any such representation or warranty has become untrue or inaccurate, in each case resulting in a failure of a condition set forth in the Business Combination Agreement to be satisfied, and (b) such breach or inaccuracy is incapable of being cured or is not cured within the earlier of twenty (20) days after written notice thereof or the Outside Date; provided that Hadron Energy will not have the right to terminate if it is then in material uncured breach of the Business Combination Agreement; or

•

by written notice if (a) all conditions set forth in the Business Combination Agreement applicable to GigCapital7’s obligations (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied if the Closing Date were the date of such termination) have been, and continue to be, satisfied or waived, (b) GigCapital7 fails to consummate the Transactions on or prior to the day when the Closing is required to occur, (c) Hadron Energy has irrevocably confirmed in writing to GigCapital7 that it is ready, willing and able to consummate the Closing, and (d) GigCapital7 fails to effect the Closing within ten (10) Business Days following delivery of such confirmation.

GigCapital7 may terminate the Business Combination Agreement:

•	if there has been a Company Board Recommendation Change (as defined in the Business Combination Agreement);

•

by written notice if (a) there has been a breach by Hadron Energy of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of such parties will have become untrue or inaccurate, in any case, which would result in a failure of certain specified conditions set forth in the Business Combination Agreement to be satisfied (treating the Closing Date for such purposes as the date of the Business Combination Agreement or, if later, the date of such breach), and (b) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (i) twenty (20) days after written notice of such breach or inaccuracy is provided to Hadron Energy or (ii) the Outside Date; provided, that GigCapital7 will not have the right to terminate the Business Combination Agreement pursuant to the Business Combination Agreement if at such time GigCapital7 is in material uncured breach of the Business Combination Agreement; or

•

by written notice if (a) all the conditions set forth in the Business Combination Agreement have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which will be capable of being satisfied if the Closing Date were the date of such termination), (b) Hadron Energy fails to consummate the transactions contemplated by the Business Combination Agreement on or prior to the day when the Closing is required to occur pursuant to the Business Combination Agreement, (c) GigCapital7 will have irrevocably confirmed in writing to Hadron Energy that it is ready, willing and able to consummate the Closing and (d) Hadron Energy fails to effect the Closing within ten (10) Business Days following delivery of such confirmation.

Upon a valid termination pursuant to the Business Combination Agreement, the agreement will become void and have no effect, and there will be no liability on the part of any party or its representatives, and all rights and obligations will cease, except that specified provisions, including Section 6.15 (Public Announcements), Section 6.16 (Confidential Information), Article IX (Miscellaneous) and the “Effect of Termination” provision, will survive termination, and nothing will relieve any party from liability for any willful breach of any representation, warranty, covenant or obligation under the Business Combination Agreement or any Fraud Claim prior to termination.

Waiver and Amendments

At any time prior to Closing, any party to the Business Combination Agreement may, by action taken by its board of directors or other duly authorized persons (a) extend the time for the performance of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties (of the other party thereto) that are contained in the Business Combination Agreement or (c) waive compliance by the other parties thereto with any of the agreements or conditions contained in the Business Combination Agreement. Any extension or waiver must be set forth in a written instrument signed by the party granting such extension or waiver. The Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by GigCapital7 and Hadron Energy.

Specific Performance

GigCapital7 and Hadron Energy agree that irreparable damage would occur if any provision of the Business Combination Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each party will be entitled to seek an injunction or restraining order to prevent breaches and to seek specific enforcement of the terms and provisions of the Business Combination Agreement, without the requirement to post any bond or other security or to prove that money damages would be inadequate, in addition to any other right or remedy to which such party may be entitled under the Business Combination Agreement, at law or in equity.

Governing Law; Consent to Jurisdiction

The Business Combination Agreement is governed by the laws of the State of Delaware. The parties to the Business Combination Agreement have irrevocably submitted to the exclusive jurisdiction of federal and state courts located in the State of Delaware.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement (the “Related Agreements”), but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders of GigCapital7 and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Registration Rights Agreement

At the Closing, GigCapital7, the Sponsor and the holder parties thereto will enter into the Registration Rights Agreement, pursuant to which, among other things, the Sponsor, certain Hadron Stockholders and the other parties thereto will be entitled to customary piggyback registration rights and demand registration rights, on the terms and subject to the conditions therein, with respect to securities of Domesticated GigCapital7 that they will hold following the Business Combination.

Transaction Support Agreement

On September 27, 2025, the Supporting Company Stockholders executed and delivered to GigCapital7 a Transaction Support Agreement, pursuant to which each such Supporting Company Stockholder agreed to, among other things, support and vote in favor of the Business Combination Agreement, the Merger and the Transactions. The Supporting Company Stockholders have further agreed, subject to the Closing, to the termination of any of their rights under the Hadron Bylaws or any letter agreement providing for redemption rights, put rights, purchase rights, or similar rights that are not generally available to all stockholders, effective immediately prior to the Closing, and agree that prior thereto, the Supporting Company Stockholders will not exercise such rights in any manner inconsistent with the Business Combination Agreement or otherwise reasonably likely to interfere with, delay, impede, frustrate or prevent the consummation of the Merger.

The Transaction Support Agreement restricts the Supporting Company Stockholders from directly or indirectly, (a) selling, assigning, transferring (including by operation of law), creating any lien or pledge, disposing of, or otherwise encumbering any of the shares or otherwise, or agreeing to do any of the foregoing, except if pursuant to the Business Combination Agreement or to another stockholder bound by the terms of the Transaction Support Agreement; (b) depositing any shares into a voting trust or entering into a voting agreement or arrangement or granting any proxy or power of attorney with respect thereto that is inconsistent with the Transaction Support Agreement; and (c) entering into any contract, option or other arrangement or undertaking with respect to the direct acquisition or sale, assignment, transfer or other disposition of any shares, except as set forth in the Business Combination Agreement or the Transaction Support Agreement.

On January 19, 2026, Samuel Gibson, Hadron Energy’s Founder and Chief Executive Officer, transferred an aggregate of 1,750 shares of Hadron Common Stock to Dr. Avi S. Katz (875 shares) and Dr. Raluca Dinu (875 shares) as consideration for services provided to Mr. Gibson in facilitating a SAFE investment for Hadron Energy. The transfer was effective upon execution of the transfer agreement and the required joinder under the Transaction Support Agreement.

Sponsor Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, GigCapital7, the Sponsor and Hadron Energy entered into the Sponsor Support Agreement pursuant to which the Sponsor agreed to, among other things, to vote, or cause to be voted at GigCapital7 shareholder’s meeting, all of its shares of GigCapital7 Ordinary Shares:

•

in favor of the approval and adoption of the Business Combination and approval of the Merger and all other transactions contemplated by the Business Combination Agreement or, if there are insufficient votes in favor of granting the approval and adoption of the Business Combination Agreement, the Merger and other transactions contemplated by the Business Combination Agreement, in favor of the adjournment or postponement of such meeting of the stockholders of GigCapital7 to a later date;

•

against any business combination agreement or business combination, merger agreement or merger (other than the Business Combination Agreement and the Merger), scheme of arrangement, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by GigCapital7 or any public offering of equity securities of GigCaptial7; (iii) against any change in the business, management or board of directors of GigCapital7 (other than in connection with the Purchaser Shareholder Approval); (iv) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of GigCapital7 under the Business Combination Agreement or that would reasonably be expected to result in the failure of the Merger from being consummated; and (v) in favor of each of the proposals and any other matters necessary or reasonably requested by GigCapital7 for consummation of the Merger and the other transactions contemplated by the Business Combination Agreement; and

•	against (i) any business combination proposal other than with the Company; (ii) any other proposal, action or agreement, including but not limited to, any amendment of the Organizational Documents of

GigCapital7 or any other proposal or transaction involving GigCapital7 or any of its Subsidiaries, which amendment, proposal, transaction or action, in each case, would reasonably be expected to (x) impede, interfere with, delay, postpone or attempt to discourage, frustrate the purpose of, result in the termination or failure to consummate of, prevent or nullify any provision of, the Sponsor Support Agreement, the Business Combination Agreement or any other obligation or agreement in connection with the Business Combination Agreement or any of the Transactions or adversely affect the Merger or any of the Transactions, or (y) result in a breach in any respect of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in the Sponsor Support Agreement, the Business Combination Agreement or any other obligation or agreement in connection with the Business Combination Agreement or the Transactions; and (iii) change in any manner the voting rights of any class of GigCapital7’s share capital.

Pursuant to the Sponsor Support Agreement, except as otherwise contemplated by the Business Combination Agreement or the Sponsor Support Agreement, the Sponsor shall not, directly or indirectly, (a) sell, offer to sell, assign, transfer or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), create any lien or pledge, or otherwise encumber, hedge or utilize a derivative to transfer the economic interest in, or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to any of the foregoing, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, with respect to any of the Sponsor Shares to any Person other than pursuant to the Merger or otherwise agree to do any of the foregoing, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Sponsor Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, (c) deposit any Sponsor Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with the Sponsor Support Agreement or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Sponsor Shares), or enter into any other agreement, with respect to any Sponsor Shares, (d) enter into any contract, option or other arrangement or undertaking requiring the direct acquisition or sale, assignment, transfer or other disposition of any Sponsor Shares, (e) publicly announce any intention to effect any transaction specified in clauses (a) through (d) (the actions specified in (a) through (d), collectively, a “Transfer”), (f) take any action that would make any representation or warranty of Sponsor herein untrue or incorrect, or have the effect of preventing or disabling Sponsor from performing its obligations hereunder, or (g) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of Sponsor’s representations or warranties contained herein untrue or incorrect or would have the effect of preventing or delaying Sponsor from performing any of its obligations hereunder.

The Sponsor Support Agreement terminates upon the earlier to occur of (a) the Closing of the Merger, (b) the termination of the Business Combination Agreement in accordance with its terms, or (c) the time the Sponsor Support Agreement is terminated upon the mutual written agreement of GigCapital7, Hadron Energy, and the Sponsor.

Lock-Up Agreements

At the Closing, the Hadron Stockholders will enter into the Lock-Up Agreement, pursuant to which each Hadron Stockholder agrees with GigCapital7 not to effect any transfer, or make a public announcement of any intention to effect transfer of any Lock-up Securities Beneficially Owned or otherwise held by such Lock-Up Party, as defined in the Lock-up Agreement, from the Closing until the date that is the earliest of (a) six (6) months following the Closing Date; (b) subsequent to the Closing, the date on which the reported closing price of one share of GigCapital7 Common Stock quoted on Nasdaq equals or exceeds eleven dollars and fifty cents ($11.50) per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like occurring after the Closing Date) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing at least ninety (90) days after the Closing Date; and (c) subsequent to the Closing, the date on which

GigCapital7 completes a liquidation, merger, stock exchange or other similar transaction that results in all of GigCapital7’s stockholders having the right to exchange their GigCapital7 securities for cash, securities or other property.

The foregoing description of the Lock-Up Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the terms and conditions of the Lock-Up Agreement, the form of which is filed as Exhibit D to the Business Combination Agreement, filed as Exhibit 2.1 to the registration statement of which this proxy statement/prospectus forms a part, and incorporated by reference herein.

Letter Agreement

On August 28, 2024, GigCapital7, its directors and officers, the Sponsor and the underwriters of GigCapital7’s IPO entered into the Letter Agreement, which contains provisions relating to transfer restrictions of the Founder Shares and Private Placement Warrants, indemnification of the Trust Account, voting obligations, waiver of redemption rights and participation in liquidation distributions from the Trust Account.

Under this Letter Agreement, the Class B Ordinary Shares and Private Placement Warrants and any Class A Ordinary Shares issued upon conversion or exercise thereof are each subject to transfer restrictions pursuant to lock-up provisions in the agreements entered into by the Sponsor and management team. Those lock-up provisions provide that such securities are not transferable or saleable (i) in the case of any Founder Shares or any other Ordinary Shares of GigCapital7 (which are not Offering Shares), as defined in the Letter Agreement, until the earlier of (A) six months after the completion of a Business Combination or (B) the date on which, subsequent to a Business Combination, (x) the last sale price of the Ordinary Shares equals or exceeds $11.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing at least 90 days after a Business Combination, or (y) GigCapital7 completes a liquidation, merger, share exchange or other similar transaction that results in all of GigCapital7’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property, and (ii) in the case of the Private Placement Warrants or any securities underlying the Private Placement Warrants, until 30 days after the completion of our initial business combination. The Letter Agreement contains exceptions to those lock-up provisions, which allow for transfers to be made (a) amongst Sponsor and its Affiliates, to GigCapital7’s executive officers or directors, or to any Affiliate or family member of any of GigCapital7’s executive officers or directors; (b) in the case of an entity, as a distribution to its partners, shareholders or members upon its liquidation; (c) in the case of an individual, (1) by bona fide gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an Affiliate of such person or to a charitable organization, (2) by virtue of the laws of descent and distribution upon death of such person, (3) pursuant to a qualified domestic relations order; (d) in the case of a trust, by distribution to one or more permissible beneficiaries of such trust; (e) by certain pledges to secure obligations incurred in connection with purchases of GigCapital7’s securities; (f) through private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which such securities were originally purchased; (g) to GigCapital7 for no value for cancellation in connection with the consummation of a Business Combination; (h) in the event of GigCapital7’s liquidation prior to the consummation of a Business Combination; (i) by virtue of the laws of the Cayman Islands, by virtue of Sponsor’s memorandum and articles of association or other constitutional, organizational or formational documents, as amended, upon dissolution of the Sponsor, or by virtue of the constitutional, organizational or formational documents of a subsidiary of Sponsor that holds any securities upon liquidation or dissolution of such subsidiary; or (j) in the event of GigCapital7’s completion of a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of GigCapital7’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the completion of GigCapital7’s initial Business Combination; provided, that, in case of clauses (a) through (f), these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other terms described in the Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

Pursuant to the Letter Agreement entered into with GigCapital7, each of our Sponsor, directors and officers have agreed to restrictions on its ability to transfer, assign, or sell the units, as summarized in the table below.

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions
Founder shares	The earlier of (i) six months after the date of the consummation of the Business Combination or (ii) subsequent to the Business Combination, (x) the date on which the last sale price of GigCapital7 Class A Ordinary Shares equals or exceeds $11.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the Business Combination, or (y) the date on which a liquidation, merger, stock exchange or other similar transaction is consummated after the Business Combination which results in all of GigCapital7’s shareholders having the right to exchange their Class B Ordinary Shares for cash, securities or other property.	GigAcquisitions7 Corp. Dr. Avi S. Katz Dr. Raluca Dinu Christine M. Marshall Raanan I. Horowitz Ambassador Adrian Zuckerman Darius Moshfeghi

Transfers permitted (a) amongst Sponsor and its Affiliates, to GigCapital7’s executive officers or directors, or to any affiliate or family member of any of GigCapital7’s executive officers or directors, (b) in the case of an entity, as a distribution to its partners, shareholders or members upon its liquidation, (c) in the case of an individual, (1) by bona fide gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization, (2) by virtue of the laws of descent and distribution upon death of such person, (3) pursuant to a qualified domestic relations order, (d) in the case of a trust, by distribution to one or more permissible beneficiaries of such trust, (e) by certain pledges to secure obligations incurred in connection with purchases of GigCapital7’s securities, (f) through private sales or transfers made in connection with the consummation of the Business Combination at prices no greater than the price at which such securities were originally purchased, (g) to GigCapital7 for no value for cancellation in connection with the consummation of the

Business Combination, (h) in the event of GigCapital7’s liquidation prior to the

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions
consummation of the Business combination; (i) by virtue of the laws of the Cayman Islands, by virtue of Sponsor’s memorandum and articles of association or other constitutional, organizational or formational documents, as amended, upon dissolution of the sponsor, or by virtue of the constitutional, organizational or formational documents of a subsidiary of the Sponsor that holds any such securities, upon liquidation or dissolution of such subsidiary; or (j) in the event of GigCapital7’s completion of a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of GigCapital7’s shareholders having the right to exchange their ordinary shares for cash, securities or other property subsequent to the completion of the Business Combination; provided, that, in case of clauses (a) through (f), these permitted transferees must enter into a written agreement with GigCapital7 agreeing to be bound by the transfer restrictions and other terms described in the Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

Private Placement Warrants (including underlying securities)	Thirty days after the completion of the Business Combination	GigAcquisitions7 Corp. Dr. Avi S. Katz Dr. Raluca Dinu Christine M. Marshall Raanan I. Horowitz Ambassador Adrian Zuckerman Darius Moshfeghi	Same as above.

Background of the Business Combination

GigCapital7 is a private-to-public equity (PPE) company, also known as special purpose acquisition company (SPAC) that was incorporated in May 2024, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The business combination is the result of an extensive search for a potential transaction, whereby GigCapital7 evaluated potential targets utilizing GigCapital7’s network and the investing, operating and transaction experience of the Sponsor, independent hired global matter-expert, GigCapital7’s management team, and members of the GigCapital7 Board. The terms of the business combination are the result of arm’s-length negotiations between representatives of GigCapital7 and representatives of Hadron Energy over the course of approximately six (6) weeks. The following is a brief discussion of the background of these negotiations, the Business Combination Agreement and Business Combination.

On August 28, 2024, GigCapital7 initial public offering was declared effective.

On August 30, 2024, GigCapital7 completed the sale of 20,000,000 GigCapital7 Units in its initial public offering.

Prior to the consummation of the GigCapital7 IPO, neither GigCapital7, nor anyone on its behalf, contacted any prospective target business or held any substantive discussions, formal or otherwise, with respect to a transaction with GigCapital7.

After completion of the GigCapital7 IPO, GigCapital7’s officers and directors associated with its network for global advisors, brokers and bankers, commenced an active search for prospective businesses or assets to acquire in its initial business combination. GigCapital7 management reviewed self-generated ideas from GigCapital7’s management team, board, and advisory groups; explored ideas with the underwriters from the IPO; considered transactions sourced through various investment banking and advisory firms; and contacted, and were contacted by, a number of individuals and entities with respect to numerous business combination opportunities, including financial advisors and companies in a diverse range of sectors. GigCapital7’s officers and directors and their affiliates and global wide network of advisors actively searched for and brought business combination targets to GigCapital7’s attention.

In evaluating potential businesses and assets to acquire, GigCapital7, together with the Sponsor and their advisors, surveyed the landscape of potential acquisition opportunities based on their knowledge of, and familiarity with, the mergers and acquisitions (“M&A”) marketplace. In general, GigCapital7 looked for acquisition targets that were of differentiating technology and product and with defendable proprietary intellectual property, operating in relevant and potentially fast-growing industry segment, with a size relevant to the public marketplace and positioned, operationally and financially, to be successful as a public company. GigCapital7 further looked for those transactions that it believed, if entered into, would be well-received by the public markets. At the time of the GigCapital7 IPO on August 28, 2024, GigCapital7 described its general criteria and guidelines in evaluating prospective targets. While not exhaustive, GigCapital7 detailed the following criteria and guidelines, among other things, that it believes is important in evaluating prospective targets:

•

Companies that embrace today’s digital transformation and intelligent automation: We will seek technology, media, and telecommunications (“TMT”), artificial intelligence and machine learning (“AI/ML”), cybersecurity, medical technology and medical equipment (“MedTech”), semiconductor and sustainable companies anywhere in the world that embrace today’s digital transformation and intelligent automation as a competitive advantage. Being conscientious corporate citizens, we will focus on sustainable technology companies that can shape a better society and healthier environment. We believe that such an approach enables both organic and inorganic fast paced growth, creating new strategic, operational and business opportunities fueled by the emerging cloud, analytics, big data and cognitive technologies. Businesses who rethink their current and future capabilities amid disruption will be better positioned for growth in the digital age. We seek to combine with the best available U.S. private or overseas private or foreign listed companies.

•

Companies that will benefit from a public listing. We will focus on partners looking to move to the next level through a public combination and roll-up and primarily seek companies with entrepreneurial owners and leadership that may benefit from being publicly traded and may effectively utilize in furtherance of growth a broader access to capital and a public profile. A public status is designed to enhance organic and strategic growth opportunities and accelerate execution of business ideas in dynamic and competitive growth markets.

•

Companies that will benefit from our industry expertise, mentorship and relationships. We will seek companies that will be best positioned to leverage our industry expertise, international capabilities, global experience, prior references, insights and relationships to create opportunities for value creation, whether through acquisitions, capital investments in organic growth opportunities, generating greater operating efficiencies or significantly improving financial performance. Our management has a proven track record and extensive M&A and capital market experience to help to define the public market strategy for our initial business combination. We believe our strategy leverages our management team’s distinctive background and vast network of industry leaders in the TMT, AI/ML, cybersecurity, MedTech, semiconductor and sustainable industries. We will seek to identify such opportunities for value creation in evaluating potential business combinations. Our management also demonstrated the speed, certainty, and efficiency in executing prior deals, which is highly desirable to quality business partners.

•

Companies that are market-leading participants and possess differentiating technology and products. We will seek a target that has an established business and market position. While we will focus on the TMT, AI/ML, cybersecurity, MedTech, semiconductor and sustainable businesses, we will not seek a target that is pre-revenue or in early stages of development with unproven technologies.

•

Companies that are mid-sized businesses. We believe targeting companies in the mid-market will provide the greatest number of opportunities for investment and will maximize the benefits of the collective network of our management team and its affiliates.

•

Companies with strong management. We will prioritize entities with well-established, proven and talented management teams that wish to continue to drive their companies to growth by leveraging a public market platform and are eager to succeed with support from an interactive and hands-on board of directors. To the extent we believe it will enhance shareholder value, we would seek to selectively supplement the existing leadership of the business with proven leaders from our network, whether at the senior management level or at the board level.

The proposed Business Combination was the result of GigCapital7’s multi-faceted expertise, investing and operating experience, broad network of relationships, and focus on creating transaction opportunities that met GigCapital7’s articulated investment criteria and will be in line with the current investors’ community interest. The terms of the Business Combination Agreement were the result of extensive due diligence and negotiations between GigCapital7 and Hadron Energy (and their respective affiliates and advisors).

Consistent with the general criteria and guidelines above, the GigCapital7 management team and GigCapital7 Board set out to consider a variety of factors in evaluating prospective targetbusinesses, including the following:

•	financial condition and results of operation;

•	growth potential;

•	brand recognition and potential;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	competitive position;

•	barriers to entry;

•	stage of development of the products, processes or services;

•	existing distribution and potential for expansion;

•	degree of current or potential market acceptance of the products, processes or services;

•	proprietary aspects of products and the extent of intellectual property or other protection for products or methods;

•	impact of regulation on the business;

•	regulatory environment of the industry;

•	costs associated with effecting the business combination;

•	industry leadership, sustainability of market share and attractiveness of market industries in which a target business participates;

•	macro competitive dynamics in the industry within which the company competes; and

•	fit, cooperation and coachability of management team.

These criteria are not intended by us to be an exhaustive list of our guidelines, or the factors that we considered when considering Hadron Energy as a business combination target. Any evaluation relating to the merits of a particular initial business combination, including with respect to Hadron Energy, may be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that the GigCapital7 management team and GigCapital7 Board may deem relevant.

Since the completion of the GigCapital7 IPO, GigCapital7 reviewed more than 350 acquisition opportunities across various industries, entered into approximately 60 non-disclosure agreements with potential targets (including Hadron Energy). Such non-disclosure agreements contained customary terms for a special purpose acquisition company and a private company target, including confidentiality provisions and use restrictions for information provided by the target and exceptions to such provisions. Further, such non-disclosure agreements did not contain any standstill or “don’t ask, don’t waive” provisions. GigCapital7 had active discussions with approximately 7 potential business combination targets, with the first of these active discussions with a potential business combination targets occurring in December 2024, and the last occurring after discussions with Hadron Energy had already occurred. GigCapital7 ultimately determined not to proceed with any of the other potential acquisition opportunities, for one or more of the following reasons: (a) GigCapital7 did not prevail in or could not preempt a competitive process; (b) GigCapital7 could not come to an agreement with the counterparty on the economic terms for a potential transaction; (c) the counterparty decided not to pursue a business combination at that time; or (d) GigCapital7 concluded that the target business or the terms of a potential business combination would not be suitable for GigCapital7 or its shareholders. Further, following extensive due diligence conducted by GigCapital7’s management and its advisors, and following detailed discussions with Hadron Energy, GigCapital7 believed Hadron Energy to be an attractive target business with strong growth prospects and promising longevity. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal - The GigCapital7 Board’s Reasons for the Approval of the Business Combination” for a further discussion of these considerations.

Business Combination Timeline

The following chronology summarizes the key meetings and events that led to the signing of the term sheet, Business Combination Agreement and other Transaction Documents with Hadron Energy, but it does not purport to catalogue every conversation among representatives of GigCapital7, Hadron Energy, and their respective advisors.

On July 1, 2025, Hadron Energy was introduced to GigCapital7 by an investment banker at Cohen & Company Capital Markets, a Division of Cohen & Company Securities, LLC (“Cohen”).

On August 11, 2025, GigCapital7 and Hadron Energy executed a mutual non-disclosure agreement. This nondisclosure agreement did not contain any standstill or “don’t ask, don’t waive” provisions.

On August 12, 2025, the GigCapital7 management team, including Dr. Avi Katz, Chief Executive Officer and Chairman of GigCapital7, spent lengthy time analyzing Hadron Energy and the potential opportunity to complete a business combination, and determined to meet with Hadron Energy’s management to obtain a more detailed understanding of the company.

On August 13, 2025, the management teams of Hadron Energy and of GigCapital7 convened over a conference call for a lengthy meeting and developed a mutual interest in engaging under an exclusive arrangement in further and deeper exploration of the potential merger. Participants in the meeting included Dr. Katz and Samuel Gibson, Chief Executive Officer of Hadron Energy.

On August 14, 2025, the GigCapital7 management team and consultants entered the virtual data room and started the due diligence process.

On August 22, 2025, Hadron Energy and GigCapital7 management conducted a lengthy meeting to review details of the preliminary due diligence findings and discussed initial potential parameters for a business combination, including the need for the parties to come to an agreement regarding a valuation of Hadron Energy and the amount of capital required by Hadron Energy to proceed with a business combination, as well as the process for moving forward, which GigCapital7 informed Hadron Energy would require that Hadron Energy negotiate exclusively with GigCapital7 if an LOI was entered into. On that same day, GigCapital7 also communicated with Cohen regarding valuation expectations of Hadron Energy and what might be a supportable valuation.

On August 23, 2025, GigCapital7 presented an exclusive LOI to Hadron Energy, valuing Hadron Energy at $1 billion based on the information pertaining to Hadron Energy’s development of its MMRs and status of discussions before the NRC regarding licensing of MMRs that Hadron Energy is developing, including that Hadron Energy’s MMR is using well-proven technology, but with defensible intellectual property that pertains to its unique micro-reactor design, all reducing significantly the expected time to obtaining such licenses, as well as other aspects of Hadron Energy’s business plan to commercialize such MMRs, and the position of it in the market and that of other companies developing nuclear reactors for deployment, provided and discussed the prior day, which Hadron Energy’s management reviewed and accepted. The LOI was signed by both parties on the same day. The LOI also provided for lock-ups, registration rights, board governance and establishment of an equity incentive plan with an award pool equal to 10% of the closing capitalization and an annual evergreen provision.

Between August 24, 2025 and September 26, 2025 GigCapital7 continued its detailed due diligence including work by independent technical nuclear consultants engaged by GigCapital7 to conduct technical and business due diligence and its legal counsel at DLA Piper LLP (US), who handled legal due diligence. The independent technical nuclear consultants included both a consultant from the U.S. who focuses on multiple aspects of the nuclear industry – from legal and policy matters, including international regulatory and treaty frameworks and issues regarding nuclear liability, to strategies for creating and financing nuclear power programs and the identification and mitigation of associated risks, and who has been recognized as an expert in the development and financing of nuclear power programs by, among others, the International Atomic Energy Agency and the Organisation for Economic Co-operation and Development’s Nuclear Energy Agency, and has also taught specialized nuclear training programs on financing, contracting, project structuring, risk allocation, and SMRs for the U.S. Government and the nuclear planning authorities in Ghana, Uganda, and Ethiopia, and a former senior officer from the U.K. Royal Navy who had held over the course of more than 25 years multiple leadership roles in policy, program management, submarine nuclear engineering, intelligence, operations and training, and had served for 5 years as the U.K’s representative to a project of the International Atomic Energy Agency evaluating nuclear submarine reactor core source terms, potential reactor and hull corrosion and decay pathways, environmental impact, salvage and remediation solutions, and since leaving the Royal Navy in 2012, had worked in various capacities in the civil nuclear sector, including as a technical nuclear consultant. Although a broad-based due diligence inquiry, GigCapital7’s due diligence inquiry, as led by the independent technical nuclear consultants, focused in particular on the proprietary nature of Hadron Energy’s technology and business plan and whether this would provide it with advantages vis-a-vis its competitors, the state of development of Hadron Energy’s product offering, and the perceived viability of Hadron Energy’s business plan. During this month, GigCapital7 management met regularly and at least twice a week with the independent technical nuclear consultants to review the inquiries being made of Hadron Energy and the responses, and GigCapital7 management provided direction to the independent technical nuclear consultants with respect to focusing on the perceived viability of Hadron Energy’s business plan as GigCapital7 management believed that a determination of viability was important to support proceeding with a business combination between GigCapital7 and Hadron Energy. The independent technical nuclear consultants provided a written due diligence report of their findings, concerns and opportunities in the potential business combination with Hadron Energy which acknowledged that the small nuclear reactor sector is highly speculative and therefore presents risks, but viewed Hadron Energy’s strategy and technology choices as sensible, giving Hadron Energy a unique selling point in a crowded market due to use of a common and well-proven type of nuclear reactor technology that enabled a significant risk reduction and faster time to acquire the NRC operational licenses over other advanced designs and provides it with a competitive advantage and a chance of a faster route to market. In addition, GigCapital7 management also communicated with other nuclear industry participants and obtaining confirmatory validation of the conclusions of the independent technical nuclear consultants.

Starting on August 27, 2025, the parties, their respective counsel and representatives of Cohen commenced weekly meetings aimed at addressing due diligence matters and negotiations of the terms of the Business Combination Agreement and other transaction documents.

On September 18, 2025, counsel for GigCapital7 delivered an initial draft of the Business Combination Agreement to counsel for Hadron Energy. This initial draft reflected the terms provided for in the LOI. including the proposed $1 billion valuation for Hadron Energy (which at that time of submission was still to be confirmed and validated by the ongoing due-diligence as well as consideration of benchmarking information for other companies in the nuclear sector), the exchange ratio mechanics, the proposed board composition and lock-up arrangements.

On September 23, 2025, counsel for Hadron Energy provided counsel for GigCapital7 with a revised Business Combination Agreement that primarily made changes to various representations and warranties to better reflect the results of the ongoing due diligence inquiry, including updates to Hadron Energy’s representations regarding intellectual property ownership, regulatory status, and material contracts to more accurately describe Hadron Energy’s current situation based on the information verified during due diligence. The parties did not have material disagreement on these proposed changes.

On September 25, 2025, counsel for GigCapital7 provided counsel for Hadron Energy with drafts of certain of the related agreements, include the Lock-Up Agreement and the Transaction Support Agreement. On that same day, counsel for Hadron Energy provided counsel for GigCapital7 with a draft of the Hadron Energy disclosure schedules.

On September 22 and 26, 2025, GigCapital7’s management and the GigCapital7 Board reviewed final due diligence reports from all individuals that were involved in the process, including the independent technical nuclear consultants, and elaborated in detail about the findings, concerns and opportunities in the potential business combination with Hadron Energy.

On September 26, 2025, the GigCapital7 Board held a meeting for the sole purpose of considering whether to adopt and approve the Business Combination with Hadron Energy and the Business Combination Agreement and

the other Transaction Document. The GigCapital7 Board considered the technical, business and legal findings made in the various due diligence reports, as well as a peer set of valuations and stock price performance and multiples for selected publicly listed nuclear companies since August 23, 2025. The GigCapital7 Board discussed the proposed valuation for Hadron Energy under the terms of the Business Combination Agreement in light of this information, as well as the expected public shareholder redemption price of approximately $10.59 per share. The GigCapital7 Board also reviewed the latest terms of the Business Combination Agreement and the other Transaction Documents, with the understanding that they were still being finalized to address certain structural issues that had been identified during legal due diligence, such as certain clean up matters relating to the removal of a reference to the Disclosure Schedule, the removal of “consolidated” as it relates to the financial statements of Hadron Energy because the company is a stand-alone entity, and certain clarifications around the monetary thresholds for the interim operating covenants of Hadron Energy in effect between the signing and the closing of the Business Combination. After considering the above issues, as well as key risks that had been identified in the due diligence process, the GigCapital7 Board determined that the Business Combination Agreement and the other Transaction Documents, subject to their finalization, the Business Combination and the Merger are just and equitable and fair as to GigCapital7 and its shareholders, and that it is in the best interests of GigCapital7 and its shareholders, as a whole, to adopt and approve the Business Combination Agreement, and to enter into the Transaction Documents and to consummate the Business Combination, the Merger and other transactions contemplated thereby, and therefore is advisable that GigCapital7 do so.

Also on September 26, 2025, the Hadron Board by written resolution (i) determined that the Business Combination Agreement and the Transaction Documents to be entered into by Hadron Energy and the Transactions contemplated thereby are advisable and in the best interests of Hadron Energy and its stockholders, (ii) unanimously approved and adopted the Business Combination Agreement and the Transaction Documents to be entered into by Hadron Energy and the Transactions contemplated thereby, and (iii) resolved to recommend to the stockholders of Hadron Energy that they approve and adopt the Business Combination Agreement.

On September 27, 2025, counsel for GigCapital7 provided to counsel for Hadron Energy a revised draft of the Business Combination Agreement that addressed various structural issues that had been identified during the legal due diligence process. This revised draft was accepted by Hadron Energy, and the parties executed the Business Combination Agreement on that day.

Also on September 27, 2025, the Supporting Company Stockholders executed and delivered to GigCapital7 a Transaction Support Agreement, pursuant to which each such Supporting Company Stockholder agreed to, among other things, support and vote in favor of the Business Combination Agreement, the Merger and the Transactions. The Supporting Company Stockholders have further agreed, subject to the Closing, to the termination of any of their rights under the Hadron Bylaws or any letter agreement providing for redemption rights, put rights, purchase rights, or similar rights that are not generally available to all stockholders, effective immediately prior to the Closing, and agree that prior thereto, the Supporting Company Stockholders will not exercise such rights in any manner inconsistent with the Business Combination Agreement or otherwise reasonably likely to interfere with, delay, impede, frustrate or prevent the consummation of the Merger.

The Transaction Support Agreement restricts the Supporting Company Stockholders from directly or indirectly, (a) selling, assigning, transferring (including by operation of law), creating any lien or pledge, disposing of, or otherwise encumbering any of the shares or otherwise, or agreeing to do any of the foregoing, except if pursuant to the Business Combination Agreement or to another stockholder bound by the terms of the Transaction Support Agreement; (b) depositing any shares into a voting trust or entering into a voting agreement or arrangement or granting any proxy or power of attorney with respect thereto that is inconsistent with the Transaction Support Agreement; and (c) entering into any contract, option or other arrangement or undertaking with respect to the direct acquisition or sale, assignment, transfer or other disposition of any shares, except as set forth in the Business Combination Agreement or the Transaction Support Agreement.

On December 12, 2025, the parties executed the First Amendment to Business Combination Agreement in order to expand the size of the post-closing Board of Directors from seven (7) to eight (8), such that instead of one industry expert director that would be mutually agreed upon by Hadron Energy and GigCapital7, there would be two such industry expert directors.

On January 19, 2026, Samuel Gibson, Hadron Energy’s Founder and Chief Executive Officer, transferred an aggregate of 1,750 shares of Hadron Common Stock to Dr. Avi S. Katz (875 shares) and Dr. Raluca Dinu (875 shares) as consideration for services provided to Mr. Gibson in facilitating a SAFE investment for Hadron Energy. The transfer was effective upon execution of the transfer agreement and the required joinder under the Transaction Support Agreement.

The GigCapital7 Board’s Reasons for the Approval of the Business Combination

The GigCapital7 Board, in evaluating the Transactions, consulted with GigCapital7’s management and legal advisors. In (i) resolving that it is fair to and in the best interests of GigCapital7 and its stockholders, and declaring it advisable, to enter into the Business Combination Agreement, the related agreements to which GigCapital7 is a party and the Transactions, (ii) approving the Business Combination Agreement, the related agreements to which GigCapital7 is a party and the Transactions, including the Merger, on the terms and subject to the conditions of the Business Combination Agreement, and (iii) adopting a resolution recommending the business combination proposal be approved by GigCapital7 shareholders, the GigCapital7 Board considered and evaluated a number of factors, including the factors discussed below. The GigCapital7 Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. In addition, individual directors may have given different weight to different factors. The GigCapital7 Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. This explanation of GigCapital7’s reasons for the Transactions and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the GigCapital7 Board reviewed the results of the due diligence conducted by the GigCapital7 management and advisors, including its independent technical nuclear consultants. The GigCapital7 management, including its directors and advisors, has many years of experience in both operational management and investment and financial management and analysis and, in the opinion of the GigCapital7 Board, was, with the augmentation of the independent technical nuclear consultants, suitably qualified to conduct the due diligence and other investigations and analyses required in connection with the search for a business combination partner. A detailed description of the experience of GigCapital7’s executive officers and directors is included in the section entitled “Information about GigCapital7 - Directors and Executive Officers”.

Neither GigCapital7 nor any affiliate retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for the purposes specified in Item 1606(d) of Regulation S-K.

The GigCapital7 Board considered a number of factors pertaining to the Transactions as generally supporting its decision to enter into the Business Combination Agreement, the related agreements to which GigCapital7 is a party and the Transactions, including but not limited to, the following material factors:

•

Reasonableness of Aggregate Consideration. Following a review of the financial data provided to GigCapital7, by Hadron Energy and reviewed by both GigCapital7 management and the independent technical nuclear consultants, which discussed such information in their written due diligence report, including Hadron Energy’s historical financial statements and certain unaudited information, pertaining to what it might cost for a data center to have a micronuclear reactor such as an MMR manufactured, GigCapital7’s due diligence review of Hadron Energy’s business and the views of Hadron Energy’s financial advisor with respect to publicly available financial information for select publicly traded companies in the nuclear reactor space that intended in the future to offer SMR products (which supported GigCapital7 management’s view regarding valuation), the GigCapital7 Board considered the aggregate consideration to be paid and determined that the aggregate consideration was reasonable in light of such data and financial information.

•	Business and Financial Condition and Prospects. After conducting extensive due diligence, the GigCapital7 Board and GigCapital7’s management team obtained a better understanding of Hadron

Energy’s business, financial condition, management team and future growth prospects. The GigCapital7 Board considered the results of the due diligence review of Hadron Energy’s business, including its innovative technologies that provide for increased safety and reduced costs, the potential in nuclear energy solutions, its large addressable market, its ability to generate an attractive return on invested capital as Hadron Energy matures, as well as Hadron Energy’s management team’s experience. The GigCapital7 Board considered how these factors will enhance Hadron Energy’s ability to scale effectively and to execute upon and achieve its business plan, which the GigCapital7 Board noted was consistent with its intent to seek a target that generated attractive economics at scale.

•

Experienced and Committed Management Team. The GigCapital7 Board considered the fact that Hadron Energy Opco will be led by the Chief Executive Officer, Chief Technology Officer, Chief Nuclear Officer, and other members of Hadron Energy’s senior management team, who have backgrounds in the nuclear energy sector. The senior management team intends to remain with Hadron Energy Opco in the capacity of officers and/or directors, which will provide helpful continuity in advancing Hadron Energy Opco’s strategic goals. The GigCapital7 Board noted that its assessment of the Hadron Energy management team and the proposed leadership of the combined company was consistent with its intent to seek targets with experienced and capable management teams.

•

Commitment of Hadron Energy’s Owners. The GigCapital7 Board considered the fact that Hadron Energy’s Chief Executive Officer, Hadron Energy’s Chief Financial Officer and the shareholders of Hadron Energy are not selling any of their current shareholdings of Hadron Energy in connection with the Transaction, and as such, will continue to own more than a majority of Hadron Energy Opco on a pro forma basis, which the GigCapital7 Board believed reflects such shareholders’ belief in and commitment to the continued growth prospects of Hadron Energy going forward.

•

GigCapital7 Financial Analysis. The GigCapital7 Board considered certain operating financial information and valuation benchmarking materials (the “Materials”) prepared by the management of GigCapital7.

•

Terms of the Business Combination Agreement and the Related Agreements. The GigCapital7 Board considered the terms and conditions of the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Merger, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the transactions contemplated thereby and the termination provisions as well as the strong commitment by both Hadron Energy and GigCapital7 to complete the Transactions.

•

Board of Directors of the Post-Closing Company. The GigCapital7 Board considered that the initial board of directors would be comprised of seven (7) directors, with three (3) directors to be designated by GigCapital7, two of which are expected to be Dr. Avi Katz, to act as the Chairman of the GigCapital7 Board, and Dr. Raluca Dinu; three (3) directors to be designated by Hadron Energy; and one (1) industry expert director mutually agreed upon by Hadron Energy and GigCapital7 prior to the Closing.

•

Role of Independent Directors. The GigCapital7 Board is comprised of a majority of directors who are independent under applicable exchange and SEC rules. In connection with the Transactions, our independent directors, Karen Rogge, Raanan I. Horowitz, Ambassador Adrian Zuckerman, and Professor Darius Moshfeghi, took an active role in evaluating the proposed terms of the Transactions, including the Business Combination Agreement and the related agreements. GigCapital7’s independent directors evaluated and unanimously approved, as members of the GigCapital7 Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Transactions.

•

Growing Global Support for Nuclear, including Small Reactors Potential to Play a Large Role. GigCapital7 management and the GigCapital7 Board believe that nuclear power, and specifically small reactors, will play a significant role in the future of energy because of the safety profile of small reactors versus traditional large scale nuclear reactors as well as the ability of small reactors to scale and provide a reliable source of carbon-free power. The GigCapital7 Board noted that this market segment, Hadron Energy’s position in such segment, was consistent with the stated intent to focus on targets that have leading, growing or unique niche market positions.

•

Multiple Avenues to Accelerate Organic Growth Opportunities. The GigCapital7 Board considered that Hadron Energy benefits from multiple opportunities to drive accelerated and profitable organic growth. Hadron Energy’s value-creation strategies are focused on a range of existing and emerging applications critical to energy transition mandates both domestically and internationally.

•

Attractive Business Model. The GigCapital7 Board considered Hadron Energy’s services-driven business model, which has attractive potential unit economics and is designed to generate free cash flow, both of which are consistent with the stated criteria that would drive GigCapital7’s search for prospective targets.

•

Significant Recurring Revenue Opportunities. The GigCapital7 Board believes Hadron Energy will have the ability with its MMR technology to secure recurring revenues through the sale of MMR units, replacement MMR units, nuclear fuel and associated plant construction, operation and maintenance services, which the GigCapital7 Board noted was consistent with its stated intent to focus on potential targets with the potential to generate sustainable free cash flow. However, the Board acknowledged that because Hadron Energy’s near-term cash flows derived from pre-construction engineering services and developmental contingencies and as such remained speculative, that the transaction would not satisfy their initial criteria to find a target with “established and growing revenue streams” and avoid targets with “speculative business plans or companies that are excessively leveraged.”

•

Bipartisan Political Support for Nuclear Energy Sources. The GigCapital7 Board considered that support for advanced nuclear solutions currently spans both sides of the political aisle amidst an often-polarizing domestic political landscape.

The GigCapital7 Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Transactions, including, but not limited to, the following:

•	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the combined company’s revenues.

•

Domestic Risks. The risk associated with potential changes in the national administration priorities that may remove the expected government funds support and potential deployment and installation of the MMR in civil, government and military sites.

•	Management Risk. The risk associated with the lack of management experience in operating in the public markets and the short experience in management of some of the senior managers.

•	Benefits May Not Be Achieved. The risk that the potential benefits of the Transactions may not be fully achieved or may not be achieved within the expected timeframe.

•	Regulatory Risks. The risk of changes in Hadron Energy’s regulatory environment, including changes to nuclear regulation or laws.

•

Timeline Risks. The risk that Hadron Energy’s proposed timelines for NRC approval and other necessary approvals may be delayed, or never received. In addition, adverse public reaction to developments in the use of nuclear power by special interest groups, community groups and state and local government agencies leading to environmental litigation or other legal proceedings could also result in significant delays and costs overruns and could adversely affect Hadron Energy’s ability to operate its business.

•	Technology Risks. The risk that the development of Hadron Energy’s technology, and the surrounding pricing environment, may diverge from expectations.

•

Intellectual Property Risks. The value of the intellectual property associated with Hadron Energy’s technology is based in part on Hadron Energy’s ability to protect and enforce its patents and other proprietary rights, which is not guaranteed and the inability to do so may expose Hadron Energy to the possible loss of a competitive advantage.

•	Nuclear Risks. The risk that nuclear accidents, even if wholly unrelated to Hadron Energy’s business, may alter the prevailing industry and political tailwinds with respect to nuclear adoptions.

•

Liquidation. The risks and costs to GigCapital7 if the business combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in GigCapital7 being unable to effect a business combination within the completion window and force GigCapital7 to liquidate.

•

Stockholder Vote. The risk that GigCapital7’s stockholders may object to and challenge the Transactions and take action that may prevent or delay the consummation of the Transactions, including to vote down the proposals at the special meeting or redeem their shares.

•	Closing Conditions. The fact that completion of the Transactions is conditioned on the satisfaction of certain closing conditions that are not within GigCapital7’s control.

•

GigCapital7 Public Stockholders Holding a Minority Position in the Post-Combination Company. The risk that GigCapital7 public stockholders will hold a minority position in the post-combination company (approximately 0, assuming maximum redemptions and 20,000,000, assuming no redemptions), which may reduce the influence that GigCapital7’s current stockholders have on the management of GigCapital7.

•

Litigation. The possibility of litigation challenging the Transactions or that an adverse judgment granting injunctive relief could enjoin or otherwise interfere with the consummation of the Transactions.

•	Fees and Expenses. The fees and expenses associated with completing the Transactions.

•	Other Risks. Various other risks associated with the business of Hadron Energy, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement.

•

Interests of Certain Persons. Some officers and directors of GigCapital7, including Dr. Avi Katz and Dr. Raluca Dinu, have interests in the Transactions as individuals that are in addition to, and that may be different from, the interests of GigCapital7 shareholders (see section entitled “- Interests of Certain GigCapital7 Persons in the Business Combination”). GigCapital7’s independent directors reviewed and considered these interests during the negotiation of the business combination and in evaluating and unanimously (of those who voted) approving, as members of the GigCapital7 Board, the Business Combination Agreement, the related agreements to which GigCapital7 is a party and the Transactions.

The GigCapital7 Board concluded that the potential benefits that it expected GigCapital7 and its stockholders to achieve as a result of the Transactions outweighed the potentially negative factors associated with the Transactions. The GigCapital7 Board also noted that GigCapital7 shareholders would have a substantial economic interest in the combined company (depending on the level of GigCapital7 shareholders that sought redemption of their GigCapital7 public shares into cash). Accordingly, the GigCapital7 Board unanimously determined that the Business Combination Agreement, the related agreements to which GigCapital7 is a party and the Transactions are fair to, and in the best interests of, GigCapital7 and its stockholders, and authorized GigCapital7’s management to execute the definitive Business Combination Agreement.

Satisfaction of the 80% Test

It is a requirement under the Cayman Constitutional Documents and Nasdaq listing requirements that the target business acquired in GigCapital7’s initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding any taxes payable on the interest earned on the Trust Account) at the time of the execution of a definitive agreement for GigCapital7’s initial business combination. As of September 27, 2025, the date of the execution of the Business Combination Agreement, the balance of funds held in the Trust Account was at least $200 million, and 80% of that amount was therefore approximately $160 million. The GigCapital7 Board considered all of the factors described above and the fact that the aggregate consideration for GigCapital7 was the result of arm’s length negotiations with Hadron Energy. As a result, the GigCapital7 Board concluded that the fair market value of the business acquired was in excess of 80% of the assets held in the Trust Account (excluding any taxes payable on the interest earned on the Trust Account). In light of the financial background and experience of the members of GigCapital7’s management team and the GigCapital7 Board, the GigCapital7 Board believes that the members of the management team and the GigCapital7 Board are qualified to determine whether the Business Combination meets the 80% test.

Reasons for the Name Change

Effective immediately following the consummation of the Business Combination, GigCapital7 will be renamed “Hadron Energy, Inc.” The GigCapital7 Board believes that it would be in the best interests of GigCapital7 to, effective immediately following the consummation of the Business Combination, change its corporate name to “Hadron Energy, Inc.” in order to more accurately reflect the business purpose and activities of Domesticated GigCapital7.

The Hadron Board’s Reasons for the Approval of the Business Combination

In reaching its decision to approve the Business Combination and resolving to recommend that Hadron Stockholders approve the Business Combination, the Hadron Board consulted with Hadron Energy’s management, as well as its legal counsel and other advisors. The Hadron Board considered a variety of factors in connection with its evaluation and approval of the Business Combination and the matters related to the Business Combination.

In light of the number and variety of factors considered in connection with its evaluation of the Business Combination, the Hadron Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Hadron Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors in their evaluation of the Business Combination. The Hadron Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•

Optimal Path to Support Growth. The Hadron Board determined, after a thorough review of other strategic alternatives potentially available to Hadron Energy, that the proposed Business Combination represents a better opportunity for Hadron Energy to support its long-term growth and create value for its stockholders, as compared to other potential strategic alternatives with other partners and the possibility of, and benefits and risks associated with, continuing to operate Hadron Energy as an independent, stand-alone entity, which the Hadron Board believed would not deliver comparable benefits to those that could be achieved in the proposed Business Combination.

•

Negotiated Transaction. The Hadron Board considered the terms and conditions of the Transaction Documents and the transactions contemplated thereby, including but not limited to, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions, as well as the strong commitment by both Hadron Energy and GigCapital7 to consummation the transactions contemplated by the Transaction Documents.

•

Access to Capital. The Hadron Board considered the current economic, industry and market conditions affecting Hadron Energy, Hadron Energy’s projected financial results and cash flows, Hadron Energy’s prospects as a private entity and the needs of Hadron Energy to obtain substantial additional financing in the future and the cost of alternative means of raising capital, and it expected that the proposed Business Combination would be a more time- and cost-effective means to access capital than other options considered.

•

Board Composition. The Hadron Board considered that the Domesticated GigCapital7 Board will consist of no less than seven (7) directors, including (i) three directors to be designated by Hadron Energy, three directors to be designated by GigCapital7, and one industry expert director to be mutually agreed upon by Hadron Energy and GigCapital, such that a majority of the members of the

Domesticated GigCapital7 Board will be independent under applicable law and the rules and regulations of Nasdaq.

•

Route to Becoming a Publicly Traded Company. The Hadron Board considered that becoming a public company would be the best way for Hadron Energy to have access to long-term sources of available capital and would aid Hadron Energy in executing its long-term strategic plan as compared to continuing to operate as a private company. The Hadron Board also considered potential alternatives to becoming a publicly traded company from a business combination with a special purpose acquisition company (a “De-SPAC Transaction”), and the potential advantages the Business Combination affords, including the expected cost to becoming a publicly traded company from a De-SPAC Transaction compared to other ways of becoming a publicly traded company, such as through a traditional initial public offering. As compared to a traditional initial public offering, a De-SPAC Transaction typically allows for a quicker transition to becoming a publicly traded company, which the Hadron Board believed would enable Hadron Energy to gain faster momentum on its strategic growth plan. Furthermore, in a De-SPAC Transaction, the transaction terms and valuation are negotiated directly with a special purpose acquisition company, offering enhanced pricing certainty for Hadron Energy.

•

Potential Liquidity Opportunity for Long Term Holders. The Hadron Board also considered the fact that Hadron Energy is a private company with limited opportunities for liquidity for its holders outside of a sale of Hadron Energy. The Hadron Board believed that the Business Combination, and the potential listing of Domesticated GigCapital7’s shares on Nasdaq, provides long term holders of Hadron Energy equity interests with an opportunity, subject to the expiration of any applicable lockup and transfer restrictions, to sell all or a portion of their resulting Domesticated GigCapital7 Common Stock and thus diversify their holdings.

The Hadron Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination (which are more fully described in the “Risk Factors” section of this proxy statement/prospectus), including, but not limited to, the following:

•

Potential Inability to Complete the Business Combination. The Hadron Board considered the risk that the Business Combination might not be consummated in a timely manner, or at all, due to a lack of stockholder approval or failure to satisfy various other conditions, including without limitation (i) the condition to closing the Business Combination that the Available Closing SPAC Cash (as defined in the Business Combination Agreement) will not be less than $20 million, and (ii) the condition to closing that after giving effect to the Transactions (including any private placement equity financing of GigCapital7, although none is presently contemplated) that GigCapital7 will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

•

Redemption Risk. The potential that a significant number of Public Shareholders elect to redeem their Public Shares prior to the consummation of the Business Combination and pursuant to the Existing Articles, which would potentially make the Business Combination more difficult to complete and reduce the cash available to Domesticated GigCapital7 to fund its business plan. However, even in the event that a significant number of Public Shareholders elect to redeem their shares, this redemption would not prevent the consummation of the Business Combination.

•	Fees and Expenses. The Hadron Board considered the fees and expenses associated with completing the Business Combination.

•

Diversion of Management and Employee Attention. The Hadron Board considered the potential for diversion of Hadron Energy’s management and employee attention and resources during the period prior to the completion of the Business Combination and the potential negative effects thereof on Hadron Energy’s business.

•

Interests of Certain Persons. The Hadron Board also considered the fact that Hadron Energy’s officers and directors may have interests in the Business Combination that are different from or in addition to

(and which may conflict with) the interests of the Public Shareholders (see “—Interests of the Hadron Energy Directors and Executive Officers”).

The Hadron Board ultimately concluded that, in the aggregate, the potential benefits of the Business Combination outweighed the potential risks or negative consequences and that the Business Combination is in the best interests of Hadron Energy and its stockholders.

Interests of the Hadron Energy Directors and Executive Officers

Hadron Energy’s directors and executive officers have interests in the Business Combination that are different from, or in addition to, those of the GigCapital7 shareholders and warrant holders generally. These interests include, among other things:

•

To the extent that the Hadron Energy directors and executive officers are also Hadron Stockholders prior to the Closing they will also have rights to receive Domesticated GigCapital7 Common Stock in the same manner as other Hadron Stockholders, in accordance with the Business Combination Agreement.

•

If the Business Combination with GigCapital7 is completed, Hadron Energy will designate three members to the Board of Directors of the Domesticated GigCapital7, including Samuel Gibson and Robert J. Lewis, each of whom will serve as the nominees. Samuel Gibson is currently a director of Hadron Energy. The following executive officers of Hadron Energy are expected to be appointed as executive officers of Domesticated GigCapital7 following the consummation of the Business Combination: Samuel Gibson, Rahul Shukla, Ken Canavan, Ross Ridenoure, Shawn DeAngelo, Dr. Andrew Ward and Ryan Mott.

•

The Business Combination Agreement provides for the continued indemnification of Hadron Energy’s current directors and officers and the continuation of directors and officers liability insurance covering Hadron Energy’s current directors and officers.

•

Pursuant to the Registration Rights Agreement, certain stockholders of Hadron Energy will have customary registration rights, including shelf, demand and piggy-back rights, subject to cooperation and cut-back provisions, with respect to the shares of Domesticated GigCapital7 held by such parties following the consummation of the Business Combination.

Hadron Energy Restricted Shares Held by Directors and Executive Officers

Certain of Hadron Energy’s executive officers hold Hadron Restricted Shares. The following table sets forth, for each of Hadron Energy’s executive officers, the number of vested and unvested Hadron Restricted Shares held by the executive officer as of [ ], 2026. Depending on when the Closing Date occurs, certain Hadron Restricted Shares shown in the table may vest prior to Closing.

Name	Vested Hadron Restricted Shares	Unvested Hadron Restricted Shares
Executive Officers
Rahul Shukla	0	0
Ken Canavan	0	0
Ryan Mott	0	2,500
Shawn DeAngelo	0	20,000
Ross Ridenoure	0	10,000
Andrew Ward	0	2,500

As discussed in this proxy statement/prospectus, as part of the Business Combination, each award of Hadron Restricted Shares (a “Hadron Restricted Share Award”) that is outstanding immediately prior to the Effective Time will be automatically assumed by Domesticated GigCapital7 such that each Hadron Restricted Share

Award will be converted into an award for a number of restricted shares of Domesticated GigCapital7 Common Stock (such award, an “Exchanged RSA”), equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Hadron Restricted Shares and (y) the Exchange Ratio.

SAFEs Held by Executive Officers

Hadron Energy has entered into Simple Agreements for Future Equity (“SAFEs”) with certain of its executive officers. Pursuant the terms of the SAFEs, upon a qualified future equity financing involving preferred shares, the SAFEs will settle into a number of preferred shares equal to the greater of (i) the number of shares of standard preferred stock (“Standard Preferred Stock”) equal to the purchase price divided by the lowest price per share of the Standard Preferred Stock, or (ii) the number of shares of SAFE preferred stock (“SAFE Preferred Stock”) divided by a discounted price to the price investors pay to purchase the standard preferred shares in the financing (with such discounted price calculated by reference to a valuation cap).

Upon the occurrence of a change of control, a direct listing or an initial public offering (described as a “liquidity event”) (other than a qualified financing), the investors have the option to receive either (i) cash payment equal to the invested amount under such SAFE, or (ii) a number of shares of common stock equal to the invested amount divided by the liquidity price set forth in the applicable SAFE agreement. If a dissolution event occurs prior to the termination of the SAFEs, the investors would be entitled to receive a portion of the related proceeds equal to the purchase amount (or the amount received for the SAFE).

Prior to the Effective Time, the Company shall cause each outstanding SAFE to be amended, in a form reasonably acceptable to GigCapital7 (the “SAFE Amendment”), such that each SAFE will automatically convert, immediately prior to the Effective time, into a number of shares of Hadron Common Stock in accordance with the terms of such SAFE (as so amended).

SAFEs issued to Ryan Mott and its immediate family members

On October 22, 2025, the Company issued a SAFE to Ryan Mott, the Company’s Director of Licensing and Operations, for a purchase amount of $25,000.

Certain Business Combination Related Payments

No payments or benefits have been or will be paid or made available, as applicable, to any of Hadron Energy’s directors or executive officers as a result of the consummation of the Business Combination.

Other Compensation

In connection with the Business Combination, the Domesticated GigCapital7 Board may adopt a non-employee director compensation policy to govern Domesticated GigCapital7 effective as of the Closing. If adopted, the new non-employee director compensation policy will provide for annual cash retainers and certain equity awards that will be granted following the Business Combination.

Interests of Certain GigCapital7 Persons in the Business Combination

When you consider the recommendation of the GigCapital7 Board in favor of approval of the Business Combination Proposal and the other Shareholder Proposals included herein, you should keep in mind that the Sponsor and GigCapital7’s directors and officers have interests in such proposals that are different from, in addition to and/or in conflict with, those of the GigCapital7 shareholders generally. Further, GigCapital7’s officers and directors have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, which are set forth in more detail in the section titled “Information about GigCapital7 - Conflicts of Interest”. We believe there were no such opportunities that were not presented to GigCapital7 for a potential business combination as a result of the existing fiduciary or contractual obligations of our officers and directors to other entities. The GigCapital7 Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and Business Combination Agreement and in recommending to our shareholders that they vote in favor of the Shareholder Proposals presented at the extraordinary general meeting, including the Business Combination Proposal. GigCapital7 shareholders should take these interests into account in deciding whether to approve the Shareholder Proposals presented at the extraordinary general meeting, including the Business Combination Proposal. These interests include, among other things:

•

At the formation of GigCapital7 on May 8, 2024, the Sponsor acquired one Class B Ordinary Share for a purchase price of $0.0001. Subsequently on May 31, 2024, the Sponsor purchased 16,999,999 Class B Ordinary Shares from us for an aggregate purchase price of $100,000, or $0.00588235 per share. Following the May 31, 2024 purchase, the Sponsor surrendered 300,000 Class B Ordinary Shares to GigCapital7 for no consideration, resulting in the Sponsor holding 16,700,000 Class B Ordinary Shares. On June 6, 2024, GigCapital7 issued 300,000 Class B Ordinary Shares to a consultant for its consulting services in the IPO offering for a purchase price of $0.01 per share, or an aggregate purchase price of $3,000. On July 29, 2024 and August 28, 2024, the Sponsor surrendered to GigCapital7 for no consideration an additional 659,417 Founder Shares and 3,833,337 Founder Shares, respectively, resulting in the Sponsor holding 12,207,246 Class B Ordinary Shares. The Sponsor forfeited 2,000,000 Founder Shares upon the underwriters’ decision not to exercise the over-allotment option in full on October 25, 2024. On August 27, 2025, the Sponsor gifted 100,000 Class B Ordinary Shares to a non-affiliated charitable organization. On January 21, 2026, the Sponsor transferred 175,000 Founder Shares to a non-affiliated third party for $148,750. As a result of these transactions, as of the date of this proxy statement/prospectus, the Sponsor holds 9,932,246 Class B Ordinary Shares, the consultant holds 300,000 Class B Ordinary Shares, the charitable organization holds 100,000 Class B Ordinary Shares and a non-affiliated third party holds 175,000 Class B Ordinary Shares. Additionally, thirteen groups of institutional investors (none of which are affiliated with any member of our management, our Sponsor or any other investor) hold an aggregate of 2,826,087 Class B Ordinary Shares of GigCapital7 purchased at $1.15 per share.

•

The Sponsor is controlled by Dr. Avi Katz, GigCapital7’s Chairman and Chief Executive Officer, and Dr. Raluca Dinu, GigCapital7’s director, who share control over the voting and disposition of the Founder Shares and the Private Placement Warrants held by the Sponsor. Dr. Katz and Dr. Dinu have an economic interest in 9,932,246, or 100%, of the Founder Shares held by the Sponsor. The 9,932,246 shares of Domesticated GigCapital7 Common Stocks that the Sponsor and its permitted transferees will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $[   ] million based upon the closing price of $[  ] per GigCapital7 Ordinary Share on Nasdaq on [ ], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus.

•

Our Sponsor purchased 3,719,000 Private Placement Warrants for $58,060, or $0.01561 per Private Placement Warrant, in a private placement that closed simultaneously with the IPO. The Sponsor is controlled by Dr. Avi Katz, GigCapital7’s Chairman and Chief Executive Officer, and Dr. Raluca Dinu, GigCapital7’s director, who share control over the voting and disposition of the Founder Shares and the Private Placement Warrants held by the Sponsor. Dr. Katz and Dr. Dinu have an economic interest in 100% of the Private Placement Warrants held by the Sponsor. The 3,719,000 Domesticated GigCapital7 Warrants that the Sponsor will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $[   ] based upon the closing price of $[  ] per Public Warrant on Nasdaq on [ ], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus.

•

Given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the GigCapital7 Class A Ordinary Shares included in the GigCapital7 Units sold in the IPO, the Sponsor may earn a positive rate of return on its investments even if the shares of

Domesticated GigCapital7 Common Stocks trade below $10.00 per share and the Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of Public Shareholders because the Sponsor will realize a gain on their respective investments from the completion of any business combination while Public Shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share.

•

Our Sponsor will lose its entire investment in us if we do not complete a business combination by May 30, 2026 (or if such date is extended at a duly called meeting of the GigCapital7 shareholders, such later date). If we do not consummate a business combination by such date, as promptly as reasonably possible but not more than ten (10) Business Days thereafter, we are required to redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the warrants may be worthless. In such event, the 9,932,246 Founder Shares purchased by our Sponsor would be worthless because following the redemption of the Public Shares, we would likely have few, if any, net assets and because the Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 3,719,000 Private Placement Warrants that the Sponsor paid $58,060 to purchase will expire worthless.

•

GigCapital7’s Sponsor, officers and directors have agreed not to redeem any of the Founder Shares or GigCapital7 Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination.

•

The continuation of Dr. Katz, our Chairman and Chief Executive Officer, as a director of Domesticated GigCapital7 following the Closing. As such, in the future he may receive any cash fees, stock options or stock awards that the Domesticated GigCapital7 Board determines to pay to its directors.

•

Our existing officers and directors will be eligible for continued indemnification under the Proposed Post-Closing Bylaws and continued coverage under a directors’ and officers’ liability insurance policy for a period of six (6) years after the Business Combination.

•

In connection with the Closing, our Sponsor, officers and directors would be entitled to the repayment of any outstanding Working Capital Loan and advances that have been made to GigCapital7. As of the date of this proxy statement/prospectus, there is $148,000 in principal amount of Working Capital Loans outstanding to the Sponsor.

•

All members of the Domesticated GigCapital7 Board and all executive officers of Domesticated GigCapital7 will be eligible for awards under the New Equity Incentive Plan and, thus, have a personal interest in the approval of the New Equity Incentive Plan. Nevertheless, the GigCapital7 Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors, among others, by adopting the New Equity Incentive Plan.

•

Because GigCapital7 has certain provisions in its organizational documents that waive the corporate opportunities doctrine on an ongoing basis, GigCapital7’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to GigCapital7. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in GigCapital7’s organizational documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver.

•

Pursuant to the Registration Rights Agreement, GigCapital7’s officers and directors, and the Sponsor and its members will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the Domesticated GigCapital7 Common Stocks and Domesticated GigCapital7 Warrants held by such parties following the consummation of the Business Combination.

As a result of the foregoing interests, the Sponsor and GigCapital7’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target

company or on terms that would be less favorable to Public Shareholders. In the aggregate, the Sponsor has approximately $[   ] at risk that depends upon the completion of a business combination. Such amount consists of (a) approximately $[   ] representing the value of the Founder Shares held by the Sponsor (based upon the closing price of $[   ] per GigCapital7 Ordinary Share on Nasdaq on [ ], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), and (b) $[   ] representing the value of the Private Placement Warrants purchased by the Sponsor (using the closing price of $[   ] for the Public Warrants on [ ], 2026 as a proxy for the value of the Private Placement Warrants, which do not trade).

The existence of financial and personal interests of one or more of GigCapital7’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of GigCapital7 and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Shareholder Proposals.

The financial and personal interests of the Sponsor, as well as GigCapital7’s directors and officers, may have influenced their motivation in identifying and selecting Hadron Energy as a business combination target, completing an initial business combination with Hadron Energy and influencing the operation of the business following the initial business combination. In considering the recommendations of the GigCapital7 Board to vote for the Shareholder Proposals, its shareholders should consider these interests.

Summary of GigCapital7 Financial Analysis

Because Hadron Energy is not an affiliate of GigCapital7, the GigCapital7 Board was not required to obtain, and did not obtain a financial fairness opinion from an independent investment banking firm. Because the GigCapital7 Board has not obtained a financial fairness opinion, its shareholders will be relying on the judgment of the GigCapital7 Board who has determined the fair market value and fairness from a financial point of view of the proposed Business Combination, based on standards generally accepted by the financial community, including from a valuation standpoint by comparing certain publicly available financial information and operating data for selected publicly listed nuclear companies.

The GigCapital7 Board considered the Materials in evaluating the fair market value and fairness, from a financial point of view, of the Business Combination and the Merger. The Materials were intended to benchmark the proposed Business Combination against relevant trading multiples. In assessing the merits of the Business Combination and the Merger from a financial point of view, the GigCapital7 Board generally used the same valuation analysis as that reflected in the Materials and used valuation assumptions that were substantially the same as those reflected in the Materials. In particular, the GigCapital7 Board considered Hadron Energy’s strategy and technology choices as compared to those of other companies in the nuclear sector, all of which are also in the design simulation and early prototype development stage for deployments for use with data centers, as well as the likelihood that the NRC would license the MMRs that Hadron Energy is developing and the time frame for any such licensure to occur based upon the well-proven historical use of the technology being used in the MMRs in other nuclear reactors, plus the publicly-stated intentions of data centers to use nuclear power for power generation, and compared Hadron Energy’s state of development with those companies that were public or becoming public and the valuations attributed to those companies by the public markets. The GigCapital7 Board assumed that the valuations attributed by the public markets to these other companies in the nuclear sector, and in particular, Oklo and NuScale, having the most closely similar technologies to Hadron Energy, provided a reasonable basis for benchmarking the valuation for Hadron Energy. Specifically with respect to Oklo and NuScale, as with other companies in this sector, neither have yet made any deployments of nuclear reactors for use by data centers. Nor do either hold a site-specific NRC construction permit or operating licsense. Notably, both entities have been in existence significantly longer than Hadron Energy. Generally, companies in the stage of development for SMRs that Hadron Energy is in have between 30-300 employees. Oklo was founded in 2013 and became public in 2024 and is understood to have approximately 4-5 times the number of employees as Hadron Energy, or approximately 100 employees. NuScale became public in 2022 and was reported to have in late 2024 approximately 10 times the number of employees as Hadron Energy. Based upon information understood by individuals in the nuclear sector, as provided to the GigCapital7 Board, both of these companies are still seeking site-specific licenses from the NRC and have their employees substantially engaged in development stage activities. The valuations for both of these companies is set forth in the tables below in this section, and were considered by the GigCapital7 Board in its evaluation. Based upon Hadron Energy’s well-proven technology, state of design of its prototype, engagement with prospective commercial and government customers, and the size of its engineering and business development employee teams, the GigCapital7 Board considered Hadron Energy to be similarly comparable to these other public companies discussed in the Materials. The summary of the Materials is set forth below. For additional information, see the section entitled “— Interests of Certain GigCapital7 Persons in the Business Combination.”

As noted in the section entitled “— The GigCapital7 Board’s Reasons for the Approval of the Business Combination”, the GigCapital7 Board considered a variety of factors, including the Materials, in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the GigCapital7 Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the GigCapital7 Board may have given different weight to different factors.

The Materials were provided for the benefit, information and assistance of the GigCapital7 Board (in its capacity as such) in connection with its evaluation of the Business Combination and the Merger. The Materials did not address the underlying business decision of GigCapital7 to engage in the Business Combination and the Merger, or the relative merits of any aspect of the Business Combination and the Merger compared to any alternative business strategy or transaction that may be available to GigCapital7 or in which GigCapital7 might engage. The terms of the Business Combination and the Merger were determined solely through negotiations between the parties to the Business Combination Agreement.

The Materials do not constitute, and are not intended to represent, (i) any view or opinion as to (a) the fairness, from a financial point of view or otherwise, of the contemplated Business Combination and the Merger, any aspect, term or implication of the financial aspects of the Business Combination and the Merger to GigCapital7, GigCapital7 shareholders, Hadron Energy equity holders or to any other person, (b) the solvency or fair value of GigCapital7, Hadron Energy, pro forma for the Business Combination and the Merger, or any other entity under any state, federal or other laws, whether relating to bankruptcy, insolvency or similar matters or otherwise, (c) the actual value of any Hadron Energy equity when issued or distributed in the Business Combination and the Merger or the price or range of prices at which any Hadron Energy equity, or any other securities of Hadron Energy, may trade or otherwise be transferable at any time, including following announcement or consummation of the Business Combination and the Merger, (d) any legal, regulatory, tax, accounting and similar matters, as to which GigCapital7 Management understands that Hadron Energy has obtained such advice as it deems necessary from qualified professionals or (e) the fairness of the amount or nature of the compensation (if any) or other consideration to any officers, directors or employees of any party, or class of such persons, relative to the consideration to be paid pursuant to the Business Combination and the Merger, or (ii) any recommendation to GigCapital7, GigCapital7 shareholders, Hadron Energy equity holders, or to any other person as to how GigCapital7, Hadron Energy or any such shareholder or equity holder should vote or act with respect to the Business Combination and the Merger or any proposal to be voted upon in connection with the Business Combination and the Merger or otherwise.

The valuation benchmarking information contained in the Materials was obtained from publicly available third-party sources.

GigCapital7 management assumed the accuracy and completeness of all information that was reviewed by GigCapital7 management, including all financial, legal, tax, accounting, operating and other information provided to, or discussed with GigCapital7 management by, or on behalf of, GigCapital7 or Hadron Energy (including, without limitation, financial statements and related notes), and upon the assurances of the management and other representatives of GigCapital7 that they were not aware of any relevant information that had been omitted or that remained undisclosed to GigCapital7 management. GigCapital7 management did not assume responsibility for independently verifying, and did not independently verify, such information. GigCapital7 management also assumed that the estimates and data that the management of GigCapital7 approved for use in preparing the Materials were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Hadron Energy pertaining to what it might cost for a data center to have a micronuclear reactor such as an MMR manufactured, and are a reasonable basis upon which to assess, Hadron Energy, the Business Combination and the Merger and other matters covered thereby.

No financial projections with respect to Hadron Energy were provided to the GigCapital7 Board for its consideration of the Business Combination.

GigCapital7 management did not assume any responsibility to perform, and did not perform, an independent valuation or appraisal of GigCapital7, Hadron Energy, pro forma for the Business Combination and the Merger, or of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet, or otherwise) of or relating to GigCapital7, Hadron Energy, pro forma for the Business Combination and the Merger, or any other entity and GigCapital7 management has not been furnished with any such valuations or appraisals.

The Materials were subject to the assumptions, qualifications, limitations and other matters set forth therein, and the Materials speak only as of the date thereof, were based on the conditions as they existed and information supplied or reviewed as of the date thereof, and were without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur or may have existed or occurred after such date. GigCapital7 management did not undertake any obligation to update, revise or reaffirm the Materials for events occurring after the date thereof.

Set forth below is a summary of certain portions of the Materials presented by GigCapital7 management to the GigCapital7 Board at its meetings on September 26, 2025. The summaries include information presented in tabular format and the tables should be read together with the text accompanying each summary.

GigCapital7 management compared certain publicly available financial information for select transactions. In choosing the selected companies, GigCapital7 management considered publicly listed nuclear companies. GigCapital7 management compared, among other things, (i) market value, (ii) equity value at IPO/De-SPAC Transaction, and (iii) multiple since IPO/De-SPAC Transaction, for the selected comparable companies, dated September 18, 2025. The selected data provided to the GigCapital7 Board are set forth below:

The reference in the above summary to announcement of U.S. Executive Orders is to four separate executive orders signed by President Donald Trump on May 23, 2025 that are intended to result in a quadrupling of U.S. nuclear energy capacity to 400 gigawatts (GW) by 2050, all while strengthening domestic fuel cycle infrastructure and achieving deployment of demonstration reactors as soon as 2026. The four executive orders are EO 14299 (Deploying Advanced Nuclear Reactors for Security), EO 14300 (Reforming the NRC), EO 14301 (Reforming DOE Reactor Testing), and EO 14302 (Reinvigorating the Industrial Base).

Compensation Received by the Sponsor, its Affiliates and GigCapital7 Directors and Executive Officers

Set forth below is a summary of the amount of compensation and securities received or to be received by the Sponsor, its affiliates and GigCapital7’s directors and executive officers in connection with the Business Combination and related transactions.

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration
Sponsor	9,932,246 shares of Domesticated GigCapital7 Common Stock upon conversion of 9,932,246 GigCapital7 Class B Ordinary Shares. This amount is the number of shares remaining following the transfer in the aggregate to two non-affiliated third parties of 275,000 Founder Shares from the	$100,000 paid for the purchase of 10,207,246 Founder Shares by the Sponsor. $148,750 received by the Sponsor for the sale of 175,000 Founder Shares.

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration
10,207,246 Founder Shares acquired by the Sponsor prior to the IPO with one transfer a charitable gift of 100,000 Founder Shares and the other a transfer of 175,000 Founder Shares made on January 21, 2026 to a non-affiliated third party for $148,750.

3,719,000 Domesticated GigCapital7 Warrants upon the conversion of 3,719,000 Private Placement Warrants. $30,000 per month

$58,060, at a price of $0.01561 per private placement warrant

Office space, utilities and secretarial and administrative support services, to GigManagement, LLC, an affiliate of the Sponsor, which may be due from Hadron Energy as a reimbursable expense

Dr. Avi Katz and Dr. Raluca Dinu

9,932,246, or approximately 100%, of the Founder Shares held by the Sponsor. This amount is the number of shares remaining following the transfer in the aggregate to two non-affiliated third parties of 275,000 Founder Shares from the 10,207,246 Founder Shares acquired by the Sponsor prior to the IPO with one transfer a charitable gift of 100,000 Founder Shares and the other a transfer of 175,000 Founder Shares made on January 21, 2026 to a non-affiliated third party for $148,750.

3,719,000, or approximately 100%, of the Private Placement Warrants held by the Sponsor.

$100,000 paid for the purchase of 10,207,246 Founder Shares by the Sponsor. $148,750 received by the Sponsor for the sale of 175,000 Founder Shares.

$58,060, at a price of $0.01561 per private placement warrant

Dr. Avi Katz, Dr. Raluca Dinu, Raanan Horowitz and Ambassador Adrian Zuckerman

Transfer of an aggregate of 1,750 shares of Hadron Common Stock by Samuel Gibson, Hadron Energy’s Founder and Chief Executive Officer to Dr. Avi Katz (875 shares) and Dr. Raluca Dinu (875 shares) as consideration for services provided to Mr. Gibson in facilitating a SAFE investment for Hadron Energy.

Offered a directorship in Domesticated GigCapital7 following the Closing.

All members of the Domesticated GigCapital7 Board and all executive officers of Domesticated GigCapital7 will be eligible for awards under the New Equity Incentive Plan and, thus, have a personal interest in the approval

Services provided to Mr. Gibson in facilitating a SAFE investment for Hadron Energy

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration
of the New Equity Incentive Plan. Nevertheless, the GigCapital7 Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors, among others, by adopting the New Equity Incentive Plan

Sponsor, GigCapital7 Directors and Officers or any of their affiliates

Finder’s fees, advisory fees, consulting fees, success fees and reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Each director is entitled to receive $6,000 per quarter as an advisory fees for time spent identifying and investigating potential business combination targets, performing due diligence on suitable business combinations, attending board and committee meetings, and providing administrative and analytical support in furtherance of GigCapital7’s search for and evaluation of an initial business combination prior to the entry into the Business Combination Agreement and $8,000 per quarter thereafter. No payments were made in respect of 2024, and three quarterly payments were made in 2025, with $14,000 per director ($84,000 in the aggregate for all six directors) remaining outstanding as of December 31, 2025. Such outstanding amounts will be paid upon consummation of the proposed Business Combination. For additional information regarding the terms and conditions of the advisory fee arrangements with GigCapital7’s directors, see the section entitled ‘Information About GigCapital7—Compensation of the Sponsor, its Affiliates, GigCapital7 Directors and Executive Officers.”

Services in connection with identifying, investigating and completing an initial business combination.

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration

All members of the Domesticated GigCapital7 Board and all executive officers of Domesticated GigCapital7 will be eligible for awards under the New Equity Incentive Plan and, thus, have a personal interest in the approval of the New Equity Incentive Plan. Nevertheless, the GigCapital7 Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors, among others, by adopting the New Equity Incentive Plan.

Benefits and Detriments of the Business Combination

The following describe the potential benefits and detriments to certain groups of stakeholders in connection with the Business Combination:

•

GigCapital7: The GigCapital7 Board determined that the Business Combination presents an attractive business opportunity in light of certain factors, including Hadron Energy’s future business and financial condition and prospects, strong management team, and in light of the other opportunities for business combinations reasonably available to GigCapital7. The GigCapital7 Board also considered the potential detriments of the Business Combination to GigCapital7, including the reliance on projections, the uncertainty of the potential benefits of the Business Combination being achieved, macroeconomics risks, the absence of possible structural protections for minority shareholders, and the risks and costs to GigCapital7 if the Business Combination is not achieved, including the risk that it may result in GigCapital7 being unable to complete a business combination and force GigCapital7 to redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to its obligations under Cayman Islands law to provide for claims of creditors and the requirement of other applicable law, and the GigCapital7 Warrants to expire worthless. For more information, see “— The GigCapital7 Board’s Reasons for the Approval of the Business Combination”, and various risks described under the section entitled “Risk Factors”.

•

Sponsor: The Sponsor expects to receive substantial consideration in the Business Combination, including (i) 9,932,246 shares of Domesticated GigCapital7 Common Stock issued upon conversion of 9,932,246 shares of Domesticated GigCapital7 Class B Common Stock resulting from the Domestication, consisting of 9,932,246 shares of GigCapital7 Class B Ordinary Shares and (ii) 3,719,000 Domesticated GigCapital7 Warrants upon the conversion of 3,719,000 Private Placement Warrants. As a result of the low price paid by the Sponsor for its equity in GigCapital7, the Sponsor is likely to be able to make a substantial profit on its investment even at a time when Public Shareholders have lost significant value. For more information, see “— Compensation Received by the Sponsor, its Affiliates and GigCapital7 Directors and Executive Officers”. The Sponsor will only be able to realize a return on their equity in GigCapital7 (which may be materially higher than the return realized by Public Shareholders and holders of Public Warrants) if GigCapital7 completes a business combination by May 30, 2026 (or if such date is extended at a duly called meeting of the GigCapital7 shareholders, such later date). Additionally, the Sponsor faces potential detriments from the Business Combination, including the possibility of litigation challenging the Business Combination or the Sponsor’s role in the Business Combination, and the risk that if the Business Combination is not achieved, GigCapital7 may be unable to consummate a business combination and be forced to redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, resulting in the Sponsor and its affiliates’ investment being worthless.

•

Dr. Avi Katz and Dr. Raluca Dinu: The Sponsor is controlled by Dr. Avi Katz, GigCapital7’s Chairman and Chief Executive Officer, and Dr. Raluca Dinu, GigCapital7’s director, who share control over the voting and disposition of the Founder Shares and the Private Placement Warrants held by the Sponsor. Dr. Katz and Dr. Dinu have an economic interest in 9,932,246, or 100%, of the Founder Shares held by the Sponsor, and 3,719,000 or 100%, of the Private Placement Warrants held by the Sponsor. The remaining economic interest in the Founder Shares is held by a consultant, a non-affiliated charitable organization and thirteen groups of institutional investors (none of which are affiliated with any member of our management, our Sponsor or any other investor). In addition, Dr. Katz and Dr. Dinu and the other GigCapital7 directors face potential detriments from the Business Combination, including the possibility of litigation challenging the Business Combination or such directors’ roles in the Business Combination.

•

Unaffiliated GigCapital7 Public Shareholders: The unaffiliated Public Shareholders have the opportunity to evaluate and consider whether or not to redeem their Public Shares in connection with the consummation of the Business Combination. Non-redeeming Public Shareholders will have the opportunity to participate in the potential future growth of Hadron Energy, but may face a number of potential detriments in connection with their continued investment, including the uncertainties and risks identified by the GigCapital7 Board described more fully in “— The GigCapital7 Board’s Reasons for the Approval of the Business Combination”, the various other risks associated with the Business Combination, the business of GigCapital7 and the business of Hadron Energy, as described further under the section entitled “Risk Factors”, the potential conflicts of interest described under “— Interests of Certain GigCapital7 Persons in the Business Combination”, and the potential material dilution they may experience as described more fully in the section entitled “Dilution”. Redeeming Public Shareholders have the opportunity to receive their pro rata share of the aggregate amount on deposit in the Trust Account, less taxes paid and payable, calculated as of two (2) Business Days prior to the consummation of the Business Combination. However, redeeming Public Shareholders face the potential of not realizing any future growth in value of Hadron Energy following the Business Combination.

•

Hadron Energy and its Affiliates: The Hadron Board determined that the Business Combination presents an attractive business opportunity in light of certain factors, including, among other factors, that the Business Combination will expand the access to capital for Hadron, and taking into account Hadron Energy’s expected cash resources and need for additional capital to fund the development of its products and services, and the uniqueness of this particular potential Business Combination, as the negotiated transaction will result in the infusion of capital at the time of Closing. For Hadron Energy’s affiliates, the tradability of their Domesticated GigCapital7 Common Stocks is expected to make their holdings more liquid. The Hadron Board also considered the potential detriments of the Business Combination to Hadron Energy and its affiliates, including, among other factors, the possibility that the Business Combination might not be completed in a timely manner or at all, the uncertainty of the potential benefits of the Business Combination being achieved, the costs involved in connection with completing the Business Combination, and the time and effort of Hadron Energy management required to complete the Business Combination. For more information, see “— The Hadron Board’s Reasons for the Approval of the Business Combination” and various risks described under the section entitled “Risk Factors.”

Expected Accounting Treatment of the Business Combination

The Domestication

There will be no accounting effect or change in the carrying amount of the assets and liabilities of GigCapital7 as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of GigCapital7 immediately following the Domestication will be the same as those immediately prior to the Domestication.

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP and not as a business combination. Under this method of accounting, GigCapital7 will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Hadron Energy issuing stock for the net assets of GigCapital7, accompanied by a recapitalization. Upon the completion of the Business Combination, substantially all of the assets and business of the combined company will be held and operated by Hadron Energy Opco and its subsidiaries.

Regulatory Matters

Neither GigCapital7 nor Hadron Energy are aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the filing required by and the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the other regulatory notices and approvals discussed in “The Business Combination Proposal - Business Combination Agreement - Closing Conditions - Conditions to the Obligations of Each Party”. The filing required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 was made on October 27, 2025. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired on Wednesday, November 26, 2025. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act. That will be duly passed if, at the extraordinary meeting at which the Business Combination Proposal is proposed (i) a quorum is present (being the holders of one-third of the issued and outstanding shares entitled to vote at the extraordinary general meeting are represented in person or by proxy) and (ii) there is an affirmative vote in favour of the Business Combination Proposal by the holders of a majority of the GigCapital7 Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

The Business Combination Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Business Combination Proposal will have no effect, even if approved by holders of GigCapital7 Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that GigCapital7’s entry into the Business Combination Agreement, dated as of September 27, 2025, by and among GigCapital7, Merger Sub and Hadron Energy, pursuant to which and among other things, on the terms and subject to the conditions set forth in the Business Combination Agreement, the parties will complete the Business Combination described in the accompanying proxy statement/prospectus, be approved, ratified and confirmed in all respects.”

Recommendation of the GigCapital7 Board

THE GigCapital7 BOARD UNANIMOUSLY RECOMMENDS THAT GigCapital7 SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The GigCapital7 Board believes that the Business Combination Proposal to be presented at the extraordinary general meeting is in the best interests of GigCapital7’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal.

The existence of financial and personal interests of one or more of GigCapital7’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of GigCapital7 and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and GigCapital7’s officers also have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal - Interests of Certain GigCapital7 Persons in the Business Combination” for a further discussion.

THE DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, subject to the approval of the other Condition Precedent Proposals, GigCapital7 is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal, and completion of the Domestication, is a condition to the consummation of the Business Combination. If, however, the Domestication Proposal is approved, but the Business Combination Proposal or any of the other Condition Precedent Proposals is not approved, then neither the Domestication nor the Business Combination will be consummated.

As a condition to Closing, the GigCapital7 Board has unanimously approved a change of GigCapital7’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In accordance with GigCapital7’s plan of domestication, included as an exhibit to the registration statement of which this proxy statement/prospectus is a part, to effect the Domestication, GigCapital7 will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file the Proposed Interim Certificate of Incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which GigCapital7 will be domesticated and continue as Domesticated GigCapital7, a Delaware corporation.

By virtue of the Domestication upon its effectiveness, (a) each then issued and outstanding Class A Ordinary Share (other than any Class A Ordinary Shares included in the GigCapital7 Units) shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated GigCapital7 Common Stock; (b) each then issued and outstanding Class B Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated GigCapital7 Class B Common Stock; (c) each then issued and outstanding GigCapital7 Warrant shall convert automatically into a Domesticated GigCapital7 Warrant to acquire one (1) share of Domesticated GigCapital7 Common Stock, pursuant to the Warrant Agreement; and (d) each then issued and outstanding GigCapital7 Unit shall be cancelled and will thereafter entitle the holder thereof to one (1) share of Domesticated GigCapital7 Common Stock and one (1) Domesticated GigCapital7 Warrant.

The Domestication Proposal, if approved, will authorize a change of GigCapital7’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while GigCapital7 is currently governed by the Companies Act, upon the Domestication, Domesticated GigCapital7 will be governed by the DGCL. GigCapital7 encourages shareholders to carefully consult the information set out below under “- Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication”.

Reasons for the Domestication

The GigCapital7 Board believes that it would be in the best interests of GigCapital7 to effect the Domestication in advance of the completion of the Business Combination. Further, the GigCapital7 Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. In addition, because Domesticated GigCapital7 will operate within the United States following the Business Combination, it was the view of the GigCapital7 Board that Domesticated GigCapital7 should be structured as a corporation organized in the United States.

The GigCapital7 Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of GigCapital7 and its shareholders. These additional reasons can be summarized as follows:

•

Prominence, Predictability and Flexibility of Delaware Law. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•

Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to Domesticated GigCapital7, the Domesticated GigCapital7 Board and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for Domesticated GigCapital7’s stockholders from possible abuses by directors and officers.

•

Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. Domesticated GigCapital7’s incorporation in Delaware may make Domesticated GigCapital7 more attractive to future candidates for the Domesticated GigCapital7 Board, because many such candidates are already familiar with Delaware corporate law from their past business experiences. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. The GigCapital7 Board therefore believes that providing the benefits afforded directors by Delaware law will enable Domesticated GigCapital7 to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable Domesticated GigCapital7 to compete more effectively with other public companies in attracting and retaining new directors.

Regulatory Approvals; Third-Party Consents

GigCapital7 is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries in order to complete the Domestication. However, because the Domestication is a condition to Closing pursuant to the Business Combination Agreement, it will not occur unless the other conditions of the Business Combination Agreement are satisfied or waived, which will require, among other things, the approvals as described under the section of this proxy statement/prospectus entitled “The Business Combination Proposal”. GigCapital7 must comply with applicable United States federal and state securities laws in connection with the Domestication.

The Domestication will not breach any covenants or agreements binding upon GigCapital7 and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Delaware necessary to effect the Domestication.

Proposed Interim Certificate of Incorporation and Proposed Interim Bylaws

Commencing with the effective time of the Domestication, the Proposed Interim Certificate of Incorporation and the Proposed Interim Bylaws will govern the rights of stockholders in Domesticated GigCapital7.

A chart comparing your rights as a holder of GigCapital7 Ordinary Shares as a Cayman Islands exempted company with your rights as a holder of Domesticated GigCapital7 Common Stock can be found in the section of this proxy statement/prospectus entitled “The Domestication Proposal—Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication”.

Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication

When the Domestication is completed, the rights of stockholders of Domesticated GigCapital7 will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands. Certain differences exist between the DGCL and the Companies Act that will alter certain of the rights of shareholders of GigCapital7 and affect the powers of the Domesticated GigCapital7 Board and management following the Domestication.

Shareholders should consider the following summary comparison of the laws of the Cayman Islands, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Companies Act.

The owners of a Delaware corporation’s shares are referred to as “stockholders”. For purposes of language consistency, in certain sections of this proxy statement/prospectus, we may continue to refer to the share owners of Domesticated GigCapital7 as “shareholders”.

Provision	Domesticated GigCapital7 (Delaware corporation)	GigCapital7 (Cayman Islands exempted company)
Applicable legislation	General Corporation Law of the State of Delaware	The Companies Act (as revised) of the Cayman Islands

General Vote Required for Combinations with Interested Stockholders/Shareholders	Generally, a corporation may not engage in a business combination with an interested stockholder for a period of three (3) years after the time of the transaction in which the person became an interested stockholder, unless the corporation opts out of the statutory provision.	No similar provision

Appraisal Rights	Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they	Under the Companies Act, minority shareholders that dissent to a merger are entitled to be paid the fair market value of their

Provision	Domesticated GigCapital7 (Delaware corporation)	GigCapital7 (Cayman Islands exempted company)
	are required by the terms of a merger agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.	shares, which, if necessary, may ultimately be determined by the courts of the Cayman Islands.

Requirements for Stockholder/Shareholder Approval	Subject to the certificate of incorporation, stockholder approval of most mergers, a sale of all or substantially all the assets of the corporation, dissolution and amendments of constitutional documents require a majority of outstanding shares; most other matters requiring stockholder approval require a majority of those present and voting, provided a quorum is present.	Subject to the articles of association, matters which require shareholder approval, whether under Cayman Islands statute or the company’s articles of association, are determined (subject to quorum requirements, the Companies Act, applicable law and the relevant articles of association) by ordinary resolution, being the approval of the holders of a majority of the shares, who, being present in person or proxy and entitled to vote, vote at the meeting of shareholders or by “special resolution” (such as the amendment of the company’s constitutional documents), being the approval of the holders of at least 66 2⁄3% of the shares who, being present in person or by proxy and entitled to vote, vote at the meeting of shareholders.

Requirement for Quorum	Quorum is a majority of shares entitled to vote at the meeting unless otherwise set in the constitutional documents, but cannot be less than one-third of shares entitled to vote at the meeting.	Quorum is set in the company’s articles of association.

Provision	Domesticated GigCapital7 (Delaware corporation)	GigCapital7 (Cayman Islands exempted company)
Stockholder/Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent.	Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written resolutions.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of members or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per the Advisory Organizational Documents Proposals).	The decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances.

Removal of Directors;	Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, stockholders may effect such removal only for cause; or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board.	A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Number of Directors	Pursuant to the certificate of incorporation, the number of directors will be fixed from time to time by resolution of the board.	Subject to the articles of association, the board may increase the size of the board and fill any vacancies.
Classified or Staggered Boards	Classified boards are permitted.	Classified boards are permitted.

Provision	Domesticated GigCapital7 (Delaware corporation)	GigCapital7 (Cayman Islands exempted company)
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.	A Cayman Islands exempted company generally may indemnify its directors or officers, except with regard to fraud or willful default.
Limited Liability of Directors	Permits the limiting or eliminating of the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful stock repurchases or dividends, or improper personal benefit.	Liability of directors may be limited, except with regard to their own fraud or willful default.

Accounting Treatment of the Domestication

The Domestication is being proposed solely for the purpose of changing the legal domicile of GigCapital7. There will be no accounting effect or change in the carrying amount of the assets and liabilities of GigCapital7 as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of GigCapital7 immediately following the Domestication will be the same as those immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution, being the affirmative vote of holders of at least 66 2⁄3% of the GigCapital7 Class B Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The holders of GigCapital7 Class A Ordinary Shares will have no right to vote on the Domestication Proposal, in accordance with Article 44.2 of the Cayman Constitutional Documents. The failure to vote and abstentions will have no effect on the outcome of the proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

The Domestication Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Domestication Proposal will have no effect, even if approved by holders of GigCapital7 Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution of the holders of Class B ordinary shares, that GigCapital7 be de-registered in the Cayman Islands pursuant to Article 44 of the Amended and Restated Memorandum and Articles of Association of GigCapital7 Corp. and be registered by way of continuation as a corporation in the State of Delaware, and the Amended and Restated Memorandum and Articles of Association of GigCapital7 Corp. be amended so as to be replaced in their entirety in the form attached to this proxy statement/prospectus.”

Recommendation of the GigCapital7 Board

THE GigCapital7 BOARD UNANIMOUSLY RECOMMENDS THAT GigCapital7 SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of GigCapital7’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of GigCapital7 and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and GigCapital7’s officers also have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal—Interests of Certain GigCapital7 Persons in the Business Combination” for a further discussion of these considerations.

THE BCA COMMON STOCK ISSUANCE PROPOSAL

Overview

Assuming the Business Combination Proposal and the other Condition Precedent Proposals are approved, GigCapital7’s shareholders are also being asked to approve, by ordinary resolution and the BCA Common Stock Issuance Proposal.

The BCA Stock Issuance Proposal to be considered at the extraordinary general meeting is for the GigCapital7 shareholders to approve the issuance or potential issuance of up to 100,000,000 shares of Domesticated GigCapital7 Common Stock to the Hadron Stockholders. The up to 100,000,000 shares of Domesticated GigCapital7 Common Stock is the consideration to be paid in the Merger to the of Hadron Stockholders pursuant to the Business Combination Agreement for the issued and outstanding Hadron Common Stock.

Upon the Domestication and the Closing of the Business Combination, Domesticated GigCapital7 Common Stock will consist of common stock, par value $0.0001 per share, authorized in an amount of 615,000,000 shares, as more fully detailed in the Organizational Documents Proposals. Each share of Domesticated GigCapital7 Common Stock carries one vote on all matters submitted to stockholders, voting together as a single class (or together with voting preferred stock if applicable), and there is no cumulative voting. Dividends may be declared and paid ratably at the discretion of the Board of Directors out of legally available assets, subject to the rights of any preferred stock and any limitations under financing or other agreements, and there is no guarantee that dividends will be declared. Upon liquidation, after payment or provision for debts and liabilities and subject to any preferred stock rights, holders are entitled to the remaining assets on a pro rata basis. Holders of Domesticated GigCapital7 Common Stock have no preemptive, conversion, or other subscription rights, and the common stock is not subject to redemption or sinking fund provisions; the rights of the common will remain subject to any preferred stock that may be issued in the future pursuant to board-designated terms.

Why GigCapital7 Needs Shareholder Approval

We are seeking shareholder approval in order to comply with Nasdaq Listing Rules, including 5635(a), (b) and (d). Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Collectively, Domesticated GigCapital7 may issue securities representing 20% or more of our outstanding common stock or 20% or more of the voting power, in each case outstanding before the issuance, pursuant to the issuance of common stock and securities convertible into or exercisable for common stock in connection with the Business Combination.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required prior to the issuance of securities in certain circumstances, including if the number of securities to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance.

Upon the consummation of the Business Combination, Domesticated GigCapital7 expects to issue up to an estimated 100,000,000 shares of Domesticated GigCapital7 Common Stock to the Hadron Stockholders. Domesticated GigCapital7 may issue additional common stock and securities convertible into or exercisable for common stock pursuant to warrants, options or certain other subscription, purchase or similar agreements it may enter into prior to Closing. For further details, see the section of this proxy statement/prospectus entitled “Beneficial Ownership of Securities”.

Vote Required for Approval

The approval of the BCA Common Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the GigCapital7 Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

The BCA Common Stock Issuance Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the BCA Common Stock Issuance Proposals will have no effect, even if approved by holders of GigCapital7 Ordinary Shares.

Resolutions to be Voted Upon

The full text of the resolutions to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable Nasdaq Listing Rules, the issuance of up to an estimated 100,000,000 shares of Domesticated GigCapital7 Common Stock to the Hadron Stockholders be approved in all respects.”

Recommendation of the GigCapital7 Board

THE GIGCAPITAL7 BOARD UNANIMOUSLY RECOMMENDS THAT GIGCAPITAL7 SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BCA COMMON STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of GigCapital7’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of GigCapital7 and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposal. In addition, the Sponsor and GigCapital7’s officers also have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal—Interests of Certain GigCapital7 Persons in the Business Combination” for a further discussion of these considerations.

THE ORGANIZATIONAL DOCUMENTS PROPOSALS

Overview

If the Business Combination Proposal and the other Condition Precedent Proposals are approved and the Business Combination is consummated, GigCapital7 will first replace the Cayman Constitutional Documents with the Proposed Interim Certificate of Incorporation and the Proposed Interim Bylaws of Domesticated GigCapital7 to govern Domesticated GigCapital7 during the timeframe between the effectiveness of the Domestication and the Closing of the Business Combination, and then second replace the Proposed Interim Certificate of Incorporation and the Proposed Interim Bylaws with the Proposed Post-Closing Certificate of Incorporation and the Proposed Post-Closing Bylaws to govern Domesticated GigCapital7 after the Closing of the Business Combination, in each case, pursuant to the DGCL.

GigCapital7’s shareholders are asked to approve the Domestication Organizational Documents Proposal and the Post-Closing Certificate of Incorporation Proposal in connection with the replacement of the Cayman Constitutional Documents.

Reasons for the Amendments

The GigCapital7 Board’s reasons for proposing the Proposed Interim Certificate of Incorporation, the Proposed Post-Closing Certificate of Incorporation, the Proposed Interim Bylaws and the Proposed Post-Closing Bylaws are set forth below and more fully detailed for each of the Advisory Organizational Documents Proposals set forth in the section entitled “The Advisory Organizational Documents Proposals”. The following is a summary of the key changes effected by the Proposed Organizational Documents, but this summary is qualified in its entirety by reference to the full text of the Proposed Interim Certificate of Incorporation, a copy of which is included as Annex C, by reference to the full text of the Proposed Interim Bylaws, a copy of which is included as Annex D, by reference to the full text of the Proposed Post-Closing Certificate of Incorporation, a copy of which is included as Annex E, and by reference to the full text of the Proposed Post-Closing Bylaws, a copy of which is included as Annex F:

•

In the Proposed Interim Certificate of Incorporation, to increase the total number of shares of our capital stock from 200,000,000 GigCapital7 Class A Ordinary Shares, 50,000,000 GigCapital7 Class B Ordinary Shares and 1,000,000 preference shares, each with a par value of $0.0001 per share, of GigCapital7 to 625,000,000 shares of Domesticated GigCapital7 capital stock which consists of (A) 600,000,000 shares of Domesticated GigCapital7 Common Stock; (B) 15,000,000 shares of Domesticated GigCapital7 Class B Common Stock; and (C) 10,000,000 shares of Domesticated GigCapital7 Preferred Stock, each with a par value of $0.0001 per share.

•

In the Proposed Interim Certificate of Incorporation, to specify that only holders of Domesticated GigCapital7 Class B Common Stock will have the right to appoint and remove directors prior to or in connection with the completion of the Business Combination.

•

In the Proposed Interim Certificate of Incorporation, to divide the Board of Domesticated GigCapital7 into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The same provisions relating to the staggered terms of the Board of Domesticated GigCapital7 are included in the Proposed Post-Closing Certificate of Incorporation.

•

In the Proposed Interim Certificate of Incorporation, to provide for the elimination of the Domesticated GigCapital7 Class B Common Stock and conversion of all outstanding shares of such Domesticated GigCapital7 Class B Common Stock on a one-for-one basis into the same number of shares of Domesticated GigCapital7 Common Stock upon the Closing of the Business Combination and remove the anti-dilution and targeted percentage ownership provisions relating to the GigCapital7 Class B Ordinary Shares.

•

In the Proposed Interim Certificate of Incorporation, to provide that Public Shareholders may request to redeem all or a portion of such holder’s Public Shares for cash in connection with the consummation of the Business Combination.

•

In the Proposed Post-Closing Certificate of Incorporation, to delete all provisions relating to Domesticated GigCapital7 as a SPAC, the Business Combination and the redemption rights of the Public Shares in connection with the Closing of the Business Combination; and

•

In the Proposed Post-Closing Bylaws, to restrict the transfer of shares of Domesticated GigCapital7 Common Stock issued (i) as consideration pursuant to the Merger, and (ii) to directors, officers and employees of Domesticated GigCapital7 upon the settlement or exercise of stock options or other equity awards outstanding as of immediately following the closing of the Merger in respect of awards of Hadron Energy outstanding immediately prior to the Closing, subject to certain customary transfer exceptions, from the Closing until the date that is the earliest of (a) six months following the Closing Date, (b) subsequent to Closing, the date on which the closing price of Domesticated GigCapital7 Common Stock equals or exceeds $11.50 per share for any 20 Trading days within any 30 consecutive Trading day period commencing at least 90 days after the Closing Date, (c) subsequent to the Closing, the date on which Domesticated GigCapital7 completes a liquidation, merger, stock exchange or other similar transaction that results in all of GigCapital7’s shareholders having the right to exchange their securities for cash, securities or other property.

•

To authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Interim Certificate of Incorporation and Proposed Interim Bylaws in connection with the Domestication, and replacement of the Proposed Interim Certificate of Incorporation and Proposed Interim Bylaws with Proposed Post-Closing Certificate of Incorporation and Proposed Post-Closing Bylaws in connection with the consummation of the Business Combination (copies of all four of such documents are attached to this proxy statement/prospectus as Annex C, Annex D, Annex E and Annex F, respectively).

Resolution to be Voted Upon

The full text of the resolutions to be passed is as follows:

“RESOLVED, as two separate special resolutions, that the following changes to the governing documents of GigCapital7 be and are hereby approved:

•

Proposal 4A – The Amended and Restated Memorandum and Articles of Association of GigCapital7 currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Interim Certificate of Incorporation and Proposed Interim Bylaws in the form attached to the proxy statement/prospectus as Annex C and Annex D, respectively, which are to govern Domesticated GigCapital7 during the timeframe between the effectiveness of the Domestication and the Closing of the Business Combination, with such deletion and substitution to result the authorization of the change in authorized share capital as indicated therein, provide for the elimination of the Domesticated GigCapital7 Class B Common Stock and conversion of all outstanding shares of such Domesticated GigCapital7 Class B Common Stock on a one-for-one basis into the same number of shares of Domesticated GigCapital7 Common Stock upon the Closing of the Business Combination, to remove the anti-dilution and targeted percentage ownership provisions relating to the GigCapital7 Class B Ordinary Shares and to divide the Board of Domesticated GigCapital7 into three classes with staggered three-year terms.

•

Proposal 4B – The Proposed Interim Certificate of Incorporation of GigCapital7 in effect upon the registration of GigCapital7 in the State of Delaware as a corporation with the laws of the State of Delaware be amended and restated by the deletion in its entirety and the substitution in its place of the Proposed Post-Closing Certificate of Incorporation in the form attached to the proxy statement/prospectus as Annex E, including, without limitation, the deletion of provisions relating to Domesticated GigCapital7 as a SPAC, the

Business Combination and the redemption rights of the Public Shares in connection with the Closing of the Business Combination and the Proposed Interim Bylaws of GigCapital7 in effect upon the registration of GigCapital7 in the State of Delaware as a corporation with the laws of the State of Delaware be amended and restated by the deletion in its entirety and the substitution in its place of the Proposed Post-Closing Bylaws in the form attached to the proxy statement/prospectus as Annex F, including, without limitation, restricting the transfer of shares of Domesticated GigCapital7 Common Stock issued (i) as consideration pursuant to the Merger, and (ii) to directors, officers and employees of Domesticated GigCapital7 upon the settlement or exercise of stock options or other equity awards outstanding as of immediately following the closing of the Merger in respect of awards of Hadron Energy outstanding immediately prior to the Closing, subject to certain customary transfer exceptions, from the Closing until the date that is the earliest of (a) six months following the Closing Date, (b) subsequent to Closing, the date on which the closing price of Domesticated GigCapital7 Common Stock equals or exceeds $11.50 per share for any 20 Trading days within any 30 consecutive Trading day period commencing at least 90 days after the Closing Date, (c) subsequent to the Closing, the date on which Domesticated GigCapital7 completes a liquidation, merger, stock exchange or other similar transaction that results in all of GigCapital7’s shareholders having the right to exchange their securities for cash, securities or other property.”

Vote Required for Approval

The approval of each of the Organizational Documents Proposals requires a special resolution to be approved by both (a) holders of GigCapital7 Class B Ordinary Shares, being the affirmative vote of holders of at least 66 2⁄3% of the GigCapital7 Class B Ordinary Shares, who being present in person or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting, and (b) holders of GigCapital7 Ordinary Shares, being the affirmative vote of holders of at least 66 2⁄3% of the GigCapital7 Ordinary Shares (i.e., the holders of GigCapital7 Class A Ordinary Shares and GigCapital7 Class B Ordinary Shares combined), who being present in person or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting.

Each of the Organizational Documents Proposals is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Organizational Documents Proposals will have no effect, even if approved by holders of GigCapital7 Ordinary Shares.

The Sponsor has agreed to vote all the Founder Shares and any Public Shares it may hold in favor of each of the Organizational Documents Proposals.

Recommendation of the GigCapital7 Board

THE GIGCAPITAL7 BOARD UNANIMOUSLY RECOMMENDS THAT GIGCAPITAL7 SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ORGANIZATIONAL DOCUMENTS PROPOSALS.

The existence of financial and personal interests of one or more of GigCapital7’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of GigCapital7 and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and GigCapital7’s officers also have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal—Interests of Certain GigCapital7 Persons in the Business Combination” for a further discussion.

THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS

If the Business Combination Proposal, the other Condition Precedent Proposals, including both of the Organizational Documents Proposals, are approved and the Business Combination is consummated, GigCapital7 will replace the Cayman Constitutional Documents, under the Companies Act, with first, the Proposed Interim Certificate of Incorporation and the Proposed Interim Bylaws to govern Domesticated GigCapital7 during the timeframe between the effectiveness of the Domestication and the Closing of the Business Combination, and then second, the Proposed Post-Closing Certificate of Incorporation and the Proposed Post-Closing Bylaws to govern Domesticated GigCapital7 after the Closing of the Business Combination, in each case, pursuant to the DGCL.

GigCapital7’s shareholders are asked to consider and vote upon and to approve on a non-binding advisory basis by special resolution two (2) separate proposals (collectively, the “Advisory Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. These two (2) proposals are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions and will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Cayman Islands or Delaware law, but pursuant to SEC guidance, GigCapital7 is required to submit these provisions to its shareholders separately for approval. The shareholder votes regarding these proposals are advisory in nature, and are not binding on GigCapital7, the GigCapital7 Board, Hadron Energy or the Domesticated GigCapital7 Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Organizational Documents Proposals (separate and apart from the approval of each of the Organizational Documents Proposals). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, GigCapital7 intends that the Proposed Interim Certificate of Incorporation and the Proposed Interim Bylaws will take effect and govern Domesticated GigCapital7 during the timeframe between the effectiveness of the Domestication and the Closing of the Business Combination, and that the Proposed Post-Closing Certificate of Incorporation and the Proposed Post-Closing Bylaws will take effect and govern Domesticated GigCapital7 after the Closing of the Business Combination, assuming approval of the Business Combination Proposal and the Organizational Documents Proposals.

The Proposed Organizational Documents differ materially from the Cayman Constitutional Documents. The following table sets forth a summary of the principal changes proposed between the Cayman Constitutional Documents and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of GigCapital7, which are included as exhibits on an Annual Report on Form 10-K, and, the complete text of the Proposed Interim Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C, the complete text of the Proposed Interim Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D, the Proposed Post-Closing Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex E and the Proposed Post-Closing Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex F. All shareholders are encouraged to read the Proposed Interim Certificate of Incorporation, Proposed Interim Bylaws, Proposed Post-Closing Certificate of Incorporation and Proposed Post-Closing Bylaws in their entirety for a more complete description of their terms. Additionally, as the Cayman Constitutional Documents are governed by the Companies Act and the Proposed Organizational Documents will be governed by the DGCL, GigCapital7 encourages shareholders to carefully consult the information set out under the section of this proxy statement/prospectus entitled “The Domestication Proposal—Comparison of Shareholder Rights Under Applicable Corporate Law Before and After Domestication”.

	Cayman Constitutional Documents	Proposed Organizational Documents

Authorized Shares (Advisory Organizational Documents Proposal 5A)

The Cayman Constitutional Documents authorize 251,000,000 GigCapital7 shares, consisting of (A) 200,000,000 GigCapital7 Class A Ordinary Shares, (B)

50,000,000 GigCapital7 Class B Ordinary Shares and (C) 1,000,000 preference shares, each with a par value of $0.0001 per share.

See paragraph 5 of the Cayman Constitutional Documents.

The Proposed Interim Certificate of Incorporation authorizes 625,000,000 shares, consisting of (A) 600,000,000 shares of Domesticated GigCapital7 Common Stock, (B) 15,000,000 shares of Domesticated GigCapital7 Class B common stock; and (C) 10,000,000 shares of Domesticated GigCapital7 Preferred Stock, each with a par value of $0.0001 per share.

See Article IV of the Proposed Interim Certificate of Incorporation.

The Proposed Post-Closing Certificate of Incorporation authorizes 625,000,000 shares, consisting of (A) 615,000,000 shares of Domesticated GigCapital7 Common Stock and (B) 10,000,000 shares of Domesticated GigCapital7 Preferred Stock, each with a par value of $0.0001 per share.

See Article IV of the Proposed Post-Closing Certificate of Incorporation.

Exclusive Forum Provision (Advisory Organizational Documents Proposal 5B)	The Cayman Constitutional Documents provide that unless GigCapital7 consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Cayman Constitutional Documents or otherwise related in any way to each shareholder’s shareholding in GigCapital7, including but not limited to: (i) any derivative	The Proposed Interim Certificate of Incorporation and Proposed Post-Closing Certificate of Incorporation would provide that unless Domesticated GigCapital7 consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of

Cayman Constitutional Documents	Proposed Organizational Documents

action or proceeding brought on GigCapital7’s behalf; (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any of GigCapital7’s current or former director, officer or other employee to GigCapital7 or its shareholders; (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or the Cayman Constitutional Documents; or (iv) any action asserting a claim against GigCapital7 governed by the internal affairs doctrine (as such concept is recognized under the laws of the United States) and that each shareholder irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes. The forum selection provision in the Cayman Constitutional Documents do not apply to actions or suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any claim for which the federal district courts of the United States are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

See Article 50 of the Cayman Constitutional Documents.

Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought in the name or right of Domesticated GigCapital7 or on its behalf; (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer, employee, agent or stockholder of Domesticated GigCapital7 to Domesticated GigCapital7 or its stockholders; (iii) any action or proceeding arising or asserting a claim pursuant to any provision of the DGCL, the Certificate of Incorporation (including any Preferred Stock Designation) or the Bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (iv) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation (including any Preferred Stock Designation) or the Bylaws; or (v) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such court having personal jurisdiction over the indispensable parties named as defendants therein. Furthermore, unless Domesticated GigCapital7 consents in writing to the selection of an alternative forum, with respect to claims that are not internal corporate claims, stockholders, when acting in their capacity as stockholders or in the right of Domesticated GigCapital7, must bring any or all such claims only in the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware, if such claims relate to the business of Domesticated GigCapital7, the conduct of its affairs, or the rights

Cayman Constitutional Documents	Proposed Organizational Documents

or powers of Domesticated GigCapital7 or its stockholders, directors or officers, in each case subject to such court having personal jurisdiction over the indispensable parties named as defendants therein. Direct claims brought under the Exchange Act can be brought in the U.S. federal courts as Section 27 of the Exchange Act provides for exclusive jurisdiction of such claims, in the U.S. federal courts, and pursuant to Section 29(a) of the Exchange Act, Domesticated GigCapital7 cannot bind a stockholder to waive compliance with such jurisdictional requirement. As such, the forum selection provision set forth in the Domesticated GigCapital7 Charter will not affect that direct claims under the Exchange Act are to be brought in the U.S. federal courts. In addition, because the Court of Chancery does not have jurisdiction over claims brought under the Exchange Act, any derivative claims under Section 14(a) need to be brought in the federal court for the District of Delaware.

Unless Domesticated GigCapital7 consents in writing to the selection of an alternative forum, the U.S. federal district courts shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. This federal forum provision pertaining to causes of action arising under the Securities Act does not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or the rules and regulations thereunder, or to any other claim for which the U.S.

Cayman Constitutional Documents	Proposed Organizational Documents
federal courts have exclusive jurisdiction. See Article XI of the Proposed Interim Certificate of Incorporation and Article XI of the Proposed Post-Closing Certificate of Incorporation.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as two separate special resolutions on a non-binding and advisory basis only, that the following governance provisions contained in the Proposed Organizational Documents be and are hereby approved:

•

Proposal 5A – Under the Proposed Interim Certificate of Incorporation, to be in effect during the timeframe between the effectiveness of the Domestication and the Closing of the Business Combination, Domesticated GigCapital7 would be authorized to issue (A) 600,000,000 shares of Domesticated GigCapital7 Common Stock, (B) 15,000,000 shares of Domesticated GigCapital7 Class B Common Stock; and (C) 10,000,000 shares of Domesticated GigCapital7 Preferred Stock, each with a par value of $0.0001 per share, and under the Proposed Post-Closing Certificate of Incorporation to be in effect following the Closing of the Business Combination, Domesticated GigCapital7 would be authorized to issue (A) 615,000,000 shares of Domesticated GigCapital7 Common Stock, and (B) 10,000,000 shares of Domesticated GigCapital7 Preferred Stock, each with a par value of $0.0001 per share.

•

Proposal 5B – The Proposed Organizational Documents would adopt (a) Delaware as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.”

Vote Required for Approval

The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution, being the affirmative vote of holders of at least 66 2⁄3% of the GigCapital7 Ordinary Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established. Approval of the Advisory Organizational Documents Proposals is not a condition to the consummation of the Business Combination.

Recommendation of the GigCapital7 Board

THE GIGCAPITAL7 BOARD UNANIMOUSLY RECOMMENDS THAT GIGCAPITAL7 SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.

THE INCENTIVE PLAN PROPOSAL

Overview

We are seeking stockholder approval for the Hadron Energy, Inc. 2026 Equity Incentive Plan (the “New Equity Incentive Plan”). The New Equity Incentive Plan is being adopted in connection with the Business Combination Agreement and will become effective upon the Closing (the “Plan Effective Time”). The Hadron EIP will expire as of the Closing and no awards will be granted under the Hadron EIP following its termination. The New Equity Incentive Plan, if approved by stockholders, will allow Domesticated GigCapital7 to provide equity awards to eligible service providers of Domesticated GigCapital7 as part of the Domesticated GigCapital7’s compensation program, an important tool for motivating, attracting and retaining talented employees and for providing incentives that promote the Company’s business and increased stockholder value. Non-approval of the New Equity Incentive Plan will compel Domesticated GigCapital7 to significantly increase the cash component of employee compensation following the Closing to continue to attract and retain highly talented personnel because Domesticated GigCapital7 would need to replace components of compensation the Company previously delivered in equity awards, which would therefore reduce Domesticated GigCapital7’s operating cash flow.

Both of the boards of directors of GigCapital7 and Hadron Energy believe that long-term incentive compensation programs help align more closely the interests of management, employees and stockholders to create long-term stockholder value. Equity plans such as the New Equity Incentive Plan will increase Domesticated GigCapital7’s ability to achieve this objective and, by allowing for several different forms of long-term incentive awards, will help Domesticated GigCapital7 to recruit, reward, motivate, and retain talented personnel. Both boards of directors of GigCapital7 and Hadron Energy believe that the approval of the New Equity Incentive Plan is essential to Domesticated GigCapital7’s continued success, and in particular, Domesticated GigCapital7’s ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which Domesticated GigCapital7 will compete. Such awards also are crucial to Domesticated GigCapital7’s ability to motivate employees to achieve its goals.

Certain Key Plan Provisions

•	The New Equity Incentive Plan will continue until terminated by the Domesticated GigCapital7 Board or its compensation committee.

•

The New Equity Incentive Plan provides for the grant of Domesticated GigCapital7 Options, both incentive stock options and nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), performance awards, cash-based awards and other stock-based awards.

•

A number of shares of Domesticated GigCapital7 Common Stock will be authorized for issuance pursuant to awards under the New Equity Incentive Plan equal to 10% of the fully-diluted shares of Domesticated GigCapital7 Common Stock as of immediately after the Closing (rounded to the nearest whole share), which will be a maximum of 17,453,548 shares of Domesticated GigCapital7 Stock.

•

The New Equity Incentive Plan will be administered by the compensation committee or, by the Domesticated GigCapital7 Board, if, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, which applicable administrator of the Plan we refer to as the “committee”.

Summary of the New Equity Incentive Plan

The following paragraphs provide a summary of the principal features of the New Equity Incentive Plan and its operation. However, this summary is not a complete description of all of the provisions of the New Equity Incentive Plan and is qualified in its entirety by the specific language of the New Equity Incentive Plan. A copy of the New Equity Incentive Plan is attached to this proxy statement/prospectus as Annex J.

Types of Awards

The grant of a benefit or award under the New Equity Incentive Plan is referred to as an “award.” Awards may be granted in the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards.

Purposes of the New Equity Incentive Plan

The purpose of the New Equity Incentive Plan will be to advance the interests of Domesticated GigCapital7 and its stockholders by providing an incentive to attract, retain and reward persons performing services for Domesticated GigCapital7 and by motivating such persons to contribute to the growth and profitability of Domesticated GigCapital7. by providing for the grant of awards to such persons.

Eligibility

The New Equity Incentive Plan permits the grant of incentive stock options, within the meaning of Section 422 of the Code, to Domesticated GigCapital7’s employees and any of its parent and subsidiary corporations’ employees, and the grant of nonstatutory stock options, restricted stock, RSUs, stock appreciation rights and performance awards to employees, directors and consultants of Domesticated GigCapital7 and employees and consultants of any of its parents or subsidiaries. Following the Closing, we expect Domesticated GigCapital7 to have seven non-employee directors, and approximately 18 employees (including employee directors) who will be eligible to receive awards under the New Equity Incentive Plan.

Authorized Shares

Subject to the adjustment provisions contained in the New Equity Incentive Plan and the evergreen provision described below, a total of 10% of the fully-diluted shares of Domesticated GigCapital7 Common Stock as of immediately after the Closing (rounded to the nearest whole share), which will be a maximum of 17,453,548 shares of Domesticated GigCapital7 Common Stock, will be initially reserved for issuance pursuant to the New Equity Incentive Plan. The maximum number of shares that may be delivered pursuant to the exercise of incentive stock options granted under the New Equity Incentive Plan is also 17,453,548 shares.

The number of shares available for issuance under the New Equity Incentive Plan also will include an annual increase, or the evergreen feature, on the first day of the calendar year beginning in the year following the calendar year in which the Plan Effective Date occurs and the first day of each subsequent calendar year through and including the first day of the calendar year beginning on the ninth (9th) anniversary of the commencement of such annual increase, by a number of shares equal to the lesser of:

•	5% of the shares of GigCapital7 Common Stock as of the date of the annual increase; or

•

such amount, if any, as the Board may determine, and such shares shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof; provided, however that in no event shall any such annual increase occur on any date that is on or later than the tenth (10th) anniversary of the date the stockholders of the Company approved the Plan.

Shares issuable under the New Equity Incentive Plan may be authorized, but unissued, or reacquired shares of Domesticated GigCapital7 Common Stock. If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program (as described below), or, with respect to restricted stock, RSUs, or performance awards, is forfeited to or repurchased due to failure to vest, the unpurchased shares (or for awards other than Domesticated GigCapital7 Options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the New Equity Incentive Plan. With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the New Equity Incentive Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the New Equity Incentive Plan. Shares that actually have been issued under the New Equity Incentive Plan under any award will not be returned to the New Equity Incentive Plan; except if shares issued pursuant to awards of restricted stock, RSUs, or performance awards are repurchased or forfeited due to failure to vest, such shares will become available for future grant under the New Equity Incentive Plan. Shares used to pay the exercise price of an award or satisfy the tax liabilities or withholding obligations related to an award (which withholdings may be in amounts greater than the minimum statutory amount required to be withheld as determined by the committee of the New Equity Incentive Plan) will become available for future grant or sale under the New Equity Incentive Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the New Equity Incentive Plan.

If any dividend or other distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of Domesticated GigCapital7, or other change in the corporate structure of Domesticated GigCapital7 affecting the shares (other than any ordinary dividends or other ordinary distributions), the committee may, to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the New Equity Incentive Plan, adjust the number and class of shares that may be delivered under the New Equity Incentive Plan; the number, class, and price of shares covered by each outstanding award; and the numerical share limits contained in the New Equity Incentive Plan.

Plan Administration

The Domesticated GigCapital7 Board or one or more committees appointed by the Domesticated GigCapital7 Board will have authority to administer the New Equity Incentive Plan. The compensation committee of the Domesticated GigCapital7 Board initially will administer the New Equity Incentive Plan. In addition, to the extent it is desirable to qualify transactions under the New Equity Incentive Plan as exempt under Rule 16b-3 of the Exchange Act, such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the New Equity Incentive Plan, the committee has the power to administer the New Equity Incentive Plan and make all determinations deemed necessary or advisable for administering the New Equity Incentive Plan, including the power to determine the fair market value of the Domesticated GigCapital7 Common Stock, select the service providers to whom awards may be granted, determine the number of shares or dollar amounts covered by each award, approve forms of award agreements for use under the New Equity Incentive Plan, determine the terms and conditions of awards (including the exercise price, the time or times at which awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the New Equity Incentive Plan and awards granted under it, prescribe, amend and rescind rules and regulations relating to the New Equity Incentive Plan, including creating sub-plans, modify or amend each award, and allow a participant to defer the receipt of payment of cash or the delivery of shares that otherwise would be due to such participant under an award.

Stock Option and SAR Repricing

The New Equity Incentive Plan expressly provides that the committee has the authority to provide for any of the following with respect to underwater stock options or stock appreciation rights, as determined in its sole discretion:

(1) either the cancellation of such outstanding options or stock appreciation rights in exchange for the grant of new options or stock appreciation rights at a lower exercise price or the amendment of outstanding options or stock appreciation rights to reduce the exercise price, (2) the issuance of new full value awards in exchange for the cancellation of such outstanding options or stock appreciation rights, or (3) the cancellation of such outstanding options or stock appreciation rights in exchange for payments in cash.

Stock Options

Domesticated GigCapital7 Options may be granted under the New Equity Incentive Plan. The per share exercise price of options granted under the New Equity Incentive Plan generally must be equal to at least 100% of the fair market value of a share of Domesticated GigCapital7 Common Stock on the date of grant. As of [ ], 2026, the closing price of Domesticated GigCapital7’s Common Stock was $[ ] per share.

The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of Domesticated GigCapital7’s Company’s (or any of its parent’s or subsidiary’s) outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the per share exercise price must equal at least 110% of the fair market value of a share of Domesticated GigCapital7 Common Stock on the grant date. The committee will determine the methods of payment of the exercise price of an option, which may include cash, certain shares of Domesticated GigCapital7 Common Stock, cashless exercise, net exercise, as well as other types of consideration permitted by applicable law.

After the cessation of service of an employee, director or consultant, he or she may exercise his or her option, to the extent then vested, for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the option will remain exercisable, to the extent then vested for twelve months. If such cessation is due to any reason other than cause, in the absence of a specified time in an award agreement, the option will remain exercisable, to the extent then vested, for three months following the cessation of service. If such cessation is for cause, the entirety of the option is automatically forfeited upon termination. An option, however, may not be exercised later than the expiration of its term. Subject to the provisions of the New Equity Incentive Plan, the committee determines the terms of options. Until shares are issued under an option, the participant will not have any right to vote or receive dividends or have any other rights as a stockholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the New Equity Incentive Plan, as summarized further above.

Stock Appreciation Rights

Stock appreciation rights may be granted under the New Equity Incentive Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of Domesticated GigCapital7 Common Stock between the exercise date and the date of grant. Stock appreciation rights may be granted in tandem with all or any portion of a related option (a “Tandem SAR”) or may be granted independently of any option (a “Freestanding SAR”). A Tandem SAR may only be granted concurrently with the grant of the related option. A Tandem SAR shall terminate and cease to be exercisable no later than the date on which the related Option expires or is terminated or canceled, and upon the exercise of an Option related to a Tandem SAR as to some or all of the shares subject to such option, the related Tandem SAR shall be canceled automatically as to the number of shares with respect to which the related option was exercised. Unless otherwise specified by the committee in the grant of a Freestanding SAR, each Freestanding SAR shall terminate ten (10) years after the effective date of grant of the SAR. After the cessation of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the stock appreciation rights will remain exercisable for twelve months following the cessation of service. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the cessation of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the New Equity Incentive Plan, the committee determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of Domesticated GigCapital7 Common Stock, or a combination of both, except that the per-share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right generally will be no less than 100% of the fair market value per share on the date of grant. Until shares are issued under a stock appreciation right, the participant will not have any right to vote or receive dividends or have any other rights as a stockholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the New Equity Incentive Plan, as summarized further above.

Restricted Stock

Restricted stock may be granted under the New Equity Incentive Plan. Restricted stock awards are grants of shares of Domesticated GigCapital7 Common Stock that may have vesting requirements under any such terms and conditions established by the committee. The committee will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the New Equity Incentive Plan, will determine the terms and conditions of such awards. The committee may impose whatever restrictions on transferability, forfeiture provisions or other restrictions or vesting conditions (if any) it determines to be appropriate (for example, the committee may set restrictions based on the achievement of specific performance goals or continued service to us). The committee, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The committee may determine that an award of restricted stock will not be subject to any period of restriction and consideration for such award is paid for by past services rendered as a service provider. Recipients of restricted stock awards generally will have voting rights and rights to dividends and other distributions with respect to such shares upon grant, unless the committee provides otherwise. If such dividends or distributions are paid in shares, the shares will be subject to the same restrictions on transferability and forfeitability as the share of restricted stock with respect to which they were paid. Shares of restricted stock that do not vest are subject to the right of repurchase or forfeiture.

Restricted Stock Units (RSUs)

RSUs may be granted under the New Equity Incentive Plan. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of Domesticated GigCapital7 Common Stock. Subject to the provisions of the New Equity Incentive Plan, the committee determines the terms and conditions of RSUs, including any vesting criteria and the form and timing of payment. The committee may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including continued employment or service), applicable federal or state securities laws or any other basis determined by the committee in its discretion. The committee, in its sole discretion, may pay earned RSUs in the form of cash, shares, or a combination of both. Notwithstanding the foregoing, the committee, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Performance Awards

Performance awards may be granted under the New Equity Incentive Plan. Performance awards are awards that may be earned in whole or in part on the attainment of performance goals or other vesting criteria that the committee may determine, and that may be denominated in cash or stock. Each performance award will have an initial value that is determined by the committee. Subject to the terms and conditions of the New Equity Incentive Plan, the committee determines the terms and conditions of performance awards, including any vesting criteria and form and timing of payment. The committee may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including continued employment or service), applicable federal or state securities laws or any other basis determined by the committee in its discretion. The committee, in its sole discretion, may pay earned performance awards in the form of cash, shares, or a combination of both. Notwithstanding the foregoing, the committee, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Non-Employee Director Compensation Limits

All non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under the New Equity Incentive Plan. The New Equity Incentive Plan provides that in any given calendar year of

Domesticated GigCapital7, no outside director may be granted any equity awards (including equity awards under the New Equity Incentive Plan) and be provided any other cash compensation (including any cash retainers and fees) with grant date fair values that in the aggregate exceed $1,500,000, provided that in the calendar year of the individual’s initial service as a non-employee director, such amount is increased to $2,000,000. For the purposes of this maximum limit provision, the grant date fair values of awards granted under the New Equity Incentive Plan will be determined according to the grant date value for financial reporting purposes. Any awards or other compensation provided to an individual for his or her services as an employee or a consultant (other than an outside director), or before the Closing, will not count toward this limit. This maximum limit provision does not reflect the intended size of any potential grants or a commitment to make grants to the outside directors under the New Equity Incentive Plan in the future.

Non-Transferability of Awards

Unless the committee provides otherwise, the New Equity Incentive Plan generally will not allow for the transfer of awards other than by will or the laws of descent and distribution, and only the recipient of an award may exercise an award during his or her lifetime. If the committee makes an award transferable, such award will contain such additional terms and conditions as the committee deems appropriate.

Dissolution or Liquidation

If there is a proposed liquidation or dissolution of Domesticated GigCapital7, the committee will notify participants at such time before the effective date of such event as the committee determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.

Merger or Change in Control

The New Equity Incentive Plan provides that in the event of Domesticated GigCapital7’s change in control, as defined in the New Equity Incentive Plan, each outstanding award will be treated as the committee determines in accordance with the definitive agreement entered into in connection with such change in control, without a participant’s consent. The administrator may provide that awards granted under the New Equity Incentive Plan will be assumed or substituted by substantially equivalent awards, be terminated immediately before the change in control in exchange for no consideration or for such consideration as determined by the committee, become vested and exercisable or payable and be terminated in connection with the change in control, be terminated in exchange for cash or other property or any combination of the above. The committee is not required to treat all awards, all awards held by a participant, all portions of awards, or all awards of the same type, similarly.

The committee may provide for the acceleration of vesting or settlement of any or all outstanding awards upon such terms and to such extent as it determines. In addition, in the event of a change in control, awards granted to a non-employee director will fully vest.

Forfeiture and Clawback

Awards will be subject to any clawback policy we may adopt pursuant to the listing standards of any national securities exchange or association on which Domesticated GigCapital7 securities are listed or as is otherwise required by applicable laws. The committee also may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. The committee may require a participant to forfeit or return to Domesticated GigCapital7 or reimburse Domesticated GigCapital7 for all or a portion of the award and any amounts paid under the award in order to comply with any clawback policy of Domesticated GigCapital7 as described in the first sentence of this paragraph or with applicable laws.

Amendment or Termination

The New Equity Incentive Plan will become effective upon the Closing and will continue in effect until terminated by the committee. However, no incentive stock options may be granted after the ten-year anniversary of the earlier of the adoption by the GigCapital7 Board or GigCapital7 stockholder approval of the New Equity Incentive Plan, and the evergreen feature of the New Equity Incentive Plan will terminate on the ten-year anniversary of the earlier of the GigCapital7 Board or GigCapital7 stockholder approval of the New Equity Incentive Plan. In addition, the committee will have the authority to amend, suspend, or terminate the New Equity Incentive Plan or any part of the New Equity Incentive Plan, at any time and for any reason, but such action generally may not materially impair the rights of any participant without his or her written consent.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the New Equity Incentive Plan. The summary is based on existing U.S. laws and regulations as of the date of this proxy statement/prospectus, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or non-U.S. jurisdiction in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options

A participant generally recognizes no taxable income for ordinary income tax purposes as a result of the grant or exercise of an option that qualifies as an incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the shares acquired through the exercise of the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the date of exercise of the option, the participant will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price.

However, if the participant disposes of such shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise of the option (a “disqualifying disposition”), any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the shares are disposed of in a transaction in which the participant would not recognize a gain (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized with respect to the share disposition, there will be no ordinary income, and such loss will be a capital loss.

For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the date of exercise of the option is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise (unless the shares are disposed of in the same year as the option exercise). In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits.

Nonstatutory Stock Options

A participant generally recognizes no taxable income for ordinary income tax purposes as a result of the grant of such an option. However, upon exercising the option, the participant generally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale or other disposition of the shares acquired by the exercise of a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss.

Stock Appreciation Rights

In general, no taxable income for ordinary income tax purposes is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards

A participant acquiring shares of restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant, pursuant to Section 83(b) of the Code, may elect to accelerate the ordinary income tax event to the date of acquisition of the shares by filing an election with the IRS generally no later than thirty days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Units and Performance Awards

There generally are no immediate tax consequences of receiving an award of RSUs or a performance award. A participant who is granted RSUs or performance awards generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the time of settlement of the award upon vesting. If the participant is an employee, generally such ordinary income is subject to income tax withholding and certain employment tax withholdings also would apply to the shares that vest. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Section 409A

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards with a deferral feature granted under the New Equity Incentive Plan to a participant subject to U.S. income tax will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Medicare Surtax

In addition, a participant’s annual “net investment income,” as defined in Section 1411 of the Code, may be subject to a 3.8% U.S. federal surtax. Net investment income may include capital gain and/or loss arising from the disposition of shares of Domesticated GigCapital7 Common Stock issued pursuant to awards under the New Equity Incentive Plan. Whether a participant’s net investment income will be subject to this surtax will depend on the participant’s level of annual income and other factors.

Tax Effect for Domesticated GigCapital7

Domesticated GigCapital7 generally will be entitled to a tax deduction in connection with an award under the New Equity Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to Domesticated GigCapital7’s chief executive officer and certain “covered employees” as determined under Section 162(m) of the Code and applicable guidance. Under Section 162(m) of the Code, the annual compensation paid to any of these specified individuals will be deductible only to the extent that it does not exceed $1,000,000.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMBINED COMPANY WITH RESPECT TO AWARDS UNDER THE NEW EQUITY INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR NON-U.S. JURISDICTION IN WHICH THE PARTICIPANT MAY RESIDE.

Number of Awards Granted to Employees, Consultants and Directors

The number of awards that an employee, director, or consultant may receive under the New Equity Incentive Plan is in the discretion of the committee and therefore cannot be determined in advance. GigCapital7 previously has not sponsored an equity incentive plan, and, therefore, the aggregate number of shares of the Domesticated GigCapital7 Common Stock which would have been received by or allocated to Domesticated GigCapital7’s named executive officers; executive officers, as a group, directors who are not executive officers, as a group, and all other current employees who are not executive officers, as a group is not determinable. No Awards have been previously granted under the New Equity Incentive Plan which are contingent upon approval of the Incentive Plan Proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the New Equity Incentive Plan, in the form attached to the proxy statement/prospectus as Annex J, be adopted and approved.”

Vote Required for Approval

The approval of the Incentive Plan Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the GigCapital7 Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established. The Incentive Plan Proposal is conditioned on the approval of the Condition Precedent Proposals. If the Condition Precedent Proposals are not approved, the Incentive Plan Proposal will not be presented at the extraordinary general meeting. The Incentive Plan Proposal will only become effective if the Business Combination is completed.

Recommendation of the GigCapital7 Board

THE GIGCAPITAL7 BOARD UNANIMOUSLY RECOMMENDS THAT GIGCAPITAL7 SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

THE DIRECTOR ELECTION PROPOSAL

Election of Directors

Pursuant to the Business Combination Agreement, GigCapital7 has agreed to take all necessary action, including causing the members of the GigCapital7 Board to resign, so that effective at the Closing, the entire Domesticated GigCapital7 Board will consist of eight (8) individuals. The Domesticated GigCapital7 Board will be classified into three classes, with each Class I director having a term that expires at the first annual meeting of stockholders of Domesticated GigCapital7 to be held following the date of Closing, each Class II director having a term that expires at the second annual meeting of stockholders of Domesticated GigCapital7 to be held following the date of Closing, and each Class III director having a term that expires at the third annual meeting of stockholders of Domesticated GigCapital7 to be held following the date of Closing, or in each case until their respective successor is duly elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal.

GigCapital7 is proposing the approval by special resolution to be approved by the GigCapital7 Class B Ordinary Shares of the election of the following individuals, who will take office immediately following the Closing and who will constitute all the members of the Domesticated GigCapital7 Board: Samuel Gibson, Dr. Avi Katz, Dr. Raluca Dinu, Raanan I. Horowitz, Ralph L. Hunter, Robert J. Lewis, Bryan L. Timm and Ambassador Adrian Zuckerman.

In addition, it is anticipated that Dr. Avi Katz will be designated as Executive Chairman of the Domesticated GigCapital7 Board. Each of Dr. Avi Katz, Dr. Raluca Dinu, Raanan I. Horowitz, Ralph L. Hunter, Robert J. Lewis, Bryan L. Timm and Ambassador Adrian Zuckerman are expected to qualify as an independent director under Nasdaq listing standards.

Other than the marriage of Dr. Katz and Dr. Dinu, there are no family relationships among any of Domesticated GigCapital7’s directors and current executive officers.

Subject to other provisions in the Proposed Interim Certificate of Incorporation and the Proposed Post-Closing Certificate of Incorporation, the number of directors that constitutes the entire Domesticated GigCapital7 Board will be fixed solely by resolution of the Domesticated GigCapital7 Board.

Under the Proposed Interim Certificate of Incorporation and the Proposed Post-Closing Certificate of Incorporation, the directors of Domesticated GigCapital7 will be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. Upon the effectiveness of the Domestication, pursuant to the plan of domestication of GigCapital7 and consistent with the Proposed Interim Certificate of Incorporation, the Board of Domesticated GigCapital7 will be classified into three classes, with the initial class assignments being as follows: Class I: Karen Rogge and Raanan L. Horowitz; Class II: Dr. Avi Katz and Ambassador Adrian Zuckerman; Class III: Dr. Raluca Dinu and Professor Darius Moshfeghi. The members of the Domesticated GigCapital7 Board, other than Dr. Avi Katz and Dr. Raluca Dinu, will resign immediately prior to the Closing, and upon approval of the Director Election Proposal, the GigCapital7 Board will be reconstituted at the Closing with the members described in this Director Election Proposal. Ralph L. Hunter, Robert J. Lewis and Ambassador Adrian Zuckerman have been assigned as Class I directors, Samuel Gibson, Dr. Avi Katz and Raanan I. Horowitz have been assigned as Class II directors and Dr. Raluca Dinu and Bryan L. Timm have been assigned as Class III directors. The term of office of the initial Class I directors of Domesticated GigCapital7 will expire at the first regularly scheduled annual meeting of its stockholders, the term of office of the initial Class II directors of Domesticated GigCapital7 will expire at the second annual meeting of its stockholders, and the term of office of the initial Class III directors of Domesticated GigCapital7 will expire at the third annual meeting of its stockholders. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders, each of the successors elected to replace the directors of a class of director whose term will have expired at such annual meeting will be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor will have been duly elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal.

Any director or the entire board may be removed, with cause, by the holders of a majority of the shares of Domesticated GigCapital7 then entitled to vote at an election of directors. Vacancies occurring on the Domesticated GigCapital7 Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Domesticated GigCapital7 Board, although less than a quorum, or by a sole remaining director, and not by stockholders of Domesticated GigCapital7. A person so elected by the Domesticated GigCapital7 Board to fill a vacancy or newly created directorship will hold office until the next election of the class for which such director will have been chosen and until his or her successor will be duly elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal.

The Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Director Election Proposal will have no effect, even if approved by holders of GigCapital7 Ordinary Shares.

The GigCapital7 Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director. The information presented below is as of the date of this proxy statement/prospectus and is based in part on information furnished by the nominees and in part from GigCapital7’s and Hadron Energy’s records.

Information about Director Nominees

At the Closing of the Business Combination, in accordance with the terms of the Business Combination Agreement and assuming the election of the nominees set forth in this section, the members of the Domesticated GigCapital7 Board will be as follows:

Name	Position
Samuel Gibson	Chief Executive Officer and Director Nominee
Dr. Avi Katz	Executive Chairman of the Board of Directors
Dr. Raluca Dinu	Director
Raanan I. Horowitz	Director
Ambassador Adrian Zuckerman	Director
Ralph L Hunter	Director Nominee
Robert J. Lewis	Director Nominee
Bryan L. Timm	Director Nominee

Information regarding each nominee is set forth in the section of this proxy statement/prospectus entitled “Management of Domesticated GigCapital7 Following the Business Combination”.

Other than in connection with the Business Combination Agreement as discussed below in the section entitled “Management of Domesticated GigCapital7 Following the Business Combination”, there is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

For more information about the anticipated members of the Domesticated GigCapital7 Board and officers of Domesticated GigCapital7 following the Closing, see the sections of this proxy statement/prospectus entitled “Management of Domesticated GigCapital7 Following the Business Combination—Officers, Directors and Key Employees”; and for more information about the members of the GigCapital7 Board and executive officers of GigCapital7 prior to the Closing, see the section of this proxy statement/prospectus entitled “Information about GigCapital7—Directors and Executive Officers”.

Vote Required for Approval

The approval of the Director Election Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least 66 2⁄3% of the GigCapital7 Class B Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. If the Business Combination is not approved, the Director Election Proposal will not be presented at the extraordinary general meeting. The Director Election Proposal will only become effective if the Business Combination is completed.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on the Domesticated GigCapital7 Board upon the Closing of the Business Combination:

Samuel Gibson, Dr. Avi Katz, Dr. Raluca Dinu, Raanan I. Horowitz, Ralph L. Hunter, Robert J. Lewis, Bryan L. Timm and Ambassador Adrian Zuckerman.”

Recommendation of the GigCapital7 Board

THE GIGCAPITAL7 BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE DOMESTICATED GIGCAPITAL7 BOARD.

The existence of financial and personal interests of GigCapital7’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of GigCapital7 and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and GigCapital7’s officers also have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal—Interests of Certain GigCapital7 Persons in the Business Combination” for a further discussion of these considerations.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the GigCapital7 Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if GigCapital7 determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other Transaction. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor, GigCapital7 and their members and shareholders, respectively, to make purchases of GigCapital7 Ordinary Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting, or otherwise increase the likelihood of closing the Business Combination. See “The Business Combination Proposal—Interests of Certain GigCapital7 Persons in the Business Combination”.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the GigCapital7 Board may not be able to adjourn the extraordinary general meeting to a later date (i) in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals, in which event, the Business Combination would not be completed, and (ii) in the event that adjourning the extraordinary general meeting to a later date would allow for additional time for arrangements that would increase the likelihood of closing the Business Combination, in which event the likelihood of the Business Combination closing would be decreased.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the GigCapital7 Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

The Adjournment Proposal is not conditioned upon any other proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if GigCapital7 determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other Transaction.”

Recommendation of the GigCapital7 Board

THE GIGCAPITAL7 BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of GigCapital7’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of GigCapital7 and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and GigCapital7’s officers also have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal—Interests of Certain GigCapital7 Persons in the Business Combination” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR HOLDERS OF GIGCAPITAL7 SECURITIES AND DOMESTICATED GIGCAPITAL7 SECURITIES

The following discussion is a summary of material U.S. federal income tax considerations (a) for U.S. Holders and Non-U.S. Holders (each as defined for purposes of this section below, and together, “Holders”) of GigCapital7 Class A Ordinary Shares and Public Warrants (each, a “GigCapital7 Security”) of the Domestication, (b) for Holders of GigCapital7 Class A Ordinary Shares that exercise their redemption rights in connection with the Business Combination, (c) for Holders of GigCapital7 Securities of the Merger and (d) of the ownership and disposition of Domesticated GigCapital7 Common Stock and Domesticated GigCapital7 Warrants (each, a “Domesticated GigCapital7 Security”). With respect to the ownership and disposition of Domesticated GigCapital7 Securities, this discussion is limited to (x) Domesticated GigCapital7 Securities received in connection with the Domestication or the Merger and (y) Domesticated GigCapital7 Common Stock received upon the exercise of the Domesticated GigCapital7 Warrants. This section applies only to Holders that hold their GigCapital7 Securities and Domesticated GigCapital7 Securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment).

This discussion does not address the U.S. federal income tax consequences (i) to the Sponsor or its affiliates or any other sponsor, officers or directors of GigCapital7, or (ii) to any person holding Founder Shares, Private Placement Warrants or GigCapital7 Class B Ordinary Shares. This discussion is limited to U.S. federal income tax considerations and does not address any estate, gift or other U.S. federal non-income tax considerations or considerations arising under the tax laws of any U.S. state, or local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to any particular investor in light of their particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to investors subject to special rules under U.S. federal income tax law, such as:

•	banks, financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules with respect to the GigCapital7 Securities or Domesticated GigCapital7 Securities;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•

partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or pass-through entities (including S Corporations), or persons that hold or will hold the GigCapital7 Securities or Domesticated GigCapital7 Securities through such partnerships or pass-through entities;

•	U.S. expatriates or former long-term residents of the United States;

•	except as specifically provided below, persons that actually or constructively own five percent (5%) or more (by vote or value) of GigCapital7’s shares or Domesticated GigCapital7’s stock;

•

persons that acquired their GigCapital7 Securities or Domesticated GigCapital7 Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•

persons that hold or will hold their GigCapital7 Securities or Domesticated GigCapital7 Securities as part of a straddle, constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds GigCapital7 Securities or Domesticated GigCapital7 Securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding any GigCapital7 Securities or Domesticated GigCapital7 Securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Domestication, the Merger, the exercise of redemption rights with respect to GigCapital7 Class A Ordinary Shares, and the ownership and disposition of Domesticated GigCapital7 Securities.

This discussion is based on the Code, Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. GigCapital7 has not sought, and does not intend to seek, any rulings from the IRS as to any U.S. federal income tax considerations described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE DOMESTICATION, THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO GIGCAPITAL7 CLASS A ORDINARY SHARES, THE MERGER AND THE OWNERSHIP AND DISPOSITION OF DOMESTICATED GIGCAPITAL7 SECURITIES. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO GIGCAPITAL7 CLASS A ORDINARY SHARES, THE MERGER AND THE OWNERSHIP AND DISPOSITION OF NEW HADRON ENERGY SECURITIES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

For purposes of this discussion, because the components of a GigCapital7 Unit are generally separable at the option of the holder, the holder of a GigCapital7 Unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying GigCapital7 Class A Ordinary Share and Public Warrant components of the GigCapital7 Unit, and the discussion below with respect to actual Holders of GigCapital7 Class A Ordinary Shares and Public Warrants also should apply to holders of GigCapital7 Units (as the deemed owners of the underlying GigCapital7 Class A Ordinary Shares and Public Warrants that constitute the GigCapital7 Units). Accordingly, the separation of a GigCapital7 Unit into one GigCapital7 Class A Ordinary Share and the one Public Warrant underlying the GigCapital7 Unit generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of GigCapital7 Securities are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Domestication and the Business Combination (including the exercise of any redemption rights) with respect to any GigCapital7 Class A Ordinary Shares and Public Warrants held through GigCapital7 Units (including alternative characterizations of GigCapital7 Units).

I.	TAX TREATMENT OF THE DOMESTICATION

The U.S. federal income tax consequences to the Holders of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, an F Reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected”. Pursuant to the Domestication, GigCapital7 will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, effective immediately following the Closing, will be renamed to “Hadron Energy, Inc.”

Whether the Domestication will qualify as an F Reorganization is not free from doubt due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to an entity that holds only investment-type assets. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. DLA Piper LLP will deliver an opinion that, based on customary assumptions, representations and covenants, (i) the disclosure contained herein under the heading “Material U.S. Federal Income Tax Considerations for Holders of GigCapital7 Securities and Domesticated GigCapital7 Securities—Tax Treatment of the Domestication” and “—U.S. Holders—Tax Effects of the Domestication to U.S. Holders” constitutes our opinion insofar as it expresses conclusions as to the application of U.S. federal income tax law, and (ii) the Domestication should qualify as an F Reorganization, which such opinion will be filed as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms a part. The obligations of GigCapital7 to undertake the Domestication and the Business Combination are not conditioned on the receipt of an opinion regarding the Domestication’s qualification as an F Reorganization. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Domestication could differ from those described herein. An opinion of counsel represents counsel’s legal judgment and is not binding on the IRS or any court. GigCapital7 has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each Holder of GigCapital7 Securities is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such Holder.

Assuming the Domestication qualifies as an F Reorganization, the Domestication should be treated for U.S. federal income tax purposes as if GigCapital7 (a) transferred all of its assets and liabilities to Domesticated GigCapital7 in exchange for all of the outstanding stock and warrants of Domesticated GigCapital7; and (b) then distributed such shares of stock and warrants of Domesticated GigCapital7 to the holders of securities of GigCapital7 in liquidation of GigCapital7. The taxable year of GigCapital7 will be deemed to end on the date of the Domestication.

If the Domestication fails to qualify as an F Reorganization, a Holder of GigCapital7 Securities generally would be treated for U.S. federal income tax purposes as having exchanged its GigCapital7 Securities for Domesticated GigCapital7 Securities in a taxable transaction.

II.	U.S. HOLDERS

As used in this section, a “U.S. Holder” is a beneficial owner of a GigCapital7 Security or a Domesticated GigCapital7 Security, as applicable, who or that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

A.	Tax Effects of the Domestication to U.S. Holders

1. Generally

Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of GigCapital7 Securities generally are not expected to recognize gain or loss for U.S. federal income tax purposes in connection with the Domestication, except as provided below under the sections entitled “—3. Effects of Section 367 to U.S. Holders of GigCapital7 Class A Ordinary Shares” and “—5. PFIC Considerations”.

Subject to the discussion below under the section entitled “—5. PFIC Considerations”, if the Domestication fails to qualify as an F Reorganization, a U.S. Holder of GigCapital7 Securities generally would recognize gain or loss with respect to its GigCapital7 Securities in an amount equal to the difference, if any, between the fair market value of the corresponding Domesticated GigCapital7 Securities received in the Domestication and the U.S. Holder’s adjusted tax basis in its GigCapital7 Securities surrendered.

2.	Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization, subject to the discussion below under the section entitled “—5. PFIC Considerations”: (a) the tax basis of a share of Domesticated GigCapital7 Common Stock or a Domesticated GigCapital7 Warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the GigCapital7 Class A Ordinary Share or Public Warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (b) the holding period for a share of Domesticated GigCapital7 Common Stock or a Domesticated GigCapital7 Warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the GigCapital7 Class A Ordinary Share or Public Warrant surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, the U.S. Holder’s basis in the Domesticated GigCapital7 Common Stock and Domesticated GigCapital7 Warrants would be equal to the fair market value of such Domesticated GigCapital7 Common Stock and Domesticated GigCapital7 Warrants on the date of the Domestication, and such U.S. Holder’s holding period for such Domesticated GigCapital7 Common Stock and Domesticated GigCapital7 Warrants would begin on the day following the date of the Domestication. Holders who hold different blocks of GigCapital7 Securities (generally, GigCapital7 Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of GigCapital7 Securities.

3.	Effects of Section 367 to U.S. Holders of GigCapital7 Class A Ordinary Shares

Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as an F Reorganization. Subject to the discussion below under the section entitled “—5. PFIC Considerations”, Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-deferred. The following discussion assumes the Domestication will qualify as an F Reorganization, and as such, Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication.

a.	U.S. Holders Who Own 10 Percent or More (By Vote or Value) of GigCapital7 Shares

Subject to the discussion below under the section entitled “—5. PFIC Considerations”, a 10% U.S. Shareholder on the date of the Domestication must include in income as a deemed dividend deemed paid by GigCapital7 the “all earnings and profits amount” attributable to the GigCapital7 Class A Ordinary Shares it directly owns within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of Public Warrants will be taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its GigCapital7 Class A Ordinary Shares is the net positive earnings and profits of GigCapital7 (as determined under Treasury Regulations under Section 367 of the Code) attributable to such GigCapital7 Class A Ordinary Shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such GigCapital7 Class A Ordinary Shares. Treasury Regulations under Section 367 of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock generally is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

GigCapital7 does not expect to have significant, if any, current and accumulated net earnings and profits on the date of the Domestication. If GigCapital7’s current and accumulated net earnings and profits through the date of the Domestication is less than or equal to zero, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its GigCapital7 Class A Ordinary Shares. However, the determination of earnings and profits is complex and may be impacted by numerous factors. It is possible that the amount of GigCapital7’s earnings and profits could be positive through the date of the Domestication, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend deemed paid by GigCapital7 under Treasury Regulations under Section 367 of the Code as a result of the Domestication.

b.	U.S. Holders Who Own Less Than 10% (By Vote or Value) of GigCapital7 Shares

Subject to the discussion below under the section entitled “—5. PFIC Considerations”, a U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose GigCapital7 Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication will recognize gain (but not loss) with respect to its GigCapital7 Class A Ordinary Shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s GigCapital7 Class A Ordinary Shares as described below.

Subject to the discussion below under the section entitled “—5. PFIC Considerations”, unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to Domesticated GigCapital7 Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such Domesticated GigCapital7 Common Stock over the U.S. Holder’s adjusted tax basis in the GigCapital7 Class A Ordinary Shares deemed surrendered in exchange therefor. U.S. Holders who hold different blocks of GigCapital7 Class A Ordinary Shares (generally, GigCapital7 Class A Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a deemed dividend deemed paid by GigCapital7 the “all earnings and profits amount” attributable to its GigCapital7 Class A Ordinary Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)	a complete description of the Domestication;

(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)

a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from GigCapital7 (or Domesticated GigCapital7) establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s GigCapital7 Class A Ordinary Shares and (B) a representation that the U.S. Holder has notified GigCapital7 (or Domesticated GigCapital7) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to GigCapital7 or Domesticated GigCapital7 no later than the date such tax return is filed. In connection with this election, Domesticated GigCapital7 will reasonably cooperate with U.S. Holders of GigCapital7 Class A Ordinary Shares, upon request, to make available to such requesting U.S. Holders information regarding GigCapital7’s earnings and profits.

GigCapital7 does not expect to have significant, if any, current or accumulated earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that GigCapital7 had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its GigCapital7 Class A Ordinary Shares, and thus could be required to include that amount in income as a deemed dividend deemed paid by GigCapital7 under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL EARNINGS AND PROFITS AMOUNT” ATTRIBUTABLE TO ITS GIGCAPITAL7 CLASS A ORDINARY SHARES UNDER SECTION 367(b) OF THE CODE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.

A U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose GigCapital7 Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication generally should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section entitled “—5. PFIC Considerations”.

4.	Tax Consequences for U.S. Holders of Public Warrants

Assuming the Domestication qualifies as an F Reorganization, subject to the considerations described above under the section entitled “—3. Effects of Section 367 to U.S. Holders of GigCapital7 Class A Ordinary Shares—a. U.S. Holders Who Own 10 Percent or More (By Vote or Value) of GigCapital7 Shares” relating to a U.S. Holder’s ownership of Public Warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code and the considerations described below under the section entitled “—5. PFIC Considerations” relating to the PFIC rules, a U.S. Holder of Public Warrants should not be subject to U.S. federal income tax with respect to the exchange of Public Warrants for Domesticated GigCapital7 Warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

5.	PFIC Considerations

Regardless of whether the Domestication qualifies as an F Reorganization (and, if the Domestication qualifies as an F Reorganization, in addition to the discussion above under the section entitled “—3. Effects of Section 367 to U.S. Holders of GigCapital7 Class A Ordinary Shares”), the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code if GigCapital7 is considered a PFIC.

a.	Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (a) at least seventy five percent (75%) of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least twenty five percent (25%) of the shares by value, is passive income or (b) at least fifty percent (50%) of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least twenty five percent (25%) of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business received from unrelated persons) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually.

c.	PFIC Status of GigCapital7

Because GigCapital7 is a blank check company with no current active business prior to the Business Combination, and based upon the composition of its income and assets, and upon a review of its financial statements, GigCapital7 believes that it likely has been a PFIC since its first taxable year and will likely be considered a PFIC for the taxable year which ends as a result of the Domestication. However, GigCapital7’s actual PFIC status for any taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to GigCapital7’s status as a PFIC for the taxable year which ends as a result of the Domestication. In addition, GigCapital7’s U.S. counsel expresses no opinion with respect to GigCapital7’s PFIC status for any taxable year.

d.	Effects of PFIC Rules on the Domestication

Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose, under a proposed Treasury Regulation that generally treats an “option” (which would include a Public Warrant) to acquire the stock of a PFIC as stock of the PFIC, exchanging warrants of a PFIC for newly issued warrants in connection with a domestication transaction) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. Holders of GigCapital7 Class A Ordinary Shares and Public Warrants as a result of the Domestication if:

(i)	GigCapital7 were classified as a PFIC at any time during such U.S. Holder’s holding period in such GigCapital7 Class A Ordinary Shares or Public Warrants; and

(ii)

the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such GigCapital7 Class A Ordinary Shares or in which GigCapital7 was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election (as defined below) with respect to such GigCapital7 Class A Ordinary Shares. Under current law, neither a QEF Election nor an MTM Election can be made with respect to warrants.

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of GigCapital7. Under these rules (the “excess distributions regime”):

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s GigCapital7 Class A Ordinary Shares or Public Warrants;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which GigCapital7 was a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to each other taxable year (or portion thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year or portion thereof (described in the third bullet above) of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the U.S. Holder to recognize gain or include an amount in income as a deemed dividend deemed paid by GigCapital7, the gain realized on the transfer is taxable as an excess distribution under the excess distribution regime, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under these rules is taxable as provided under Section 367(b) of the Code. See the discussion above under the section entitled “—3. Effects of Section 367 to U.S. Holders of GigCapital7 Class A Ordinary Shares”.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. Holders of GigCapital7 Class A Ordinary Shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their GigCapital7 Class A Ordinary Shares and Public Warrants under the excess distribution regime in the manner set forth above. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its GigCapital7 Class A Ordinary Shares is referred to herein as an “Electing Shareholder” and a U.S. Holder that is not an Electing Shareholder is referred to herein as a “Non-Electing Shareholder”.

As discussed above, proposed Treasury Regulations issued under the PFIC rules generally treats an “option” (which would include a Public Warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury Regulations issued under the PFIC rules provide that neither a QEF Election nor an MTM Election (as defined below) may be made with respect to options. Therefore, it is possible that the proposed Treasury Regulations issued under the PFIC rules, if finalized in their current form, would apply to cause gain recognition on the exchange of Public Warrants for Domesticated GigCapital7 Warrants pursuant to the Domestication.

GigCapital7 cannot express a definitive conclusion as to the U.S. federal income tax treatment to U.S. Holders of GigCapital7 Class A Ordinary Shares or Public Warrants of the Domestication in the absence of final Treasury Regulations under Section 1291(f). The IRS could assert that Section 1291(f) of the Code is self-executing notwithstanding the absence of final or temporary Treasury Regulations and that results similar to those provided in the proposed Treasury Regulations would apply even if the proposed Treasury Regulations are not finalized. GigCapital7 cannot give any assurance that the IRS would not assert, or that a court would not sustain, such position (or a similar position resulting in potential gain recognition for U.S. Holders of GigCapital7 Class A Ordinary Shares or Public Warrants). No opinion of counsel or ruling has been or will be sought from the IRS regarding the application of Section 1291(f) to the Domestication in the absence of final or temporary Treasury Regulations.

Any gain recognized by a Non-Electing Shareholder of GigCapital7 Class A Ordinary Shares or a U.S. Holder of Public Warrants as a result of the Domestication pursuant to the PFIC rules would be taxable income to such U.S. Holder and taxed under the excess distribution regime in the manner set forth above, with no corresponding receipt of cash.

As noted above, if GigCapital7 is considered a PFIC, the Domestication could be a taxable event under the PFIC rules regardless of whether the Domestication qualifies as an F Reorganization, and, absent a QEF Election (or a QEF Election along with a purging election) or an MTM Election, a U.S. Holder would be taxed under the excess distribution regime in the manner set forth above.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

e.	QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of GigCapital7 Class A Ordinary Shares will depend on whether the U.S. Holder has made a timely and effective election to treat GigCapital7 as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of GigCapital7 Class A Ordinary Shares during which GigCapital7 qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. One type of purging election creates a deemed sale of the U.S. Holder’s GigCapital7 Class A Ordinary Shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to such purging election subject to the excess distribution regime described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its GigCapital7 Class A Ordinary Shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its GigCapital7 Class A Ordinary Shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to its GigCapital7 Class A Ordinary Shares is contingent upon, among other things, the provision by GigCapital7 of a “PFIC Annual Information Statement” to such U.S. Holder. If we determine we are a PFIC for any taxable year, upon written request, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF election, but there is no assurance that we will timely provide such required information. As discussed above, a U.S. Holder is not able to make a QEF Election with respect to Public Warrants under current law. An Electing Shareholder generally would not be subject to the excess distribution regime discussed above with respect to their GigCapital7 Class A Ordinary Shares. As a result, an Electing Shareholder generally is not expected to recognize gain or loss as a result of the Domestication except to the extent described under “—3. Effects of Section 367 to U.S. Holders of GigCapital7 Class A Ordinary Shares”, and subject to the discussion above under “—A. Tax Effects of the Domestication to U.S. Holders”, but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of GigCapital7, whether or not such amounts are actually distributed.

The impact of the PFIC rules on a U.S. Holder of GigCapital7 Class A Ordinary Shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code (an “MTM Election”). U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may elect to mark such stock to its market value each taxable year if such stock is “marketable stock”, generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq. No assurance can be given that GigCapital7 Class A Ordinary Shares are considered to be marketable stock for purposes of the MTM Election for any taxable year or whether the other requirements of this election are satisfied. If such an election is available and has been made, such Electing Shareholder generally would not be subject to the excess distributions regime discussed above with respect to their GigCapital7 Class A Ordinary Shares in connection with the Domestication. Instead, in general, such Electing Shareholder will include as ordinary income each year the excess, if any, of the fair market value of its GigCapital7 Class A Ordinary Shares at the end of its taxable year over its adjusted tax basis in its GigCapital7 Class A Ordinary Shares. The Electing Shareholder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted tax basis in its GigCapital7 Class A Ordinary Shares over the fair market value of its GigCapital7 Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The Electing Shareholder’s tax basis in its GigCapital7 Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its GigCapital7 Class A Ordinary Shares will be treated as ordinary income. However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the GigCapital7 Class A Ordinary Shares in which GigCapital7 is a PFIC, then the excess distribution regime discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to, GigCapital7 Class A Ordinary Shares, including in connection with the Domestication. Under current law, an MTM Election is not available with respect to warrants, including the Public Warrants.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE APPLICATION OF THE RULES ADDRESSING OVERLAPS IN THE PFIC RULES AND THE SECTION 367(b) RULES AND THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS. ALL U.S. HOLDERS OF GIGCAPITAL7 SECURITIES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER AND HOW ANY OVERLAP RULES APPLY, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

B.	Tax Effects to U.S. Holders of Exercising Redemption Rights

1.	Generally

The U.S. federal income tax consequences to a U.S. Holder of GigCapital7 Class A Ordinary Shares that exercises its redemption rights with respect to its GigCapital7 Class A Ordinary Shares will depend on whether the redemption qualifies as a sale of shares under Section 302 of the Code with respect to such U.S. Holder. If the redemption qualifies as a sale of shares by a U.S. Holder, the tax consequences to such U.S. Holder are as described below under the section entitled “—3. Taxation of Redemption Treated as a Sale”. If the redemption does not qualify as a sale of shares, a U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section entitled “—2. Taxation of Redemption Treated as a Distribution”.

Whether a redemption of shares qualifies for sale treatment will depend largely on the total number of shares of GigCapital7 treated as held by the redeemed U.S. Holder before and after the redemption (including any shares treated as constructively owned by the U.S. Holder through others or as a result of owning Public Warrants and any shares that a U.S. Holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of the stock of GigCapital7 outstanding both before and after the redemption. The redemption generally will be treated as a sale of shares (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in GigCapital7 or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a U.S. Holder takes into account not only shares actually owned by the U.S. Holder, but also shares that are constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares that the holder has a right to acquire by exercise of an option, which would generally include shares which could be acquired pursuant to the exercise of Public Warrants. Moreover, any shares that a U.S. Holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of GigCapital7’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of shares must, among other requirements, be less than eighty percent (80%) of the percentage of GigCapital7’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption (taking into account redemptions by other holders and possibly the Domesticated GigCapital7 stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. Holder’s interest GigCapital7 if either (1) all of the shares actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares (including any stock constructively owned by the U.S. Holder as a result of owning Public Warrants). The redemption will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in GigCapital7. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in GigCapital7 will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction”.

If none of the foregoing tests are satisfied, then the redemption of shares will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such a U.S. Holder will be as described below under the section entitled “—2. Taxation of Redemption Treated as a Distribution”. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed shares will be added to the U.S. Holder’s adjusted tax basis in its remaining GigCapital7 shares or, if it has none, to the U.S. Holder’s adjusted tax basis in its Public Warrants or possibly in other GigCapital7 shares constructively owned by it.

Redeeming U.S. Holders generally will be subject to the PFIC rules relating to the excess distribution regime, QEF Election and MTM Election described above under the section entitled “—A. Tax Effects of the Domestication to U.S. Holders—5. PFIC Considerations” with respect to any gain or loss recognized by the U.S. Holder on its deemed sale of its GigCapital7 Class A Ordinary Shares (if the redemption were treated as a sale of shares) or any corporate distributions deemed received on its GigCapital7 Class A Ordinary Shares (if the redemption were treated as a corporate distribution) without regard to any potential limitations or other interactions of such PFIC rules in connection with an F Reorganization or Section 367 of the Code as discussed therein.

U.S. Holders who actually or constructively own at least five percent (5%) by vote or value (or, if GigCapital7 Class A Ordinary Shares is not then publicly traded, at least one percent (1%) (by vote or value)) or more of the total outstanding GigCapital7 shares may be subject to special reporting requirements with respect to a redemption of shares, and such holders should consult with their tax advisors with respect to their reporting requirements.

2.	Taxation of Redemption Treated as a Distribution

If the redemption of a U.S. Holder’s shares is treated as a corporate distribution, as discussed above under the section entitled “—1. Generally”, the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from GigCapital7’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of GigCapital7’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares. Any remaining excess will be treated as gain realized on the sale of shares and will be treated as described below under the section entitled “—3. Taxation of Redemption Treated as a Sale”.

As discussed above, a redeeming U.S. Holder generally will be subject to the PFIC rules relating to the excess distribution regime, QEF Election and MTM Election described above under the section entitled “—A. Tax Effects of the Domestication to U.S. Holders—5. PFIC Considerations” with respect to any corporate distributions deemed received on its GigCapital7 Class A Ordinary Shares (if the redemption were treated as a corporate distribution) without regard to any potential limitations or other interactions of such PFIC rules in connection with an F Reorganization or Section 367 of the Code as discussed therein.

3.	Taxation of Redemption Treated as a Sale

If the redemption of a U.S. Holder’s shares is treated as a sale, as discussed above under the section entitled “—1. Generally”, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the shares redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares so disposed of exceeds one (1) year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible to be taxed at reduced rates. It is unclear, however, whether certain redemption rights with respect to the Public Shares may suspend the running of the applicable holding period of the Public Shares for this purpose. If the running of the holding period for the Public Shares is suspended, then non-corporate U.S. Holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a redemption that is treated as a sale of the Public Shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. The deductibility of capital losses is subject to limitations.

As discussed above, a redeeming U.S. Holder generally will be subject to the PFIC rules relating to the excess distribution regime, QEF Election and MTM Election described above under the section entitled “—A. Tax Effects of the Domestication to U.S. Holders—5. PFIC Considerations” with respect to any gain or loss recognized by the U.S. Holder on its deemed sale of its GigCapital7 Class A Ordinary Shares (if the redemption were treated as a sale of shares) without regard to any potential limitations or other interactions of such PFIC rules in connection with an F Reorganization or Section 367 of the Code as discussed therein.

U.S. Holders who hold different blocks of shares (including as a result of holding different blocks of GigCapital7 Class A Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF AN EXERCISE OF REDEMPTION RIGHTS.

C.	Tax Consequences of the Merger to GigCapital7 and U.S. Holders of GigCapital7 Securities

The Merger is not expected to give rise to a realization event for U.S. federal income tax purposes for GigCapital7 or any U.S. Holder of GigCapital7 Securities that received Domesticated GigCapital7 Securities in connection with the Domestication. As a result, neither GigCapital7 nor any U.S. Holder of GigCapital7 Securities that received Domesticated GigCapital7 Securities in connection with the Domestication is expected to be subject to any material U.S. federal income tax consequences as a result of the Merger, regardless of whether the Merger is treated as a “reorganization” within the meaning of Section 368(a) of the Code.

D.	Tax Consequences of Ownership and Disposition of Domesticated GigCapital7 Securities

1.	Taxation of Distributions

In general, distributions of cash or other property to U.S. Holders of Domesticated GigCapital7 Common Stock (other than certain distributions of Domesticated GigCapital7 stock or rights to acquire Domesticated GigCapital7 stock) generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Domesticated GigCapital7’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Domesticated GigCapital7 Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Domesticated GigCapital7 Common Stock and will be treated as described below under the section entitled “—2. Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Domesticated GigCapital7 Securities”.

Dividends paid to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder may constitute “qualified dividend income” that will be subject to tax at reduced rates accorded to long-term capital gains.

2.	Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Domesticated GigCapital7 Securities

Upon a sale or other taxable disposition of Domesticated GigCapital7 Securities (which, in general, would include a redemption of Domesticated GigCapital7 Warrants that is treated as a sale of such warrants as described below), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Domesticated GigCapital7 Securities. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Domesticated GigCapital7 Securities so disposed of exceeds one (1) year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Domesticated GigCapital7 Securities so disposed of. See the section entitled “—A. Tax Effects of the Domestication to U.S. Holders” above for a discussion of a U.S. Holder’s adjusted tax basis in its Domesticated GigCapital7 Securities following the Domestication. See the section entitled “—3. Exercise, Lapse or Redemption of Domesticated GigCapital7 Warrants” below for a discussion regarding a U.S. Holder’s tax basis in Domesticated GigCapital7 Common Stock acquired pursuant to the exercise of a Domesticated GigCapital7 Warrant. See the section entitled “Material U.S. Federal Income Tax Considerations of the Merger to Holders of Hadron Energy Stock and Hadron Energy—I. U.S. Holders” below for a discussion of a U.S. Holder’s adjusted tax basis in its Domesticated GigCapital7 Common Stock following the Merger.

3.	Exercise, Lapse or Redemption of Domesticated GigCapital7 Warrants

A U.S. Holder generally will not recognize taxable gain or loss on the acquisition of Domesticated GigCapital7 Common Stock upon exercise of Domesticated GigCapital7 Warrants for cash. The U.S. Holder’s tax basis in the shares of Domesticated GigCapital7 Common Stock received upon exercise of the Domesticated GigCapital7 Warrants generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Domesticated GigCapital7 Warrants and the exercise price. It is unclear whether the U.S. Holder’s holding period for the Domesticated GigCapital7 Common Stock received upon exercise of the Domesticated GigCapital7 Warrants will begin on the date following the date of exercise or on the date of exercise of the Domesticated GigCapital7 Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the Domesticated GigCapital7 Warrants. If any Domesticated GigCapital7 Warrants are allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the lapsed Domesticated GigCapital7 Warrants.

The tax consequences of a cashless exercise of Domesticated GigCapital7 Warrants are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in the Domesticated GigCapital7 Common Stock received would equal the U.S. Holder’s basis in the Domesticated GigCapital7 Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period in the Domesticated GigCapital7 Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the Domesticated GigCapital7 Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Domesticated GigCapital7 Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Domesticated GigCapital7 Common Stock would include the holding period of the Domesticated GigCapital7 Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of Domesticated GigCapital7 Warrants equal to the number of shares of Domesticated GigCapital7 Common Stock having a value equal to the exercise price for the total number of Domesticated GigCapital7 Warrants to be exercised. In such case, the U.S. Holder would recognize capital gain or loss with respect to the Domesticated GigCapital7 Warrants deemed surrendered in an amount equal to the difference between the fair market value of the Domesticated GigCapital7 Common Stock that would have been received in a regular exercise of the Domesticated GigCapital7 Warrants deemed surrendered and the U.S. Holder’s tax basis in the Domesticated GigCapital7 Warrants deemed surrendered. In this case, a U.S. Holder’s aggregate tax basis in the Domesticated GigCapital7 Common Stock received would equal the sum of the U.S. Holder’s tax basis in the Domesticated GigCapital7 Warrants deemed exercised and the aggregate exercise price of such Domesticated GigCapital7 Warrants. It is unclear whether a U.S. Holder’s holding period for the Domesticated GigCapital7 Common Stock would commence on the date following the date of exercise or on the date of exercise of the Domesticated GigCapital7 Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Domesticated GigCapital7 Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Domesticated GigCapital7 Common Stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If Domesticated GigCapital7 redeems Domesticated GigCapital7 Warrants for cash or if it purchases Domesticated GigCapital7 Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under the section entitled “—2. Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Domesticated GigCapital7 Securities”.

4.	Possible Constructive Distributions

Consistent with the Public Warrants, the terms of each Domesticated GigCapital7 Warrant provide for an adjustment to the number of shares of Domesticated GigCapital7 Common Stock for which the Domesticated GigCapital7 Warrant may be exercised or to the exercise price of the Domesticated GigCapital7 Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of the Domesticated GigCapital7 Warrants would, however, be treated as receiving a constructive distribution from Domesticated GigCapital7 if, for example, the adjustment increases the U.S. Holder’s proportionate interest in Domesticated GigCapital7’s assets or earnings and profits (for example, through an increase in the number of shares of Domesticated GigCapital7 Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Domesticated GigCapital7 Warrant), which adjustment may be made as a result of a distribution of cash or other property, such as other securities, to the holders of shares of Domesticated GigCapital7 stock, or as a result of the issuance of a stock dividend to holders of shares of Domesticated GigCapital7 stock, in each case, which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described above under the section entitled “—1. Taxation of Distributions” in the same manner as if the U.S. Holders of the Domesticated GigCapital7 Warrants received a cash distribution from Domesticated GigCapital7 equal to the fair market value of such increased interest.

E.	Information Reporting and Backup Withholding

Payments of distributions on and the proceeds from a sale or other disposition of Domesticated GigCapital7 Securities will be subject to information reporting to the IRS and U.S. backup withholding on such payments may be possible. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

III.	NON-U.S. HOLDERS

As used in this section, a “Non-U.S. Holder” is a beneficial owner of a GigCapital7 Security or Domesticated GigCapital7 Security, as applicable, who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. Holder.

A.	Tax Effects of the Domestication to Non-U.S. Holders

The Domestication is not expected to result in any U.S. federal income tax consequences to a Non-U.S. Holder of GigCapital7 Securities unless the Domestication fails to qualify as an F Reorganization and such Non-U.S. Holder holds its GigCapital7 Securities in connection with the conduct of a trade or business in the United States (that, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States). Non-U.S. Holders will own stock and warrants of a U.S. corporation, i.e., Domesticated GigCapital7, rather than a non-U.S. corporation, i.e., GigCapital7, after the Domestication.

Although the redemptions of Non-U.S. Holders that exercise redemption rights with respect to GigCapital7 Class A Ordinary Shares will occur prior to the Domestication, it is possible that the IRS could assert that for

U.S. federal income tax purposes such redemptions should be treated as occurring after the Domestication. If such redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication, Non-U.S. Holders exercising redemption rights would be subject to the potential tax consequences of the Domestication. Non-U.S. Holders should consult their tax advisors regarding the possibility that the redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication despite the redemptions occurring in form prior to the Domestication, including the U.S. federal income tax considerations to them of such treatment.

B.	Tax Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a Non-U.S. Holder of GigCapital7 Class A Ordinary Shares that exercises its redemption rights will depend on whether the redemption qualifies as a sale of shares redeemed, as described above under “II. U.S. Holders—B. Tax Effects to U.S. Holders of Exercising Redemption Rights—1. Generally”. Regardless of whether it is treated as a sale of GigCapital7 Class A Ordinary Shares or as a corporate distribution on the GigCapital7 Class A Ordinary Shares for U.S. federal income tax purposes, the redemption is not expected to result in any U.S. federal income tax consequences to the Non-U.S. Holder unless such Non-U.S. Holder holds such GigCapital7 Class A Ordinary Shares in connection with the conduct of a trade or business in the United States (that, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States).

C.	Tax Consequences of the Merger to GigCapital7 and Non-U.S. Holders of GigCapital7 Securities

Neither GigCapital7 nor any Non-U.S. Holder of GigCapital7 Securities that received Domesticated GigCapital7 Securities in connection with the Domestication will be subject to any material U.S. federal income tax consequences solely in connection with the Merger.

D.	Tax Consequences of Ownership and Disposition of Domesticated GigCapital7 Securities

1.	Taxation of Distributions

In general, any distributions (including constructive distributions, but not including certain distributions of Domesticated GigCapital7 stock or rights to acquire Domesticated GigCapital7 stock) made to a Non-U.S. Holder of shares of Domesticated GigCapital7 Common Stock, to the extent paid out of Domesticated GigCapital7’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, Domesticated GigCapital7 will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of Domesticated GigCapital7 Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Domesticated GigCapital7 Common Stock, which will be treated as described below under the section entitled “—2. Sale, Taxable Exchange or Other Taxable Disposition of Domesticated GigCapital7 Securities”. In addition, if Domesticated GigCapital7 determines that it is likely to be classified as a “United States real property holding corporation”, the applicable withholding agent may withhold fifteen (15%) of any distribution that exceeds Domesticated GigCapital7’s current and accumulated earnings and profits. See the section entitled “—2. Sale, Taxable Exchange or Other Taxable Disposition of Domesticated GigCapital7 Securities” below.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise.

A Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of thirty percent (30%) (or a lower applicable treaty rate).

2.	Sale, Taxable Exchange or Other Taxable Disposition of Domesticated GigCapital7 Securities

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its Domesticated GigCapital7 Securities (including an expiration or redemption of the Domesticated GigCapital7 Warrants as described below under the section entitled “—3. Exercise, Lapse or Redemption of Domesticated GigCapital7 Warrants”), unless:

•

the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States);

•

such Non-U.S. Holder is an individual who was present in the United States for one hundred eighty-three (183) days or more in the taxable year of such disposition (as such days are calculated pursuant to Section 7701(b)(3) of the Code) and certain other requirements are met; or

•

Domesticated GigCapital7 is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the applicable Domesticated GigCapital7 Security being disposed of, except, in the case where shares of Domesticated GigCapital7 Common Stock are “regularly traded” on an “established securities market” (as such terms are defined under applicable Treasury Regulations), (x) the Non-U.S. Holder is disposing of Domesticated GigCapital7 Common Stock and has owned, whether actually or based on the application of constructive ownership rules, five percent (5%) or less of Domesticated GigCapital7 Common Stock at all times within the shorter of the five-year period preceding such disposition of Domesticated GigCapital7 Common Stock or such Non-U.S. Holder’s holding period for such Domesticated GigCapital7 Common Stock or (y) the Non-U.S. Holder is disposing of Domesticated GigCapital7 Warrants and has owned, whether actually or based on the application of constructive ownership rules, five percent (5%) or less of the total fair market value of Domesticated GigCapital7 Warrants (provided the Domesticated GigCapital7 Warrants are considered to be “regularly traded”) at all times within the shorter of the five-year period preceding such disposition of Domesticated GigCapital7 Warrants or such Non-U.S. Holder’s holding period for such Domesticated GigCapital7 Warrants. There can be no assurance that Domesticated GigCapital7 Common Stock or Domesticated GigCapital7 Warrants will be treated as regularly traded on an established securities market for this purpose. It is unclear how the rules for determining the five percent (5%) threshold for this purpose would be applied with respect to Domesticated GigCapital7 Common Stock or Domesticated GigCapital7 Warrants, including how a Non-U.S. Holder’s ownership of Domesticated GigCapital7 Warrants impacts the five percent (5%) threshold determination with respect to Domesticated GigCapital7 Common Stock and whether the five percent (5%) threshold determination with respect to Domesticated GigCapital7 Warrants must be made with or without reference to the Private Placement Warrants. In addition, special rules may apply in the case of a disposition of Domesticated GigCapital7 Warrants if Domesticated GigCapital7 Common Stock is considered to be “regularly traded”, but Domesticated GigCapital7 Warrants are not considered to be “regularly traded”. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a thirty percent (30%) rate (or a lower applicable income tax treaty rate).

If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder generally will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%) (or a lower applicable tax treaty rate).

If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, Domesticated GigCapital7 may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such disposition or redemption. Domesticated GigCapital7 is not expected to be a United States real property holding corporation immediately after the Domestication or immediately after the Business Combination is completed. However, such determination is factual in nature and subject to change. Accordingly, no assurance can be provided as to whether Domesticated GigCapital7 would be treated as a United States real property holding corporation in any taxable year.

Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them in respect of any loss recognized on a sale, taxable exchange or other taxable disposition of its Domesticated GigCapital7 Securities.

3.	Exercise, Lapse or Redemption of Domesticated GigCapital7 Warrants

A Non-U.S. Holder generally will not recognize taxable gain or loss on the acquisition of Domesticated GigCapital7 Common Stock upon exercise of Domesticated GigCapital7 Warrants for cash. The Non-U.S. Holder’s tax basis in the share of Domesticated GigCapital7 Common Stock received upon exercise of Domesticated GigCapital7 Warrants generally will be an amount equal to the sum of the Non-U.S. Holder’s tax basis in such Domesticated GigCapital7 Warrants and the exercise price. It is unclear whether the Non-U.S. Holder’s holding period for the Domesticated GigCapital7 Common Stock received upon exercise of the Domesticated GigCapital7 Warrants will begin on the date following the date of exercise or on the date of exercise of the Domesticated GigCapital7 Warrants; in either case, the holding period will not include the period during which the Non-U.S. Holder held the Domesticated GigCapital7 Warrants. If any Domesticated GigCapital7 Warrants are allowed to lapse unexercised, a Non-U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in such lapsed Domesticated GigCapital7 Warrants. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them in respect of any such loss recognized.

Consistent with the Public Warrants, the Domesticated GigCapital7 Warrants may be exercised on a cashless basis in certain circumstances. The U.S. federal income tax characterization of a cashless exercise of Domesticated GigCapital7 Warrants are not clear under current tax law. A cashless exercise may not be a taxable exchange, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a Non-U.S. Holder’s tax basis in the Domesticated GigCapital7 Common Stock received would equal the Non-U.S. Holder’s tax basis in the Domesticated GigCapital7 Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a Non-U.S. Holder’s holding period in the Domesticated GigCapital7 Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the Domesticated GigCapital7 Warrants; in either case, the holding period would not include the Non-U.S. Holder’s holding period for the Domesticated GigCapital7 Warrants exercised therefor.

If the cashless exercise were treated as a recapitalization, the holding period of the Domesticated GigCapital7 Common Stock would include the holding period of the Domesticated GigCapital7 Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a Non-U.S. Holder could be deemed to have surrendered a number of Domesticated GigCapital7 Warrants equal to the number of shares of Domesticated GigCapital7 Common Stock having a value equal to the exercise price for the total number of Domesticated GigCapital7 Warrants to be exercised. In such case, the Non-U.S. Holder would recognize capital gain or loss with respect to the Domesticated GigCapital7 Warrants deemed surrendered in an amount equal to the difference between the fair market value of the Domesticated GigCapital7 Common Stock that would have been received in a regular exercise of the Domesticated GigCapital7 Warrants deemed surrendered and the Non-U.S. Holder’s tax basis in the Domesticated GigCapital7 Warrants deemed surrendered. Any gain or loss recognized by a Non-U.S. Holder generally will be taxed as described above in “—2. Sale, Taxable Exchange or Other Taxable Disposition of Domesticated GigCapital7 Securities”. It is unclear whether a Non-U.S. Holder’s holding period for the Domesticated GigCapital7 Common Stock would commence on the date following the date of exercise or on the date of exercise of the Domesticated GigCapital7 Warrants; in either case, the holding period would not include the Non-U.S. Holder’s holding period for the Domesticated GigCapital7 Warrants exercised therefor.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a Non-U.S. Holder’s holding period would commence with respect to the Domesticated GigCapital7 Common Stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, Non-U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If Domesticated GigCapital7 redeems Domesticated GigCapital7 Warrants for cash or if Domesticated GigCapital7 purchases Domesticated GigCapital7 Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the Non-U.S. Holder, taxed as described above under “—2. Sale, Taxable Exchange or Other Taxable Disposition of Domesticated GigCapital7 Securities”.

Non-U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise, lapse, or redemption of Domesticated GigCapital7 Warrants.

4.	Possible Constructive Distributions

Similar with the Public Warrants, the terms of each Domesticated GigCapital7 Warrant provide for an adjustment to the number of shares of Domesticated GigCapital7 Common Stock for which the Domesticated GigCapital7 Warrant may be exercised or to the exercise price of the Domesticated GigCapital7 Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. A Non-U.S. Holder of the Domesticated GigCapital7 Warrants would, however, be treated as receiving a constructive distribution from Domesticated GigCapital7 if, for example, the adjustment increases the Non-U.S. Holder’s proportionate interest in Domesticated GigCapital7’s assets or earnings and profits (for example, through an increase in the number of shares of Domesticated GigCapital7 Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Domesticated GigCapital7 Warrant), which adjustment may be made as a result of a distribution of cash or other property, such as other securities, to the holders of shares of Domesticated GigCapital7 stock, or as a result of the issuance of a stock dividend to holders of shares of Domesticated GigCapital7 stock, in each case, which is taxable to the holders of such stock as a distribution. Any constructive distribution received by a Non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such Non-U.S. Holder received a corporate distribution from Domesticated GigCapital7 equal to the fair market value of such increased interest without any corresponding receipt of cash, the U.S. federal income tax consequences of which are described above under “—D. Tax Consequences of Ownership and Disposition of Domesticated GigCapital7 Securities—1. Taxation of Distributions”.

E.	Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of Domesticated GigCapital7 Securities. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid U.S. information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a tax treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder generally will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

F.	Foreign Account Tax Compliance Act

Provisions commonly referred to as “FATCA” impose withholding of thirty percent (30%) on payments of dividends (including constructive dividends) on Domesticated GigCapital7 Securities to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent (30%) withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed Treasury Regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed Treasury Regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be no assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations.

Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of Domesticated GigCapital7 securities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER TO HOLDERS OF HADRON COMMON STOCK AND HADRON ENERGY

The following discussion is a summary of material U.S. federal income tax considerations for U.S. Holders and Non-U.S. Holders (each as defined for purposes of this section below, and together, “Holders”) who exchange Hadron Energy Common Stock (“Hadron Energy Stock”) for Domesticated GigCapital7 Common Stock (“Domesticated GigCapital7 Stock”) in the Merger. This section applies only to Holders that hold their Hadron Energy Stock as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). This discussion is limited to U.S. federal income tax considerations and does not address any estate, gift or other U.S. federal non-income tax considerations or considerations arising under the tax laws of any U.S. state, or local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to any particular investor in light of their particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to investors subject to special rules under U.S. federal income tax law, such as:

•	banks, financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules with respect to the securities of Hadron Energy;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•

partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or pass-through entities (including S Corporations), or persons that hold the securities of Hadron Energy through such partnerships or pass-through entities;

•	U.S. expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent (5%) or more (by vote or value) of Hadron Energy’s equity;

•	persons that acquired their Hadron Energy Stock pursuant to an exercise of employee share options, in connection with employee share incentive plans, or otherwise as compensation;

•	persons that hold their Hadron Energy Stock as part of a straddle, constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Hadron Energy Stock, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding any Hadron Energy Stock and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Merger.

This discussion is based on the Code, Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. The parties to the Business Combination Agreement have not sought, and do not intend to seek, any rulings from the IRS as to any

U.S. federal income tax considerations described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE MERGER TO HOLDERS OF HADRON ENERGY STOCK AND HADRON ENERGY. EACH HOLDER OF HADRON ENERGY STOCK SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

I.	U.S. Holders

As used in this section, a “U.S. Holder” is a beneficial owner of a Hadron Energy Stock who or that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

Subject to the qualifications and limitations set forth herein, Hadron Energy and GigCapital7 intend for the Merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Hadron Energy and GigCapital7, pursuant to the Business Combination Agreement, have agreed not to knowingly take, or knowingly fail to take, any action, if such action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and they have agreed to file all tax returns consistently with this position unless required by a “determination” within the meaning of Section 1313(a) of the Code or a change in applicable law. In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, Duane Morris LLP will deliver an opinion to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) the discussion set forth herein under the heading “U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER TO HOLDERS OF HADRON ENERGY STOCK AND HADRON ENERGY,” insofar as it presents legal conclusions with respect to matters of United States federal income tax law, subject to the limitations and qualifications referred to therein, accurately sets forth the material United States federal income tax consequences of the Merger and constitutes the opinion of Duane Morris LLP, and (ii) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The obligations of each of GigCapital7 and Hadron Energy to complete the Merger, however, are not conditioned on the receipt of any such opinion. Such opinion of counsel will be based on customary assumptions and certain representations, warranties, and covenants of GigCapital7, Hadron Energy, and Merger Sub. If any of these assumptions, representations, warranties, or covenants is or becomes incorrect, incomplete, or inaccurate, or is violated, or if there is a change in U.S. federal income tax law after the date of such opinion of counsel, the validity of such opinion of counsel may be adversely affected and the U.S. federal income tax consequences of the Merger could differ materially from those described below. An opinion of counsel represents counsel’s legal judgment but is not binding on the IRS or any court. Neither GigCapital7 nor Hadron Energy intends to request a ruling from the IRS with respect to the tax treatment of the Merger, and as a result, no assurance can be given that the IRS will not challenge the treatment of the Merger described below or that a court would not sustain such a challenge.

Assuming the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, U.S. Holders of Hadron Energy Stock generally are not expected to recognize gain or loss as a result of the exchange of Hadron Energy Stock for Domesticated GigCapital7 Stock in the Merger. Each U.S. Holder’s tax basis in the Domesticated GigCapital7 Stock received in the Merger generally is expected to be the same as such Holder’s tax basis in the Hadron Energy Stock surrendered in the Merger in exchange therefor. The holding period of the Domesticated GigCapital7 Stock received in the Merger by a U.S. Holder generally is expected to include the holding period of the Hadron Energy Stock surrendered in the Merger in exchange therefor.

If the Merger fails to qualify as a “reorganization” under Section 368(a) of the Code, a U.S. Holder of Hadron Energy Stock would recognize gain or loss in an amount equal to the difference between (i) the fair market value of the Domesticated GigCapital7 Stock received in the Merger and (ii) the holder’s basis in the Hadron Energy Stock surrendered therefor. If a U.S. Holder acquired different blocks of Hadron Energy Stock at different times or at different prices, such U.S. Holder should consult its own tax advisor regarding the appropriate manner in which Domesticated GigCapital7 Stock received in the Merger should be allocated among different blocks of Hadron Energy Stock. Gain or loss recognized by a U.S. Holder with respect to Hadron Energy Stock in the Merger generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder has a holding period of more than one (1) year in such Hadron Energy Stock at the time of the Merger. Long-term capital gain of non-corporate U.S. Holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in the Domesticated GigCapital7 Stock received in the Merger generally would be equal to the fair market value thereof as of the Effective Time, and the U.S. Holder’s holding period in such Domesticated GigCapital7 Stock generally would begin on the day following the Merger.

U.S. Holders of Hadron Energy Stock are urged to consult their tax advisors regarding the tax consequences to them of the Merger in light of their particular circumstances under applicable U.S. federal, state, local and non-U.S. tax laws.

II.	NON-U.S. HOLDERS

As used in this section, a “Non-U.S. Holder” is a beneficial owner of Hadron Energy Stock who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. Holder.

Subject to the discussion of “U.S. real property holding corporations” below, the Merger is not expected to result in any U.S. federal income tax consequences to a Non-U.S. Holder that receives Domesticated GigCapital7 Stock in exchange for Hadron Energy Stock in the Merger, if the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. If the Merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a Non-U.S. Holder generally is not expected to be subject to U.S. federal income or withholding tax in respect of any gain such Non-U.S. Holder recognizes as a result of the exchange of its Hadron Energy Stock for Domesticated GigCapital7 Stock in the Merger unless such Non-U.S. Holder would be subject to U.S. federal income tax under the rules described above under “Material U.S. Federal Income Tax Considerations for Holders of GigCapital7 Securities and Domesticated GigCapital7—III. Non-U.S. Holders—Tax Consequences of Ownership and Disposition of Domesticated GigCapital7 Securities—2. Sale, Taxable Exchange or Other Taxable Disposition of Domesticated GigCapital7 Securities” with respect to a taxable disposition of Hadron Energy Stock.

Under certain circumstances, Non-U.S. Holders could be subject to U.S. federal income tax on any gain realized if Hadron Energy is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five (5)-year period ending on the date of the Merger or the period during which the Non-U.S. Holder held equity in Hadron Energy. However, Hadron Energy believes, and has agreed in the Business Combination Agreement to provide a certificate to the effect that, it is not, and has not been during such period, a United States real property holding corporation.

III.	Hadron Energy

Hadron Energy is not expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger.

IV.	Reporting Requirements

Each Holder that receives shares of Domesticated GigCapital7 Stock in the Merger may be required to retain permanent records pertaining to the Merger and make such records available to any authorized IRS officers and employees. Such records may include information regarding the number, basis, and fair market value of the Hadron Energy Stock exchanged and Domesticated GigCapital7 Stock received in exchange therefor.

Additionally, Holders that are required to file U.S. federal income tax returns and who owned immediately before the Merger at least one percent (by vote or value) of the total outstanding equity of Hadron Energy may be required to attach a statement to their U.S. federal income tax returns for the year in which the Merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the Holder’s tax basis in its Hadron Energy Stock surrendered in the Merger, the fair market value of such Hadron Energy Stock, the date of the Merger and the name and employer identification number of the parties to the reorganization. Holders should consult their tax advisors regarding the application of these rules.

A Holder may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%) on amounts received in the Merger, unless such Holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a payee’s U.S. federal income tax liability, if any, so long as such payee furnishes the required information to the IRS in a timely manner.

ALL HOLDERS OF HADRON ENERGY STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE MERGER. THE DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES CONTAINED HEREIN IS INTENDED TO PROVIDE ONLY A GENERAL DISCUSSION AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. TAX CONSEQUENCES MAY VARY WITH, OR BE DEPENDENT ON, INDIVIDUAL CIRCUMSTANCES. TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF EACH HOLDER’S OWN SITUATION.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination and related transactions.

The summary unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information appearing elsewhere in this joint proxy statement/prospectus and the accompanying notes in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The summary unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what GigCapital7’s financial position or results of operations would have been had the Business Combination and the other events described in the section of this joint proxy/prospectus titled, “Unaudited Pro Forma Condensed Combined Financial Information” occurred as of the dates indicated. The summary unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of GigCapital7.

The following summary unaudited pro forma condensed combined financial information is being provided to assist you in your analysis of the financial aspects of the Business Combination and the other events described in the section of this joint proxy/prospectus titled, “Unaudited Pro Forma Condensed Combined Financial Information.” The summary unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by GigCapital7 shareholders of shares of Class A Ordinary Shares subject to possible redemption redeemed for their pro rata share of the Trust Account.

•

No Redemption Scenario: This scenario assumes that no holders of GigCapital7 Class A Ordinary Shares subject to possible redemption exercise their right to have their GigCapital7 Class A Ordinary Shares redeemed for their pro rata share of the Trust Account.

•

Maximum Redemption Scenario: This scenario assumes that 18,109,974 GigCapital7 Class A Ordinary Shares are redeemed, resulting in an aggregate cash payment of $191,637,391 out of the Trust Account based on an assumed redemption price of approximately $10.58187 per share based on an aggregate amount of the funds held in the Trust Account of $211,637,310 as of December 31, 2025. Because this scenario is using an assumed redemption price determined based upon the amounts in the Trust Account as of December 31, 2025, it reflects a higher level of shares being redeemed in the Maximum Redemption Scenario than will be the case upon a consummation of the Business Combination occurring in 2026 when the assumed redemption price is expected to be no less than $10.67533 per share, which is the estimated redemption price as of April 1, 2026. This scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of the maximum contractual redemptions. The Business Combination Agreement contains two conditions to the Closing which are that, after giving effect to the transactions contemplated hereby (i) GigCapital7 shall have at least $5,000,001 of net tangible assets, and (ii) the Available Closing SPAC Cash shall not be less than $20,000,000. The “maximum contractual redemptions scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the conditions mentioned above.

If the actual facts are different than the assumptions described herein and within the section of this joint proxy statement/prospectus titled, “Unaudited Pro Forma Condensed Combined Financial Information” then the amounts and shares outstanding reported herein could differ from what is presented within this joint proxy statement/prospectus and the differences could be material.

	Pro Forma Condensed Combined (Assuming No Redemptions Into Cash)	Pro Forma Condensed Combined (Assuming Maximum Redemptions Into Cash)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2025
Net loss	$37,076,231	$37,076,231
Basic and diluted weighted average common stock outstanding	133,333,333	115,223,359
Basic and diluted net loss per share	$(0.28)	$(0.32)
Summary Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2025
Total assets	$208,603,669	$16,966,278
Total liabilities	$18,288,140	$18,288,140
Total shareholders’ equity (deficit)	$190,315,529	$(1,321,862)

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE FINANCIAL INFORMATION

The following tables set forth certain historical, pro forma and pro forma equivalent per share financial information for GigCapital7 ordinary shares and Hadron Energy common stock. The unaudited pro forma and pro forma equivalent per share financial information gives effect to the Business Combination as if the transaction had occurred on January 1, 2025, assuming two scenarios:

•

No Redemption Scenario: This scenario assumes that no holders of GigCapital7 Class A Ordinary Shares subject to possible redemption exercise their right to have their GigCapital7 Class A Ordinary Shares redeemed for their pro rata share of the Trust Account.

•

Maximum Redemption Scenario: This scenario assumes that 18,109,974 GigCapital7 Class A Ordinary Shares are redeemed, resulting in an aggregate cash payment of $191,637,391 out of the Trust Account based on an assumed redemption price of approximately $10.58187 share based on an aggregate amount of the funds held in the Trust Account of $211,637,310 as of December 31, 2025. Because this scenario is using an assumed redemption price determined based upon the amounts in the Trust Account as of December 31, 2025, it reflects a higher level of shares being redeemed in the Maximum Redemption Scenario than will be the case upon a consummation of the Business Combination occurring in 2026 when the assumed redemption price is expected to be no less than $10.67533 per share, which is the estimated redemption price as of April 1, 2026. This scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of the maximum contractual redemptions. The Business Combination Agreement contains two conditions to the Closing which are that, after giving effect to the transactions contemplated hereby (i) GigCapital7 shall have at least $5,000,001 of net tangible assets, and (ii) the Available Closing SPAC Cash shall not be less than $20,000,000. The “maximum contractual redemptions scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the conditions mentioned above.

The pro forma per share statement of operations information for the year ended December 31, 2025 combines: (i) the historical statement of operations and comprehensive income of GigCapital7 for the year ended December 31, 2025, and (ii) the historical statement of operations and comprehensive loss of Hadron Energy for the year ended December 31, 2025.

The Hadron Energy pro forma equivalent data per common stock financial information is calculated by multiplying the combined unaudited pro forma data per common stock amounts by the Exchange Ratio.

The following information should be read in conjunction with the 2025 audited financial statements of GigCapital7, which are included in this proxy statement/prospectus, the audited financial statements of Hadron Energy, which are included in this proxy statement/prospectus, and the financial information contained in the Selected Historical Financial Data of Hadron Energy and Summary Unaudited Pro Forma Condensed Combined Financial Information, sections of this proxy statement/prospectus, beginning on pages 56 and 228, respectively. The unaudited pro forma information below is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Business Combination had been completed as of the date indicated, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to project balance sheet data or results of operations data as of any future date or for any future period.

	GigCapital7 (Historical)	Hadron Energy (Historical)	Pro Forma Condensed Combined (No Redemption)	Pro Forma Condensed Combined (Maximum Contractual Redemption)
As of and for the Year Ended December 31, 2025
Book value (deficit) per share (1)	$(0.10)	$(65.43)	$1.43	$(0.01)
Post-Combination Company Common Stock- Weighted-average share outstanding—basic and diluted	—	—	133,333,333	115,223,359
Post-Combination Company Common Stock— Basic and diluted net loss per share	$—	$—	$(0.28)	$(0.32)
Common Stock-Weighted average shares outstanding—basic and diluted	—	914,000	—	—
Common Stock net loss per share—basic and diluted	$—	$(78.53)	$—	$—
Class A Ordinary Shares-Weighted average shares outstanding—basic and diluted	20,000,000	—	—	—
Class A Ordinary net income per share—basic and diluted	$0.11	$—	$—	$—
Class B Ordinary Shares-Weighted average shares outstanding—basic and diluted	13,333,333	—	—	—
Class B Ordinary net income per share—basic and diluted	$0.11	$—	$—	$—

(1)	The book value (deficit) per share is equal to the total shareholders’ equity (deficit) divided by the average shares outstanding.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of GigCapital7 and Hadron Energy, adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). GigCapital7 has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2025, assumes that the Business Combination occurred on December 31, 2025. The unaudited pro forma condensed combined statements of operations and comprehensive income (loss) for the year ended December 31, 2025 for Hadron Energy, assume that the Business Combination occurred on January 1, 2025.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Post-Combination Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Post-Combination Company. The actual financial position and results of operations of the Post-Combination Company may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of GigCapital7 was derived from the audited consolidated financial statements of GigCapital7 as of December 31, 2025 and for the year ended ended December 31, 2025, included elsewhere in this proxy statement/prospectus. The historical financial information of Hadron Energy was derived from the audited financial statements of Hadron Energy as of December 31, 2025 and for the year ended ended December 31, 2025, which are included elsewhere in this proxy statement/prospectus. This information should be read together with GigCapital7’s and Hadron Energy’s audited financial statements, and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GigCapital7” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Hadron Energy” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

On September 27, 2025, GigCapital7 entered into the Business Combination Agreement with Hadron Energy and Merger Sub, pursuant to which, among other things, subject to shareholder approval, following the Domestication, Merger Sub will merge with and into Hadron Energy, with Hadron Energy surviving as a wholly-owned subsidiary of GigCapital7, resulting in a combined company whereby GigCapital7 will become the parent company of Hadron Energy, Inc., and substantially all of the assets and the business of the combined company will be held by Hadron Energy, Inc. and its subsidiaries.

Prior to and as a condition of the Closing, pursuant to the Domestication, GigCapital7 will change its jurisdiction of incorporation by migrating to and domesticating as a Delaware corporation in accordance with Section 388 of the DGCL, as amended, and the Companies Act.

The Domestication

GigCapital7 will, subject to obtaining the required shareholder approvals and at least two (2) days prior to the date of the Closing of the Business Combination, change its jurisdiction of incorporation by effecting a deregistration under Section 206 of the Companies Act and a domestication under Section 388 of the DGCL, pursuant to which GigCapital7’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. The existing governing documents of GigCapital7 will be amended and restated and become the Proposed Domestication Organizational Documents of Domesticated GigCapital7 as described in this proxy statement/prospectus. In connection with the completion of the Business Combination, GigCapital7 will provide its Public Shareholders the opportunity to redeem their Public Shares on the terms and conditions set forth in the Business Combination Agreement and GigCapital7’s governing documents. GigCapital7 will complete the Redemption of properly tendered Public Shares promptly following the consummation of the Business Combination.

In connection with the Domestication, (i) each then issued and outstanding GigCapital7 Class A Ordinary Share (other than any GigCapital7 Class A Ordinary Share included in the Cayman GigCapital7 Units) will convert automatically, on a one-for-one basis, into one (1) share of Domesticated GigCapital7 Common Stock, (ii) each then issued and outstanding GigCapital7 Class B Ordinary Share will convert automatically, on a one-for-one basis, into one (1) share of Domesticated GigCapital7 Class B Common Stock, (iii) each then issued and outstanding Cayman GigCapital7 Warrant (other than any Cayman GigCapital7 Public Warrants) shall convert automatically into a Domesticated GigCapital7 Warrant, pursuant to the Warrant Agreement, and (iv) each then issued and outstanding Cayman GigCapital7 Unit shall be cancelled and will thereafter entitle the holder thereof to one (1) share of Domesticated GigCapital7 Common Stock and one (1) Domesticated GigCapital7 Warrant, in each case without any action on the part of the GigCapital7, Merger Sub, Hadron Energy or any holder of securities of any of the foregoing. See the section of this proxy statement/prospectus entitled “The Domestication Proposal” for additional information.

The Merger and Consideration

Following the Domestication, at the Effective Time (as defined in the Business Combination Agreement), by virtue of the Merger, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one (1) share of common stock, par value $0.0001, of the Surviving Company.

Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, immediately prior to or at the Effective Time:

(a)

each issued and outstanding share of Hadron Common Stock except for Excluded Shares, Dissenting Shares, and Hadron Restricted Shares, will be cancelled and converted into the right to receive the Per Share Merger Consideration (as defined below), as set forth in the Business Combination Agreement.

(b)	each Excluded Share shall be automatically cancelled and retired without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)

each Hadron Option that is outstanding immediately prior to the Effective Time will be automatically assumed by Domesticated GigCapital7 and converted into an Exchanged Option to purchase a number of shares of Domesticated GigCapital7 Common Stock, equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Hadron Common Stock subject to such Hadron Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Hadron Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, that the assumption and adjustment of the unvested Hadron Options shall be completed in a manner that satisfies the requirements of Code Section 409A and, with respect to any Hadron Option intended to be an “incentive stock option,” Code Section 4249a and the applicable regulations promulgated thereunder.

(d)

each Hadron Restricted Share Award that is outstanding immediately prior to the Effective Time will be automatically assumed by Domesticated GigCapital7 such that each Hadron Restricted Share Award will be converted into an Exchanged RSA for a number of restricted shares of Domesticated GigCapital7 Common Stock, equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Hadron Restricted Shares and (y) the Exchange Ratio.

(e)

each of the SAFEs that is outstanding immediately prior to the Effective Time will automatically convert into a number of shares of Hadron Common Stock determined in accordance with the terms of such SAFE with such shares to be treated as Hadron Common Stock and will receive the consideration described above for Hadron Common Stock at the Effective Time.

(f)

by virtue of the Merger and the applicable provisions of the Domesticated GigCapital7 Charter, each share of Domesticated GigCapital7 Class B Common Stock then issued and outstanding shall be automatically cancelled and extinguished and converted into one (1) share of Domesticated GigCapital7 Common Stock.

(g)

in connection with the Redemption, GigCapital7 will redeem the public shares properly tendered for redemption in connection with the Business Combination pursuant to the Domesticated GigCapital7 Charter and Cayman Constitutional Documents.

Pursuant to the Business Combination Agreement, the consideration to be paid in the Merger in respect of each Hadron Common Stock that is issued and outstanding immediately prior to the Effective Time, will be the Per Share Merger Consideration, which is a number of shares of Domesticated GigCapital7 Common Stock equal to the Exchange Ratio. The “Exchange Ratio” means the quotient of: (a) the Aggregate Merger Consideration; divided by (b) the Hadron Fully Diluted Capital. The “Aggregate Merger Consideration” means the number of shares of Domesticated GigCapital7 Common Stock equal to the difference of: (a) the Aggregate Domesticated GigCapital7 Common Stock; minus (b) 13,333,333 shares of Domesticated GigCapital7 Common Stock; provided, however, that if the Hadron Energy has any indebtedness outstanding as of the closing of the Merger, the Aggregate Merger Consideration shall be further reduced by a number of shares of Domesticated GigCapital7 Common Stock equal to the amount of such indebtedness divided by $10.59 (the “Per Share Price”) (rounded down to the nearest whole share). The “Aggregate Domesticated GigCapital7 Common Stock” means the number of shares of Domesticated GigCapital7 Common Stock equal to the quotient of: (a) $1,200,200,000; divided by (b) the Per Share Price. The “Hadron Fully Diluted Capital” means the sum (without duplication) of the aggregate number of (a) shares of Hadron Common Stock (other than Hadron Restricted Shares) that are issued and outstanding immediately prior to the Effective Time assuming and after giving effect to the amendment and conversion of all SAFEs, (b) Hadron Restricted Shares that are issued and outstanding immediately prior to the Effective Time, and (c) all shares of Hadron Common Stock issuable upon full exercise of all Hadron Options outstanding as of immediately prior to the Effective Time (calculated using the treasury method of accounting on a cashless exercise basis).

The Sponsor Share Conversion

At the Effective Time, each share of Domesticated GigCapital7 Class B Common Stock then issued and outstanding shall be automatically cancelled and extinguished and converted into one (1) share of Domesticated GigCapital7 Common Stock.

The Redemption

GigCapital7 will provide an opportunity to the holders of its public shares to have their public shares redeemed on the terms and conditions set forth in this Agreement and the Cayman GigCapital7 Articles (the “Redemption”). Subject to receipt of the approval of the Business Combination Agreement by the GigCapital7 shareholders, GigCapital7 will carry out the Redemption at the Effective Time in accordance with the Cayman GigCapital7 Articles and the charter of Domesticated GigCapital7.

The Closing

The closing of the Merger (the “Closing”) will occur as promptly as practicable, but in no event later than three (3) business days, after the satisfaction or, if permissible, waiver of the conditions set forth in the Business Combination Agreement, or at such other date, time, or place as GigCapital7 and the Company may agree. The date of such Closing is referred to as the “Closing Date.”

Effective immediately following the consummation of the Business Combination, GigCapital7 will be renamed “Hadron Energy, Inc.”

The following table illustrates varying ownership levels of Hadron Energy, Inc. immediately following the Business Combination assuming its occurrence on December 31, 2025:

	No Redemption		Maximum Contractual Redemption
Equity Capitalization Summary	Shares	%	Shares	%
GigCapital7 Public Shareholders	20,000,000	12.74%	1,890,026	1.36%
GigCapital7 Warrant holders	23,719,000	15.10%	23,719,000	17.07%
Shareholders of Class B Ordinary Shares	13,333,333	8.49%	13,333,333	9.60%
Hadron Stockholders	100,000,000	63.67%	100,000,000	71.97%

Total	157,052,333	100%	138,942,359	100%

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms” and, with respect to the determination of the Assuming Maximum Contractual Redemptions Scenario in this section. Additionally, the relative percentages above assume the Business Combination was consummated on December 31, 2025. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.

The total amount in the No Redemption scenario of 157,052,333 shares of Domesticated GigCapital7 Common Stock differs from the number of shares covered by the proxy statement/prospectus of 143,226,087 shares of Domesticated GigCapital7 Common Stock because the latter excludes the following securities beneficially owned by individuals who are officers and/or directors of GigCapital7: (a) 3,719,000 GigCapital7 Warrants and (b) 10,107,246 shares held by Initial Shareholders at the time of the initial filing of the proxy statement/prospectus.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although GigCapital7 will acquire all of the outstanding equity interests of Hadron Energy in the Business Combination, GigCapital7 will be treated as the “acquired” company and Hadron Energy will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Hadron Energy issuing stock for the net assets of GigCapital7, accompanied by a recapitalization. The net assets of GigCapital7 will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Hadron Energy.

Hadron Energy has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the No Redemption Scenario and the Maximum Contractual Redemptions Scenario:

•	The shareholders of Hadron Energy will have the greatest voting interest in the Post-Combination Company;

•	The shareholders of Hadron Energy will have the ability to control decisions regarding election and removal of directors and officers of the Post-Combination Company;

•	Hadron Energy will comprise the ongoing operations of the Post-Combination Company;

•	Hadron Energy’s existing senior management will be the senior management of the Post-Combination Company;

•	Hadron Energy’s headquarters will become the Post-Combination Company’s headquarters; and

•	The Post-Combination Company will assume Hadron Energy’s name.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of GigCapital7 Public Shares:

•

Assuming No Redemption Scenario: This presentation assumes that no Public Shareholders of GigCapital7 will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account.

•

Assuming Maximum Contractual Redemptions Scenario: This presentation assumes that 91% of Public Shares are redeemed for aggregate redemption payments of $191,637,691, assuming $10.58187 per share redemption price. Because this scenario is using an assumed redemption price determined based upon the amounts in the Trust Account as of December 31, 2025, it reflects a higher level of shares being redeemed in the Maximum Redemption Scenario than will be the case upon a consummation of the Business Combination occurring in 2026 when the assumed redemption price is expected to be no less than $10.67533 per share, which is the estimated redemption price as of April 1, 2026. This scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of the maximum contractual redemptions. The “maximum contractual redemptions scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the conditions mentioned above.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2025, and the unaudited pro forma condensed combined statements of operations and comprehensive income (loss) for the year ended December 31, 2025, are based on the audited historical financial statements of GigCapital7 and Hadron Energy. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2025

					Scenario 1 Assuming No Redemptions into Cash				Scenario 2 Assuming Maximum Redemptions into Cash
	GigCapital7	Hadron Energy, Inc.			Pro Forma Adjustments	Pro Forma Combined			Pro Forma Adjustments	Pro Forma Combined
ASSETS
Current assets
Cash	$89,362	$1,757,241	(A	)	$211,637,310	$207,993,945	(D	)	$(191,637,391)	$16,356,554
			(B	)	(5,489,968)
Prepaid expenses and other current assets	151,344	333,403			—	484,747			—	484,747
Due from stockholder	—	—			—	—			—	—

Total current assets	240,706	2,090,644			206,147,342	208,478,692			(191,637,391)	16,841,301
Cash and marketable securities held in Trust Account	211,637,310	—	(A	)	(211,637,310)	—			—	—
Property and equipment, net	—	37,364			—	37,364			—	37,364
Operating lease right-of-use assets	—	81,607			—	81,607			—	81,607
Other assets	—	6,006			—	6,006			—	6,006
Deferred transaction costs	—	1,874,924	(B	)	(1,874,924)	—			—	—

TOTAL ASSETS	$211,878,016	$4,090,545			$(7,364,892)	$208,603,669			$(191,637,391)	$16,966,278

LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$170,775	$97,937	(B	)	$(108,752)	$159,960			$—	$159,960
Related party payable	4,053	—			—	4,053			—	4,053
Accrued legal services	1,818,095	—	(B	)	(1,818,095)	—			—	—
Accrued liabilities	123,464	17,383,394	(B	)	(957,751)	16,549,107			—	16,549,107
Operating lease liabilities, current portion	—	37,731			—	37,731			—	37,731

Total current liabilities	2,116,387	17,519,062			(2,884,598)	16,750,851			—	16,750,851
Operating lease liabilities, net of current portion	—	12,499			—	12,499			—	12,499
Simple Agreements for Future Equity (SAFEs)	—	46,358,393	(C	)	(46,358,393)	—			—	—
Warrant liability	1,524,790	—			—	1,524,790			—	1,524,790

Total liabilities	3,641,177	63,889,954			(49,242,991)	18,288,140			—	18,288,140

Class A ordinary shares subject to possible redemption, par value of $0.0001 per share	211,537,310	—	(D	)	(211,537,310)	—			—	—
Shareholders’ equity (deficit)
Preferred shares, par value of $0.0001 per share	—	—			—	—			—	—
Common stock, $0.0001 par value	—	255	(E	)	(255)	—			—	—
Class A ordinary shares, par value of $0.0001 per share	—	—			—	—			—	—
Class B ordinary shares, par value of $0.0001 per share	1,333	—	(E	)	(1,333)	—			—	—
Post-Combination Company common stock	—	—	(D	)	2,000	13,378			—	13,378
			(E	)	1,588	—			—	—
			(F	)	9,790	—			—	—
Additional paid-in capital	—	12,568,471	(B	)	(2,290,142)	262,670,286	(D	)	(191,637,391)	71,032,895
			(C	)	46,358,393	—			—	—
			(D	)	211,535,310	—			—	—
			(F	)	(9,790)	—			—	—
			(G	)	(5,491,957)	—			—	—
Accumulated deficit	(3,301,804)	(72,368,135)	(B	)	(2,190,153)	(72,368,135)			—	(72,368,135)
			(G	)	5,491,957	—			—	—

Total shareholders’ equity (deficit)	(3,300,471)	(59,799,409)			253,415,409	190,315,529			(191,637,391)	(1,321,862)

TOTAL LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$211,878,016	$4,090,545			$(7,364,892)	$208,603,669			$(191,637,391)	$16,966,278

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) FOR THE YEAR ENDED DECEMBER 31, 2025

					Scenario 1 Assuming No Redemptions into Cash				Scenario 2 Assuming Maximum Redemptions into Cash
	GigCapital7 Corp.	Hadron Energy, Inc.			Pro Forma Adjustments			Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
Operating expenses
General and administrative	$3,340,796	$19,329,987			$—			$22,670,783	$—		$22,670,783
Research and development	—	550,971			—			550,971	—		550,971
Stock-based compensation	—	12,565,721			—			12,565,721	—		12,565,721
Depreciation	—	6,411			—			6,411	—		6,411

Total operating expenses	3,340,796	32,453,090			—			35,793,886	—		35,793,886

Loss from operations	(3,340,796)	(32,453,090)			—			(35,793,886)	—		(35,793,886)

Other income (expense)
Change in fair value of Simple Agreements for Future Equity (SAFEs)	—	(39,321,489)	(H	)	39,321,489			—	—		—
Change in fair value of warrants	(1,283,055)	—			—			(1,283,055)	—		(1,283,055)
Interest income	710	—			—			710	—		710
Interest and dividend income on marketable securities held in Trust Account	8,448,606	—	(I	)	(8,448,606)			—	—		—

Income (loss) before provision for income taxes	3,825,465	(71,774,579)			30,872,883			(37,076,231)	—		(37,076,231)
Provision for income taxes	—	—			—			—	—		—

Net income (loss) and comprehensive income (loss)	$3,825,465	$(71,774,579)			$30,872,883			$(37,076,231)	$—		$(37,076,231)

Weighted-average share outstanding of Post-Combination Company Common Stock—basic and diluted (Note 5)	—	—				(J	)	133,333,333		(J)	115,223,359
Basic and diluted net loss per share—Post- Combination Company Common Stock (Note 5)	$—	$—				(J	)	$(0.28)		(J)	$(0.32)
Net income attributable to Class A ordinary shares subject to possible redemption	$2,295,279	$—
Basic and diluted weighted-average shares outstanding, Class A ordinary shares subject to redemption	20,000,000	—
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.11	$—
Net income attributable to Class B non-redeemable ordinary shares	$1,530,186	$—
Basic and diluted weighted-average Class B non-redeemable ordinary shares outstanding	13,333,333	—
Basic and diluted net income per share, Class B non-redeemable ordinary shares	$0.11	$—
Weighted average Hadron Energy, Inc. Common Stock shares outstanding-basic and diluted	—	914,000
Net loss per Hadron Energy, Inc. Common Stock share-basic and diluted	$—	$(78.53)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Transaction

On September 27, 2025, GigCapital7 Corp., a Cayman Islands exempted company (“GigCapital7”), entered into a Business Combination Agreement (as amended by the First Amendment to Business Combination Agreement dated December 12, 2025, collectively, the “Business Combination Agreement”), dated as of September 27, 2025, by and among GigCapital7, MMR Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of GigCapital7 (“Merger Sub”), and Hadron Energy, Merger Sub will merge with and into Hadron Energy (the “Merger”), with the Hadron Energy continuing as the surviving company. The business combination will be accounted for as a reverse recapitalization.

2. Basis of Presentation

The unaudited pro forma condensed combined balance sheet gives effect to the business combination and other transactions as if it had occurred on December 31, 2025. The unaudited pro forma combined statement of operations and comprehensive income (loss) for the year ended December 31, 2025 gives effect to the transactions as if the business combination and other transactions had been consummated on January 1, 2025.

Redemption Scenarios

The unaudited pro forma condensed combined financial information presents two redemption scenarios as follows:

•

No Redemption Scenario: This scenario assumes that no holders of GigCapital7 Class A Ordinary Shares subject to possible redemption exercise their right to have their Class A Ordinary Shares redeemed for their pro rata share of the Trust Account.

•

Maximum Redemption Scenario: This scenario assumes that 18,109,974 GigCapital7 Class A Ordinary Shares are redeemed, resulting in an aggregate cash payment of $191,637,391 out of the Trust Account based on an assumed redemption price of approximately $10.58187 per share based on an aggregate amount of the funds held in the Trust Account of $211,637,310 as of December 31, 2025. Because this scenario is using an assumed redemption price determined based upon the amounts in the Trust Account as of December 31, 2025 it reflects a higher level of shares being redeemed in the Maximum Redemption Scenario than will be the case upon a consummation of the Business Combination occurring in 2026 when the assumed redemption price is expected to be no less than $10.67533 per share, which is the estimated redemption price as of April 1, 2026. This scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of the maximum contractual redemptions. The Business Combination Agreement contains two conditions to the Closing which are that, after giving effect to the transactions contemplated hereby (i) GigCapital7 shall have at least $5,000,001 of net tangible assets, and (ii) the Available Closing SPAC Cash shall not be less than $20,000,000. The “maximum contractual redemptions scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the conditions mentioned above.

Accounting for the Transactions

The business combination is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, GigCapital7 will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Hadron Energy’s operations comprising substantially all of the ongoing operations of the post-combination company, Hadron Energy’s senior management comprising substantially all of the senior management of the post-combination company and the existence of a majority voting interest in the post-combination company. Accordingly, for accounting purposes, the business combination is treated as the equivalent of Hadron Energy issuing stock for the net assets of GigCapital7, accompanied by a recapitalization. The net assets of GigCapital7 are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination are the historical operations of Hadron Energy.

Under both the no redemption and maximum redemption scenarios, the proposed Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Hadron Energy has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances: (i) Hadron Energy’s stockholders will have majority of the combined company voting rights under both the no redemption and maximum redemption scenarios; (ii) the proposed Business Combination will be effectuated through an exchange of equity interests rather than cash; (iii) Hadron Energy and GigCapital7 will each appoint three directors and co-nominate one independent director of the eight total directors of the initial combined company Board; (iv) Hadron Energy’s existing senior management will comprise the senior management of the combined company; (v) Hadron Energy will comprise the ongoing operations of the combined company; (vi) the combined company will assume Hadron Energy’s name, (vii) the ongoing operations of Hadron Energy will become the operations of the combined company and (viii) Hadron Energy’s headquarters will become the combined company’s headquarters.

Accounting Policies

Upon consummation of the Business Combination, management of the Post-Combination Company will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management of the Post-Combination Company may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Post-Combination Company. Based on its initial analysis, management of the Post-Combination Company did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the business combination, are factually supportable and, with respect to the pro forma statements of operations, are expected to have a continuing impact on the results of the post-combination company. The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. The unaudited pro forma condensed combined financial information should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the post-combination company will experience. Hadron Energy and GigCapital7 have not had any historical relationship prior to the business combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

4. Transaction Accounting Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2025

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(A)	Reflects the liquidation and reclassification of $211,637,310 of funds held in the GigCapital7 Trust Account to cash that become available for general use by the Post-Combination Company.

(B)

Reflects estimated transaction costs of $6,325,142 expected to be incurred by GigCapital7 and Hadron Energy of $4,035,000 and $2,290,142, respectively. These transactions costs are directly incremental and attributable to the Business Combination and are accounted for as a reduction in the combined cash account with a corresponding reduction in additional paid-in capital or accumulated deficit consistent with the treatment described in SEC Staff Accounting Bulletin Topic 5.A. These transaction costs will not recur in the Post-Combination Company’s income beyond 12 months after the transaction.

For the GigCapital7 transaction costs, $26,752 is included in accounts payable and $1,818,095 is included in accrued legal services in its audited balance sheet as of December 31, 2025. None of the transaction costs have been paid as of the pro forma balance sheet date. The remaining estimate of costs to be incurred of $2,190,153 is reflected as an adjustment to accumulated deficit.

For the Hadron Energy transaction costs, $1,874,924 were capitalized as deferred transaction costs, $957,751 was included in accrued expenses and $82,000 was included in accounts payable in its balance sheet as of December 31, 2025. The estimate of costs to be incurred of $2,290,142 is reflected as an adjustment to additional paid-in capital.

(C)

Reflects the conversion of the Hadron Energy SAFEs into 5,527,942 shares of Post-Combination Company stock and the reclassification of its fair value of $46,358,393 into the equity of Post-Combination Company. The conversion of the Hadron Energy SAFEs into 5,527,942 shares of Post-Combination Company stock was derived based on the overall valuation and valuation cap included in each SAFE agreement. This result was then adjusted for the exchange of shares to be received in the Post-Combination Company.

(D)

Reflects the reclassification of the 18,109,974 GigCapital7 Class A Ordinary Shares subject to possible redemption balance of $211,537,310 to stockholders’ equity of the Post-Combination Company assuming no redemptions and immediate conversion of the remaining shares of GigCapital7 Public Shares into shares of the Post-Combination Company common stock on a one-to-one basis. This adjustment impacts the Post-Combination Company common stock (based on the par value of $0.0001 per share) of $2,000 and the remainder of $211,535,310 is recorded in additional paid-in capital. Under the no redemptions scenario, it assumes that no Public Shareholders of GigCapital7 will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account. Under the maximum contractual redemptions scenario, it assumes that 18,109,974 Public Shares are redeemed for aggregate redemption payments of $191,637,391, assuming a $10.58187 per share redemption price.

(E)

Reflects the reclassification of the par value of the 13,333,333 GigCapital7 Class B Ordinary Shares of $1,333 and 921,354 Hadron Energy Common Stock Shares of $255 classified under stockholders’ equity into the Post-Combination Company common stock. The par value of the Post-Combination Company common stock will be $0.0001 per share, which is consistent with historical GigCapital7 shares and Hadron Energy common stock par value.

(F)

Reflects the issuance of 97,880,435 Post-Combination Company Common Shares to Post-Combination Company stockholders (92,352,493 Hadron Energy Common Stock Shares and conversion of the Hadron Energy SAFEs into 5,527,942 shares). The 92,352,493 Hadron Energy Common shares were determined based on the Post-Combination Company equity capitalization of Hadron Energy of 100,000,000 (after including 2,119,565 Hadron Energy restricted shares). In connection with the SPAC transaction, 100,000,000 shares will be issued to Hadron Stockholders. The conversion of the Hadron Energy SAFEs into 5,527,942 shares of Post-Combination Company stock were determined as described in (C) above. The difference between the 92,352,493 Post-Combination Company Common Shares issued to Hadron Energy Stockholders and the 100,000,000 total shares, is comprised of the 2,119,565 shares relating to the Hadron Energy restricted shares and the 5,527,942 shares assuming conversion of the SAFEs. This adjustment impacts the Post-Combination Company common stock (based on the par value of $0.0001 per share) and additional paid-in capital by $ 9,790.

(G)	Reflects the elimination of GigCapital7’s historical accumulated deficit after recording the transaction costs as described in (B) above.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income (Loss) for the year ended December 31, 2025

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(H)	Reflects the elimination of remeasurement losses on Hadron Energy SAFEs of $39,321,489 as if the Business Combination was considered effective on January 1, 2025.

(I)

Reflects the elimination of interest and dividend income of $8,448,606 on the marketable securities held in the Trust Account as if the Business Combination was considered effective on January 1, 2025.

(J)

Reflects the calculation of weighted average shares outstanding for basic and diluted net loss per share and assumes that the Business Combination had occurred on January 1, 2025, and the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented (refer to Note 5).

5. Net Loss Per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the business combination and other transactions, assuming the shares were outstanding since January 1, 2025. As the business combination and transactions are being reflected as if they had occurred as of January 1, 2025, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the business combination and transactions have been outstanding for the entire period presented. Under the Maximum Contractual Redemption scenario, the shares of the Post-Combination Company common stock that are assumed to be redeemed by GigCapital7 public shareholders are eliminated as of January 1, 2025. Since the Post Combination Company is in a loss position for the period presented, basic net loss per share of common stock is the same as diluted net loss per share of common stock since the effects of potentially dilutive securities are antidilutive.

The unaudited pro forma condensed combined financial information has been prepared, assuming the two redemption scenarios for the year ended December 31, 2025:

	Pro Forma Condensed Combined (No Redemption)	Pro Forma Condensed Combined (Maximum Contractual Redemption)
Weighted average shares calculation, basic and diluted
Net loss attributable to common shares	$(37,076,231)	$(37,076,231)
Basic and diluted weighted average shares outstanding	133,333,333	115,223,359
Pro forma net loss per share, basic and diluted	$(0.28)	$(0.32)
Weighted average shares outstanding, basic and diluted
GigCapital7 Public Shareholders	20,000,000	1,890,026
Shareholders of Class B Ordinary Shares	13,333,333	13,333,333
Hadron Stockholders	100,000,000	100,000,000

Total weighted average shares outstanding, basic and diluted	133,333,333	115,223,359

The following outstanding shares of the Post-Combination Company common stock equivalents were excluded from the computation of pro forma diluted net loss per share for two redemption scenarios presented because including them would have had an anti-dilutive effect for the year ended December 31, 2025:

	Pro Forma Condensed Combined (No Redemption)	Pro Forma Condensed Combined (Maximum Contractual Redemption)
Antidilutive securities
GigCapital7 warrants (1)	23,719,000	23,719,000
Hadron Energy restricted stock purchase awards (2)	21,146	21,146
Hadron Energy expected shares from SAFE Notes (3)	55,149	55,149

Total	23,795,295	23,795,295

(1)	Following the Domestication, one whole warrant will entitle the holder to purchase one share of Post-Combination Common Stock at a price of $11.50 per share.
(2)

All outstanding unvested Hadon Energy restricted stock purchase awards at the Closing will convert into the right to receive restricted common stock subject to shares of Post-Combination Company common stock based on the Exchange Ratio.

(3)

Upon the occurrence of a change of control, a direct listing or an initial public offering, the holders of the SAFEs will have the option to receive a number of shares of common stock equal to the invested amount divided by the liquidity price set forth in the applicable SAFE agreement.

INFORMATION ABOUT GIGCAPITAL7

Unless the context otherwise requires, all references in this section to the “Company”, “we”, “us” or “our” refer to GigCapital7 prior to the consummation of the Business Combination.

Overview

We are a blank check company incorporated on May 8, 2024, as a Cayman Islands exempted company and formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. GigCapital7 has neither engaged in any operations other than in connection with the Transactions nor generated any operating revenues to date.

Our efforts to identify a prospective target business are not limited to a particular industry or geographic region, although we intend to focus on companies in the technology, media, and telecommunications (“TMT”), artificial intelligence and machine learning (“AI/M”), cybersecurity, medical technology and medical equipment (“MedTech”), semiconductor and sustainable industries. We intend to effectuate our initial business combination using cash from the proceeds of our initial public offering and the sale of the private placement warrants, our common equity or any preferred equity that we may create in accordance with the terms of our charter documents, debt, or a combination of cash, common or preferred equity and debt.

We seek to capitalize on the significant experience and contacts of our management team to complete our initial business combination. We believe our management team’s distinctive background and record of acquisition and operational success could have a transformative impact on verified target businesses.

The 2024 SPAC Rules may materially affect our ability to complete any potential initial business combination and may increase the costs and time related thereto.

Formation and Initial Public Offering

At the formation of GigCapital7 on May 8, 2024, the Sponsor acquired one GigCapital7 Class B Ordinary Share for a purchase price of $0.0001. Subsequently on May 31, 2024, the Sponsor purchased 16,999,999 GigCapital7 Class B Ordinary Shares from us for an aggregate purchase price of $100,000, or $0.00588235 per share. Following the May 31, 2024 purchase, the Sponsor surrendered 300,000 GigCapital7 Class B Ordinary Shares to GigCapital7 for no consideration, resulting in the Sponsor holding 16,700,000 GigCapital7 Class B Ordinary Shares. On June 6, 2024, GigCapital7 issued 300,000 Class B ordinary shares to a consultant for its consulting services in the IPO offering for a purchase price of $0.01 per share, or an aggregate purchase price of $3,000. On July 29, 2024 and August 28, 2024, the Sponsor surrendered to GigCapital7 for no consideration an additional 659,417 GigCapital7 Class B Ordinary Shares and 3,833,337 Founder Shares, respectively, resulting in the Sponsor holding 12,207,246 GigCapital7 Class B Ordinary Shares. The Sponsor forfeited 2,000,000 Founder Shares upon the underwriters’ decision not to exercise the over-allotment option in full on October 25, 2024. On August 27, 2025, the Sponsor gifted 100,000 GigCapital7 Class B Ordinary Shares to a non-affiliated charitable organization. On January 21, 2026, the Sponsor transferred 175,000 Class B Ordinary Shares to a non-affiliated third party for $148,750. As a result of these transactions, as of the date of this proxy statement/prospectus, the Sponsor holds 9,932,246 Founder Shares, and the consultant holds 300,000 GigCapital7 Class B Ordinary Shares. Additionally, thirteen groups of institutional investors (none of which are affiliated with any member of our management, our Sponsor or any other investor) hold an aggregate of 2,826,087 GigCapital7 Class B Ordinary Shares purchased at $1.15 per share.

Simultaneously with the closing of the IPO, GigCapital7 consummated the sale of an aggregate of 3,719,000 Private Placement Warrants at a price of $0.01561 per Private Placement Warrant, in a private placement to the Sponsor, and Craft, the representative of the underwriters of the IPO, generating gross proceeds of $58,060.

A total of $200,000,000 ($10.00 per GigCapital7 Unit) from the net proceeds of the sale of the Private Placement Warrants was placed in the Trust Account maintained by Continental, acting as trustee.

Business Combination Agreement

On September 27, 2025, GigCapital7 entered into the Business Combination Agreement with Hadron Energy and Merger Sub, pursuant to which, among other things, subject to shareholder approval, following the Domestication, Merger Sub will merge with and into Hadron Energy, with Hadron Energy surviving as a wholly-owned subsidiary of GigCapital7, resulting in a combined company whereby GigCapital7 will become the parent company of Hadron Energy, Inc., and substantially all of the assets and the business of the combined company will be held by Hadron Energy, Inc.

On December 12, 2025, the parties entered into a first amendment to the Business Combination Agreement, pursuant to which the parties expanded the size of the post-Closing Board of Directors to eight (8) members.

Prior to and as a condition of the Closing, pursuant to the Domestication, GigCapital7 will change its jurisdiction of incorporation by migrating to and domesticating as a Delaware corporation in accordance with Section 388 of the DGCL, as amended.

We are not presently engaged in, and we will not engage in, any operations until the consummation of the Business Combination. We intend to effectuate the Business Combination using cash held in the Trust Account and shares issued to Hadron Energy.

If not all of the funds released from the Trust Account are used from redemptions of GigCapital7 Class A Shares, we may use the balance of the cash released to us from the Trust Account for general corporate purposes, including to pay transaction expenses and for GigCapital7’s working capital.

General

Our management team has significant hands-on experience helping companies optimize their existing and new growth initiatives. Further, we intend to share best practices and key learnings, gathered from our management team’s operating and investing experience, through their more than 30 years of experience in the public markets and more so the last eight years as repeat sponsors of special purpose acquisition company (“SPAC”) entities, as well as strong relationships in the TMT, cybersecurity and MedTech industries, to help shape corporate strategies. Additionally, our management team has operated and invested in leading global TMT, cybersecurity and MedTech companies across their corporate life cycles and has developed deep relationships with key large multi-national organizations, global leaders and executives, and private and public investors. We believe that these relationships and our management team’s know-how present a significant opportunity to help drive strategic dialogue, access new customer and strategic partner relationships, and achieve global ambitions to unlock value through the business combination closing, as well as following the completion of our initial business combination for a horizon of 3-5 years. Our business strategy is to identify and complete our initial business combination with a company that complements the experience of our management team and can benefit from our management team’s operational expertise. Our Company’s unique expertise offers a comprehensive framework for a publicly traded company to foster both organic and strategic growth initiatives within its operational ecosystem. Our selection process leveraged with our management team’s broad and deep relationship network and unique TMT, AI/ML, cybersecurity, MedTech, semiconductors and sustainable industries expertise, including proven deal-sourcing and structuring capabilities, to provide us with a multitude of business combination opportunities. Our management team has experience:

•	operating companies, setting and changing strategies, and identifying, mentoring and recruiting world-class talent;

•	developing and growing companies, both organically and inorganically, and expanding the product ranges and geographic footprints of a number of businesses;

•	sourcing, structuring, acquiring and selling businesses and achieving synergies to create shareholder value at the initial stages of the public life cycle and through long-term operational horizon;

•	establishing a wide deal flow and efficient methodology of screening superior M&A targets worldwide;

•	partnering with industry-leading companies to increase sales and improve the competitive position of those companies;

•	addressing business and technological changes in an evolving global TMT, AI/ML, cybersecurity, MedTech, semiconductor and sustainable industries’ landscape;

•	evaluating the viability of emerging TMT, AI/ML, cybersecurity, MedTech, semiconductor and sustainable business models;

•

executing IPOs and providing complete “one stop shop” services required for a successful process of becoming public, including, but not limited to, access to investors, legal and accounting support, investment and commercial banking services, investor and public relations services, and human resources services;

•	fostering relationships with sellers, capital providers and target management teams; and

•	accessing the capital markets across various business cycles, including financing businesses and assisting companies with the transition to public ownership.

Our Sponsor and Its Affiliates

Our Sponsor, GigAcquisitions7 Corp., was responsible for organizing, directing and managing the business and affairs of GigCapital7 from its inception until consummation of the IPO. The Sponsor’s activities included identifying and negotiating terms with the representative of the underwriters in the IPO, other third-party service providers such as GigCapital7’s auditors and legal counsel, and GigCapital7’s original directors and officers. Since the GigCapital7 IPO, an affiliate of the Sponsor, GigManagement, LLC, has assisted GigCapital7’s management in identifying and negotiating terms with prospective target companies, including Hadron Energy. The Sponsor has had no operations outside of the responsibilities described above that it has fulfilled to GigCapital7.

Notwithstanding our management team’s past experiences, past performance is not a guarantee (i) that we will be able to identify a suitable candidate for our initial business combination or (ii) that we will provide an attractive return to our shareholders from any business combination we may consummate. You should not rely on the historical record of GigAcquisitions7 Corp.’s and our management’s performance as indicative of our future performance.

Business Operations

GigCapital7 has neither engaged in any operations nor generated any revenues to date. GigCapital7’s only activities since inception have been organizational activities, those necessary to prepare for the IPO and to identify a target business for the business combination. GigCapital7 does not expect to generate any operating revenues until after completion of its initial business combination. GigCapital7 generates non-operating income in the form of interest income on cash and marketable securities raised during the IPO. There has been no significant change in GigCapital7’s financial or trading position and no material adverse change has occurred since the date of GigCapital7’s audited balance sheet as of December 31, 2024 as filed with the SEC on March 6, 2025. GigCapital7 expects to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

The registration statement for the Company’s IPO was declared effective on August 28, 2024. On August 30, 2024, the Company consummated the IPO of 20,000,000 GigCapital7 Units, generating gross proceeds of $200,000,000.

Simultaneously with the closing of the IPO, the Company consummated the (i) the sale of 2,826,087 GigCapital7 Class B Shares to certain institutional investors at $1.15 per share, generating gross proceeds of $3,250,000, and (ii) the sale to the Sponsor of 3,719,000 Private Placement Warrant at a price of $0.01561 per warrant, generating gross proceeds of $58,060.

Following the closing of the IPO, an amount of $200,000,000 from the net proceeds of the sale of the GigCapital7 Units was placed in the Trust Account with Continental acting as trustee and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of one hundred eight-five (185) days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as amended, as determined by the Company, until the earlier of: (i) the completion of an initial business combination or (ii) the distribution of the Trust Account to the Company’s stockholders, as described below.

Transaction costs incurred in connection with the IPO amounted to $1,319,918, consisting of $600,000 of underwriting fees and $1,019,918 of offering costs, partially offset by the reimbursement of $300,000 of offering expenses by the underwriters. Following the closing of the IPO, substantially all of GigCapital7’s business activities consisted of identifying potential targets preparing to consummate the Business Combination.

The GigCapital7 management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination. There is no assurance that GigCapital7 will be able to complete a business combination successfully. GigCapital7 must complete an initial business combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the underwriting commissions and taxes payable) at the time of the agreement to enter into the initial business combination. GigCapital7 will only complete a business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

GigCapital7 will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a business combination either (i) in connection with a stockholder meeting called to approve the business combination or (ii) by means of a tender offer. The decision as to whether GigCapital7 will seek stockholder approval of a business combination or conduct a tender offer will be made by GigCapital7, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially following the IPO, $10.00 per share), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to GigCapital7 to pay its tax obligations. There will be no redemption rights upon the completion of a business combination with respect to GigCapital7’s warrants.

GigCapital7 will proceed with a business combination only if GigCapital7 has net tangible assets of at least $5,000,001 upon such consummation of a business combination unless a shareholder proposal to approve an amendment to GigCapital7’s Cayman Constitutional Documents to eliminate the limitation is approved and, if a majority of the outstanding shares voted are voted in favor of the business combination. If a stockholder vote is not required and GigCapital7 does not decide to hold a stockholder vote for business or other legal reasons, GigCapital7 will, pursuant to its Cayman Constitutional Documents, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a business combination. If GigCapital7 seeks stockholder approval in connection with a business combination, GigCapital7’s Sponsor has agreed to vote its Founder Shares and any Public Shares purchased by it during or after the IPO in favor of approving a business combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, regardless of whether they vote for or against a business combination.

If GigCapital7 seeks stockholder approval of a business combination and it does not conduct redemptions pursuant to the tender offer rules, GigCapital7’s Proposed Interim Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to 10% or more of the Public Shares, without GigCapital7’s prior written consent.

The Sponsor has agreed to (a) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of the initial business combination; (b) waive their redemption rights with respect to their founder shares and Public Shares in connection with a shareholder vote to approve an amendment to the Cayman Constitutional Documents; (c) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial business combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if GigCapital7 fails to complete the initial business combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares held by them and any Public Shares purchased during or after the IPO (including in open market and privately negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the business combination) in favor of the initial business combination.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to GigCapital7 if and to the extent any claims by a third party for services rendered or products sold to GigCapital7, or a prospective target business with which GigCapital7 has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and will not apply to any claims under GigCapital7’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. GigCapital7 will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except GigCapital7’s independent registered public accounting firm), prospective target businesses or other entities with which GigCapital7 does business, execute agreements with GigCapital7 waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Acquisition Process

In evaluating Hadron Energy as a prospective target business, GigCapital7 conducted a due diligence review which has encompassed, among other things, meetings with incumbent management and employees, document reviews, interviews of customers and suppliers, inspection of facilities, as applicable, as well as a review of financial, operational, legal and other information about the target and its industry which have been made available to us. As described herein, GigCapital7’s management devoted significant energy to structuring and negotiating the terms of the business combination transaction with Hadron Energy.

The aggregate time required to select and evaluate a target business and to structure and complete the initial business combination, and the costs associated with this process, are not currently ascertainable with any degree of certainty. Any costs incurred with respect to the identification and evaluation of, and negotiation with, a prospective target business with which GigCapital7’s initial business combination is not ultimately completed will result in GigCapital7’s incurring losses and will reduce the funds available for us to use to complete another business combination.

Initial Business Combination

Nasdaq rules require that GigCapital7 must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the underwriting commissions and taxes payable on the interest earned on the Trust Account). If the GigCapital7 Board is not able to independently determine the fair market value of the initial business combination, GigCapital7 will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions with respect to the satisfaction of such criteria. While GigCapital7 considers it likely that the GigCapital7 Board will be able to make an independent determination of the fair market value of its initial business combination, the Board may be unable to do so if it is less familiar or experienced with the business of a particular target or if there is a significant amount of uncertainty as to the value of the target’s assets or prospects. The GigCapital7 Board determined that this test was met in connection with the Business Combination. Additionally, pursuant to Nasdaq rules, any initial business combination must be approved by a majority of its directors. The Business Combination was approved by a majority of GigCapital7 independent directors. GigCapital7 structured the Business Combination so that the post-transaction company in which the GigCapital7 public shareholders own shares will own or acquire 100% of the equity interests or assets of the target business or businesses. GigCapital7 may, however, structure its initial business combination such that the post transaction company owns or acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or shareholders or for other reasons, but GigCapital7 will only complete such business combination if the post transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. Even if the post transaction company owns or acquires 50% or more of the voting securities of the target, GigCapital7’s shareholders prior to the business combination may collectively own a minority interest in the post transaction company, depending on valuations ascribed to the target and us in the business combination. For example, GigCapital7 could pursue a transaction in which GigCapital7 issues a substantial number of new shares in exchange for all of the outstanding capital stock, shares or other equity interests of a target. In this case, GigCapital7 would acquire a 100% controlling interest in the target. However, as a result of the issuance of a substantial number of new shares, GigCapital7’s shareholders immediately prior to GigCapital7’s initial business combination could own less than a majority of GigCapital7’s issued and outstanding shares subsequent to GigCapital7’s initial business combination. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post transaction company, the portion of such business or businesses that is owned or acquired is what will be taken into account for purposes of the 80% of net assets test described above. If the business combination involves more than one target business, the aggregate value of all of the target businesses, will be taken into account for purposes of the 80% fair market value test.

GigCapital7 is not prohibited from pursuing an initial business combination with a company that is affiliated with its Sponsor, officers or directors, non-managing investors or completing the business combination through a joint venture or other form of shared ownership with GigCapital7’s Sponsor, officers or directors, or non-managing investors. In the event that GigCapital7 seeks to complete its initial business combination with a company that is affiliated (as defined in GigCapital7’s amended and restated memorandum and articles of association) with GigCapital7’s Sponsor, officers or directors, GigCapital7, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions, stating that the consideration to be paid by GigCapital7 in such an initial business combination is fair to GigCapital7 from a financial point of view. GigCapital7 is not required to obtain such an opinion in any other context.

GigCapital7 filed a registration statement on Form 8-A with the SEC to voluntarily register its securities under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. As a result, GigCapital7 is subject to the rules and regulations promulgated under the Exchange Act. GigCapital7 has no current intention of filing a Form 15 to suspend reporting or other obligations under the Exchange Act prior or subsequent to the consummation of its initial business combination.

Corporate Information

GigCapital7’s executive offices are located at 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303, and its telephone number is (650) 276-7040.

GigCapital7 is a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, GigCapital7 has applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law that is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to GigCapital7 or its operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of GigCapital7’s shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by GigCapital7 to its shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of GigCapital7.

GigCapital7 is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in GigCapital7’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find GigCapital7’s securities less attractive as a result, there may be a less active trading market for GigCapital7’s securities and the prices of GigCapital7’s securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. GigCapital7 intends to take advantage of the benefits of this extended transition period.

GigCapital7 will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which GigCapital7 has total annual gross revenue of at least $1.235 billion, or (c) in which GigCapital7 is deemed to be a large accelerated filer, which means the market value of GigCapital7’s common stock that is held by non-affiliates exceeds $700 million as of the prior of June 30th, and (2) the date on which GigCapital7 has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to emerging growth company will have the meaning associated with it in the JOBS Act.

Additionally, GigCapital7 is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. GigCapital7 will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of its ordinary shares held by non-affiliates equals or exceeds $250 million as of the prior June 30th, and (2) its annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of its ordinary shares held by non-affiliates equals or exceeds $700 million as of the prior June 30th.

Financial Position

As of December 31, 2025, GigCapital7 had $211,637,310 held in the Trust Account. With the funds available, GigCapital7 offers a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt or leverage ratio. Because GigCapital7 is able to complete our initial business combination using its cash, debt or equity securities, or a combination of the foregoing, GigCapital7 has the flexibility to use the most efficient combination that will allow GigCapital7 to tailor the consideration to be paid to the target business to fit its needs and desires. However, GigCapital7 has not taken any steps to secure third party financing and there can be no assurance it will be available to GigCapital7.

Limited Ability to Evaluate the Target’s Management Team

Although GigCapital7 intends to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting its initial business combination with that business, GigCapital7’s assessment of the target business’ management may not prove to be correct. In addition, the future management may not have the necessary skills, qualifications or abilities to manage a public company.

Furthermore, the future role of members of GigCapital7’s management team, if any, in the target business cannot presently be stated with any certainty. The determination as to whether any of the members of GigCapital7’s management team will remain with the combined company will be made at the time of its initial business combination. While it is possible that one or more of GigCapital7’s directors will remain associated in some capacity with GigCapital7 following its initial business combination, it is unlikely that any of them will devote their full efforts to GigCapital7’s affairs subsequent to its initial business combination. Moreover, GigCapital7 cannot assure you that members of its management team will have significant experience or knowledge relating to the operations of the particular target business.

GigCapital7 cannot assure you that any of its key personnel will remain in senior management or advisory positions with the combined company. The determination as to whether any of GigCapital7’s key personnel will remain with the combined company will be made at the time of our initial business combination.

Following an initial business combination, GigCapital7 may seek to recruit additional managers to supplement the incumbent management of the target business. GigCapital7 cannot assure you that it will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Shareholder Approval of the Business Combination

Under the GigCapital7 Articles, because GigCapital7 is seeking shareholder approval in connection with the Business Combination, it may only complete such the Business Combination if it receives an ordinary resolution, being the affirmative vote of the holders of a majority of the issued and outstanding GigCapital7 Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the extraordinary general meeting, vote at the extraordinary general meeting. Further, pursuant to the GigCapital7’s Existing Articles, in connection with such shareholder approval, GigCapital7 must provide its Public Shareholders with the opportunity to redeem their Public Shares. For more information, please see the section entitled “The Extraordinary General Meeting.”

Permitted Purchases of GigCapital7 Securities

If GigCapital7 seeks stockholder approval of its initial business combination and GigCapital7 does not conduct redemptions in connection with its initial business combination pursuant to the tender offer rules, GigCapital7’s Sponsor, initial stockholders, directors, officers, advisors or their affiliates may purchase shares or Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of GigCapital7’s initial business combination. There is no limit on the number of shares GigCapital7’s initial stockholders, directors, officers, advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material nonpublic information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. GigCapital7 does not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. None of the funds held in the Trust Account will be used to purchase shares or Public Warrants in such transactions prior to completion of GigCapital7’s initial business combination.

The purpose of any such purchases of shares could be to vote such shares in favor of the initial business combination and thereby increase the likelihood of obtaining stockholder approval of the initial business combination or to satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of GigCapital7’s initial business combination, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of Public Warrants could be to reduce the number of Public Warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with GigCapital7’s initial business combination. Any such purchases of GigCapital7’s securities may result in the completion of its initial business combination that may not otherwise have been possible. In addition, if such purchases are made, the public “float” of GigCapital7’s shares of common stock or warrants may be reduced and the number of beneficial holders of GigCapital7’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of GigCapital7’s securities on a national securities exchange.

GigCapital7’s Sponsor, officers, directors and/or their affiliates anticipate that they may identify the stockholders with whom GigCapital7’s Sponsor, officers, directors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by GigCapital7’s receipt of redemption requests submitted by stockholders following GigCapital7’s mailing of proxy materials in connection with its initial business combination. To the extent that GigCapital7’s Sponsor, officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against GigCapital7’s initial business combination, whether or not such stockholder has already submitted a proxy with respect to GigCapital7’s initial business combination. GigCapital7’s Sponsor, officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by GigCapital7’s Sponsor, officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. GigCapital7’s Sponsor, officers, directors and/or their affiliates will not make purchases of common stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchases are subject to such reporting requirements.

Redemption Rights for Public Stockholders upon Completion of our Initial Business Combination

GigCapital7 will provide its public shareholders with the opportunity to redeem, regardless of whether they abstain, vote for, or vote against, GigCapital7’s initial business combination, all or a portion of their Public

Shares upon the completion of GigCapital7’s initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two (2) Business Days prior to the consummation of GigCapital7’s initial business combination, including interest earned on the funds held in the Trust Account (less taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations and on the conditions described herein. The amount in the Trust Account is as of April 1, 2026 is approximately $10.67533 per Public Share. There will be no redemption rights upon the completion of GigCapital7’s initial business combination with respect to its warrants. GigCapital7’s Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their Class B Ordinary Shares and any Public Shares they may have acquired during or after the IPO in connection with the completion of GigCapital7’s initial business combination.

Manner of Conducting Redemptions

GigCapital7 will provide its Public Shareholders with the opportunity to redeem all or a portion of their Class A Ordinary Shares upon the completion of our initial business combination either (i) in connection with a general meeting called to approve the business combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether GigCapital7 will seek shareholder approval of a proposed business combination or conduct a tender offer will be made by us, solely in our discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require us to seek shareholder approval under applicable law or stock exchange listing requirement or whether GigCapital7 were deemed to be a foreign private issuer (which would require a tender offer rather than seeking shareholder approval under SEC rules). Asset acquisitions and share purchases would not typically require shareholder approval while direct mergers with our Company and any transactions where we issue more than 20% of our issued and outstanding ordinary shares or seek to amend our amended and restated memorandum and articles of association would require shareholder approval. So long as we obtain and maintain a listing for our securities on Nasdaq, GigCapital7 will be required to comply with Nasdaq’s shareholder approval rules.

The requirement that GigCapital7 provide its Public Shareholders with the opportunity to redeem their Public Shares by one of the two methods listed above are contained in provisions of our amended and restated memorandum and articles of association and will apply whether or not GigCapital7 maintains its registration under the Exchange Act or our listing on Nasdaq. Such provisions may be amended if approved by a special resolution, which requires the affirmative vote of the holders of at least 66 2⁄3% of the ordinary shares, who, being entitled to do so, vote in person or by proxy at a general meeting of the company, so long as GigCapital7 offers redemption in connection with such amendment.

If GigCapital7 provides its public shareholders with the opportunity to redeem their Public Shares in connection with a general meeting, GigCapital7 will, pursuant to the Cayman Constitutional Documents:

•

conduct the redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, which regulates the solicitation of proxies, and not pursuant to the tender offer rules, and

•	file proxy materials with the SEC.

In the event that GigCapital7 seeks shareholder approval of its initial business combination, GigCapital7 will distribute proxy materials and, in connection therewith, provide its public shareholders with the redemption rights described above upon completion of the initial business combination.

If GigCapital7 seeks shareholder approval, it will complete our initial business combination only if it obtains the approval of an ordinary resolution under Cayman Islands law, which requires the affirmative vote of the holders of a majority of the ordinary shares, who, being entitled to do so, vote in person or by proxy at a general meeting of the company. A quorum for such meeting will be present if the holders of at least one third of issued and outstanding shares entitled to vote at the meeting are represented in person or by proxy. Our Sponsor, officers and directors will count toward this quorum and, pursuant to the letter agreement, our Sponsor, officers and directors have agreed to vote their Class B Ordinary Shares, private placement shares and any Public Shares purchased during or after the IPO (including in open market and privately-negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the business combination transaction) in favor of our initial business combination. For purposes of seeking approval of an ordinary resolution, non-votes will have no effect on the approval of our initial business combination once a quorum is obtained.

As a result, in addition to our Initial Shareholders’ GigCapital7 Class B Ordinary Shares, GigCapital7 would need 6,734,421, or 33.67%, of the 20,000,000 Public Shares sold in the IPO to be voted in favor of an initial business combination in order to have our initial business combination approved, assuming all outstanding shares are voted. Assuming that only the holders of one-third of our issued and outstanding ordinary shares, representing a quorum under the Cayman Constitutional Documents vote their shares at a general meeting of the company, we will not need any Public Shares in addition to our Class B Ordinary Shares to be voted in favor of an initial business combination in order to approve an initial business combination. However, if our initial business combination is structured as a statutory merger or consolidation with another company under Cayman Islands law, in addition to obtaining approval of our initial business combination by ordinary resolution, the approval of the statutory merger or consolidation will require a special resolution under Cayman Islands Law, which requires the affirmative vote of the holders of at least 66 2⁄3% of the ordinary shares, who, being entitled to do so, vote in person or by proxy at a general meeting of the company.

In addition, prior to the closing of our initial business combination, only holders of our Class B Ordinary Shares (i) will have the right to appoint and remove directors prior to or in connection with the completion of our initial business combination and (ii) will be entitled to vote on continuing our company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend our constitutional documents or to adopt new constitutional documents, in each case, as a result of our approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). These quorum and voting thresholds, and the voting agreement of our Sponsor, officers and directors, may make it more likely that we will consummate our initial business combination. Each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction, or whether they do not vote or abstain from voting on the proposed transaction, or whether they were a public shareholder on the record date for the general meeting held to approve the proposed transaction.

Limitation on Redemption upon Completion of our Initial Business Combination if we Seek Stockholder Approval

Notwithstanding the foregoing, if we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in our IPO, which we refer to as the “Excess Shares.” Such restriction shall also be applicable to our affiliates. We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed initial business combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public stockholder holding more than an aggregate of 15% of the shares sold in our IPO could threaten to exercise its redemption rights if such holder’s shares are not purchased by us or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 15% of the shares sold in our IPO without our prior consent, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete our initial business combination, particularly in connection with an initial business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination.

If a shareholder vote is not required and we do not decide to hold a shareholder vote for business or other legal reasons, we will:

•	conduct the redemptions pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, which regulate issuer tender offers, and

•

file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act, which regulates the solicitation of proxies.

In the event we conduct redemptions pursuant to the tender offer rules, our offer to redeem will remain open for at least twenty (20) Business Days, in accordance with Rule 14e-1(a) under the Exchange Act, and we will not be permitted to complete our initial business combination until the expiration of the tender offer period. In addition, the tender offer will be conditioned on public shareholders not tendering more than the number of Public Shares we are permitted to redeem. If public shareholders tender more shares than we have offered to purchase, we will withdraw the tender offer and not complete the initial business combination.

Upon the public announcement of our initial business combination, if we elect to conduct redemption pursuant to the tender offer rules, we or our Sponsor will terminate any plan established in accordance with Rule 10b5-1 to purchase our Class A Ordinary Shares in the open market, in order to comply with Rule 14e-5 under the Exchange Act.

We intend to require our public shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to, at the holder’s option, either deliver their share certificates to our transfer agent or deliver their shares to our transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) system, prior to the date set forth in the proxy materials or tender offer documents, as applicable. In the case of proxy materials, this date may be up to two (2) Business Days prior to the scheduled vote on the proposal to approve the initial business combination. In addition, if we conduct redemptions in connection with a shareholder vote, we intend to require a public shareholder seeking redemption of its Public Shares to also submit a written request for redemption to our transfer agent two (2) Business Days prior to the scheduled vote in which the name of the beneficial owner of such shares is included. The proxy materials or tender offer documents, as applicable, that we will furnish to holders of our Public Shares in connection with our initial business combination will indicate whether we are requiring public shareholders to satisfy such delivery requirements. We believe that this will allow our transfer agent to efficiently process any redemptions without the need for further communication or action from the redeeming public shareholders, which could delay redemptions and result in additional administrative cost. If the proposed initial business combination is not approved and we continue to search for a target company, we will promptly return any certificates or shares delivered by public shareholders who elected to redeem their shares.

Our proposed initial business combination may impose a minimum cash requirement for (i) cash consideration to be paid to the target or its owners, (ii) cash for working capital or other general corporate purposes or (iii) the retention of cash to satisfy other conditions. In the event the aggregate cash consideration we would be required to pay for all Class A Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed initial business combination exceed the aggregate amount of cash available to us, we will not complete the initial business combination or redeem any shares, and all Class A Ordinary Shares submitted for redemption will be returned to the holders thereof. We may, however, raise funds through the issuance of equity or equity-linked securities or through loans, advances or other indebtedness in connection with our initial business combination, including pursuant to forward purchase agreements or backstop arrangements we may enter into following consummation of the IPO, in order to, among other reasons, satisfy such net tangible assets or minimum cash requirements.

Delivering Share Certificates in Connection with the Exercise of Redemption Rights

As described above, we intend to require our public shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to, at the holder’s option, either deliver their share certificates to our transfer agent or deliver their shares to our transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) system, prior to the date set forth in the proxy materials or tender offer documents, as applicable. In the case of proxy materials, this date may be up to two (2) Business Days prior to the scheduled vote on the proposal to approve the initial business combination. In addition, if we conduct redemptions in connection with a shareholder vote, we intend to require a public shareholder seeking redemption of its Public Shares to also submit a written request for redemption to our transfer agent two (2) Business Days prior to the scheduled vote in which the name of the beneficial owner of such shares is included. The proxy materials or tender offer documents, as applicable, that we will furnish to holders of our Public Shares in connection with our initial business combination will indicate whether we are requiring public shareholders to satisfy such delivery requirements. Accordingly, a public shareholder would have up to two (2) Business Days prior to the scheduled vote on the initial business combination if we distribute proxy materials, or from the time we send out our tender offer materials until the close of the tender offer period, as applicable, to submit or tender its shares if it wishes to seek to exercise its redemption rights. In the event that a shareholder fails to comply with these or any other procedures disclosed in the proxy or tender offer materials, as applicable, its shares may not be redeemed. Given the relatively short exercise period, it is advisable for shareholders to use electronic delivery of their Public Shares.

There is a nominal cost associated with the above-referenced process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the broker submitting or tendering shares a fee of approximately $100 and it would be up to the broker whether or not to pass this cost on to the redeeming holder.

However, this fee would be incurred regardless of whether or not we require holders seeking to exercise redemption rights to submit or tender their shares. The need to deliver shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.

Any request to redeem such shares, once made, may be requested to be withdrawn at any time up to the date set forth in the proxy materials or tender offer documents, as applicable. However, no withdrawal will be permitted unless the GigCapital7 Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). Furthermore, if a holder of a public share delivered its certificate in connection with an election of redemption rights and subsequently decides prior to the applicable date not to elect to exercise such rights, such holder may simply request that the transfer agent return the certificate (physically or electronically). It is anticipated that the funds to be distributed to holders of our Public Shares electing to redeem their shares will be distributed promptly after the completion of our initial business combination.

If our initial business combination is not approved or completed for any reason, then our public shareholders who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the Trust Account. In such case, we will promptly return any certificates delivered by public holders who elected to redeem their shares.

If our initial proposed business combination is not completed, we may continue to try to complete a business combination with a different target until the end of the Completion Window.

Redemption of Public Shares and Liquidation if no Initial Business Combination

The Cayman Constitutional Documents provide that we will have only the duration of the Completion Window to complete our initial business combination. If we have not completed our initial business combination within such time period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) Business Days thereafter (and subject to lawfully available funds therefor), redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination within the Completion Window.

Our Sponsor, executive officers and directors have agreed that they will not propose any amendment to our Cayman Constitutional Documents that would stop our public shareholders from converting or selling their public shares to us in connection with a business combination or affect the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete a business combination within 21 months from the closing of the IPO unless we provide our public shareholders with the opportunity to redeem their public shares upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, net of franchise and income taxes payable, divided by the number of then outstanding public shares. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Sponsor, any executive officer, director or director nominee, or any other person. The non-managing investors that hold private placement shares are not required to (i) hold any hold any units, Class A Ordinary Shares or Public Warrants they purchased in the IPO or may purchase thereafter for any amount of time, (ii) vote any Class A Ordinary Shares they may own at the applicable time in favor of our initial business combination (although the non-managing investors have agreed to vote their private placement shares in favor of an initial business combination), or (iii) refrain from exercising their right to redeem their Public Shares at the time of our initial business combination. The non-managing investors have the same rights to the funds held in the Trust Account with respect to the Class A Ordinary Shares comprising part of the public units they purchased in the IPO as the rights afforded to our other public shareholders. However, since the non-managing investors purchased certain public units in the IPO for which they expressed to us an interest and assuming they will continue holding such units at the time of an initial business combination, the non-managing investors will have different interests than our other public shareholders in approving our initial business combination and otherwise exercising their rights as public shareholders because of their ownership of private placement shares.

We expect that certain costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $89,362 of proceeds held outside the Trust Account (as of December 31, 2025), although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay income taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of the IPO and the sale of the Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon our dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. BPM LLP, our independent registered public accounting firm, and the underwriters of the IPO will not execute agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us (except for the Company’s independent registered public accounting firm), or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity obligations to the IPO’s underwriters of the IPO for certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.

We will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. We have access to the remaining cash in our working capital bank account (approximately $54,690 as of the date of this proxy statement/prospectus) with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors.

If we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to our public shareholders. Additionally, if we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance, preference or disposition.” As a result, a liquidator or bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to us or our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our Public Shares if we do not complete our initial business combination within the Completion Window, (ii) in connection with a shareholder vote to amend our Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of our initial business combination, subject to applicable law and any limitations (including but not limited to cash requirements) created by the terms of the proposed business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of our Cayman Constitutional Documents, like all provisions of our amended and restated memorandum and articles of association, may be amended with a shareholder vote.

Competition

In identifying, evaluating and selecting a target business for our initial business combination, we encounter competition from other entities having a business objective similar to ours, including other SPACs, private equity groups and leveraged buyout funds, public companies and operating businesses seeking strategic acquisitions.

Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than us. Our ability to acquire larger target businesses is limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore, our obligation to pay cash in connection with our Public Shareholders who exercise or are forced to exercise their redemption rights may reduce the resources available to us for our initial business combination, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Either of these factors may place us at a competitive disadvantage.

Employees

We currently have two (2) executive officers. These individuals are not obligated to devote any specific number of hours to our matters, but they devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they devote in any time period varies based on the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Periodic Reporting and Financial Information

We have registered our Units, Public Shares and Public Warrants under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports, contain financial statements audited and reported on by BPM LLP, our independent registered public accounting firm.

We will provide shareholders with audited financial statement of the prospective target business as part of the proxy solicitation materials or tender offer documents sent to shareholders to assist them in assessing the target business. In all likelihood, these financial statement will need to be prepared in accordance with, or reconciled to, GAAP, or IFRS, depending on the circumstances, and the historical financial statement may be required to be audited in accordance with the standards of the PCAOB. These financial statements requirements may limit the pool of potential target businesses we may conduct an initial business combination with because some targets may be unable to provide such statement in time for us to disclose such statement in accordance with federal proxy rules and complete our initial business combination within the prescribed time frame. We cannot assure our shareholders that any particular target business identified by us as a potential business combination candidate will have financial statement prepared in accordance with the requirements outlined above, or that the potential target business will be able to prepare its financial statement in accordance with the requirements outlined above. To the extent that these requirements cannot be met, we may not be able to acquire the proposed target business. While this may limit the pool of potential business combination candidates, we do not believe that this limitation will be material.

We are not required to assess our internal control procedures until the fiscal year ending December 31, 2025, as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer, and no longer qualify as an emerging growth company, will we be required to have our internal control procedures audited. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such business combination.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law that is enacted in the

Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following August 30, 2029, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our GigCapital7 Class A Ordinary Shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statement. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our GigCapital7 Ordinary Shares held by non-affiliates exceeds $200 million as of the prior June 30th, and (ii) our annual revenues exceed $100 million during such completed fiscal year or the market value of our GigCapital7 Ordinary Shares held by non-affiliates exceeds $700 million as of the prior June 30.

Directors and Executive Officers

GigCapital7’s directors and executive officers are as follows:

	Age	Position
Dr. Avi S. Katz	68	Chairman of the Board of Directors and Chief Executive Officer
Christine M. Marshall	54	Chief Financial Officer
Dr. Raluca Dinu	52	Director
Karen Rogge	71	Director
Raanan I. Horowitz	65	Director
Ambassador Adrian Zuckerman	69	Director
Professor Darius Moshfeghi	55	Director

The experience of our directors and executive officers is as follows:

Dr. Avi S. Katz co-founded our Company together with Dr. Raluca Dinu, who is also a director of GigCapital7. Dr. Katz has served as the Chief Executive Officer and the Chairman of the Board since the inception of GigCapital7 in May 2024. Dr. Katz holds 50% indirect membership interest in the Sponsor. Dr. Katz also holds a 50% membership interest in GigManagement, LLC, the managing company of the Sponsor, and has served as a managing member of such managing company since its inception. Dr. Katz has spent approximately 35 years in international executive positions within the TMT industry founding and managing startups, and at privately held start-ups, and publicly traded middle-cap companies and large enterprises. After the sale of GigPeak (also known as GigOptix) NYSE: GIG), which he founded and bootstrapped in April 2007 to Integrated Device Technology, Inc. (“IDT”) (Nasdaq: IDTI) in April 2017, Dr. Katz founded GigCapital Global in October 2017 as a serial issuer of Private to Public Equity (PPE) entities, also known as special-purpose-acquisition-company (SPAC). Dr. Katz co-founded GigCapital7 Corp. (“GIG7”) with Dr. Dinu, and Dr. Katz has served as the Chief Executive Officer and the Chairman of the Board since the inception of GIG7 in May 2024. GIG7 completed its initial public offering in August 2024, raising $200 million. It is listed on Nasdaq and trades under the ticker symbol “GIG.” In September 2017, Dr. Katz founded GigCapital, Inc. (“GIG1”), a company formed for the purpose of acquiring a company in the TMT industry. GIG1 completed its initial public offering in December 2017, in which it sold 14,375,000 units at price of $10.00 per unit, with each unit consisting of one share of GIG1 common stock, three-fourths (3/4) of one warrant to purchase one share of GIG1 common stock and one right to receive one-tenth (1/10) of one share of GIG1 common stock, generating aggregate proceeds of approximately $144 million. On February 22, 2019, GIG1 entered into a stock purchase agreement to acquire Kaleyra S.p.A. at about transaction enterprise value of $187 million with combined cash and/or promissory note consideration of $15 million. The transaction closed on November 25, 2019, and GIG1 was renamed Kaleyra, Inc. and listed on the NYSE American stock exchange under the symbol “KLR” (and since that time, Kaleyra uplisted to the NYSE). In November 2023, Kaleyra was sold to Tata Communications at a transaction enterprise value of about $320 million in a cash deal and ceased to exist as a public company. Dr. Katz served as the Chairman of the Board and Secretary of Kaleyra since the consummation of the transaction in November 2019 until the acquisition by Tata. In this capacity, Dr. Katz steered many restructurings and refinancings, including the acquisition of mGage from Blackstone for about $225 million in a cash and stock deal in June 2021. Prior to that time, Dr. Katz served as the Executive Chairman, Secretary, and Chief Executive Officer of GIG1. In March 2019, Dr. Katz founded GigCapital2, Inc. (“GIG2”), a Private to Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT industry. GIG2 completed its initial public offering in June 2019, in which it sold 17,250,000 units at a per unit price of $10.00, with each unit consisting of one share of GIG2 common stock, one warrant to purchase one share of GIG2 common stock, and one right to receive one-twentieth (1/20) of one share of GIG2 common stock, generating aggregate proceeds of about $173 million. On June 8, 2021, GIG2 completed its business combination with each of UpHealth Holdings, Inc. and Cloudbreak Health, LLC, and the combined company changed its name to UpHealth, Inc. and was listed on the NYSE under the new ticker symbol “UPH”, where it remained listed until 2024 when it was delisted from the NYSE and commenced trading on the OTC Pink, and subsequently on the OTC Expert Market, under the new ticker symbol “UPHL.” Dr. Katz initially served as the Chief Executive Officer of GIG2 until August 2019, when Dr. Dinu substituted for him in that position. He also served as the Executive Chairman and Secretary of GIG2 since inception until the closing of the business combination in June 2021, when Dr. Katz was appointed as the Co-Chairman of the board of directors of UpHealth, becoming the sole Chairman of the Board of UpHealth in June 2022. In this capacity, Dr. Katz has steered many restructurings and refinancings of the company, including the sales of two divisions of the company — IGI, which was sold for $56 million in a cash deal to Belmar Pharma Solutions in June 2023, and Cloudbreak Health, which was sold for $180 million in a cash deal to GTCR in March 2024. However, some subsidiaries of UpHealth, Inc., such as UpHealth Holdings, Inc. and its wholly-owned subsidiaries, Thrasys, Inc. and Behavioral Health Services, LLC, and each of their subsidiaries filed voluntary petitions for relief under Chapter 11 of U.S. Bankruptcy Code in 2023. In February 2020, Drs. Katz and Dinu co-founded GigCapital3, Inc. (“GIG3”), a Private to Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT industry. GIG3 completed its initial public offering in May 2020, in which it sold 20,000,000 units at a per unit price of $10.00, with each unit consisting of one share of GIG3 common stock and three-fourths (3/4) of one warrant to purchase one share of GIG3 common stock, generating aggregate proceeds of $200 million. On May 6, 2021, GIG3 completed its business combination with Lightning Systems, Inc., which did business as Lightning eMotors, and the combined company retained such name. Lightning eMotors, Inc. was listed on the NYSE under the new ticker symbol “ZEV,” but now is listed on the

OTC Expert Market under the ticker symbol “ZEVY.” Dr. Katz served as the Chief Executive Officer, Executive Chairman and Secretary of GIG3 since its inception until the closing of the business combination in May 2021, when Dr. Katz was appointed as the Co-Chairman of the board of directors of Lightning eMotors and served in that position until October 2021 when he did not stand for reelection to the board of directors. Lightning eMotors went into receivership in December 2023, and as a result, the assets of Lightning eMotors were sold to GERCO LLC, a subsidiary of GILLIG, in February 2024. In December 2020, Drs. Katz and Dinu co-founded GigCapital4, Inc. (“GIG4”), a Private to Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT and sustainable industries. GIG4 completed its initial public offering in February 2021, in which it sold 35,880,000 units at a per unit price of $10.00, with each unit consisting of one share of GIG4 common stock and one-third (1/3) of one (1) warrant to purchase one share of GIG4 common stock, generating aggregate proceeds of about $359 million. GIG4 listed on Nasdaq under the symbol “GIG.” In June 2021, GIG4 announced its agreement for a business combination with BigBear.ai Holdings, LLC. The business combination between GIG4 and BigBear.ai Holdings, LLC closed on December 9, 2021, and GIG4 was renamed BigBear.ai Holdings, Inc. BigBear.ai moved its listing from Nasdaq to the NYSE, where it is listed under the ticker symbol “BBAI.” Dr. Katz served as the Executive Chairman of GIG4 from its inception until the closing of the business combination with BigBear.ai on December 9, 2021, and until March 2024, he continued to serve as a member of the board of directors of BigBear.ai. In February 2021, Drs. Katz and Dinu co-founded GigInternational1, Inc. a Private to Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT, aerospace and defense (“A&D”), mobility and semiconductor industries with a particular emphasis on the EMEA market. GigInternational1 completed its initial public offering in May 2021, in which it sold 20,900,000 units at a per unit price of $10.00, with each unit consisting of one share of GigInternational1 common stock and one-half (1/2) of one (1) warrant to purchase one share of GigInternational1 common stock, generating aggregate proceeds of $209 million. GigInternational1 listed on Nasdaq under the symbol “GIW,” but in November 2022, decided to liquidate and dissolve the company rather than pursue a business combination, and in December 2022, GigInternational1 delisted from Nasdaq after liquidating its trust account. In January 2021, Drs. Katz and Dinu co-founded GigCapital5, Inc. (“GIG5”), a Private to Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT, A&D, intelligent automation and sustainable industries. GIG5 completed its initial public offering in September 2021, in which it sold 23,000,000 units at a per unit price of $10.00, with each unit consisting of one share of GIG5 common stock and one warrant to purchase one share of GIG5 common stock, generating aggregate proceeds of $230 million. GIG5 listed on Nasdaq under the symbol “GIG.” Dr. Katz was the Executive Chairman of GIG5 from its inception until the closing of the business combination with QT Imaging, Inc. on March 4, 2024, and since then he serves as the chairman of the Board of Directors of QT Imaging Holdings, Inc. The combined company is now listed on Nasdaq under the ticker symbol “QTI”. Dr. Katz is the Chief Executive Officer and Chairman of GigCapital8 Corp. (“GIG8”), a Private to Public Equity (PPE) company formed for the purpose of acquiring a company in the A&D services, cybersecurity and secured communications and quantum-based command and control systems, and AI and ML industries that completed its initial public offering in October 2025, in which it sold 25,300,000 units generating proceeds of about $253 million. GIG8 listed on Nasdaq under the symbol “GIW” and is currently looking for a suitable acquisition target. Dr. Katz is also the Chief Executive Officer and Chairman of GigCapital9 Corp. (“GIG9”), a newly formed Private to Public Equity (PPE) company incorporated in the Cayman Islands that was formed for the purpose of acquiring a company in the A&D services, cybersecurity and secured communications and quantum-based command and control systems, and artificial intelligence and machine learning industries. GIG9 completed its initial public offering in January 2026, in which is sold 25,300,000 units generating proceeds of about $253 million. GIG9 is listed on Nasdaq under the symbol “GIX” and is currently looking for a suitable acquisition target. Prior to launching his first Private to Public Equity (PPE) company in 2017, Dr. Katz dedicated 10 years to incept and bootstrap, develop and manage GigPeak, originally known as GigOptix, Inc. He served as Chairman of the Board, Chief Executive Officer and President of GigOptix /GigPeak from its inception in 2007 until its sale in April 2017 to IDT for $250 million in cash. While Dr. Katz was at GigPeak’s helm, the company completed 10 M&A deals. From 2003 to 2005, Dr. Katz was the chief executive officer, president, and a member of the board of directors of Intransa, Inc. From 2000 to 2003, Dr. Katz was the chief executive officer, president and a member of the board of directors of Equator Technologies. Prior to it, Dr. Katz held several leadership positions over the span of his career within the TMT industry since serving as member of Technical Staff at AT&T Bell Laboratories between 1988 and 1994, and made numerous angel investments in high-tech companies around the world, being a serial entrepreneur. He holds many U.S. and international patents, authored and co-authored more than 350 published scientific and technical articles in reputable journals, and is the editor of a number of technical books. Dr. Katz is a global philanthropist, and among many other activities, serves as board member of the NY Philharmonic Company. He is a graduate of the 1976 class of the Israeli Naval Academy, graduate of the 1979 USA Naval ASW class, and holds a B.Sc. and Ph.D. in Materials from the Technion (Israel Institute of Technology). Dr. Katz is married to Dr. Dinu, one of our directors.

Christine M. Marshall joined our Company as Chief Financial Officer in May 2024. Ms. Marshall is an accomplished finance leader with extensive expertise in GAAP, SEC reporting, SOX compliance, financial policies and procedures, process enhancements, mergers and acquisitions, debt offerings and operation accounting. Ms. Marshall has a proven track record of building and leading high performing teams throughout her long career. Ms. Marshall has also been the chief financial officer of GIG8 since June 2025 and GIG9 since October 2025. Prior to joining our company, Ms. Marshall was a consultant for the DeWinter Group from September 2023 to March 2024, and in that capacity, acted as the Interim Controller for one of their SaaS clients. From 2015 to 2023, Ms. Marshall was the Senior Director of Accounting, as well as for a portion that time, the Assistant Controller at Vocera Communications, Inc., a company supplying a wireless network-based software solution for voice communication in a variety of settings, which was acquired by Stryker Corporation in February 2022. Her extensive experience also includes acting as an External Reporting and Technical Accounting Consultant from 2009 until 2015 for a number of companies. From 2005 until 2007, Ms. Marshall also performed management and technical accounting functions in her role as External Reporting Manager at Adaptec, Inc., a computer storage company acquired by Microchip Technology. She was also previously a Senior Manager of Assurance and Advisory Services at Deloitte, one of the largest global accounting firms, from 1993 until 2004. Ms. Marshall holds a Bachelor of Science in Commerce from Santa Clara University and is a Certified Public Accountant (inactive) with the State of California.

Dr. Raluca Dinu serves as one of our directors and co-founded our Company with Dr. Avi S. Katz, who is our Chief Executive Officer and Chairman, of the Board of Directors since May 2024. Dr. Dinu has spent approximately 21 years in international executive positions within the TMT industry working for privately held start-ups, middle-cap companies and large enterprises. In these roles, Dr. Dinu has been instrumental in launching and accelerating entities, building teams, large scale fund-raising, developing key alliances and technology partnerships, M&A activities, business development, financial management, global operations and sales and marketing. She served as the Chief Executive Officer of GIG2 from August 2019 to June 2021 and as a member of its board of directors since March 2019 and has continued in that role after that company became UpHealth, Inc. She also served on the board of directors of GIG3 beginning in February 2020 and continued in that role after that company became Lightning eMotors, Inc. in May 2021 until October 2021. She has also served as a member of the board of directors of BigBear.ai Holdings, Inc. since its inception in December 2020 as GIG4 until March 2024, and prior to the December 2021 business combination, was also the President, Chief Executive Officer and Secretary of GIG4 since its inception in December 2020. Drs. Katz and Dinu co-founded GIG7 in May 2024, a Private to Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT, AI/ML, cybersecurity, MedTech, semiconductor and sustainable industries, and Dr. Dinu has served on the board of directors of GIG7 since its inception. GIG7 completed its initial public offering in August 2024. Drs. Katz and Dinu also co-founded GigInternational1, Inc., a Private to Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT, A&D, mobility and semiconductor industries with a particular emphasis on the EMEA market. GigInternational1 completed its initial public offering in May 2021, and Dr. Dinu served as a director beginning with the inception of GigInternational1 and as the Chief Executive Officer, President and Secretary of GigInternational1 beginning in March 2021. In November 2022, GigInternational1 decided to liquidate and dissolve the company rather than pursue a business combination, and in December 2022, GigInternational1 delisted from Nasdaq after liquidating its trust account. In January 2021, Drs. Katz and Dinu co-founded GIG5, a Private to Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT, A&D, intelligent automation and sustainable industries. GIG5 completed its initial public offering in September 2021, in which it sold 23,000,000 units at a per unit price of $10.00, with each unit consisting of one share of GIG5 common stock and one warrant to purchase one share of GIG5 common stock, generating aggregate proceeds of $230 million. GIG5 listed on Nasdaq under the symbol “GIG.” Dr. Dinu served as the Chief Executive Officer of GIG5 form its inception until the closing of the business combination with QT Imaging, Inc. on March 4, 2024, and since then she has served as the Chief Executive Officer and director of QT Imaging Holdings, Inc. The combined company is now listed on Nasdaq under the ticker symbol “QTI.” Dr. Dinu currently serves as a member of the board of directors for GIG8. (Nasdaq: GIW), a newly organized Private to Public Equity (PPE) company or special purpose acquisition company incorporated in the Cayman Islands. Dr. Dinu is also a director of GIG9. Dr. Dinu also holds a 50% membership interest in GigManagement, LLC, and has served as a managing member of GigManagement, LLC since its inception. From April 2017 to May 2019, Dr. Dinu was the Vice President and General Manager of Optical Interconnects Division of IDT. Prior to that, she held several executive-level positions at GigPeak, Inc. (NYSE MKT: GIG) including Executive Vice President and Chief Operation Officer from April 2016 until it was acquired by IDT in April 2017, and before that, as its Executive Vice President of Global Sales and Marketing from August 2015 to April 2016, and as its Senior Vice President of Global Sales and Marketing from December 2014 to August 2015. From February 2014 to September 2017, Dr. Dinu was a member of the board of directors of Brazil-Photonics, in Campinas, Brazil, a joint venture that GigPeak established with the Centro de Pesquisa e Desenvolvimento em Telecomunicações (CPqD). From 2001 to 2008, Dr. Dinu was Vice President of Engineering at Lumera (Nasdaq: LMRA). Lumera was acquired by GigPeak in 2008, and Dr. Dinu joined GigPeak at that time. Dr. Dinu holds a B.Sc. in Physics and Ph.D. in Solid State Condensed Matter Physics from the University of Bucharest, and an Executive-M.B.A. from Stanford University. She also has a Corporate Director certificate from Harvard Business School, after completing the certification for Audit Committees and Compensation Committees in 2021 and Making Corporate Boards More Effective in 2022. Dr. Dinu is married to Dr. Katz, our Chairman of the Board.

Karen Rogge serves as one of our directors. Most recently, Ms. Rogge was a board director at Onto Innovation, a semiconductor equipment company, from 2021 to 2024. Previously, she was a board director at GIG5 through the business combination with QT Imaging from 2023 to March 2024, and Rambus, Inc., a semiconductor product and silicon IP company, from 2021 to 2023. Before that, she was a board director at Kemet Corporation, an electronic components company, acquired by Yageo, from 2018 to 2020. In addition, Ms. Rogge served on the board of directors of AeroCentury, an aircraft leasing company, from 2017 to 2018. She is president of the RYN Group LLC, a management consulting business, which she founded in 2010. She has served as the interim vice president and chief financial officer of Applied Micro Circuits Corporation, a semiconductor company, from 2015 to 2016. Previously, Ms. Rogge served as the senior vice president and chief financial officer of Extreme Networks, a computer network company, from 2007 to 2009. Earlier in her career, she held executive financial and operations management positions at Hewlett Packard Company and Seagate Technology. Ms. Rogge holds an MBA degree from Santa Clara University, and a B.S. degree in business administration from California State University, Fresno. She maintains an NACD Board Leadership Fellow credential.

Raanan I. Horowitz serves as one of our directors. Mr. Horowitz currently serves on the Board of Trustees of the Institute for Defense Analysis, an American non-profit corporation that administers three federally funded research and development centers (FFRDCs) to assist the United States government in addressing national security issues. He also serves on the board of directors of the DFW International Airport, the third largest airport in the world, the board of directors of Parry Labs, a digital engineering company serving the defense market, the board of directors as a board chair of Beaufort, a global provider of survivability equipment for critical mission applications, and the board of directors of GIG7 (Nasdaq:GIG) since August 2024. Mr. Horowitz currently serves as a member of the board and member of the Audit Committee for GIG8. Mr. Horowitz is also a member of the board for GIG9. He is a member of the Wall Street Journal Board of Directors Council and a member of the Board of Directors of Business Executives for National Security (BENS), a non-partisan, non-profit organization that connects business leaders with national security efforts to enhance the United States’ defense and security. He was previously a member of the board of directors of BigBear.ai Holdings, Inc. (NYSE:BBAI) following its business combination with GIG4 in December 2021, serving as the chair of the Nominations and Governance

Committee until May 2023. He also served on the board of directors of GIG5 (Nasdaq:GIA) until its business combination with QT Imaging, Inc. (Nasdaq: QTI) in March 2024. Mr. Horowitz was the President, Chief Executive Officer and a member of the board of directors of Elbit Systems of America, LLC, a leading provider of high-performance products and systems solutions for the defense, homeland security, commercial aviation, and medical instrumentation markets from 2007 until March 2024. Elbit Systems of America, LLC is a wholly owned subsidiary of Elbit Systems Ltd., a global source of innovative, technology-based systems for diverse defense and commercial applications with more than 20,000 employees in 15 countries. Prior to being appointed to lead Elbit Systems of America, LLC, Mr. Horowitz served as the Executive Vice President and General Manager of EFW, Inc., a subsidiary of Elbit Systems of America, from 2003 to 2007. In 2014, 2015, 2018, 2022, 2023, and 2024, The Ethisphere Institute named Elbit Systems of America one of the “World’s Most Ethical Companies.” In addition, Mr. Horowitz is active in the A&D industry, serving on the Board of Governors of the Aerospace Industries Association from 2008 until 2024, the board of directors for the National Defense Industrial Association from 2015 until 2024, and as a member of the Wall Street Journal CEO Council from 2018 until 2024. Previously, he served on the National Board of Directors for one of the nation’s largest volunteer health organizations, the Leukemia & Lymphoma Society, from 2009 to 2018. Mr. Horowitz earned a Master of Business Administration degree from the Seidman School of Business (1993) at Grand Valley State University in Allendale, Michigan. He was also awarded a Master of Science degree in Electrical Engineering (1991) and a Bachelor of Science degree in Mechanical Engineering (1981) from Tel-Aviv University in Israel.

Ambassador Adrian Zuckerman serves as one of our directors. Ambassador Zuckerman was the United States Ambassador to Romania from 2019 to 2021. Under his leadership Romania signed a ten-year defense cooperation agreement with the United States that provided financial, military and strategic support and cooperation. He also advanced and helped structure an intergovernmental agreement between the US and Romania for the $8 billion refurbishment of the Cernavoda nuclear plant which included refurbishing one operating reactor and building two additional nuclear reactors. To help finance this project, the Ambassador negotiated a $7 billion financing agreement with the Export-Import Bank of the United States (EXIM). The Cernavoda project was the largest-ever joint project between the United States and Romania. He was the recipient of the Star of Romania, Order of Grand Cross. Ambassador Zuckerman has worked as an Of Counsel to DLA Piper LLP (US) from 2021 to date, bringing his unique skills as a lawyer and former government official to advise multinational corporations on legal, regulatory and governmental affairs as they expand into emerging markets in Eastern Europe and around the world. Before being named as the United States Ambassador to Romania, he was a partner at Seyfath Shaw LLP from 2013 to 2019. Ambassador Zuckerman currently serves as a member of the board and member of the Audit Committee for GIG8. Ambassador Zuckerman is also a member of the board for GIG9. Ambassador Zuckerman is also a member of the advisory board of the Krach Institute for Tech Diplomacy at Purdue University. He holds an undergraduate degree from the Massachusetts Institute of Technology and a law degree from the New York Law School.

Professor Darius Moshfeghi serves as one of our directors. Professor Moshfeghi is Professor and Chief of Retina at the Byers Eye Institute at the Stanford University School of Medicine where he has been continuously employed since 2002, and where he established the vitreoretinal fellowship program. He is internationally recognized for his pioneering work to promote telemedicine for the prevention of blindness in premature and term infants, establishing the Stanford University Network for the Diagnosis of Retinopathy of Prematurity (SUNDROP) network in 2005. Dr. Moshfeghi has led the Telemedicine for ROP screening program (TeleROP) collaboration between Stanford University and Pediatrix since 2017. SUNDROP and TeleROP provide ROP screening coverage for >2.5% of USA neonatal intensive care units and 3.8% of eligible infants. His entrepreneurial work centers around telemedicine applications in eye health: in 2020, he founded and was Chairman of Placid0 until its acquisition by Waldo, Inc., in 2021 and served on the Board of directors of 1800 Contacts from 2017 until its acquisition by KKR in 2020. Dr. Moshfeghi teamed with Dr. Jochen Kumm to form Pr3vent in 2017 to implement universal newborn eye screening for retinal and ocular abnormalities in healthy newborn infants and currently sits on the board. He is a founding member of the Collaborative Community on Ophthalmic Imaging-ROP section, serving from 2019 to present, which works with the FDA to develop guidelines for new technology and served on the American Academy of Ophthalmology Telemedicine Working

Group from 2014 to 2022 and ROP Telemedicine Task Force Panel from 2009 to 2011. He led the steering committee for the Regeneron BUTTERFLEYE trial from 2019 to present and the photographic imaging committee for Bayer FIREFLEYE trial of aflibercept for ROP from 2018 to 2020. He leads the scientific advisory boards for Akebia from 2023 to present, Feliqs from 2023 to present, and Aspire Pharma in 2023 for their prevention trials in ROP. He also joined the Ocular Therapeutix, Inc. Independent Medical Monitor, Rescue Therapy in 2024 until present, and the Osanni Bio, Inc., Data Monitoring Committee, where he joined as Chair in 2024 and continues to serve. He is active in Data Monitoring Safety Boards working with Affamed from 2022 to present, Alcon from 2015 to 2018, Icon Clinical Research, Insite DME from 2023 to present, Novartis from 2019 to 2020, and Vanotech Chengdu from 2023 to present.

Number and Terms of Office of Officers and Directors

Our board of directors consists of six (6) members. Prior to the closing of our initial business combination, only holders of our Class B Ordinary Shares will be entitled to vote on the appointment and removal of directors or continuing the company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend our constitutional documents or to adopt new constitutional documents, in each case, as a result of our approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). Holders of our Public Shares will not be entitled to vote on such matters during such time. These provisions of our Cayman Constitutional Documents relating to these rights of holders of GigCapital7 Class B Ordinary Shares may be amended by a special resolution passed by the affirmative vote of the holders of at least 66 2⁄3% (or, where such amendment is proposed in respect of the consummation of our initial business combination, a majority) of the ordinary shares, who, being entitled to do so, vote in person or by proxy at a general meeting of the company. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual general meeting until one (1) year after our first fiscal year end following our listing on Nasdaq.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint officers as it deems appropriate pursuant to our amended and restated memorandum and articles of association.

Director Independence

The rules of Nasdaq require that a majority of the GigCapital7 Board be independent within one (1) year of its initial public offering. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The GigCapital7 Board has determined that Karen Rogge, Raanan I. Horowitz, Ambassador Adrian Zuckerman, and Professor Darius Moshfeghi are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. GigCapital7’s independent directors have regularly scheduled meetings at which only independent directors are present.

Compensation of our Executive Officers and Directors

As we are a special purpose acquisition company, formed for the purpose of effecting a business combination, our primary objective with respect to executive and director compensation is to retain the executives and directors to help identify and close a business combination.

Commencing on the date that GigCapital7 securities were first listed on Nasdaq through the earlier of consummation of GigCapital7’s initial business combination or our liquidation, GigCapital7 has agreed to pay an affiliate of the Sponsor, GigManagement, LLC a total of $30,000 per month for office space, administrative services and secretarial support. This arrangement was agreed to even though GigManagement is an affiliate of GigCapital7’s Chief Executive Officer and Chairman of the Board GigCapital7’s benefit and is not intended to provide GigCapital7’s Chief Executive Officer and Chairman of the Board compensation in lieu of a salary.

GigCapital7 believes that such fees are at least as favorable as it could have obtained from an unaffiliated third party for such services.

GigCapital7 has agreed to pay Ms. Marshall, its Treasurer and Chief Financial Officer a total of $20,000 per month for her services.

The GigCapital7 Board approved the payment by GigCapital7 of advisory fees to directors in connection with certain activities on GigCapital7’s behalf, such as identifying and investigating possible business targets and business combinations as well as pertaining to GigCapital7 Board committee service and administrative and analytical services. These advisory fees are due to be paid quarterly, and include payments to Dr. Avi Katz, the Chief Executive Officer and Chairman of the Board. The quarterly amounts approved are as follows, of which no quarterly payments were made in 2024 and three quarters’ payments have been made in 2025, with $84,000 in payments in the aggregate remaining as outstanding and to be paid upon the consummation of the proposed Business Combination:

Director	Quarterly Advisory Fees	Compensation from 5/8/24 (inception) to 12/31/24	Paid as of 12/31/24	Compensation from 1/1/25 to 12/31/25	Paid as of 12/31/25	Unpaid as of 12/31/25
Dr. Avi Katz	$6,000	$6,000	$—	$26,000	$18,000	$14,000
Dr. Raluca Dinu	$6,000	$6,000	$—	$26,000	$18,000	$14,000
Karen Rogge	$6,000	$6,000	$—	$26,000	$18,000	$14,000
Raanan I. Horowitz	$6,000	$6,000	$—	$26,000	$18,000	$14,000
Ambassador Adrian Zuckerman	$6,000	$6,000	$—	$26,000	$18,000	$14,000
Professor Darius Moshfeghi	$6,000	$6,000	$—	$26,000	$18,000	$14,000

Our officers and directors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, officers, directors, advisors or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, we do not have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with Domesticated GigCapital7 may be paid consulting or management fees from Domesticated GigCapital7. We have not established any limit on the amount of such fees that may be paid by Domesticated GigCapital7 to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of Domesticated GigCapital7 following the Business Combination will be responsible for determining officer and director compensation.

We do not intend to take any action to ensure that members of our management team maintain their positions with Domesticated GigCapital7 after the consummation of the Business Combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with Domesticated GigCapital7 after the Business Combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Management Compensation

Name and principal position	Year	Salary	Bonus	Share Awards	Option Awards	Nonequity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation (1)	Total
Dr. Avi S. Katz, Executive Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	May 8, 2024 (Inception) through December 31, 2024	$—	$—	$—	$—	$—	$—	$6,000	$6,000
Dr. Avi S. Katz, Executive Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	January 1, 2025 through December 31, 2025	$—	$—	$—	$—	$—	$—	$26,000	$26,000
Christine M. Marshall, Chief Financial Officer (Principal Financial and Accounting Officer)	May 8, 2024 (Inception) through December 31, 2024	$132,667	$—	$—	$—	$—	$—	$—	$132,667
Christine M. Marshall, Chief Financial Officer (Principal Financial and Accounting Officer)	January 1, 2025 through December 31, 2025	$240,000	$—	$—	$—	$—	$—	$—	$240,000

(1)

Represents quarterly advisory fees that were approved by the GigCapital7 Board and are paid to directors for board committee service and administrative and analytical services, including certain activities on GigCapital7’s behalf, such as identifying and investigating possible business targets and potential business combination targets, performing due diligence on suitable business combinations, attending board and committee meetings, and providing administrative and analytical support in furtherance of GigCapital7’s search for an initial business combination. Each director (including Dr. Katz) is entitled to receive $6,000 per quarter under this arrangement prior to the entry into the Business Combination Agreement and $8,000 per quarter thereafter. The GigCapital7 Board determined that such compensation was appropriate given the substantial time commitment required of directors in connection with the initial business combination process and the specialized expertise each director brings to evaluating potential targets. No payments were made in respect of 2024, and three quarterly payments were made in 2025, with $14,000 owed to Dr. Katz remaining outstanding as of December 31, 2025. Such outstanding amounts will be paid upon consummation of the proposed Business Combination. See “Compensation of the Sponsor, its Affiliates, GigCapital7 Directors and Executive Officers—Advisory Fee Arrangements” above for additional information regarding the material terms of these arrangements.

Independent Director Compensation

Name	Fees earned or paid in cash	Stock Awards	Option Awards	Nonequity incentive plan compensation	Change in pension value and nonqualified deferred compensation earnings	All other compensation (1)	Total
Dr. Raluca Dinu, Director						$26,000	$26,000
Karen Rogge, Independent Director and Chairwoman of the Audit Committee	$—	$—	$—	$—	$—	$26,000	$26,000
Raanan I. Horowitz, Independent Director and Chairman of the Compensation Committee	$—	$—	$—	$—	$—	$26,000	$26,000
Ambassador Adrian Zuckerman, Independent Director and Chairman of the nominating and corporate governance committee	$—	$—	$—	$—	$—	$26,000	$26,000
Professor Darius Moshfeghi, Independent Director	$—	$—	$—	$—	$—	$26,000	$26,000

(1)

Represents quarterly advisory fees that were approved by the GigCapital7 Board and are paid to directors for board committee service and administrative and analytical services, including certain activities on GigCapital7’s behalf, such as identifying and investigating possible business targets and potential business combination targets, performing due diligence on suitable business combinations, attending board and committee meetings, and providing administrative and analytical support in furtherance of GigCapital7’s search for an initial business combination. Each independent director is entitled to receive $6,000 per quarter under this arrangement prior to the entry into the Business Combination Agreement and $8,000 per quarter thereafter. The GigCapital7 Board determined that such compensation was appropriate given the substantial time commitment required of directors in connection with the initial business combination process and the specialized expertise each director brings to evaluating potential targets. No payments were made in respect of 2024, and three quarterly payments were made in 2025. As of December 31, 2025, $14,000 per director ($70,000 in the aggregate for the five directors listed in this table) remained outstanding and will be paid upon consummation of the proposed Business Combination. See “Compensation of the Sponsor, its Affiliates, GigCapital7 Directors and Executive Officers—Advisory Fee Arrangements” above for additional information regarding the material terms of these arrangements.

Additionally, these individuals are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. GigCapital7’s independent directors review on a quarterly basis all payments that were made to the Sponsor, executive officers, directors or their affiliates. GigCapital7 is not party to any agreements with its officers and directors that provide for benefits upon termination of employment.

Committees of the GigCapital7 Board of Directors

The GigCapital7 Board has established three standing committees: an audit committee, compensation committee and a nominating and corporate governance committee. Subject to phase-in rules, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below.

Audit Committee

GigCapital7 has established an audit committee of the board of directors. Karen Rogge, Raanan I. Horowitz, and Ambassador Adrian Zuckerman serve as the members of our audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have three (3) members of the audit committee, all of whom must be independent. Karen Rogge, Raanan I. Horowitz, and Ambassador Adrian Zuckerman are each independent.

Karen Rogge serves as the chair of the audit committee. Each member of the audit committee is financially literate and our board of directors has determined that Karen Rogge qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

GigCapital7 adopted an audit committee charter, which details the principal functions of the audit committee, including:

•

assisting board oversight of: (1) the integrity of GigCapital7’s financial statements; (2) compliance with legal and regulatory requirements; (3) GigCapital7’s independent auditor’s qualifications and independence; and (4) the performance of GigCapital7’s internal audit function and independent auditors;

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by GigCapital7;

•

pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by GigCapital7, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with GigCapital7 in order to evaluate their continued independence;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent auditors describing: (1) the independent auditor’s internal quality-control procedures; and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five (5) years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•

meeting to review and discuss GigCapital7’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GigCapital7”;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent auditors, and legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The GigCapital7 Board has established a compensation committee of the board of directors. The members of our compensation committee are Karen Rogge, Raanan I. Horowitz, and Ambassador Adrian Zuckerman. Raanan I. Horowitz serves as chair of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have a compensation committee of at least two members, all of whom must be independent. Karen

Rogge, Raanan I. Horowitz, and Ambassador Adrian Zuckerman are each independent. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer’s based on such evaluation;

•

reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity-based plans that are subject to board approval of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in GigCapital7’s annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

We have established and maintain a nominating and corporate governance committee of the Board of Directors. The members of our nominating and corporate governance are Professor Moshfeghi and Mr. Horowitz, and Ambassador Adrian Zuckerman. Ambassador Zuckerman serves as the chairman of the nominating and corporate governance committee. We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

•	developing and recommending to the Board of Directors the criteria for appointment as a director;

•	identifying, considering, recruiting and recommending candidates to fill new positions on the Board of Directors;

•	reviewing candidates recommended by shareholders;

•	conducting the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates; and

•	recommending director nominees for approval by the Board of Directors and election by the shareholders at the next annual meeting.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates and will be directly responsible for approving the search firm’s fees and other retention terms.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws. We filed a copy of our Code of Business Conduct and Ethics as Exhibit 14.1 to this Annual Report. You are able to review this document by accessing our public filings at the SEC’s website atwww.sec.gov. Our shareholders are also able to review these documents by accessing our public filings at the SEC’s website atwww.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics will be provided without charge upon request from us, or may be accessed on our Company website at https://gigcapitalglobal.com/investors. We intend to disclose any amendments to or waivers of certain provisions of our Code of Business Conduct and Ethics in a Current Report on Form 8-K.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

(ii)	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)	directors should not improperly fetter the exercise of future discretion;

(iv)	duty to exercise powers fairly as between different sections of shareholders;

(v)	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(vi)	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position at the expense of the company. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary, contractual or other obligations or duties to one or more other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entities. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity, subject to their fiduciary duties under Cayman Islands law. Our amended and restated memorandum and articles of association provide that, to the fullest extent permitted by law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us, and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which (a) may be a corporate opportunity for any director or officer, on the one hand, and us, on the other or (b) the presentation of which would breach an existing legal obligation of a director or officer to any other entity. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.

In addition, our Sponsor and our officers and directors may sponsor or form other special purpose acquisition companies similar to ours or may pursue other business or investment ventures during the period in which we are seeking an initial business combination. As a result, our Sponsor, officers and directors could have conflicts of interest in determining whether to present business combination opportunities to us or to any other special purpose acquisition company with which they may become involved. Any such companies, businesses or investments may present additional conflicts of interest in pursuing an initial business combination target. However, we do not believe that any such potential conflicts would materially affect our ability to complete our initial business combination.

Potential investors should also be aware of the following other potential conflicts of interest:

•

Our officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our officers are not obligated to contribute any specific number of hours per week to our affairs;

•

Our Initial Shareholders purchased GigCapital7 Class B Ordinary Shares prior to the date of the prospectus dated August 28, 2024, and have purchased Private Placement Warrants in a transaction that closed simultaneously with the closing of that offering. Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their GigCapital7 Class B Ordinary Shares and Public Shares in connection with the completion of our initial business combination. Additionally, our Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their GigCapital7 Class B Ordinary Shares if we fail to complete our initial business combination within the prescribed time frame, although they will be entitled to liquidating distributions from assets outside the Trust Account. If we do not complete our initial business combination within the prescribed time frame, the Private Placement Warrants will expire worthless.

•

Our Sponsor, directors and officers agreed not to transfer, assign or sell the GigCapital7 Class B Ordinary Shares, Private Placement Warrants and any Class A Ordinary Shares issued upon conversion or exercise thereof (i) in the case of any Founder Shares or any other GigCapital7 Ordinary Shares (which are not Offering Shares), as defined in the Letter Agreement, until the earlier of (A) six months after the completion of a Business Combination or (B) the date on which, subsequent to a Business Combination, (x) the last sale price of the GigCapital7 Ordinary Shares equals or exceeds $11.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing at least 90 days after a Business Combination, or (y) GigCapital7 completes a liquidation, merger, share exchange or other similar transaction that results in all of GigCapital7’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property, and (ii) in the case of the Private Placement Warrants or any securities underlying the Private Placement Warrants, until 30 days after the completion of our initial business combination. There are exceptions to these transfer restrictions that allow for transfers to be made (a) amongst Sponsor and its Affiliates, to GigCapital7’s executive officers or directors, or to any Affiliate or family member of any of GigCapital7’s executive officers or directors; (b) in the case of an entity, as a distribution to its partners, shareholders or members upon its liquidation; (c) in the case of an individual, (1) by bona fide gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an Affiliate of such person or to a charitable organization, (2) by virtue of the laws of descent and distribution upon death of such person, (3) pursuant to a qualified domestic relations order; (d) in the case of a trust, by distribution to one or more permissible beneficiaries of such trust; (e) by certain pledges to secure obligations incurred in connection with purchases of GigCapital7’s securities; (f) through private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which such securities were originally purchased; (g) to GigCapital7 for no value for cancellation in connection with the consummation of a Business Combination; (h) in the event of GigCapital7’s liquidation prior to the consummation of a Business Combination; (i) by virtue of the laws of the Cayman Islands, by virtue of Sponsor’s memorandum and articles of association or other constitutional, organizational or formational documents, as amended, upon dissolution of the Sponsor, or by virtue of the constitutional, organizational or formational documents of a subsidiary of Sponsor that holds any securities upon liquidation or dissolution of such subsidiary; or (j) in the event of GigCapital7’s completion of a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of GigCapital7’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the completion of GigCapital7’s initial Business Combination; provided, that, in case of clauses (a) through (f), these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other terms described in the Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer. Because certain officers and directors will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination; and

•

Certain of our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

GigCapital7 is not prohibited from pursuing an initial business combination with a company that is affiliated with our Sponsor, officers or directors, non-managing investors, or completing the business combination through a joint venture or other form of shared ownership with our Sponsor, officers or directors, or non-managing investors. In the event we seek to complete our initial business combination with a company that is affiliated (as defined in our amended and restated memorandum and articles of association) with our Sponsor, officers or directors, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions, stating that the consideration to be paid by us in such an initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context.

Prior to or in connection with the completion of our initial business combination, there may be payment by the company to our Sponsor, officers or directors, or our or their affiliates, of a finder’s fee, advisory fee, consulting fee or success fee for any services they render in order to effectuate the completion of our initial business, which, if made prior to the completion of our initial business combination, will be paid from funds held outside the Trust Account.

GigCapital7 cannot assure you that any of the above-mentioned conflicts will be resolved in our favor.

In the event that we submit our initial business combination to our public shareholders for a vote, our Sponsor, officers and directors have agreed to vote their Class B Ordinary Shares, and they and the other members of our management team have agreed to vote their Class B Ordinary Shares and any shares purchased during or after the offering in favor of our initial business combination, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the business combination transaction. The non-managing investors are not required to (i) hold any units, Class A Ordinary Shares or Public Warrants that they purchased in the Initial Public Offering or may purchase thereafter for any amount of time, (ii) refrain from exercising their right to redeem their Public Shares at the time of our initial business combination. The non-managing investors have the same rights to the funds held in the Trust Account with respect to the Class A Ordinary Shares comprising part of the public units they purchased in the Initial Public Offering as the rights afforded to our other public shareholders. However, the non-managing investors potentially have different interests than our other public shareholders in approving our initial business combination and otherwise exercising their rights as public shareholders because of their ownership of private placement shares.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:

Individual	Entity	Entity’s Business	Affiliation
Dr. Avi S. Katz	GIG4L, LLC	Consulting and Investment	Founder and managing member
	GigManagement, LLC	Management Company	Co-Founder and managing member
	GigAcquisitions2, LLC	PPE (SPAC) sponsorship	Founder and manager
	GigAcquisitions8 Corp.	PPE (SPAC) sponsorship	Founder and manager
	UpHealth, Inc.	Healthcare and Telemedicine	Chairman of board of directors
	QT Imaging Holdings, Inc.	Medical Device	Chairman of board of directors
	GigCapital8 Corp.	SPAC	Chief Executive Officer
	GigCapital9 Corp.	SPAC	Chief Executive Officer
Christine M. Marshall	GigCapital8 Corp.	SPAC	Chief Financial Officer
	GigCapital9 Corp.	SPAC	Chief Financial Officer
Dr. Raluca Dinu	GigManagement, LLC	Management Company	Co-Founder and managing member
	GigAcquisitions8 Corp.	SPAC	Director
	Gig4L, LLC	Consulting and Investing	Founder and managing member
	UpHealth, Inc.	Healthcare and Telemedicine	Director
	QT Imaging Holdings, Inc.	Medical Device	Chief Executive Officer, President, Secretary and Director
	GigCapital8 Corp.	SPAC	Director
	GigCapital9 Corp.	SPAC	Director
Professor Darius Moshfeghi	Standford University School of Medicine	Ophthalmic	Professor and Chief of Retina
Ambassador Adrian Zuckerman	DLA Piper LLP (US) GigCapital8 Corp.	Law Firm SPAC	Of Counsel Director
	GigCapital9 Corp.	SPAC	Director
Raanan I. Horowitz	Institute for Defense Analysis	Technical and Scientific Analysis	Member of board of trustees
	Parry Labs LLC	Engineering Services	Director
	GigCapital8 Corp.	SPAC	Director
	GigCapital9 Corp.	SPAC	Director

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide that our officers and directors will be indemnified by us to the fullest extent permitted by law, as it now exists or may in the future be amended, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

GigCapital7’s officers and directors have agreed, and any persons who may become officers or directors prior to the initial business combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

GigCapital7’s indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

GigCapital7 believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Trading Policies

On August 28, 2024, GigCapital7 adopted insider trading policies and procedures governing the purchase, sale, and/or other dispositions of our securities by directors, officers and employees, which are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable stock exchange listing standards (the “Insider Trading Policy”).

The foregoing description of the Insider Trading Policy does not purport to be complete and is qualified in its entirety by the terms and conditions of the Insider Trading Policy, a copy of which is attached as Exhibit 19.1, to the GigCapital7 Annual Report on Form 10-K for the fiscal year ended on December 31, 2025.

Compensation Recovery and Clawback Policy

Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our executive officers. The SEC has also recently adopted rules that direct national stock exchanges to require listed companies to implement policies intended to recoup bonuses paid to executives if the company is found to have misstated its financial results.

On August 28, 2024, our Board of Directors approved the adoption of the Executive Compensation Clawback Policy (the “Clawback Policy”), in order to comply with the final clawback rules adopted by the SEC under Rule 10D-1 under the Exchange Act (the “Rule”), and the listing standards, as set forth in Rule 5608 of the Nasdaq Listing Rules (collectively, the “Final Clawback Rules”).

The Clawback Policy provides for the mandatory recovery of erroneously awarded incentive-based compensation from our current and former executive officers as defined in the Rule (“Covered Officers”) in the event that we are required to prepare an accounting restatement, in accordance with the Final Clawback Rules. The recovery of such compensation applies regardless of whether a Covered Officer engaged in misconduct or otherwise caused or contributed to the requirement of an accounting restatement. Under the Clawback Policy, our Board of Directors may recoup from the Covered Officers erroneously awarded incentive compensation received within a lookback period of the three completed fiscal years preceding the date on which we are required to prepare an accounting restatement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GIGCAPITAL7

The following discussion and analysis of the financial condition and results of operations of GigCapital7 Corp. (for purposes of this section, “GigCapital7”, “we”, “us” and “our”) should be read in conjunction with the financial statements and related notes of GigCapital7 included elsewhere in this prospectus/proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this prospectus/proxy statement.

Overview

We are a newly organized Private-to-Public Equity (PPE) company, also known as a blank check company or special purpose acquisition vehicle, incorporated in the Cayman Islands on May 8, 2024 and formed by an affiliate of the serial SPAC GigCapital Global, for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more businesses or entities. We intend to effectuate our initial business combination using cash from the proceeds of our initial public offering and the sale of the private placement warrants, our common equity or any preferred equity that we may create in accordance with the terms of our charter documents, debt, or a combination of cash, common or preferred equity and debt. The public units sold in the Offering each consisted of one Class A ordinary share of the Company and one redeemable warrant. Each public warrant is exercisable for one Class A ordinary share at a price of $11.50 per full share.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

Recent Developments

On September 27, 2025, GigCapital7 entered into a Business Combination Agreement by and among GigCapital7, Hadron Energy, and Merger Sub, pursuant to which, among other things and subject to the terms and conditions contained therein, Merger Sub will merge with and into Hadron Energy (the “Merger”), with Hadron Energy continuing as the surviving entity (the “Surviving Company”). The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.” The combined company’s business will continue to operate through Hadron Energy.

The Business Combination Agreement and the Business Combination were unanimously approved by the board of directors of GigCapital7 and the board of directors of Hadron Energy.

The Business Combination is expected to close in the first quarter of 2026, subject to the receipt of the required approvals by Company’s shareholders and the fulfilment of other customary closing conditions.

In connection with the Domestication, the existing governing documents of GigCapital7 will be amended and restated and become the Proposed Domestication Organizational Documents (as defined below) of Domesticated GigCapital7 as described in this proxy statement/prospectus. Upon the effectiveness of the Domestication, (i) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of GigCapital7 (each an “GigCapital7 Class A Ordinary Share”) (other than any GigCapital7 Class A Ordinary Share included in the units of GigCapital7 sold in the initial public offering, consisting of one (1) GigCapital7 Class A Ordinary Share and one (1) redeemable warrant to purchase a GigCapital7 Class A Ordinary Share at an initial exercise price of $11.50 per share (such units, the “Cayman GigCapital7 Units”)), will convert automatically, on a one-for-one basis, into one (1) share of common stock, par value $0.0001 per share, of Domesticated GigCapital7 (each a “Domesticated GigCapital7 Common Stock”), (ii) each then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of GigCapital7 (each, a “GigCapital7 Class B Ordinary Share” and together with GigCapital7 Class A Ordinary Shares, the “Ordinary Shares”) shall convert automatically, on a one-for-one basis, into one (1) share of Class B common stock of Domesticated GigCapital7 (each a “Domesticated GigCapital7 Class B Common Stock”) (iii) each then issued and outstanding warrant of the GigCapital7 (each a “Cayman GigCapital7 Warrant”) (other than any warrants to purchase GigCapital7 Class A Ordinary Shares, at an initial exercise price of $11.50 per share, included in the Cayman GigCapital7 Units sold in the initial public offering) (the “Cayman GigCapital7 Public Warrants”) shall convert automatically into a warrant to acquire one (1) share of Domesticated GigCapital7 Common Stock (each a “Domesticated GigCapital7 Warrant”), and (iv) each then issued and outstanding Cayman GigCapital7 Unit shall be cancelled and will thereafter entitle the holder thereof to one (1) share of Domesticated GigCapital7 Common Stock and one (1) Domesticated GigCapital7 Warrant, in each case without any action on the part of GigCapital7, Merger Sub, the Company or any holder of securities of any of the foregoing.

Following the Domestication, at the effective time of the Merger (the “Effective Time”) by virtue of the Merger, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one (1) share of common stock, par value $0.0001, of the Company being the surviving company of the Merger (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Company”).

Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, immediately prior to or at the Effective Time:

(a)

each issued and outstanding share of common stock of Hadron Energy (the “Hadron Common Stock”), except for (a) shares held by GigCapital7 or Merger Sub (or any subsidiaries of GigCapital7), (b) shares held by the Company as treasury stock, if any (each share covered in subclause (a) and (b), an “Excluded Share”), (c) shares held by stockholders who have properly exercised and not withdrawn appraisal rights under Delaware law (the “Dissenting Shares”), and (d) Hadron Restricted Shares), will be cancelled and converted into the right to receive the Per Share Merger Consideration (as defined below), as set forth in the Business Combination Agreement.

(b)	each Excluded Share shall be automatically cancelled and retired without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)

each option to purchase shares of Hadron Common Stock (each, a “Hadron Option”) that is outstanding immediately prior to the Effective Time will be automatically assumed by Domesticated GigCapital7 and converted into an option to purchase a number of shares of Domesticated GigCapital7 Common Stock (such option, an “Exchanged Option”), equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Hadron Common Stocks subject to such Hadron Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Hadron Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, that the assumption and adjustment of the unvested Hadron Options shall be completed in a manner that satisfies the requirements of Code Section 409A and, with respect to any Hadron Option intended to be an “incentive stock option,” Code Section 4249a and the applicable regulations promulgated thereunder.

(d)

each award of the Hadron Restricted Shares (a “Hadron Restricted Share Award”) that is outstanding immediately prior to the Effective Time will be automatically assumed by Domesticated GigCapital7 such that each Hadron Restricted Share Award will be converted into an award for a number of restricted shares of Domesticated GigCapital7 Common Stock (such award, an “Exchanged RSAs”), equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Hadron Restricted Shares and (y) the Exchange Ratio.

(e)

each of the SAFEs that is outstanding immediately prior to the Effective Time will automatically convert into a number of shares of Hadron Common Stock determined in accordance with the terms of such SAFE, with such shares to be treated as Hadron Common Stock and will receive the consideration described above for Hadron Common Stock at the Effective Time;

(f)

each share of Domesticated GigCapital7 Class B Common Stock that is outstanding immediately prior to the Effective Time will be, by virtue of the Merger and the applicable provisions of the certificate of incorporation of Domesticated GigCapital7 (the “Domesticated GigCapital7 Charter”), automatically cancelled and extinguished and converted into one (1) share of Domesticated GigCapital7 Common Stock; and

(g)

GigCapital7 will redeem the public shares properly tendered for redemption in connection with the Business Combination pursuant to the Domesticated GigCapital7 Charter and Cayman Constitutional Documents (the “Redemption”).

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities since inception have been organizational activities, those necessary to prepare for the Offering and to identify a target business for the business combination. We do not expect to generate any operating revenues until after completion of our initial business combination. We expect to generate non-operating income in the form of interest income on cash and marketable securities raised during the Offering. We expect to continue to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the year ended December 31, 2025, we had net income of $3,825,465, which consisted of interest and dividend income on cash and marketable securities held in the Trust Account and operating account of $8,448,606 and $710, respectively, that were partially offset by operating expenses of $3,340,796 and other expense from the change in fair value of warrant liability of $1,283,055.

For the period from May 8, 2024 (date of inception) to December 31, 2024, we had net income of $2,378,292, which consisted of interest and dividend income on cash and marketable securities held in the Trust Account and operating account of $3,188,704 and $2,024, respectively, that were partially offset by operating expenses of $628,761 and other expense from the change in fair value of warrant liability of $183,675.

Factors That May Adversely Affect our Results of Operations

Our results of operations and our ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, public health considerations, and geopolitical instability, such as the military conflicts in Ukraine and the Middle East. We cannot at this time predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial business combination.

Liquidity and Capital Resources

GigCapital7’s liquidity needs have been satisfied to date through: (1) the receipt of $100,000 from the sale of the founder shares, (2) the net proceeds of $198,680,082 from the sale of the public units in the Offering, after deducting net offering expenses of approximately $1,319,918, which includes an underwriting discount of $600,000, (3) the sale of the Founder Shares to a consultant for a purchase price of $3,000, (4) the sale of Private Placement Warrants to our Sponsor for a purchase price of $58,060, and (5) the sale of the private placement shares to non-managing investors for a purchase price of $3,250,000. These transactions resulted in proceeds of $202,091,142 of which $200,000,000 are held in the Trust Account.

As of December 31, 2025, we held cash and marketable securities in the amount of $211,637,310 in the Trust Account. The marketable securities consisted of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations.

For the year ended December 31, 2025, cash used in operating activities was $1,179,866, resulting from interest and dividends earned on marketable securities held in the Trust Account of $8,448,606 and a decrease in related party payable of $29,995. These are partially offset by net income of $3,825,465, a decrease in prepaid expenses and other current assets of $56,336 and other assets of $85,984 and an increase in accounts payable of $145,336, accrued legal services of $1,818,095, accrued liabilities of $84,464 and the fair value of the warrant liability of $1,283,055.

For the period from May 8, 2024 (date of inception) to December 31, 2024, cash used in operating activities was $821,914, resulting from interest and dividends earned on marketable securities held in the Trust Account of $3,188,704, plus an increase in prepaid expenses and other current assets of $207,680 and an increase in other assets of $85,984. These are partially offset by net income of $2,378,292 and an increase in liabilities of $59,487, due to increase in accounts payable, including payable to related parties, and accrued liabilities of $39,000, and an increase in the fair value of the warrant liability of $183,675.

GigCapital7 intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (which interest shall be net of taxes payable by us, if any), to acquire a target business or businesses and to pay our expenses relating thereto. We expect the interest earned on the amount in the Trust Account will be sufficient to pay any income taxes. To the extent that our equity or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue GigCapital7’s growth strategies.

To the extent that our ordinary shares are used in whole or in part as consideration to affect our initial business combination, the remaining proceeds held in the Trust Account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business or businesses. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products.

Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our initial business combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.

As of December 31, 2025, we had cash of $89,362 held outside the Trust Account and a working capital deficit of $1,875,681. On January 30, 2026, the Company received a Working Capital Loan from our Sponsor for a principal amount of $148,000. The Working Capital Loan was received to provide the Company with additional working capital and was not deposited into the trust account. The Working Capital Loan is convertible at the Sponsor’s election upon the consummation of the initial Business Combination. Upon such election, the Working Capital Loan will convert, at a price of $10.00 per unit, into an aggregate of 14,800 units consisting of 14,800 shares of Domesticated GigCapital7 Common Stock and warrants to purchase 14,800 shares of Domesticated GigCapital7 Common Stock with an exercise price of $11.50 per shares.

Further, GigCapital7 has no present revenue, its business plan is dependent on the completion of a business combination and it expects to continue to incur significant costs in pursuit of its business combination acquisition plans. These conditions raise substantial doubt about GigCapital7’s ability to continue as a going concern. If the proceeds not held in the Trust Account become insufficient to allow GigCapital7 to operate for at least the next 12 months, assuming that a business combination is not consummated during that time, GigCapital7 intends to manage its cash flow through the timing and payment of expenses or, if necessary, raise additional funds from the Sponsor to ensure the proceeds not held in the Trust Account will be sufficient to allow GigCapital7 to operate for at least the next 12 months. In the event that additional financing is required from outside sources,

GigCapital7 may not be able to raise it on terms acceptable to GigCapital7 or at all. Over this time period, GigCapital7 intends to use these funds primarily for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination.

In connection with our assessment of going concern considerations in accordance with ASC 205-40, Going Concern, as of December 31, 2025, we may need to raise additional capital through loans or additional investments from Sponsor, stockholders, officers, directors, or third parties. Our officers, directors and Sponsor may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. Management has determined that the liquidity condition raises substantial doubt about our ability to continue as a going concern.

If GigCapital7’s estimates of the costs of undertaking in-depth due diligence and negotiating its initial business combination is less than the actual amount necessary to do so, GigCapital7 may have insufficient funds available to operate its business prior to its initial business combination. Moreover, GigCapital7 may need to obtain additional financing either to consummate its initial business combination or because GigCapital7 becomes obligated to redeem a significant number of its public shares upon consummation of our initial business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only consummate such financing simultaneously with the consummation of our initial business combination. Following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

GigCapital7 has until May 30, 2026 to consummate the initial Business Combination (assuming no extensions). If we do not complete a Business Combination, we will trigger an automatic winding up, dissolution and liquidation pursuant to the terms of the Amended and Restated Memorandum and Articles of Association. Notwithstanding management’s belief that we would have sufficient funds to execute its business strategy, there is a possibility that business combination might not happen within the 21-month period from the date of the Initial Public Offering.

If a Business Combination is not consummated by the end of the Combination Period, currently May 30, 2026, there will be mandatory liquidation and subsequent dissolution of GigCapital7. No adjustments have been made to the carrying amounts of assets or liabilities should be required to liquidate after the Combination Period. We intend to complete the initial Business Combination before the end of the Combination Period. However, there can be no assurance that we will be able to consummate any Business Combination by the end of the Combination Period.

Off-Balance Sheet Financing Arrangements

As of December 31, 2025, we have not entered into any off-balance sheet financing arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

As of December 31, 2025, GigCapital7 does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $30,000 for office space, administrative services and secretarial support and an agreement with the Chief Financial Officer to pay a monthly fee of $20,000 for accounting services.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. GigCapital7 has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, GigCapital7, as an emerging growth company, can adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.

Net Income (Loss) Per Ordinary Share

GigCapital7 complies with accounting and disclosure requirements of Accounting Standards Codification (“ASC”) Topic 260, “Earnings Per Share.” Net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the period. The weighted-average ordinary shares are reduced for the effect of the Class B ordinary shares that are subject to forfeiture. GigCapital7’s consolidated statements of operations and comprehensive income (loss) include a presentation of net income (loss) per share subject to redemption in a manner similar to the two-class method of net income (loss) per share. With respect to the accretion of the Class A ordinary shares subject to possible redemption and consistent with ASC 480-10-S99-3A, GigCapital7 treated accretion in the same manner as a dividend paid to the shareholders in the calculation of the net income per ordinary share. GigCapital7’s public warrants and private placement warrants could, potentially, be exercised or converted into Class A ordinary shares and then share in the earnings of GigCapital7. However, these warrants were excluded when calculating diluted income per share as the contingencies associated with the warrants had not been satisfied as of the end of the reporting period presented. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the periods presented.

Ordinary Shares subject to possible redemption

Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, as of December 31,

2025 and 2024, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our consolidated balance sheets. Immediately upon the closing of the Offering, we recognized the accretion from initial book value to redemption amount. The change in the carrying value of redeemable ordinary shares resulted in charges against additional paid-in capital. As of December 31, 2025 and 2024, 20,000,000 Class A ordinary shares were issued and outstanding and subject to possible redemption.

Warrant Liability

GigCapital7 accounts for warrants for ordinary shares of GigCapital7 that are not indexed to its own shares as liabilities at fair value on the condensed consolidated balance sheets. These warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense) on the consolidated statements of operations and comprehensive income (loss). GigCapital7 will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants. At that time, the portion of the warrant liability related to the warrants for ordinary shares will be reclassified to additional paid-in capital.

INFORMATION ABOUT HADRON ENERGY

References in this section to “Hadron Energy,”, “Hadron”, “we,” “our,” or the “Company” refer to Hadron Energy, Inc.

Business Overview

Hadron Energy is an advanced nuclear technology company developing factory-fabricated, transportable 10 megawatt-electric (“MWe”) micro-modular reactors (“MMRs”) to meet the growing global demand for clean, reliable, and affordable power. Our mission is to deliver scalable, carbon-free energy solutions that can be rapidly deployed to power a variety of industries, including data centers, industrial facilities, remote communities, government installations and more. We were founded to revolutionize energy delivery by combining the high capacity and reliability of nuclear power with modular scalability, building on proven light-water reactor (“LWR”) technology combined with innovations in safety, deployment and fuel cycle design to create a safe, small-scale, cost-effective and rapidly deployable nuclear energy solution to growing electricity demand.

Headquartered in the San Francisco Bay Area with a secondary office in New York City, we leverage a bi-coastal strategy to accelerate engineering innovation, regulatory engagement, and investor access. We have already received a strong early interest in our MMR solution and have engaged with key potential customers for future deployments representing hundreds of units. Our flagship product, the “Hadron Halo” or “Halo”, is a 10 MWe MMR designed for a sealed 10-year fuel cycle and will be manufactured in a centralized U.S. factory and shipped via standard heavy-haul truck or rail for installation on-site. In contrast, traditional nuclear reactors are typically 600-1,000+ MWe facilities requiring decade-long construction projects and $10-30 billion in site-specific capital investment. We believe our smaller MMRs can be deployed much faster and at lower upfront cost per kilowatt (“kW”), enabling the use of nuclear power in new markets and use cases.

Industry Overview

Global demand for electricity is rising rapidly as artificial intelligence demands increase exponentially and reshoring of industrialization takes hold. Worldwide electricity consumption is projected to nearly triple by 2050, driven by growth in data centers, electric vehicles, and industrial electrification. According to the U.S. Department of Energy (“DOE”), in the U.S. alone, data centers (which consumed roughly 4% of U.S. electricity in 2023) are expected to consume up to 12% of all U.S. electricity by 2030, due in large part to the boom in artificial intelligence and cloud computing. This surging demand for reliable, 24/7 power is coupled with global decarbonization initiatives, creating a significant opportunity for advanced nuclear power solutions and renewable energy sources like wind and solar power.

The use of wind and solar power has grown rapidly in recent years and now accounts for a notable share of energy generation. However, these existing renewable energy solutions face critical limitations in providing continuous, high-density power, including the following:

•

Land Use: Renewable energy generation is land-intensive. A 10 megawatt (“MW”) solar farm typically requires approximately 50–80 acres of land, and a 10 MW onshore wind farm can require 500+ acres of land, when accounting for turbine spacing. In contrast, a single Hadron Halo unit (including its modular balance-of-plant, as described further below) is expected to require less than one acre of land to produce 10 MW of power, dramatically reducing land requirements for equivalent energy output.

•

Capacity Factor and Reliability: Capacity factor is a performance metric for power generation used to compare the efficiency and reliability of different energy sources. Expressed as a percentage, capacity factor shows how often and how consistently an energy source is used, with higher capacity factors indicating more intensive and continuous operation. Due to the intermittent nature of wind and sunlight, the capacity factor of wind and solar farms are heavily influenced by season and geographic location, with average capacity factors often in the 25%-35% range. In comparison, U.S. nuclear power plants are designed to run at or near full output with an average capacity factor of approximately 93%, the highest capacity factor of any major energy source according to the U.S. Energy Information Administration (the “EIA”). This reliable around-the-clock output makes nuclear energy well suited to provide baseload power, which represents the minimum, steady level of electricity demand on a grid that must be met to ensure a reliable and consistent power supply. Power generation from renewables, on the other hand, requires either overbuilding capacity (such as gas turbines) or adding energy storage to achieve similar reliability due to intermittency, with solar having a 23.4% capacity factor and wind having a 34.3% capacity factor.

•

Energy Storage Costs: As noted above, in order to supply 24/7 power using intermittent renewables like wind and solar energy, large-scale energy storage must be added to these sites. Battery energy storage systems enable energy from renewables to be stored and released when power is needed most. Current battery storage systems are expensive. Grid-scale battery systems today cost approximately $200–$400 per kWh of storage capacity. Incorporating sufficient battery capacity to provide energy during low-output times, such as nights and multi-day lulls in wind speed, can substantially raise the levelized cost of renewable energy. Other energy storage solutions (such as pumped hydropower) are geographically limited to regions with significant elevation differences between two reservoirs. These factors make it challenging for renewable energy sites (including their energy storage requirements) to fully replace firm power plants without significant cost or overbuild.

We believe MMRs like ours are uniquely positioned to address these limitations. The Hadron Halo will offer the high capacity factor and reliability of conventional nuclear energy packaged in a modular, small-scale design. By operating continuously at full power and requiring minimal land, MMRs can complement renewable energy production by providing carbon-free baseload power in locations or applications where large plants or vast solar/wind farms are impractical. We expect growing demand for “always-on” clean power that nuclear energy can provide. We believe that the Hadron Halo can meet this demand and will support critical and growing energy needs, including the power needs of data center infrastructure and industrial processes. This drives a significant market for advanced nuclear reactors.

Technology Overview

Nuclear reactors generate power by converting the energy released from atomic fission into electricity. Inside the reactor core, uranium fuel undergoes a controlled nuclear chain reaction that splits atomic nuclei and releases heat. This heat warms water circulating through the reactor’s primary coolant loop, which is under high pressure so it remains liquid. The hot water transfers its heat through a steam generator to a separate secondary loop, in which feedwater is converted to steam. The steam then drives a turbine connected to a generator, producing electricity. In essence, a nuclear power plant operates much like a conventional thermal power plant, but the heat source is nuclear fission rather than combustion, which means no carbon emissions are produced.

The systems directly associated with the nuclear reaction and primary heat transfer are collectively called the nuclear island. This includes the reactor pressure vessel, reactor core, control rods, internal pumps, and steam generators. The systems that convert heat into electricity, such as turbines, generators, condensers, and electrical switchgear, are the balance-of-plant. Together, the nuclear island and balance-of-plant form a complete generating station.

The Hadron Halo is based on LWR principles, miniaturized and optimized for modular deployment. The Hadron Halos are compact Generation III+ reactors designed for inherent safety and long-duration operation with a 10-year refueling cycle.

Hadron Energy re-envisions the well-established pressurized water reactor (“PWR”), one of the two primary types of light-water reactors used worldwide (the other being the boiling water reactor). Both use ordinary water as coolant and moderator; in a PWR the primary loop remains liquid under high pressure and transfers heat to a separate secondary loop that produces steam to drive a turbine. This configuration has become the dominant form of LWR technology worldwide due to its safety, simplicity, and extensive operating history. The majority of all reactors operating worldwide are LWRs.

Our design uses low-enriched uranium, enriched to 5-10% U-235 (“LEU+”) fuel that is a commercially available and standardized nuclear fuel supported by an existing nuclear supply chain. By leveraging this familiar reactor architecture and fuel type, Hadron Energy can benefit from decades of operating experience across the global nuclear industry, spanning plant operators, suppliers, and regulators, which reduces design risk and supports licensing and deployment.

Several key design features differentiate the Hadron Halo from other MMR manufacturers:

The Hadron Halo Illustration

•

First, our reactor core reduces the nuclear fuel required per unit of power. It does so by optimizing fuel geometry and neutron economy within the core. This allows each reactor to achieve the same energy output using less uranium, which lowers total fuel procurement costs and reduces the long-term volume of used fuel that must be stored and managed. The resulting decrease in spent fuel volume can reduce both interim fuel storage and eventual fuel reprocessing or disposal costs over the reactor’s lifetime.

•

Second, the reactor core is engineered to operate at a lower power density than conventional large reactors, which reduces thermal and mechanical stresses. This “less aggressive” operating regime decreases wear on critical reactor components, including the fuel assemblies, control rod mechanisms, and coolant system equipment, thereby extending component life, improving reliability, and minimizing the likelihood of unplanned maintenance or early replacement.

•

Next, our Hadron Halo design strategically incorporates standard off-the-shelf equipment and components, eliminating the need for custom engineering. Complementing our strategy to utilize readily available LEU+ fuel, these commercially available equipment and components, including pumps, electronics, valves, and control systems, are already qualified and proven in the nuclear industry to offer superior reliability. In contrast, designing and manufacturing new or custom components requires substantial investment, extended lead times, and extensive qualification testing, which can introduce significant risks such as fabrication delays, certification setbacks, or early-stage performance failures discovered only during commissioning. Hadron Energy designs around these challenges by utilizing tried-and-true technology and well-established supply chains to source equipment and components.

The NRC is responsible for certifying nuclear reactor designs and overseeing their operation. Because the Hadron Halo’s design is based on the same core principles as currently licensed reactors in the U.S., our path to licensing follows a well-established regulatory framework. The technology incorporated into the Hadron Halo, such as its pressurized water reactor architecture, fuel form, and coolant systems, has been proven through decades of safe commercial operation across the global LWR fleet. By building upon this established foundation rather than introducing novel or untested reactor concepts, Hadron Energy aims to reduce licensing risk and improve public confidence in the safety and reliability of its system. We believe that this use of familiar, demonstrated technology will strengthen market acceptance and reinforce our image as a provider of a safe, clean energy solution built on proven nuclear design principles.

Key design features and intended advantages of our MMR technology include:

•

10-Year Fuel Cycle: Each Hadron Halo is designed to run continuously for 10 years without refueling. Compared to the 18-24 month refueling cycle required for conventional large reactors, the Hadron Halo would eliminate approximately 5-6 refueling outages over a decade. The Hadron Halo’s 10-year sealed core greatly reduces fuel handling, operational complexity, and logistical support compared with conventional large LWR fuel management.

•

Factory Fabrication: The Hadron Halos and primary components are being designed for serial production in a factory setting. We anticipate that each Hadron Halo unit will be built, assembled, and tested in under 12 months in the factory, after which it will be shipped to the site as a turnkey product. This timeline stands in stark contrast to traditional gigawatt -scale plants that have historically required intensive on-site construction steps, including nuclear-grade concrete placement, piece-by-piece assembly, and critical welding projects. Factory production of the Hadron Halo is expected to improve quality control and enable accelerated build-outs of installed electricity-generating capacity.

Hadron Energy Assembly Line Illustration

•

Integral Design: All of the Hadron Halo’s primary loop components are housed within the reactor pressure vessel, including the reactor core, primary coolant pumps, steam generator, and the pressurizer. This integral design allows more assembly to take place within the factory, minimizing the number of separate components that must be shipped to the site for installation. Our design also significantly reduces the possibility of a so-called large-break loss of coolant accident, an accident scenario in which a large rupture in the coolant system causes a rapid loss of coolant, potentially leading to overheating. In conventional designs where major coolant piping is external, this is a significant risk. Our integral design mitigates this risk, making a large rupture unlikely and ensuring potential effects are safely contained within the vessel.

•

Modular Deployment: Our modular deployment design minimizes heavy civil works, eliminating the need for specialized on-site construction of a nuclear island, which is typical for conventional large LWRs. The MMR will arrive essentially ready to connect and provide power to the public electrical grid or the customer’s electrical system. A site could potentially go from groundbreaking to operation within 12–18 months of equipment delivery.

•

Transportability and Modular Deployment: The entire Hadron Halo unit, including the reactor module and its accompanying balance-of-plant, are sized for transport by standard heavy-haul tractor-trailers, railcars, or barges. The primary components of each Hadron Halo are transported on skids or in standard shipping containers for quick installation. Transportable, modular units enable us to serve locations that large plants or long transmission lines cannot easily reach.

Hadron Halo Transportability Illustration

•

Compact Footprint: Each Hadron Halo is expected to have a footprint of less than one acre of land. This significantly reduces land requirements compared to renewable energy generation; for example, achieving an equivalent 10 MWe of electrical output from wind or solar would potentially require hundreds of acres, in addition to space for battery storage systems. The compact footprint allows for placement at existing industrial sites or data center campuses.

•

Scalable Capacity: Because of the Hadron Halo’s modular design, capacity can be scaled by adding multiple units, for instance 10 units for 100 MWe, to meet larger power requirements with a phased, incremental approach.

•

Power Output and Use Cases: The Hadron Halo produces approximately 35 MWth, converted to 10 MWe of electricity. These estimates reflect continuous 24/7 output at a 93% capacity factor. Unlike renewables requiring 50–500 acres for equivalent capacity, the Hadron Halo and its balance-of-plant occupy under one acre, enabling compact deployment at industrial sites or data campuses.

•

Safety: Safety is central to our technology. Our reactor core is self-regulating and passively cooled in emergency situations, leveraging highly reliable fuel and modern control systems to ensure safe shut-down without external intervention. We intend for the design of the Hadron Halo to meet or exceed NRC safety requirements for advanced reactors, including recent MMR guidance.

•	Shielding: To ensure public and personnel safety, the Hadron Halo includes robust, multi-layer shielding engineered to contain gamma and neutron radiation within the reactor module.

In summary, by combining proven LWR technology with modern engineering (advanced materials, digital controls) and a novel deployment model, we aim to reduce barriers to entry and unlock the potential of nuclear energy in markets that have never been able to deploy it before.

Hadron Energy Microreactor Data Center Deployment Rendering

Competitive Strengths

We believe that Hadron Energy has several competitive strengths that position us well in the advanced nuclear industry:

•

Factory-Built, Modular Design: Our approach to mass-manufacturing and assembly of the Hadron Halo in a factory versus on-site construction could dramatically reduce unit costs and deployment times compared to large conventional nuclear power plant construction projects. For these large plants, producing about one gigawatt of electricity, much more of the work is done on the build site, rather than the controlled environment of a factory. Since large nuclear power plants are more of a project than a product, there is less standardization of their design from one site to another, increasing engineering costs. By contrast, Hadron Halo units will be interchangeable, minimizing custom engineering work for each installation. Modular production also means revenue generation can begin faster (12-18 months from groundbreaking) versus a decade-long wait for a traditional nuclear power plant to come online.

•

Early Regulatory Engagement: We are proactively working with the NRC and other regulatory agencies to accelerate licensing of the Hadron Halo. We are targeting an NRC 10 CFR Part 52 manufacturing license (“ML”) submission by 2027–2028, leveraging the new regulatory frameworks being developed for MMRs. In addition to applying for our ML, we are pursuing a combined license (“COL”) through NRC 10 CFR Part 52. By engaging early and often with regulatory agencies, we aim to shorten the licensing timeline from the historical 8-10 years for large reactors to approximately 3-4 years from incorporation of our design, consistent with recent NRC guidance for advanced reactors. Efficient licensing will allow us to commercialize sooner and capture first-mover advantages. For further information on regulatory oversight, please refer to the section below entitled “Government Regulations”.

•

Customer Pipeline: We have already received substantial market interest in our MMR power solution. We have already engaged with key potential customers for future deployments of the Hadron Halo. These early indications of interest span data center operators, industrial firms, and government entities, indicating broad demand across some of our target sectors. A strong pipeline not only validates our selection of target markets but also provides leverage in raising capital and scaling operations.

•

Experienced Team: Hadron Energy’s leadership and engineering team bring deep expertise from across the nuclear, energy, and technology sectors. Our team of employees and consultants includes former NRC regulators (including a former director of the NRC’s Office of Nuclear Reactor Regulation) who advise on our licensing strategy, a former chief nuclear officer of operating power plants who guides our reactor engineering, operations and safety culture, experienced manufacturing and supply chain executives, and finance professionals with public company experience. This combination of nuclear industry knowledge and execution experience gives us confidence in our ability to achieve our goals. For further information on our team, please refer to the section below entitled “Human Capital”.

•

Strategic Fuel Supply Position: Our strategy centers on using LEU+ fuel (enriched to 5-10% U-235) to achieve long core life. Sourcing LEU+ fuel is integral to our strategy because it avoids the long lead time and approvals still required for high-assay low-enriched uranium (“HALEU”) (fuel enriched from 5-20%). As a member of the DOE HALEU Consortium, we are positioned to benefit from federal support in developing the HALEU supply chain, but we avoid the risk and uncertainty of using HALEU fuel directly. We are also exploring partnerships in fuel fabrication and potential fuel recycling to vertically integrate our fuel cycle over time. For further information on our fuel strategy, please refer to the section below entitled “Fuel Supply”.

These key competitive strengths, including our cost-efficient modular product, our fast-track licensing plan, early engagement with potential customers, our seasoned team, and our secure fuel strategy, provide a solid foundation as we move toward commercial deployment of the Hadron Halo. Although other advanced reactor developers exist, we believe our focus on small (10 MWe) transportable MMRs and a strategy focused on engaging concurrently and early with regulators, suppliers, strategic partners, states, and customers will differentiate us in the market and enable us to achieve first mover advantage.

Growth Strategy

Our growth strategy is focused on scaling rapidly to meet growing electricity demand for clean energy while carefully managing key technology and regulatory milestones. The principal elements of our growth plan include:

•

Licensing Milestones: Our goal is to submit our NRC 10 CFR Part 52 manufacturing license (ML) and combined license (COL) for the Hadron Halo by 2027–2028, enabling us to begin commercial deployment soon after with an anticipated review time of no longer than 18 months. We are targeting our first deployment (first-of-a-kind (“FOAK”)) unit by 2030, assuming timely regulatory approval. Meeting these licensing timelines is critical because regulatory clearance is a gating item for commercial deployment, and thus, revenue generation, in the nuclear industry. We have structured our development schedule around NRC submission and approval milestones, including completing major design review documents (like the Preliminary Safety Analysis Report) in advance of the formal ML and COL license applications.

•

Manufacturing Scale-Up: Within approximately the first five years of development, our vision is to partner with well-established manufacturers to produce our first units. In the following five to ten years, Hadron Energy intends to invest in high-volume manufacturing capability to drive down costs per unit and to meet expected demand. We plan to establish a U.S.-based manufacturing plant (a so-called “gigafactory” for reactors) with an initial production capacity goal of at least 50 units per year by 2035, scaling to at least 100 units per year by 2040. To achieve this, we will pursue a phased buildout starting with a pilot production line (capable of producing a few units per year by 2030 for FOAK deployments) and then expanding tooling, workforce, and automation to reach full-rate production. We are currently in the process of evaluating potential factory sites, including several in nuclear-friendly eastern U.S. states, focusing on regions with skilled manufacturing labor, supportive state policies, and access to logistics infrastructure for shipping heavy equipment. For further information about our manufacturing plans, please refer to the section below entitled “Manufacturing and Supply Chain.”

•

Cost Reductions and Unit Economics: We will strive to continuously reduce the levelized cost of electricity (“LCOE”) from our reactors through design improvements and economies of scale. Our target pricing, detailed below, is competitive with the LCOE from diesel generators and peaking power plants, especially in remote applications. Key drivers of our cost reductions will be manufacturing learning curve (lower per-unit capital expenditure), extended core life requiring less operational expenditure, and the refinement of standardized site deployment practices that will reduce construction and labor costs for Hadron Energy to produce the microreactor units.

•

Revenue Model: Our business model is structured as an “energy-as-a-service” provider, not as a one-off equipment seller. We plan to generate stable, recurring revenue through long-term power purchase agreements (“PPAs”), under which customers will purchase electricity at a predetermined price. Under this model, Hadron Energy will be the developer, owner, and licensed operator of the Hadron Halo MMR units. The PPAs will be a comprehensive service contract that includes not only the power generated but also all operations, maintenance, fuel management, and lifecycle responsibilities, including decommissioning. This approach will provide our customers with reliable, carbon-free power without the significant regulatory and operational burden of owning a nuclear asset, while providing Hadron Energy with predictable, long-term cash flows. Our target PPA price is $0.15 per kWh. While PPAs are our primary strategy, we may also explore alternative structures, such as leasing models, to meet specific customer needs.

•

Market Expansion (Domestic and International): We will initially target deployment of the Hadron Halo in the U.S. and U.S. Territories. This U.S.-first approach will allow us to operate within an emerging, favorable regulatory environment, leverage our established intellectual property protections, and streamline initial logistics without the complexities of export controls. The U.S. also presents significant commercial demand for clean energy from data center hubs, remote communities, and industrial sites.

Once our pilot manufacturing line is operational and our initial U.S. FOAK units are licensed and demonstrating reliable performance, we plan to enter select international markets. Many allied countries in Europe and Asia have energy needs that the Hadron Halo can address. For example, we believe that the Hadron Halo can provide a solution for countries reliant on diesel energy for remote power or those that need distributed clean energy generation due to grid instability. We plan to pursue export licenses and potentially seek foreign regulatory approvals (or mutual recognition agreements) to sell in these markets by the late 2030s. International expansion would substantially enlarge our addressable market beyond the U.S. and diversify our customer base.

By 2035, our vision is to have the first fleet of Hadron Halos operating in the field, a functional factory manufacturing and assembling at least 50 MMRs annually, and a robust backlog of orders domestically and abroad. We expect to finance our growth through a mix of equity capital (including the proceeds of the Business Combination Agreement), debt financing (potentially including DOE loan programs for innovative energy projects), and revenue from early deployments. For additional information about potential future financing sources, please see the section below entitled “Indebtedness and Growth Financing.”

The chart below outlines our anticipated growth strategy timeline:

2025
2026
2027
2028
2029
2030
2031
2032
2033
2034
2035
2036
2037
2038
2039
2040
Q1 Q2 Q3 Q4
Evaluate & shortlist factory sites
Partner with established manufacturers to produce first units
Complete major design review docs (e.g., PSAR)
Submit NRC ML and COL applications
Applicant support during NRC review (Q&A/RAIs/amendments)
Pilot production line (FOAK capable)
FOAK deploy ment
Construct & commission Hadron Halo gigafactory
Operate initial units; expand to first fleet
Ramp to ≥50 units/year
Scale tooling/workforce/automation
Pursue export licenses & foreign approvals/MRAs
Initial international market entry
Scale to ≥100 units/year
Legend
Infrastructure & Construction
Operations
Regulatory & Licensing
Fabrication & Manufacturing

Hadron Energy Commercialization & Growth Strategy

Potential Customers

We are initially focusing on four primary target market segments for Hadron Halos: Data Centers, Industrial Facilities and Heavy Manufacturing, Remote Communities and Critical Infrastructure, and Utilities and Distributed Energy. We selected these markets based on a combination of factors, including their addressable market size, willingness to adopt new technology, and the ability of the Hadron Halo to solve unique industry challenges:

•

Data Centers: The exponential growth of artificial intelligence and digital services are driving massive power demand from data centers. Industry studies from the DOE indicate that data centers could account for 10-12% of electricity usage in the coming decade. These facilities require reliable, continuous power (even brief outages can be catastrophic for service uptime) and are increasingly seeking carbon-free energy to meet corporate sustainability goals. A fleet of Hadron Halo units can power hyperscale data centers up to 300 MWe, making the Hadron Halo a plug-and-play solution for new data center capacity or as a dedicated on-site power source. For context, Northern Virginia (which contains the largest U.S. data center cluster) has over 3,400 MWe of data center power consumption (load) and continues to grow rapidly. This demand is largely met by drawing power from an already stressed grid or from land-intensive, intermittent renewable energy sources. We believe that a cluster of Hadron Halos would provide an ideal solution to supply power to a data center campus, avoiding these issues. We have already received indications of interest from data center operators regarding potential deployments once the Hadron Halo is commercially available.

•

Industrial Facilities and Heavy Manufacturing: Industrial sectors such as steel manufacturing, cement production, chemical plants, and oil refining utilize energy-intensive processes and have increasing needs for both electricity and process heat. These facilities often operate around the clock and will require baseload power from MMRs. Globally, the amount of thermal energy required (process heat demand) in these industries is equivalent to hundreds of gigawatts of continuous power. To meet their energy needs, many industrial sites burn fossil fuels on-site (coal, natural gas, fuel oil) for high-temperature processes, making it challenging for them to switch to carbon-free energy. We believe that Hadron Halos can provide a solution by supplying superheated steam to drive a steam turbine for electricity generation or process heat for industrial applications. One or multiple Hadron Halos could be installed at a plant to electrify processes or co-generate steam. The Hadron Halo’s modular size will enable customers to add capacity in increments as needed. We are in discussions with several industrial companies interested in pilot deployments of the Hadron Halo to replace aging boilers or provide clean power at remote mines and facilities.

•

Remote Communities and Critical Infrastructure: Remote towns, island communities, mining operations, and military bases often rely on diesel generators or trucked-in fuel for power, resulting in extremely high electricity costs (diesel generation can cost $0.30–$1 per kWh or more) and vulnerability of supply due to complex transportation logistics to ensure constant refueling. The Hadron Halo is designed to be an ideal power solution for these remote or hard-to-access settings. The Hadron Halo can be transported to a site by truck, operate for 10 years without refueling, and eliminate the need for constant diesel fuel deliveries. For example, in parts of Alaska and Canada, Hadron Halos could replace diesel power plants and dramatically lower energy costs while improving reliability. Additionally, The U.S. Department of Defense (“DOD”) has approximately 500 forward-operating bases and dozens of larger installations that currently rely on diesel fuel or weak local grids for power. The Hadron Halo could power an isolated DOD facility and support a larger DOD installation or port because its design allows for placement nearly anywhere with a modest water supply, independent of an existing electrical grid. We see significant interest from defense agencies for energy resilience, meaning a secure power source that is not dependent on vulnerable fuel logistics, and we are participating in government programs exploring MMRs for military use, such as the DOE support for the Army’s JANUS program, an initiative to deploy small, commercially-owned and operated nuclear reactors at military installations by 2028.

•

Utilities and Distributed Energy Providers: We anticipate that electric utilities and independent power producers will be potential customers in the medium- to long-term (post-2030). These customers are seeking firm, clean capacity (reliable, 24/7 carbon-free power) to complement intermittent renewable energy sources (like wind and solar) and ensure grid stability. A utility could deploy a cluster of Hadron Halos (for example, 10 Halos for a 100 MWe plant) near a load center to replace a retiring fossil plant or to eliminate the need for transmission and distribution upgrades, which cause delays in power generation construction and increase costs. Because our design does not require the large water sources or 10-mile radius Emergency Planning Zones (“EPZs”) typical of large coal or nuclear plants, siting is more flexible. Due to our inherent safety profile, we anticipate an EPZ limited to the site boundary. This allows the Hadron Halos to be housed at retired coal plant sites or industrial parks, which is advantageous because these sites often have existing electrical switchyards, reducing connection costs. Utilities will likely require seeing our initial deployment of reactors in successful operation before committing to large orders, which is typical for new-generation technologies. We have had early-stage conversations with a few utilities interested in advanced reactors in the 2030s.

Across these segments, our value proposition is consistent: we believe we will offer reliable 24/7 power through our compact, transportable Hadron Halo, without direct carbon emissions. We will be able to provide an accessible and affordable energy solution for customers in these markets that are seeking energy alternatives to diesel generators, coal plants, and unreliable or carbon-intensive grid connections. By focusing initially on selling power directly to a single customer on their own property (referred to as “behind-the-meter”) or for a remote location not connected to the power grid (referred to as “off-grid”), we can simplify deployment. This approach avoids the regulatory and market complexities of selling into wholesale power markets. This direct-to-customer model is well-suited for our revenue strategy, which is based on long-term PPAs. Because customers would directly benefit from dedicated, on-site power, we also see potential for alternative revenue structures, such as leasing models.

Competition

As a pioneer in the emerging MMR industry, we face competition from both established energy technologies such as natural gas and renewables, and from other nuclear developers. Our primary sources of competition include:

•

Natural Gas-Fired Generation: Natural gas power plants, especially efficient combined-cycle power plants that use both a gas turbine and a steam turbine to generate electricity, produce electricity at a relatively low cost (historically around $50-$70 per MWh on fuel costs of inexpensive gas) and currently support many new capacity additions given availability. Natural gas generation is dispatchable, meaning it can be turned on or adjusted on demand to meet electricity needs, and has moderate capital cost, making it a strong incumbent. However, natural gas is a fossil fuel subject to price volatility and potential carbon pricing or emissions regulations in a decarbonizing world. Industry data indicates that peaking gas turbines (open-cycle) can have much higher effective costs (LCOE > $130/MWh) due to lower utilization and expensive fuel.

•

Capacity Factor: U.S. natural gas combined-cycle plants typically achieve a capacity factor of approximately 50–60%, according to the EIA, while simple cycle (peaking) gas turbines operate far lower. Based on annual data (2015-2024) from the EIA, single cycle gas turbines have an average capacity factor of 13.9% and below but combined cycle turbines have a capacity factor of 60.5% and below. In contrast, nuclear plants consistently deliver a capacity factor of approximately 90–95% according to the EIA, the highest of any large-scale energy source. Due to their lower capacity factor, natural gas operators must overbuild generation capacity and rely on redundant peaking or standby plants, typically simple-cycle gas turbines or diesel generators, to ensure grid reliability during demand surges or maintenance outages. In contrast, a single Hadron Halo is designed to provide continuous, around-the-clock baseload power without requiring such backup capacity. We expect to compete where customers want resilient, baseload power and to eliminate carbon emissions where gas delivery is constrained, such as in remote areas. We believe that the Hadron Halos, once at scale, will be able to produce power at a similar or lower cost than combined-cycle gas, and without fuel price risk or emissions.

•

Renewables Plus Storage: Large-scale solar and wind farms coupled with battery storage are the leading clean energy alternatives to nuclear energy. Costs for solar and wind power have declined significantly; industry data estimates that costs of unsubsidized utility solar can range from $38-$78/MWh and costs of onshore wind power range from $37-$86/MWh in the U.S. However, such figures represent the intermittent power output inherent in renewable energy generation, as discussed above. When four-hour battery storage is added to provide more continuous power, the effective cost rises. Recent analyses show that utility solar power coupled with energy storage can range roughly between $50-$130 per MWh (unsubsidized), depending on storage duration and region. Even at those costs, renewables (plus storage) struggle to deliver true 24/7 reliability, especially for multi-day periods without sun or wind. The Hadron Halos will be able to provide steady baseload power and thus can complement or replace renewable energy (plus storage) solutions for customers who cannot tolerate intermittent power output.

•

Other Advanced Nuclear Developers: We are one of several companies developing advanced nuclear reactors, though design approaches among these companies differ greatly. Many of our competitors are focusing on larger modular reactors in the 50-300 MWe range, often targeting utility-scale electricity generation to replace conventional power plants. Examples include developers of small modular reactors (“SMRs”) using LWR designs and companies pursuing advanced concepts like sodium-cooled fast reactors, high-temperature gas reactors, or molten salt reactors. These projects typically require significant capital expenditures in the multi-billions of dollars to commercialize and build first plants and face lengthy licensing and construction timelines. By focusing on nuclear reactors at a micro scale (the DOE defines MMRs as single modules that produce less than 20 MWe per unit) and a simpler technology (light-water cooling, use of familiar fuels and design components), the Hadron Halo can reach the market faster and with less capital than our competitors. We also believe that Hadron Halos will be more easily deployable than those of our competitors and will be easier to transport and install than larger SMRs that, while modular in fabrication, still involve substantial on-site construction. Nonetheless, as the advanced nuclear field matures in the coming decade, we expect to face competition for projects, funding, and talent from these companies. However, we believe that the Hadron Halo may fill a different market need than larger SMRs, and we may explore partnerships where our product can supplement larger-scale clean energy solutions.

Overall, Hadron Energy’s differentiator is our focus on small, factory-fabricated MMRs that can be rapidly deployed with low upfront cost per unit. We are not aware of any competitor that combines all these attributes at the 10 MWe scale. By targeting niche and currently underserved markets (like off-grid industrial power, data center campus power, or remote applications) rather than immediately competing head-to-head with large power plants, we aim to carve out a unique space in the energy landscape. Our goal is to make the Hadron Halos a go-to solution for reliable, carbon-free power where traditional power options fall short.

Research and Development

Continuous research, development, and testing (collectively, “R&D”) are core to our company as we advance our reactor design toward commercialization. We currently have several active R&D programs and technical milestones, including:

•

Reactor Core Design and Simulation: We will extensively test our design by using robust modeling and simulation to refine the reactor core and fuel system. This will leverage state-of-the-art neutronics codes, which model the nuclear properties of the core, and thermal-hydraulic codes, which model fluid mechanical and heat transfer effects during normal and accident conditions. These simulations will support our economic case by verifying the core’s ability to operate at the design power for the full lifetime, support our safety analysis by demonstrating that core damage and radioactive material release will not occur in accident conditions and show that the nuclear chain reaction can be controlled at all times.

•

Reactor Mechanical Simulation: Through a comprehensive suite of simulations, we will validate that the reactor module can withstand the most extreme mechanical stresses. Specifically, we will conduct seismic and structural simulations to confirm the reactor can survive the Design Basis Earthquake (DBE)—the largest hypothetical earthquake realistically expected at a site—without losing its ability to shut down safely or maintain core integrity. We will also perform transportation simulations to validate that the reactor module can tolerate the shock and vibration encountered during shipping to a diverse range of deployment environments. These combined efforts are essential to ensure the design not only meets performance goals but is also practical, safe, and robust for real-world deployment.

•

Modular Balance-of-Plant (BOP) Prototyping: We are partnered with an established engineering firm to develop prototype systems for the balance-of-plant (non-nuclear components such as turbine generator, heat exchangers, cooling systems) in a modular skid format. A pilot assembly of the balance-of-plant will be constructed to validate that all components can fit in standard shipping container dimensions and to test the quick-connect features for on-site installation. This prototyping effort will inform the final design of our deployable balance-of-plant kit. In addition, we have signed a non-binding Memorandum of Understanding (MOU) with industry leading Paragon Energy Solutions for Instrumentation & Controls (I&C), detailed engineering and design documentation, and commercial nuclear grade components to augment Hadron’s engineering efforts. The MOU builds the foundation for Hadron’s Halo FOAK and NOAK plants to deliver resilient energy to critical infrastructure.

•

Licensing Readiness and Safety Analysis: We are preparing our NRC license application documents, including conducting a Probabilistic Risk Assessment (PRA) of the Hadron Halo’s design to quantify potential risks. This helps demonstrate the Hadron Halo’s safety case (Core Damage Frequency or CDF and Large Early Release Fraction or LERF) and identify any design changes needed to reduce risk. We are also engaging in pre-application meetings with the NRC to clarify requirements and align on novel aspects of our design (such as transportable fuel cartridges).

We expect that our R&D spending will total approximately $100 million through 2030 to align efforts in completing our NRC 10 CFR Part 52 ML, COL, and building our FOAK unit. These costs include engineering design work, prototype fabrication, testing programs, and licensing support. We intend to capitalize certain development costs associated with building the first group of Hadron Halos because such units will be used for testing and demonstration.

Our focused R&D approach, including utilizing partnerships with national labs, universities, and suppliers and emphasizing simulation to reduce expensive late-stage design changes, will allow us to innovate efficiently. Protecting our intellectual property arising from R&D is also a priority, as further discussed below under the section entitled “Intellectual Property.”

Government Regulations

Nuclear energy is a heavily regulated industry, and our business is subject to extensive government oversight at multiple levels. Key regulatory and legal considerations include:

•

NRC Licensing: Commercial deployment of our reactors in the U.S. and U.S. Territories require licensing by the NRC under 10 CFR Part 52, the framework for new reactor design certifications and combined construction/operating licenses. These licensing regulations cover reactor design and construction, with a core goal of ensuring adequate protection for the public and the environment. Historically, NRC approvals for new reactor designs have taken 8-10 years. However, recent initiatives and legislative support such as the Executive Orders issued on May 23, 2025 (“Ordering the Reform of the Nuclear Regulatory Commission”, “Reforming Nuclear Reactor Testing at the Department of Energy”, “Deploying Advanced Nuclear Reactor Technologies for National Security” and “Reinvigorating the Nuclear Industrial Base”), the Accelerating Deployment of Versatile, Advanced Nuclear for Clean Energy Act of 2024 (ADVANCE Act), and more aim to streamline licensing processes for MMRs. In March 2026, the NRC is scheduled to finalize 10 CFR Part 53, a risk-informed, technology-inclusive regulatory framework that provides an additional voluntary licensing pathway applicable to a diverse range of reactor technologies, including microreactors. Separately, as directed by Executive Order 14300 and the ADVANCE Act, the NRC is developing a proposed rulemaking to address licensing requirements specifically for microreactors and other low-consequence reactors, with a proposed rule expected in March 2026 and a final rule targeted for late 2026. If finalized, this microreactor-specific rulemaking could provide a further streamlined licensing pathway for the Hadron Halo. At the NRC’s 2026 Regulatory Information Conference, NRC Chairman Ho Nieh emphasized the agency’s focus on safety, efficiency, and speed, characterizing the current regulatory environment as an opportunity to redesign the entire regulatory framework. We are planning for approximately a 3-4 year review timeline for the Hadron Halo, leveraging new NRC guidance tailored to microreactors. Accelerated licensing initiatives apply specifically to new reactors such as MMRs with each licensing action being directed to take no longer than 18 months. Licensing larger SMR designs and traditional large-scale reactors involves substantially longer overall review periods compared to the accelerated licensing track anticipated for MMRs. We maintain consistent and active dialogue with the NRC to ensure our licensing approach meets all regulatory requirements. Hadron Energy began early engagements with the NRC in July 2024, with formal engagement starting in April 2025 through the submission of our letter of intent. In addition, Hadron Energy’s Regulatory Engagement Plan (REP) was submitted to the NRC on May 9, 2025. We have also submitted our Topical Report on our Quality Assurance Program Description (QAPD) to the NRC, which was accepted and is currently undergoing regulatory review. We are currently pursuing a Manufacturing License (ML) under 10 CFR Part 52, Subpart F, which would authorize factory manufacture of multiple Hadron Halo units. Concurrent with the pendency of the Manufacturing License, we will submit a site-specific Combined Licenses (COL) referencing the design of the manufactured unit. This licensing strategy may be reassessed depending on the outcome of the NRC’s forthcoming microreactor-specific rulemaking, which could provide an alternative streamlined pathway for MMR licensing and deployment.

•

Operational Regulation: Once deployed, our reactors will be subject to ongoing NRC operational oversight and inspection, similar to other nuclear facilities. This includes adherence to regulations governing reactor operations, operator training and certification, physical security, and emergency preparedness. For MMRs, we anticipate that the NRC may allow a reduced EPZ designation, relative to an SMR or larger plant, given the smaller source term of radionuclides (some MMR concepts propose that the EPZ be limited to the site boundary). We will work within the evolving regulatory framework to establish appropriate emergency plans and security measures for our units.

•

Export Controls: Because we intend to market our reactors internationally, we must comply with U.S. export control laws governing nuclear technology. Specifically, 10 CFR Part 810 regulations (administered by the DOE) control the export of nuclear technical information and assistance, and the U.S. Department of Commerce’s Export Administration Regulations (EAR) cover hardware exports. We will ensure that any transfer of our technology or equipment abroad has the required government authorizations. Similarly, fuel or sensitive components may require specific export licenses and we will ensure that we meet all applicable regulatory requirements. Compliance with export control laws are built into our operating procedures in regulatory and compliance.

•

Environmental and Other Regulations: We are subject to environmental laws such as the National Environmental Policy Act (NEPA), which requires environmental reviews for major federal actions relating to our projects, such as NRC licensing or significant project involvement or funding from the DOE. We participate in the industry’s nuclear liability management under the Price-Anderson Act, which establishes a no-fault insurance framework for nuclear incidents. Additionally, the construction of our manufacturing facility, once underway, will require our compliance with state and federal environmental regulations on construction and waste.

Government regulation permeates every aspect of our business and Hadron Energy is actively engaged with regulatory bodies to ensure efficient licensing and oversight of our Hadron Halo design, deployment, and operations. We have developed an internal compliance program to ensure we meet all applicable laws and guidelines. Our compliance program includes periodic audits, staff training on nuclear regulatory compliance, and engagement with experienced regulatory counsel. With an evolving regulatory and policy framework, Hadron Energy monitors the legislative and regulatory landscape closely in order to adapt our business plans accordingly. For further discussion about regulatory requirements and oversight, please refer to the section of this proxy statement/prospectus titled “Risk Factors—Risks Related to Our Business and Industry.”

Fuel Supply

A reliable and economical fuel supply chain is essential for our reactor operations. Our reactor cores utilize LEU+ fuel, enriched to between 5-10% U-235, which allows for longer core life and compact core size compared with conventional LWR fuel enriched to a maximum of 5 wt%. LEU+ fuel is much more widely available than alternative fuels such as HALEU or TRi-structural ISOtropic fuel (“TRISO”), allowing us to take advantage of an established supply chain and achieve commercialization more efficiently with already qualified fuel. Key aspects of our fuel strategy and related considerations include:

•

Fuel Enrichment and Fabrication: In September 2025, the NRC issued its approval for the first commercial plant in the U.S. to begin producing LEU+ fuel. This domestic production is expected to begin in 2026. The facility in question is substantial and already supplies one-third of the U.S. demand for standard LEU fuel. In contrast, procurement of other types of fuel like TRISO or HALEU require a much longer lead time due to extensive NRC review processes and DOE-contracted facilities being under construction. We already have relationships with LEU+ fuel suppliers and are supporting government initiatives to encourage additional domestic LEU+ production. Our membership in the HALEU Consortium provides us with comprehensive insight into the entire nuclear fuel supply chain, from natural uranium through enrichment up to 20%, while fostering collaboration opportunities with key fuel suppliers and strengthening our direct engagement with the DOE on fuel-related matters. We plan to source LEU+ level enriched uranium, likely in the form of UF6 gas or uranium metal and have this material fabricated into fuel forms (fuel pellets) suitable for our reactor. We will require our fuel fabrication partners to meet high standards for quality and safety.

•

Fuel Core Design: Each reactor core will be delivered separately from the fuel as this process is done conventionally. The nuclear fuel will then be installed into the reactor pressure vessel on site. After a 10-year operating period, the nuclear fuel will be removed and replaced with new fuel, and the used nuclear fuel will be stored on site for approximately five years before being shipped to a secure off-site storage or recycling facility or stored above ground in a dry cask storage facility on site. We will manufacture and store nuclear fuel in a central location to be transported to the customer when needed, simplifying fuel storage logistics for our customers. By providing fuel in sealed units, we will minimize on-site fuel handling and personnel radiation exposure. Hadron Energy is also working on securing storage solutions for used fuel and aims to have eventual capability to recycle spent fuel.

•

Fuel Cost and Economics: Fuel is expected to be a relatively large portion of our power cost. Our 10-year fuel cycle provides an economic benefit: by avoiding refueling outages every 1.5–2 years (as in conventional reactors), each Hadron Halo unit eliminates the need for approximately five refueling outages over a decade. This is a key part of our value proposition to customers. The LEU+ fuel used in the Hadron Halo is slightly more expensive than conventional LEU fuel, the infrequent refuel schedule and improved capacity factor make overall fuel expenses competitive.

•

Nuclear Waste Considerations: Like all fission reactors, the Hadron Halos will generate used nuclear fuel (spent fuel) which must be managed safely. Each Hadron Halo will discharge a relatively small volume of spent fuel every 10 years when the nuclear fuel package is removed. We intend to store spent assemblies in spent fuel pools and subsequent dry storage canisters. The dry cask storage units that we plan to use are already approved by the NRC. In the longer term, we are very interested in advanced fuel recycling technologies that could reprocess used fuel to extract remaining energy value. Industry studies indicate that the energy content in existing used nuclear fuel stockpiles is enormous. Existing LWR reactors in the U.S have produced 90,000 metric tons of spent nuclear fuel thus far, and this increases each year. However, if fully recycled, this spent fuel could potentially power the country for over a century.

Our fuel supply plan is to secure a supply of LEU+ fuel, likely via long-term contracts with uranium enrichment facilities. Fuel will not be a major bottleneck given the concerted efforts by the U.S. and other countries to increase LEU+ fuel production. In addition, our membership in industry groups and consortia helps ensure we stay at the forefront of nuclear fuel supply developments.

Manufacturing and Supply Chain

To deliver the Hadron Halos at scale, we will work with established manufacturing partners for approximately the first five years of development to produce our first units. Leading partners like Paragon Energy Solutions, whom Hadron recently executed a non-binding memorandum of understanding (MOU), will provide specialized engineering services and Instrumentation & Controls (I&C) hardware necessary to support plant monitoring, control, and safety functions. In the following five to ten years, we plan to develop a dedicated manufacturing supply chain with Hadron-owned production facilities. Our manufacturing and supply chain strategy includes the following elements:

•

Qualified Supplier Network: For the Hadron Halo supply chain, we are prioritizing companies that are already nuclear-qualified, meaning they meet stringent quality and safety standards set out by the government (NRC) and industry associations, such as the American Society of Mechanical Engineers (“ASME”). For instance, we plan to source major components like reactor pressure vessels from experienced manufacturers, such as those who have supplied the Navy or DOE research reactors. These large suppliers hold the ASME N-stamp, a key certification from ASME that authorizes them to fabricate safety-critical nuclear components. To ensure the reliability of all safety-related items, our suppliers must implement a rigorous Quality Assurance (QA) program. This program is legally mandated by 10 CFR 50

Appendix B, which sets out 18 basic criteria governing every step from initial design and procurement to final testing and records. The industry’s practical guide for meeting these criteria is the ASME NQA-1 standard. We will conduct rigorous audits to verify compliance by our suppliers. Additionally, by engaging suppliers early, we will ensure that the Hadron Halo’s design incorporates manufacturability, allowing it to be fabricated efficiently using existing tooling and transportation methods.

•

Assembly Facility: We intend to establish a dedicated U.S.-based assembly facility to receive major subassemblies from our qualified suppliers, complete final reactor module integration, conduct factory acceptance testing, and prepare units for shipment. The site for this assembly is under active evaluation; multiple states have invited Hadron Energy to locate the facility within their jurisdictions and have indicated interest in providing incentives, as discussed further below. We are conducting a structured site-selection process that considers (i) incentives and tax treatment, (ii) access to skilled labor and training pipelines, (iii) multimodal logistics (including, for example, Class I rail, interstate highway, barge/port access), (iv) proximity to heavy fabrication vendors, (v) availability of power, water, and industrial utilities, (vi) favorable permitting timelines, and (vii) overall total costs.

•

Incentives and Public-Private Partnership Structure. We have received preliminary indications of support from multiple states that include a combination of incentives, such as job creation tax credits, property tax abatements, sales/use tax exemptions on qualified equipment, infrastructure grants, and training subsidies. Certain proposals also contemplate site preparation support (e.g., rail spurs, road improvements, utility extensions) and workforce development programming with local community colleges and trade schools. Specific terms are under negotiation and will be disclosed once definitive agreements are executed.

•

Centralized Gigafactory: Within the first five years of development, our vision is to partner with well-established manufactures to produce our first units. In the following five to ten years. we intend to develop a U.S.-based gigafactory capable of manufacturing approximately 100 units annually at full capacity. The factory will handle core reactor module fabrication, assembly of major components, and integration/testing of each unit before shipment. By centralizing manufacturing and production, we can implement uniform quality control and drive down costs through economies of scale and automation. We are currently evaluating potential sites for this facility, considering factors such as proximity to heavy forging suppliers, skilled labor availability, and logistic links (port, rail, etc.).

•

Modular Construction and Site Installation: A cornerstone of our design approach is maximizing off-site construction of the Hadron Halo. We are designing the Hadron Halo’s balance-of-plant as prefabricated modules (e.g., skid-mounted turbine-generator sets, pump skids, control room in a container) that are built in factories and delivered to the site ready to connect to the customer’s electrical system or the electrical grid. The civil works on site will be limited to foundational pads, electric switchyard connection, and minimal site-built structures, such as security buildings or small administrative offices. We expect this approach to reduce on-site labor and construction time by 70–80% compared to conventional, custom-designed nuclear projects, which involve extensive site-specific engineering and construction. The shorter timeframe for on-site work will also lower customer financing costs (due to the shorter construction financing period) and reduce project risk from potential construction delays.

•

Transportation Logistics: Each Hadron Halo unit and its accompanying systems are being designed to meet standard shipping constraints (size, weight) applicable to all industries. We are designing the dimensions of the largest components of the Hadron Halo to be transported via rail or on roads with minimal modification (in practice, likely no more than approximately 4.5 meters wide and 20 tons in weight per unit). We will work with heavy haul specialists for land transport and consider barge or ship transport for overseas deployment. Early demonstration of moving a full-scale reactor module will be an important step to reduce potential risks.

By investing in manufacturing capabilities and treating the Hadron Halo more like a product than a project, we anticipate a fundamentally different cost structure and speed compared to traditional nuclear reactor deployment strategies. However, scaling up manufacturing is capital-intensive and not without challenges: we will need to hire and train a specialized workforce, coordinate complex supply deliveries, and maintain nuclear-grade quality at all times. We have phased our manufacturing scale-up to coincide with licensing progress and market demand. Our approach will avoid a large overhead before it’s necessary, but will enable our readiness to ramp up quickly once we have clearance to build for customers.

Intellectual Property

Below is a table of all patent applications that Hadron Energy has filed with the United States Patent and Trademark Office.

Intellectual Property Filing	Description	Filing Number	Filing Date	Status
Design Patent Application	Reactor	29/971,313	11/01/2024	Pending

Design Patent Application	Containment Vessel for a Nuclear Reactor	30/025,389	9/25/2025	Pending

Utility Patent Application (Provisional)	Methods and Systems for Microreactor Design and Control	63/800,247	5/5/2025	Pending

Utility Patent Application (Provisional)	Nuclear Reactor Core for Small Modular Reactors	63/900,863	10/17/2025	Pending

Utility Patent Application	Micro Integral Nuclear Reactor	19/376,455	10/31/2025	Pending

Innovation in our reactor design and systems is a critical asset, and we actively protect our intellectual property (“IP”). We pursue a strategy of patenting key inventions, securing trademarks, and maintaining trade secrets. As of the date of this proxy statement/prospectus, Hadron Energy has filed for or secured patent protection on several aspects of our technology, including:

•

Patents on Technological Inventions: We have two pending utility patent applications covering the Hadron Halo. The first covers the invention of our Hadron Halo design, describing a compact design that integrates the steam generator within the reactor pressure vessel and is coupled with a passive suppression pool for heat removal and shielding. The second patent covers the novel nuclear reactor core design itself, which is engineered to improve neutron economy and fuel efficiency in a small reactor, enabling a long operational life and high fuel burnup from a compact-sized core.

•

Patents on Aesthetic Designs: We have filed two U.S. design patent applications which cover the ornamental appearance of claimed nuclear microreactors, including the Hadron Halo module and enclosure. If granted, these patents would prevent others from making, using, selling, or importing products that create a substantially similar overall visual impression as the claimed designs.

•

Patents on Digital Twin and Automated Control Systems: Our use of advanced sensors, digital twin simulation models, and software for reactor monitoring and predictive maintenance is an area of innovation. We are implementing machine learning for anomaly detection in reactor operation. We plan to file patent applications on certain control algorithms and have already filed a patent application on an automated quality assurance (QA) system that uses digital twins to verify manufacturing tolerances.

Our patent strategy is global. We will initially file patents in the U.S. and then we may file patents internationally in key markets where we expect to do business. We anticipate that the patents we have filed or will file could provide protection extending into the late 2040s (given the typical 20-year expiration term from filing date). This should cover the critical commercialization period of our first-generation reactors. IP protection has limits, and competitors may attempt to design around our patents or develop similar technology independently. We continuously monitor the competitive landscape and will enforce our IP rights if necessary to prevent unauthorized use of our proprietary technology.

In addition to patents, we protect trade secrets, confidential designs and data through internal controls. All employees and contractors sign confidentiality and invention assignment agreements.

In addition to protecting our technology, we are taking active steps to protect our brand and goodwill. We have filed for trademark protection in the U.S. for our company name, mark, and the “Halo” name for our reactor. These trademark registrations are tabulated below:

Intellectual Property Filing	Description	Filing Number	Filing Date	Status

Trademark Application	Hadron Microreactor	99032753	02/07/2025	Pending – Notice of Allowance Issued

Trademark Application	Hadron Energy	98667645	07/25/2024	Pending – Notice of Allowance Issued

Trademark Application	Hadron Halo	99353382	08/22/2025	Pending – Awaiting Examination

Trademark Application		98861169	11/19/2024	Pending – Notice of Allowance Issued

Trademark Application	Hadron Halo Microreactor	99353395	08/22/2025	Pending – Awaiting Examination

Trademark Application	Hadron Halo Reactor	99353391	08/22/2025	Pending – Awaiting Examination

Trademark Application	Halo Reactor	99353366	08/22/2025	Pending – Awaiting Examination

Trademark Application	Halo Microreactor	99353373	08/22/2025	Pending – Awaiting Examination

Trademark Application		98861146	11/19/2024	Pending – Notice of Allowance Issued

Human Capital

Hadron Energy’s team is the driving force behind our progress. We are committed to attracting and retaining top talent in nuclear engineering, manufacturing, project management, and related fields, as well as fostering a culture of nuclear safety, innovation, and integrity. Key information regarding our human capital resources is below:

•

Employees and Growth Plans: As of March 2026, we have approximately 16 full-time employees, primarily engineers, reactor licensing specialists, and core business staff. We anticipate significant growth as we advance into the manufacturing and commercialization phase, projecting to have over 60 employees by 2028 to support licensing, manufacturing startup, and initial operations. This growth will include scaling our engineering teams (mechanical, nuclear, electrical engineers), building a project construction team, and adding roles in quality assurance, operations, operations training, and corporate functions.

•	Leadership and Key Personnel: Our leadership team combines deep nuclear sector experience with business and finance acumen, including the key positions below:

•

Our Chief Executive Officer is a serial entrepreneur in the mechanical engineering industry, with prior experience researching nuclear engineering for 5+ years. In addition, he is a two-time recipient of the Global Engineering Leader award from ASME.

•

We have a former three-time Chief Nuclear Officer serving as our Chief Nuclear Officer. He has extensive experience in operating reactor plants, reactor design, licensing, and extensive plant operations and safety programs development experience.

•

Our Chief Operations Officer was the past Chief Technology Officer of Westinghouse Electric Company for their eVinci microreactor program. He was also the previous Director of Plant Technology Engineering at the Electric Power Research Institute (EPRI) bringing deep technical and operational knowledge to the team.

•	We have engaged a former NRC Director of the Office of Nuclear Reactor Regulation as a consultant and Head of Reactor Licensing, guiding our regulatory strategy with the NRC.

•	Our Chief Financial Officer has 20+ years of work experience across public-company finance, M&A & capital markets.

•

Talent Development: We emphasize employee training and professional development in consideration of the specialized skills and industry knowledge needed for work in the nuclear industry. All technical staff are encouraged to pursue additional certifications, including engineering licensure (FE, EIT, and PE), ASME code training, nuclear quality, welding & materials inspection, safety & radiation protection, project delivery (PMP), and industrial cybersecurity. We also partner with universities to offer internships and research collaborations to build our talent pipeline.

•

Nuclear Safety Culture: Hadron Energy has implemented a robust nuclear safety culture from its inception. This approach aligns with the NRC position that organizations must establish and maintain a positive safety culture commensurate with the safety and security significance of their activities. Our culture is built on a foundation of encouraging questioning attitudes, rigorous peer review of decisions, and a safety-first mindset in all operations. This commitment is integrated into daily practices, such as initiating meetings with a dedicated safety focus. Adhering to the principles of human performance improvement, every employee is vested with the authority and responsibility to halt any process if a safety concern arises.

•

Benefits and Talent Retention: Retaining talent in a competitive market is crucial. We offer competitive compensation including equity incentives, which aligns our employees’ interests with long-term company success. As we grow from a startup to a larger enterprise, we are implementing, and will continue to supplement, benefit programs, compliance training, and more into our human resources infrastructure to support our workforce and remain an employer of choice in the clean energy field.

Facilities

Our operations currently span multiple sites to meet our engineering, corporate, and future production needs:

•

Engineering Headquarters (San Francisco Bay Area, CA): Our principal office in the San Francisco Bay Area houses our reactor engineering design team, project managers, and corporate staff. This location fosters proximity to a vibrant technology talent pool and research institutions, enabling collaboration on software, modeling, and advanced manufacturing techniques.

•

Policy & Investor Relations Office (New York, NY): We maintain a New York City office focused on policy engagement, regulatory affairs, and investor relations. Our New York presence provides direct access to capital markets and proximity to many of our current and prospective investors. It allows our policy team to more easily interface with stakeholders and policymakers on the East Coast.

•

Planned Manufacturing & Testing Facility: We are in the process of selecting a single U.S. site that will serve as our first reactor assembly factory and, eventually, our manufacturing gigafactory. While no final decision has been made, we have narrowed candidates to a few states that offer strategic advantages including proximity to major component suppliers and strong state economic development incentives. In parallel, we are arranging interim workshop space to build large-scale prototypes and mock-ups of the Hadron Halo. Ultimately, the chosen manufacturing site would include heavy assembly bays, machining and welding shops, quality inspection labs, and possibly a dedicated test reactor or “hot cell” facility for fuel handling R&D. We expect the full-scale factory to have the capacity to produce approximately 100 reactor units annually once fully ramped, though we plan to scale up production gradually, as further discussed in the section above titled “Growth Strategy.”

•

Testing and Demonstration Sites: In addition to offices and factories, we anticipate needing secure sites for prototype and FOAK reactor testing. We have been in discussions to utilize a U.S. national laboratory site or federal reservation site for an initial demonstration reactor (such as Idaho National Laboratory’s site, which has hosted other MMR demonstrations). Having a dedicated testing site will allow us to operate the first prototype of the Hadron Halo under controlled conditions, to conduct training, and to showcase the system to customers.

We lease our current office spaces in the San Francisco Bay Area and New York. The prospective combined manufacturing and assembly facility may involve purchasing or long-term leasing of industrial land, and we may seek state or local partnerships for site infrastructure. We consider our facilities strategy to be a key enabler of our business plan and it is critical to ensuring we have the right physical infrastructure as we transition from the design phase to building and commercializing our Hadron Halos.

Indebtedness

As of the date of this proxy statement/prospectus, Hadron Energy has not incurred any material indebtedness. To date, we have been funded by equity investments from founders, private capital, and family office investors, which have provided the capital for our R&D and operations. We anticipate that our current secured capital will support R&D and operations for approximately 12 months. In the future, we anticipate that scaling our manufacturing and deploying FOAK units will require significant capital. We intend to explore a mix of financing sources to meet this capital need, potentially including:

•

DOE Loan Programs: The DOE’s Loan Programs Office has over $40 billion available to support innovative energy projects. Advanced nuclear reactors are an eligible category for loan guarantees. We plan to apply for DOE loan support, which could provide low-interest debt for factory construction or initial deployments, backed by the U.S. government.

•

Project Financing: For commercial deployment of reactors (especially for customer projects), we may utilize project finance debt secured by the revenues from PPAs. Initially, we expect to provide more turnkey or leased solutions, but as the technology gains operating history, banks may finance units based on contracted cash flows.

•

Corporate Debt or Credit Facilities: As our balance sheet grows following the Business Combination, we may enter into revolving credit facilities or issue corporate bonds to finance working capital or capital expenditures. We will maintain a prudent approach to leverage, especially given the long-term nature of our projects.

We currently have no significant loans or outstanding debt instruments. Any future debt incurred will be disclosed and structured in compliance with our growth needs and risk management.

Legal Proceedings

From time to time, the Company may be involved in litigation relating to claims or assessments arising out of its operations in the normal course of business. The Company is currently engaged in an ongoing legal matter, in which no litigation has been brought, or is expected to be brought, as the parties expect that this will be settled, with a former employee related to their departure in December 2025. The Company expects to incur a settlement cost, the value of which will be $16,345,000, to resolve the dispute, which was deemed probable and estimable, and has recognized this amount as an expense within general and administrative expenses on the statements of operations and comprehensive loss for the year ended December 31, 2025. The proposed settlement, which is expected to be paid prior to the closing of the Business Combination, includes $100,000 of cash with the remaining amount to be settled in the Company’s stock upon final resolution of the legal matter and prior to the Company’s acquisition by Domesticated GigCapital7.

Other than the above, management is not aware of any other legal proceeding or adverse outcome of which, in management’s opinion, individually or in the aggregate, could have a material adverse effect on the Company’s results of operations, financial position or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF HADRON ENERGY

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read together with our audited financial statements and the related notes thereto as of December 31, 2025 and our audited financial statements as of December 31, 2024 and for the period from July 8, 2024 (inception) to December 31, 2024 included elsewhere in this prospectus. In addition to historical information, some of the information contained in this discussion and analysis or set forth elsewhere in this Supplement, including information with respect to our plans and strategy for our business, future financial performance, expense levels and liquidity sources, includes forward-looking statements that involve risks and uncertainties. You should read the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” elsewhere in this prospectus for a discussion of a variety of important factors that could cause actual results and the timing of events to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Unless the context otherwise requires, references in this section to “the Company”, “us”, “our” or “we” refer to Hadron Energy, Inc.

Overview

We are a micro modular reactor company using light water reactor technology to generate thermal heat and nuclear energy solution. The Company is a leading innovator in micro modular reactor technology using a versatile, small-scale, cost-effective and rapidly deployable nuclear energy solution to the growing electricity demand driven by data centers and artificial intelligence. The Company is developing a maximally standardized, factory-fabricated 10 megawatt pressurized light-water micro modular reactor based on Generation III+ technology. Designed for deployment at most U.S. sites with minimal site-specific requirements, each reactor is customized to meet the power demands of data centers, industrial sites, and remote applications. Scaled commercialization is planned for late 2028.

The Business Combination

On September 27, 2025, GigCapital7 Corp., a Cayman Islands exempted company (“GigCapital7”), entered into a Business Combination Agreement (the “Business Combination Agreement”), dated as of September 27, 2025, by and among GigCapital7, MMR Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of GigCapital7 (“Merger Sub”), and the Company, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving company. On December 12, 2025, the parties entered into a first amendment to the Business Combination Agreement (the “First Amendment”), pursuant to which the parties expanded the size of the post-Closing Board of Directors to eight (8) members. The business combination will be accounted for as a reverse recapitalization.

Key Factors Affecting Our Prospects and Future Results

We believe that our performance and future success depend on a number of factors that present significant opportunities for us but also pose risks and challenges, including competition from carbon-based and other non-carbon-based energy generators, the risk of perceived safety issues and their consequences for our reputation and the other factors discussed under the section titled “Risk Factors.” We believe that the following factors are key to our success: commencing and expanding commercial launch operations, funding our operations, maintain and protecting our intellectual property portfolio, obtaining regulatory approvals and adding operational and financial personnels to support our development efforts and planned future commercialization.

Impact of Macroeconomic Conditions

Our business is subject to various trends, events or uncertainties that are reasonably likely to cause our reported financial information not to be necessarily indicative of future operating results or of future financial condition.

The macroeconomic environment both in the United States and globally has the potential to impact our business and financial performance. More specifically, factors such as trade agreements, tariffs, interest rates, inflation, tax law, labor trends, supply chain disruptions, fiscal policy and recession risks could impact the cost to construct and operate our factory, and even impact the future profitability of our operations.

Supply chain vulnerabilities represent a critical area of macro-economic risk for our business. Global disruptions whether from geopolitical tensions, natural disasters, or public health crises, can severely impact the availability and cost of essential components for energy infrastructure. These disruptions can lead to extended lead times for specialized equipment, shortages of critical materials, and unexpected cost escalations that complicate project planning and execution. Our reliance on supply networks for turbine components, electrical systems, and construction materials creates exposure to these global supply chain risks.

Inflation remains a significant concern, particularly as it affects construction materials, specialized equipment, and labor costs throughout our project development cycle. These inflationary pressures can erode project margins and complicate long-term capital planning efforts.

Economic growth and recession cycles directly correlate with energy demand across industrial, commercial, and residential sectors. During economic downturns, we will experience reduced consumption patterns, while periods of growth drive increased energy needs, affecting our revenue projections and expansion strategies.

Demand for energy in the United States is currently being driven by the explosive growth in the data center industry, particularly as artificial intelligence (AI) deployment, cloud computing adoption, and digital transformation initiatives accelerate across sectors. Should power demand growth in the AI data center market slow, customer demand for our baseload low-carbon power could be negatively impacted.

Key Components of Our Results of Operations

General and administrative

General and administrative (“G&A”) expenses consist primarily of personnel-related expenses for executives, human resources, finance and other G&A employees, including salary, professional services costs and facility and overhead costs. We anticipate that our G&A expenses will increase in the future in connection with one-time costs of becoming a public company as well as ongoing costs of operating as a public company, including expanding headcount and increased fees for directors and outside advisors. We expect to incur significant costs to comply with corporate governance, internal controls, and similar requirements applicable to public companies. Additionally, we expect to incur increased costs associated with establishing sales, marketing and commercialization functions prior to any potential future regulatory approvals or commercialization of our technology.

Research and development

Research and development (“R&D”) expenses consist primarily of internal and external R&D expenses. We focus our R&D activities on technology development and regulatory support for the development of the factory light-water micro modular reactor. Our R&D expenses consist of: employee-related expenses, including salaries, benefits, payroll taxes, travel, for personnel in R&D functions; expenses related to technology development; and facilities, overhead, and other expenses. We expect our R&D expenses to increase in the future as we continue to develop our technology. Our R&D activities are a critical component of achieving commercialization of any of our technology development and realizing our business strategy. We remain focused on using our resources to further develop our existing pipeline.

Change in fair value of Simple Agreements for Future Equity

The change in fair value of SAFEs represents the periodic remeasurement of the fair value related to the SAFEs. The Company determined that the SAFEs should be accounted for at fair value as a liability under ASC 480

Distinguishing Liabilities from Equity, as they are potentially settled in a variable number of shares based on future valuation, lack substantive equity characteristics, and are potentially redeemable in cash or other assets under certain conditions. Because they are classified as liabilities, the SAFEs are adjusted to fair value at each reporting date.

Provision for income taxes

We are subject to U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax laws. Provision for income taxes primarily relates to changes in deferred taxes, partially offset by valuation allowances.

Results of Operations

Comparison of the year ended December 31, 2025 and the period from July 8, 2024 (inception) to December 31, 2024

The following table summarizes our results of operations:

	Year Ended December 31, 2025	Period from July 8, 2024 (inception) to December 31, 2024
Operating expenses
General and administrative	$19,329,987	$194,100
Research and development	550,971	—
Stock-based compensation	12,565,721	2,755
Depreciation	6,411	297

Total operating expenses	32,453,090	197,152

Loss from operations	(32,453,090)	(197,152)
Other loss
Change in fair value of Simple Agreements for Future Equity	(39,321,489)	(396,404)

Total other loss	(39,321,489)	(396,404)
Loss before income taxes	(71,774,579)	(593,556)
Provision for income taxes	—	—

Net loss and comprehensive loss	$(71,774,579)	$(593,556)

General and administrative

G&A expenses were $19,329,987 for year ended December 31, 2025 and $194,100 for the period from July 8, 2024 (inception) to December 31, 2024. The G&A expenses relate to salaries and other personnel costs, contract labor costs, legal fees, advertising and marketing, travel and entertainment business expenses, and facility and overhead costs. Further, for the year ended December 31, 2025, G&A expenses includes a loss related to an expected legal settlement of $16,345,000.

Research and development

R&D expenses were $550,971 for year ended December 31, 2025 and $0 for the period from July 8, 2024 (inception) to December 31, 2025. R&D expenses relate to employee-related expenses, including salaries, benefits, payroll taxes, travel, for personnel in R&D functions; expenses related to technology development; and other expenses.

Stock-based compensation

Stock-based compensation was $12,565,721 for year ended December 31, 2025 and $2,755 for the period from July 8, 2024 (inception) to December 31, 2024. Stock-based compensation expense is related to the vesting and cancellation of certain of restricted shares, including a restricted share grant of 20,000 fully vested shares during the year ended December 31, 2025.

Change in fair value of Simple Agreements for Future Equity

Change in fair value of Simple Agreements for Future Equity were $39,321,489 for year ended December 31, 2025 and $396,404 for the period from July 8, 2024 (inception) to December 31, 2024, which represented the remeasurement of fair value of the SAFEs.

Provision for income taxes

Provision for income taxes were $0 for year ended December 31, 2025 and for the period from July 8, 2024 (inception) to December 31, 2024 primarily due to changes in deferred tax balances partially offset by valuation allowances.

Liquidity and Capital Resources

Funding Requirements and Going Concern

We have incurred operating losses since our inception, including net losses of $71,774,579 for year ended December 31, 2025 and $593,556 for the period of July 8, 2024 (inception) to December 31, 2024. At December 31, 2025, the Company had cash of $1,757,241 and accumulated deficit of $72,368,135; and for the year ended December 31, 2025, negative cash flows from operations of $3,856,275. Since inception, the Company has incurred and expects to continue to incur net losses and negative operating cash flow. We are still in our early stages of development and expect to continue to incur significant expenses, operating losses, and negative operating cash flows for the foreseeable future due to increase in expenses from historical levels because of additional costs and expenses related to the development of technology and factory and the development of market and strategic relationships with other businesses.

Until such time as we can generate substantial revenue, if ever, we expect to finance our cash needs through a combination of equity and debt financings, or other capital sources, including with related parties. We plan to continue to fund our losses from operations through cash on hand, as well as through future equity offerings, debt financings, other third-party funding, or potential licensing or collaboration arrangements. To the extent that we raise additional capital through the future sale of equity or debt, the ownership interest of our stockholders will be diluted. The terms of these securities may include liquidation or other preferences that adversely affect the rights of our existing common stockholders. If we raise additional funds through collaboration agreements, marketing agreements, or licensing arrangements, we may have to relinquish valuable rights to our technologies or future revenue streams on terms that may not be favorable to it. If we are unable to raise sufficient funds through equity or debt financings, we may be required to delay, limit, curtail or terminate our technology development or future commercialization efforts or may be forced to cease operations or file for bankruptcy protection. This may have a material adverse effect on our business, operating results and financial condition and our ability to achieve our intended business objectives. Additionally, we may never become profitable, or if we do, may not be able to sustain profitability on a recurring basis. There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us. Any of these actions could materially harm our business, results of operations and future prospects.

As a result of these conditions, the Company’s ability to continue as a going concern depends on its ability to obtain financial support and additional sources of funds and financing to support the needs of the business, ongoing operations and ultimately to generate profitable operations. As such, we have concluded that there is substantial doubt over our ability to continue as a going concern as conditions and events, considered in the aggregate, indicate that we are currently unable to meet our obligations as they become due and expect to be unable to meet our obligations within one year after the date that the financial statements included in this prospectus were originally issued. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. The financial information and financial statements do not include any adjustments or reclassifications of assets and liabilities that might be necessary if we are unable to continue as a going concern.

We will need to raise additional capital to continue operations based on our current business plan, and expectations and assumptions considering current macroeconomic conditions. Our ability to raise additional capital may also be adversely impacted by potential worsening global economic conditions and disruptions to, and volatility in, financial markets in the U.S. and worldwide from geopolitical and macroeconomic events. There can be no assurance that we will be able to secure such additional funding on acceptable terms and conditions, or at all. If we cannot obtain sufficient capital immediately, we will not have sufficient cash flows and liquidity to finance our business operations as currently contemplated and we may need to substantially alter, or possibly even discontinue, our operations. In the event of a bankruptcy proceeding or insolvency, or restructuring of our capital structure, our stockholders could suffer a total loss of their investment.

Cash Flows

Year ended December 31, 2025 and the period from July 8, 2024 (inception) to December 31, 2024

The following is a summary of cash flows:

	Year ended December 31, 2025	Period from July 8, 2024 (inception) to December 31, 2024
Net cash (used in) provided by:
Operating activities	$(3,856,275)	$(147,989)
Investing activities	(39,087)	(4,985)
Financing activities	5,635,327	170,250

Net increase in cash	1,739,965	17,276
Cash at beginning of the period	17,276	—

Cash at end of the period	$1,757,241	$17,276

Net cash used in operating activities

Net cash used in operating activities of $3,856,275 for the year ended December 31, 2025 was primarily attributable to a net loss of $71,774,579 and changes in operating assets and liabilities of $373,142, offset by an expected loss on legal settlement of $16,345,000, change in fair value of Simple Agreements for Future Equity of $39,321,489, stock-based compensation of $12,565,721, depreciation of $6,411 and amortization of operating lease right-of-use assets of $52,825.

Net cash used in operating activities of $147,989 for the period from July 8, 2024 (inception) to December 31, 2024 was primarily attributable to a net loss of $593,556 and changes in operating assets and liabilities of $46,111, offset by change in fair value of Simple Agreements for Future Equity of $396,404.

Net cash used in investing activities

Net cash used in investing activities of $39,087 for the year ended December 31, 2025 was primarily attributable to purchases of property and equipment of $39,087.

Net cash used in investing activities of $4,985 for the period from July 8, 2024 (inception) to December 31, 2024 was primarily attributable to purchases of property and equipment of $4,985.

Net cash provided by financing activities

Net cash provided by financing activities of $5,635,327 for the year ended December 31, 2025 was primarily attributable to proceeds from simple agreement for future equity of $6,470,500 offset by payments of deferred transaction costs of $835,173.

Net cash provided by financing activities of $170,250 for the period from July 8, 2024 (inception) to December 31, 2024 was primarily attributable to proceeds from Simple Agreements for Future Equity of $170,000 and proceeds from member contribution of $250.

Legal Proceedings

The Company is currently engaged in an ongoing legal matter with a former employee related to their departure in December 2025. The Company expects to incur a settlement cost, the value of which will be $16,345,000 to resolve the dispute, which was deemed probable and estimable, and has recognized this amount as an expense within general and administrative expenses on the statements of operations and comprehensive loss for the year ended December 31, 2025. The proposed settlement, which is expected to be paid prior to the closing of the Business Combination, includes $100,000 of cash with the remaining amount to be settled in the Company’s stock upon final resolution of the legal matter and prior to the Company’s acquisition by Domesticated GigCapital7. Other than the above, management is not aware of any other legal proceeding or adverse outcome of which, in management’s opinion, individually or in the aggregate, could have a material adverse effect on the Company’s results of operations, financial position or cash flows.

Contractual Obligations and Commitments

We did not have any material commitments or contractual obligations as of December 31, 2025, other than leases under which we lease real estate for office space and vehicle. These leases have been classified as operating leases.

In February 2025, the Company entered into a vehicle lease through January 2028 with aggregate minimum lease payments of $80,519.

In June 2025, the Company entered into an office lease through June 2026 with aggregate minimum lease payments of $70,270.

Contractual payments under the leases as of December 31, 2025 are as follows:

	2026	2027	2028	Total
Vehicle lease	$12,694	$12,694	$1,552	$26,940
Office lease	30,030	—	—	30,030

	$42,724	$12,694	$1,552	$56,970

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses during the reporting periods. We evaluate these estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are more fully described in Note 2 to our financial statements, we believe that the following accounting policies are the most critical to fully understanding and evaluating our financial condition and results of operations.

Simple Agreement for Future Equity

During the period from July 8, 2024 (inception) to December 31, 2024 and for the year ended December 31, 2025, the Company issued instruments referred to as “simple agreements for future equity” (“SAFEs”) as its primary source of funding. Pursuant the terms of the SAFEs, upon a qualified future equity financing involving preferred shares, the SAFEs will settle into a number of preferred shares equal to the greater of (i) the number of shares of standard preferred stock (“Standard Preferred Stock”) equal to the purchase price divided by the lowest price per share of the Standard Preferred Stock, or (ii) the number of shares of SAFE preferred stock (“SAFE Preferred Stock”) divided by a discounted price to the price investors pay to purchase the standard preferred shares in the financing (with such discounted price calculated by reference to a valuation cap) (“Cap Price”).

The Company determined that the SAFEs should be accounted for at fair value as a liability under ASC 480 Distinguishing Liabilities from Equity, as they are potentially settled in a variable number of shares based on future valuation, lack substantive equity characteristics, and are potentially redeemable in cash or other assets under certain conditions. Because they are classified as liabilities, the SAFEs are adjusted to fair value at each reporting date. The fair value of the Company’s SAFEs were based on significant inputs not observable in the market, which cause the instrument to be classified as a Level 3 measurement with the fair value hierarchy. The SAFEs were valued using the market approach for intangible asset method, which considers among other things, comparable transactions, relevant market multiples, asset characteristics, transaction type, market conditions and qualitative comparable normalization.

We believe these assumptions would be made by a market participant in estimating the valuation of the SAFEs. We assess these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained. There is substantial judgment in selecting the assumptions that we use to determine the fair value of the SAFEs and other companies could use similar market inputs and experience and arrive at different conclusions with respect to those used to calculate fair value. Using alternative assumptions could cause differences in the resulting fair value.

Stock-Based Compensation

Stock-based compensation is measured using a fair value-based method for all equity-based awards. The cost of awarded equity instruments is recognized based on each instrument’s grant-date fair value over the period during which the award vests. The Company recognizes stock-based compensation expense for awards granted under the Plan ratably over the requisite service period. For awards subject to time-based vesting conditions, the service period is generally the vesting period.

Recently Issued and Adopted Accounting Pronouncements

We describe the recently issued accounting pronouncements that apply in Note 2 of the audited financial statements as of and for the year ended December 31, 2025 and Note 2 of the financial statements as of December 31, 2024 and for the period from July 8, 2024 (inception) to December 31, 2024.

Emerging Growth Company Status

The Company is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”). The JOBS Act provides emerging growth companies with certain exemptions from public company reporting requirements for up to five fiscal years while a company remains an emerging growth company. As part of these exemptions, the Company has reduced disclosure obligations such as for executive compensation, and it is not required to comply with auditor attestation requirements from Section 404(b) of the Sarbanes Oxley

Act of 2002, as amended, regarding its internal control over financial reporting. Additionally, the JOBS Act has allowed the Company the option to delay adoption of new or revised financial accounting standards until private companies are required to comply with new or revised financial accounting standards.

We qualify as an emerging growth company, as defined in the JOBS Act and may remain an emerging growth company for up to five years following the completion of the initial public offering. For so long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including delaying adopting new or revised accounting standards issued until such time as those standards apply to private companies, not being required to have our internal control over financial reporting audited by its independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved. In particular, in this prospectus, we have provided only two years of audited financial statements and unaudited financial statements and have not included all of the executive compensation related information that would be required if we were not an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. We are an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the consummation of the initial public offering, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of the Company common stock held by non-affiliates exceeded $700,000,000 as of the last business day of the second fiscal quarter of such year, or (iv) the date on which we have issued more than $1,000,000,000 in non-convertible debt securities during the prior three-year period.

We qualified as a “smaller reporting company,” as such term is defined in Rule 12b-2 of the Exchange Act, meaning that the market value of our common stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of the Business Combination is less than $ 700,000,000 and our annual revenue is less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of the Company’s common stock held by non-affiliates is less than $250,000,000 or (ii) our annual revenue is less than $100,000,000 during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is less than $700,000,000. If we are a smaller reporting company at the time it ceases to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in its Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Quantitative and Qualitative Disclosure About Market Risk

As a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act, and pursuant to Item 305 of Regulation S-K, we are not required to disclose information under this section.

DESCRIPTION OF DOMESTICATED GIGCAPITAL7’S SECURITIES

The following summary sets forth the material terms of the Domesticated GigCapital7’s securities as expected to be in effect upon the completion of the Business Combination. The following summary is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Proposed Post-Closing Certificate of Incorporation, a form of which is attached as Annex E to this proxy statement/prospectus, the Proposed Post-Closing Bylaws, a form of which is attached as Annex D to this proxy statement/prospectus, and the Warrant Agreement, which is filed an exhibit to the registration statement of which this proxy statement/prospectus forms a part. We urge you to read the Proposed Post-Closing Certificate of Incorporation, Proposed Post-Closing Bylaws and Warrant Agreement in their entirety for a complete description of the rights and preferences of Domesticated GigCapital7’s securities following the Business Combination.

Certain provisions of the Proposed Post-Closing Certificate of Incorporation, Proposed Post-Closing Bylaws and the Warrant Agreement summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Domesticated GigCapital7 Common Stock.

General

The Proposed Post-Closing Certificate of Incorporation will authorize the issuance of 625,000,000 shares, consisting of:

•	615,000,000 shares of Domesticated GigCapital7 Common Stock, par value $0.0001 per share; and

•	10,000,000 shares of Domesticated GigCapital7 Preferred Stock, par value $0.0001 per share.

Except as otherwise required by the Proposed Post-Closing Certificate of Incorporation, the holders of shares of Domesticated GigCapital7 Common Stock shall vote together as a single class (or, if any holders of shares of Domesticated GigCapital7 Preferred Stock are entitled to vote together with the holders of Domesticated GigCapital7 Common Stock, as a single class with such holders of Domesticated GigCapital7 Preferred Stock) on all matters submitted to a vote of stockholders of Domesticated GigCapital7.

Common Stock

Domesticated GigCapital7 Common Stock

Voting rights . Each holder of record of Domesticated GigCapital7 Common Stock, as such, shall have one vote for each share of Domesticated GigCapital7 Common Stock that is outstanding and held by such holder on all matters on which stockholders are entitled to vote generally. The holders of shares of Domesticated GigCapital7 Common Stock do not have cumulative voting rights.

Dividend rights. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Domesticated GigCapital7 Preferred Stock or any other class or series of stock, in each case having a preference over or the right to participate with the Domesticated GigCapital7 Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of stock of Domesticated GigCapital7, dividends and other distributions may be declared and paid ratably on the Domesticated GigCapital7 Common Stock out of the assets of Domesticated GigCapital7 that are legally available for this purpose at such times and in such amounts as the Domesticated GigCapital7 Board, in its discretion, shall determine.

The payment of future dividends on the shares of Domesticated GigCapital7 Common Stock will depend on the financial condition of Domesticated GigCapital7 after the completion of the Business Combination, and subject to the discretion of the Domesticated GigCapital7 Board. There can be no guarantee that cash dividends will be declared. The ability of Domesticated GigCapital7 to declare dividends may be limited by the terms and conditions of other financing and other agreements entered into by Domesticated GigCapital7 or any of its subsidiaries from time to time.

Rights upon liquidation, dissolution and winding up. In the event of dissolution, liquidation or winding up of Domesticated GigCapital7, after payment or provision for payment of the debts and other liabilities of Domesticated GigCapital7 and subject to the rights, if any, of the holders of any outstanding series of Domesticated GigCapital7 Preferred Stock or any class or series of stock having a preference over or the right to participate with the Domesticated GigCapital7 Common Stock with respect to the distribution of assets of Domesticated GigCapital7 upon such dissolution, liquidation or winding up of Domesticated GigCapital7, the holders of Domesticated GigCapital7 Common Stock shall be entitled to receive the remaining assets of Domesticated GigCapital7 available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Other rights. The holders of Domesticated GigCapital7 Common Stock have no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Domesticated GigCapital7 Common Stock. The rights, preferences and privileges of holders of the Domesticated GigCapital7 Common Stock will be subject to those of the holders of any shares of the Domesticated GigCapital7 Preferred Stock that Domesticated GigCapital7 may issue in the future.

Lock-Up Arrangement. At the Closing, the Hadron Stockholders will enter into the Lock-Up Agreement, pursuant to which each Hadron Stockholder agrees with GigCapital7 not to effect any transfer, or make a public announcement of any intention to effect transfer of any Lock-up Securities Beneficially Owned or otherwise held by such Lock-Up Party, as defined in the Lock-up Agreement from the Closing until the date that is the earliest of (a) six (6) months following the Closing Date; (b) subsequent to the Closing, the date on which the reported closing price of one share of GigCapital7 Common Stock quoted on Nasdaq equals or exceeds eleven dollars and fifty cents ($11.50) per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like occurring after the Closing Date) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing at least ninety (90) days after the Closing Date; and (c) subsequent to the Closing, the date on which GigCapital7 completes a liquidation, merger, stock exchange or other similar transaction that results in all of GigCapital7’s stockholders having the right to exchange their GigCapital7 securities for cash, securities or other property.

Domesticated GigCapital7 Preferred Stock

The Proposed Post-Closing Certificate of Incorporation will authorize up to 10,000,000 shares of Domesticated GigCapital7 Preferred Stock to be issued from time to time in one or more series, as determined by Domesticated GigCapital7 Board. Unless required by law or any stock exchange, the authorized shares of Domesticated GigCapital7 Preferred Stock will be available for issuance without further action by the holders of Domesticated GigCapital7 Common Stock. No shares of Domesticated GigCapital7 Preferred Stock will be issued or outstanding immediately after the completion of the Business Combination.

The Domesticated GigCapital7 Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Domesticated GigCapital7 Preferred Stock. The issuance of Domesticated GigCapital7 Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Domesticated GigCapital7 without further action by the stockholders. Additionally, the issuance of Domesticated GigCapital7 Preferred Stock may adversely affect the holders of the Domesticated GigCapital7 Common Stock by restricting dividends on the Domesticated GigCapital7 Common Stock, diluting the voting power of the Domesticated GigCapital7 Common Stock or subordinating the liquidation rights of the Domesticated GigCapital7 Common Stock. As a result of these or other factors, the issuance of Domesticated GigCapital7 Preferred Stock could have an adverse impact on the market price of the Domesticated GigCapital7 Common Stock.

Warrants

As a result of and upon the effective time of the Domestication, amongst other things (a) each GigCapital7 Warrant will be automatically converted into a redeemable Domesticated GigCapital7 Warrant on the same terms as the GigCapital7 Warrants, and (b) each GigCapital7 Unit issued and outstanding as of immediately prior to the Domestication will automatically be canceled and each holder will receive one share of Domesticated GigCapital7 Common Stock and one-half of one Domesticated GigCapital7 Warrant. No fractional Domesticated GigCapital7 Warrants will be issued upon separation of the GigCapital7 Units.

Public Warrants

Each whole Domesticated GigCapital7 Warrant received upon conversion of a Public Warrant will entitle the registered holder to purchase one share of Domesticated GigCapital7 Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination, provided that Domesticated GigCapital7 has an effective registration statement under the Securities Act covering the shares of Domesticated GigCapital7 Common Stock issuable upon exercise of such Domesticated GigCapital7 Warrants and a current prospectus relating to them is available (or Domesticated GigCapital7 permits holders to exercise such Domesticated GigCapital7 Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its Domesticated GigCapital7 Warrants only for a whole number of shares of Domesticated GigCapital7 Common Stock. This means only a whole Domesticated GigCapital7 Warrant may be exercised at a given time by a warrant holder. No fractional Domesticated GigCapital7 Warrants will be issued upon separation of the GigCapital7 Units and only whole Domesticated GigCapital7 Warrants will trade. The Domesticated GigCapital7 Warrants will expire five years after the completion of the Business Combination, or earlier upon redemption or liquidation.

Domesticated GigCapital7 will not be obligated to deliver any shares of Domesticated GigCapital7 Common Stock pursuant to the exercise of a Domesticated GigCapital7 Warrant issued upon conversion of a Public Warrant and will have no obligation to settle such Domesticated GigCapital7 Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Domesticated GigCapital7 Common Stock underlying such Domesticated GigCapital7 Warrants is then effective and a prospectus relating thereto is current, subject to Domesticated GigCapital7 satisfying its obligations described below with respect to registration. No Domesticated GigCapital7 Warrant issued upon conversion of a Public Warrant will be exercisable and Domesticated GigCapital7 will not be obligated to issue a share of Domesticated GigCapital7 Common Stock upon exercise of such Domesticated GigCapital7 Warrant unless the share of Domesticated GigCapital7 Common Stock issuable upon exercise of such Domesticated GigCapital7 Warrant has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of such Domesticated GigCapital7 Warrant. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Domesticated GigCapital7 Warrant issued upon conversion of a Public Warrant, the holder of such Domesticated GigCapital7 Warrant will not be entitled to exercise such Domesticated GigCapital7 Warrant and such Domesticated GigCapital7 Warrant may have no value and expire worthless. In no event will Domesticated GigCapital7 be required to net cash settle any Domesticated GigCapital7 Warrant. In the event that a registration statement is not effective for the shares of Domesticated GigCapital7 Common Stock underlying the exercised Domesticated GigCapital7 Warrants, the purchaser of a GigCapital7 Unit containing the Public Warrant that has been converted into a Domesticated GigCapital7 Warrant will have paid the full purchase price for the GigCapital7 Unit solely for the Public Share underlying such GigCapital7 Unit.

GigCapital7 registered the GigCapital7 Class A Ordinary Shares issuable upon exercise of the Public Warrants in the registration statement for its IPO because the Public Warrants (or the Domesticated GigCapital7 Warrants into which the Public Warrants convert) will become exercisable 30 days after the completion of the Business

Combination, which, at the time of the IPO, may have occurred within one (1) year of the IPO. However, because the Domesticated GigCapital7 Warrants will be exercisable until their expiration date of up to five years after the completion of the Business Combination, in order to comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of the Business Combination, under the terms of the Warrant Agreement, GigCapital7 has agreed that, as soon as practicable, but in no event later than twenty (20) Business Days, after the closing of the Business Combination, Domesticated GigCapital7 will use its best efforts to file with the SEC a post-effective amendment to the registration statement for the IPO or a new registration statement covering the registration under the Securities Act of the shares of Domesticated GigCapital7 Common Stock issuable upon exercise of the Domesticated GigCapital7 Warrants and thereafter will use its best efforts to cause the same to become effective within sixty (60) Business Days following the Business Combination and to maintain a current prospectus relating to the shares of Domesticated GigCapital7 Common Stock issuable upon exercise of the Domesticated GigCapital7 Warrants until the expiration of the Domesticated GigCapital7 Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the shares of Domesticated GigCapital7 Common Stock issuable upon exercise of the Domesticated GigCapital7 Warrants is not effective by the sixtieth (60th) Business Day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when Domesticated GigCapital7 will have failed to maintain an effective registration statement, exercise Domesticated GigCapital7 Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Domesticated GigCapital7 Common Stock is at the time of any exercise of a Domesticated GigCapital7 Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Domesticated GigCapital7 may, at its option, require holders of Domesticated GigCapital7 Warrants who exercise their Domesticated GigCapital7 Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Domesticated GigCapital7 so elects,

Domesticated GigCapital7 will not be required to file or maintain in effect a registration statement, and in the event Domesticated GigCapital7 does not so elect, Domesticated GigCapital7 will use its best efforts to register or qualify the shares of Domesticated GigCapital7 Common Stock under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Domesticated GigCapital7 Warrants for that number of shares of Domesticated GigCapital7 Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Domesticated GigCapital7 Common Stock underlying the Domesticated GigCapital7 Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of such Domesticated GigCapital7 Warrants by (y) the fair market value. The “fair market value” as used in this paragraph means the volume weighted average price of the Domesticated GigCapital7 Common Stock for the ten (10) Trading Days ending on the Trading Day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Domesticated GigCapital7 Warrants when the price per share of Domesticated GigCapital7 Common Stock equals or exceeds $18.00

Once the Domesticated GigCapital7 Warrants become exercisable, Domesticated GigCapital7 may redeem the outstanding Domesticated GigCapital7 Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Domesticated GigCapital7 Warrant; upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•

if, and only if, the closing price of the Domesticated GigCapital7 Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Domesticated GigCapital7 Warrant as described under the heading “- Anti-dilution Adjustments”) for any twenty (20) Trading Days within a thirty (30)-Trading Day period ending three (3) Business Days before Domesticated GigCapital7 sends the notice of redemption to the warrant holders.

If and when the Domesticated GigCapital7 Warrants become redeemable by Domesticated GigCapital7, Domesticated GigCapital7 may exercise its redemption right even if Domesticated GigCapital7 is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

GigCapital7 has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Domesticated GigCapital7 Warrant exercise price. If the foregoing conditions are satisfied and Domesticated GigCapital7 issues a notice of redemption of the Domesticated GigCapital7 Warrants, each warrant holder will be entitled to exercise his, her or its Domesticated GigCapital7 Warrant prior to the scheduled redemption date.

However, the price of the Domesticated GigCapital7 Common Stock may fall below the April 1, 2026 amount of $10.67533 per share redemption trigger price (as adjusted for stock dividends, split-ups, reorganizations, recapitalizations and the like) as well as the $11.50 Domesticated GigCapital7 Warrant exercise price after the redemption notice is issued.

Redemption Procedures

A holder of a Domesticated GigCapital7 Warrant may notify Domesticated GigCapital7 in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Domesticated GigCapital7 Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (as specified by the holder) of the Domesticated GigCapital7 Common Stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding shares of Domesticated GigCapital7 Common Stock is increased by a stock dividend payable in shares of Domesticated GigCapital7 Common Stock, or by a split-up of shares of Domesticated GigCapital7 Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Domesticated GigCapital7 Common Stock issuable on exercise of each Domesticated GigCapital7 Warrant will be increased in proportion to such increase in the outstanding shares of Domesticated GigCapital7 Common Stock. A rights offering made to all or substantially all holders of Domesticated GigCapital7 Common Stock entitling holders to purchase shares of Domesticated GigCapital7 Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Domesticated GigCapital7 Common Stock equal to the product of (i) the number of shares of Domesticated GigCapital7 Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Domesticated GigCapital7 Common Stock) and (ii) the quotient of (x) the price per share of Domesticated GigCapital7 Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Domesticated GigCapital7 Common Stock, in determining the price payable for shares of Domesticated GigCapital7 Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Domesticated GigCapital7 Common Stock as reported during the ten (10) Trading Day period ending on the Trading Day prior to the first date on which the shares of Domesticated GigCapital7 Common Stock trade on Nasdaq or in the applicable market, regular way, without the right to receive such rights.

In addition, if Domesticated GigCapital7, at any time while the Domesticated GigCapital7 Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to all or substantially all the holders of shares of Domesticated GigCapital7 Common Stock on account of such shares of Domesticated GigCapital7 Common Stock (or other securities into which the Domesticated GigCapital7 Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the

Domesticated GigCapital7 Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Domesticated GigCapital7 Common Stock in respect of such event.

If the number of outstanding shares of Domesticated GigCapital7 Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Domesticated GigCapital7 Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Domesticated GigCapital7 Common Stock issuable on exercise of each Domesticated GigCapital7 Warrant will be decreased in proportion to such decrease in outstanding shares of Domesticated GigCapital7 Common Stock.

Whenever the number of shares of Domesticated GigCapital7 Common Stock purchasable upon the exercise of the Domesticated GigCapital7 Warrants is adjusted, as described above, the Domesticated GigCapital7 Warrant exercise price will be adjusted by multiplying the Domesticated GigCapital7 Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Domesticated GigCapital7 Common Stock purchasable upon the exercise of the Domesticated GigCapital7 Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Domesticated GigCapital7 Common Stock so purchasable immediately thereafter.

In addition, if: (x) GigCapital7 issues additional GigCapital7 Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per GigCapital7 Class A Ordinary Share (with such issue price or effective issue price to be determined in good faith by the GigCapital7 Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 65% of the total equity proceeds (including from such issuances and the IPO), and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions) and (z) the Market Value of GigCapital7 Class A Ordinary Shares during the 20 Trading Day period starting on the Trading Day prior to the day on which GigCapital7 consummates the Business Combination is below $9.20 per share, then the exercise price of the GigCapital7 Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of Domesticated GigCapital7 Common Stock (other than those described above or that solely affects the par value of such shares of Domesticated GigCapital7 Common Stock), or in the case of any merger or consolidation of Domesticated GigCapital7 with or into another corporation (other than a consolidation or merger in which Domesticated GigCapital7 is the continuing corporation and that does not result in any reclassification or reorganization of its issued and outstanding shares of Domesticated GigCapital7 Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Domesticated GigCapital7 as an entirety or substantially as an entirety in connection with which Domesticated GigCapital7 is dissolved, the holders of the Domesticated GigCapital7 Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Domesticated GigCapital7 Warrants and in lieu of the shares of Domesticated GigCapital7 Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Domesticated GigCapital7 Warrants would have received if such holder had exercised their Domesticated GigCapital7 Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Domesticated GigCapital7 Common Stock in such a transaction is payable in the form of capital stock or shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Domesticated GigCapital7 Warrant properly exercises the Domesticated GigCapital7 Warrant within thirty days following public disclosure of such transaction, the Domesticated GigCapital7 Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Domesticated GigCapital7 Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Domesticated GigCapital7 Warrants when an extraordinary transaction occurs during the exercise period of the Domesticated GigCapital7 Warrants pursuant to which the holders of the Domesticated GigCapital7 Warrants otherwise do not receive the full potential value of the Domesticated GigCapital7 Warrants.

The GigCapital7 Warrants were, and the Domesticated GigCapital7 Warrants will be, issued in registered form under a Warrant Agreement between the warrant agent, and GigCapital7 (prior to the Business Combination) and Domesticated GigCapital7 (after the Business Combination). The Warrant Agreement provides that the terms of the Domesticated GigCapital7 Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, (ii) adjusting the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Domesticated GigCapital7 Warrants, provided that the approval by the holders of at least 50% of the then-outstanding Domesticated GigCapital7 Warrants received upon conversion of Public Warrants is required to make any change that adversely affects the interests of the registered holders of such Domesticated GigCapital7 Warrants, and, solely with respect to any amendment to the terms of the Domesticated GigCapital7 Warrants received upon conversion of Private Placement Warrants, 50% of such Domesticated GigCapital7 Warrants.

Private Placement Warrants

The Domesticated GigCapital7 Warrants received upon conversion of the Private Placement Warrants (including the shares of Domesticated GigCapital7 Common Stock issuable upon exercise of such Domesticated GigCapital7 Warrants) will not be transferable, assignable or saleable until 30 days after the completion of the Business Combination (except, among other limited exceptions, to GigCapital7’s officers and directors and other persons or entities affiliated with the Sponsor). Except as described herein, the Domesticated GigCapital7 Warrants received upon conversion of the Private Placement Warrants have terms and provisions that are identical to those of the Domesticated GigCapital7 Warrants received upon conversion of the Public Warrants.

Hadron Restricted Shares

Hadron Energy has issued Hadron Restricted Share Awards to certain of its employees pursuant to the Hadron EIP. As discussed in this proxy statement/prospectus, as part of the Business Combination, each Hadron Restricted Share Award that is outstanding immediately prior to the Effective Time will be automatically assumed by Domesticated GigCapital7 such that each Hadron Restricted Share Award will be converted into an award for a number of restricted shares of Domesticated GigCapital7 Common Stock (such award, “Exchanged RSAs”), equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Hadron Restricted Shares and (y) the Exchange Ratio. As of the date of this proxy statement/prospectus, Hadron Energy has issued a total of 76,000 Hadron Restricted Shares, of which 21,458 have vested.

Hadron Options

As of the date of this proxy statement/prospectus Hadron Energy has not issued any Hadron Options.

As discussed in this proxy statement/prospectus, as part of the Business Combination, each Hadron Option that is outstanding immediately prior to the Effective Time will be automatically assumed by Domesticated GigCapital7 and converted into an option to purchase a number of shares of Domesticated GigCapital7 Common Stock (such option, an “Exchanged Option”), equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Hadron Common Stock subject to such Hadron Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Hadron Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, that the assumption and adjustment of the unvested Hadron Options shall be completed in a manner that satisfies the requirements of Code Section 409A and, with respect to any Hadron Option intended to be an “incentive stock option,” Code Section 4249a and the applicable regulations promulgated thereunder.

Except as described herein, the Exchanged Options will have terms and provisions that are identical to those of the Hadron Options.

Proposed Post-Closing Certificate of Incorporation, the Proposed Post-Closing Bylaws and Certain Provisions of Delaware Law

The provisions of the Proposed Post-Closing Certificate of Incorporation, the Proposed Post-Closing Bylaws and the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Domesticated GigCapital7 Common Stock.

The Proposed Post-Closing Certificate of Incorporation and Proposed Post-Closing Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Domesticated GigCapital7 Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of us unless such takeover or change in control is approved by such board of directors.

These provisions include:

•

Authorized but Unissued Capital Stock. The authorized but unissued shares of Domesticated GigCapital7 Preferred Stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Domesticated GigCapital7 Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of common stock by means of a proxy contest, tender offer, merger or otherwise.

•

Director Designees; Classes of Directors. Each director shall serve for a term until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

•

No Cumulative Voting for Directors. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Proposed Post-Closing Certificate of Incorporation does not provide for cumulative voting. As a result, the holders of shares of Domesticated GigCapital7 Common Stock representing a majority of the voting power of all of the outstanding shares of our capital stock of will be able to elect all of the directors then standing for election.

•

Quorum. The Proposed Post-Closing Bylaws will provide that at all meetings of the Domesticated GigCapital7 Board, a majority of the Whole Board (as defined therein) will constitute a quorum for the transaction of business.

•

Action by Written Consent. Any action required or permitted to be taken by the stockholders of Domesticated GigCapital7 must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in lieu of a meeting of stockholders by such holders; provided, however, that any action required or permitted to be taken by the holders of Domesticated GigCapital7

Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate(s) of designation relating to such series of Domesticated GigCapital7 Preferred Stock.

•

Special Meetings of Stockholders. The Proposed Post-Closing Certificate of Incorporation will provide that, except as otherwise required by law and subject to the rights of the holders of any series of Domesticated GigCapital7 Preferred Stock, special meetings of the stockholders of Domesticated GigCapital7 for any purpose or purposes may be called at any time only by or at the direction of the Chief Executive Officer, the President, or the Chairperson of the Domesticated GigCapital7 Board or by a resolution adopted by the affirmative vote of a majority of the total number of directors at any time in office, or by any person appointed pursuant to such resolution, but such special meetings may not be called by stockholders or any other Person or Persons.

•

Advance Notice Procedures. The Proposed Post-Closing Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of the stockholders, and for stockholder nominations of persons for election to the Domesticated GigCapital7 Board to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Domesticated GigCapital7 Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the secretary of Domesticated GigCapital7 timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the Proposed Post-Closing Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Proposed Post-Closing Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Domesticated GigCapital7.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Post-Closing Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of Domesticated GigCapital7 and its stockholders, through stockholders’ derivative suits on Domesticated GigCapital7’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Proposed Post-Closing Bylaws provide that Domesticated GigCapital7 must indemnify and advance expenses to directors and officers to the fullest extent authorized by the DGCL. Domesticated GigCapital7 is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. Domesticated GigCapital7 believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Proposed Post-Closing Certificate of Incorporation and the Proposed Post-Closing Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Domesticated GigCapital7 and its stockholders. In addition, your investment may be adversely affected to the extent Domesticated GigCapital7 pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Domesticated GigCapital7 believes that these provisions, liability insurance and any indemnity agreements that may be entered into are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Domesticated GigCapital7’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Domesticated GigCapital7 has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of GigCapital7’s directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The Transfer Agent and registrar for the shares of Domesticated GigCapital7 Common Stock will be Continental Stock Transfer & Trust Company.

Listing

Pursuant to the terms of the Business Combination Agreement, as a closing condition (subject to certain exceptions), GigCapital7 is required to cause the Domesticated GigCapital7 Common Stock issued in connection with the Business Combination to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. Following the Closing, the Domesticated GigCapital7 Common Stock and Domesticated GigCapital7 Warrants are intended to be listed, subject to Nasdaq approval, under the proposed symbols “HDRN” and “HDRNW”, respectively. It is important for you to know that, at the time of our extraordinary general meeting, we may not have received from Nasdaq either confirmation of the listing of the Domesticated GigCapital7 Common Stock and Domesticated GigCapital7 Warrants or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the Domesticated GigCapital7 securities would not be listed on any nationally recognized securities exchange.

MARKET PRICE AND DIVIDENDS OF SECURITIES

Market Price of GigCapital7 Units, GigCapital7 Ordinary Shares and Public Warrants

Market Price and Ticker Symbol

GigCapital7’s Units, Public Shares and Public Warrants are currently listed on Nasdaq under the symbols “GIGGU”, “GIG” and “GIGGW”, respectively.

The closing price of GigCapital7’s Units, Public Shares and Public Warrants on September 26, 2025, the last Trading Day before announcement of the execution of the Business Combination Agreement, was $10.48, $10.41 and $0.2489, respectively. As of [ ], 2026 the day before the Record Date for the extraordinary general meeting, the closing price for each GigCapital7 Unit, Public Share and Public Warrant was $[ ], $[ ] and $[ ], respectively.

Holders

As of the Record Date, there was one holder of record of GigCapital7 Units, one holder of record of GigCapital7 Public Shares, thirty holders of record of GigCapital7 Class B Ordinary Shares, one holder of record of Public Warrants and one holder of record of Private Placement Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose GigCapital7 Units, Public Shares and Public Warrants are held of record by banks, brokers and other financial institutions.

Dividends

GigCapital7 has not paid any cash dividends on the GigCapital7 Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of an initial business combination. The payment of any cash dividends subsequent to an initial business combination will be within the discretion of our board of directors at such time. If we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Hadron Energy

Recent Sales of Unregistered Securities of Hadron Energy

During the past three years, Hadron Energy has sold or issued the follow securities:

Issuance of Hadron Common Stock in Connection with the Conversion

Hadron Energy was originally formed on as a California limited liability company on July 8, 2024 under the name Hadron Energy LLC. On October 30, 2024, Hadron Energy LLC converted into a Delaware corporation and changed its name to Hadron Energy, Inc. (the “Conversion”). In connection with the Conversion, Hadron Energy issued 900,000 fully paid and nonassessable shares of Hadron Common Stock to Samuel Gibson in exchange for his membership interests in Hadron Energy LLC.

Equity Grants to Employees

Under the Hadron EIP, Hadron Energy issued Hadron Restricted Share Awards in 2024 and 2025 in the following amounts: 2,500 Hadron Restricted Shares were awarded in 2024; and 40,000 Hadron Restricted Shares were awarded in 2025.

SAFEs

From July 2024 through January 2026, Hadron Energy entered into SAFEs with various investors as its primary source of funding. Hadron Energy issued SAFEs totaling $170,000 in 2024, $6,470,500 in 2025, and $325,000 in 2026 (through the date of this proxy statement/prospectus).

On January 19, 2026, Samuel Gibson transferred an aggregate of 1,750 shares of Hadron Common Stock to Dr. Avi S. Katz (875 shares) and Dr. Raluca Dinu (875 shares) as consideration for services facilitating a SAFE investment. The share transfer was effective upon execution of the transfer agreement These shares were transferred in a private transaction exempt from registration under the Securities Act.

Market Price of Hadron Energy Securities

Market price information regarding Hadron Energy is not provided because there is no public market for Hadron Energy’s securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Hadron Energy - Liquidity and Capital Resources”.

Dividend Policy of Domesticated GigCapital7 Following the Business Combination

Hadron Energy does not intend to pay cash dividends after the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of our board of directors at such time. If we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information available to us at regarding (i) the beneficial ownership of GigCapital7 Ordinary Shares as of [ ], 2026 (pre-Business Combination) and (ii) the expected beneficial ownership following the consummation of the Business Combination (post-Business Combination) of Domesticated GigCapital7 Common Stock (assuming a “no redemptions” scenario and a “maximum redemptions” scenario as described below):

•	each person known by us to be, or is expected to be, the beneficial owner of more than 5% of our issued and outstanding ordinary shares;

•	each of our current executive officers and directors, and all executive officers and directors of Domesticated GigCapital7 as a group, in each case pre-Business Combination; and

•

each person who is expected to become an executive officer or director of Domesticated GigCapital7 after the Business Combination, and all executive officers and directors of Domesticated GigCapital7 as a group, in each case post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if such person possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of the measurement date.

The beneficial ownership of GigCapital7 ordinary shares pre-Business Combination is based on 33,333,333 shares of its Ordinary Shares, consisting of (i) 20,000,000 Class A Ordinary Shares and (ii) 13,333,333 Class B Ordinary Shares, issued and outstanding as of the date of this proxy statement/prospectus.

The expected beneficial ownership of Domesticated GigCapital7 Common Stock post-Business Combination is calculated as if Closing occurred on [ ], 2026, and assumes two scenarios: (i) no Public Shares are redeemed and, (ii) the maximum number of 20,000,000 Public Shares are redeemed. It also assumes that the Sponsor does not convert the Working Capital Loans and holds but has not exercised the Private Placement Warrants, which are exercisable 30 days after the Closing. Based on the foregoing assumptions, we have estimated that there would be 133,333,333 shares of Domesticated GigCapital7 Common Stock issued and outstanding in the “no redemptions” scenario and 115,217,596 shares of Domesticated GigCapital7 Common Stock issued and outstanding in the “maximum redemptions” scenario. In each case, we have assumed that (i) an aggregate of 100,000,000 shares of Domesticated GigCapital7 Common Stock are issued to Hadron Stockholders (assuming there is no aggregate indebtedness of Hadron Energy and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions)), (ii) the amount at which each Public Share may be redeemed pursuant to the Redemption is approximately $[   ]) and (iii) an Exchange Ratio of approximately 87.40. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.

Unless otherwise indicated, we believe that all persons named in the table have shared or sole voting and investment power with respect to all ordinary shares beneficially owned by them. The beneficial ownership information below: (i) reflects the automatic conversion of the SAFEs without the need to issue any additional shares in respect of the contingent value rights; (ii) assumes that all Hadron Common Stock have been exchanged for Domesticated GigCapital7 Common Stock; and (iii) reflects record or beneficial ownership of the Public Warrants and Private Placement Warrants only to the extent that they are exercisable within 60 days of [ ], 2026.

	Pre-Business Combination				Post-Business Combination
					No Redemption		Maximum Redemptions
Name and Address of Beneficial Owner (1)	Number of GigCapital7 Class A Ordinary Shares	% of Outstanding Class A Ordinary Shares	Number of GigCapital7 Class B Ordinary Shares	% of Outstanding Class A Ordinary Shares	Number of Shares of Domesticated GigCapital7 Common Stock	% of Outstanding Domesticated GigCapital7 Common Stock	Number of Shares of Domesticated GigCapital7 Common Stock	% of Outstanding Domesticated GigCapital7 Common Stock
Directors and Executive Officers of GigCapital7 Before the Business Combination
Dr. Avi S. Katz (2)(4)	—	—	9,932,246	29.80%	13,727,721	12.73%	13,727,721	14.67%
Christine M. Marshall	—	—	—	—	—	—	—	—
Dr. Raluca Dinu (2)(4)	—	—	9,932,246	29.80%	13,727,721	12.73%	13,727,721	14.67%
Karen Rogge	—	—	—	—	—	—	—	—
Raanan I. Horowitz	—	—	—	—	—	—	—	—
Ambassador Adrian Zuckermann	—	—	—	—	—	—	—	—
Professor Darius Moshfeghi	—	—	—	—	—	—	—	—
All officers and directors as a group (7 individuals)	—	—	9,932,246	29.80%
Directors and Executive Officers of Domesticated GigCapital7 After the Business Combination
Samuel Gibson (3)	—	—	—		78,507,751	58.88%	78,507,751	68.14%
Rahul Shukla	—	—	—		—	—	—	—
Ken Canavan	—	—	—		—	—	—	—
Ross T. Ridenoure	—	—	—		874,000	*	874,000	*
Shawn DeAngelo	—	—	—		1,748,000	1.31%	1,748,000	1.52%
Dr. Andrew Ward	—	—	—		218,500	*	218,500	*
Ryan Mott	—	—	—		218,500	*	218,500	*
Dr. Avi S. Katz (2)(4)	—	—	9,932,246	29.80%	13,727,721	12.73%	13,727,721	14.67%
Dr. Raluca Dinu (2)(4)	—	—	9,932,246	29.80%	13,727,721	12.73%	13,727,721	14.67%
Raanan I. Horowitz	—	—	—		—	—	—	—
Ambassador Adrian Zuckerman	—	—	—		—	—	—	—
Ralph L. Hunter	—	—	—		—	—	—	—
Robert J. Lewis	—	—	—		—	—	—	—
Bryan L. Timm	—	—	—
All officers and directors as a group (14 individuals)					95,370,947	72.30%	95,370,947	83.31%
Five Percent Holders Before the Business Combination:
GigAcquisitions7 Corp. (2)(4)	—	—	9,932,246	29.80%	13,651,246	12.67%	13,651,246	14.60%
Highbridge Capital Management, LLC (5)	1,878,437	9.4%	—	5.6%	1,878,437	1.4%	—	—
Aristeia Capital, L.L.C (6)	1,005,240	5.0%	—	3.0%	1,005,240	*	—	—
Tenor Opportunity Master Fund, Ltd .(7)	1,894,982	9.5%	—	5.7%	1,894,982	1.4%	—	—
Harraden Circle Investors GP, LP (8)	1,171,361	5.9%	—	3.5%	1,171,361	*	—	—
AQR Capital Management, LLC (9)	1,105,491	5.5%	—	3.3%	1,105,491	*	—	—
Five Percent Holders After the Business Combination:
GigAcquisitions7 Corp. (2)(4)	—	—	9,932,246	29.80%	13,651,246	12.67%	13,651,246	14.60%
Gibson Family Holdings, LLC (10)	—	—	—	—	35,397,316	26.55%	35,397,316	30.72%

*	Less than 1%

(1)

Unless otherwise noted, the business address of each of the following entities or individuals listed under the headings “Directors and Executive Officers of GigCapital7 Before the Business Combination” and “Five Percent Holders Before the Business Combination” is 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303. Unless otherwise noted, the business address of each of the following entities or individuals listed under the headings “Directors and Executive Officers of Domesticated GigCapital7 After the Business Combination” and “Five Percent Holders After the Business Combination” is 3 Twin Dolphin Drive, Ste 260, Redwood City, CA 94065.

(2)

Represents 9,932,246 GigCapital7 Class B Ordinary Shares held by the Sponsor. Such shares are beneficially owned by Dr. Katz, the Chairman of the Board of Directors of GigCapital7, and Dr. Raluca Dinu, a director of GigCapital7, who both have the voting and dispositive power over the shares held by the Sponsor.

(3)

Represents (i) 42,363,158 shares of Domesticated GigCapital7 Common Stock held by Samuel Gibson after the Business Combination, (ii) 35,397,316 shares of Domesticated GigCaptial7 Common Stock held by Gibson Family Holdings, LLC after the Business Combination and (iii) 747,277 shares of Domesticated GigCapital7 Common Stock held by the SG 2026 Irrevocable Exempt Trust u/a dated January 29, 2026 after the Business Combination. The shares reflected in (ii) and (iii) above are beneficially owned by Samuel Gibson, the Chief Executive Officer and sole director of Hadron Energy and a director nominee of Domesticated GigCapital7, who has the voting and dispositive power over such shares.

(4)

Represents 9,932,246 shares of Domesticated GigCapital7 Common Stock held by the Sponsor following the Business Combination and 3,719,000 Domesticated GigCapital7 Warrants held by the Sponsor following the Business Combination. Such shares and warrants are beneficially owned by Dr. Katz and Dr. Raluca Dinu, who both have the voting and dispositive power over the shares held by the Sponsor. In addition, on January 19, 2026, Samuel Gibson transferred 875 shares of Hadron Common Stock to each of Dr. Katz and Dr. Raluca Dinu. These Hadron Energy shares will convert into Domesticated GigCapital7 Common Stock at the Exchange Ratio at the Closing. Based on the illustrative Exchange Ratio assumed for purposes of this table of 87.40, that results in each of Dr. Katz and Dr. Dinu receiving 76,475 shares of Domesticated GigCapital7 Common Stock in the Business Combination for which he or she, respectively, has sole voting and dispostive power.

(5)

Pursuant to a Schedule 13G filed with the SEC on February 17, 2026, Highbridge Capital Management, LLC (“Highbridge”), a Delaware limited liability company, is the investment adviser to certain funds and accounts (the “Highbridge Funds”), including Highbridge Tactical Credit Master Fund, L.P. Kirk Rule is an Executive Director of Highbridge. Highbridge has not admitted that for the purposes of Section 13 of the Exchange Act that it is the beneficial owner of these shares. The address of the business office of Highbridge is 390 Madison Avenue, 28th Floor, New York, NY 10017. Following the Business Combination, the Class A Ordinary Shares will convert into shares of Domesticated GigCapital7 Common Stock in the No Redemption scenario and are presumed to be redeemed in the Maximum Redemption scenario.

(6)

Pursuant to a Schedule 13G/A filed with the SEC on February 17, 2026, Aristeia Capital, L.LC. (“Aristeia Capital”) may be deemed the beneficial owner of 1,005,240 Class A Ordinary Shares. Andrew B. David is the Chief Operating Officer of Aristeia Capital. The address of Aristeia Capital is One Greenwich Plaza, Suite 300, Greenwich, CT 06830. Following the Business Combination, the Class A Ordinary Shares will convert into shares of Domesticated GigCapital7 Common Stock in the No Redemption scenario and are presumed to be redeemed in the Maximum Redemption scenario.

(7)

Pursuant to a Schedule 13G/A filed with the SEC on February 13, 2026, the Class A Ordinary Shares reported herein are held by Tenor Opportunity Master Fund, Ltd. (the “Master Fund”). Tenor Capital Management Company, L.P. (“Tenor Capital”) serves as the investment manager to the Master Fund. Robin Shah serves as the managing member of Tenor Management GP, LLC, the general partner of Tenor Capital. By virtue of these relationships, the Master Fund, Tenor Capital and Robin Shah may be deemed to have shared voting and dispositive power with respect to the shares owned directly by the Master Fund. The Master Fund, Tenor Capital and Robin Shah have not admitted that they are beneficial owners of the shares for purposes of Section 13 of the Exchange Act or for any other purpose. Each of the Master Fund, Tenor Capital and Robin Shah has disclaimed beneficial ownership of the shares except to the extent of their respective pecuniary interest therein. The address of Tenor Capital is 810 Seventh Avenue, Suite 1905, New York, NY 10019. Following the Business Combination, the Class A Ordinary Shares will convert into shares of Domesticated GigCapital7 Common Stock in the No Redemption scenario and are presumed to be redeemed in the Maximum Redemption scenario.
(8)

Pursuant to a Schedule 13G filed with the SEC on February 13, 2026, the Class A Ordinary Shares reported herein are directly beneficially owned by Harraden Circle Investors, LP (“Harraden Fund”), Harraden Circle Special Opportunities, LP (“Harraden Special Op Fund”), Harraden Circle Strategic Investments, LP (“Harraden Strategic Fund”) and Harraden Circle Concentrated, LP (“Harraden Concentrated Fund”). Harraden Circle Investors GP, LP (“Harraden GP”) is the general partner to Harraden Fund, Harraden Special Op Fund, Harraden Strategic Fund, and Harraden Concentrated Fund, and Harraden Circle Investors GP, LLC (“Harraden LLC”) is the general partner of Harraden GP. Harraden Circle Investments, LLC (“Harraden Adviser”) serves as investment manager to Harraden Fund, Harraden Special Op Fund, Harraden Strategic Fund, Harraden Concentrated Fund, and other high net worth individuals. Frederick V. Fortmiller, Jr. is the managing member of each of Harraden LLC and Harraden Adviser. In such capacities, each of Harraden GP, Harraden LLC, Harraden Adviser and Mr. Fortmiller may be deemed to indirectly beneficially own the shares reported herein directly beneficially owned by Harraden Fund, Harraden Special Op Fund, Harraden Strategic Fund, and Harraden Concentrated Fund. The address of Harraden Circle Investors GP, LP is 885 Third Avenue, Suite 2600B, New York, NY 10022. Following the Business Combination, the Class A Ordinary Shares will convert into shares of Domesticated GigCapital7 Common Stock in the No Redemption scenario and are presumed to be redeemed in the Maximum Redemption scenario.

(9)

Pursuant to a Schedule 13G/A filed with the SEC on February 13, 2026, the Class A Ordinary Shares reported herein are held by AQR Arbitrage, LLC, which is deemed to be controlled by AQR Capital Management, LLC, a wholly owned subsidiary of AQR Capital Management Holdings, LLC. Henry Parkin is an authorized signatory for each of these entities. The address of these entities is One Greenwich Plaza, Suite 130, Greenwich, CT 06830. Following the Business Combination, the Class A Ordinary Shares will convert into shares of Domesticated GigCapital7 Common Stock in the No Redemption scenario and are presumed to be redeemed in the Maximum Redemption scenario.

(10)

Represents 35,397,316 shares of Domesticated GigCapital7 Common Stock held by Gibson Family Holdings LLC, a Delaware limited liability company, following the Business Combination. Such shares are beneficially owned by Samuel Gibson, the Chief Executive Officer and sole director of Hadron Energy and a director nominee of Domesticated GigCapital7, who has the voting and dispositive power over them.

GigCapital7’s Initial Shareholders beneficially own approximately 29.80% of the issued and outstanding GigCapital7 Ordinary Shares. Prior to the closing of GigCapital7’s initial business combination, only holders of GigCapital7 Class B Ordinary Shares will be entitled to vote on the appointment and removal of directors or continuing the company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend GigCapital7’s constitutional documents or to adopt new constitutional documents, in each case, as a result of GigCapital7’s approving a transfer by way of continuation to a jurisdiction outside the Cayman Islands). Because of this ownership block, GigCapital7’s Initial Shareholders may be able to effectively influence the outcome of all other matters requiring approval by GigCapital7’s shareholders, including the appointment of directors or continuing the company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend GigCapital7’s constitutional documents or to adopt new constitutional documents, in each case, as a result of our approving a transfer by way of continuation to a jurisdiction outside the Cayman Islands), and approval of significant corporate transactions including GigCapital7’s initial business combination.

GigCapital7’s Sponsor purchased an aggregate of 3,719,000 Private Placement Warrants, each exercisable to purchase one GigCapital7 Class A Ordinary Share at $11.50 per share, at a price of $0.01561 per warrant, or $58,060 in the aggregate, in a private placement that occurred simultaneously with the closing of the Initial Public Offering. The Private Placement Warrants held by the Sponsor, are subject to a lock-up as described in “Principal Shareholders-Restrictions on Transfers of Class B Ordinary Shares and Private Placement Warrants”.

The Private Placement Warrants are identical to the warrants sold in the Initial Public Offering except that, the Private Placement Warrants: (i) will not be redeemable by GigCapital7; (ii) may be exercised for cash or on a cashless basis, as described in the prospectus, so long as they are held by the Sponsor or any of their respective permitted transferees, (iii) subject to certain limited exceptions, will be subject to transfer restrictions until thirty (30) days following the consummation of GigCapital7’s initial business combination; and (iv) will be entitled to registration rights. The private placement warrants held by the Sponsor are subject to a lock-up as described above. If we do not complete our initial business combination within the Completion Window, the Private Placement Warrants will expire worthless. The Private Placement Warrants are subject to the transfer restrictions described below.

GigCapital7’s Sponsor, and our officers and directors are deemed to be our “promoters” as such term is defined under the federal securities laws.

Securities Authorized for Issuance under Equity Compensation Plans

No shares of GigCapital7 are available for issuance under any equity compensation plan.

Shares of Hadron Common Stock have been reserved for issuance under the Hadron EIP, provided that prior to the Closing of the Business Combination, the Interim Period Option Issuance is limited to such amount that is consented to in writing by GigCapital7.

Domesticated GigCapital7 Common Stock will be reserved for issuance under the New Equity Incentive Plan as of the Closing of the Business Combination. The New Equity Incentive Plan will have an initial share reserve for new awards to be issued thereunder equal to ten percent (10%) of the fully-diluted shares of Domesticated GigCapital7 Common Stock as of immediately after the Closing (rounded to the nearest whole share) and will include an “evergreen” provision pursuant to which, on the first day of each calendar year beginning with the first full calendar year following the Plan Effective Date, the share reserve automatically increases by five percent (5%) of the total number of outstanding shares (on a fully diluted basis) on such date, unless otherwise determined by the post-Closing board of directors.

Changes in Control

None.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

GigCapital7 Related Person Transactions

Founder Shares

At the formation of GigCapital7 on May 8, 2024, the Sponsor acquired one GigCapital7 Class B Ordinary Share for a purchase price of $0.0001. Subsequently on May 31, 2024, the Sponsor purchased 16,999,999 GigCapital7 Class B Ordinary Shares from us for an aggregate purchase price of $100,000, or $0.00588235 per share. Following the May 31, 2024 purchase, the Sponsor surrendered 300,000 Class B Ordinary Shares to GigCapital7 for no consideration, resulting in the Sponsor holding 16,700,000 Class B Ordinary Shares. On July 29, 2024 and August 28, 2024, the Sponsor surrendered to GigCapital7 for no consideration an additional 659,417 founder shares and 3,833,337 founder shares, respectively, resulting in the Sponsor holding 12,207,246 Class B ordinary shares. The Sponsor forfeited 2,000,000 Founder Shares upon the underwriters’ decision not to exercise the over-allotment option in full on October 25, 2024. On August 27, 2025, the Sponsor gifted 100,000 Class B Ordinary Shares to a non-affiliated charitable organization. On January 21, 2026, the Sponsor transferred 175,000 Class B Ordinary Shares to a non-affiliated third party for $148,750. As a result of these transactions, the date of this proxy statement/prospectus, the Sponsor holds 9,932,246 GigCapital7 Class B Ordinary Shares.

Pursuant to the Letter Agreement, the Sponsor and GigCapital7’s officers and directors have agreed not to transfer, assign or sell any of their founder shares and any Ordinary Shares issued upon conversion thereof until the earlier of (i) six months after the completion of a Business Combination or (ii) the date on which, subsequent to a Business Combination, (x) the last sale price of the Ordinary Shares equals or exceeds $11.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing at least 90 days after a Business Combination, or (y) GigCapital7 completes a liquidation, merger, share exchange or other similar transaction that results in all of GigCapital7’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property, and (ii) with respect to the Private Placement Warrants or any securities underlying the Private Placement Warrants, until 30 days after the completion of a Business Combination (clauses (i) and (ii) collectively, the “Lock-up”). Notwithstanding the foregoing, during the Lock-up, transfers of Founder Shares or any other Ordinary Shares of the Company (which are not Offering Shares), the Private Placement Warrants and Ordinary Shares issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares, are permitted to be made (a) amongst Sponsor and its affiliates, to GigCapital7’s executive officers or directors, or to any affiliate or family member of any of GigCapital7’s executive officers or directors; (b) in the case of an entity, as a distribution to its partners, shareholders or members upon its liquidation; (c) in the case of an individual, (1) by bona fide gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an Affiliate of such person or to a charitable organization, (2) by virtue of the laws of descent and distribution upon death of such person, (3) pursuant to a qualified domestic relations order; (d) in the case of a trust, by distribution to one or more permissible beneficiaries of such trust; (e) by certain pledges to secure obligations incurred in connection with purchases of GigCapital7’s securities; (f) through private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which such securities were originally purchased; (g) to GigCapital7 for no value for cancellation in connection with the consummation of a Business Combination; (h) in the event of GigCapital7’s liquidation prior to the consummation of a Business Combination; (i) by virtue of the laws of the Cayman Islands, by virtue of Sponsor’s memorandum and articles of association or other constitutional, organizational or formational documents, as amended, upon dissolution of the Sponsor, or by virtue of the constitutional, organizational or formational documents of a subsidiary of Sponsor that holds any securities upon liquidation or dissolution of such subsidiary; or (j) in the event of GigCapital7’s completion of a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of GigCapital7’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the completion of GigCapital7’s initial Business Combination; provided, that, in case of clauses (a) through (f), these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other terms described in the Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

Private Placement Warrants

The Sponsor purchased 3,719,000 private placement warrants at a price of $0.01561 per private placement warrant. Each private placement warrant entitles the holder thereof to purchase one Class A ordinary share at $11.50 per share, subject to adjustment. The warrant private placement generated aggregate gross proceeds of $58,060. The private placement warrants are identical to the warrants sold in the IPO except that, the Private Placement Warrants: (i) will not be redeemable by GigCapital7; (ii) may be exercised for cash or on a cashless basis, as described in the prospectus, so long as they are held by the Sponsor or any of their respective permitted transferees, (iii) subject to certain limited exceptions, will be subject to transfer restrictions until thirty (30) days following the consummation of GigCapital7’s initial business combination; and (iv) will be entitled to registration rights. The private placement warrants held by the Sponsor are subject to a lock-up as described above.

Administrative Services Agreement

GigCapital7 has agreed to pay $30,000 a month for office space, administrative services and secretarial support to an affiliate of the Sponsor, GigManagement, LLC. Services commenced on August 28, 2024, the date the securities were first listed on Nasdaq, and will terminate upon the earlier of the consummation by GigCapital7 of a Business Combination or the liquidation of GigCapital7.

Related Party Loans

In order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, make Working Capital Loans to the Company as may be required. If the Company completes a business combination, the Company would repay the Working Capital Loans. In the event that a business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Such Working Capital Loans may be convertible at the option of the lender as described below. The warrants would be identical to the Private Placement Warrants. As of the date of this proxy statement/prospectus, there is $148,000 in principal amount of Working Capital Loans outstanding to the Sponsor. This Working Capital Loan may be converted into 14,800 units consisting of 14,800 shares of Domesticated GigCapital7 Common Stock and warrants to purchase 14,800 shares of Domesticated GigCapital7 Common Stock with an exercise price of $11.50 per share. In addition, although there is no intent to have any further Working Capital Loans, to the extent that there are any, up to $1,500,000 in the aggregate of Working Capital Loans can be converted into units on these terms.

Registration Rights Agreement

At the Closing, GigCapital7, the Sponsor and the holder parties thereto will enter into the Registration Rights Agreement, pursuant to which, among other things, the Sponsor, certain Hadron Stockholders and the other parties thereto will be entitled to customary piggyback registration rights and demand registration rights, on the terms and subject to the conditions therein, with respect to securities of Domesticated GigCapital7 that they will hold following the Business Combination.

Transaction Support Agreement

On September 27, 2025, the Supporting Company Stockholders executed and delivered to GigCapital7 a Transaction Support Agreement, pursuant to which each such Supporting Company Stockholder agreed to, among other things, support and vote in favor of the Business Combination Agreement, the Merger and the Transactions. The Supporting Company Stockholders have further agreed, subject to the Closing, to the termination of any of their rights under the Hadron Bylaws or any letter agreement providing for redemption rights, put rights, purchase rights, or similar rights that are not generally available to all stockholders, effective immediately prior to the Closing, and agree that prior thereto, the Supporting Company Stockholders will not exercise such rights in any manner inconsistent with the Business Combination Agreement or otherwise reasonably likely to interfere with, delay, impede, frustrate or prevent the consummation of the Merger.

The Transaction Support Agreement restricts the Supporting Company Stockholders from directly or indirectly, (a) selling, assigning, transferring (including by operation of law), creating any lien or pledge, disposing of, or otherwise encumbering any of the shares or otherwise, or agreeing to do any of the foregoing, except if pursuant to the Business Combination Agreement or to another stockholder bound by the terms of the Transaction Support Agreement; (b) depositing any shares into a voting trust or entering into a voting agreement or arrangement or granting any proxy or power of attorney with respect thereto that is inconsistent with the Transaction Support Agreement; and (c) entering into any contract, option or other arrangement or undertaking with respect to the direct acquisition or sale, assignment, transfer or other disposition of any shares, except as set forth in the Business Combination Agreement or the Transaction Support Agreement.

On January 19, 2026, Samuel Gibson, Hadron Energy’s Founder and Chief Executive Officer, transferred an aggregate of 1,750 shares of Hadron Common Stock to Dr. Avi S. Katz (875 shares) and Dr. Raluca Dinu (875 shares) as consideration for services provided to Mr. Gibson in facilitating a SAFE investment for Hadron Energy. The transfer was effective upon execution of the transfer agreement and the required joinder under the Transaction Support Agreement.

GigCapital7’s Policy for Approval of Related Party Transactions

The audit committee of the GigCapital7 Board will adopt a policy setting forth the policies and procedures for its review and approval or ratification of “related party transactions.” A “related party transaction” is any consummated or proposed transaction or series of transactions: (i) in which the company was or is a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) the lesser of $120,000 or 1% of the average of the company’s total assets at year end for the prior two completed fiscal years in the aggregate over the duration of the transaction (without regard to profit or loss); and (iii) in which a “related party” had, has or will have a direct or indirect material interest.

“Related parties” under this policy will include: (i) our directors or officers or any person who has served in such roles since the beginning of the most recent fiscal year, even if he or she does not currently serve in that role; (ii) any record or beneficial owner of more than 5% of any class of our voting securities; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any other person who may be a “related person” pursuant to Item 404 of Regulation S-K under the Exchange Act. Pursuant to the policy, the audit committee will consider (i) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, (ii) the extent of the related party’s interest in the transaction, (iii) whether the transaction contravenes our code of ethics or other policies, (iv) whether the audit committee believes the relationship underlying the transaction to be in the best interests of the company and its shareholders and (v) if the related party is a director or an immediate family member of a director, the effect that the transaction may have on a director’s status as an independent member of the board and on his or her eligibility to serve on the board’s committees. Management will present to the audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, we may consummate related party transactions only if our audit committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy will not permit any director or officer to participate in the discussion of, or decision concerning, a related person transaction in which he or she is the related party.

GigCapital7 is not prohibited from paying any fees (including advisory fees), reimbursements or cash payments to our Sponsor, officers or directors, or our or their affiliates, for services rendered to us prior to or in connection with the completion of our initial business combination, including the following payments, all of which, if made prior to the completion of our initial business combination, will be paid from funds held outside the Trust Account:

•	Reimbursement for office space, utilities and secretarial and administrative support made available to us by our Sponsor or an affiliate thereof, in an amount equal to $30,000 per month;

•	Monthly payments to GigCapital7’s Chief Financial Officer for her services;

•

Payment of consulting, success or finder fees to certain of our directors, officers, advisors, or their respective affiliates in connection with the consummation of our initial business combination, including any deferred payments thereof;

•

We may engage our Sponsor or an affiliate of our Sponsor as an advisor or otherwise in connection with our initial business combination and certain other transactions and pay such person or entity a salary or fee in an amount that constitutes a market standard for comparable transactions;

•	Reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination; and

•

Repayment of Working Capital Loans which may be made by our Sponsor or an affiliate of our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. As of the date of this proxy statement/prospectus, there is $148,000 in principal amount of Working Capital Loans outstanding to the Sponsor. This Working Capital Loan may be converted into 14,800 units consisting of 14,800 shares of Domesticated GigCapital7 Common Stock and warrants to purchase 14,800 shares of Domesticated GigCapital7 Common Stock with an exercise price of $11.50 per share. In addition, although there is no intent to have any further Working Capital Loans, to the extent that there are any, up to $1,500,000 in the aggregate of Working Capital Loans can be converted into units on these terms.

Hadron Energy Related Person Transactions

Company Cash Advance

In 2024 and 2025, the Company made cash advances totaling $24,614 and $136,777, respectively, to Samuel Gibson, the Company’s Chief Executive Officer for certain living and personal expenses. These advances were expected to be settled through cash repayments to the Company during the 2026 fiscal year. In December 2025, the Company revised its arrangement with respect to the advances and included the total advances to date in a discretionary compensation award. The discretionary award was approved by Management and all applicable payroll taxes were remitted to the applicable authorities.

Hadron SAFEs

Since July 2024, Hadron Energy has entered into SAFEs as its primary source of funding. Pursuant the terms of the SAFEs, upon a qualified future equity financing involving preferred shares, the SAFEs will settle into a number of preferred shares equal to the greater of (i) the number of shares of standard preferred stock (“Standard Preferred Stock”) equal to the purchase price divided by the lowest price per share of the Standard Preferred Stock, or (ii) the number of shares of SAFE preferred stock (“SAFE Preferred Stock”) divided by a discounted price to the price investors pay to purchase the standard preferred shares in the financing (with such discounted price calculated by reference to a valuation cap).

Upon the occurrence of a change of control, a direct listing or an initial public offering (described as a “liquidity event”) (other than a qualified financing), the investors have the option to receive either (i) cash payment equal to the invested amount under such SAFE, or (ii) a number of shares of common stock equal to the invested amount divided by the liquidity price set forth in the applicable SAFE agreement. If a dissolution event occurs prior to the termination of the SAFEs, the investors would be entitled to receive a portion of the related proceeds equal to the purchase amount (or the amount received for the SAFE).

Prior to the Effective Time, the Company shall cause each outstanding SAFE to be amended, in a form reasonably acceptable to GigCapital7 (the “SAFE Amendment”), such that each SAFE will automatically convert, immediately prior to the Effective time, into a number of shares of Hadron Common Stock in accordance with the terms of such SAFE (as so amended).

SAFEs issued to Ryan Mott and his immediate family members

On October 22, 2025, the Company issued a SAFE to Ryan Mott, the Company’s Director of Licensing and Operations, for a purchase amount of $25,000. On October 23, 2025, the Company issued a SAFE to Andrew Mott, Mr. Mott’s brother, for a purchase amount of $5,000. On October 23, 2025, the Company issued a SAFE to Phil Mott, Mr. Mott’s father, for a purchase amount of $20,000. Mr. Mott and his immediate family members’ participation was on terms identical to those offered to non-related person investors.

SAFE issued to Shawn DeAngelo

On January 2, 2026, the Company issued a SAFE to Shawn DeAngelo, the Company’s Chief Development Officer, for a purchase amount of $25,000. Mr. DeAngelo’s participation was on terms identical to those offered to non-related person investors.

SAFE to be facilitated by Dr. Avi S. Katz and Dr. Raluca Dinu

On January 19, 2026, Samuel Gibson, Hadron Energy’s Founder and Chief Executive Officer, transferred an aggregate of 1,750 shares of Hadron Common Stock to Dr. Avi S. Katz (875 shares) and Dr. Raluca Dinu (875 shares) as consideration for services provided to Mr. Gibson in facilitating a SAFE investment for Hadron Energy. The transfer was effective upon execution of the transfer agreement. Dr. Katz will serve as the Executive Chairman and director, and Dr. Dinu will serve as a director of Domesticated GigCapital7 upon Closing of the Business Combination. The transferees acknowledged that the shares will be subject to transfer restrictions and will be subject to the applicable lock-up arrangements under the Lock Up Agreement.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Hadron Energy—Critical Accounting Policies and Estimates.”

Statement of Policy Regarding Transactions with Related Persons

Effective upon the Closing of the proposed Business Combination, the Domesticated GigCapital7 Board expects to adopt a related person transaction policy that will set forth Domesticated GigCapital7’s procedures for the identification, review, consideration and approval or ratification of related person transactions. The policy is expected to become effective upon approval by the Domesticated GigCapital7 Board following the consummation of the proposed Business Combination. Domesticated GigCapital7’s audit committee will have the primary responsibility for reviewing and approving or disapproving “related party transactions.” The charter of Domesticated GigCapital7’s audit committee will provide that the audit committee will review and approve in advance any related party transaction.

A related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, between Domesticated GigCapital7 and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Transactions involving compensation for services provided to Domesticated GigCapital7 as an employee or director are not expected to be covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of Domesticated GigCapital7’s voting securities and any of their respective immediate family members and any entity owned or controlled by such persons.

It is expected that under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, Domesticated GigCapital7’s management must present information regarding the related person transaction to Domesticated GigCapital7’s audit committee, or, if audit committee approval would be inappropriate, to another independent committee of the Domesticated GigCapital7 Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests (direct and indirect) of the related persons, the benefits to Domesticated GigCapital7 of the transaction and whether the transaction is on terms that are comparable to the terms available to or from (as the case may be) an unrelated third party or to or from employees generally. Under the policy, Domesticated GigCapital7 will collect information that it deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable Domesticated GigCapital7 to identify any existing or potential related person transactions and to effectuate the terms of the policy. In addition, under the Code of Business Conduct and Ethics that Domesticated GigCapital7 expects the Domesticated GigCapital7 Board to adopt following the closing of the proposed Business Combination, Domesticated GigCapital7’s employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, it is expected that Domesticated GigCapital7’s audit committee, or other independent committee of the Domesticated GigCapital7 Board, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to Domesticated GigCapital7;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

It is also expected that the policy will require that, in determining whether to approve, ratify or reject a related person transaction, Domesticated GigCapital7’s audit committee, or other independent committee of the Domesticated GigCapital7 Board, will consider, in light of known circumstances, whether or not the transaction is consistent with Domesticated GigCapital7’s best interests and those of Domesticated GigCapital7’s stockholders, as Domesticated GigCapital7’s audit committee, or other independent committee of the Domesticated GigCapital7 Board, determines in the good faith exercise of its discretion.

Indemnification of Directors and Officers

The Proposed Post-Closing Bylaws will provide that Domesticated GigCapital7 will be required to indemnify its directors and officers to the fullest extent permitted by the DGCL. In addition, the Proposed Post-Closing Certificate of Incorporation will provide that Domesticated GigCapital7’s directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

EXECUTIVE AND DIRECTOR COMPENSATION OF HADRON ENERGY

Overview

This section discusses the material components of the executive compensation program for Hadron Energy’s executive officers who are named in the “-2024 Summary Compensation Table” and “-2025 Summary Compensation Table” below. As an “emerging growth company,” as such term is defined under the JOBS Act, Hadron Energy is not required to include a Compensation Discussion and Analysis section and has elected to comply with the scaled disclosure requirements applicable to an emerging growth company. Unless the context otherwise requires, all references in this section to “we,” “our,” “us,” and “the Company” refer to Hadron Energy prior to the consummation of the proposed Business Combination and to Hadron Energy, Inc. and its subsidiaries after the proposed Business Combination. This discussion may contain forward-looking statements that are based on Hadron Energy’s current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that Hadron Energy, Inc. will adopt may differ materially from the current or the currently planned programs that are summarized in this discussion.

2024 Compensation of Named Executive Officers of Hadron Energy

Hadron Energy’s named executive officer for the period of July 8, 2024 (date of inception) through December 31, 2024, which consisted of Hadron Energy’s chief executive officer, was:

•	Samuel Gibson, Hadron Energy’s Founder, Chief Executive Officer, and Board Member

2024 Summary Compensation Table

The following table sets forth information regarding the compensation of Hadron Energy named executive officers for the period of July 8, 2024 (date of inception) through December 31, 2024.

Name and Principal Position	Year	Salary ($)	Option Awards ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Samuel Gibson Founder and Chief Executive Officer	2024	—	—	—	—	—

2025 Compensation of Named Executive Officers of Hadron Energy

Hadron Energy’s named executive officers for the period of January 1, 2025 through December 31, 2025 were:

•	Samuel Gibson, Hadron Energy’s Founder, Chief Executive Officer, and Board Member

•	Andrew Ward, Chief Technology Officer

•	Shawn DeAngelo, Chief Development Officer

2025 Summary Compensation Table

The following table sets forth information regarding the compensation of Hadron Energy named executive officers for the period of January 1, 2025 through December 31, 2025.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Bonus ($)	All Other Compensation ($)	Total ($)
Samuel Gibson Founder and Chief Executive Officer	2025	42,646	—	—	176,010	218,656
Andrew Ward Chief Technology Officer	2025	49,376	—	—	—	49,376
Shawn DeAngelo Chief Development Officer	2025	44,105	9,706,598	—	—	9,750,703

(1)	Represents the grant date fair value of the Restricted Stock Purchase Awards granted to the individual during the year ended December 31, 2025.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2025, the Company does not have any outstanding equity awards granted to Hadron Energy’s named executive officers.

Narrative Disclosure to Summary Compensation Table

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with other components of the executive compensation program. In general, Hadron Energy seeks to provide a base salary level designed to reflect each executive officer’s scope of responsibility and accountability. Please see the “Salary” column in the “-2024 Summary Compensation Table” and “-2025 Summary Compensation Table” for the base salary amounts received by the named executive officers of Hadron Energy in 2024 and 2025.

Annual Bonuses

Our named executive officers were eligible also to earn annual bonus for calendar year 2024 and 2025, as determined in the discretion of the board of directors of Hadron Energy based on its review of Hadron Energy’s performance for the applicable year and each named executive officer’s individual performance and contributions to the success of Hadron Energy.

Long-Term Equity Incentive Awards

To focus Hadron Energy’s named executive officers on the long-term performance of the Company, Hadron Energy has historically granted equity compensation in the form of stock options for Hadron Energy’s Common Stock that are subject to time-based vesting requirements. As of December 31, 2025, Hadron Energy has not granted equity compensation in the form of equity incentive awards to any of its named executive officers.

Equity Incentive Plan

The principal features of Hadron Energy’s existing equity incentive plan are summarized below.

Hadron EIP

On October 30, 2024, the Board of Directors approved and the Company adopted the Hadron EIP. On December 22, 2025, the Board of Directors approved an amendment to the Hadron EIP to increase the number of shares authorized for issuance under the Hadron EIP. The maximum aggregate number of shares of Hadron Common Stock that the Company may award under the Hadron EIP is 160,000. The term of the Hadron EIP is 10 years. The Hadron EIP is administered by the board or any committee appointed to administer the Plan (the “Administrator”). The Company may grant awards to eligible participants which may take the form of stock options (both incentive stock options and non-qualified stock options), stock purchase rights, restricted stock, restricted stock units and performance stock awards. Awards may be granted to employees, directors, and consultants (as defined in the Plan.) The term of any stock option award may not exceed 10 years and may be subject to vesting conditions, as determined by the Administrator. Incentive stock options may only be granted to employees of the Company or any subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Internal Revenue Code. The exercise price of any stock option award cannot be less than fair market value of Hadron Energy Common Stock, provided, however, that an incentive stock option granted to an employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, must have an exercise price of no less than 110% of the fair market value of Hadron Energy Common Stock and a term that does not exceed five years.

Upon the Closing of the proposed Business Combination, the Hadron EIP will be terminated and Domesticated GigCapital7 will not grant any further awards under such plan. As discussed in this proxy statement/prospectus, as part of the Business Combination, the awards under the Hadron EIP that are outstanding immediately prior to the Effective Time will be automatically assumed by Domesticated GigCapital7 and converted into corresponding awards under the New Equity Incentive Plan, pursuant to the terms of the Business Combination Agreement.

Health, Welfare and Retirement Plans

All Hadron Energy full-time employees are eligible to participate in its health and welfare plans, including medical, dental, vision, basic group life insurance, voluntary life insurance, voluntary short-term and long-term disability insurance, and employee assistance program benefits made available to its employees through Gusto.

Executive Compensation of Hadron Energy Following the Business Combination

Hadron Energy is currently developing an executive compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling Domesticated GigCapital7 to attract, retain, incentivize and reward individuals who contribute to Domesticated GigCapital7’s long-term success. Decisions on the executive compensation program will be made by the post-closing company’s compensation committee. In addition to the guidance provided by its compensation committee, the post-closing company may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees.

Non-Employee Director Compensation Program

Hadron has not entered into formal arrangements under which non-employee directors receive cash compensation for their service on the board of Hadron Energy or its committees.

Following the consummation of the Business Combination, Domesticated GigCapital7 intends to develop a board of directors’ compensation program that is designed to align compensation with the post-closing company business objectives and the creation of shareholder value, while enabling the post-closing company to attract, retain, incentivize and reward directors who contribute to the long-term success of Domesticated GigCapital7. It is anticipated that the compensation committee will determine the annual compensation to be paid to the members of Domesticated GigCapital7 upon completion of the Business Combination.

MANAGEMENT OF DOMESTICATED GIGCAPITAL7 FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information, as of April 9, 2026, concerning the persons who are expected to serve as directors and executive officers of the Domesticated GigCapital7 following the consummation of the business combination and assuming the election of the director nominees at the special meeting as set forth in “Proposal No. 7 -  Director Election Proposal.”

Name	Age	Position(s)
Executive Officers:
Samuel Gibson	24	Founder, Chief Executive Officer and Director
Rahul Shukla	43	Chief Financial Officer
Ken Canavan	61	Chief Operating Officer
Ross T. Ridenoure	71	Chief Nuclear Officer
Shawn DeAngelo	61	Chief Development Officer
Dr. Andrew M. Ward	44	Chief Technology Officer
Ryan Mott	39	VP of Licensing & Operations
Directors:
Samuel Gibson	24	Director Nominee
Dr. Avi Katz	68	Independent Director and Executive Chairman
Dr. Raluca Dinu	52	Independent Director
Raanan I. Horowitz	65	Independent Director
Ambassador Adrian Zuckerman	69	Independent Director
Ralph L. Hunter	60	Independent Director Nominee
Robert J. Lewis	58	Independent Director Nominee
Bryan L. Timm	62	Independent Director Nominee

Executive Officers

Samuel Gibson founded Hadron and has served as its Chief Executive Officer and a member of the Hadron Board since its inception in May 2024. Prior to founding Hadron, Mr. Gibson was a Facilities Services Engineer at Blue Collars Plumbing & HVAC, a company focused in providing commercial and residential plumbing & HVAC services from December 2023 until May 2024. Previously, Mr. Gibson served as an Assistant Mechanical Engineer at Burns & McDonnell, an engineering consulting firm, from August 2023 until December 2023. Mr. Gibson holds a Bachelor of Science in Mechanical Engineering and a minor in Engineering Leadership from the University of Nebraska. He is a two-time global engineering leader awarded by the American Society of Mechanical Engineers (ASME). We believe Mr. Gibson is highly qualified to serve on the Domesticated GigCapital7 Board due to the unique perspective and expertise he brings as Hadron’s Chief Executive Officer, combined with his industry experience and educational background in engineering.

Rahul Shukla has served as Hadron’s Chief Financial Officer since December 2025. Before his appointment, Mr. Shukla served as Chief Accounting Officer from January 2022 to December 2025 at Stem, Inc., a publicly traded clean-energy software company, where he oversaw global accounting teams, led audit and SOX remediation efforts, managed complex technical accounting matters, and supported a $700 million acquisition integration. Previously, Mr. Shukla held senior finance leadership roles at Natera, Inc. (as Controller from July 2020 to December 2021) and eHealth, Inc., where he supported multiple public offerings totaling more than $1.6 billion in capital raised and materially accelerated close and reporting timelines. deep expertise in public-company finance, SEC reporting, capital structure, M&A integration, and Sarbanes-Oxley Act (“SOX”)-compliant financial operations, having led finance and accounting organizations across energy, healthcare, SaaS, and technology platforms. Mr. Shukla began his career at KPMG, focusing on M&A and transaction advisory, and holds a degree from the University of California, Berkeley Haas School of Business.

Ken Canavan has served as Hadron’s Chief Operating Officer since January 2026. Before his appointment, Mr. Canavan served as President and Chief Executive Officer from January 2024 to January 2026 of E4 Carolinas, where he restructured and repositioned the organization for growth. From March 2022 to July 2023, Mr. Canavan served as VP and Chief Revenue Officer at Structural Integrity Associates, Inc. From January 2018 to July 2021, he was Chief Technology Officer and Vice President of Nuclear Technology at Westinghouse Electric Company, leading the Global Technology Office and overseeing major innovation programs, including Accident Tolerant Fuel initiatives and the eVinci Microreactor program, a more than $200 million advanced reactor development effort. Earlier in his career, Mr. Canavan spent over 15 years at the Electric Power Research Institute (EPRI) as Director of Nuclear Plant Technology, managing a global R&D portfolio exceeding $50 million annually. He began his career in nuclear safety and probabilistic risk assessment at utility owner-operators, including Three Mile Island and Oyster Creek. Mr. Canavan brings nearly four decades of experience across nuclear operations, advanced reactor development, global research and development (“R&D”), and enterprise transformation. His career spans leadership roles at owner-operators, national laboratories, global technology providers, and industry research institutions, positioning him uniquely to oversee Hadron’s FOAK-to-NOAK operational execution.

Ross T. Ridenoure has served as Hadron’s Chief Nuclear Officer since May 2025. A three-time Chief Nuclear Officer and three time Senior Reactor Operator with more than 40 years of commercial nuclear-power experience, Mr. Ridenoure has led operations and regulatory programs for both U.S. and international nuclear facilities. Prior to joining Hadron, from January 2024 until April 2025, Mr. Ridenoure served as QA Director at Accelerant, and from January 2023 until November 2023, he served as a consultant for Excel Energy. From November 2020 until October 2023, he served as Expert Consultant at the International Atomic Energy Agency. From January 2013 until July 2018, Mr. Ridenoure served as Senior Vice President of Nuclear Licensing & Regulatory Affairs for the Barakah Nuclear Power Plant in the United Arab Emirates, where he delivered the project’s first operating-license applications ahead of schedule and established the world’s first Nuclear English Standard for multi-cultural plant workforces. From December 2007 until December 2010, he was Chief Nuclear Officer at Southern California Edison’s San Onofre Nuclear Generating Station. Prior to that, from July 2002 until November 2007, he served as Chief Nuclear Officer at Omaha Public Power District’s Fort Calhoun Nuclear Station. He is a retired Navy Commander with 30 years of service. Mr. Ridenoure holds an M.B.A. from the University of Nebraska at Omaha and a B.S. in Nuclear Engineering Technology from Excelsior College.

Shawn DeAngelo has served as Hadron’s Chief Development Officer since May 2025. Prior to that, Mr. DeAngelo served as an Engineer at Facebook, Inc. (now Meta Platforms, Inc.) from May 2016 until February 2025, where he focused on data center design and project engineering. Mr. DeAngelo has extensive experience developing and implementing large-scale infrastructure projects for global data center operations. Mr. DeAngelo holds a B.S. in Electrical Engineering with a concentration in Business from The Pennsylvania State University.

Dr. Andrew M. Ward has served as Hadron’s Chief Technology Officer since September 2025. Dr. Ward is a nuclear engineer and physicist with more than a decade of experience leading federally funded research in reactor and nuclear systems. Prior to joining Hadron, from July 2023 until August 2025, Dr. Ward served as Assistant Research Scientist at the University of Michigan, where he managed federally sponsored research initiatives and taught nuclear engineering courses. Before that, from January 2012 until July 2023, Dr. Ward served as a Research Area Specialist at the University of Michigan. Dr. Ward holds a Ph.D. in Nuclear Engineering from the University of Michigan, an M.S. and B.S. in Nuclear Engineering from Purdue University, and a B.S. in Applied Physics from Purdue University.

Ryan Mott has served as Director of Licensing and Operations for Hadron since April 2025. Prior to joining Hadron, Mr. Mott worked as a Co-op at the U.S. Nuclear Regulatory Commission (NRC) in the Office of Nuclear Reactor Regulation from September 2024 until December 2024 and as an intern on the Advisory Committee on Reactor Safeguards officer on from May 2024 until August 2024. Previously, he served as Counsel and Corporate Secretary for Immy Inc. from November 2020 until April 2022. Mr. Mott also served as a litigation attorney at Venable LLP from January 2020 until March 2020, and Patterson, Belknap, Webb and Tyler LLP from September 2012 until January 2019. Mr. Mott earned his M. Eng. in Nuclear Engineering from North Carolina State University, his J.D., cum laude, from the University of Michigan Law School, and his Sc. B in Electrical Engineering from Brown University. He is a member of the New York State Bar and is registered to practice before the U.S. Patent and Trademark Office.

Non-Executive Director Nominees

Dr. Avi Katz co-founded our Company together with Dr. Raluca Dinu, who is also a director of GigCapital7. Dr. Katz has served as the Chief Executive Officer and the Chairman of the Board since the inception of GigCapital7 in May 2024. Dr. Katz holds 50% indirect membership interest in the Sponsor. Dr. Katz also holds a 50% membership interest in GigManagement, LLC, the managing company of the Sponsor, and has served as a managing member of such managing company since its inception. Dr. Katz has spent approximately 35 years in international executive positions within the TMT industry founding and managing startups, and at privately held start-ups, and publicly traded middle-cap companies and large enterprises. After the sale of GigPeak (also known as GigOptix), which he founded and bootstrapped in April 2007 to IDT in April 2017, Dr. Katz founded GigCapital Global in October 2017 as a serial issuer of Private to Public Equity (PPE) entities, also known as special-purpose-acquisition-company (SPAC). Dr. Katz co-founded GIG7 with Dr. Dinu, and Dr. Katz has served as the Chief Executive Officer and the Chairman of the Board since the inception of GIG7 in May 2024. GIG7 completed its initial public offering in August 2024, raising $200 million. It is listed on Nasdaq and trades under the ticker symbol “GIG.” In September 2017, Dr. Katz founded GIG1, a company formed for the purpose of acquiring a company in the TMT industry. GIG1 completed its initial public offering in December 2017, in which it sold 14,375,000 units at price of $10.00 per unit, with each unit consisting of one share of GIG1 common stock, three-fourths (3/4) of one warrant to purchase one share of GIG1 common stock and one right to receive one-tenth (1/10) of one share of GIG1 common stock, generating aggregate proceeds of approximately $144 million. On February 22, 2019, GIG1 entered into a stock purchase agreement to acquire Kaleyra S.p.A. at about transaction enterprise value of $187 million with combined cash and/or promissory note consideration of $15 million. The transaction closed on November 25, 2019, and GIG1 was renamed Kaleyra, Inc. and listed on the NYSE American stock exchange under the symbol “KLR” (and since that time, Kaleyra uplisted to the NYSE). In November 2023, Kaleyra was sold to Tata Communications at a transaction enterprise value of about $320 million in a cash deal and ceased to exist as a public company. Dr. Katz served as the Chairman of the Board and Secretary of Kaleyra since the consummation of the transaction in November 2019 until the acquisition by Tata. In this capacity, Dr. Katz steered many restructurings and refinancings, including the acquisition of mGage from Blackstone for about $225 million in a cash and stock deal in June 2021. Prior to that time, Dr. Katz served as the Executive Chairman, Secretary, and Chief Executive Officer of GIG1. In March 2019, Dr. Katz founded GIG2, a Private to Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT industry. GIG2 completed its initial public offering in June 2019, in which it sold 17,250,000 units at a per unit price of $10.00, with each unit consisting of one share of GIG2 common stock, one warrant to purchase one share of GIG2 common stock, and one right to receive one-twentieth (1/20) of one share of GIG2 common stock, generating aggregate proceeds of about $173 million. On June 8, 2021, GIG2 completed its business combination with each of UpHealth Holdings, Inc. and Cloudbreak Health, LLC, and the combined company changed its name to UpHealth, Inc. and was listed on the NYSE under the new ticker symbol “UPH”, where it remained listed until 2024 when it was delisted from the NYSE and commenced trading on the OTC Pink, and subsequently on the OTC Expert Market, under the new ticker symbol “UPHL.” Dr. Katz initially served as the Chief Executive Officer of GIG2 until August 2019, when Dr. Dinu substituted for him in that position. He also served as the Executive Chairman and Secretary of GIG2 since inception until the closing of the business combination in June 2021, when Dr. Katz was appointed as the Co-Chairman of the board of directors of UpHealth, becoming the sole Chairman of the Board of UpHealth in June 2022. In this capacity, Dr. Katz has steered many restructurings and refinancings of the company, including the sales of two divisions of the company — IGI, which was sold for $56 million in a cash deal to Belmar Pharma Solutions in June 2023, and Cloudbreak Health, which was sold for $180 million in a cash deal to GTCR in

March 2024. However, some subsidiaries of UpHealth, Inc., such as UpHealth Holdings, Inc. and its wholly-owned subsidiaries, Thrasys, Inc. and Behavioral Health Services, LLC, and each of their subsidiaries filed voluntary petitions for relief under Chapter 11 of U.S. Bankruptcy Code in 2023. In February 2020, Drs. Katz and Dinu co-founded GIG3, a Private to Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT industry. GIG3 completed its initial public offering in May 2020, in which it sold 20,000,000 units at a per unit price of $10.00, with each unit consisting of one share of GIG3 common stock and three-fourths (3/4) of one warrant to purchase one share of GIG3 common stock, generating aggregate proceeds of $200 million. On May 6, 2021, GIG3 completed its business combination with Lightning Systems, Inc., which did business as Lightning eMotors, and the combined company retained such name. Lightning eMotors, Inc. was listed on the NYSE under the new ticker symbol “ZEV,” but now is listed on the OTC Expert Market under the ticker symbol “ZEVY.” Dr. Katz served as the Chief Executive Officer, Executive Chairman and Secretary of GIG3 since its inception until the closing of the business combination in May 2021, when Dr. Katz was appointed as the Co-Chairman of the board of directors of Lightning eMotors and served in that position until October 2021 when he did not stand for reelection to the board of directors. Lightning eMotors went into receivership in December 2023, and as a result, the assets of Lightning eMotors were sold to GERCO LLC, a subsidiary of GILLIG, in February 2024. In December 2020, Drs. Katz and Dinu co-founded GIG4, a Private to Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT and sustainable industries. GIG4 completed its initial public offering in February 2021, in which it sold 35,880,000 units at a per unit price of $10.00, with each unit consisting of one share of GIG4 common stock and one-third (1/3) of one (1) warrant to purchase one share of GIG4 common stock, generating aggregate proceeds of about $359 million. GIG4 listed on Nasdaq under the symbol “GIG.” In June 2021, GIG4 announced its agreement for a business combination with BigBear.ai Holdings, LLC. The business combination between GIG4 and BigBear.ai Holdings, LLC closed on December 9, 2021, and GIG4 was renamed BigBear.ai Holdings, Inc. BigBear.ai moved its listing from Nasdaq to the NYSE, where it is listed under the ticker symbol “BBAI.” Dr. Katz served as the Executive Chairman of GIG4 from its inception until the closing of the business combination with BigBear.ai on December 9, 2021, and until March 2024, he continued to serve as a member of the board of directors of BigBear.ai. In February 2021, Drs. Katz and Dinu co-founded GigInternational1, Inc. a Private to Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT, A&D, mobility and semiconductor industries with a particular emphasis on the EMEA market. GigInternational1 completed its initial public offering in May 2021, in which it sold 20,900,000 units at a per unit price of $10.00, with each unit consisting of one share of GigInternational1 common stock and one-half (1/2) of one (1) warrant to purchase one share of GigInternational1 common stock, generating aggregate proceeds of $209 million. GigInternational1 listed on Nasdaq under the symbol “GIW,” but in November 2022, decided to liquidate and dissolve the company rather than pursue a business combination, and in December 2022, GigInternational1 delisted from Nasdaq after liquidating its trust account. In January 2021, Drs. Katz and Dinu co-founded GigCapital5, Inc. (“GIG5”), a Private to Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT, A&D, intelligent automation and sustainable industries. GIG5 completed its initial public offering in September 2021, in which it sold 23,000,000 units at a per unit price of $10.00, with each unit consisting of one share of GIG5 common stock and one warrant to purchase one share of GIG5 common stock, generating aggregate proceeds of $230 million. GIG5 listed on Nasdaq under the symbol “GIG.” Dr.Katz was the Executive Chairman of GIG5 from its inception until the closing of the business combination with QT Imaging, Inc. on March 4, 2024, and since then he serves as the chairman of the Board of Directors of QT Imaging Holdings, Inc. The combined company is now listed on Nasdaq under the ticker symbol “QTI”. Dr. Katz is the Chief Executive Officer and Chairman of GIG8, a Private to Public Equity (PPE) company formed for the purpose of acquiring a company in the A&D services, cybersecurity and secured communications and quantum-based command and control systems, and AI and ML industries that completed its initial public offering in October 2025, in which it sold 25,300,000 units generating proceeds of about $253 million. GIG8 listed on Nasdaq under the symbol “GIW” and is currently looking for a suitable acquisition target. Dr. Katz is also the Chief Executive Officer and Chairman of GIG9, a newly formed Private to Public Equity (PPE) company incorporated in the Cayman Islands that was formed for the purpose of acquiring a company in the A&D services, cybersecurity and secured communications and quantum-based command and control systems, and artificial intelligence and machine-learning industries. GIG9 completed its initial public offering in January 2026, in which is sold 25,300,000 units generating proceeds of about $253 million. GIG9 is listed on Nasdaq under the symbol “GIX” and is currently looking for a suitable acquisition target. Prior to launching his first Private to Public Equity (PPE) company in 2017, Dr. Katz dedicated 10 years to incept and bootstrap, develop and manage GigPeak, originally known as GigOptix, Inc. He served as Chairman of the Board, Chief Executive Officer and President of GigOptix /GigPeak from its inception in 2007 until its sale in April 2017 to IDT for $250 million in cash. While Dr. Katz was at GigPeak’s helm, the company completed 10 M&A deals. From 2003 to 2005, Dr. Katz was the chief executive officer, president, and a member of the board of directors of Intransa, Inc. From 2000 to 2003, Dr. Katz was the chief executive officer, president and a member of the board of directors of Equator Technologies. Prior to it, Dr. Katz held several leadership positions over the span of his career within the TMT industry since serving as member of Technical Staff at AT&T Bell Laboratories between 1988 and 1994, and made numerous angel investments in high-tech companies around the world, being a serial entrepreneur. He holds many U.S. and international patents, authored and co-authored more than 350 published scientific and technical articles in reputable journals, and is the editor of a number of technical books. Dr. Katz is a global philanthropist, and among many other activities, serves as board member of the NY Philharmonic Company. He is a graduate of the 1976 class of the Israeli Naval Academy, graduate of the 1979 USA Naval ASW class, and holds a B.Sc. and Ph.D. in Materials from the Technion (Israel Institute of Technology). Dr. Katz is married to Dr. Dinu, one of our directors.

Dr. Raluca Dinu co-founded our Company with Dr. Avi S. Katz, who is our Chief Executive Officer and Chairman, of the Board of Directors since May 2024. Dr. Dinu has spent approximately 21 years in international executive positions within the TMT industry working for privately held start-ups, middle-cap companies and large enterprises. In these roles, Dr. Dinu has been instrumental in launching and accelerating entities, building teams, large scale fund-raising, developing key alliances and technology partnerships, M&A activities, business development, financial management, global operations and sales and marketing. She served as the Chief Executive Officer of GIG2 from August 2019 to June 2021 and as a member of its board of directors since March 2019 and has continued in that role after that company became UpHealth, Inc. She also served on the board of directors of GIG3 beginning in February 2020 and continued in that role after that company became Lightning eMotors, Inc. in May 2021 until October 2021. She has also served as a member of the board of directors of BigBear.ai Holdings, Inc. since its inception in December 2020 as GIG4 until March 2024, and prior to the December 2021 business combination, was also the President, Chief Executive Officer and Secretary of GIG4 since its inception in December 2020. Drs. Katz and Dinu co-founded GIG7 in May 2024, a Private to Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT, AI/ML, cybersecurity, MedTech, semiconductor and sustainable industries, and Dr. Dinu has served on the board of directors of GIG7 since its inception. GIG7 completed its initial public offering in August 2024. Drs. Katz and Dinu also co-founded GigInternational1, Inc., a Private to Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT, A&D, mobility and semiconductor industries with a particular emphasis on the EMEA market. GigInternational1 completed its initial public offering in May 2021, and Dr. Dinu served as a director beginning with the inception of GigInternational1 and as the Chief Executive Officer, President and Secretary of GigInternational1 beginning in March 2021. In November 2022, GigInternational1 decided to liquidate and dissolve the company rather than pursue a business combination, and in December 2022, GigInternational1 delisted from Nasdaq after liquidating its trust account. In January 2021, Drs. Katz and Dinu co-founded GIG5, a Private to Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT, A&D, intelligent automation and sustainable industries. GIG5 completed its initial public offering in September 2021, in which it sold 23,000,000 units at a per unit price of $10.00, with each unit consisting of one share of GIG5 common stock and one warrant to purchase one share of GIG5 common stock, generating aggregate proceeds of $230 million. GIG5 listed on Nasdaq under the symbol “GIG.” Dr. Dinu served as the Chief Executive Officer of GIG5 form its inception until the closing of the business combination with QT Imaging, Inc. on March 4, 2024, and since then she has served as the Chief Executive Officer and director of QT Imaging Holdings, Inc. The combined company is now listed on Nasdaq under the ticker symbol “QTI.” Dr. Dinu currently serves as a member of the board of directors for GIG8. Dr. Dinu is also a director of GIG9. Dr. Dinu also holds a 50% membership interest in GigManagement, LLC, and has served as a managing member of GigManagement, LLC since its inception. From April 2017 to May 2019, Dr. Dinu was the Vice President and General Manager of Optical Interconnects Division of Integrated Device Technology, Inc. (“IDT”) (Nasdaq: IDTI). Prior to that, she held several executive-level positions at GigPeak, Inc. (NYSE MKT: GIG) including Executive Vice President and Chief Operation Officer from April 2016 until it was acquired by IDT in April 2017, and before that, as its Executive Vice President of Global Sales and Marketing from August 2015 to April 2016, and as its Senior Vice President of Global Sales and Marketing from December 2014 to August 2015. From February 2014 to September 2017, Dr. Dinu was a member of the board of directors of Brazil-Photonics, in Campinas, Brazil, a joint venture that GigPeak established with the Centro de Pesquisa e Desenvolvimento em Telecomunicações (CPqD). From 2001 to 2008, Dr. Dinu was Vice President of Engineering at Lumera (Nasdaq: LMRA). Lumera was acquired by GigPeak in 2008, and Dr. Dinu joined GigPeak at that time. Dr. Dinu holds a B.Sc. in Physics and Ph.D. in Solid State Condensed Matter Physics from the University of Bucharest, and an Executive-M.B.A. from Stanford University. She also has a Corporate Director certificate from Harvard Business School, after completing the certification for Audit Committees and Compensation Committees in 2021 and Making Corporate Boards More Effective in 2022. Dr. Dinu is married to Dr. Katz, our Executive Chairman of the Board.

Raanan I. Horowitz is a director of GigCapital7 and will continue to serve on the Domesticated GigCapital7 Board upon completion of the Business Combination. Mr. Horowitz currently serves on the Board of Trustees of the Institute for Defense Analysis, an American non-profit corporation that administers three federally funded research and development centers (FFRDCs) to assist the United States government in addressing national security issues. He also serves on the board of directors of the DFW International Airport, the third largest airport in the world, the board of directors of Parry Labs, a digital engineering company serving the defense market, the board of directors as a board chair of Beaufort, a global provider of survivability equipment for critical mission applications, and the board of directors of GIG7 since August 2024. Mr. Horowitz currently serves as a member of the board and member of the Audit Committee for GIG8. Mr. Horowitz is also a member of the board for GIG9. He is a member of the Wall Street Journal board of directors Council and a member of the Board of Directors of Business Executives for National Security (BENS), a non-partisan, non-profit organization that connects business leaders with national security efforts to enhance the United States’ defense and security. He was previously a member of the board of directors of BigBear.ai Holdings, Inc. (NYSE:BBAI) following its business combination with GIG4 in December 2021, serving as the chair of the Nominations and Governance Committee until May 2023. He also served on the board of directors of GIG5 until its business combination with Qt Imaging, Inc. in March 2024. Mr. Horowitz was the President, Chief Executive Officer and a member of the board of directors of Elbit Systems of America, LLC, a leading provider of high-performance products and systems solutions for the defense, homeland security, commercial aviation, and medical instrumentation markets from 2007 until March 2024. Elbit Systems of America, LLC is a wholly owned subsidiary of Elbit Systems Ltd., a global source of innovative, technology-based systems for diverse defense and commercial applications with more than 20,000 employees in 15 countries. Prior to being appointed to lead Elbit Systems of America, LLC, Mr. Horowitz served as the Executive Vice President and General Manager of EFW, Inc., a subsidiary of Elbit Systems of America, from 2003 to 2007. In 2014, 2015, 2018, 2022, 2023 and 2024. The Ethisphere Institute named Elbit Systems of America one of the “World’s Most Ethical Companies.” In addition, Mr. Horowitz is active in the A&D industry, serving on the Board of Governors of the Aerospace Industries Association from 2008 until 2024, the board of directors for the National Defense Industrial Association from 2015 until 2024, and as a member of the Wall Street Journal CEO Council from 2018 until 2024. Previously, he served on the National Board of Directors for one of the nation’s largest volunteer health organizations, the Leukemia & Lymphoma Society, from 2009 to 2018. Mr. Horowitz earned a Master of Business Administration degree from the Seidman School of Business (1993) at Grand Valley State University in Allendale, Michigan. He was also awarded a Master of Science degree in Electrical Engineering (1991) and a Bachelor of Science degree in Mechanical Engineering (1981) from Tel-Aviv University in Israel.

Ambassador Adrian Zuckerman is a director of GigCapital7 and will continue to serve on the Domesticated GigCapital7 Board upon completion of the Business Combination. Ambassador Zuckerman was the United States Ambassador to Romania from 2019 to 2021. Under his leadership Romania signed a ten-year defense cooperation agreement with the United States that provided financial, military and strategic support and cooperation. He also advanced and helped structure an intergovernmental agreement between the US and Romania for the $8 billion refurbishment of the Cernavoda nuclear plant which included refurbishing one operating reactor and building two additional nuclear reactors. To help finance this project the Ambassador negotiated a $7 billion financing agreement with the Export-Import Bank of the United States (EXIM). The Cernavoda project was the largest-ever joint project between the United States and Romania. He was the recipient of the Star of Romania, Order of Grand Cross. Ambassador Zuckerman has worked as an Of Counsel to DLA Piper LLP (US) from 2021 to date, bringing his unique skills as a lawyer and former government official to advise multinational corporations on legal, regulatory, and governmental affairs as they expand into emerging markets in Eastern Europe and around the world. Before that, he was also a partner at Seyfath Shaw LLP from 2013 to 2019. Ambassador Zuckerman currently serves as a member of the board and member of the Audit Committee for GIG8. Ambassador Zuckerman is also a member of the board for GIG9. Ambassador Zuckerman is also a member of the advisory board of the Krach Institute for Tech Diplomacy at Purdue University. He holds an undergraduate degree from the Massachusetts Institute of Technology and a law degree from the New York Law School.

Ralph L. Hunter is the Chairman and Chief Executive Officer of RC Nuclear Consultants, LLC, a consulting company that assists investors, data center developers, technology companies and power off takers navigate the nuclear energy space. Mr. Hunter has been Chairman and Chief Executive Officer of RC Nuclear Consultants since June 2025. He will join the Domesticated GigCapital7 Board upon completion of the Business Combination. From February 2024 to June 2025, Mr. Hunter was President, Chief Executive Officer and board member of Orion Nuclear Energy Corporation, a global nuclear development company working on new nuclear projects in the small modular, advanced and micro-reactor space. From February 2022 to February 2024, Mr. Hunter was the President and Chairman of Constellation Generation Development, LLC, where he was responsible for all of Constellation Energy Generation’s development activities in the nuclear sector worldwide. Mr. Hunter served as Managing Director and Chief Operating Officer at Exelon Nuclear Partners, LLC from July 2013 to February 2022, where he was responsible for the oversight of that company’s financial legal and commercial activities. Mr. Hunter has over 35 years of experience in the nuclear power generation industry in the United States and internationally, and has also worked at Burns and Roe Group, leasing their Nuclear Services and Advanced Technology Division, and served as Vice President, Customer Relations at Westinghouse Electric Company LLC. Mr. Hunter has worked at most of the nuclear plants in the United States, including leading the Westinghouse startup testing organization for the Comanche Peak Unit 2 initial startup. Mr. Hunter served as Chair on the U.S. Civil Nuclear Trade Advisory Committee (CINTAC) which promotes civil nuclear energy exports, supports marketing U.S. civilian nuclear technologies, innovative U.S. nuclear technologies and the capabilities of U.S. nuclear operators and suppliers. Mr. Hunter was also Co-Chair of the US-Japan Business Council working to increase nuclear business opportunities between the two countries. Mr. Hunter has also served on multiple Nuclear Energy Institute committees in various leadership roles. Mr Hunter holds both a Bachelor of Engineering degree in Nuclear Engineering and a Master of Engineering degree in Nuclear Engineering from the University of Florida. He also attended the Executive Management Program at the Darden School of Business at the University of Virginia and is a certified Project Management Professional.

Bryan L. Timm will join the Domesticated GigCapital7 Board upon completion of the Business Combination. Mr. Timm currently serves as a member of the board and Chairman of the Audit Committee for GIG8. Mr. Timm is a director nominee for GIG9. He also serves as a Board Advisor for the Pape’ Group, a family company serving the west coast with Kenworth, John Deere, and Hyster heavy equipment dealerships. He previously served on the Board of Directors of Umpqua Holdings Corporation (Nasdaq: UMPQ) from 2004 to 2023. As a director he served in multiple roles including Vice Chairman of the Board, Chairman of the Audit and Compliance Committee, and Finance and Capital Committee Chair. Mr. Timm also served on and chaired Northwestern Mutual Policy Owner’s Examining committee in 2011 and 2012. Mr. Timm most recently worked for Columbia Sportswear Company (Nasdaq: COLM) over a twenty-year period serving in the executive roles of President, Chief Operating Officer, and Chief Financial Officer from 1997 to 2017. Prior to 1997, he held financial positions for Oregon Steel Mills, Inc. (NYSE: OS) and at KPMG as part of the Audit practice. Mr. Timm holds a Bachelor of Science degree from the University of Idaho in Accounting and is a Certified Public Accountant (lapsed) in the state of Oregon.

Robert J. Lewis is a retired senior executive leader with over 32 years of public service at the NRC, from December 1992 until his retirement in June 2025, specializing in advancing nuclear safety, security, and emergency preparedness. He will join the Domesticated GigCapital7 Board upon completion of the Business

Combination. From October 2024 until June 2025, Mr. Lewis served as the NRC’s Deputy Executive Director for Operations for Nuclear Materials, Administrative, and Corporate Programs, with extensive executive responsibilities overseeing all aspects of NRC nuclear materials, fuel cycle, waste, transportation, regulatory research, rulemaking, environmental review, and corporate support programs. Previously, from June 2019 through October 2024, he served as the NRC’s Deputy Director for the Office of Nuclear Material Safety and Safeguards, where he led the NRC’s regulatory programs for nuclear materials and waste, rulemaking, environmental review and financial assurance. In prior NRC roles, he served as the agency Performance Improvement Officer and successfully deployed lasting Enterprise Risk Management practices within the NRC; he developed key features of fuel facility and radioactive material transportation regulations and risk assessment approaches; he led development of the U.S. regulatory framework for improved radioactive source security and tracking after the September 11, 2001 terrorist attacks; and he led extensive efforts to improve NRC and licensee emergency management programs considering the Fukushima accident. In his time with the NRC, Mr. Lewis has also worked significantly on regulatory reform, including work to implement ADVANCE Act and Executive Orders (2024-2025), and work to oversee implementation of over 150 efficiency actions saving the NRC over $48M (2016-2019). He has also represented the U.S. internationally as Chairman, Organisation for Economic Co-operation and Development/Nuclear Energy Agency (OECD/NEA), Committee on Decommissioning Nuclear Facilities and Legacy Management (2024-2025); U.S. member of the International Atomic Energy Agency (IAEA) Commission on Safety Standards (2018-2019); Team Leader for the IAEA International Regulatory Review Service Mission to Poland (2013 and 2017); and Chairman of the IAEA post-Fukushima International Experts Meeting on Assessment and Prognosis in Response to a Nuclear or Radiological Emergency (2015). After retiring from NRC in June 2025, Mr. Lewis founded LN3 Nuclear Consulting LLC, and through it provides specialized regulatory and licensing support to help multiple nuclear fuel cycle clients navigate complex nuclear regulations and guidance, achieve compliance efficiently, while maintaining focus on nuclear safety and security. Since August 2025, he has also served as a Global Nuclear Regulatory Affairs Consultant with Westinghouse Electric Company, where he provides senior level support to Westinghouse’s business objectives in the U.S. and internationally by coordinating and integrating Global Nuclear Regulatory Affairs activities across business units. Mr. Lewis holds a Master of Science in Nuclear Engineering, from the University of Arizona (1992) and a Bachelor of Science in Physics from the State University of New York at Fredonia (1990) and is a graduate of the Department of Homeland Security, Center for Homeland Defense and Security, Naval Postgraduate School, Executive Leaders Program (cohort 2014-01). Mr. Lewis’ regulatory and leadership experience from his career at the NRC makes him an invaluable addition to the board, and will be able to provide oversight and guidance on Hadron Energy’s NRC licensing strategy and alignment with evolving federal and international nuclear policy.

Composition of the Board of Directors

Domesticated GigCapital7’s business affairs will be managed under the direction of the Domesticated GigCapital7 Board. Subject to the terms of the Domesticated GigCapital7’s certificate of incorporation and Domesticated GigCapital7’s Bylaws, the number of directors will be fixed by the Domesticated GigCapital7 Board. Upon the consummation of the business combination, the initial size of the Domesticated GigCapital7 Board is expected to be eight. Each director nominee will be voted upon by GigCapital7 stockholders at the special meeting.

In accordance with the terms of Domesticated GigCapital7’s certificate of incorporation, the Domesticated GigCapital7 Board will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Domesticated GigCapital7’s directors will be divided among the three classes as follows:

•	the Class I directors will be Ralph L. Hunter, Robert J. Lewis and Ambassador Adrian Zuckerman, and their terms will expire at the annual meeting of stockholders in 2027;

•	the Class II directors will be Samuel Gibson, Dr. Avi Katz, and Raanan I. Horowitz, and their terms will expire at the annual meeting of stockholders in 2028; and

•	the Class III directors will be Dr. Raluca Dinu and Bryan L. Timm, and their terms will expire at the annual meeting of stockholders in 2029.

Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of their successor, or the earlier of his or her death, disqualification, resignation or removal.

The Domesticated GigCapital7 Charter and the Proposed Post-Closing Bylaws provide that, subject to the rights of holders of then-outstanding shares of preferred stock, only the Domesticated GigCapital7 Board can fill vacant directorships, including newly-created seats. Any additional directorships resulting from an increase in the authorized number of directors would be distributed pro rata among the three classes so that, as nearly as possible, each class would consist of one-third of the authorized number of directors.

Director Independence

In connection with the business combination, the Domesticated GigCapital7 Common Stock will be listed on the Nasdaq. Although in general under the Nasdaq Rules, a majority of a listed company’s board of directors must be independent, Domesticated GigCapital7 will qualify for, and choose to rely upon, the “controlled company” exemption from such requirement and therefore may not always have a majority of independent directors on the Domesticated GigCapital7 Board. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We anticipate that the Domesticated GigCapital7 will have seven “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules (all but Samuel Gibson). In addition, we anticipate that Bryan L. Timm (Chair), Raluca Dinu, Raanan I. Horowitz and Robert J. Lewis will qualify as independent directors for the purpose of serving on the audit committee of Domesticated GigCapital7 under SEC rules.

Classified Board of Directors

Subject to approval of the Director Election Proposal, the Domesticated GigCapital7 Board will initially consist of eight (8) directors until any such director’s successor is duly elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal.

Controlled Company Exception

After the completion of the Business Combination, Samuel Gibson will beneficially own more than 50% of the combined voting power for the election of directors of Domesticated GigCapital7 Common Stock. As a result, the Domesticated GigCapital7 will qualify to be a “controlled company” within the meaning of the Nasdaq corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or other company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of the Domesticated GigCapital7’s board of directors consist of independent directors, (2) that Domesticated GigCapital7’s board of directors have a compensation committee that consists entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (3) that Domesticated GigCapital7’s director nominations be made, or recommended to the Domesticated GigCapital7’s full board of directors, by the Domesticated GigCapital7’s independent directors or by a nominations committee that consists entirely of independent directors and that the Domesticated GigCapital7’s adopts a written charter or board resolution addressing the nominations process. Accordingly, in the event that Domesticated GigCapital7 so elects not to comply with these corporate governance standards, you will not have the same protections afforded to stockholders of companies that are subject to these corporate governance requirements. In the event that Domesticated GigCapital7 ceases to be a “controlled company” and its common stock continues to be listed on the Nasdaq, Domesticated GigCapital7 will be required to comply with these provisions within the applicable transition periods.

Following the Business Combination, the Domesticated GigCapital7 does not intend to rely on the “controlled company” exemption. However, in the future it may elect otherwise, and if it does so, then Domesticated GigCapital7 may not have a majority of independent directors on its board of directors. In addition, Domesticated GigCapital7’s Compensation Committee and Nominating and Corporate Governance Committee may not consist entirely of independent directors or be subject to annual performance evaluations. Accordingly, if that occurs, you would not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Family Relationships

Other than the marriage of Dr. Katz and Dr. Dinu, we do not expect that there will be any family relationships among any of the director nominees or anticipated executive officers of the Domesticated GigCapital7 following the consummation of the Business Combination.

Role of the Board in Risk Oversight

One of the key functions of the Domesticated GigCapital7 Board will be informed oversight of the Domesticated GigCapital7’s risk management process. We anticipate that the Domesticated GigCapital7 Board will administer this oversight function directly through the Domesticated GigCapital7 Board as a whole, as well as through various standing committees of Domesticated GigCapital7 Board that address risks inherent in their respective areas of oversight. For example, the audit committee will be responsible for overseeing the management of risks associated with Domesticated GigCapital7’s financial reporting, accounting and auditing matters and those associated with cybersecurity and other information technology risks; the Domesticated GigCapital7’s compensation committee will oversee the management of risks associated with our compensation policies and programs; and the Domesticated GigCapital7’s nominating and corporate governance committee will oversee the management of risks associated with director independence, conflicts of interest, composition and organization of our board of directors and director succession planning.

Committees of the Company Board

The Domesticated GigCapital7 Board will have an audit committee, compensation and nominating and corporate governance committee. The Domesticated GigCapital7 Board will delegate various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full board of directors. Members will serve on these committees until their resignation or until otherwise determined by the Domesticated GigCapital7 Board.

Each committee of the Domesticated GigCapital7 Board will have a written charter approved by the Domesticated GigCapital7 Board that satisfies the applicable rules of the SEC and the listing standards of the Nasdaq. Upon the consummation of the business combination, copies of each charter will be posted on Domesticated GigCapital7’s website at https://www.hadronenergy.com/investor-relations under the Investor Relations section. The inclusion of Domesticated GigCapital7’s website address in this proxy statement/prospectus/consent solicitation statement does not include or incorporate by reference the information on Domesticated GigCapital7’s website into this proxy statement/prospectus/consent solicitation statement. We have included this website address in this proxy statement/prospectus/consent solicitation statement solely as an inactive textual reference.

Audit Committee

Upon the completion of the business combination and subject to the approval of the Domesticated GigCapital7 Board, the members of the Domesticated GigCapital7’s audit committee will be Bryan L. Timm, Raanan I. Horowitz, Robert J. Lewis, and Raluca Dinu, with Mr. Timm serving as chair. Each member of the audit committee is expected to qualify as independent under the rules and regulations of the SEC, including Rule 10A-3 under the Exchange Act, and the listing standards of the Nasdaq applicable to audit committee members. In addition, Mr. Timm is expected to qualify as an “audit committee financial expert,” as that term is defined in SEC regulations.

The audit committee will be responsible for, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing the Domesticated GigCapital7’s independent registered public accounting firm;

•	evaluating and discussing with Domesticated GigCapital7’s independent registered public accounting firm their independence from management;

•	reviewing, with Domesticated GigCapital7’s independent registered public accounting firm, the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by Domesticated GigCapital7’s independent registered public accounting firm;

•

reviewing and discussing with Domesticated GigCapital7’s independent registered public accounting firm the responsibilities, budget, and staffing of the Company’s internal audit function and any recommended changes to its scope;

•	reviewing and discussing the results, performance and effectiveness of the internal audit function;

•

overseeing the financial reporting process and discussing with management and Domesticated GigCapital7’s independent registered public accounting firm the quarterly and annual financial statements to be filed with the SEC;

•	overseeing financial and accounting controls and compliance with legal and regulatory requirements;

•

reviewing and overseeing the Company’s policies on risk assessment and risk management, including reviewing the Company’s cybersecurity and other information technology risks, controls and procedures, including the Company’s plans to mitigate cybersecurity risks and to respond to data breaches;

•	reviewing related person transactions; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

Upon the completion of the business combination and subject to the approval of the Domesticated GigCapital7 Board, the members of the Domesticated GigCapital7’s compensation committee will be Avi S. Katz, Raluca Dinu, and Bryan L. Timm with Dr. Dinu serving as chair.

The Domesticated GigCapital7’s compensation committee will be responsible for, among other things:

•	reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving the compensation of the chief executive officer;

•

in consultation with the chief executive officer, overseeing an evaluation of the performance of and reviewing and setting or making recommendations to the Domesticated GigCapital7 Board regarding the compensation of the other executive officers;

•	overseeing the overall compensation structure and material benefit plans;

•	reviewing and approving or making recommendations to the Domesticated GigCapital7 Board regarding Domesticated GigCapital7’s incentive compensation and equity-based plans, policies and programs;

•	reviewing and approving all employment agreement and severance arrangements for Domesticated GigCapital7’s executive officers;

•	making recommendations to the Domesticated GigCapital7 Board regarding the compensation of Domesticated GigCapital7’s non-employee directors;

•	determining stock ownership guidelines for independent directors and executive officers of Domesticated GigCapital7 and monitoring compliance with such guidelines; and

•	retaining and overseeing any compensation consultants.

Nominating and Corporate Governance Committee

Upon the completion of the business combination and subject to the approval of the Domesticated GigCapital7 Board, the members of the Domesticated GigCapital7’s nominating and corporate governance committee will be Avi S. Katz, Robert J. Lewis, Raanan I. Horowitz, Ralph L. Hunter and Ambassador Adrian Zuckerman, with Mr. Horowitz serving as chair.

The Domesticated GigCapital7’s nominating and corporate governance committee will be responsible for, among other things:

•	identifying individuals qualified to become members of the Domesticated GigCapital7 Board (and its committees), consistent with criteria approved by the Board;

•	reviewing succession planning for the Company’s Chief Executive Officer and other executive officers;

•	periodically reviewing the Company Board’s leadership structure and recommending any proposed changes to the Domesticated GigCapital7 Board;

•	overseeing the process for evaluating the effectiveness of the Domesticated GigCapital7 Board, its committees and each individual director;

•	developing, evaluating and recommending to the Board a set of corporate governance guidelines applicable to Domesticated GigCapital7;

•

and periodically reviewing and assessing policies, practices, risk assessments and risk management regarding corporate social responsibility and sustainability performance, including environmental, social and governance matters.

Compensation Committee Interlocks

None of Domesticated GigCapital7’s anticipated executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers expected to serve on the Domesticated GigCapital7 Board or its compensation committee.

Code of Ethics

Domesticated GigCapital7 will have a code of ethics that applies to all of its officers, directors and employees, as well as all of Domesticated GigCapital7’s contractors, consultants, suppliers and agents in connection with their work for Domesticated GigCapital7. The code of ethics will be posted on Domesticated GigCapital7’s website at https://www.hadronenergy.com/investor-relations under the Investor Relations section. Future amendments to, or waivers of, the conduct of ethics, as and to the extent required by SEC regulations, are expected to be disclosed at the same location on Domesticated GigCapital7’s website identified above or in public filings. The inclusion of Domesticated GigCapital7’s website address in this proxy statement/prospectus/consent solicitation statement does not include or incorporate by reference the information on Domesticated GigCapital7’s website into this proxy statement/prospectus/consent solicitation statement. We have included this website address in this proxy statement/prospectus/consent solicitation statement solely as an inactive textual reference.

SECURITIES ACT RESTRICTIONS ON RESALE OF DOMESTICATED GIGCAPITAL7’S SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”) and subject to the requirements set forth under “- Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies” below, a Person who has beneficially owned restricted Domesticated GigCapital7 Common Stock or Domesticated GigCapital7 Warrants for at least six months would be entitled to sell their securities, provided that (a) such Person is not deemed to have been an affiliate of Domesticated GigCapital7 at the time of, or at any time during the three months preceding, a sale and (b) Domesticated GigCapital7 is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as Domesticated GigCapital7 was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Domesticated GigCapital7 Common Stock or Domesticated GigCapital7 Warrants for at least six months but who are affiliates of Domesticated GigCapital7 at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the volume limitations set forth in Rule 144.

Sales by affiliates of Domesticated GigCapital7 under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Domesticated GigCapital7.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if all the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one (1) year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the Closing, Domesticated GigCapital7 will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

See the section of this proxy statement/prospectus entitled “The Business Combination Proposal—Registration Rights Agreement”.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

The Proposed Post-Closing Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Post-Closing Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (a) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the Domesticated GigCapital7 Board or any authorized committee of the Domesticated GigCapital7 Board, (b) otherwise properly brought before such meeting by or at the direction of the Domesticated GigCapital7 Board, or (c) otherwise properly brought before such meeting by a stockholder who (A) is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice and on the record date for such meeting, (B) represents an intention to appear in person or by proxy (or through a qualified representative) at the meeting to present the proposal, and (C) has complied with the notice procedures specified in the Proposed Post-Closing Bylaws in all applicable respects.

To be timely for Domesticated GigCapital7’s annual meeting of stockholders, a stockholder’s notice must be received by Domesticated GigCapital7’s Secretary at Domesticated GigCapital7’s principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders. If the annual meeting is called for a date that is not within 30 days before or after such anniversary date, to be timely, the notice must be received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by Domesticated GigCapital7. The public announcement of an adjournment or postponement of the annual meeting shall not commence a new time period (or extend any time period) for the giving of such notice. Nominations and proposals also must satisfy other requirements set forth in the Proposed Post-Closing Bylaws.

If the number of directors to be elected to the Domesticated GigCapital7 Board at the annual meeting is increased, and there is no public announcement by Domesticated GigCapital7 naming all nominees for the additional directorships or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice will be considered timely, but only with respect to nominees for the additional directorships, if it is received by Domesticated GigCapital7’s Secretary at Domesticated GigCapital7’s principal executive offices not later than the close of business on the 10th day following the date on which such public announcement is first made by Domesticated GigCapital7.

Under Rule 14a-8 of the Exchange Act, the foregoing advance notice requirements are deemed satisfied for any proposal (other than nominations) properly included in Domesticated GigCapital7’s proxy materials pursuant to Rule 14a-8 and applicable requirements.

A stockholder must update and supplement its notice to Domesticated GigCapital7’s secretary, if necessary, so that the information provided or required to be provided in such notice as described above will be true and correct as of the record date for notice of the annual meeting, including written updates within five business days after the record date for the meeting regarding share ownership and applicable agreements, arrangements or understandings specified in the Proposed Post-Closing Bylaws.

Stockholder Director Nominees

The Proposed Post-Closing Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting of stockholders (but only if the election of directors is a matter specified in Domesticated GigCapital7’s notice of meeting), subject to the provisions of the Proposed Post-Closing Certificate of

Incorporation. To nominate a director, the stockholder must provide the information required by the Proposed Post-Closing Bylaws and must give timely notice to Domesticated GigCapital7’s Secretary in accordance with the Proposed Post-Closing Bylaws, which, in general, require that the notice be received by Domesticated GigCapital7’s Secretary within the time periods described above under “Stockholder Proposals” for annual meetings. For a special meeting at which directors are to be elected as specified in Domesticated GigCapital7’s notice of meeting, a stockholder’s nomination notice must be received no later than the close of business on the 10th day following the day on which Domesticated GigCapital7 first publicly announces the date of the special meeting. If the stockholder (or a qualified representative of the stockholder) does not appear in person or by proxy at the meeting to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by Domesticated GigCapital7.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the GigCapital7 Board, any committee chairperson or the non-management directors as a group by writing to the GigCapital7 Board or committee chairperson in care of GigCapital7 Corp., 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303. Following the Closing, such communications should be sent to Hadron Energy, Inc. at 3 Twin Dolphin Drive, STE 260, Redwood City, CA 94065. Each communication will be forwarded, depending on the subject matter, to the GigCapital7 Board, the appropriate committee chairperson or all non-management directors. Because other appropriate avenues of communication exist for matters that are not of shareholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of shareholder interest are not forwarded to the GigCapital7 Board.

LEGAL MATTERS

DLA Piper LLP (US), legal counsel to GigCapital7, has provided a legal opinion regarding the validity of the securities of Domesticated GigCapital7 to be issued in connection with the Domestication. DLA Piper LLP (US) will pass upon the material U.S. federal income tax consequences of the Domestication. Duane Morris LLP will pass upon the material U.S. federal income tax consequences of the Merger.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the GigCapital7 Board does not know of any matters that will be presented for consideration at the extraordinary general meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the extraordinary general meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

EXPERTS

The financial statements of GigCapital7 Corp., as of December 31, 2025 and 2024, for the year ended December 31, 2025 and for the period from May 8, 2024 (date of inception) through December 31, 2024, included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to GigCapital7 Corp.’s ability to continue as a going concern as described in Note 1 to the financial statements) of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Hadron Energy, Inc. as of December 31, 2025 and 2024, and for the year ended December 31, 2025 and for the period from July 8, 2024 (inception) through December 31, 2024 included in this proxy statement/prospectus and elsewhere in the registration statement have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report thereon, which report expresses an unqualified opinion and includes an explanatory paragraph relating to Hadron Energy, Inc.’s ability to continue as a going concern as described in Note 1 to the financial statements, and included in this proxy statement/prospectus in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, GigCapital7 and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, GigCapital7 will deliver a separate copy of this proxy statement/prospectus to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such document. Shareholders receiving multiple copies of such documents may likewise request that GigCapital7 deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that GigCapital7 deliver single copies of such document in the future. Shareholders may notify GigCapital7 of their requests by calling or writing GigCapital7 at its principal executive offices at 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303 or (650) 276-7040.

ENFORCEABILITY OF CIVIL LIABILITY

GigCapital7 is a Cayman Islands exempted company. If GigCapital7 does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon GigCapital7. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against GigCapital7 in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, GigCapital7 may be served with process in the United States with respect to actions against GigCapital7 arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of GigCapital7’s securities by serving GigCapital7’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION

GigCapital7 has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

GigCapital7 files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on GigCapital7 at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

This document is a proxy statement/prospectus of GigCapital7 for the extraordinary general meeting. GigCapital7 has not authorized anyone to give any information or make any representation about the Business Combination, GigCapital7 or Hadron Energy that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date hereof unless the information specifically indicates that another date applies.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the business combination, you should contact via phone or in writing:

GigCapital7 Corp.

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

(650) 276-7040

You may also obtain these documents, without charge, by requesting them in writing or by telephone from GigCapital7’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Telephone: (203) 658-9400 (Call Collect)

Or

Call Toll-Free: (800) 662-5200

Email: GIA.info@investor.morrowsodali.com

If you are a shareholder of GigCapital7 and would like to request documents, please do so no later than [   ], 2026 (five (5) Business Days before the extraordinary general meeting) in order to receive them before the extraordinary general meeting. If you request any documents from GigCapital7, GigCapital7 will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

INDEX TO FINANCIAL STATEMENTS
GIGCAPITAL7 CORP. FINANCIAL STATEMENTS
Audited Consolidated Financial Statements of GigCapital7, Corp. as of December 31, 2025 and 2024 and for the year ended December 31, 2025 and for the period from May 8, 2024 (Date of Inception) through December 31, 2024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and
Shareholders of GigCapital7 Corp.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of GigCapital7 Corp. (a Cayman Islands exempted c om
pany) (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive income, shareholders’ equity (deficit), and cash flows for the year ended December 31, 2025 and the period from May 8, 2024 (date of inception) through December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the year ended December 31, 2025 and the period from May 8, 2024 (date of inception) through December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.
Going Concern Uncertainty
The accompanying consolidated financial statements have been prepared assuming that GigCapital7 Corp. will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has no present revenue, its business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2025 are not sufficient to complete its planned activities for the upcoming year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BPM LLP
We have served as the Company’s auditor since 2024.
San Jose, California
March 6, 2026

GIGCAPITAL7 CORP.
Consolidated Balance Sheets

	December 31, 2025	December 31, 2024
ASSETS
Current assets
Cash	$89,362	$1,344,228
Prepaid expenses and other current assets	151,344	207,680

Total current assets	240,706	1,551,908
Cash and marketable securities held in Trust Account	211,637,310	203,188,704
Other assets	—	85,984

TOTAL ASSETS	$211,878,016	$204,826,596

LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$170,775	$25,439
Related party payable	4,053	34,048
Accrued legal services	1,818,095	—
Accrued liabilities	123,464	114,000

Total current liabilities	2,116,387	173,487
Warrant liability	1,524,790	241,735

Total liabilities	3,641,177	415,222

Commitments and contingencies (Note 5)
Class A ordinary shares subject to possible redemption, par value of $0.0001 per share 200,000,000 shares authorized; 20,000,000 shares at a redemption value of $10.58 per share and $10.15 per share as of December 31, 2025 and 2024, respectively	211,537,310	203,088,704

Shareholders’ equity (deficit)
Preferred shares, par value of $0.0001 per share; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, par value of $0.0001 per share; 200,000,000 shares authorized; none issued or outstanding (excludes 20,000,000 shares subject to possible redemption)	—	—
Class B ordinary shares, par value of $0.0001 per share; 50,000,000 shares authorized; 13,333,333 shares issued and outstanding as of December 31, 2025 and 2024	1,333	1,333
Additional paid-in capital	—	—
Retained earnings (accumulated deficit)	(3,301,804)	1,321,337

Total shareholders’ equity (deficit)	(3,300,471)	1,322,670

TOTAL LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$211,878,016	$204,826,596

The accompanying notes are an integral part of these consolidated financial statements.

F-
3

GIGCAPITAL7 CORP.
Consolidated Statements of Operations and Comprehensive Income

	Year ended December 31, 2025	Period from May 8, 2024 (Inception) through December 31, 2024
Revenues	$—	$—
General and administrative expenses	3,340,796	628,761

Loss from operations	(3,340,796)	(628,761)
Other income (expense)
Change in fair value of warrants	(1,283,055)	(183,675)
Interest income	710	2,024
Interest and dividend income on marketable securities held in Trust Account	8,448,606	3,188,704

Income before provision for income taxes	3,825,465	2,378,292
Provision for income taxes	—	—

Net income and comprehensive income	$3,825,465	$2,378,292

Net income attributable to Class A ordinary shares subject to possible redemption	$2,295,279	$1,087,567

Basic and diluted weighted-average shares outstanding, Class A ordinary shares subject to possible redemption	20,000,000	10,420,168

Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.11	$0.10

Net income attributable to Class B non-redeemable ordinary shares	$1,530,186	$1,290,725

Basic and diluted weighted-average Class B non-redeemable ordinary shares outstanding	13,333,333	12,366,661

Basic and diluted net income per share, Class B non-redeemable ordinary shares	$0.11	$0.10

The accompanying notes are an integral part of these consolidated financial statements.

GIGCAPITAL7 CORP.
Consolidated Statements of Shareholders’ Equity (Deficit)

	Ordinary Shares		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Shareholders’ Equity (Deficit)
Period from May 8, 2024 (Inception) through December 31, 2024	Shares	Amount
Balance as of May 8, 2024 (Inception)	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Founder and consultant	17,300,000	1,730	101,270	—	103,000
Surrender of Class B ordinary shares by Founder	(6,792,754)	(679)	679	—	—
Issuance of Class B ordinary shares in private placement	2,826,087	282	3,249,718	—	3,250,000
Fair value of public warrants at issuance	—	—	18,460,769	—	18,460,769
Allocated value of issuance costs to public warrants	—	—	(111,538)	—	(111,538)
Accretion of Class A ordinary shares to redemption value	—	—	(22,757,853)	—	(22,757,853)
Reclass of negative additional paid-in capital to retained earnings	—	—	1,056,955	(1,056,955)	—
Net income	—	—	—	2,378,292	2,378,292

Balance as of December 31, 2024	13,333,333	1,333	—	1,321,337	1,322,670
Accretion of Class A ordinary shares to redemption value	—	—	(8,448,606)	—	(8,448,606)
Reclass of negative additional paid-in capital to retained earnings (accumulated deficit)	—	—	8,448,606	(8,448,606)	—
Net income	—	—	—	3,825,465	3,825,465

Balance as of December 31, 2025	13,333,333	$1,333	$—	$(3,301,804)	$(3,300,471)

The accompanying notes are an integral part of these consolidated financial statements.

GIGCAPITAL7 CORP.
Consolidated Statements of Cash Flows

	Year ended December 31, 2025	Period from May 8, 2024 (Inception) through December 31, 2024
OPERATING ACTIVITIES
Net income	$3,825,465	$2,378,292
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liability	1,283,055	183,675
Interest and dividends earned on cash and marketable securities held in Trust Account	(8,448,606)	(3,188,704)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	56,336	(207,680)
Accounts payable	145,336	25,439
Related party payable	(29,995)	34,048
Accrued legal services	1,818,095	—
Accrued liabilities	84,464	39,000
Other assets	85,984	(85,984)

Net cash used in operating activities	(1,179,866)	(821,914)

INVESTING ACTIVITIES
Investment of cash in Trust Account	—	(200,000,000)

Net cash used in investing activities	—	(200,000,000)

FINANCING ACTIVITIES
Proceeds from sale of Class B ordinary shares to founder and consultant	—	103,000
Proceeds from sale of public units, net of underwriting discount paid	—	199,400,000
Proceeds from the sale of private placement warrants to Founder	—	58,060
Proceeds from sale of Class B ordinary shares in a private placement	—	3,250,000
Payment of offering costs	(75,000)	(644,918)

Net cash provided by (used in) financing activities	(75,000)	202,166,142

Net increase (decrease) in cash	(1,254,866)	1,344,228
Cash at beginning of period	1,344,228	—

Cash at end of period	$89,362	$1,344,228

Supplemental non-cash disclosure:
Offering costs included in accounts payable, related party payable and accrued liabilities	$—	$75,000

Accretion of Class A ordinary shares to redemption value	$8,448,606	$22,757,853

The accompanying notes are an integral part of these consolidated financial statements.

GIGCAPITAL7 CORP.
Notes to Consolidated Financial Statements
1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Organization and General
GigCapital7 Corp. (the “Company” or “GigCapital7”) was incorporated as a Cayman Islands exempted company on May 8, 2024. The Company was formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).
As of December 31, 2025, the Company had not commenced any operations. All activity for the period from May 8, 2024 (date of inception) through December 31, 2025 relates to the Company’s formation and the initial public offering (the “Offering”), as described below, and identifying a target Business Combination, as described below. The Company will not generate any operating revenues until after completion of the Business Combination, at the earliest. The Company generates non-operating
income in the form of interest and dividend income on cash, cash equivalents and marketable securities from the proceeds derived from the Offering. The Company has selected
December
31 as its fiscal year
end
.
On August 28, 2024, the Securities and Exchange Commission (the “SEC”) declared the Company’s initial Registration Statement on Form
S-1
(File
No. 333-280015),
in connection with the Offering of $200.0 million, effective.
The Company entered into an underwriting agreement with Craft Capital Management LLC and EF Hutton LLC (collectively, the “Underwriters”) on August 28, 2024 to conduct the Offering of 20,000,000 units (the “public units”) in the amount of $200.0 million in gross proceeds, with a
45-day
option provided to the Underwriters to purchase up to 3,000,000 additional public units solely to cover over-allotments, if any, in the amount of up to $30.0 million in additional gross proceeds. Each public unit consists of one Class A ordinary share of the Company (a “public share”), $0.0001 par value, and one redeemable warrant (a “public warrant”). Each public warrant is exercisable for one Class A ordinary share at a price of $11.50 per full share.
On August 30, 2024, the Company consummated the Offering of 20,000,000 public units. The public units were sold at a price of $10.00 per public unit, generating gross proceeds to the Company of $200,000,000.
As further discussed in Note 4, simultaneously with the closing of the Offering, the Company consummated the private placement to certain non-managing investors of
2,826,087
Class B ordinary shares (the “private placement shares”) at a price of $
1.15
per share (the “private placement”). The private placement generated aggregate gross proceeds of $
3,250,000
.
As further discussed in Note
5
, simultaneously with the closing of the Offering, the Company consummated the private placement to the Company’s sponsor, GigAcquisitions7 Corp., a Cayman Islands exempted company (the “Founder” or “Sponsor”), of 3,719,000 warrants (the “private placement warrants”) at a price of $0.01561 per private placement warrant (the “warrant private placement”). Each private placement warrant entitles the holder thereof to purchase one Class A ordinary share at $11.50 per share, subject to adjustment. The warrant private placement generated aggregate gross proceeds of $58,060.
Following the closing of the Offering, net proceeds in the amount of $200,000,000 from the sale of the public units in the Offering were placed in a trust account (“Trust Account”) (discussed below).
Transaction costs amounted to $
1,319,918
, consisting of $
600,000
of underwriting fees and $
1,019,918
of offering costs, partially offset by the reimbursement of $
300,000
of offering expenses by the Underwriters. The Company’s remaining cash after payment of the offering costs is held outside of the Trust Account for working capital purposes.

The Trust Account
The funds in the Trust Account will be invested only in U.S. government treasury bills with a maturity of one hundred and eighty-five (185) days or less or in money market funds meeting certain conditions under Rule
2a-7
under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the completion of the Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds from the Offering outside the Trust Account may be used to pay for business, legal and accounting due diligence expenses on acquisition targets and continuing general and administrative expenses.
The Company’s amended and restated memorandum and articles of association provides that, other than the withdrawal of interest and dividends to pay taxes none of the funds held in the Trust Account will be released until the earlier of: (1) the completion of the Business Combination; (2) the redemption of 100% of the outstanding public shares if the Company has not completed an initial Business Combination within 21 months from the closing of the Offering or (3) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the Company’s public shares if the Company does not complete its initial Business Combination within the required time period or (B) with respect to any other provision relating to the Company’s pre-business combination activity and related shareholders’ rights.
Business Combination
The Company
has
21 months from the closing date of the Offering to complete its initial Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares for a per share pro rata portion of the Trust Account, including interest and dividends, but less taxes payable (less up to $
100,000
of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining shareholders, as part of its plan of dissolution and liquidation. The initial shareholders entered into agreements with the Company, pursuant to which they agreed: (1) to waive their redemption rights with respect to their founder shares, private placement shares and any Class A ordinary shares issuable upon conversion thereof in connection with the consummation of the Company’s initial Business Combination or a tender offer conducted prior to a Business Combination or in connection with it; and (2) to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares and private placement shares if the Company fails to complete its initial Business Combination within 21 months from the closing of the Offering, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete its initial Business Combination within the prescribed time frame.
In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Offering.
Liquidity
As of
December 31
, 2025, the Company had $
89,362
in cash and a working capital deficit of $
1,875,681.

Further, the Company has no present revenue, its business plan is dependent on the completion of a Business Combination and it expects to continue to incur significant costs in pursuit of its Business Combination acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. There is no assurance that the Company’s plans to consummate a Business Combination will be successful or successful within the target business acquisition period. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. BUSINESS COMBINATION AND RELATED AGREEMENT
On September 27, 2025, the Company (which will transfer by way of continuation and domesticate as a Delaware corporation prior to the Closing (as defined below)), entered into a Business Combination Agreement (the “Business Combination Agreement”), dated as of September 27, 2025, by and among the Company, MMR Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Hadron Energy, Inc., a Delaware corporation (“Hadron Energy”), pursuant to which, among other things and subject to the terms and conditions contained therein, Merger Sub will merge with and into Hadron Energy (the “Merger”), with Hadron Energy continuing as the surviving company (Hadron Energy, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Company”). The Business Combination Agreement and the transaction was approved by the the Company’s board of directors and the board of directors of Hadron Energy.
Following the closing of the Merger (the “Closing”), the Company, which will be renamed “Hadron Energy, Inc.,” will be referred to as the “Combined Company.”
The Domestication
At least two (2) days prior to the Closing Date (as defined below), subject to the satisfaction or waiver of the conditions of the Business Combination Agreement, the Company will transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation (“Domesticated GigCapital7”) in accordance with Section 388 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and Part 12 of the Companies Act (as revised) of the Cayman Islands (the “Cayman Companies Act,” and such continuation and domestication, the “Domestication”).
By virtue of the Domestication upon its effectiveness, (a) each then issued and outstanding Class A ordinary share of GigCapital7 (each a “Class A Ordinary Share”) (other than any Class A Ordinary Share included in the Cayman Purchaser Units (as defined in the Business Combination Agreement)) shall convert automatically, on a one-for-one
basis, into one (1) share of common stock of Domesticated GigCapital7 (the “Domesticated Purchaser Common Stock”); (b) each then issued and outstanding Class B ordinary share of GigCapital7 (each a “Class B Ordinary Share”) shall convert automatically, on a one-for-one
basis, into one (1) share of Class B common stock of Domesticated GigCapital7 (the “Domesticated Purchaser Class B Common Stock”); (c) each then issued and outstanding warrant of the Company (other than any Cayman Purchaser Public Warrants (as defined in the Business Combination Agreement) included in the Cayman Purchaser Units) (each a “Cayman Purchaser Warrant”) shall convert automatically into a warrant to acquire one (1) share of Domesticated Purchaser Common Stock (each a “Domesticated Purchaser Warrant”), pursuant to the Warrant Agreement (as defined in the Business Combination Agreement); and (d) each then issued and outstanding Cayman Purchaser Units shall be cancelled and will thereafter entitle the holder thereof to one (1) share of Domesticated Purchaser Common Stock and one (1) Domesticated Purchaser Warrant, in each case without any action on the part of the Company, Merger Sub, Hadron Energy or any holder of securities of any of the foregoing.
The Merger and Consideration
Following the Domestication, at the Effective Time (as defined in the Business Combination Agreement), by virtue of the Merger, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one (1) share of common stock, par value $0.0001, of the Surviving Company.
Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, at the Effective Time:

(i)	each issued and outstanding share of common stock of Hadron Energy (the “Hadron Energy Common Stock”), except for (a) shares held by the Company or Merger Sub (or any subsidiaries of the Company),

(b) shares held by Hadron Energy as treasury stock, if any (each share covered in subclause (a) and (b), an “Excluded Share”), (c) shares held by stockholders who have properly exercised and not withdrawn appraisal rights under Delaware law (the “Dissenting Shares”), and (d) shares of the Hadron Energy Common Stock issued pursuant to an award of restricted stock that is, as of immediately prior to the Closing Date, subject to a substantial risk of forfeiture and is not transferable (the “Hadron Energy Restricted Shares”), will be cancelled and converted into the right to receive the Per Share Merger Consideration (as defined below), as set forth in the Business Combination Agreement;

(ii)	each Excluded Share shall be automatically cancelled and retired without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)
each option to purchase shares of the Hadron Energy Common Stock (the “Hadron Energy Option”) that is outstanding immediately prior to the Effective Time will be automatically assumed by Domesticated GigCapital7 and converted into an option to purchase a number of shares of Domesticated Purchaser Common Stock (such option, an “Exchanged Option”), equal to the product (rounded down to the nearest whole number) of (x) the number of shares of the Hadron Energy Common Stock subject to such Hadron Energy Option immediately prior to the Effective Time and (y) the Exchange Ratio (as defined below), at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Hadron Energy Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; and

(iv)
each award of the Hadron Energy Restricted Shares (the “Hadron Energy Restricted Share Award”) that is outstanding immediately prior to the Effective Time will be automatically assumed by Domesticated GigCapital7 such that each Hadron Energy Restricted Share Award will be converted into an award for a number of restricted shares of Domesticated Purchaser Common Stock (such award, an “Exchanged RSA”), equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Hadron Energy Restricted Shares and (y) the Exchange Ratio.

Additionally, the outstanding Hadron Energy Simple Agreements for Future Equity (“SAFEs”) will automatically convert, immediately prior to the Effective Time, into a number of shares of Hadron Energy Common Stock determined in accordance with the terms of such Hadron Energy SAFE. Post-conversion, such shares will be treated as Hadron Energy Common Stock and receive the consideration described above for Hadron Energy Common Stock at the Effective Time.
The “Per Share Merger Consideration” in respect of each share of Hadron Energy Common Stock (other than Excluded Shares, Dissenting Shares and Hadron Energy Restricted Shares) that is issued and outstanding, or deemed to be issued and outstanding, immediately prior to the Effective Time, shall be a number of shares of Domesticated Purchaser Common Stock equal to the Exchange Ratio. The “Exchange Ratio” means the quotient of: (a) the Aggregate Merger Consideration; divided by (b) the Hadron Energy Fully Diluted Capital. The “Aggregate Merger Consideration” means the number of shares of Domesticated Purchaser Common Stock equal to the difference of: (a) the Aggregate Domesticated Purchaser Common Stock; minus (b) 13,333,333 shares of Domesticated Purchaser Common Stock; provided, however, that if Hadron Energy has any indebtedness outstanding as of the closing of the Merger, the Aggregate Merger Consideration shall be further reduced by a number of shares of Domesticated Purchaser Common Stock equal to the amount of such indebtedness divided by $10.59 (the “Per Share Price”) (rounded down to the nearest whole share). The “Aggregate Domesticated Purchaser Common Stock” means the number of shares of Domesticated Purchaser Common Stock equal to the quotient of: (a)

$1,200,200,000; divided by (b) the Per Share Price. The “Hadron Energy Fully Diluted Capital” means the sum (without duplication) of the aggregate number of (a) shares of Hadron Energy Common Stock (other than Hadron Energy Restricted Shares) that are issued and outstanding immediately prior to the Effective

Time assuming and after giving effect to the conversion of all Hadron Energy SAFEs, (b) Hadron Energy Restricted Shares that are issued and outstanding immediately prior to the Effective Time, and (c) all shares of Hadron Energy Common Stock issuable upon the full exercise of all Hadron Energy Options outstanding as of immediately prior to the Effective Time (calculated using the treasury method of accounting on a cashless exercise basis).

The Sponsor Share Conversion
At the Effective Time, by virtue of the Merger and the applicable provisions of the certificate of incorporation of Domesticated GigCapital7 (the “Domesticated Purchaser Charter”), each share of Domesticated Purchaser Class B Common Stock then issued and outstanding shall be automatically cancelled and extinguished and converted into one (
1
) share of Domesticated Purchaser Common Stock.
The Redemption
GigCapital7 will provide an opportunity to the holders of its public shares to have their public shares redeemed on the terms and conditions set forth in the Business Combination Agreement and the Cayman Purchaser Articles (the “Redemption”). Subject to receipt of the approval of the Business Combination Agreement by the GigCapital7 shareholders, GigCapital7 will carry out the Redemption at the Effective Time in accordance with the Cayman Purchaser Articles and the Domesticated Purchaser Charter.
The Closing
The Closing will occur as promptly as practicable, but in no event later than three (3) business days, after the satisfaction or, if permissible, waiver of the conditions set forth in the Business Combination Agreement, or at such other date, time, or place as GigCapital7 and Hadron Energy may agree. The date of such Closing is referred to as the “Closing Date.”
Stock Exchange Listing
The public units, public shares and public warrants of the Company, are currently listed on the Nasdaq Stock Market LLC (the “Nasdaq”) under the symbols “GIGGU,” “GIG” and “GIGGW,” respectively. From and after the Closing, the Combined Company intends to list on Nasdaq or the New York Stock Exchange, as applicable, only the Domesticated Purchaser Common Stock and the Domesticated Purchaser Warrants.
3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the consolidated financial position as of December 31, 2025, and the results of operations and cash flows for the periods presented.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All intercompany balances and transactions are eliminated in consolidation.
Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.
Net Income Per Ordinary Share
The Company complies with accounting and disclosure requirements of Accounting Standards Codification (“ASC”) Topic 260, “Earnings Per Share.” Net income per share is computed by dividing net income by the weighted-average number of shares of ordinary shares outstanding during the period. The weighted-average ordinary shares are reduced for the effect of the Class B ordinary shares that are subject to forfeiture. The Company’s consolidated statements of operations and comprehensive income include a presentation of net income per share subject to redemption in a manner similar to the two-class
method of income (loss) per share. With respect to the accretion of the Class A ordinary shares subject to possible redemption and consistent with ASC
480-10-S99-3A,
the Company treated accretion in the same manner as a dividend paid to the shareholders in the calculation of the net income per ordinary share. The Company’s public warrants (see Note 4) and private placement warrants (see Note 5) could, potentially, be exercised or converted into Class A ordinary shares and then share in the earnings of the Company. However, these warrants were excluded when calculating diluted income per share as the contingencies associated with the warrants had not been satisfied as of the end of the reporting periods presented. As a result, diluted income per share is the same as basic income per share for the periods presented.
Cash and Cash Equivalents
The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances that at times may be uninsured or in deposit accounts that exceed Federal Deposit Insurance Corporation limits. The Company maintains its cash deposits with major financial institutions.
Cash and Marketable Securities Held in Trust Account
As of December 31, 2025 and 2024, the assets held in the Trust Account consisted of money market funds investing in U.S. Treasury securities and cash. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in investment income on marketable securities held in the Trust Account in the accompanying consolidated statements of operations and comprehensive income. The estimated fair values of investments held in the Trust Account are determined using available market information.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account and the Trust Account held in financial institutions, which at times, may exceed federally insured limits. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Offering Costs
The Company complies with the requirements of ASC
340-10-S99-1
and the SEC’s Staff Accounting Bulletin (“SAB”) Topic
5A –
 “Expenses of Offering.” Offering costs in the amount of $
1,319,918
consist principally of professional and registration fees incurred that are related to the Offering. Offering costs were allocated to the separable financial instruments issued in the Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to the public shares were charged to temporary equity and Offering costs allocated to the public warrants were charged to shareholders’ equity upon the completion of the Offering.
Ordinary Shares Subject to Possible Redemption
Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity (deficit). The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2025 and 2024, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity (deficit) section of the Company’s consolidated balance sheets. Immediately upon the closing of the Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable ordinary shares resulted in charges against additional paid-in
capital. As of December 31, 2025 and 2024
,
20,000,000
Class A ordinary shares were issued and outstanding and subject to possible redemption.
As of December 31, 2025 and 2024, the Class A ordinary shares subject to possible redemption reflected on the consolidated balance sheet are reconciled in the following table:

Gross proceeds	$200,000,000
Less:
Fair value of public warrants at issuance	(18,460,769)
Ordinary share issuance costs	(1,208,380)
Plus:
Accretion of carrying value to redemption value - period from May 8, 2024 (inception) through December 31, 2024	22,757,853

Class A ordinary shares subject to possible redemption, December 31, 2024	203,088,704
Plus:
Accretion of carrying value to redemption value - year ended December 31, 2025	8,448,606

Class A ordinary shares subject to possible redemption, December 31, 2025	$211,537,310

Financial Instruments
The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the consolidated balance sheets.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Segment Information
Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.
The Company’s CODM has been identified as the
Chief Executive Officer
, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reportable segment.
The CODM assesses performance for the
single
segment and decides how to allocate resources based on net income that also is reported on the consolidated statements of operations and comprehensive income. The key measures of segment profit reviewed by the CODM are general and administrative expenses. General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination within the business combination period. The CODM also reviews general and administrative expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “
Income Taxes
” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2025 and 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands, and the Company believes it is presently not subject to income taxes or income tax filing requirements in the United
States.
Warrant Liability
The Company accounts for warrants for ordinary shares of the Company that are not indexed to its own shares as liabilities at fair value on the consolidated balance sheets. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense) on the consolidated statements of operations and comprehensive income. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants. At that time, the portion of the warrant liability related to the warrants for ordinary shares will be reclassified to additional paid-in
capital.

Recent Accounting Pronouncements
The Company does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.
4. OFFERING
On August 30, 2024, the Company completed the Offering whereby the Company sold 20,000,000 public units at a price of $10.00 per public unit. Each public unit consists of one public share, $0.0001 par value, and one public warrant. The public warrants will only be exercisable for whole shares at $11.50 per share. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Company’s initial Business Combination.
No fractional shares will be issued upon exercise of the public warrants. If, upon exercise
of the public warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of Class A ordinary shares to be issued to the public warrant holder. Each public warrant will become exercisable on the later of 30 days after the consummation of the Company’s initial Business Combination or 12 months from the closing of the Offering and will expire five years
after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its initial Business Combination on or prior to the
21-month
period following the closing of the Offering, the public warrants will expire worthless at the end of such period. If the Company is unable to deliver registered ordinary shares to the holder upon exercise of the public warrants during the exercise period, there will be no net cash settlement of these public warrants and the public warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement. Once the public warrants become exercisable, the Company may redeem the outstanding public warrants in whole and not in part at a price of $0.01 per public warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s ordinary shares equals or exceeds $18.00 per share for any 20 trading days within the
30-trading
day period ending on the third trading day before the Company sends the notice of redemption to the public warrant holders.
The Company granted the Underwriters a
45-day
option to purchase up to 3,000,000 additional public units to cover any over-allotments, at the initial public offering price. The option expired on October 12, 2024 without the purchase of additional public units by the Underwriters.
The Company paid an underwriting discount of $0.03 per public unit to the Underwriters at the closing of the Offering on August 30, 2024.
Simultaneously with the closing of the Offering certain
non-managing
investors purchased an aggregate of 2,826,087 Class B ordinary shares from the Company at the price of $1.15 per share. The private placement shares along with the founder shares and shares held by the consultant collectively represent 40% of the outstanding ordinary shares at the completion of the Offering (excluding any shares underlying the private placement warrants further described in Note
5
). The private placement proceeds will be used to pay for business, legal and accounting due diligence expenses on acquisition targets and continuing general and administration expenses.
On September 6, 2024, the Company announced that the holders of the Company’s public units may elect to separately trade the securities underlying such public units which commenced on September 11, 2024. Any public units not separated will continue to trade on the Nasdaq under the symbol “GIGGU”. Any underlying ordinary shares and warrants that are separated will trade on the Nasdaq under the symbols “GIG,” and “GIGGW,” respectively.

5. RELATED PARTY TRANSACTIONS
Founder Shares
During the period from May 8, 2024 (date of inception) to May 31, 2024, the Founder purchased 17,000,000 Class B ordinary shares (the “Founder Shares”) for an aggregate purchase price of $100,000, or $0.00588235 per share. Following the May 31, 2024 purchase, the Sponsor surrendered 4,792,754 Class B ordinary shares for no consideration. The Founder Shares are identical to the Class A ordinary shares included in the public units sold in the Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below. The Founder agreed to forfeit up to 2,000,000 Founder Shares to the extent that the over-allotment option is not exercised in full or in part by the Underwriters. As the Underwriters did not exercise the over-allotment option prior to its expiration, the Founder forfeited 2,000,000 Founder Shares on October 25, 2024, such that the Founder, the consultant and non-managing
investors own 40% of the Company’s issued and outstanding Class A and Class B ordinary shares after the Offering.
Private Placement Warrant
Simultaneously with the closing of the Offering, the Founder purchased warrants to purchase an aggregate of 3,719,000 Class A ordinary shares at a price of $0.01561 per warrant. The private placement warrants will
only
be exercisable for whole Class A ordinary shares at $11.50 per share. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Company’s initial Business Combination. No fractional shares will be issued upon exercise of the private placement warrants. If, upon exercise of the private placement warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares to be issued to the private placement warrant holder. Each private placement warrant will become exercisable on the later of 30 days after the consummation of the Company’s initial Business Combination or 12 months from the closing of the Offering and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its initial Business Combination on or prior to the
21-month
period allotted to complete the initial Business Combination, the private placement warrants will expire at the end of such period. If the Company is unable to deliver registered ordinary shares to the holder upon exercise of the private placement warrants during the exercise period, there will be no net cash settlement of these private placement warrants and the private placement warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the private placement warrant agreement. Once the private placement warrants become exercisable, the Company may redeem the outstanding private placement warrants in whole and not in part at a price of $0.01 per private placement warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s ordinary shares equals or exceeds $18.00 per share for any 20 trading days within the
30-trading
day period ending on the third trading day before the Company sends the notice of redemption to the private placement warrant holders.
The Company’s Founder has agreed not to transfer, assign or sell any of their respective Founder Shares, private placement warrants, ordinary shares or other securities underlying such private placement warrants that they may hold until the date that is (i) in the case of the Founder Shares, the earlier of (A) 6 months after the date of the consummation of the Company’s initial Business Combination or (B) subsequent to the Company’s initial Business Combination, (x) the date on which the last sale price of the Company’s Class A ordinary shares equals or exceeds $11.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations
and

the like) for any
20
trading days within any
30-trading
day period commencing at least
90
days after the Company’s initial Business Combination, or (y) the date on which the Company consummates a liquidation, merger, share exchange or other similar transaction after the Company’s initial Business Combination which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property, and (ii) in the case of the private placement warrants and ordinary shares or other securities underlying such private placement warrants, until
30
days after the completion of the Company’s initial Business Combination.

If the Company does not complete a Business Combination, then a portion of the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public shareholders.
Registration Rights
The Company’s initial shareholders and their permitted transferees are entitled to registration rights pursuant to a registration rights agreement signed on August 28, 2024. These holders will be entitled to make up to two demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under the proposed registration rights agreement.
Administrative Services Agreement and Other Agreements
The Company has agreed to pay $
30,000
a month for office space, administrative services and secretarial support to an affiliate of the Founder, GigManagement, LLC. Services commenced on August 28, 2024, the date the securities were first listed on the Nasdaq, and will terminate upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company.
6. SHAREHOLDERS’ EQUITY
Preferred Shares
The Company is authorized to issue 1,000,000 preferred shares with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of December 31, 2025 and 2024, there were no preferred shares issued and outstanding.
Class A Ordinary Shares
The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share.
As of December 31,
2025
and
 2024, there were 20,000,000 Class A ordinary shares subject to possible redemption issued and outstanding.
Class B Ordinary Shares
The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. At formation on May 8, 2024, the Sponsor acquired one Class B ordinary share for a purchase price of $0.0001. Subsequently on May 31, 2024, the Sponsor purchased 16,999,999 Class B ordinary shares for an aggregate purchase price of $100,000, or $0.00588235 per share, of which 2,000,000 Class B ordinary shares were forfeited on October 25, 2024 following the Underwriters’ decision not to exercise the over-allotment option. On May 31, 2024, July 29, 2024 and August 28, 2024, the Sponsor surrendered 300,000, 659,417 and 3,833,337 Class B ordinary shares, respectively, for no consideration. On June 6, 2024, the Company issued 300,000 Class B ordinary shares to a consultant for consulting services in connection with the Offering for a purchase price of $0.01 per share, or an aggregate purchase price of $3,000.
As of December 31, 2025 and 2024, there were
 13,333,333 Class B ordinary shares issued and

outstanding.

Warrants (Public Warrants and Private Placement Warrants)
Warrants will be exercisable for $11.50
per share, and the exercise price and number of warrant shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation of the Company. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $
9.20
per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s Board of Directors, and in the case of any such issuance to the Company’s Founder or its affiliates, without taking into account any Founder Shares held by it prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than

65
% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of its initial Business Combination (net of redemptions), and (z) the volume weighted-average trading price of the Company’s public shares during the

20
trading-day
period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $
9.20
per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to

115
% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional Class A ordinary shares or equity-linked securities.
Each warrant will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Offering and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption. However, if the
Company
does not complete its initial Business Combination on or prior to the
21-month
period allotted to complete the initial Business Combination, the warrants will expire at the end of such period. If the Company is unable to deliver registered Class A ordinary shares to the holder upon exercise of the warrants during the exercise period, there will be no net cash settlement of these warrants and the warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement. Once the warrants become exercisable, the Company may redeem the outstanding warrants in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share for any 20 trading days within the
30-trading
day period ending on the third trading day before the Company sends the notice of redemption to the warrant holders.
Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Company’s initial Business Combination, for the registration of the Class A ordinary shares issuable upon exercise of the public warrants and private placement warrants.
As of December 31, 2025 and 2024, there were

23,719,000
warrants outstanding.
7. FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

F-1
8

Level 3: Unobservable inputs which are supported by little or no market activity and which are significant to the fair value of the assets or liabilities.
The Company has determined that the private placement warrants are subject to treatment as a liability, as the transfer of the warrants to anyone other than the purchasers or their permitted transferees would result in these warrants having substantially the same terms as the public warrants. The public warrants did not start trading separately until September 11, 2024, so the Company initially determined the fair value of each warrant using a Black-Scholes option-pricing model, which requires the use of significant unobservable market values. Accordingly, the private placement warrants were initially classified as Level 3 financial instruments. After the public warrants started trading separately, the Company determined that the fair value of each private placement warrant approximates the fair value of a public warrant. Accordingly, the private placement warrants are valued upon observable data and are classified as Level 2 financial instruments.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2025 and December 31, 2024, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description:	Level	December 31, 2025	December 31, 2024
Assets:
Cash and marketable securities held in Trust Account	1	$211,637,310	$203,188,704

Liabilities:
Warrant liability	2	$1,524,790	$241,735

The fair value of the warrants was estimated using the following assumptions:

	Upon Issuance	As of September 11, 2024
Stock Price	$9.08	$9.18
Volatility	9.0%	8.0%
Risk free interest rate	3.78%	3.52%
Exercise price	$11.50	$11.50
Time to maturity - years	6.75	6.72
The change in the fair value of the Level 3 warrant liability in the period from May 8, 2024 (date of inception) through September 11, 2024, was as follows:

Period from May 8, 2024 (Inception) through September 11, 2024
Fair value - beginning of period	$—
Additions	58,060
Change in fair value	2,929,653
Transfers out of level 3 to level 2	(2,987,713)

Fair value - end of period	$—

The marketable securities held in the Trust Account are considered trading securities as they are generally used with the objective of generating profits on short-term differences in price and therefore, any realized and unrealized gains and losses are recorded in the consolidated statements of operations and comprehensive income for the period presented.

8. SUBSEQUENT EVENT
On January 30, 2026, the Company received a working capital loan from its Sponsor for a principal amount of $148,000. The working capital loan was received to provide the Company with additional working capital and was not deposited into the Trust Account. The working capital loan is convertible at the Sponsor’s election upon the consummation of the initial Business Combination. Upon such election, the working capital loan will convert, at a price of $10.00 per unit, into an aggregate of 14,800 units consisting of
14,800
shares of Domesticated GigCapital7 Common Stock and warrants to purchase 14,800 shares of Domesticated GigCapital7 Common Stock with an exercise price of $11.50 per share. The Company has relied upon Section 4(a)(2) of the Securities Act, in connection with the issuance and sale of the convertible promissory note, as it was issued to a sophisticated investor without a view to distribution and was not issued through any general solicitation or advertisement.

INDEX TO FINANCIAL STATEMENTS

HADRON ENERGY, INC. FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Hadron Energy, Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Hadron Energy, Inc. (the “Company”) as of December 31, 2025 and 2024, and the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2025 and the period from July 8, 2024 (inception) through December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the year ended December 31, 2025 and the period from July 8, 2024 (inception) through December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations since inception and anticipates losses from operations in the foreseeable future, has experienced negative cash flows from operating activities since inception, and has an accumulated deficit, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2025.

San Francisco, California

March 11, 2026

HADRON ENERGY, INC.

BALANCE SHEETS

	December 31, 2025	December 31, 2024
Assets
Current assets
Cash	$1,757,241	$17,276
Prepaid expenses	333,403	—
Due from stockholder	—	24,614

Total current assets	2,090,644	41,890
Property and equipment, net	37,364	4,688
Operating lease right-of-use assets, net	81,607	—
Other assets	6,006	—
Deferred transaction costs	1,874,924	—

Total assets	$4,090,545	$46,578

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable	$97,937	$—
Accrued expenses	17,383,394	70,725
Operating lease liabilities, current portion	37,731	—

Total current liabilities	17,519,062	70,725
Operating lease liabilities, net of current portion	12,499	—
Simple Agreements for Future Equity (SAFEs)	46,358,393	566,404

Total liabilities	63,889,954	637,129

Commitments and contingencies (Note 10)
Stockholders’ deficit
Common stock, $0.0001 par value, 2,000,000 shares authorized as of December 31, 2025 and 2024; 921,354 and 900,104 shares issued and outstanding as of December 31, 2025 and 2024, respectively	255	250
Additional paid-in capital	12,568,471	2,755
Accumulated deficit	(72,368,135)	(593,556)

Total stockholders’ deficit	(59,799,409)	(590,551)

Total liabilities and stockholders’ deficit	$4,090,545	$46,578

The accompanying notes are an integral part of these financial statements.

HADRON ENERGY, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year Ended December 31, 2025	Period from July 8, 2024 (inception) to December 31, 2024
Operating expenses
General and administrative, including related parties of $146,500 and $15,000, respectively (Note 9)	$19,329,987	$194,100
Research and development, including related parties of $54,336 and $0, respectively (Note 9)	550,971	—
Stock-based compensation	12,565,721	2,755
Depreciation	6,411	297

Total operating expenses	32,453,090	197,152

Loss from operations	(32,453,090)	(197,152)

Other loss
Change in fair value of Simple Agreements for Future Equity	(39,321,489)	(396,404)

Total other loss	(39,321,489)	(396,404)

Loss before income taxes	(71,774,579)	(593,556)
Provision for income taxes	—	—

Net loss and comprehensive loss	$(71,774,579)	$(593,556)

Net loss per share:
Basic and diluted – common stock	$(78.53)	$(1.87)

Weighted-average shares outstanding basic and diluted – common stock	914,000	317,047

The accompanying notes are an integral part of these financial statements.

HADRON ENERGY INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Member’s Equity	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
		Shares	Amount
Balance at July 8, 2024 (date of inception)	$—	—	$—	$—	$—	$—
Member contribution	250	—	—	—	—	250
Net loss - LLC	(442,000)	—	—	—	—	(442,000)
Conversion to C Corp	441,750	900,000	250	—	(442,000)	—
Net loss - C Corp	—	—	—	—	(151,556)	(151,556)
Stock-based compensation	—	—	—	2,755	—	2,755
Vesting of restricted shares	—	104	—	—	—	—

Balance at December 31, 2024	$—	900,104	$250	$2,755	$(593,556)	$(590,551)

Net loss	—	—	—	—	(71,774,579)	(71,774,579)
Stock-based compensation	—	—	—	12,565,721	—	12,565,721
Vesting of restricted shares	—	21,250	5	(5)	—	—

Balance at December 31, 2025	$—	921,354	$255	$12,568,471	$(72,368,135)	$(59,799,409)

The accompanying notes are an integral part of these financial statements.

HADRON ENERGY INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2025	Period from July 8, 2024 (inception) to December 31, 2024
Cash flows from operating activities
Net loss	$(71,774,579)	$(593,556)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	6,411	297
Expected loss on legal settlement	16,345,000	—
Amortization of operating lease right-of-use assets	52,825	—
Change in fair value of Simple Agreements for Future Equity	39,321,489	396,404
Stock-based compensation	12,565,721	2,755
Change in operating assets and liabilities:
Prepaid expenses	(333,403)	—
Due from stockholder	24,614	(24,614)
Operating lease right-of-use assets and liabilities	(84,202)	—
Other assets	(6,006)	—
Accounts payable	97,937	—
Accrued expenses	(72,082)	70,725

Net cash used in operating activities	(3,856,275)	(147,989)

Cash flows from investing activities
Purchases of property and equipment	(39,087)	(4,985)

Net cash used in investing activities	(39,087)	(4,985)

Cash flows from financing activities
Proceeds from issuance of Simple Agreements for Future Equity	6,470,500	170,000
Proceeds from member contribution	—	250
Payment of deferred transaction costs	(835,173)	—

Net cash provided by financing activities	5,635,327	170,250

Net increase in cash	1,739,965	17,276

Cash - beginning of the period	17,276	—

Cash - end of the period	$1,757,241	$17,276

Supplemental schedule of non-cash transactions
Right-of-use assets obtained in exchange for lease liabilities	$134,432	$—
Deferred transaction costs included in accrued expenses and accounts payable	$1,039,751	$—

The accompanying notes are an integral part of these financial statements.

HADRON ENERGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

Hadron Energy, Inc. (the Company) was formed on July 8, 2024 as Hadron Energy LLC, a California limited liability company (“LLC”). On October 30, 2024, the sole member of LLC converted its entire interest in LLC into Hadron Energy, Inc., a Delaware Corporation (the “Company”), in exchange for 900,000 shares of common stock of the Company. The Company is developing a maximally standardized, factory-fabricated 10 megawatt pressurized light-water micro modular reactor based on Generation III+ technology. Designed for deployment at most U.S. sites with minimal site-specific requirements, each reactor is customized to meet the power demands of data centers, industrial sites, and remote applications.

Liquidity and Going Concern

The Company’s financial statements have been prepared on a basis which assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. At December 31, 2025, the Company had cash of $1,757,241 and accumulated deficit of $72,368,135; and for the year ended December 31, 2025, a net loss of $71,774,579 and negative cash flows from operations of $3,856,275. The Company’s ability to continue as a going concern depends on its ability to obtain financial support through debt and equity transactions to fund the needs of the business, and ultimately to generate profitable operations. These financial statements do not reflect any adjustments or reclassifications of assets and liabilities which would be necessary if the Company were unable to continue as a going concern. Since inception, the Company has incurred and expects to continue to incur net losses and negative operating cash flows. Management expects that future operating losses and negative operating cash flows may increase from historical levels because of additional costs and expenses related to the development of technology and the development of market and strategic relationships with other businesses. The Company’s continued existence is dependent upon its ability to obtain additional sources of funding to support, through debt and equity transactions, its ongoing operations. There is no assurance that the Company will be able to secure funding under favorable terms. Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern.

On September 27, 2025, GigCapital7 Corp., a Cayman Islands exempted company (“GigCapital7”), entered into a Business Combination Agreement (the “Business Combination Agreement”), dated as of September 27, 2025, by and among GigCapital7, MMR Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of GigCapital7 (“Merger Sub”), and the Company, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation (such transactions, together with the Merger, the “Business Combination”). The Business Combination will be accounted for as a reverse recapitalization.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. Generally Accepted Accounted Principles (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). References to ASC and ASU included herein refer to the Accounting Standards Codification and Accounting Standards Update established by the Financial Accounting Standards Board (“FASB”) as the source of authoritative U.S. GAAP.

Use of Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates, judgments and assumptions. The Company believes that the estimates, judgments and assumptions made when accounting for items and matters such as, but not limited to Simple Agreements for Future Equity agreements (SAFEs), stock-based compensation, valuation of the Company’s common stock, and contingencies, are reasonable based on information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements, as well as amounts reported on the statements of operations and comprehensive loss during the period presented. These estimates and assumptions may change as new events occur, and additional information is obtained. As a result, actual results could differ materially from these estimates and assumptions.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Property and Equipment, Net

All additions are recorded at cost. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost of the assets and the related accumulated depreciation is derecognized with any gain or loss recorded in the year of disposition. Depreciation is based on the estimated useful lives of the assets using the straight-line method. Furniture is depreciated over useful lives of three to seven years, and computer equipment is depreciated over three years.

Deferred Transaction Costs

The Company capitalizes deferred transaction costs, which primarily consist of incremental legal fees, accounting fees and other fees directly attributable to the anticipated Business Combination which will be accounted for as a reverse recapitalization. Reverse recapitalization transactions are viewed as the issuance of equity by the accounting acquirer for the cash of the Special Purpose Acquisition Company (“SPAC”). Accordingly, the direct and incremental transaction costs related to the de-SPAC transaction are treated as reduction of the SPAC’s cash proceeds and deducted from additional paid-in capital. The deferred transaction costs will be reclassified to additional paid-in capital upon closing. As of December 31, 2025, deferred transaction costs of $1,874,924 were capitalized in connection with the Business Combination on the balance sheet. No deferred transaction costs were recorded as of December 31, 2024.

Fair Value of Financial Instruments

The Company measures certain financial assets and liabilities at fair value. Fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the Company uses a three-level hierarchy, which prioritizes fair value measurements based on the types of inputs used for the various valuation techniques (market approach, income approach and cost approach). The levels of hierarchy are described below:

•	Level 1 – Quoted prices in active markets for identical instruments.

•

Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. Financial assets and liabilities are classified in their entirety based on the most stringent level of input that is significant to the fair value measurement. The carrying amount of certain financial instruments, including prepaid expenses, due from stockholder, other assets, deferred transaction costs, accounts payable, and accrued expenses approximate their fair value due to their short maturities. The fair value of the Company’s SAFEs liability was determined using level 3 fair value determination methods. Refer to Note 5 for additional details.

Leases

The Company has lease arrangements for its corporate offices and a Company vehicle. In accordance with ASC 842, Leases, the Company determines if an arrangement is a lease at inception by evaluating whether the arrangement conveys the right-of-use (“ROU”) to an identified asset and whether the Company obtains substantially all of the economic benefits from and has the ability to direct the use of the asset. Leases are recorded as an operating lease right-of-use assets and operating lease liabilities on the balance sheets. Leases with an initial term of 12 months or less are not recorded on the balance sheets. Lease ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the expected lease term, including options to extend the lease when it is reasonably certain that the Company will exercise that option. The Company uses the discount rate implicit in the lease unless that rate cannot be readily determined. In that case, the Company uses its estimated incremental borrowing rate, which is the rate of interest that the Company would have to pay to borrow on a collateralized basis an amount equal to the lease payments over the expected lease term. Operating lease expense for lease payments is recognized on a straight-line basis over the expected lease term. There were no finance leases as of December 31, 2025 and 2024.

Simple Agreements for Future Equity

The Company accounts for its SAFEs as a liability stated at fair value in accordance with ASC Topic 480: Distinguishing Liabilities from Equity. SAFEs are subject to revaluation at the end of each reporting period, with changes in fair value recognized in the consolidated statements of operations and comprehensive loss. There was no event that triggered the SAFEs to convert into equity securities during the year ended December 31, 2025 and the period from July 8, 2024 (inception) to December 31, 2024. Refer to Note 5 for additional details.

General and Administrative

General and administrative (“G&A”) expenses consist primarily of personnel-related expenses for executives, human resources, finance and other G&A employees, including salary, professional services costs and facility and overhead costs.

Research and Development

Research and development (“R&D”) expenses represents costs incurred for technology development and regulatory support for the development of the factory light-water micro modular reactor. The R&D expenses consist of: employee-related expenses, including salaries, benefits, payroll taxes, travel, for personnel in R&D functions; expenses related to technology development; and facilities, overhead, and other expenses. All research and development costs related to product development are expensed as incurred.

Stock-Based Compensation

Stock-based compensation is measured using a fair value-based method for all equity-based awards. The cost of awarded equity instruments is recognized based on each instrument’s grant-date fair value over the period during which the award vests. The Company recognizes stock-based compensation expense for awards ratably over the requisite service period. For awards subject to time-based vesting conditions, the service period is generally the vesting period.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded when it is “more likely-than-not” that deferred tax assets will not be realized. On a regular basis, the Company evaluates the recoverability of deferred tax assets and the need for a valuation allowance. Such evaluations involve the application of significant judgment. The Company considers multiple factors in its evaluation of the need for a valuation allowance. The Company’s net deferred tax assets consist of assets related to net operating losses.

Until an appropriate level of profitability is attained, the Company expects to maintain a full valuation allowance on its deferred tax assets. Any tax benefits or tax expense recorded on its statements of operations will be offset with a corresponding valuation allowance until such time that the Company changes its determination related to the realization of deferred tax assets. In the event that the Company changes its determination as to the amount of deferred tax assets that can be realized, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such a determination is made. For uncertain tax positions that meet a “more likely-than-not” threshold, the Company recognizes the benefit of uncertain tax positions in the financial statements.

The Company’s practice is to recognize interest and penalties, if any, related to uncertain tax positions in income tax expense in the accompanying statements of operations and comprehensive loss. The Company’s 2024 tax returns remain subject to examination by taxing jurisdictions. At December 31, 2025 and 2024, the Company does not believe it has any uncertain tax positions that would require either recognition or disclosure in the accompanying financial statements.

Net Loss Per Share

The Company’s basic net loss per share of common stock is computed based on the average number of outstanding shares of common stock for the period, by dividing the net loss by the weighted-average number of shares of common stock outstanding for the period, without consideration for potential dilutive securities. Diluted net loss per share of common stock is computed by dividing net loss by the weighted-average number of shares of common stock and common share equivalents of potentially dilutive securities outstanding for the period. Potentially dilutive securities include common stock equivalents comprised of unvested shares of restricted stock purchase agreements and expected shares from SAFE notes. Since the Company was in a net loss position for the period presented, basic net loss per share of common stock is the same as diluted net loss per share of common stock since the effects of potentially dilutive securities are antidilutive.

The following table sets forth the outstanding potentially dilutive securities that have been excluded in the calculation of diluted net loss per common share because doing so would be anti-dilutive (in common stock equivalent shares):

	Year Ended December 31, 2025	Period from July 8, 2024 (inception) to December 31, 2024
Unvested shares of restricted stock purchase agreements	21,146	2,396
Expected shares from SAFE notes	55,149	17,956

Total potentially dilutive securities	76,295	20,352

Segment Information

The Company has determined that its Chief Executive Officer (“CEO”), is its chief operating decision maker (“CODM”). The CODM reviews financial information presented for purposes of assessing performance and making decisions on how to allocate resources at the overall Company level. The Company views its operations and manages its business as a single reportable segment with a single operating segment. During the year ended December 31, 2025 and for the period from July 8, 2024 (inception) to December 31, 2024, the CODM made decisions on resource allocation, assessed performance of the business and monitoring actual results using net loss, which is provided in the accompanying statements of operations and comprehensive loss. When evaluating how to allocate resources, the CODM primarily focuses on contract labor and legal fees which are the significant expenses within the results of operations. Contract labor costs and legal fees were $380,926 and $261,491, respectively, for the year ended December 31, 2025 and contract labor costs and legal fees were $36,300 and $66,806, respectively, for the period from July 8, 2024 (inception) to December 31, 2024, which are included in general and administrative expenses in the accompanying statements of operations and comprehensive loss.

Recently Issued Accounting Pronouncements

The Company considers the applicability and impact of all ASUs issued by the FASB.

In October 2023, FASB issued ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative. This ASU amends the ASC to incorporate certain disclosure requirements from SEC Release No. 33-10532, Disclosure Update and Simplification that was issued in 2018. The effective date for each amendment will be the date on which the SEC’s removal of that related disclosure from Regulation S-X or Regulation S-K becomes effective, with early adoption prohibited. For entities subject to the SEC’s existing disclosure requirements and for entities required to file or furnish financial statements with or to the SEC in preparation for the sale of or for purposes of issuing securities that are not subject to contractual restrictions on transfer, the effective date for each amendment will be the date on which the SEC’s removal of that related disclosure from Regulation S-X or Regulation S-K becomes effective, with early adoption prohibited. For all other entities, the amendments will be effective two years later. The Company is evaluating the effect that ASU 2023-06 will have on its financial statements and related disclosures.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires entities to provide additional information in the rate reconciliation and additional disaggregated disclosures about income taxes paid. This guidance requires public entities to disclose in their rate reconciliation table additional categories of information about federal, state, and foreign income taxes and to provide more details about the reconciling items in some categories if the items meet a quantitative threshold. The ASU is effective for annual periods beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-09 effective January 1, 2025 and included additional disclosures in Note 8. The adoption of this standard did not have a material impact on the Company’s financial statements.

In January 2025, the FASB issued ASU 2025-01, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date. ASU 2025-01 clarifies the effective date for ASU 2024-03 (Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures), ensuring public business entities adopt it initially in annual reporting periods (not interim) for non-calendar year-end entities. ASU 2024-03 requires disclosure on an annual and interim basis, in the notes to the financial statements, of disaggregated information about specific categories underlying certain income statement expense line items. The effective dates of ASU 2025-01 align with ASU 2024-03: annual periods beginning after December 15, 2026, and interim periods beginning after December 15, 2027. The Company is currently evaluating the impact of adopting this new accounting guidance on its financial statements and related disclosures.

In May 2025, the FASB issued ASU No. 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity (“ASU 2025-03”). ASU 2025-03 changes how companies determine the accounting acquirer in certain business combinations involving variable interest entities. The new guidance requires considering the factors used for other acquisition transactions to assess which party is the accounting acquirer. ASU 2025-03 is effective for the Company’s annual reporting periods beginning on January 1, 2027. Early adoption is permitted. The Company is currently evaluating the impact of adopting this new accounting guidance on its financial statements and related disclosures.

In May 2025, the FASB issued ASU No. 2025-04, Compensation – Stock Compensation (Topic 718) and Revenue from Contracts With Customers (Topic 606): Clarifications to Share-Based Consideration Payable to a Customer (“ASU 2025-04”). ASU 2025-04 revises the definition of a performance condition, eliminates the forfeiture policy election for service conditions, and clarifies that the variable consideration constraint in ASC Topic 606 does not apply to share-based consideration payable to customers. The new guidance requires entities to consistently account for share-based awards granted to customers by clarifying the treatment of vesting conditions and ensuring alignment with ASC Topic 606 and ASC Topic 718: Compensation—Stock Compensation. ASU 2025-04 is effective for fiscal years beginning after December 15, 2026, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of adopting this new accounting guidance on its financial statements and related disclosures.

In December 2025, the FASB issued ASU No. 2025-10, Government Grants (Topic 832): Accounting for Government Grants Received by Business Entities. ASU 2025-10 establishes the accounting for a government grant received by a business entity, including guidance for (1) a grant related to an asset and (2) a grant related to income. The ASU is effective for annual periods beginning after December 15, 2028, and interim reporting periods within those annual reporting periods, with early adoption permitted. The Company is currently evaluating the impact of adopting this new accounting guidance on its financial statements and related disclosures.

The Company believes, based on its preliminary assessment, that any other recently issued, but not yet adopted, accounting pronouncements will not have a material impact on the Company’s financial statements or related disclosures, or do not apply to the Company.

3. ACCRUED EXPENSES

Accrued expenses was as follows at December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024
Legal fees	$957,751	$53,966
Credit card obligations	2,657	11,759
Accrued compensation	77,950	—
Other	36	5,000
Accrued legal settlement	16,345,000	—

	$17,383,394	$70,725

4. PROPERTY AND EQUIPMENT, NET

Property and equipment was as follows at December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024
Furniture	$15,857	$4,985
Computer equipment	28,215	—

	44,072	4,985
Accumulated depreciation	(6,708)	(297)

	$37,364	$4,688

Depreciation expense for the year ended December 31, 2025 and the period from July 8, 2024 (inception) to December 31, 2024 was $6,411 and $297, respectively.

5. SIMPLE AGREEMENTS FOR FUTURE EQUITY (SAFEs)

During the year ended December 31, 2025 and the period from July 8, 2024 (inception) to December 31, 2024, the Company issued instruments referred to as SAFEs as its primary source of funding. Pursuant the terms of the SAFEs, upon a qualified future equity financing involving preferred shares, the SAFEs will settle into a number of preferred shares equal to the greater of (i) the number of shares of standard preferred stock (“Standard Preferred Stock”) equal to the purchase price divided by the lowest price per share of the Standard Preferred Stock, or (ii) the number of shares of SAFE preferred stock (“SAFE Preferred Stock”) divided by a discounted price to the price investors pay to purchase the standard preferred shares in the financing (with such discounted price calculated by reference to a valuation cap) (“Cap Price”).

Upon the occurrence of a change of control, a direct listing or an initial public offering (described as a “liquidity event”) (other than a qualified financing), the investors have the option to receive either (i) cash payment equal to the invested amount under such SAFE, or (ii) a number of shares of common stock equal to the invested amount divided by the liquidity price set forth in the applicable SAFE agreement. If a dissolution event occurs prior to the termination of the SAFEs, the investors would be entitled to receive a portion of the related proceeds equal to the purchase amount (or the amount received for the SAFE).

The Company determined that the SAFEs should be accounted for at fair value as a liability under ASC 480 Distinguishing Liabilities from Equity, as they are potentially settled in a variable number of shares based on future valuation, lack substantive equity characteristics, and are potentially redeemable in cash or other assets under certain conditions. Because they are classified as liabilities, the SAFEs are adjusted to fair value at each reporting date. The fair value of the Company’s SAFEs were based on significant inputs not observable in the market, which cause the instrument to be classified as a Level 3 measurement within the fair value hierarchy. The SAFEs are valued using the market approach for intangible asset method, which considers among other things, comparable transactions, relevant market multiples, asset characteristics, transaction type, market conditions and qualitative comparable normalization.

The fair value of the SAFEs issued during the year was determined based on the following significant unobservable inputs:

Financing scenario	10.0% - 20%
Liquidity event scenario	80% - 90.0%
Project term to projected financing date (in years)	0.41 - 0.50
Project term to projected liquidity event date (in years)	0.16 - 0.34
Discount rate	43.3% - 45.0%
Risk-free rate (continuous)	3.6% - 3.9%
Volatility	98.0% - 104.0%

The following table presents a reconciliation of the liabilities, measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the year ended December 31, 2025:

Balance at December 31, 2024	$566,404
SAFEs issued during the year	6,470,500
Change in fair value during the year	39,321,489

Balance at December 31, 2025	$46,358,393

As of December 31, 2025 and 2024, the estimated fair value of the SAFEs was $46,358,393 and $566,404, respectively. The change in fair value during the year ended December 31, 2025 reflected in the above table, is included in other loss in the accompanying statements of operations and comprehensive loss.

6. LEASES

The Company has an operating lease for a vehicle entered into in February 2025 and expires in January 2028. Under the terms of the lease, base rent is $1,058 per month. There is no renewal options associated with the lease.

The Company has an operating lease for office space in Redwood City, California which was entered into in June 2025 and expires in June 2026. Under the terms of the lease, base rent is $6,006 per month. There is no renewal options associated with the lease.

Operating lease costs for the year ended December 31, 2025 was $62,441. Cash payments included in the measurement of operating lease liabilities for the year ended December 31, 2025 was $93,819. There were no operating lease costs or cash payments included in the measurement of operation lease liabilities in the period from July 8, 2024 (inception) to December 31, 2024. The weighted-average remaining lease term as of December 31, 2025 was 1.16 years. The weighted-average discount rate during the year ended December 31, 2025 was 20.42%.

The Company utilizes the rate implicit in the lease or the estimated incremental borrowing rate at the commencement of the lease in determining the present value of future payments.

Variable lease expense includes rental increases that are not fixed, such as those based on amounts paid to the lessor based on cost or consumption, such as maintenance and utilities. Operating lease costs are included in general and administrative expenses in the statements of operations and comprehensive loss.

Maturities of the operating lease liabilities are summarized as follows as of December 31, 2025:

2026	$42,724
2027	12,694
2028	1,552

Minimum lease payments	56,970
Less: imputed interest	(6,740)

Present value of operating lease liabilities	$50,230

Current portion	$37,731
Noncurrent portion	12,499

Total operating lease liabilities	$50,230

7. STOCKHOLDER’S DEFICIT

Common Stock

Pursuant to the certificate of incorporation dated October 30, 2024, the Company was authorized to issue 2,000,000 shares of common stock par value of $0.0001 per share. The holders of common stock have one vote for each share of common stock held of record by such holder as of the applicable record date. The Company’s founder contributed $250 upon the formation of Hadron Energy, LLC on July 8, 2024. On October 30, 2024, 900,000 shares of common stock were issued to the Company’s founder in exchange for his sole member interest in Hadron Energy, LLC.

Stock Based Compensation

On October 30, 2024, the Company adopted the Hadron Energy, Inc. 2024 Equity Incentive Plan (the “Plan”) whereby employees, officers, directors and consultants of the Company and its affiliates and others performing services to the Company may be given an opportunity to acquire up to 100,000 shares of common stock in the form of options and restricted stock purchase agreements (“RSPAs”). The exercise price, vesting and expiry date is determined for each grant by the Company’s Board of Directors.

On December 22, 2025, the Board of Directors approved an amendment to the Plan to increase the number of shares authorized for issuance under the Plan. The maximum aggregate number of shares of common stock that the Company may award under the Plan is 160,000. The term of the Plan is 10 years.

Restricted Stock Purchase Awards

The Company issued restricted shares of its common stock under RSPAs to grantees. The grantees were given the right to purchase the shares at a discounted purchase price, with restrictions lapsing over vesting periods ranging from zero to sixty months. For RSPAs with a discounted purchase price, the compensation to the employee is the difference between the fair market value of the Company’s stock and the discounted price paid in accordance with ASC 718, Compensation—Stock Compensation. This total compensation cost is then amortized to expense over the grantee’s vesting period. As no observable market price per share is available for the Company’s common stock, the Company uses a reasonable valuation method to estimate the current fair value per share of its common stock.

On December 31, 2025, the Company canceled 33,500 shares of previously issued and unvested RSPAs to certain individuals and did not issue any replacement awards. For RSPAs that had vested as of that date, those shares continue to be considered outstanding as of their respective vesting date. For RSPAs canceled without the concurrent grant or offer of a replacement award or other valuation consideration, the cancellation was accounted for as a settlement for no consideration. Accordingly, previously unrecognized compensation cost of $10,834,542 was recognized upon cancellation and included in stock-based compensation in the statements of operations and comprehensive loss for the year ended December 31, 2025.

The following table summarizes the RSPAs activity during the year ended December 31, 2025:

	Shares	Weighted Average Grant Date Fair Value Per Share
Unvested at December 31, 2024	2,396	$29.14
Granted	173,500	403.23
Forfeited	(100,000)	485.33
Cancelled	(33,500)	332.53
Vested	(21,250)	29.05

Unvested at December 31, 2025	21,146	$460.61

As of December 31, 2025, total unrecognized compensation cost related to RSPAs was $8,931,104, which is expected to be recognized over a weighted average period of 3.7 years. The weighted average grant date fair values per share of RSPAs granted during the period from January 1, 2025 to December 31, 2025 was $403.23 per share. The weighted average grant date fair values of RSPAs that vested during the period from January 1, 2025 to December 31, 2025 was $29.05 per share.

The Company recognized stock-based compensation of $12,565,721 for the year ended December 31, 2025, of which $10,049,570 related to research and development and $2,516,151 related to general and administrative. The Company recognized stock-based compensation expense of $2,755 for the period from July 8, 2024 (inception) to December 31, 2024, which related to general and administrative.

Stock Options

No stock options were granted during the year ended December 31, 2025 or the period from July 8, 2024 (inception) to December 31, 2024.

8. INCOME TAXES

The Company’s loss before income taxes for the year ended December 31, 2025 and period from July 8, 2024 (inception) to December 31, 2024 was $71,774,579 and $593,556, respectively.

The provision for income taxes consisted of the following:

	Year Ended December 31, 2025	Period from July 8, 2024 (inception) to December 31, 2024
Current
Federal	$—	$—
State	—	—

Total current provision	—	—

Deferred
Federal	4,260,400	28,475
State	1,416,298	9,265
Change in valuation allowance	(5,676,698)	(37,740)

Total deferred provision	—	—

Total provision for income taxes	$—	$—

Deferred income tax reflects the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The Company adopted ASU 2023-09, Income Taxes (Topic 740): Improvements To Income Tax Disclosures on a retrospective basis beginning with the year ended December 31, 2025. The following table presents required disclosure pursuant to ASU 2023-09 and reconciles the Company’s U.S. federal statutory tax amount and rate to its actual effective amount as follows:

	Year Ended December 31, 2025		Period from July 8, 2024 (inception) to December 31, 2024
Tax, computed at the federal statutory rate	$(15,072,662)	21.0%	$(124,647)	21.0%
Permanent benefit item – fair value adjustment of SAFEs	8,257,513	(11.5%)	83,245	(14.0%)
Other nondeductible items	215,602	(0.3%)	1,595	(0.3%)
Other items	2,339,146	(3.3%)	2,067	(0.3%)
Change in valuation allowance	4,260,401	(5.9%)	37,740	(6.4%)

Benefit from income taxes	$—	0.0%	$—	0.0%

The Company made no income tax payments for the years ended December 31, 2025 and the period from July 8, 2024 (inception) through December 31, 2024.

The significant components of the Company’s deferred income tax assets were as follows:

	Year Ended December 31, 2025	Period from July 8, 2024 (inception) to December 31, 2024
Deferred tax assets:
Net operating losses	$924,093	$36,969
Stock based compensation	226,224	771
Deferred lease liability	14,056	—
Legal settlement accrual	4,573,919	—
Other	9	—

Total deferred tax assets	5,738,301	37,740
Less valuation allowance	(5,714,438)	(37,740)

Total deferred tax assets	23,863	—
Deferred tax liabilities
Right-of-use assets	(22,837)	—
Property and equipment	(1,026)	—

Total deferred tax liabilities	(23,863)	—

Net deferred tax assets	$—	$—

The Company has evaluated the available positive and negative evidence supporting the realization of its gross deferred tax assets, including its cumulative losses, and the amount and timing of future taxable income, and has determined it is more likely than not that historical U.S. federal and state deferred tax assets will not be realized. Accordingly, the Company recorded a valuation allowance as of December 31, 2025 and 2024 against these deferred tax assets. The Company recorded a change in valuation allowance for the year ended December 31, 2025 and the period from July 8, 2024 (inception) to December 31, 2024 of $5,676,698 and $37,740, respectively.

As of December 31, 2025 and 2024, the Company continues to provide a valuation allowance against federal and state deferred tax assets that are not expected to be realizable. The Company continues to evaluate the realizability of deferred tax assets and the related valuation allowance. If the Company’s assessment of the deferred tax assets or the corresponding valuation allowance were to change, the Company would record the related adjustment to income tax expense (benefit) during the period in which the determination is made. Accordingly, the U.S. net deferred tax assets have been fully reduced by the valuation allowance at December 31, 2025 and 2024.

As of December 31, 2025 and 2024, the Company had federal net operating loss (“NOL”) carryforwards of approximately

$3,302,204 and $132,897, respectively, which do not expire federal tax purposes. As of December 31, 2025 and 2024, the Company had state NOL carryforwards of approximately $3,302,447 and $129,966, respectively, which will begin to expire in 2044 for state tax purposes.

ASC 740-10, Accounting for Uncertainty in Income Taxes, prescribes a comprehensive model for the recognition, measurement, presentation and disclosure in the financial statements for any uncertain tax positions that have been taken or expected to be taken on a tax return. As of December 31, 2025 and 2024, the Company had no unrecognized tax benefits. No amounts, outside of valuation allowance, would impact the effective tax rate on continuing operations.

On July 4, 2025, the One Big Beautiful Bill (“OBBB”) was signed into law, making permanent several provisions of the Tax Cuts and Jobs Act of 2017 and introducing additional reforms to U.S. tax law. Although enacted after the close of fiscal year 2024, certain provisions of the OBBB were retroactively effective or materially influenced tax planning and accounting estimates during the year. Management has evaluated the retroactive and prospective effects of the OBBB and concluded that the bill did not result in a material change to the Company’s effective tax rate for 2024. However, the legislation is expected to influence future tax planning, entity structuring, and investment decisions.

All tax returns will remain open for examination by the federal and state taxing authorities for three and four years, respectively, from the date of utilization of any net operating loss carryforwards.

9. RELATED PARTY TRANSACTIONS

Due from stockholder

As of December 31, 2025 and 2024, there was a due from stockholder of $0 and $24,614, respectively. These amounts consisted of cash advances made by the company to their primary stockholder and Chief Executive Officer for certain living and personal expenses. These advances were originally expected to be settled through cash repayments to the Company during 2026, however in December 2025, the Company revised its arrangement with respect to the advances and included the total advances to date in a discretionary compensation award to the stockholder. The discretionary award was approved by Management and all applicable payroll taxes were remitted to the applicable authorities.

Reimbursement of costs

The Company has entered into SAFEs (Note 5) and RSPAs (Note 7) with certain individuals, who have also provided services to the Company. The Company incurred costs related to contract labor of $200,836 for the year ended December 31, 2025 and $15,000 for the period from July 8, 2024 (inception) to December 31, 2024 to these individuals, which is included in general and administrative and research and development expenses in the accompanying statements of operations and comprehensive loss.

10. COMMITMENTS AND CONTINGENCIES

From time to time, the Company may be involved in litigation relating to claims or assessments arising out of its operations in the normal course of business. The Company records a provision for a liability when it believes that it is both probable that a liability has been incurred and the amount can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued.

The Company is engaged in an ongoing legal matter with a former employee related to their departure in December 2025. The Company expects to incur a settlement cost of $16,345,000 to resolve the dispute, which was deemed probable and estimable, and has recognized this amount as an expense within general and administrative expenses on the statements of operations and comprehensive loss for the year ended December 31, 2025. The proposed settlement includes $100,000 of cash with the remaining amount to be settled in stock upon final resolution of the legal matter.

Other than the above, management is not aware of any other legal proceedings or adverse outcome of which, in management’s opinion, individually or in the aggregate, could have a material adverse effect on the Company’s results of operations, financial position or cash flows.

11. SUBSEQUENT EVENTS

The Company has evaluated all events or transactions that occurred after December 31, 2025 through March 11, 2026, which is the date that the financial statements were available to be issued. During this period, there were no material subsequent events requiring disclosure except as follows:

Subsequent to December 31, 2025, the Company received gross proceeds associated with SAFE equity financings of $1,365,000.

ANNEX A

Execution Version

DATED SEPTEMBER 27, 2025

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

GIGCAPITAL7 CORP.,

MMR MERGER SUB, INC.

AND

HADRON ENERGY, INC.

A-(ii)

A-(iii)

A-(iv)

Exhibits

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Transaction Support Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of FIRPTA Certificate

A-(v)

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of September 27, 2025, by and among (i) GigCapital7 Corp., a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to Closing) (the “Purchaser”), (ii) MMR Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Purchaser (“Merger Sub”), and (iii) Hadron Energy, Inc., a Delaware corporation (the “Company”). The Purchaser, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Certain capitalized terms used in this Agreement have the meanings given to them in Article X of this Agreement.

RECITALS:

WHEREAS, the Purchaser is a special purpose acquisition company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly incorporated Delaware corporation, wholly owned by the Purchaser, and was formed for the purpose of effectuating the Merger (as defined below);

WHEREAS, at least two (2) Business Days prior to the Closing Date (as defined below) and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing), the Purchaser shall transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and Part 12 of the Companies Act (as revised) of the Cayman Islands (the “Cayman Companies Act,” and such continuation and domestication, the “Domestication”);

WHEREAS, in connection with the Domestication, (i) each then issued and outstanding Purchaser Class A Ordinary Share (other than any Purchaser Class A Ordinary Share included in the Cayman Purchaser Units) shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated Purchaser Common Stock, (ii) each then issued and outstanding Purchaser Class B Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated Purchaser Class B Common Stock, (iii) each then issued and outstanding warrant of the Purchaser (other than any Cayman Purchaser Public Warrants included in the Cayman Purchaser Units) (each a “Cayman Purchaser Warrant”) shall convert automatically into a warrant to acquire one (1) share of Domesticated Purchaser Common Stock (each a “Domesticated Purchaser Warrant”), pursuant to the Warrant Agreement, and (iv) each then issued and outstanding Cayman Purchaser Unit shall be cancelled and will thereafter entitle the holder thereof to one (1) share of Domesticated Purchaser Common Stock and one (1) Domesticated Purchaser Warrant, in each case without any action on the part of the Purchaser, Merger Sub, the Company or any holder of securities of any of the foregoing;

WHEREAS, in order to effectuate the Domestication, and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing), the Purchaser shall (a) file with the Cayman Registrar all applicable notices, declarations, affidavits, statements of assets and liabilities, shareholder approvals, undertakings and other documents required to be filed, pay all applicable fees required to paid, and cause the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Part 12 of the Cayman Companies Act and obtain a certificate of de-registration from the Cayman Registrar, and complete and make and procure all other filings required to be made with the Cayman Registrar in connection with the Domestication, and (b) file the Domesticated Purchaser Charter with the Secretary of State of the State of Delaware;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the Cayman Companies Act, as applicable, the Parties intend to enter into a business combination transaction by which the Company and Merger Sub will file with the Secretary of State of the State of Delaware a certificate of merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) in accordance with the applicable provisions of the DGCL and pursuant thereto Merger Sub will merge with and into the Company (the “Merger,” and together with the Domestication and the other Transactions and the Ancillary Documents, the “Transactions”), with the Company being the surviving company of the Merger (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Company”);

WHEREAS, at the Effective Time of the Merger, the Domesticated Purchaser Class B Common Stock will be automatically converted into Domesticated Purchaser Common Stock in accordance with the Domesticated Purchaser Charter (the “Sponsor Share Conversion”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby (including the applicable Ancillary Documents) and the Transactions and vote against any competing proposals at the Purchaser Shareholders’ Meeting;

WHEREAS, as promptly as reasonably practicable (and in any event within ten (10) Business Days) following the date of this Agreement, Persons with the right to cast at least fifty percent (50%) of the votes entitled to be cast at a special meeting of the stockholders of the Company if called as of the date of this Agreement to approve the Merger (collectively, the “Supporting Company Stockholders”) will duly execute and deliver to Purchaser a transaction support agreement, substantially in the form attached hereto as Exhibit B (collectively, the “Transaction Support Agreements”), pursuant to which each such Supporting Company Stockholder will agree to, among other things, support and vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the Transactions (including the Merger);

WHEREAS, simultaneously with the execution and delivery of this Agreement or from time to time following the date hereof and prior to the Closing, the Purchaser may enter into subscription agreements on forms mutually acceptable to the Company and the Purchaser (the “PIPE Subscription Agreements”) with investors (the “PIPE Investors”) pursuant to which, and on the terms and subject to the conditions of which, the PIPE Investors will agree to make a private investment in the Purchaser, which commitment may be subject to potential offset by certain Purchaser Class A Ordinary Shares owned by the PIPE Investors that the PIPE Investors do not redeem (such investments, the “PIPE Investment”);

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, the Sponsor, the Purchaser, certain stockholders of the Purchaser party to the Original Registration Rights Agreement, and certain stockholders of the Company to be mutually agreed by the Company and Purchaser (the “Restricted Company Securityholders”) will enter into an Amended and Restated Registration Rights Agreement in substantially the form attached hereto as Exhibit C (the “Registration Rights Agreement”), with such changes thereto as may be agreed in writing by the Purchaser and the Company, which Registration Rights Agreement shall amend and restate the Original Registration Rights Agreement in its entirety;

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, the Company Stockholders will enter into a lock-up Agreement (the “Lock-Up Agreement”) in substantially the form attached hereto as Exhibit D, with such changes thereto as may be agreed in writing by the Purchaser and the Company, in each case with such changes to the forms attached hereto as Exhibit D as may be agreed in writing by the Purchaser and the Company;

WHEREAS, the Parties intend that, for U.S. federal, and applicable state and local, income tax purposes, (a) the Domestication qualifies as a “reorganization” described in Section 368(a)(1)(F) of the Code and the

Treasury Regulations promulgated thereunder, (b) the Sponsor Share Conversion is treated as a “reorganization” described in Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder, and (c) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (each an “Intended Tax Treatment,” and collectively, the “Intended Tax Treatments”), and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) with respect to each of the reorganizations described in the foregoing clauses;

WHEREAS, the board of directors of the Company has unanimously: (a) determined that the Merger in the best interests of the Company and the stockholders of the Company, and declared it advisable; (b) approved, adopted and declared advisable this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the Transactions, including the Merger; and (c) resolved to recommend adoption and approval of this Agreement by the stockholders of the Company;

WHEREAS, the board of directors of the Purchaser has unanimously: (a) determined that (i) the Merger is in the best interests of the Purchaser and the Purchaser Shareholders, as a whole, and declared it advisable for the Purchaser to enter into this Agreement and the Ancillary Documents providing for the Merger and the other Transactions, and (ii) the Transactions constitute a “Business Combination” as such term is defined in the Cayman Purchaser Articles; (b) approved and declared advisable this Agreement, the Ancillary Documents to which the Purchaser is or will be a party and the consummation of the Transactions, including the Merger; (c) adopted a resolution recommending the adoption of the Agreement and the approval of the Merger and the other Transactions by the Purchaser Shareholders; and (d) directed that this Agreement, the Merger and the other Transactions be submitted to the Purchaser Shareholders for their adoption and approval;

WHEREAS, the board of directors of Merger Sub has unanimously: (a) determined that the Merger in the best interests of Merger Sub and the sole stockholder of Merger Sub, and declared it advisable; (b) approved, adopted and declared advisable this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the consummation of the Transactions, including the Merger; and (c) resolved to recommend adoption of this Agreement by the sole stockholder of Merger Sub;

WHEREAS, the Purchaser, as the sole stockholder of Merger Sub, has approved and adopted this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the consummation of the Transactions, including the Merger; and

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, the Purchaser shall provide an opportunity to the holders of its public shares to have their public shares redeemed on the terms and conditions set forth in this Agreement and the Cayman Purchaser Articles, which redemption shall occur at the Effective Time of the Merger as set forth in this Agreement (the “Redemption”).

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and for other consideration, the receipt and sufficiency of which is acknowledged and agreed to by the Parties, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I

THE TRANSACTIONS

Section 1.01 The Domestication.

(a) Domestication. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), and in accordance with the DGCL and the Cayman Companies Act, at least two (2) Business Days prior to the Closing, the Purchaser shall, in accordance with applicable Law, any applicable rules and regulations of the SEC, the Applicable Exchange and the Cayman Purchaser Articles, as applicable, cause the Domestication to become effective, including by (i) filing the Domesticated Purchaser Charter with the Secretary of State of the State of Delaware in accordance with the provisions thereof and applicable Law, and (ii) filing with the Cayman Registrar all applicable notices, declarations, affidavits, statements of assets and liabilities, shareholder approvals, undertakings and other documents required to be filed, pay all applicable fees required to paid, and cause the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Part 12 of the Cayman Companies Act and obtaining a certificate of de-registration from the Cayman Registrar, and completing and making and procuring all other filings required to be made with the Cayman Registrar in connection with the Domestication.

(b) Effect on Purchaser Securities. Upon the effectiveness of the Domestication under the DGCL: (i) each then issued and outstanding Purchaser Class A Ordinary Share (other than any Purchaser Class A Ordinary Share included in the Cayman Purchaser Units) shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated Purchaser Common Stock; (ii) each then issued and outstanding Purchaser Class B Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) share Domesticated Purchaser Class B Common Stock; (iii) each then issued and outstanding Cayman Purchaser Warrant (other than any Cayman Purchaser Public Warrants included in the Cayman Purchaser Units) shall convert automatically into one (1) Domesticated Purchaser Warrant, pursuant to the Warrant Agreement; and (iv) each then issued and outstanding Cayman Purchaser Unit shall be cancelled and will thereafter entitle the holder thereof to one (1) share of Domesticated Purchaser Common Stock and one (1) Domesticated Purchaser Warrant, in each case without any action on the part of the Purchaser, Merger Sub, the Company or any holder of securities of any of the foregoing.

Section 1.02 The Merger.

(a) Effective Time; Post-Closing Charter. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), on the Closing Date the Company and Merger Sub shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company, Merger Sub and Purchaser and specified in the Certificate of Merger, being the “Effective Time”). The Purchaser shall, subject to receipt of the Purchaser Shareholder Approval, as soon as practicable following the Effective Time, file the Post-Closing Charter with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL.

(b) Merger. At the Effective Time, upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company after the Merger and as a direct, wholly owned subsidiary of the Purchaser. References to the Company for periods after the Effective Time shall include the Surviving Company.

(c) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

(d) Surviving Company Share. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one (1) share of common stock, par value $0.0001, of the Surviving Company (each such share, a “Surviving Company Share”).

(e) Organizational Documents. At the Effective Time, the Organizational Documents of the Company shall be amended and restated to be in the forms of certificate of incorporation and bylaws to be mutually agreed upon by the Purchaser and the Company prior to the Closing Date, which shall be the certificate of incorporation and bylaws of the Surviving Company until thereafter duly amended in accordance with the terms thereof and applicable Law.

(f) Directors and Officers of the Surviving Company. Immediately after the Effective Time, the initial board of directors and executive officers of the Surviving Company shall be as determined by the Company and the Purchaser pursuant to Section 6.18 and otherwise in accordance with the terms of this Agreement.

(g) Sponsor Share Conversion. At the Effective Time, by virtue of the Merger and the applicable provisions of the Domesticated Purchaser Charter, and without any action on the part of any Party or any other Person, the Sponsor Share Conversion shall become effective, whereby each share of Domesticated Purchaser Class B Common Stock then issued and outstanding shall be automatically cancelled and extinguished and converted into one (1) share of Domesticated Purchaser Common Stock.

Section 1.03 Further Assurances. From time to time after the Closing Date, upon the reasonable written request of any Party, each Party shall execute, acknowledge and deliver such further instruments and documents, and take such additional reasonable action, to effect, consummate, confirm or evidence the Transactions and carry out the purpose this Agreement.

Article II

CONSIDERATION

Section 2.01 Company Securities. The consideration to be paid in, or in connection with, the Merger in respect of each share of Company Common Stock (other than Excluded Shares, Dissenting Shares and Company Restricted Shares) that is issued and outstanding, or deemed to be issued and outstanding (including all shares of Company Common Stock deemed to be issued and outstanding pursuant to Section 2.02(a)), immediately prior to the Effective Time, shall be a number of shares of Domesticated Purchaser Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”).

Section 2.02 Conversion.

(a) Effect on Company Common Stock, Company Options, Company Restricted Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub, the Company or any holder of securities of any of the foregoing:

(i) each share of Company Common Stock (other than Company Restricted Shares) that, immediately prior to the Effective Time, is owned by the Purchaser or Merger Sub (or any other Subsidiary of the Purchaser), or held by the Company (in treasury or otherwise), if any (each, an “Excluded Share”), shall be automatically cancelled and retired without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange therefore;

(ii) each Company Option that is outstanding immediately prior to the Effective Time shall be automatically assumed by the Purchaser such that, as of the Effective Time, it shall be converted into an option to purchase a number of shares of Domesticated Purchaser Common Stock (such option, an “Exchanged

Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Domesticated Purchaser Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code and Treasury Regulation Section 1.409A-1(b)(5)(v)(D); provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Domesticated Purchaser Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above or as agreed to in writing with any holder of a Company Option, following the Effective Time, each Exchanged Option shall continue to be governed by the same vesting and exercisability terms and otherwise substantially similar terms and conditions as were applicable to the corresponding former Company Option immediately prior to the Effective Time. At or prior to the Effective Time, the Parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this subsection (ii);

(iii) Each Company Restricted Share Award that is outstanding immediately prior to the Effective Time shall be automatically assumed by the Purchaser such that, as of the Effective Time, each Company Restricted Share Award shall instead be converted into an award for a number of restricted shares of Domesticated Purchaser Common Stock (an “Exchanged RSAs”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Restricted Shares and (y) the Exchange Ratio. Except as specifically provided above or as agreed to in writing with any holder of a Company Restricted Share Award, following the Effective Time, each Exchanged RSA shall continue to be governed by the same vesting terms and otherwise substantially similar terms and conditions as were applicable to the corresponding former Company Restricted Share Award immediately prior to the Effective Time. At or prior to the Effective Time, the Parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Restricted Share Awards pursuant to this subsection (iii); and

(iv) each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Company Restricted Shares, Excluded Shares and any Dissenting Shares) shall be cancelled and converted into the right to receive the Per Share Merger Consideration.

(b) Effect on Company SAFEs. Prior to the Effective Time, the Company shall cause each outstanding Company SAFE to be amended, in a form reasonably acceptable to the Purchaser (the “Company SAFE Amendment”), such that each Company SAFE will automatically convert, immediately prior to the Effective Time, into a number of shares of Company Common Stock determined in accordance with the terms of such Company SAFE (as so amended). The Company shall deliver to the Purchaser evidence reasonably satisfactory to the Purchaser that all such Company SAFE Amendments have been duly executed and delivered and that all Company SAFEs have been or will be so converted immediately prior to the Effective Time.

Section 2.03 Surrender and Payment.

(a) Exchange Fund. Immediately prior to or at the Effective Time, the Purchaser shall deposit, or cause to be deposited, with Continental for the benefit of the Company Stockholders (other than with respect to any Company Restricted Shares) evidence in book-entry form of shares of Domesticated Purchaser Common Stock representing the number of shares of Domesticated Purchaser Common Stock sufficient to deliver the aggregate Per Share Merger Consideration (the “Exchange Fund”). The Purchaser shall cause Continental, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with the terms of this Agreement.

(b) Stock Exchange Procedures. Within two (2) Business Days following the effectiveness of the Proxy Statement/Registration Statement, the Purchaser shall cause Continental to deliver to each holder of shares of Company Common Stock (other than with respect to any Company Restricted Shares), instructions for exchanging each such holder’s shares of Company Common Stock (other than any Company Restricted Shares) for such holder’s applicable portion of the aggregate Per Share Merger Consideration from the Exchange Fund, and which shall be in a form reasonably acceptable to the Parties (a “Letter of Transmittal”). Promptly following receipt of a properly completed and executed Letter of Transmittal, and in any event within two (2) Business Days following the Closing, Continental shall deliver the applicable portion of the aggregate Per Share Merger Consideration to each such holder with respect to such shares of Company Common Stock. Effective as of one (1) Business Day prior to soliciting the Company Stockholder Approval pursuant to Section 6.26(b), the Company will not record or recognize any transfers of Company Securities on the record books of the Company, other than transfers as to which the Company has been notified of, in writing, prior to such Business Day.

(c) Termination of Exchange Fund. Promptly following the earlier of (i) the date on which the entire Exchange Fund has been disbursed and (ii) the date which is one (1) year after the Effective Time, the Purchaser shall instruct Continental to deliver to the Purchaser any remaining portion of the Exchange Fund and other documents in its possession related to the Transaction, and Continental’s duties shall terminate. Thereafter, each Company Stockholder may look only to the Purchaser (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of such Company Stockholder’s claim for Per Share Merger Consideration that such Company Stockholder may have the right to receive pursuant to Section 2.02 without any interest thereon. None of the Company, the Purchaser, the Surviving Company or Continental shall be liable to any Person for any portion of the aggregate Per Share Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the aggregate Per Share Merger Consideration that remains undistributed to Company Stockholders as of immediately prior to the date on which such portion of the aggregate Per Share Merger Consideration would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Purchaser, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.04 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock, if any, cancelled in accordance with Section 2.02(a)(i)) that are held by stockholders who have neither voted in favor of the Merger nor consented thereto in writing and who have demanded properly in writing appraisal or dissenters’ rights for such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and the holders of such Dissenting Shares shall have no right to receive, the applicable portion of the aggregate Per Share Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Notwithstanding the foregoing, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to dissent under Section 262 of the DGCL, or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the aggregate Per Share Merger Consideration to which such holder is entitled pursuant to the applicable subsections of Section 2.02, without interest thereon, upon surrender of the Certificate or Certificates representing such Dissenting Shares in accordance with Section 2.03.

Section 2.05 Adjustment. The Per Share Merger Consideration and the Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Domesticated Purchaser Common Stock occurring prior to the date the shares comprising the Per Share Merger Consideration is issued.

Section 2.06 No Fractional Shares. No fractional shares of Domesticated Purchaser Common Stock, or certificates or scrip representing fractional shares of Domesticated Purchaser Common Stock, will be issued upon the conversion of the Company Securities pursuant to the Merger, and any such fractional shares or interests therein will not entitle the owner thereof to vote or to any rights of a Purchaser Shareholder. Any fractional shares of Domesticated Purchaser Common Stock will be rounded up to the nearest whole share of Domesticated Purchaser Common Stock, as applicable.

Section 2.07 Lost or Destroyed Certificates. Notwithstanding any other provision to this Agreement, if any Certificate shall have been lost, stolen or destroyed, then upon the making of a customary affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in a form reasonably acceptable to the Company, Continental shall issue, in exchange for such lost, stolen or destroyed Certificate, the portion of the aggregate Per Share Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate(s) as contemplated under this Agreement.

Section 2.08 Withholding. Notwithstanding any other provision to this Agreement, the Purchaser, Merger Sub, the Company, and the Surviving Company and their respective Representatives shall be entitled to deduct and withhold from any amount payable to any Person pursuant to this Agreement such Taxes that are required to be deducted or withheld with respect to such amounts under the Code, the Tax Act or under any provision of U.S. state or local or non-U.S. tax law. To the extent that amounts are so deducted and withheld (and unless such amounts are not timely paid over to the appropriate Governmental Authorities within the statutorily required period), such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, the Purchaser, Merger Sub, the Company and the Surviving Company shall use commercially reasonable efforts to provide recipients of Per Share Merger Consideration that may be subject to withholdings (except to the extent payable with respect to Company Options or otherwise treated as compensation for services) with a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings. In the case of any such payment payable to employees of the Company or its Subsidiaries in connection with the Merger treated as compensation, the Parties shall reasonably cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.

Article III

CLOSING

Section 3.01 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Transactions (other than the Transactions that by their nature are to be satisfied prior to the Closing) (the “Closing”) shall take place (a) electronically by the mutual electronic exchange of documents and signatures (including portable document format (.pdf)) at a time and date to be specified in writing by the Parties, which date shall be no later than the third (3rd) Business Day after all the Closing conditions in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or (b) at such other date, time or place (including remotely) as the Purchaser and the Company may agree. The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 3.02 Closing Documents.

(a) Purchaser Closing Certificate. At least one (1) Business Day prior to the Purchaser Shareholders’ Meeting and, in any event, not earlier than the time that the holders of Purchaser Class A Ordinary Shares may no longer elect to redeem their Purchaser Class A Ordinary Shares in connection with the Redemption, the Purchaser shall deliver to the Company a written notice (the “Purchaser Closing Certificate”) setting forth the Purchaser’s good faith calculation of the following: (i) the aggregate amount of cash in the Trust Account (prior to giving effect to the Redemptions); (ii) the aggregate amount of all payments that will be required to be made in connection with the Redemptions; (iii) the aggregate amount of the Purchaser Transaction Costs as of the Closing (including a breakdown by Person of amounts owed by the Purchaser); and (iv) the number of shares of Domesticated Purchaser Common Stock, the number of Domesticated Purchaser Warrants, and the number of shares of Domesticated Purchaser Common Stock that may be issued upon the exercise of all Domesticated Purchaser Warrants, in each case, to be outstanding as of the Closing and after giving effect to the Domestication, the Redemption and the issuance of securities in connection with the consummation of any PIPE Investment (but excluding any shares of Domesticated Purchaser Common Stock to be issued in the Merger).

(b) Company Closing Certificate. At least two (2) Business Days prior to the Closing, the Company shall deliver to the Purchaser a written notice (the “Company Closing Certificate”) setting forth the Company’s good faith calculation of the aggregate amount of the Company Transaction Costs as of the Closing (including a breakdown by Person of amounts owed by the Company and wire instructions and applicable Tax forms for each such Person; provided, that the failure to provide wire instructions or Tax forms shall not affect the effectiveness of the Company’s compliance with this requirement).

(c) Access; Cooperation. From and after the delivery of the Purchaser Closing Certificate or the Company Closing Certificate, as the case may be, until the Closing Date, each of the Purchaser and the Company shall (i) provide the other Parties and their Representatives with reasonable access to information reasonably requested by the Purchaser or the Company or any of their respective Representatives in connection with the review of the Purchaser Closing Certificate or the Company Closing Certificate, as the case may be, (ii) consider in good faith any comments to the Purchaser Closing Certificate or the Company Closing Certificate, as the case may be, and (iii) revise the Purchaser Closing Certificate or the Company Closing Certificate, respectively, to incorporate any changes the Purchaser or the Company, respectively, reasonably determines are necessary or appropriate given such comments.

Section 3.03 Payment of Expenses.

(a) Company Transaction Costs. On the Closing Date, the Purchaser shall pay or cause to be paid by wire transfer of immediately available funds all Company Transaction Costs.

(b) Purchaser Transaction Costs. On the Closing Date, the Purchaser shall pay or cause to be paid by wire transfer of immediately available funds all Purchaser Transaction Costs.

(c) Capitalized Costs. Notwithstanding the other provisions of this Section 3.03, the Purchaser may elect to satisfy its obligations thereunder by capitalizing the Company Transaction Costs and the Purchaser Transaction Costs into the post-Closing capitalization of the Purchaser (including through the issuance of equity, assumption of Liabilities, or other any other mechanism). For the avoidance of doubt, no Party shall be responsible for any break fees or expenses of the other Party if the Closing does not occur or this Agreement is terminated in accordance with its terms (except to the extent that such failure of the Closing to occur or the termination of this Agreement arises from such other Party’s breach of any of its obligations, covenants, undertakings, agreements, representations or warranties under this Agreement).

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter dated as of the date of this Agreement delivered by the Company to the Purchaser (the “Company Disclosure Letter”) prior to or in connection with the execution and delivery of this Agreement, the Company hereby represents and warrants to the Purchaser and Merger Sub, as of the date hereof and as of the Closing, as follows:

Section 4.01 Organization and Standing. The Company is a Delaware corporation duly formed, validly existing and in good standing under the DGCL and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not be material to the Company. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents, as amended to date and as currently in effect. The Company is not in violation of any provision of its Organizational Documents in any material respect.

Section 4.02 Authorization; Binding Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s respective obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Transactions, (a) have been duly and validly authorized by the Company’s board of directors (or other similar governing body) in accordance with its Organizational Documents, the DGCL, any other applicable Law or any Contract to which Company or any of its stockholders is a party or by which it or its securities are bound and (b) other than the adoption and approval of this Agreement and the Transactions, including the Merger, by the affirmative vote (or written consent) of the holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”), no other proceedings on the part of the Company is necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted, has (i) determined that this Agreement, the Ancillary Documents and the Transactions are advisable, and in the best interests of, the Company and the Company Stockholders and (ii) approved this Agreement and the Ancillary Documents and the Transactions in accordance with the DGCL, the Company’s Organizational Documents and any other applicable Law. No vote of any holders of any class or series of capital stock of the Company is necessary to approve this Agreement or the Transactions, other than the Company Stockholder Approval.

Section 4.03 Capitalization.

(a) Set forth on Section 4.03(a) of the Company Disclosure Letter is a true, correct and complete list of each record holder of Company Securities and the number and type of Company Securities held by each such holder as of the date hereof.

(b) Prior to giving effect to the Transactions, all of the Company Securities are and will be owned free and clear of any Liens other than those imposed under the Company’s Organizational Documents, applicable securities Laws, or as set forth on Section 4.03(b)(i) of the Company Disclosure Letter, and other than the Company Securities, the Company does not have any other issued or outstanding common stock or any other securities. All of the issued and outstanding Company Securities have been duly authorized and validly issued in accordance with all applicable Laws, including applicable securities Laws, and the Company’s Organizational Documents, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, except where such violation or failure would not reasonably be expected to be, individually or in the aggregate, material to the Company. Except as set forth on Section 4.03(b)(ii) of the Company Disclosure Letter or in the Company’s Organizational Documents, there are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its security holders is a party or bound relating to any Company Securities, whether or not outstanding. Except as set forth on Section 4.03(b)(iii) of the Company Disclosure Letter or as provided for in this Agreement, there are no (1) outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company or (2) voting trusts, proxies, stockholder agreements or any other agreements or understandings with respect to the voting of the Company Securities. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to its securities. Except as disclosed in the Company Financials, the Company has not since its incorporation declared or paid any distribution in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

(c) Section 4.03(c)(i) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following information with respect to each Company Option outstanding: (i) the name of the Company Option recipient; (ii) the number of shares of the Company subject to such Company Option; (iii) the exercise or purchase price of such Company Option; (iv) the date on which such Company Option was granted; (v) the vesting schedule of such Company Option; (vi) the date on which such Company Option expires; and (vii) documentary confirmation of compliance with federal and state securities laws registration exemptions for each applicable grant of Company Options. Section 4.03(c)(ii) of the Company Disclosure Letter sets forth the terms of any vesting acceleration rights and any other vesting acceleration that will be applicable to any unvested Company Options. No Company Options are “early exercisable” as of the date hereof. The Company has no outstanding commitments to grant Company Options. No Company Option was granted with an exercise price per share less than the fair market value (pursuant to Section 409A or Section 422, as applicable, of the Code) of the underlying shares of Company Common Stock as of the date such Company Option was granted. The treatment of Company Options under Section 2.02(a)(ii) hereof is permitted under the Company equity plan, applicable Laws, and the underlying individual agreements for such Company Options without obtaining the consent of any holder thereof.

(d) Section 4.03(d)(i) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each holder of Company restricted stock awards (“Company RSAs”), including (i) the number of shares of Company Securities issued, (ii) the date of issuance, and (iii) the applicable vesting schedule. Section 4.03(d)(iii) of the Company Disclosure Letter sets forth the terms of any vesting acceleration rights and any other vesting acceleration that will be applicable to any unvested Company RSAs. The Company has made available to Purchaser an accurate and complete copy of the Company equity plan pursuant to which Company has granted Company Securities that were ever subject to a substantial risk of forfeiture and the form of all award agreements evidencing such Company Securities. The treatment of Company RSAs under Section 2.02(a)(iii) is permitted under the Company equity plan, applicable Laws, and the underlying individual agreements for such Company RSAs without obtaining the consent of any holder thereof.

(e) Section 4.03(e)(i) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each holder of Company SAFEs, including (i) the name of the holder, (ii) the date of issuance, (iii) the principal amount or purchase price paid for such Company SAFE, (iv) the applicable valuation cap, discount rate, or other material economic terms, and (v) documentary confirmation of compliance with federal and state securities laws registration exemptions for each applicable issuance of Company SAFEs. There are no side letters, amendments, waivers, or other agreements that modify the standard terms of any Company SAFE (other than the Company SAFE Amendment). The Company has no outstanding commitments to issue any additional Company SAFEs or other convertible securities. The treatment of the Company SAFEs under Section 2.02(b) is permitted under applicable Laws, and the terms and conditions of such Company SAFEs (so as amended by the Company SAFE Amendment), or the consent of any holder, thereof. The Company SAFEs were issued in compliance with all applicable Laws.

(f) The Company has made available to Purchaser an accurate and complete copy of the Company equity plan pursuant to which Company has granted the Company Options and Company RSAs that are currently outstanding and the form of all award agreements evidencing such Company Options and Company RSAs. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(g) Except as provided for in this Agreement, no units, warrants, options or other securities of the Company are issuable as a result of the consummation of the Transactions.

Section 4.04 Subsidiaries. The Company has not had and does not have any Subsidiaries.

Section 4.05 No Conflict; Governmental Consents and Filings.

(a) Except as otherwise described in Section 4.05, subject to the receipt of consents, approvals, authorizations and other requirements set forth in Section 4.05 of the Company Disclosure Letter, the execution, delivery and performance of this Agreement (including the consummation by the Company of the Transactions) and the other Ancillary Documents to which the Company is a party by the Company, does not and will not: (i) violate any provision of, or result in the breach of, any applicable Law to which the Company is subject or by which any property or asset of the Company is bound; (ii) conflict with or violate the Organizational Documents of the Company; (iii) violate any provision of or result in a breach, default or acceleration of, require a consent under, or create any right to payment under any Company Material Contract, material Company Real Property Lease (as defined in Section 4.17(b) herein) or Material Current Government Contract, or terminate or result in the termination of any Company Material Contract, material Company Real Property Lease or Material Current Government Contract, or result in the creation of any Lien (other than a Permitted Lien) under any Company Material Contract, material Company Real Property Lease or Material Current Government Contract upon any of the properties or assets of the Company, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien (other than a Permitted Lien); or (iv) result in a violation or revocation of any required Consents, except to the extent that the occurrence of any of the foregoing items set forth in clauses (i), (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or to have a Company Material Adverse Effect.

(b) Assuming the truth and completeness of the representations and warranties of the Purchaser and Merger Sub contained in this Agreement, no consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement, any of the other Ancillary Documents to which it is a party or the consummation by the Company of the Transactions, except for: (i) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) material compliance with any applicable requirements of the securities Laws and state takeover laws, the HSR Act and any other Antitrust Laws, and filing and recordation of appropriate merger documents as required by the DGCL; and (iii) as otherwise disclosed on Section 4.05(b) of the Company Disclosure Letter.

Section 4.06 Financial Statements.

(a) The Company has provided to the Purchaser: (i) true, correct and complete copies of the unaudited financial statements of the Company as of and for the seven (7) months ended July 31, 2025, consisting of the unaudited balance sheet of the Company as of such date and the related unaudited income statement and statement of cash flows for the period then ended (the “Draft Company Financials”) and (ii) true, correct and complete copies of the audited financial statements of the Company (including, in each case, any related notes thereto) as of and for the year ending December 31, 2024, as the Company was incepted in 2024, consisting of the audited balance sheets of the Company as of such dates and the related audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, audited in accordance with GAAP and PCAOB (the “Audited Company Financials”, together with the Draft Company Financials, the “Company Financials”). Except as set forth on Section 4.06(a) of the Company Disclosure Letter, (y) the Company Financials were derived in all material respects from the books and records of the Company, which books and records are, in all material respects, true, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices and (z) the Company Financials, when delivered, present fairly in all material respects, the financial position, results of operations, income (loss), changes in stockholder equity (in the case of the Audited Company Financials) and cash flows of the Company as of the dates and for the periods indicated in such Company Financials in the case of the Audited Company Financials, in conformity with GAAP, and were derived from and accurately reflect in all material respects, the books and records of the Company. The Company has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The Company has established a system of internal controls. Such internal controls are designed to provide reasonable assurance that (i) transactions are executed in all material respects in accordance with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for the Company’s assets.

(c) The Company has not identified and has not received written notice from an independent auditor of (i) any significant deficiency or material weakness in the system of internal controls utilized by the Company (other than a significant deficiency or material weakness that has been previously disclosed in writing to Purchaser and is set forth on Section 4.06(c) of the Company Disclosure Letter), (ii) any material fraud that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(d) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 4.07 Undisclosed Liabilities. There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of the Company of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for Liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on the Company Financials or disclosed in the notes thereto; (b) incurred in the ordinary course of the operation of business of the Company since the date of the most recent balance sheet included in the Company Financials; (c) incurred in connection with the Transactions; (d) set forth on Section 4.06(a) of the Company Disclosure Letter; or (e) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.08 Absence of Certain Changes. Except as set forth on Section 4.08 of the Company Disclosure Letter, and for activities conducted in connection with this Agreement and the Transactions, since the date of the Draft Company Financials through the date of this Agreement (a) the Company has conducted its business in the ordinary course of business consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) the Company has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.02(b) (without giving effect to Section 6.02(b) of the Company Disclosure Letter) if such action were taken on or prior to the Closing without the consent of the Purchaser.

Section 4.09 Compliance with Laws. Provided that this Section 4.09 shall not apply with respect to the matters covered by Section 4.25, the Company, its director and officers have, during the past five (5) years, materially complied with, and are currently in material compliance with, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and would not reasonably expected to be, material to the Company. Except as disclosed on Section 4.09 of the Company Disclosure Letter, no written, or, to the Knowledge of the Company, oral notice of non-compliance with any applicable Law has been received that, individually or in the aggregate, would reasonably be expected to be material to the Company.

Section 4.10 Government Contracts. Section 4.10 of the Company Disclosure Letter sets forth a list of each Contract with a Governmental Authority in existence as of the date hereof that involves aggregate payments to the Company that are reasonably expected to be in excess of $250,000 (each, a “Material Current Government Contract”). Each Material Current Government Contract was legally awarded to the Company, as applicable.

(i) Except for any Material Current Government Contract that is terminated or expires following the date hereof in accordance with its terms, all Material Current Government Contracts are: (a) a legal, valid binding obligation of the Company; and (b) in full force and effect and enforceable against the Company, in accordance with its terms, in each case subject to the Enforceability Exceptions.

(ii) Since September 1, 2019: (a) the Company has not been in material breach of or material default under any Government Contract, and, to the Knowledge of the Company, no event has occurred which would constitute such a material breach or material default by the Company; (b) the Company is in compliance in all material respects with all applicable Laws and contract terms, as amended, including those Laws and contract terms specifically applicable to the Government Contracts; and (c) each representation and certification made by the Company in connection with a Government Contract was current, accurate and complete in all material respects as of its effective date.

(iii) Since September 1, 2019: (a) neither the Company nor any of their Principals (as defined in Section 52.209-5 of the Federal Acquisition Regulation (“FAR”)) have been debarred or suspended from doing business with any Governmental Authority, no suspension or debarment action has been commenced or, to the Knowledge of the Company, threatened against the Company or any of their Principals, and there exists no circumstances that would require the Company to answer any of the questions at FAR 52.209-5(a)(1) in the affirmative; (b) no Governmental Authority, in connection with a Government Contract has notified the Company in writing or, to the Knowledge of the Company, through any other communication of any material breach or violation of any applicable law or of any certification, representation, clause, provision or requirement of any such Government Contract that in each case remains unresolved; (c) the Company has not received any written notice or, to the Knowledge of the Company, any other communication of any termination for default, cure notice, or show cause notice pertaining to any Government Contract that in each case remains unresolved; (d) the Company has not received any written notice or, to the Knowledge of the Company, any other communication of any audits or investigations by any Governmental Authority with respect to a Government Contract that in each case remains unresolved (other than in the ordinary course of business); and (e) the Company has not made any voluntary or mandatory disclosures to any Governmental Authority with respect to any material irregularity, misstatement, significant overpayment or violation of applicable law arising under or relating to any Government Contract, nor, to the Knowledge of the Company, has any violation occurred for which the Company is required under applicable Law or contract term to make any such disclosure to a Governmental Authority.

Section 4.11 Company Permits. The Company holds all Permits required to own, lease and operate its assets and properties as presently owned, leased or operated (collectively, the “Company Permits”) except where the failure to have such Permits, individually or in the aggregate, has not been and would not reasonably expected to be, material to the Company. The Company has made available to the Purchaser true, correct and complete copies of all the Company Permits. To the Knowledge of the Company, each Company Permit is in full force and effect and will, upon its termination or expiration, be timely renewed or reissued upon terms and conditions substantially similar to its existing terms and conditions, except where the failure to be renewed or reissued, individually or in the aggregate, would not reasonably expected to be material to the Company. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, suspension, restriction, adverse modification or termination of any Company Permit. The Company has at all times operated in material compliance with all Company Permits applicable to the Company.

Section 4.12 Litigation. Except as described on Section 4.12 of the Company Disclosure Letter, there is no (a) Legal Proceeding of any nature currently pending or, to the Knowledge of the Company, threatened, against the Company or any of its properties or assets, or, to the Knowledge of the Company, any of the directors or officers of the Company with regard to their actions as such; (b) to the Knowledge of the Company, there are no pending or threatened, audits, examinations or investigations by any Governmental Authority against the Company with regard to their actions as such; (c) pending or threatened in writing Legal Proceedings by the Company against any third party; (d) settlements or similar agreements that impose any material ongoing obligations or restrictions on the Company; and (e) Orders imposed or, to the Knowledge of the Company, threatened to be imposed upon the Company or any of their respective properties or assets, or, to the Company’s Knowledge, any of the directors or officers of the Company with regard to their actions as such.

Section 4.13 Material Contracts.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts described in clauses (i) through (xiii) below, to which, as of the date of this Agreement, the Company is a party or by which the Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Section 4.13(a) of the Company Disclosure Letter, a “Company Material Contract”). True, correct, complete copies of the Company Material Contracts, including amendments thereto, have been delivered or made available to the Purchaser. The Company Material Contracts include:

(i) Each Contract that contains covenants that limit the ability of the Company to compete in any material respect in any line of business or with any Person or in any geographic area or to sell, or provide any material service or material product, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses;

(ii) Each joint venture Contract, profit-sharing agreement, partnership, limited liability company agreement with a third party or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) Each Contract that involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) Each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of the Company (other than in the ordinary course of business), in each case, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business) and/or relating to pending or future acquisitions or dispositions;

(v) Each obligation to make payments in excess of $250,000, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vi) Each lease, rental agreement, installment and conditional sale agreement, or other Contract that, in each case, provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or Personal Property and involves aggregate annual payments in excess of $100,000;

(vii) Each Contract with any Top Customer or Top Supplier (other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business consistent with past practice);

(viii) Each agreement with any director, officer or employee that (i) involves aggregate annual compensation in excess of $75,000 for such Person; (ii) involves any severance, change of control, retention or similar type of payment; or (iii) is not terminable at will without notice or without any additional liability to the Company;

(ix) Each consulting agreement, advisor agreement, independent contractor agreement, or any other Contract for consulting or independent contractor services with any individual independent contractor, whether doing business as an entity or not;

(x) Each staffing agreement or any other Contract whereby the Company retains the services of any staffing agency or professional employer organization;

(xi) Each collective bargaining (or similar) agreement or Contract between the Company on one hand, and any labor union or other body representing employees of the Company on the other hand;

(xii) Each Contract that obligates the Company to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $500,000;

(xiii) Each Contract that obligates the Company to make any capital commitment or expenditure in excess of $150,000 (including pursuant to any joint venture);

(xiv) Each Contract that relates to a material settlement or under which the Company has outstanding obligations (other than customary confidentiality obligations) in excess of $1,000,000;

(xv) Any Contract that provides another Person (other than another Company or any manager, director or officer of the Company) with a power of attorney to act on behalf of the Company or to act on behalf of any manager, director or officer of the Company with respect to the Company; and

(xvi) Each Contract which (A) contains any assignment or any covenant not to assert or enforce, any Intellectual Property; (B) pursuant to which any Intellectual Property is or was developed by, with or for the Company; or (C) pursuant to which the Company either (1) grants to a third Person (I) a license, immunity, or other right in or to any Intellectual Property or (II) an exclusive license, immunity, or other right in or to any Owned Intellectual Property, or (2) is granted by a third Person a license, immunity, or other right in or to any Intellectual Property or IT Assets, in the case of both (1) and (2) excluding (unless they otherwise qualify as Company Material Contracts under a different subsection of this Section 4.13): (w) non-exclusive licenses of Owned Intellectual Property granted to suppliers, customers or end users in the ordinary course of business; (x) licenses of Open Source Software; (y) Off-the-Shelf Software; and (z) invention assignment and confidentiality agreements with employees and contractors on standard forms made available to Purchaser and without any material deviations or exceptions.

(b) Except as disclosed in Section 4.13(b) of the Company Disclosure Letter, or with respect to any Company Material Contract that is terminated or expires following the date hereof in accordance with its terms: (i) such Company Material Contract is valid and binding and enforceable in all material respects against the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the Company is not in breach of or default under, in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach of or default under by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iii) to the Knowledge of the Company, no other party to such Company Material Contract is in breach of or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (iv) the Company has not received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company in any material respect; and (v) the Company has not waived any material rights under any such Company Material Contract.

Section 4.14 Intellectual Property.

(a) Section 4.14(a)(i) of the Company Disclosure Letter sets forth a true, accurate, and complete list of: (x) all U.S. and foreign registered or issued Patents, Trademarks, and Copyrights, and applications of the foregoing, owned by the Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates, (y) all domain names and Social Media Accounts, and (z) all other material Owned Intellectual Property. Each item of Company Registered IP is subsisting, and to the Knowledge of the Company, valid and enforceable. The registration, maintenance, renewal, and similar fees in respect of Company Registered IP and the domain names among the Company IP have been paid when due. The Company has not taken, or failed to take, any action that has, or would reasonably be expected to, impair or dedicate to the public, or entitle any Governmental Authority to cancel, forfeit, modify, or consider abandoned, any Company Registered IP. The Company owns, free and clear of all Liens (other than Permitted Liens or any Liens set out on Section 4.14(a)(ii) of the Company Disclosure Letter) the Company’s Owned Intellectual Property. No item of Company Registered IP that is a pending Patent application fails to identify all inventors of the inventions as currently claimed in such Patent application, and for each Patent and Patent application in the Company Registered IP, the Company has obtained valid present assignments of the applicable inventions from each inventor and recorded such assignments with the relevant Governmental Authority where required to enforce such assignment under applicable law. Except as set forth on Section 4.14(a)(iii) of the Company Disclosure Letter, all Company Registered IP is owned exclusively by the Company without obligation to pay royalties, licensing fees or other fees to any third party with respect to such Company Registered IP, and the Company is the record owner of all Company Registered IP. Section 4.14(a)(iv) of the Company Disclosure Letter sets forth all actions that have to be taken within 60 days of this Agreement with respect to the Company Registered IP and domain names that are Company IP.

(b) The Company has a valid and enforceable written license and enforceable right to exploit all Company IP that is not the Company’s Owned Intellectual Property in the manner the Company IP is currently being exploited by the Company, including Intellectual Property that is the subject of the inbound Company IP Licenses applicable to the Company. The inbound Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to enable use of the Intellectual Property licensed under the Company IP Licenses in the manner used in the operation of business of the Company as presently conducted and as currently proposed to be conducted. The Company has performed all material obligations imposed on it in the Company IP Licenses in compliance with the Company IP Licenses, has made all payments required to date, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder in any material respect, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The Company is not party to any Contract that requires the Company to assign to any Person any or all of its material rights in any Intellectual Property developed by the Company under such Contract.

(c) No Legal Proceeding has been made or is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Owned Intellectual Property, nor, to the Knowledge of the Company, is there any reasonable basis for any such Legal Proceeding. The Company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company, nor, to the Knowledge of the Company, is there a reasonable basis therefor. There are no Orders to which the Company is a party or is otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the outbound Company IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by the Company. The Company is not currently infringing, and has not infringed, misappropriated or violated, any Intellectual Property of any other Person in connection with the ownership, use or license of any Owned Intellectual Property or otherwise in connection with the conduct of the business of the Company; provided that the foregoing is made to the Company’s Knowledge with respect to Patents and Trademarks. To the Company’s Knowledge, no third party is currently infringing, or has infringed upon, misappropriated or otherwise violated any Owned Intellectual Property.

(d) No current or former officers, employees, independent contractors, or other third parties employed or engaged by the Company has any ownership interest in any Owned Intellectual Property and no Person has claimed or asserted in writing any ownership interest or other rights in or to any Owned Intellectual Property. To the Company’s Knowledge, there has been no material violation of the Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Company or the Company’s confidentiality obligations owed to third parties. To the Company’s Knowledge, none of the employees of the Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s reasonable efforts to perform such employee’s employment obligations for the Company, or that would conflict with the business of the Company as presently conducted. The Company has taken commercially reasonable efforts and security measures in order to maintain, preserve and protect all Owned Intellectual Property, including to protect the secrecy, confidentiality and value of the Owned Intellectual Property (except for disclosures required as part of Company Registered IP applications and registrations). All Persons who have participated in or contributed to the creation or development of any Owned Intellectual Property have executed written agreements pursuant to which all of such Person’s right, title and interest in and to any such Owned Intellectual Property has been irrevocably assigned (by a present tense assignment) to the Company (or all such right, title, and interest vested in one or more of the Company by operation of Law).

(e) The Company is in compliance with all licenses by which the Company is bound governing any Open Source Software that the Company has incorporated into, used, intermingled, or bundled with any material Company Software. No Open Source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, maintenance, operation, delivery or provision of any Company Software by the Company in a manner that requires the Company to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code to such Company Software; (ii) license any such Company Software or other Owned Intellectual Property for making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any such Company Software or other Owned Intellectual Property for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing any of, its Patents (“Copyleft Terms”).

(f) No Company Software made available by the Company to any customer (whether as software or as firmware part of any hardware made available by the Company to the Company customer): (A) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Company Software or its associated hardware; or (B) fails to comply in any material respects with any applicable warranty or other contractual commitment made by the Company relating to the use, functionality, or performance of such Company Software or its associated hardware, and the Company has not received any written, or, to the Company’s Knowledge, oral, notice from any customer or user with respect to any of the foregoing.

(g) No Company Software has been delivered, licensed, or made available to any escrow agent or other Person, and the Company is not under any legal obligation to do the same, other than a Person who is or was an employee or contractor of, or service provider to, the Company (including cloud service providers such as AWS, Azure, and Github), other than as disclosed in connection with any open source code detection scan or any code review (including quality review), security review, penetration testing, or other diligence conducted in connection with the Transactions. No event has occurred, and no circumstance or condition exists that, with or without notice or lapse of time, will, or would reasonably be expected to, result in the delivery, license, or disclosure of Company Software to any other Person other than such employees, contractors, and service providers subject to obligations of confidentiality.

(h) Other than pursuant to the Contracts listed on Section 4.14(h) of the Company Disclosure Letter, no government funding, resources or assistance, nor any facilities of a university, college, other educational institution, or similar institution or research center in their respective research and development activities were used by the Company in the development of any Owned Intellectual Property. No Governmental

Authority has any (i) ownership interest or exclusive license in or to any Owned Intellectual Property, (ii) “unlimited rights” (as defined in 48 C.F.R. §52.227-14 and in 48 C.F.R. §252.227-7013(a)) in or to any of the Company Software, or (iii) “march in rights” (pursuant to 35 U.S.C. §203) in or to any Patents constituting Owned Intellectual Property. The Company is not a member of or party to, or has participated in any patent pool, industry standards body, trade association or other organization pursuant to the rules of which the Company is obligated to license or offer to license any existing or future Owned Intellectual Property to any Person.

(i) The Company is, and at all times has been, in material compliance with, and contractually requires all third parties that Process Personal Data to comply with, Data Protection Law and Contracts, and to take commercially reasonable steps to ensure that all Personal Data in such third parties’ possession or control is protected against damage, loss, unavailability, and against unauthorized Processing or other misuse. The Company has implemented written policies relating to Processing of Personal Data and the security of Company information, Software and IT Assets. The Company has tested and maintained commercially reasonable measures to protect the confidentiality, integrity, and security of all data in its possession or control against damage, loss, and against unauthorized Processing or other misuse. No Person has obtained unauthorized access to any material information, data (including Personal Data), IT Assets or Software in the possession of the Company or, to the Knowledge of the Company, in the custody or control of a third party, and there has not been any loss, damage, improper disclosure or unauthorized processing, breach of security, unauthorized Processing, or other compromise of the security, confidentiality or integrity of any such IT Assets, Software, information, or data. The Company has not experienced unavailability, or any security incident that has compromised the integrity or availability of the material IT Assets of the Company or the information and data thereon. Neither the Company nor any third party acting at its direction or authorization has paid any perpetrator of any actual or threatened security incident or cyber-attack, including, but not limited to a ransomware attack or a denial-of-service attack. There are no written or oral complaints, or notice of any claims or investigations, relating to an unauthorized Processing of Personal Data, improper use or disclosure of, or a breach in the security of, any such information or data or relating to any information security-related incident has been received by the Company and the Company has not been notified in writing, or been required by applicable Laws or Contract to notify in writing, any Person or entity of any Personal Data, information security-related incident.

(j) The Company has provided notifications to, and has obtained consent from, Persons regarding its Processing of Personal Data where such notice and/or consent is required by Data Protection Law or Contract. The Company has collected all Personal Data in accordance with all Data Protection Law, and the Company’s collection of such Personal Data or any other data from third parties is in accordance with any requirements from such third parties, including written website terms and conditions. The Company has provided all notices and obtained all consents required in connection with any use of cookies, device or browser, cross-device tracking, or other user, device, account, or other tracking technology or similar technology, in connection with the use of such technologies in accordance with Data Protection Law. There has been no interception, disclosure of, provision of access to, or other processing of electronic communications or other information in violation of any Data Protection Law by or for the Company.

(k) The IT Assets in the possession of the Company have been properly maintained by personnel in accordance with reasonable standards in the industry, to ensure proper operation, monitoring and use. To the Company’s knowledge, the Company’s IT Assets do not have high or critical vulnerabilities. All such IT Assets are in good working condition and, in combination with any IT Assets operated by the Company’s third-party service providers, are sufficient to perform the information technology operations used by the Company to conduct its businesses, and the Company owns, leases, licenses or otherwise has the valid right to use such IT Assets. The Company has not experienced any material disruption to, or material interruption in any of its IT Assets in its possession. The Company has taken reasonable measures designed to provide for the back-up and recovery of the data and information necessary for the Company to conduct of its business without material disruption or material interruption. The Company is not in breach of any Contract for any IT Asset material to the Company.

(l) The consummation of any of the Transactions will not result in (i) any material violation of any data privacy or cybersecurity laws by the Company; or, (ii) for each Company IP License, (x) the material breach of, material modification, cancellation, termination, or suspension of, acceleration of any material payments with respect to, or release of material source code thereunder; (y) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to or in any Company IP; (z) a reduction of any royalties, revenue sharing, or other payments the Company would otherwise be entitled to receive with respect to any Company IP; (xx) any modification, cancellation, termination or suspension of any rights to Intellectual Property that is the subject of any inbound Company IP License, or acceleration of or increase in any payments from Company to a third party under any inbound Company IP License or otherwise change the rights and obligations of Company in the use of such Company Intellectual Property in the same manner as conducted by the Company absent the consummation of the Transactions.

Section 4.15 U.S. Nuclear Regulatory Matters. Except as would not constitute a Company Material Adverse Effect:

(a) The Company does not currently hold and is not required by applicable Law to hold any license for the possession or use of nuclear materials in order to conduct its current business activities (whether “source material”, “special nuclear material” or “byproduct material”, as these terms are defined by applicable Nuclear Laws) or possess a license from the NRC for the construction, operation or decommissioning of any facility which would require a license or other prior consent from the NRC.

(b) The Company has not operated and does not currently operate any “utilization facility” or “production facility,” as those terms are defined by applicable Nuclear Laws and the regulations of the NRC, whether or not owned, in whole or part, by the Company.

(c) The Company is in compliance with all applicable Laws relating to the design, licensing, construction and operation of a “utilization facility” and a “production facility,” as those terms are defined by applicable Nuclear Laws and the regulations of the NRC. The Company is not subject to any Law that prevents or materially inhibits the Company’s ability to design, license or fabricate systems, structures or components for, or construct, any such facilities, subject to the necessary approvals from an applicable Governmental Authority. The Company does not require prior approval from the NRC to execute, deliver or perform this Agreement, and the consummation by it of the Transactions, shall not cause the Company to become subject to any Law that prevents or materially inhibits the Company’s ability to design, license or fabricate systems, structures or components for, or construct, any such facilities subject to the necessary approvals from an applicable Governmental Authority.

Section 4.16 Taxes and Returns. Except in each case as set forth on Section 4.16 of the Company Disclosure Letter:

(a) The Company (i) has filed, or caused to be filed, all income and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file) and (ii) has paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all income and other material Taxes required to be paid, collected, withheld or remitted by it, whether or not such Taxes are shown as due and payable on any Tax Return. The Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no Legal Proceeding currently pending or, to the Knowledge of the Company, threatened against the Company by a Governmental Authority in a jurisdiction where the Company does not file any Tax Returns or a particular type of Tax Return or pays any Tax or a particular type of Tax that it is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(c) The Company has not received a written notification of any claim, assessment, audit, examination, investigation or other Legal Proceeding that is pending, or to the Knowledge of the Company, threatened against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claim, deficiency or assessment against it. The Company is not currently contesting any material Tax liability before any Governmental Authority.

(d) There are no Liens with respect to any Taxes upon the Company’s assets, other than Permitted Liens.

(e) The Company has not requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request thereof) is outstanding or pending, other than as the result of automatic extensions of time to file Tax Returns requested in the ordinary course of business.

(f) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting made prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue realized or received prior to the Closing; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to Closing; or (v) any “closing agreement” pursuant to Section 7121 of the Code or any other agreement or arrangement with a Governmental Authority relating to Taxes entered into prior to Closing.

(g) The Company has not participated in or been a party to, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law, including, for greater certainty, sections 237.3 to 237.5 of the Tax Act).

(h) The Company has not been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than a group of which the Company is the common parent. The Company has no Liability or potential Liability for the Taxes of another Person (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of U.S. state or local Tax Law) or under any other applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes.

(i) The Company has not requested and is not the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request pending or outstanding.

(j) Except as as set forth on Section 4.16(j), the Company is, and has at all times since its inception been, classified as a C corporation for U.S. federal (and applicable state and local) income tax purposes. The Company is, and has at all times since its formation been, classified as a domestic corporation for U.S. federal income tax purposes. The U.S. federal income tax classification of each of the Company’s Subsidiaries is as set forth on Section 4.16(j) of the Company Disclosure Letter.

(k) The Company has not ever had a permanent establishment, office, branch, fixed place of business or other taxable presence in any country other than the country of its organization.

(l) The Company has not claimed any employee retention credit pursuant to Section 2301 of the CARES Act (or any corresponding or similar provision of state or local Law).

(m) The Company has not been a party to any transaction that was purported or intended to be treated as a distribution of stock qualifying, in whole or in part, for tax-free treatment under Section 355 of the Code (or any corresponding or similar provision of U.S. state or local Tax Law) within the past three (3) years.

(n) The Company has not knowingly taken any action, nor is aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying for its Intended Tax Treatments.

Section 4.17 Real Property.

(a) The Company does not own any real property.

(b) Section 4.17(b) of the Company Disclosure Letter contains a true, correct and complete list of all premises currently leased or subleased or otherwise used or occupied (but not owned) by the Company for the operation of the business of the Company (the “Company Leased Real Properties”), and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof, waivers thereto or guarantees thereof (collectively, the “Company Real Property Leases”), including the street address thereof (if applicable) and parties to such Company Real Property Leases. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases. Each Company Real Property Lease is valid and binding and enforceable in all respects against the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). With respect to each Company Real Property Lease, (i) the Company is not in breach of or default, in any material respect, under any Company Real Property Lease, (ii) no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a material breach or default by the Company, and (iii) to the Knowledge of the Company, no other party to such Company Real Property Lease is in breach or default, in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company, under such Company Real Property Lease. The Company has not leased, licensed or otherwise granted use or occupancy rights with respect to any Company Leased Real Property or any portion thereof to any third party. No party to any Company Real Property Lease has exercised any termination rights with respect thereto. To the Knowledge of the Company there is no condemnation or eminent domain proceedings pending or threatened with respect to any of the Company Leased Real Properties or any portion thereof.

Section 4.18 Personal Property. The Company has good title to, or a valid leasehold interest in or right to use, its respective material tangible and intangible assets that are necessary to conduct the business of the Company as presently conducted, free and clear of all Liens other than Permitted Liens, and such tangible and intangible assets are in good working order and condition, except for ordinary wear and tear, except in each case and as would not, individually or in the aggregate, reasonably be expected to be material to the Company.

Section 4.19 Employee Matters.

(a) The Company is not and has never been a party to any collective bargaining agreement or other Contract covering any group of employees with any labor organization or other representative of any of the employees of the Company, and to the Knowledge of the Company, there are not, and have not been, in the past three (3) years, any activities or proceedings of any labor union to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened, in writing, any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Except as set forth on Section 4.19(a) of the Company Disclosure Letter, no current senior officer of the Company, as of the date of this Agreement, has provided the Company notice, in writing, of his or her intention to terminate his or her employment.

(b) Except as set forth on Section 4.19(b) of the Company Disclosure Letter, the Company is, and in the past four (4) years has been in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety, and wages and hours, and other Laws relating to discrimination, harassment, retaliation, termination or discharge, disability, labor relations, hours of work, payment of wages and overtime wages, payroll documents and wage statements, classification of employees and independent contractors and other individual service providers, restrictive covenants, pay equity, immigration, workers compensation, unemployment compensation, plant closings and layoffs, whistleblower protection, labor relations and collective bargaining, except for failures to comply which, individually or in the aggregate, have not been and would not reasonably expected to be, material to the Company. The Company is in compliance with the requirements of the Immigration Reform Control Act of 1986. The Company is not delinquent in any payments to any employee or independent contractor for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any service performed for it or amounts required to be reimbursed to such employees or independent contractors. There are, and for the past four (4) years, have been no pending Legal Proceedings or material internal complaints, claims, grievances, audits or investigations pending or, to the Knowledge of the Company, threatened in writing, against the Company, its directors or officers brought by or on behalf of any applicant for employment, any current or former employee or any Governmental Authority, relating to any Law referenced in this Section 4.19(b) unfair labor practices or wrongful termination of employment, or alleging any other unlawful discriminatory conduct in connection with the employment relationship. The Company is not, and within the last four (4) years has not been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters.

(c) Section 4.19(c) of the Company Disclosure Letter contains a complete and accurate list of all employees of the Company as of the date hereof, setting forth for each employee their: (i) employee identification number, (ii) employing entity, (iii) job title, (iv) work location (by city and state and if not in the United States, by city and country), (v) status as a regular or temporary employee, (vi) status as full-time (30+ hours per work week) or part-time (under 30 hours per work week), (vii) employment start date, (viii) current compensation (annual salary or hourly rate, as applicable, plus bonus and commissions opportunities at 100% of target), (ix) current classification under the federal Fair Labor Standards Act (“FLSA”) (i.e., exempt, non-exempt), (x) accrued and unused paid time off, (xi) whether currently on a leave of absence (and, if so, the expected return to work date), (xii) contractual notice of termination or severance obligations, and (xiii) any visa or work permit status and the date of expiration, if applicable. Except as set forth on Section 4.19(c) of the Company Disclosure Letter, each employee located in the United States is employed “at will”, and the Company has no obligation or Liability (whether or not contingent) with respect to severance payments to any employees under the terms of any written agreement other than a contractual entitlement to, in addition to the minimum statutory notice (or pay in lieu thereof) and statutory severance pay required under applicable employment standards legislation, three (3) months or less of notice or pay in lieu thereof.

(d) Section 4.19(c) of the Company Disclosure Letter contains a complete and accurate list, as of the date hereof, of all independent contractors, consultants, advisors, or other agents employed or engaged by the Company in an individual capacity, whether directly or indirectly through a staffing arrangement, and classified by the Company as other than a W-2 employee, or compensated other than through wages paid by the Company through the Company’s payroll department, showing for each such service provider their: (i) name, (ii) location (by city and state or, if not in the United States, by city and country), (iii) description of services provided, (iv) whether engaged directly or through a staffing agency, (v) current compensation arrangements (hourly or project rate, fixed rate, bonus, commissions, etc.), (vi) whether engaged pursuant to a written contract, and if so, whether there are any contractual notice of termination obligations, and (vii) length of the relationship (with start and, where applicable, end dates).

(e) The Company currently classifies and has properly classified each of their employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour Laws, and are and have been otherwise in compliance with such Laws for the past four (4) years. To the extent that any independent contractors are or were engaged by the Company, the Company currently classifies and has, for the past four (4) years, properly classified and treated them as independent contractors (as distinguished from Form W-2 employees) in accordance with applicable Laws and for the purpose of all employee benefit plans and perquisites.

(f) In the past three (3) years, the Company has not received (i) written notice of any unfair labor practice charge or material complaint pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board against them, and (ii) written notice of any grievances or arbitrations arising out of any collective bargaining agreement to which the Company is a party.

(g) In the past four (4) years, the Company has not engaged in layoffs, furloughs or employment terminations in the United States sufficient to trigger application of the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local law (the “WARN Act”). During the ninety (90) day period preceding the date hereof, no employee or independent contractor has suffered an “employment loss” as defined in the WARN Act with respect to the Company.

(h) In the past four (4) years, (i) no allegations of sexual harassment or sexual misconduct have been made in writing, or, to the Knowledge of the Company, threatened in writing to be made against or involving any current or former officer, director or other employee at the level of Vice President or above by any current or former officer, employee or individual service provider of the Company, and (ii) the Company has not entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other employee at the level of Vice President or above.

Section 4.20 Benefit Plans.

(a) Set forth on Section 4.20(a) of the Company Disclosure Letter is a true and complete list of each Company Benefit Plan. The Company is not required to provide employee benefits pursuant to a collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees.

(b) Except as set forth on Section 4.20(b) of the Company Disclosure Letter, each Company Benefit Plan is and has been operated, administered, maintained, and funded in material compliance with its terms and all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and (i) has received a favorable determination letter from the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter upon which the Company is entitled to rely) or (ii) the Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. No event has occurred or circumstance exists which could reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan, the Company made available to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the most recent summary plan descriptions and material modifications thereto; (iii) the most recent annual and periodic accounting of plan assets; (iv) the three (3) most recent nondiscrimination testing reports; (v) the most recent determination letter (or opinion letter) received from the IRS; (vi) all non-routine communications with any Governmental Authority within the last three (3) years; (vii) the three (3) most recent annual reports (Form 5500 series) (with applicable attachments); and (viii) any written reports constituting a valuation of the Company Securities for purposes of Sections 409A or 422 of the Code, whether prepared internally by the Company or by an outside third party valuation firm.

(d) With respect to each Company Benefit Plan: (i) no Legal Proceeding is pending, or to the Knowledge of the Company, threatened (other than routine claims for benefits arising in the ordinary course of administration and administrative appeals of denied claims); (ii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iii) all contributions and premiums that are due have been made as required under ERISA or have been fully accrued on the Company Financials in accordance with GAAP.

(e) Neither the Company nor any ERISA Affiliate have ever maintained, contributed to or been required to contribute to, (i) a Company Benefit Plan which is a “defined benefit plan” (as defined in Section 414(j) of the Code), any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in Section 3(37) of ERISA), or a “multiple employer plan” (as described in Section 413(c) of the Code) a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code or (ii) a “funded welfare plan” within the meaning of Section 419 of the Code.

(f) Except as set forth on Section 4.20(f) of the Company Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with another event: (i) entitle any current or former employee, officer or other service provider of the Company to any severance pay or any other compensation or increase in severance pay or any other compensation payable by the Company; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such employee, officer or other individual service provider by the Company; (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan; (iv) otherwise give rise to any Liability under any Company Benefit Plan; or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Closing. The consummation of the Transactions will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. Except as set forth on Section 4.20(f) of the Company Disclosure Letter, no Company Benefit Plan provides for a Tax gross-up, make whole or similar payment, including with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g) Except to the extent required by Section 4980B of the Code or similar state Law, Neither the Company nor any ERISA Affiliate provides health or welfare benefits to any former or retired employee and is not obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(h) Each Company Benefit Plan can be terminated at any time without resulting in any material Liability to the Company, the Purchaser, Merger Sub or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities, other than Liabilities with respect to participant accrued benefits through the effective date of such termination in accordance with the terms of such plan and ordinary administration costs typically incurred in a termination event.

(i) Each Company Benefit Plan that is subject to Section 409A of the Code has been administered and maintained in compliance with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder.

(j) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any plan that has been adopted or maintained, whether formally or informally, for the benefit of service providers who primarily perform services outside of the United States of America.

Section 4.21 Environmental Matters. Except as set forth in Section 4.21 of the Company Disclosure Letter:

(a) The Company and its properties and facilities are and have, during the time that the Company has owned, operated or leased such property or facility, been in compliance in all material respects with all material Environmental Laws, including obtaining, maintaining in good standing, and complying with all material Permits required for their business and operations under any Environmental Laws (“Environmental Permits”), and all past non-compliance has been resolved without ongoing obligations or costs.

(b) No Legal Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or their respective assets or properties alleging a material violation of any Environmental Law or Environmental Permit, including with respect to the revocation, modification or termination of any

Environmental Permits, and, to the Knowledge of the Company, no facts, circumstances, or conditions currently exist that could materially and adversely affect compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain continued compliance with Environmental Laws and Environmental Permits.

(c) Neither the Company nor any of its respective properties, facilities or operations, is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Law, (ii) Remedial Legal Proceeding, or (iii) Release or threatened Release of a Hazardous Material. The Company has not assumed, contractually or by operation of Law, any Environmental Liabilities.

(d) The Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to result in a material liability. To the Knowledge of the Company, no fact, circumstance, or condition exists in respect of the Company or any property currently or formerly owned, operated, or leased by the Company, or any other property that would reasonably be expected to result in a material liability.

(e) The Company has not received written notification of any investigation of the business, operations, or currently or formerly owned, operated, or leased property of the Company that could lead to the imposition of any Liens or Environmental Liabilities and, to the Knowledge of the Company, no such investigations are pending or threatened in writing.

(f) To the Knowledge of the Company, no Person has Released any Hazardous Material at, on, or under any facility currently or formerly owned or operated by the Company or any third party site, in each case in a manner that would be reasonably likely to give rise to a material Environmental Liability of the Company, including for Remedial Legal Proceeding costs, investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages, and attorney fees.

(g) The Company has provided to the Purchaser all material written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of, or conducted by, the Company and concerning the environmental condition of any properties of the Company, Environmental Liabilities or compliance with Environmental Laws.

Section 4.22 Transactions with Related Persons. Except as set forth on Section 4.22 of the Company Disclosure Letter, and except for in the case of any employee, officer or director, of any employment Contract or Company Benefit Plans made in the ordinary course of business consistent with past practice or except as set forth in the Company Financials, the Company is not a party to any material transaction or Contract with any (a) present or former executive officer or director of the Company, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of the Company or (c) any Affiliate, “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing; provided that, in each case of the foregoing, excluding any transaction or Contract between or among the Company’s Subsidiaries or between or among the Company and any of its Subsidiaries. Except as set forth in the Company Financials or as set forth on Section 4.22 of the Company Disclosure Letter: (i) to the Knowledge of the Company, no Related Person or any Affiliate of a Related Person has, directly or indirectly, a material economic interest in any Contract with the Company (other than such Contracts that relate to any such Person’s ownership of shares of the Company Common Stock or other equity interests of the Company as set forth on Section 4.03(a) of the Company Disclosure Letter or such Person’s employment or consulting arrangements with the Company); and (ii) the assets of the Company does not include any receivable or other obligation from a Related Person, and the Liabilities of the Company does not include any payable or other obligation or commitment to any Related Person.

Section 4.23 Insurance.

(a) Section 4.23(a) of the Company Disclosure Letter contains a complete and accurate list of, as of the date hereof, all policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the business of the Company (the “Insurance Policies”) (by policy number, insurer, policy period, policy limits and type of policy). As of the date hereof, all premiums due and payable under all such Insurance Policies and their predecessor policies have been timely paid, and the Company is otherwise in material compliance with the terms of the Insurance Policies. Each Insurance Policy is legal, valid, binding, enforceable and in full force and effect. The Company has not any self-insurance or co-insurance programs. The Company has not received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse material change, notice of cancellation, termination or any material change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy. The Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a material adverse effect.

(b) True and correct copies of insurer-provided loss runs covering the period since the Company’s formation (and generated within the past three months), to the maximum extent applicable, have been provided to the Purchaser for each Insurance Policy and each of their predecessor policies through such period reasonably in advance of the date of this Agreement. Section 4.23(b) of the Company Disclosure Letter identifies each individual insurance claim in excess of $10,000 made by the Company under such policies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. The Company does not have any claim pending under an insurance policy as to which the insurer has denied coverage.

Section 4.24 Top Customers and Suppliers.

(a) As of the date hereof the Company currently has no material customers, including any off-takers. Section 4.24(a) of the Company Disclosure Letter lists as of the date of this Agreement, all prospective consumers or off-takers for the twelve (12) months ended August 31, 2025 to which the Company has submitted written bids or responded to requests for proposals, with expected revenue (assuming any such bid or response were accepted) in excess of $500,000 (the “Top Customers”). To the Knowledge of the Company as of the date hereof, no such Top Customer has provided notice to the Company (i) of its intention to reject, cancel or otherwise terminate, or materially reduce, its relationship with the Company, or (ii) that the Company is in material breach of the terms of any existing Company Material Contract with any such Top Customer.

(b) Section 4.24(b) of the Company Disclosure Letter lists as of the date of this Agreement, all suppliers or manufacturers of goods or services for the twelve (12) months ended August 31, 2025 to which the Company made payments or accrued obligations in excess of $50,000 (the “Top Suppliers”). To the Knowledge of the Company as of the date hereof, no such Top Supplier has provided notice to the Company (i) of its intention to reject, cancel or otherwise terminate, or materially reduce, its relationship with the Company, or (ii) that the Company is in material breach of the terms of any Company Material Contract with any such Top Supplier.

Section 4.25 Certain Business Practices.

(a) Neither the Company, nor any of its respective officers, directors, or any of its respective Representatives acting on its behalf has unlawfully offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; (iii) a candidate for foreign or domestic political office; or (iv) any Person, in any such case under circumstances where the Company or Representative thereof knew, or would have reasonably known after due and proper inquiry, that all or a portion of such thing of value would be offered, given, paid, or promised to an official or employee of a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for foreign or domestic political office for the purpose of influencing any act or decision of such official, employee, or candidate to obtain or retain business or direct business to any Person (in each case in violation of any Anti-Bribery Laws). Neither the Company, nor any of its respective officers, directors, or any of its respective Representatives acting on their behalf has directly or indirectly and in violation of applicable Law offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to any customer, supplier, or other Person who is or may be in a position to assist or hinder the Company in connection with any actual or proposed transaction for the purpose of influencing any act or decision of such customer, supplier, or other Person to obtain or retain business or direct business to any Person. Neither Company, nor any of its respective officers, directors, or any of its respective Representatives acting on its behalf has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission relating to any noncompliance with any Anti-Bribery Laws. Neither the Company, nor any of its respective officers, directors, or any Representatives acting on their behalf has received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Laws.

(b) The operations of the Company are and have been conducted at all times in the previous five (5) years in material compliance with any International Trade Laws and Sanctions Laws of any jurisdiction in which the Company operates that are applicable to the Company, and no Legal Proceeding between the Company and any Governmental Authority with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened in writing.

(c) Neither the Company nor any of its respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company is or has been: (i) identified on any applicable sanctions-related list of designated or blocked persons (including without limitation the Specially Designated Nationals and Blocked Persons List (“SDN List”) maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”)); (ii) located, organized, or resident in any country, region or territory that is the subject of comprehensive territorial sanctions administered by the United States and any other jurisdiction in which the Company operates (as of the date of this Agreement, Cuba, Iran, North Korea, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine) (each a “Sanctioned Jurisdiction”); or (iii) owned, directly or indirectly, individually or in the aggregate, fifty percent (50%) or more by any of the foregoing.

(d) The Company has not, since April 24, 2019, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in a Sanctioned Jurisdiction or for the purpose of financing the activities (i) of any Person currently identified on any applicable sanctions-related list of designated or blocked persons maintained by OFAC, or (ii) in any other manner that would constitute a violation of any applicable U.S. sanctions administered by the U.S. government.

Section 4.26 Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 4.27 Finders and Brokers. Except as reflected on Section 4.27 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which the Company would be liable in connection with the Transactions based upon arrangements made by the Company or any of their Affiliates.

Section 4.28 Independent Investigation. The Company has conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and Merger Sub and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser and Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser and Merger Sub set forth in Agreement and in any certificate delivered to the Company pursuant hereto; and (b) none of the Purchaser, Merger Sub or any of their respective Representatives have made any representation or warranty as to the Purchaser or Merger Sub or this Agreement, except as expressly set forth in this Agreement or in any certificate delivered to the Company pursuant hereto.

Section 4.29 Information Supplied. None of the information relating to the Company supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement/Registration Statement will, as of the date the Proxy Statement/Registration Statement (or any amendment or supplement thereto) is first mailed to the Purchaser Shareholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser, Merger Sub or their respective Affiliates.

Section 4.30 No Additional Representations or Warranties. Except as provided in this Article IV, none of the Company nor any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Purchaser, Merger Sub or their respective Affiliates or any other Person and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Purchaser, Merger Sub or their respective Affiliates or any other Person.

Article V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB

Except as set forth in (i) any Purchaser SEC Reports filed or submitted on or prior to the date hereof, the Purchaser and Merger Sub represent and warrant to the Company, as of the date hereof and as of the Closing, as follows:

Section 5.01 Organization and Standing.

(a) As of the date hereof, the Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. As of the Closing, the Purchaser will be a Delaware corporation duly domesticated, validly existing and in good standing under the DGCL. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Purchaser has heretofore made available to the Company accurate and complete copies of the Cayman Purchaser Articles as currently in effect. The Purchaser is, and at all times has been, in compliance in all material respects with the provisions of the Cayman Purchaser Articles.

(b) Merger Sub is a corporation duly formed, validly existing and in good standing under the Laws of Delaware. Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Merger Sub has heretofore made available to the Company accurate and complete copies of its Organizational Documents as currently in effect. Merger Sub is, and at all times has been, in compliance in all material respects with the provisions of its Organizational Documents.

Section 5.02 Authorization; Binding Agreement. Each of the Purchaser and Merger Sub has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Purchaser Shareholder Approval. The execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions (a) have been duly, validly and unanimously authorized and approved by the boards of directors of the Purchaser and Merger Sub, and (b) other than the Purchaser Shareholder Approval, no other corporate proceedings on the part of the Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Purchaser or Merger Sub are a party shall be when delivered, duly and validly executed and delivered by the Purchaser or Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser or Merger Sub, as applicable, enforceable against the Purchaser or Merger Sub, as applicable, in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

Section 5.03 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of the Purchaser or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser or Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser or Merger Sub of the Transactions, other than (a) pursuant to the HSR Act or any other Antitrust Laws, (b) filing of the Certificate of Merger in accordance with the DGCL, (c) any filings required with the Applicable Exchange or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to be, individually or in the aggregate, material to Purchaser or Merger Sub.

Section 5.04 Non-Contravention. The execution and delivery by each of the Purchaser and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser and Merger Sub of the Transactions, and compliance by the Purchaser and Merger Sub with any of the provisions hereof and thereof, do not and will not (a) conflict with or violate any provision of their respective Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.03 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or Merger Sub or any of its properties or assets, (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser or Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (viii) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, material Contract, or (d) result in the creation of any Lien upon any of the properties or assets (other than any Permitted Liens) or capital stock or other equity interests of the Purchaser or Merger Sub, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to be, individually or in the aggregate, material to Purchaser or Merger Sub.

Section 5.05 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of Purchaser is $25,100 divided into (i) 200,000,000 Purchaser Class A Ordinary Shares, of which 20,000,000 are issued and outstanding, (ii) 50,000,000 Purchaser Class B Ordinary Shares, par value $0.0001 per share, of which 13,333,333 shares are issued and outstanding, and (iii) 1,000,000 preference shares, par value $0.0001 per share, of which no shares are issued and outstanding. All of the issued and outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Cayman Purchaser Articles or any Contract to which the Purchaser is a party. None of the issued and outstanding Purchaser Ordinary Shares have been issued in violation of any applicable securities Laws.

(b) Subject to the terms and conditions of the Warrant Agreement, in connection with the Domestication, the Cayman Purchaser Warrants will be converted into Domesticated Purchaser Warrants, which will be exercisable after giving effect to the Transactions for one (1) share of Domesticated Purchaser Common Stock at an exercise price of $11.50 per share. As of the date of this Agreement, 23,719,000 Cayman Purchaser Warrants, consisting of 20,000,000 Cayman Purchaser Public Warrants and 3,719,000 Cayman Purchaser Private Placement Warrants are issued and outstanding. All outstanding Cayman Purchaser Warrants are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Cayman Purchaser Articles or any Contract to which the Purchaser is a party. None of the outstanding Cayman Purchaser Warrants have been issued in violation of any applicable securities Laws.

(c) As of the date hereof, other than (i) the Cayman Purchaser Warrants and (ii) the Purchaser Class B Ordinary Shares, there are (A) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Purchaser Ordinary Shares or any other capital share or equity interests of Purchaser, or any other Contracts to which the Purchaser is a party or by which the Purchaser is bound obligating the Purchaser to issue or sell any shares of, or other equity interests in or debt securities of, the Purchaser, and (B) no equity equivalents, share appreciation rights, phantom share ownership interests or similar rights in the Purchaser.

(d) Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of any shares of Purchaser.

(e) No Indebtedness of the Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

(f) Since the date of formation of the Purchaser, and except as contemplated by this Agreement, the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser’s board of directors has not authorized any of the foregoing.

(g) Purchaser owns all of the equity interests in Merger Sub. No other equity interests or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding equity interests of Merger Sub are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Sub’s Organizational Documents or any Contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any of its equity interests or any equity capital of Merger Sub. There are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for equity interests of Merger Sub, or any other Contracts to which Merger Sub is a party or by which Merger Sub is bound obligating Merger Sub to issue or sell any shares of capital stock of, or other equity interests in or debt securities of, Merger Sub, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Section 5.06 SEC Filings and Purchaser Financials.

(a) The Purchaser has, since the IPO, filed all prospectuses, forms, reports, schedules, statements and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Purchaser SEC Reports”) and will have filed all such forms, reports, schedules, statements and other documents (except for the Proxy Statement/Registration Statement and any other forms reports, schedules, statements and other documents filed or furnished with respect to the Transactions) required to be filed on or subsequent to the date of this Agreement through the Closing Date (the “Additional Purchaser SEC Reports”). All of the Purchaser SEC Reports, Additional Purchaser SEC Reports, any correspondence from or to the SEC or the Applicable Exchange (other than such correspondence in connection with the IPO of the Purchaser) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. §1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Public Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction.

(b) The Purchaser SEC Reports were, and the Additional Purchaser SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Reports did not, and the Additional Purchaser SEC Reports will not, at the time they were or are filed (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each director and executive officer of Purchaser has filed with the SEC on a timely basis all statements required with respect to Purchaser by Section 16(a) of the Exchange Act and the rules and regulations thereunder. Each of the Public Certifications are, or will be, true and correct as of their respective dates of filing. As used in this Section 5.06(b), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the Applicable Exchange.

(c) The financial statements and notes contained or incorporated by reference in the Purchaser SEC Reports fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Purchaser SEC Reports will fairly present, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Purchaser as of the respective dates, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable.

(d) The Purchaser has no off-balance sheet arrangements that are not disclosed in the Purchaser SEC Reports. No financial statements other than those of the Purchaser and Merger Sub are required by GAAP to be included in the financial statements of the Purchaser.

(e) The issued and outstanding Cayman Purchaser Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “GIGGU.” The issued and outstanding Purchaser Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “GIG.” The issued and outstanding Cayman Purchaser Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “GIGGW.” The Purchaser is a listed company in good standing with Nasdaq. There is no action or proceeding pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by Nasdaq or the SEC with respect to any intention by such entity to deregister the Cayman Purchaser Units, the Purchaser Class A Ordinary Shares or the Cayman Purchaser Public Warrants or terminate the listing of the Purchaser on Nasdaq. Except in connection with the Transactions, none of the Purchaser or any of its Affiliates has taken any action in an attempt to terminate the registration of the Cayman Purchaser Units, the Purchaser Class A Ordinary Shares or Cayman Purchaser Public Warrants under the Exchange Act.

(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of the Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), the Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Purchaser is made known to the Purchaser’s principal executive officer and its principal financial officer by others within the entity, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in to perform the functions for which they were established, including timely alerting the Purchaser’s principal executive officer and principal financial officer to material information required to be included in the Purchaser’s periodic reports required under the Exchange Act. Since the consummation of the IPO, the Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Purchaser’s financial reporting and the preparation of the financial statements included in the Purchaser SEC Reports for external purposes in accordance with GAAP.

Section 5.07 Absence of Certain Changes. As of the date of this Agreement, the Purchaser has, since the date of its formation (a) conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities that are administrative and immaterial in nature, (b) not been subject to a Purchaser Material Adverse Effect, and (c) neither Purchaser nor Merger Sub has taken any action that would require the consent of the Company if taken after the date of this Agreement and prior to the Closing pursuant to Section 6.03. Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

Section 5.08 Undisclosed Liabilities. There is no liability, debt or obligation of or claim or judgment against Purchaser (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for Liabilities and obligations (a) reflected or reserved for in the most recent balance sheet included in the Purchaser SEC Reports or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Purchaser SEC Reports in the ordinary course of business of Purchaser (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (c) incurred in connection with the Transactions, (d) that constitute Purchaser Transaction Costs or (e) which would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Purchaser. Merger Sub has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary

Documents to this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 5.09 Compliance with Laws. Each of the Purchaser and Merger Sub is, and has since its formation been, in material compliance with all Laws applicable to it and the conduct of its business. Since the date of the formation of the Purchaser, neither the Purchaser nor Merger Sub has received written notice alleging any violation of applicable Law, Orders or Permits in any material respect by the Purchaser or Merger Sub, and to the Knowledge of the Purchaser, no charge, claim, assertion or Legal Proceeding of any material violation of any Law, Orders or Permit by the Purchaser or Merger Sub is currently threatened.

Section 5.10 Legal Proceedings; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened Legal Proceeding to which the Purchaser or Merger Sub is subject which would reasonably be expected to have a Purchaser Material Adverse Effect or that would have a material adverse effect on the ability of the Purchaser to enter into and perform its obligations under this Agreement and consummate the Transactions. There is no Legal Proceeding that the Purchaser or Merger Sub has pending against any other Person. Neither the Purchaser, nor Merger Sub, is subject to any Orders of any Governmental Authority, nor are any such Orders pending. Each of the Purchaser and Merger Sub holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.11 Taxes and Returns.

(a) The Purchaser (i) has filed, or caused to be filed, all income and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file), and (ii) has paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all income and other material Taxes required to be paid, collected, withheld or remitted by it, whether or not such Taxes are shown as due and payable on any Tax Return. The Purchaser has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no Legal Proceeding currently pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by a Governmental Authority in a jurisdiction where Purchaser does not file any Tax Returns or a particular type of Tax Return or pays any Tax or a particular type of Tax that it is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(c) Purchaser has not received a written notification of any claim, assessment, audit, examination, investigation or other Legal Proceeding that is pending, or to the Knowledge of the Purchaser, threatened against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claim, deficiency or assessment against the Purchaser. Purchaser is not currently contesting any material Tax liability before any Governmental Authority.

(d) There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens.

(e) The Purchaser has not requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request thereof) is outstanding or pending, other than as the result of automatic extensions of time to file Tax Returns requested in the ordinary course of business.

(f) The Purchaser will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the

Closing Date; (ii) any change in method of accounting made prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue realized or received prior to the Closing; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to Closing; or (v) any “closing agreement” pursuant to Section 7121 of the Code or any other agreement or arrangement with a Governmental Authority relating to Taxes entered into prior to Closing.

(g) The Purchaser has not participated in or been a party to, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law, including, for greater certainty, sections 237.3 to 237.5 of the Tax Act).

(h) The Purchaser has not been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes. The Purchaser does not have any Liability or potential Liability for the Taxes of another Person (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of U.S. state or local Tax Law) or under any other applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Purchaser is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreements or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes.

(i) The Purchaser has not requested, and is not the subject of or bound by, any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request pending or outstanding.

(j) The Purchaser has not knowingly taken any action, nor is it aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying for its Intended Tax Treatments.

Section 5.12 Properties. Neither the Purchaser, nor Merger Sub, owns, licenses or otherwise has any right, title or interest in any material Intellectual Property. Neither the Purchaser, nor Merger Sub own or lease any real property or material Personal Property.

Section 5.13 Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 5.14 Contracts. Except as set forth in the Cayman Purchaser Articles or Merger Sub’s Organizational Documents or publicly filed with the SEC, neither Purchaser nor Merger Sub is subject to any agreement, commitment, exclusive license, judgment, injunction, order or decree that prohibits or materially impairs, or could reasonably be expected to prohibit or materially impair, their business practices, acquisitions of property or conduct of business.

Section 5.15 Trust Account. As of the date of this Agreement, Purchaser has at least $200,000,000 in the Trust Account, such monies held in cash or invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement (the “Trust Agreement”), dated as of June 1, 2023, between Purchaser and Continental, as trustee (the “Trustee”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Purchaser SEC Reports to be inaccurate or that would entitle any Person (other than Purchaser Shareholders who shall have properly elected to redeem their Purchaser Class A Ordinary Shares pursuant to the Cayman Purchaser Articles and the underwriters of the

IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Since May 31, 2024, the Purchaser has not released any money from the Trust Account, and prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to the Redemption of Purchaser Class A Ordinary Shares properly submitted in connection with a Purchaser Shareholder vote to amend the Cayman Purchaser Articles to (A) modify the substance or timing of its obligation to allow redemption in connection with its initial business combination or to redeem 100% of its Purchaser Class A Ordinary Shares if it has not consummated an initial business combination within the prescribed window or (B) with respect to any other material provisions related to Purchaser Shareholder rights or pre-initial business combination activity. The Trust Agreement has not been amended or modified and is a valid and binding obligation of Purchaser and is in full force and effect and is enforceable in accordance with its terms, subject to the Enforceability Exceptions. There are no claims or proceedings pending or, to the Knowledge of Purchaser, threatened with respect to the Trust Account. Purchaser has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of Purchaser to dissolve or liquidate pursuant to the Cayman Purchaser Articles shall terminate, and as of the Closing, Purchaser shall have no obligation whatsoever pursuant to the Cayman Purchaser Articles to dissolve and liquidate the assets of Purchaser by reason of the consummation of the Transactions. To the Knowledge of Purchaser, as of the date hereof, following the Closing, no Purchaser Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Purchaser Shareholder is exercising their option to redeem Purchaser Class A Ordinary Shares in connection with the Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Purchaser does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Purchaser on the Closing Date.

Section 5.16 Finders and Brokers. No broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, including any deferred underwriting commissions, in connection with the Transactions based upon arrangements made by the Purchaser, Merger Sub or any of their Affiliates.

Section 5.17 Certain Business Practices.

(a) None of the Purchaser, Merger Sub or to the Knowledge of Purchaser or Merger Sub any of their Representatives acting on behalf of the Purchaser or Merger Sub, has unlawfully offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; (iii) a candidate for foreign or domestic political office; or (iv) any Person, in any such case under circumstances the Purchaser, Merger Sub or the Representative thereof knew, or reasonably would have known after due and proper inquiry, that all or a portion of such thing of value would be offered, given, paid, or promised to an official of employee of a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for foreign or domestic political office, in each case in violation of any Anti-Bribery Laws. None of Purchaser, Merger Sub or, to the Knowledge of Purchaser or Merger Sub, any of their respective Representatives acting on their behalf has directly or indirectly and in violation of applicable Law offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to any customer, supplier, or other Person who is or may be in a position to assist or hinder Purchaser or Merger Sub in connection with any actual or proposed transaction for the purpose of influencing any act or decision of such customer, supplier, or other Person to obtain or retain business or direct business to any Person. To the Knowledge of the Purchaser, none of the Purchaser, Merger Sub or any Representative thereof has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission relating to any noncompliance with any Anti-Bribery Laws. To the Knowledge of the Purchaser, none of the Purchaser,

Merger Sub or any Representative thereof has received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Laws. The Purchaser has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(b) The operations of the Purchaser and Merger Sub are and have been conducted at all times since May 8, 2024, in material compliance with Sanctions Laws and at all times in the previous five (5) years in material compliance with, International Trade Laws, and money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Legal Proceeding involving the Purchaser or Merger Sub with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c) None of the Purchaser, Merger Sub, or any of their respective directors or officers nor, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser or Merger Sub is or has been: (i) identified on any applicable sanctions-related list of designated or blocked persons (including without limitation the SDN List maintained by OFAC), (ii) otherwise the subject or target of any U.S. sanctions administered by OFAC, (iii) located, organized or resident in any Sanctioned Jurisdiction, or (iv) owned, directly or indirectly, individually or in the aggregate, 50% or more by any of the foregoing.

(d) The Purchaser and Merger Sub have maintained in place and implemented controls and systems designed to ensure compliance with economic sanctions administered and maintained by the U.S. government.

(e) Neither the Purchaser nor Merger Sub has directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in a Sanctioned Jurisdiction or for the purpose of financing the activities (x) of any Person currently the subject or target of U.S. sanctions administered by the U.S. government, or (y) in any other manner that would constitute a violation of, any U.S. sanctions administered by U.S. government.

Section 5.18 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, Purchaser or Merger Sub expressly for inclusion or incorporation by reference in (i) any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions or in the Proxy Statement/Registration Statement or (ii) any of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing and any other press releases or prospectuses filed under Rule 425 of the Securities Act in connection to the Transactions shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at (a) the time such information is filed with or furnished to the SEC (provided, that, if such information is revised by any subsequently filed amendment or supplement, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Proxy Statement/Registration Statement is declared effective by the SEC; (c) the time the Proxy Statement/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the Purchaser Shareholders; or (d) the time of the Purchaser Shareholders’ Meeting. Notwithstanding the foregoing, the Purchaser and Merger Sub make no representations, warranties or covenants with respect to any information supplied by or on behalf of the Company or their respective Affiliates.

Section 5.19 Independent Investigation. The Purchaser and Merger Sub have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The Purchaser and Merger Sub acknowledge and agree that: (a) in making their decision to enter into this Agreement and to consummate the Transactions, they have relied solely upon their own investigation and the express representations and warranties of the Company expressly set forth in Article IV of this Agreement (including the related portions of the Company Disclosure Letter) and in any certificate delivered to Purchaser or Merger Sub pursuant hereto, and the information provided by or on behalf of the Company for the Proxy Statement/Registration Statement; and (b) neither the Company, nor its Representatives have made any representation or warranty as to Company, or this Agreement, including with respect to the accuracy or completeness of any information provided to Purchaser in the electronic data room, in any projections, or otherwise, except as expressly set forth in Article IV (including the related portions of the Company Disclosure Letter) or in any certificate delivered to Purchaser or Merger Sub pursuant hereto. Without limiting the foregoing, the Purchaser and Merger Sub acknowledge that the Purchaser and Merger Sub or their advisors, have made their own investigation of the Company and, except as expressly provided in Article IV, are not relying on any (a) representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company as conducted after the Closing, or (b) representation or warranty as contained in any materials provided by the Company or any of their respective Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

Section 5.20 No Additional Representation or Warranties. Except as provided in this Article V, none of the Purchaser, Merger Sub, any their respective Affiliates, or any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or their Affiliates.

Article VI

COVENANTS

Section 6.01 Access and Information; Cooperation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.01 or the Closing (the “Interim Period”), subject to Section 6.16, the Company shall give, and shall cause its respective Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours, upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all officers, managers, properties, Contracts, agreements, commitments and books and records of the Company, and shall use its and their commercially reasonable efforts to furnish Purchaser and its Representatives with all financial and operating data and other information concerning the affairs of the Company that are in the possession of the Company, in each case as the Purchaser or its Representatives may reasonably request; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company. Notwithstanding the foregoing, the Company shall not be required to provide, or cause to be provided, to Purchaser or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any Trade Secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (C), the Company shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such Contract, obligation or Law and (y) provide such information in a manner without violating such Contract, obligation or Law), (ii) if the Company, on the one hand, and Purchaser or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto, or (iii) if such information relates to interactions with prospective buyers of the Company or the negotiation of this Agreement or the Transactions, including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto. For the avoidance of doubt, the Purchaser or any of its Representatives shall not be permitted to perform any environmental sampling at the properties of the Company, including any invasive, intrusive or subsurface sampling or testing of any media without the consent of the Company, in its reasonable discretion.

(b) During the Interim Period, subject to Section 6.16, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all officers, directors, properties, Contracts, agreements, commitments and books and records, of the Purchaser or its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish the Company and its Representatives with all financial and operating data and other information concerning the affairs of the Purchaser and its Subsidiaries that are in the possession of the Purchaser or its Subsidiaries, in each case as the Company or its Representatives may reasonably request; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries. Notwithstanding the foregoing, the Purchaser shall not be required to provide, or cause to be provided, to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Purchaser is subject, (B) violate any legally-binding obligation of the Purchaser with respect to confidentiality, non-disclosure or privacy or (C) jeopardize protections afforded to the Purchaser under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (B), the Purchaser shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such Contract, obligation or Law and (y) provide such information in a manner without violating such Contract, obligation or Law), or (ii) if the Purchaser, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto.

(c) During the Interim Period, each of the Company and the Purchaser shall, and shall cause their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the Parties mutually agree to seek in connection with the Transactions (including, in connection with any PIPE Investment), including, (i) by providing such information and assistance as the other Party may reasonably request, (ii) granting such access to the other Party and its Representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, the Purchaser, or their respective Representatives.

Section 6.02 Conduct of Business of the Company.

(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law or any Governmental Authority, as set forth on Section 6.02(b) of the Company Disclosure Letter or as consented to in writing by the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall use commercially reasonable efforts to (i) conduct its business, in all material respects, in the ordinary course of business, (ii) maintain the existing relations and goodwill of the Company with the Company’s customers, suppliers, distributors and creditors, and (iii) preserve intact, in all material respects, its business.

(b) Without limiting the generality of Section 6.02(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, as required by applicable Law or any Governmental Authority, or as set forth on Section 6.02(b) of the Company Disclosure Letter, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to:

(i) amend, waive or otherwise change, in any material respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its units or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, except in compliance with existing Company Benefits Plans or any Contract (including any warrant, option, or profits interest award) outstanding as of the date hereof or amended in compliance with this Section 6.02(b);

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except as may be required (A) pursuant to the Company Certificate of Incorporation or the Organizational Documents of the Company, (B) pursuant to the terms of any warrant, option or profits interest award outstanding as of the date hereof, or (C) in connection with the Interim Period Option Issuance;

(iv) incur, create, assume or otherwise become liable for any additional Indebtedness (directly, contingently or otherwise) for borrowed money in excess of $500,000 (in the aggregate);

(v) except as otherwise required by Company Benefit Plans or award agreements thereunder, (A) grant any severance, retention, change in control or termination or similar pay, (B) terminate, adopt, enter into or materially amend or grant any new awards under any Company Benefit Plan other than the Company Incentive Plan in connection with the Interim Period Option Issuance or any plan, policy, practice, program, agreement or other arrangement other than the Company Incentive Plan that would be deemed a Company Benefit Plan as of the date hereof, (C) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, (D) take any action to materially amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries other than as provided under this Agreement, (E) hire or engage any new employee or individual independent contractor if such new employee or individual independent contractor will receive annual base cash compensation in excess of $150,000, (F) terminate the employment or engagement of any employee or individual independent contractor with an annual base cash compensation in excess of $150,000 other than for cause, or (G) enter into any written waiver of any restrictive covenants applying to any current or former employee or individual independent contractor;

(vi) enter into or amend or extend any collective bargaining agreement or similar labor agreement, or recognize or certify any labor union, labor organization, or group of employees of the Company as the bargaining representative for any employees of the Company;

(vii) (A) make, change or rescind any material election relating to Taxes, (B) commence, settle or compromise any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating to a material amount of Taxes, (C) file any amended income Tax or other material Tax Return, (D) surrender or allow to expire any right to claim a refund of a material amount of Taxes, (E) change (or request to change) any method of accounting for Tax purposes, (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of income Taxes or other material Taxes may be issued or in respect of any income Taxes or other material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to the Company, (G) enter into any “closing agreement” as described in Section 7121 of the Code or any other agreement or arrangement with any Governmental Authority, (H) enter into any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes, or (I) fail to pay any material amount of Taxes when due;

(viii) knowingly take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Transactions from qualifying for its Intended Tax Treatment;

(ix) transfer, sell, assign, license, sublicense, covenant not to assert, subject to a Lien (other than a Permitted Lien), abandon, allow to lapse, transfer or otherwise dispose of, any right, title or interest of the Company in or to any Owned Intellectual Property, or otherwise amend or modify, permit to lapse or fail to preserve any Company Registered IP (except where the Company has reasonably determined that a decision to not continue to prosecute an item of Company Registered IP is in the best interests of the Company), or disclose, divulge, furnish to or make accessible to any Person who has not entered into a confidentiality agreement sufficiently protecting the confidentiality thereof any Trade Secrets constituting Owned Intellectual Property;

(x) terminate or assign any Company Material Contract or any material Company Real Property Lease or enter into any Contract that would be a Company Material Contract or material Company Real Property Lease, in any case outside of the ordinary course of business consistent with past practice;

(xi) enter into any new line of business or establish any Subsidiary in connection therewith;

(xii) fail to use commercially reasonable efforts to keep in force Insurance Policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect, or terminate without replacement or amend in a manner materially detrimental to the Company, any material insurance policy insuring the Company;

(xiii) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or changes that are made in accordance with PCAOB standards;

(xiv) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $100,000 (individually or in the aggregate);

(xv) effect any mass layoff or plant closing at any of its facilities that triggers the notice obligations under the Worker Adjustment and Retraining Notification Act of 1988;

(xvi) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets, in each case, outside the ordinary course of business consistent with past practice, except pursuant to any Contract in existence as of the date hereof which has been disclosed in writing or in the data room to the Purchaser;

(xvii) except as required pursuant to Contract in effect on the date hereof, make any capital expenditures outside of the ordinary course of business consistent with past practice in excess of $100,000 (individually for any project) or $250,000 (in the aggregate);

(xviii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

(xx) enter into any written agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice, and other than in connection with the Interim Period Option Issuance);

(xxii) (A) limit the right of the Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (B) grant any exclusive or similar rights to any Person, in each case of clause (A) and (B), except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the business of the Company;

(xxiii) voluntarily terminate any design certification, pre-application, application or standard design approval activities the Company is currently undertaking with the NRC;

(xxiv) enter into, amend, supplement, terminate, or consummate any agreement, arrangement, or transaction relating to the issuance, sale, or placement of any debt or equity securities (including, for the avoidance of doubt, any PIPE investment, SAFE, convertible note, or similar financing or investment arrangement), or otherwise obtain or agree to obtain any funding or financing; or

(xxv) authorize or agree to do any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement will give the Purchaser, directly or indirectly, rights to control or direct the business or operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement and subject to the Purchaser’s rights set forth herein, complete control and supervision over its business, assets and operations.

Section 6.03 Conduct of Business of the Purchaser.

(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law or any Governmental Authority, or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall, and shall cause Merger Sub to, use its commercially reasonable efforts to (i) conduct its business, in all material respects, in the ordinary course of business, and (ii) preserve intact, in all material respects, its business. Notwithstanding anything to the contrary in this Section 6.03, nothing in this Agreement shall prohibit or restrict the Purchaser from extending, in accordance with the Cayman Purchaser Articles and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other party shall be required in connection therewith.

(b) Without limiting the generality of Section 6.03(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the Domestication or as contemplated by any PIPE Investment), as required by applicable Law or any Governmental Authority, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause Merger Sub not to:

(i) amend, waive or otherwise change, in any material respect, the Cayman Purchaser Articles or the Merger Sub;

(ii) other than pursuant to the Sponsor Support Agreement, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its units or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) except for (A) indebtedness necessary to effectuate the Domestication, (B) indebtedness necessary to amend the Purchaser’s Organizational Documents to extend the period to consummate an initial business combination as set forth therein, (C) indebtedness to provide working capital to the Purchaser through such period (including payables incurred but not yet paid by the Purchaser as reported in the Purchaser’s SEC Reports), and (D) indebtedness incurred in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Purchaser, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;

(v) (A) make, change or rescind any material election relating to Taxes, (B) commence, settle or compromise any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating a to material amount of Taxes, (C) file any amended income Tax or other material Tax Return, (D) surrender or allow to expire any right to claim a refund of a material amount of Taxes, (E) change (or request to change) any method of accounting for Tax purposes, (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of income Taxes or other material Taxes may be issued or in respect of any income Taxes or other material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to Purchaser, (G) enter into any “closing agreement” as described in Section 7121 of the Code or any other agreement or arrangement with any Governmental Authority, (H) enter into any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes or (I) fail to pay any material amount of Taxes when due;

(vi) knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the relevant portions of the Merger from qualifying for their respective Intended Tax Treatments;

(vii) amend, waive or otherwise change the Trust Agreement;

(viii) terminate, waive or assign any material right under any material Contract of Purchaser or any Contract with any broker, finder, financial advisor or investment banker, or make any discretionary payments under any such Contract;

(ix) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person;

(x) establish any Subsidiary;

(xi) engage in any activities or business, other than activities or business (A) currently conducted by the Purchaser or Merger Sub as of the date of this Agreement, (B) in connection with or incident to Purchaser’s or Merger Sub’s organization, incorporation, or continuing corporate existence, or (C) that are administrative and immaterial in nature;

(xii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xiii) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or PCAOB standards;

(xiv) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or Merger Sub) not in excess of $500,000 (individually or in the aggregate);

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(xvi) make capital expenditures (excluding for the avoidance of doubt, incurring any ordinary course administrative costs and expenses);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Transactions);

(xviii) except for such Indebtedness as is necessary to effectuate the Domestication and amend the Purchaser’s Organizational Documents to extend the period to consummate an initial business combination of the Purchaser set forth in the Purchaser’s Organizational Documents and to provide working capital to the Purchaser through such period (including for such payables as have been incurred but not paid by the Purchaser as reported in the Purchaser’s SEC Reports), voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate (excluding the incurrence of any ordinary course administrative costs and expenses incurred in connection with the consummation of Transactions, including legal or accounting (including any PIPE Investment)) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.03 during the Interim Period;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

(xx) grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of Purchaser; or

(xxi) authorize or agree to do any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement will give the Company, directly or indirectly, rights to control or direct the business or operations of the Purchaser prior to the Closing. Prior to the Closing, the Purchaser shall exercise, consistent with the terms and conditions of this Agreement and subject to the Company’s rights set forth herein, complete control and supervision over its business, assets and operations.

Section 6.04 Annual and Interim Financial Statements.

(a) As soon as reasonably practicable following the date of this Agreement, but in no event later than October 31, 2025, the Company shall deliver to the Purchaser (i) audited balance sheet and statement of operations, comprehensive loss, stockholders’ equity and cash flows of the Company as of and for the year ended December 31, 2024, together with the auditor’s reports thereon, and (ii) reviewed balance sheet and statement of operations, comprehensive loss, stockholders’ equity and cash flows of the Company as of and for the period ended June 30, 2025, in each case which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant and which are have been reviewed or audited, as applicable, in accordance with GAAP and PCAOB standards (collectively, the “PCAOB Financial Statements”); provided, that upon delivery of such PCAOB Financial Statements, such financial statements shall be deemed the “Audited Company Financials” for the purposes of this Agreement and the representation and warranties set forth in Section 4.06 shall be deemed to apply to such Audited Company Financials with the same force and effect as if made as of the date of this Agreement.

(b) By November 15, 2025, the Company shall deliver to the Purchaser the reviewed balance sheet and statement of operations, comprehensive loss, stockholders’ equity and cash flows of the Company as of and for the period ended September 30, 2025, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant and which are have been reviewed in accordance with GAAP and PCAOB standards (the “Interim Financial Statements”); provided, that upon delivery of such Interim Financial Statements, the representation and warranties set forth in Section 4.06 shall be deemed to apply to the Interim Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

Section 6.05 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current all of its public filings with the SEC (after giving effect to all applicable extension periods) and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Purchaser Class A Ordinary Shares and the Cayman Purchaser Public Warrants on the Applicable Exchange; provided, that the Parties acknowledge and agree that (i) if Purchaser fails to timely file any public filing with the SEC, such failure shall not be a breach of this Section 6.05 provided such public filing is made before the effectiveness of the Registration Statement or the earlier termination of this Agreement pursuant to Section 8.01(d) (even though such filing is late) and such late filing does not have a material adverse impact on the consummation of the Transactions and (ii) from and after the Closing, the Parties intend to list on the Applicable Exchange only the Domesticated Purchaser Common Stock and the Domesticated Purchaser Warrants.

Section 6.06 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal (whether written or oral), from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Subsidiaries, a transaction or a series of transactions (other than the Transactions) concerning the sale (whether directly or indirectly) of (x) five percent (5%) or more of the business or assets of the Company, or (y) five percent (5%) or more of any class of shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction (other than with respect to any purchases of equity securities by the Company from employees of the Company or its Subsidiaries), and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the Transactions) concerning a business combination.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate, engage or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.

(c) Each Party shall notify the other Parties as promptly as practicable (and in any event within two (2) Business Days) in writing of the receipt by such Party or any of its Representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

Section 6.07 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and the Applicable Exchange promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not, it shall cause its Subsidiaries not to, and it shall instruct its other Affiliates and Representatives not to, purchase or sell any securities of the Purchaser (unless otherwise explicitly contemplated in this Agreement), communicate such information to any third party (other than (x) to Persons for the purpose of seeking consents related to the Transactions or (y) Persons subject to confidentiality restrictions in favor of the Company), take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.08 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging: (i) that the Consent of such third party is or may be required in connection with the Transactions or (ii) any non-compliance with any Law by such Party or its Affiliates; (b) receives any notice or other communication from any Governmental Authority in connection with the Transactions; or (c) becomes aware of the commencement or threat, in writing, of any Legal Proceeding against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates, in each case, with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. In the event that any litigation related to this Agreement, any Ancillary

Documents or the Transactions is brought, or, to the Knowledge of the Parties, respectively, threatened, against such Party, or the board of directors (or similar governing body) of such Party or its Subsidiaries, respectively, by a third party prior to the Closing, such Party shall promptly notify the other Party of any such litigation and keep the other Party reasonably informed with respect to the status thereof. Each Party shall provide the other Party the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the other Party’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.09 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions.

(b) In furtherance and not in limitation of Section 6.09(a), to the extent required under the HSR Act any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (collectively, “Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense (except that any fees or other amounts charged by any Governmental Authorities relating to such filings or applications by the Company or the Purchaser will be paid and borne entirely by the Company at its sole cost and expense as Company Transaction Costs), with respect to the Transactions as promptly as practicable (but in any event within twenty (20) Business Days after the date hereof), to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act or any other Antitrust Laws and obtaining any approval required under any other Antitrust Laws; provided, that neither Party shall extend any waiting period under the HSR Act or comparable period under any other Antitrust Laws or enter into any agreement with any Governmental Authority to so extend such waiting period or comparable period without the prior written consent of the other Parties. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any material communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and unless prohibited by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority. The Parties agree that any written materials of such Party (including without limitation any notification and report forms filed under the HSR Act concerning the Transactions) may be redacted or disclosed for outside counsel only, as necessary to comply with contractual arrangements and as necessary to address reasonable privilege or confidentiality concerns, in each event prior to sharing such materials with another Party.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities any notices or requests for approval, to the extent required, of the Transactions and shall use their reasonable best efforts to have such Governmental Authorities approve the Transactions, as applicable. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any objections are asserted with respect to the Transactions under any applicable Law or if any Legal Proceeding is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their reasonable best efforts to resolve any such objections or Legal Proceedings so as to timely permit consummation of the Transactions, including in order to resolve such objections or Legal Proceedings which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. Notwithstanding the foregoing, nothing in this Agreement, including this Section 6.09, requires Purchaser or any of its Affiliates to (i) propose, negotiate, commit to or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, license or other disposition of any assets or businesses of the Purchaser, the Company, or any of their respective Affiliates; (ii) otherwise take or commit to take any actions that after the Closing Date would limit Purchaser’s or its Affiliates freedom of action with respect to, or its ability to retain, one or more of its businesses, product lines or assets, or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other legal requirement in any suit or other Legal Proceeding; (iii) propose, accept, agree to, or effect any requirements, restrictions or limitations on the conduct of the business of the Purchaser, the Company, or any of their respective Affiliates; or (iv) pursue, commence, defend, or otherwise engage in any Legal Proceeding against any Governmental Authority or other Person.

(d) Prior to the Closing, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

Section 6.10 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VII and provision of notice thereof to the Trustee (which notice Purchaser shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, Purchaser (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to the Purchaser Shareholders pursuant to the Redemption, (2) pay the amounts due to the underwriters of Purchaser’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement, (3) pay the amounts due to the Sponsor, directors and officers of the Purchaser as repayment of unpaid Purchaser liabilities, (4) pay the Purchaser Transaction Costs and the Company Transaction Costs, (5) pay all income tax or other tax obligations of Purchaser prior to the Closing, and (6) pay all remaining amounts then available in the Trust Account to Purchaser for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as expressly provided in the Trust Agreement.

Section 6.11 Tax Matters.

(a) The Parties hereby agree and acknowledge that, for U.S. federal, and applicable state and local, income Tax purposes, it is intended that the relevant portions of the Transactions qualify for their respective Intended Tax Treatments, and that this Agreement constitutes, and hereby is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder. No Party shall knowingly take or knowingly cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action, if such action or failure to act, as the case may be, would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments. The Parties hereby agree to file all Tax Returns on a basis consistent with the Intended Tax Treatments unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or a change in applicable Law. Each Party agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the qualification of any relevant portion of the Transactions for its Intended Tax Treatment by any Governmental Authority.

(b) Notwithstanding anything to the contrary herein, if the SEC requires that a Tax opinion be prepared and submitted in connection with the Proxy Statement/Registration Statement and any other filings to be made with the SEC in connection with the Transactions, whether as an exhibit to the Proxy Statement/Registration Statement or otherwise, and if such a Tax opinion is being provided by a Tax counsel, the Parties hereto shall, and shall cause their Affiliates to, (i) reasonably cooperate in order to facilitate the issuance of any such Tax opinion and (ii) deliver to such counsel, to the extent requested by such counsel, a duly executed certificate reasonably satisfactory to such Party and such counsel dated as of the date requested by such counsel, containing such customary representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion; provided, that, notwithstanding anything herein to the contrary, nothing in this Agreement shall require (x) any counsel to the Company or its advisors to provide an opinion with respect to any Tax matters relating to or affecting Purchaser or the Purchaser Shareholder, including that the relevant portions of the Transactions qualify for their respective Intended Tax Treatments and (y) any counsel to Purchaser or its advisors to provide an opinion with respect to any Tax matters relating to or affecting the Company or the holders or beneficial owners of Company Securities, including that the relevant portions of the Transactions qualify for their respective Intended Tax Treatments; provided, further, that neither this provision nor any other provision in this Agreement shall require the provision of a Tax opinion by any Party’s counsel or advisors to be an express condition precedent to the Closing.

(c) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration, value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the Merger (“Transfer Taxes”) shall be borne and paid by the Company. The Company shall, at its own expense, timely file all necessary Tax Returns or other documentation with respect to such Transfer Taxes and, if required by applicable Law, the other Parties shall join in the execution of any such Tax Returns or other documentation. Notwithstanding anything to the contrary contained herein, Purchaser shall pay all Transfer Taxes required to be paid in connection with the Domestication, Sponsor Share Conversion, and Redemption (including, for the avoidance of doubt, any Taxes pursuant to Section 4501 of the Code in connection with the Redemptions).

(d) The Company shall provide a certificate signed by an officer of the Company, prepared in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that the Company is not, and has not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case in form substantially identical to Exhibit F, provided that the only remedy of the Purchaser for the failure to provide such certificate and form will be to withhold pursuant Section 1445 of the Code.

Section 6.12 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to otherwise effect, consummate, confirm or evidence the Transactions and carry out the purposes of this Agreement. Without limiting the foregoing, the Company shall use its commercially reasonable efforts, and otherwise take such actions as reasonably requested by the Purchaser, to limit or eliminate (to the greatest extent possible) the amount of Indebtedness of the Company outstanding as of the Closing with respect to matters set forth on Section 10-B of the Company Disclosure Letter.

Section 6.13 The Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement and receipt by the Purchaser of the PCAOB Financial Statements, the Interim Financial Statements and any other audited or unaudited financial statements of the Company that are required by applicable Law to be included in the Proxy Statement/Registration Statement, (x) the Purchaser and the Company shall jointly prepare and the Purchaser shall file with the SEC, mutually acceptable materials (such agreement not to be unreasonably withheld, conditioned or delayed by the Purchaser or the Company) that shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Purchaser Shareholders relating to the Purchaser Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) the Purchaser shall prepare (with the Company’s and its respective Representatives reasonable cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the shares of Domesticated Purchaser Common Stock issuable in connection with the Merger (collectively, the “Registration Statement Securities”). The filing fees payable to the SEC in connection with the Proxy Statement/Registration Statement will be paid entirely by the Company at its sole cost and expense as Company Transaction Costs. Each of the Purchaser and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. The Purchaser also agrees to use its reasonable best efforts to obtain all necessary state securities Law or “blue sky” permits and approvals required to carry out the Transactions, and the Company shall furnish all information concerning the Company and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of the Purchaser and the Company agrees to furnish to the other Party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a current report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of the Purchaser or the Company to any regulatory authority (including the Applicable Exchange) in connection with the Transactions (the “Offer Documents”).

(ii) To the extent not prohibited by Law, the Purchaser will advise the Company, reasonably promptly after the Purchaser receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Domesticated Purchaser Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and the Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, the Purchaser shall provide the Company and their counsel with (i) any comments or other communications, whether written or oral, that the Purchaser or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of the Purchaser to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of the Purchaser and the Company shall use reasonable best efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Proxy Statement/Registration Statement will, at the time the Proxy Statement/Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Purchaser Shareholders and at the time of the Purchaser Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Closing any information relating to the Company, the Purchaser or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or the Purchaser, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Proxy Statement/Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Purchaser Shareholders.

(b) Purchaser Shareholder Approval. The Purchaser shall (a) as promptly as practicable after the Proxy Statement/Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Purchaser Shareholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold an extraordinary general meeting of Purchaser Shareholders (the “Purchaser Shareholders’ Meeting”) in accordance with the Cayman Purchaser Articles and applicable Law, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Purchaser Ordinary Shares to vote in favor of each of the Transaction Proposals, and (b) provide its public shareholders with the opportunity to elect to effect a Redemption. The Purchaser shall, through its board of directors, recommend to the Purchaser Shareholders the (A) adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (B) approval of the Domestication, including the adoption of the Domesticated Purchaser Charter and the Domesticated Purchaser Bylaws, in each case, effective upon the filing of the Domesticated Purchaser Charter with the Secretary of State of the State of Delaware pursuant to Section 1.01, and any separate or unbundled advisory proposals as are required to implement the foregoing, (C) adoption of the Post-Closing Charter and the Post-Closing Bylaws, in each case, effective upon the filing of the Post-Closing Charter with the Secretary of State of the State of Delaware pursuant to Section 1.02(a), and any separate or unbundled advisory proposals as are required to implement the foregoing, (D) approval of the issuance of shares of Domesticated Purchaser Common Stock as required by Nasdaq Listing Rule 5635 or Section 312.03 of the NYSE Listed Company Manual, as applicable, (E) approval of the adoption by the Purchaser of the Equity Incentive Plan, (F) appointment of the director nominees in accordance with Section 6.18 of this Agreement,

(G) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (H) adoption and approval of any other proposals as reasonably agreed by the Purchaser and the Company to be necessary or appropriate in connection with the Transactions; and (I) adjournment of the Purchaser Shareholders’ Meeting to a later date or dates, if necessary or convenient, (x) to permit further solicitation and vote of proxies in the event that there are insufficient votes for any of the foregoing, (y) if the Purchaser determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (z) to facilitate the Domestication, the Merger or any other Transaction (such proposals in (A) through (H), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The board of directors of Purchaser shall not withdraw, amend, qualify or modify its recommendation to the Purchaser Shareholders that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the Purchaser Shareholders described in the Recitals hereto, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) the Purchaser’s obligations to establish a record date for, duly call, give notice of, convene and hold the Purchaser Shareholders’ Meeting shall not be affected by any Modification in Recommendation, (y) the Purchaser agrees to establish a record date for, duly call, give notice of, convene and hold the Purchaser Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) the Purchaser agrees that if the Purchaser Shareholder Approval shall not have been obtained at any such Purchaser Shareholders’ Meeting, then the Purchaser shall promptly continue to take all such necessary actions, including the actions required by this Section 6.13(b), and hold additional Purchaser Shareholders’ Meetings in order to obtain the Purchaser Shareholder Approval provided that, without the consent of the Company, the Purchaser Shareholders’ Meeting may not be adjourned to a date that is more than fifteen (15) days after the date for which the Purchaser Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law).

Section 6.14 Employee Matters.

(a) The Purchaser and the Company shall use their commercially reasonable efforts to agree to a form of equity incentive plan that provides for grants of equity-based incentive of awards to eligible service providers of the Company (the “Equity Incentive Plan”), such agreement by either Party not to be unreasonably withheld, conditioned or delayed. If such Equity Incentive Plan is in agreed form prior to the effective date of the Registration Statement, the Purchaser shall, prior to the Closing Date, adopt such Equity Incentive Plan and submit it for approval of the Purchaser Shareholders at the Purchaser Shareholders’ Meeting. The Equity Incentive Plan shall have an initial share reserve equal to approximately ten percent (10%) of the Purchaser’s outstanding shares of common stock (on a fully diluted basis), immediately following the Effective Time. The Equity Incentive Plan shall include an “evergreen” provision, pursuant to which, on the first day of each calendar year, commencing with the first calendar year following the year in which the Effective Time occurs, the number of shares reserved for issuance under the Equity Incentive Plan shall automatically increase by an amount equal to five percent (5%) of the total number of shares of common stock of the Purchaser outstanding on such date (on a fully diluted basis), unless otherwise determined by the board of directors of the Purchaser following the Closing. The Equity Incentive Plan shall be administered by the board of directors and the Compensation Committee of the Purchaser, as applicable, which shall have the authority to determine the terms and conditions of all awards granted under the Equity Incentive Plan.

(b) Notwithstanding anything herein to the contrary, each of the Parties to this Agreement acknowledges and agrees that all provisions contained in this Section 6.14 are included for the sole benefit of the Purchaser and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of the Purchaser, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.15 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law, or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing, issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release (but in any event within four (4) Business Days after the Closing), the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equityholders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party or any Governmental Authority in connection with the Transactions.

Section 6.16 Confidential Information. (a) The Company hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Affiliates and its and their respective Representatives to, except to the extent otherwise consented to by Purchaser (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent, and (ii) in the event that the Company or any of its Affiliates or its or their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally obligated to disclose any Purchaser Confidential Information, (A) provide the Purchaser, to the extent legally permitted, with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at the Purchaser’s sole cost and expense, a protective Order or other remedy or waive compliance with this Section 6.16(a) and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.16(a) furnish only that portion of such Purchaser Confidential Information;

provided, that, with respect to Purchaser Confidential Information constituting trade secrets under applicable Law and has been identified as such to the Company in writing prior to or promptly after its disclosure to the Company or its Representatives, such covenants shall apply for as long as such Purchaser Confidential Information constitutes a trade secret under applicable Law and continues to constitute Purchaser Confidential Information under this Agreement. In the event that this Agreement is terminated and the Transactions are not consummated, the Company shall, and shall cause its Representatives to, promptly deliver to the Purchaser or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company, its Affiliates and its and their respective Representatives shall be entitled to keep any records required by (w) applicable Law, (x) legal, fiduciary or professional obligation, (y) in accordance with written document retention policies and procedures and/or (z) contained in any electronic file created pursuant to bona fide backup storage or archival processes in the ordinary course of business; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) The Purchaser and Merger Sub hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Affiliates and their Representatives to, except to the extent otherwise consented to by the Company: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser, Merger Sub or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally obligated to disclose the Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole cost and expense, a protective Order or other remedy or waive compliance with this Section 6.16(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.16(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information; provided that, with respect to Company Confidential Information constituting trade secrets under applicable Law and that has been identified as such to the Purchaser in writing prior to or promptly after its disclosure to the Purchaser or its Representatives, such covenants shall apply for as long as such Company Confidential Information constitutes a trade secret under applicable Law and continues to constitute Company Confidential Information under this Agreement. In the event that this Agreement is terminated and the Transactions are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser, Merger Sub and their respective Affiliates and Representatives shall be entitled to keep any records required by applicable Law or legal, fiduciary or professional obligation, in accordance with written document retention policies and procedures and/or contained in any electronic file created pursuant to bona fide backup storage or archival processes in the ordinary course of business; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, (y) the Purchaser, Merger Sub and their respective Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws, and (z) no notice or further action shall be required in respect of disclosure of the Company Confidential Information (or provision of access thereto) to regulatory authorities or self-regulatory organizations having authority over the Purchaser, Merger Sub or their respective Representatives in connection with routine regulatory examinations or pursuant to statutory requirements that are not targeted at the Company, the Transactions or the Company Confidential Information.

Section 6.17 Documents and Information. After the Closing Date, the Purchaser and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and make the same available for inspection and copying by the Purchaser during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or its Subsidiaries (including the Company) without first advising a representative of the Sponsor (or its successors or assigns) in writing and giving such representative a reasonable opportunity to obtain possession thereof.

Section 6.18 Post-Closing Board of Directors and Executive Officers.

(a) At the Effective Time, the board of directors of the Purchaser (the “Post-Closing Board”) shall consist of seven (7) directors, comprised as follows:

(i) three (3) directors designated by the Company prior to the Closing, at least one (1) of whom shall qualify as an “independent director” under Applicable Exchange rules, and each of whom shall be reasonably acceptable to the Purchaser;

(ii) three (3) directors designated by the Purchaser prior to the Closing, all of whom shall qualify as “independent directors” under Applicable Exchange rules, and each of whom shall be reasonably acceptable to the Company, with one (1) such director serving as Chairman of the Post-Closing Board; provided, that, subject to such qualification as an independent director, Dr. Avi Katz shall be entitled to serve as one such director and as the Chairman of the Post-Closing Board, and Dr. Raluca Dinu shall be entitled to serve as another such director; and

(iii) one (1) industry expert director mutually agreed upon by the Company and the Purchaser prior to the Closing.

(b) The composition of the Post-Closing Board shall satisfy the independence under applicable Law and the relevant rules and regulations of the Applicable Exchange such that a majority of the members of the Post-Closing Board will be independent under applicable Law and the relevant rules and regulations of the Applicable Exchange and other requirements of the Applicable Exchange or any other applicable U.S. national securities exchange on which the Purchaser’s securities are listed.

(c) The Parties shall take all necessary action, including causing the resignation of existing directors and the appointment of the individuals designated pursuant to this Section 6.18, so that the Post-Closing Board is constituted as set forth above as of the Effective Time.

(d) At or prior to the Closing, the Company, if requested, and the Purchaser shall provide each initial director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, the Company and the Purchaser.

Section 6.19 Indemnification of Directors and Officers; Tail Insurance; Representations and Warranties Insurance.

(a) The Parties agree that for a period of six (6) years from the Closing Date, the Parties shall, and shall cause the Purchaser, Merger Sub and the Company to, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of any individual who, at or prior to the Closing, was a director, officer, employee or agent of the Purchaser, Merger Sub and the Company, as the case may be, or who, at the request of the Parties, as the case may be, served as a director, officer, member, manager, trustee, employee, agent or fiduciary of another corporation, partnership, joint venture, limited liability company, trust, pension or other employee benefit plan, or other enterprise (collectively, with such individual’s heirs, executors or administrators, (each, together with such Person’s heirs, executors or administrators, a “D&O Indemnified Party”)), of the Purchaser’s, Merger Sub’s and the Company’s Organizational Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of the Purchaser, Merger Sub or the Company, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date, and the Parties shall, and shall cause the Purchaser, Merger Sub and the Company to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. From and after the Closing Date, the Purchaser shall cause the Company to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.19 without limit as to time.

(b) At or prior to the Closing, the Company may obtain, at its own expense, a fully pre-paid, non-rescindable “tail” management liability insurance policy that will cover pre-Closing acts and omissions of each such Person that is a director, officer, or employee of the Company currently covered by a management liability insurance policy of the Company.

(c) At or prior to the Closing, the Company shall obtain and maintain, at its own expense, going forward management liability insurance policies that cover any pre-Closing acts, errors, or omissions of each such Person that is a director, officer, or employee of the Purchaser or Merger Sub currently covered by a management liability insurance policy of the Purchaser and/or Merger Sub. If the Company is unable to procure quotes for such go-forward coverage reasonably in advance of Closing and present evidence of binding of such to Purchaser at Closing, then Company shall obtain, at its own expense, fully pre-paid, non-rescindable six year “tail” management liability insurance for Purchaser and Merger Sub’s management liability insurance policies, that covers any pre-Closing acts, errors, or omissions of each such Person that is a director, officer, or employee of the Purchaser or Merger Sub currently covered by a management liability insurance policy of the Purchaser and/or Merger Sub.

(d) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Organizational Documents of the Purchaser or the Company, any other indemnification arrangement, any Law or otherwise. No right or remedy herein conferred by this Section 6.19 is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity, under contract or otherwise. The assertion of any right or remedy under this Section 6.19, or otherwise, shall not prevent the concurrent or subsequent assertion of any other right or remedy. Purchaser, Merger Sub, and the Company each acknowledge that the D&O Indemnified Parties have or may, in the future, have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons (collectively, “Other Indemnitors”). Purchaser, Merger Sub, and the Company each agree that, with respect to any advancement or indemnification obligation owed, at any time, to a D&O Indemnified Party by Purchaser, the Company or any Other Indemnitor, whether pursuant to any Organizational Document or other document or agreement and/or pursuant to this Section 6.19 (any of the foregoing, an “Indemnification Obligation”), and, after the Closing, Purchaser shall, and shall cause the Company to, in all cases subject to the terms and limitations of the relevant Indemnification Obligation, (i) be the indemnitors of first resort (i.e., Purchaser’s and the Company’s obligations to a D&O Indemnified Party shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any D&O Indemnified Party shall be secondary) and (ii) advance, all reasonable expenses to the extent legally permitted and as required by the terms of the relevant Indemnification Obligations, without regard to any rights that a D&O Indemnified Party may have against the Other Indemnitors. Furthermore, Purchaser and the Company irrevocably waive, relinquish and release the Other Indemnitors from any and all claims (x) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof and (y) that the

D&O Indemnified Parties must seek expense advancement, reimbursement or indemnification from any Other Indemnitor before the Company or Purchaser must perform its expense advancement, reimbursement and Indemnification Obligations under this Agreement. Purchaser hereby further agrees that no advancement, indemnification or other payment by the Other Indemnitors on behalf of a D&O Indemnified Party with respect to any claim for which a D&O Indemnified Party has sought indemnification from Purchaser or the Company shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such D&O Indemnified Party against Purchaser or the Company, and Purchaser and the Company shall jointly and severally indemnify and hold harmless against such amounts actually paid by the Other Indemnitors to or on behalf of such D&O Indemnified Party to the extent such amounts would have otherwise been payable by Purchaser or the Company under any Indemnification Obligation.

(e) The obligations of the Purchaser and the Company under this Section 6.19(b) shall not be terminated or modified after the Closing in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 6.19 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.19.

(f) If the Purchaser or, after the Closing, the Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of the Purchaser or the Company, as applicable, assume the obligations set forth in this Section 6.19.

(g) The Parties acknowledge and agree that, in connection with the Transactions, the Purchaser may elect to obtain a representations and warranties insurance policy (the “R&W Insurance Policy”). The Parties further agree that (i) the cost and expense of the R&W Insurance Policy, including the premium, underwriting costs, brokerage commissions, and other fees and expenses related thereto, shall be borne by the Purchaser at its sole cost and expense as a Purchaser Transaction Cost, and (ii) the R&W Insurance Policy shall expressly provide that the insurer shall not have, and shall waive, any and all rights of subrogation against the Company, the Company’s Subsidiaries, or any of their respective former, current or future directors, officers, employees, agents, or equityholders, except in the case of actual fraud. The Parties further agree to reasonably cooperate with the Purchaser in connection with the obtaining and placement of the R&W Insurance Policy, including by providing customary information and access to the extent reasonably requested by the Purchaser or the insurer.

Section 6.20 PIPE Investment. The Purchaser shall use its reasonable best efforts to satisfy or cause to be satisfied the conditions of the closing obligations contained in any PIPE Subscription Agreements and consummate the transactions contemplated thereby, including using its reasonable best efforts to enforce its rights, as applicable, under such PIPE Subscription Agreements to cause the other parties to such PIPE Subscription Agreement, as applicable, to pay to (or as directed by) the Purchaser the applicable purchase price under such PIPE Subscription Agreement in accordance with its terms. Unless otherwise approved in writing by each of the Purchaser and the Company, neither the Purchaser nor the Company shall, following execution of any PIPE Subscription Agreement, amend, modify, supplement, waive or terminate, or agree or provide consent to amend, modify, supplement, waive or terminate (the approval from the Purchaser or the Company, not to be unreasonably withheld, conditioned or delayed), any provision or remedy under, or any replacement of, such PIPE Subscription Agreement, other than, in each case, any assignment or transfer contemplated in such PIPE Subscription Agreement or expressly permitted by such PIPE Subscription Agreement (without any further amendment, modification or waiver to such assignment or transfer provision). Each of the Purchaser and the Company, as applicable, shall give the other party prompt written notice: (a) of the receipt of any request from any other party to any PIPE Subscription Agreement for an amendment to, modification of, supplement to, waiver under or termination of such PIPE Subscription Agreement; (b) of any breach or default to the Knowledge of such Party that (or any event or circumstance that, to the Knowledge of such party, with or without notice, lapse of time or both) would give rise to any breach or default, by any party to any PIPE Subscription Agreement; (c) of the receipt by such Party of any written notice or other written communication with respect to any actual or potential threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of any PIPE Subscription Agreement by another party to such PIPE Subscription Agreement; and (d) if such Party does not expect to receive all or any portion of the applicable purchase price under any PIPE Subscription Agreement in accordance with its terms.

Section 6.21 Redemption. In connection with the Purchaser Shareholders’ Meeting, the Purchaser agrees that it shall provide the holders of Purchaser Class A Ordinary Shares the opportunity to elect at least two (2) Business Days prior to the Purchaser Shareholders’ Meeting to have their Purchaser Class A Ordinary Shares redeemed for cash, as required by the Cayman Purchaser Articles, in the Redemption. Subject to receipt of the Purchaser Shareholder Approval, the Purchaser shall, at the Effective Time, carry out the Redemption by using the proceeds then held in the Trust Account to redeem the Purchaser Class A Ordinary Shares of holders who have properly exercised their right to redemption in accordance with the Cayman Purchaser Articles and the Domesticated Purchaser Charter.

Section 6.22 Intentionally Omitted.

Section 6.23 Adoption of Proxy Statement/Registration Statement. Within one (1) Business Day after the Closing Date, the post-Domestication Purchaser, as the successor to the pre-Domestication Purchaser, shall file a post-effective amendment to the Proxy Statement/Registration Statement pursuant to Rule 414(d) of the Securities Act.

Section 6.24 Compliance. Within one hundred and twenty (120) days following the Closing, the Purchaser will implement a compliance program, including the adoption and implementation of adequate risk-based policies and procedures reasonably designed in accordance with industry best practices and applicable published U.S. governmental guidance, including U.S. Department of Justice guidance on corporate compliance programs, to ensure compliance with (a) applicable Anti-Bribery Laws, including the internal-controls provisions imposed on issuers by the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) the False Claims Act, (c) applicable federal and state Anti-Kickback Laws, including the Anti-Kickback Statute and (d) Sanctions Laws and International Trade Laws.

Section 6.25 Employment Agreements. The Company and the Purchaser shall use commercially reasonable efforts to cause each of the individuals listed on Section 6.25 of the Company Disclosure Letter to enter into an employment agreement between each such individual and the Purchaser (or a Subsidiary thereof), in each case, to become effective as of the Closing, and upon terms to be agreed to by the Company, the Purchaser and such individual prior to the effectiveness of the Proxy Statement/Registration Statement.

Section 6.26 Transaction Support Agreement; Company Stockholder Approval.

(a) As promptly as reasonably practicable (and in any event within ten (10) Business Days) following the date of this Agreement (the “Transaction Support Agreement Deadline”), the Company shall deliver, or cause to be delivered, to Purchaser the Transaction Support Agreements duly executed by each Supporting Company Stockholder.

(b) As promptly as reasonably practicable after the Proxy Statement/Registration Statement is declared effective under the Securities Act, the board of directors of the Company shall (i) obtain the Company Stockholder Approval by written consent of the Company Stockholders or, if required by the Company’s Organizational Documents or the DGCL, at a meeting of the Company’s Stockholders, in each case in accordance with the Company’s Organizational Documents and the DGCL, and (ii) deliver evidence of such approval to the Purchaser. The Company shall, through its board of directors, recommend to the Company Stockholders the adoption and approval of this Agreement in accordance with the Company’s Organizational Documents and the DGCL (the “Company Board Recommendation”). The board of directors of the Company shall not change, withdraw, withhold, qualify or modify or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation (in each case, a “Company Board Recommendation Change”) for any reason.

Section 6.27 NRC Communications. During the Interim Period, the Company agrees to keep Purchaser reasonably apprised of the status of matters relating to the NRC’s review of the Company’s activities by furnishing Purchaser with copies of material notes, inspections, audit requests and other material communications received by the Company from the NRC and upon reasonable request by Purchaser. Further, upon reasonable request by Purchaser, the Company shall provide oral summaries of material meetings (including via teleconference or videoconference) between the Company and the NRC. Any such disclosures or provisions of information by the Company pursuant to this Section 6.27 may be redacted, withheld or made on an outside-counsel-only basis to the extent required under applicable Law or as appropriate to protect attorney-client or other privileged information or confidential business information.

Section 6.28 Domestication and Post-Closing Organizational Documents; Capital Stock. Prior to the Purchaser Shareholders’ Meeting, the Purchaser and the Company shall agree upon proposed forms of the following Organizational Documents of the Purchaser for consideration at the Purchaser Shareholders’ Meeting in connection with the Transaction Proposals: (a) the certificate of corporate domestication, including, as an attachment thereto, the initial certificate of incorporation of the domesticated Purchaser (which, to the extent applicable, shall be based upon, and as consistent as practicable with, the Cayman Purchaser Articles, mutatis mutandis), to effect the Domestication in accordance with the DGCL and this Agreement (collectively, the “Domesticated Purchaser Charter”); (b) the initial bylaws of the domesticated Purchaser (which, to the extent applicable, shall be based upon, and as consistent as practicable with, the Cayman Purchaser Articles, mutatis mutandis) upon the effectiveness of the Domestication in accordance with the DGCL and this Agreement (the “Domesticated Purchaser Bylaws”); (c) the amended and restated certificate of incorporation of the domesticated Purchaser (the “Post-Closing Charter”); and (d) the amended and restated bylaws of the domesticated Purchaser (the “Post-Closing Bylaws”).

Section 6.29 Surviving Company Name Change. At or prior to the Effective Time, but following the Purchaser Shareholders’ Meeting, the Surviving Company shall take all necessary corporate actions, including amending its certificate of incorporation and making all required filings with the Secretary of State of the State of Delaware, to change its name to “Hadron Energy Operating Company Inc.”, and the Parties shall cooperate in good faith in connection therewith.

Section 6.30 Purchaser Name Change at Closing. The Purchaser shall take all necessary corporate actions, including amending its certificate of incorporation and making all required filings with the Secretary of State of the State of Delaware, to change its name to “Hadron Energy, Inc.”, effective as soon as practicable following the Effective Time.

Article VII

CLOSING CONDITIONS

Section 7.01 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a) Required Purchaser Shareholder Approval. The Purchaser Shareholder Approval and the Company Stockholder Approval shall have been obtained.

(b) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions.

(c) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act by the SEC and shall remain effective as of the Closing, and no stop order or similar order suspending the effectiveness of the Registration Statement shall have been issued and be in effect with respect to the Registration Statement and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d) Applicable Exchange Listing. The shares of Domesticated Purchaser Common Stock to be issued in connection with the Transactions shall be conditionally approved for listing upon the Closing on the Applicable Exchange subject to any requirement to have a sufficient number of round lot holders of the Domesticated Purchaser Common Stock (provided that such condition shall not apply to the extent the shares of Domesticated Purchaser Common Stock have not been conditionally approved for listing due to a failure to meet any “market value of publicly held securities” or similarly titled requirement as a result of the Company not permitting a sufficient number of shares of Domesticated Purchaser Common Stock to be issued to non-Affiliates pursuant to Section 2.02 to be excluded from lock-up or other contractual restriction).

(e) HSR Act and other Antitrust laws Approvals. The applicable waiting period (and any extensions thereof) under the HSR Act and any other Antitrust Laws shall have expired or have been terminated and any approval required under any other Antitrust Laws shall have been obtained.

(f) Debt-Free Status. As of the Closing, the Company shall have no outstanding Indebtedness for borrowed money, and all current debts, if any, shall have been paid in full, discharged, or otherwise satisfied or cancelled prior to the Closing, such that the Company’s balance sheet as of the Closing reflects no indebtedness for borrowed money, other than (i) trade payables and accrued expenses incurred in the ordinary course of business, and (ii) as otherwise agreed in writing by the Purchaser.

Section 7.02 Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.01, the obligations of the Company to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Purchaser and Merger Sub set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Purchaser Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b) Agreements and Covenants. The Purchaser and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Purchaser Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.

(d) Domestication. The Domestication shall have been completed as provided in Section 1.01 and a time-stamped copy of the Domesticated Purchaser Charter issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

(e) Trust Account. The Purchaser shall have made appropriate arrangements to have the net proceeds remaining in the Trust Account (after giving effect to all Redemptions) available to Purchaser at the Closing.

(f) Net Tangible Assets. After giving effect to the Transactions (including any PIPE Investment) the Purchaser shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

(g) Minimum Cash. As of the Closing, the Available Closing SPAC Cash shall not be less than $20,000,000.

(h) Board Appointments. All action shall have been taken such that the board of directors of the Purchaser as of immediately following the Closing shall be constituted of the directors contemplated by Section 6.18.

(i) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.02(a), 7.02(b) and 7.02(c).

(ii) Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s and Merger Sub’s Organizational Documents as in effect as of the Closing Date (after giving effect to the Domestication) and (B) the resolutions of the Purchaser’s and Merger Sub’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions.

(iii) Ancillary Documents. The Purchaser shall have delivered, or caused to be delivered, to the Company:

(A) a copy of the Registration Rights Agreement, duly executed by the Purchaser and the Sponsor.

Section 7.03 Conditions to Obligations of the Purchaser and Merger Sub. In addition to the conditions specified in Section 7.01, the obligations of the Purchaser and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where available) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of the agreements and covenants (except for the requirement to provide the PCAOB Financial Statements and the Interim Financial Statements by the deadlines specified in Section 6.04) under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred with respect to the Company, since the date of this Agreement that is continuing.

(d) Nuclear Regulatory Commission. The Company shall have not received from the NRC any formal written communication that would (i) have a material and adverse impact on the ability of the Company, to consummate the Merger, or (ii) prevent the Company from continuing their regulatory engagement with the NRC.

(e) Amendment and Conversion of Company SAFEs. All outstanding Company SAFEs shall have been amended and converted into shares of Company Common Stock in accordance with Section 2.02(b), and no Company SAFEs shall remain outstanding as of immediately prior to the Effective Time.

(f) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.03(a), Section 7.03(b) and Section 7.03(c).

(ii) Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Closing) and (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Transactions.

(iii) The Company shall have delivered, or caused to be delivered, to the Purchaser:

(A) a copy of the Registration Rights Agreement, duly executed by the Restricted Company Securityholders;

(B) a properly completed and duly executed IRS Form W-9 or IRS Form W-8 of the applicable series from each Company Stockholder; provided, that failure to deliver the requisite tax forms shall not affect satisfaction of the conditions to closing, rather only the timing of the issuance of the Per Share Merger Consideration to Company Stockholders who have failed to return the requisite tax forms;

(C) a copy of the Lock-Up Agreement, duly executed by each of the Company Stockholders;

(D) a certificate of good standing for the Company, dated no earlier than thirty (30) days prior to the Closing Date; and

(E) a copy of each Company SAFE Amendment, duly executed by the Company and the holders of Company SAFEs sufficient to give effect thereto with respect to all Company SAFEs.

Section 7.04 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VIII

TERMINATION AND EXPENSES

Section 8.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by the Company if there has been a Modification in Recommendation or by the Purchaser if there has been a Company Board Recommendation Change;

(c) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by April 30, 2026 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 8.01(c) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date.

(d) by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(d) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(e) by written notice by the Company to Purchaser, if (i) there has been a breach by the Purchaser or Merger Sub of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser or Merger Sub shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 20 days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if at such time the Company is in material uncured breach of this Agreement;

(f) by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 20 days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if at such time the Purchaser is in material uncured breach of this Agreement;

(g) by written notice by either the Purchaser or the Company, if the Purchaser Shareholders’ Meeting has been held (including any adjournment or postponement thereof), has concluded, the Purchaser Shareholders have duly voted, and the Purchaser Shareholder Approval was not obtained; or

(h) by written notice by the Purchaser to the Company, if (i) all the conditions set forth in Section 7.01 and Section 7.02 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the Company fails to consummate the Transactions on or prior to the day when the Closing is required to occur pursuant to Section 3.01, (iii) the Purchaser shall have irrevocably confirmed in writing to the Company that it is ready, willing and able to consummate the Closing and (iv) the Company fails to effect the Closing within ten (10) Business Days following delivery of such confirmation;

(i) by written notice by the Company to the Purchaser, if (i) all the conditions set forth in Section 7.01 and Section 7.03 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the Purchaser fails to consummate the Transactions on or prior to the day when the Closing is required to occur pursuant to Section 3.01, (iii) the Company shall have irrevocably confirmed in writing to the Purchaser that it is ready, willing and able to consummate the Closing and (iv) the Purchaser fails to effect the Closing within ten (10) Business Days following delivery of such confirmation; or

(j) by the Purchaser, if the Company does not (i) deliver to Purchaser a Transaction Support Agreement duly executed by each Supporting Company Stockholder in accordance with Section 6.26(a) on or prior to the Transaction Support Agreement Deadline or (ii) obtain the Company Stockholder Approval and deliver evidence thereof to the Purchaser in accordance with Section 6.26(b); provided that the right to terminate this Agreement on account of a failure to perform the actions or to deliver the deliverables required by clauses (i) or (ii) shall not be available if the Company performs the actions or delivers to Purchaser the deliverables required by clauses (i) and (ii) within five (5) Business Days of the Purchaser providing notice of its intent to terminate this Agreement on account of this Section 8.01(j).

Section 8.02 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.01 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.01 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Section 6.15, Section 6.16, Article IX, and this Section 8.02 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement, and such breaching Party shall indemnify, reimburse, defend and hold harmless the other Party and its Affiliates and Representatives from and against any and all losses, damages, claims, liens, costs and expenses (including reasonable and documented attorneys’ and other advisors’ fees) and other Liabilities directly or indirectly arising from or related to such breach (in each case of clauses (i) and (ii) above, subject to Section 9.15).

Article IX

MISCELLANEOUS

Section 9.01 No Survival. Except in the case of a Fraud Claim against a Person, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no liability after the Closing in respect thereof), except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing, and then only with respect to any breaches occurring at or after the Closing.

Section 9.02 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by DocuSign or other electronic means (including email), unless the sender receives an automated undeliverable notice from the Purchaser or Company recipient notice Party, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice). Actual notice is effective notice for all purposes hereunder.

If to the Purchaser:	with a copy (which will not constitute notice) to:

GigCapital7 Corp.	DLA Piper LLP (US)
1731 Embarcadero Road, Suite 200	555 Mission Street, Suite 2400
Palo Alto, CA 94303	San Francisco, CA 94105
Attn: Dr. Avi Katz	Attn: Jeffrey C. Selman; John F. Maselli
Email: ***	Email: Jeffrey.Selman@us.dlapiper.com;
John.Maselli@us.dlapiper.com

If to the Company, to:	with a copy (which will not constitute notice) to:

Hadron Energy, Inc.	Duane Morris LLP
3 Twin Dolphin Drive, STE 260	901 New York Avenue N.W., Suite 700 East
Redwood City, CA 94065	Washington, DC 20001-4795
Attn: Samuel Gibson	Attn: Andy Tucker
Email: ***	Email: ATucker@duanemorris.com

Section 9.03 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

Section 9.04 Third Parties. Except for the Persons granted the rights set forth in Section 6.19, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

Section 9.05 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, provided that, for the avoidance of doubt, the Laws of the Cayman Islands shall also apply to and, as applicable, govern the Domestication.

Section 9.06 Jurisdiction. Any proceeding or Legal Proceeding based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Legal Proceeding arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 9.06.

Section 9.07 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

Section 9.08 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

Section 9.09 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 9.10 Amendment; Waiver. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Company. Any Party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or managers or other equivalent body or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties (of another Party hereto) that are contained in this Agreement or (c) waive compliance by the other Parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

Section 9.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser, its shareholders under the Cayman Companies Act or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract or document is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract or document to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract or document shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

Section 9.13 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by DocuSign or other electronic transmission) in counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.14 Legal Representation.

(a) Conflicts and Privilege.

(i) The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (A) the Sponsor, the stockholders, shareholders or holders of other equity interests of the Purchaser or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Gig Group”), on the one hand, and (B) the Purchaser following the Closing, the Company and/or any member of the Hadron Group, on the other hand, any legal counsel, including DLA Piper LLP (“DLA”), that represented the Purchaser and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Gig Group, in such dispute even though the interests of such Persons may be directly adverse to the Purchaser and its Affiliates (following the Closing), and even though such counsel may have represented the Purchaser in a matter substantially related to such dispute, or may be handling ongoing matters for the Purchaser and/or the Sponsor. The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the Transactions) between or among the Purchaser, the Sponsor and/or any other member of the Gig Group, on the one hand, and DLA, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Gig Group after the Closing, and shall not pass to or be claimed or controlled by the Purchaser and its Affiliates (following the Closing). Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with the Purchaser or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Purchaser or the Company.

(ii) The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (A) the stockholders, shareholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Hadron Group”), on the one hand, and (B) the Company (following the Closing) and/or any member of the Gig Group, on the other hand, any legal counsel, including Duane Morris LLP (“DM”) that represented the Company prior to the Closing may represent any member of the Hadron Group in such dispute even though the interests of such Persons may be directly adverse to the Company (following the Closing), and even though such counsel may have represented the Purchaser and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company (following the Closing). The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the Transactions) between or among the Company and/or any member of the Hadron Group, on the one hand, and DM, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions. Notwithstanding the foregoing, any privileged communications or information shared by the Purchaser prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Company (following the Closing).

(iii) DM has represented the Hadron Group and the Company with respect to the Transactions. All Parties recognize the commonality of interest that exists and will continue to exist until the Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the Gig Group and, following the Closing, the Company, agree that they shall not, and shall cause their Affiliates not to, seek to have DM be disqualified from representing (a) any member of the Hadron Group in connection with any dispute that may arise between such parties and the Gig Group or the Company or (b) the Purchaser or the Company in connection with any dispute that may arise between such parties and the members of the Hadron Group.

Section 9.15 Waiver of Claims Against Trust. The Company acknowledges that the Purchaser is a special purpose acquisition company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the IPO Prospectus available at www.sec.gov, substantially all of the Purchaser assets consist of the cash proceeds of the Purchaser’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of the Purchaser, its public shareholder and the underwriters of the Purchaser’s initial public offering. The Company acknowledges that it has been advised by the Purchaser that, except with respect to interest earned on the funds held in the Trust Account that may be released to the Purchaser to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only: (a) if the Purchaser completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the IPO Prospectus; (b) if the Purchaser fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to the Purchaser in limited amounts to permit the Purchaser to pay the costs and expenses of its liquidation and dissolution, and then to the Purchaser Shareholders; and (c) if the Purchaser holds a shareholder vote to amend the Cayman Purchaser Articles to modify the substance or timing of the obligation to redeem 100% of the Purchaser Class A Ordinary Shares if the Purchaser fails to complete a Business Combination within the allotted time period or to otherwise modify any other material provision of the Cayman Purchaser Articles relating to its shareholders’ rights or its pre-initial Business Combination activity, then for the redemption of any Purchaser Ordinary Shares properly tendered in connection with such vote. For and in consideration of the Purchaser entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself, its Affiliates and its and their respective Representatives, hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom to the Purchaser’s public shareholders for any reason whatsoever; provided, that (i) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against the Purchaser for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for the Purchaser to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect the Purchaser’s ability to fulfill its obligation to effectuate the redemptions and (ii) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against the Purchaser’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account other than to the Purchaser’s public shareholders and any assets that have been purchased or acquired with any such funds).

Section 9.16 Company Disclosure Letter. The Company Disclosure Letter (including, any section thereof) referenced herein is a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter (including, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Company Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the Company Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the Company Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the Company Disclosure Letter. Certain information set forth in the Company Disclosure Letter is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 9.17 Transferred Information.

(a) Each Party acknowledges and confirms that the personal information disclosed or conveyed from one Party to the other (the “Transferred Information”) is necessary for the purposes of determining if the Parties hereto will proceed with the Transactions, and that the disclosure of Transferred Information relates solely to the completion of the Transactions.

(b) In addition to its other obligations hereunder, the recipient of personal information covenants and agrees to:

(i) prior to the completion of the Transactions, collect, use and disclose the Transferred Information solely for the purpose of reviewing and completing the Transactions, including for the purpose of determining to complete the Transactions;

(ii) after the completion of the Transactions, collect, use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates or for the completion of the Transactions unless (i) the recipient of the personal information has first notified such individual of such additional purpose, and where required by applicable Law, obtained the consent of such individual to such additional purpose, or (ii) such use or disclosure is permitted or authorized by applicable Law, without notice to, or consent from, such individual; and

(iii) where required by applicable Law, promptly notify the individuals to whom the Transferred Information relates that the Transactions has taken place and that the Transferred Information has been disclosed to the recipient of the personal information.

Article X

DEFINITIONS

Section 10.01 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Acquisition Proposal” has the meaning specified in Section 6.06(a).

“Additional Purchaser SEC Reports” has the meaning specified in Section 5.06(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Domesticated Purchaser Common Stock” means the number of shares of Domesticated Purchaser Common Stock equal to the quotient of: (a) the Public Company (Pre-Capital Raise) Valuation; divided by (b) the Per Share Price.

“Aggregate Merger Consideration” means the number of shares of Domesticated Purchaser Common Stock equal to the difference of: (a) the Aggregate Domesticated Purchaser Common Stock; minus (b) 13,333,333 shares of Domesticated Purchaser Common Stock; provided, however, that if the Company has any Indebtedness outstanding as of the Closing, the Aggregate Merger Consideration shall be further reduced by a number of shares of Domesticated Purchaser Common Stock equal to the amount of such Indebtedness divided by the Per Share Price (rounded down to the nearest whole share).

“Agreement” has the meaning specified in the Preamble.

“Alternative Transaction” has the meaning specified in Section 6.06(a).

“Ancillary Documents” means each of the agreements and instruments contemplated by this Agreement or otherwise related to the Transactions, in each case to be executed and delivered on the date hereof or on or prior to the Closing Date, including this Agreement (together with the Company Disclosure Letter).

“Anti-Bribery Law” means the U.S. Foreign Corrupt Practices Act of 1977, as amended; the UK Bribery Act 2010, and any rules or regulations promulgated thereunder; the Organisation for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; and any other applicable Laws relating to bribery or corruption in any governing jurisdiction.

“Antitrust Laws” has the meaning specified in Section 6.09(b).

“Applicable Exchange” means Nasdaq or the NYSE, as applicable.

“Audited Company Financials” has the meaning specified in Section 4.06(a).

“Available Closing SPAC Cash” means an amount in Cash equal to (a) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Redemption and any excise tax payable by SPAC pursuant to Section 6.10, but prior to giving effect to payment of Company

Transaction Costs and Purchaser Transaction Costs), plus (b) the net proceeds of any PIPE Investment, plus (c) the net proceeds of any other financing, investment, or cash funding received by the Purchaser prior to or at the Closing (other than the Trust Account and PIPE Investment).

“Business Combination” has the meaning specified in Article 1.1 of the Cayman Purchaser Articles as in effect on the date hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in San Francisco, California or, for so long as the Purchaser remains domiciled in Cayman Islands, Governmental Authorities in the Cayman Islands that are authorized or required by Law to close.

“CARES Act” means the Coronavirus, Aid, Relief and Economic Security Act, Pub. L. 116–136 (116th Cong.) (Mar. 27, 2020), and any amendment thereof, successor law, or executive order, executive memo, administrative or other guidance or legislation published with respect thereto by any Governmental Authority.

“Cash” means cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts, excluding, amounts subject to outstanding checks or wires and any amounts held in escrow, in each case calculated in accordance with GAAP.

“Cayman Companies Act” has the meaning specified in the Recitals.

“Cayman Purchaser Articles” means the memorandum and articles of association of the Purchaser, as then currently in effect.

“Cayman Purchaser Private Placement Warrants” means the warrants to purchase Purchaser Class A Ordinary Shares, at an initial exercise price of $11.50 per share, purchased by the Sponsor concurrently with the IPO.

“Cayman Purchaser Public Warrants” means the warrants to purchase Purchaser Class A Ordinary Shares, at an initial exercise price of $11.50 per share, included in the Cayman Purchaser Units sold in the IPO.

“Cayman Purchaser Units” means the units of the Purchaser sold in the IPO, consisting of one (1) Purchaser Class A Ordinary Share and one (1) redeemable warrant to purchase a Purchaser Class A Ordinary Share at an initial exercise price of $11.50 per share.

“Cayman Purchaser Warrant” has the meaning specified in the Recitals.

“Cayman Registrar” means the Cayman Islands Registrar of Companies.

“Certificate” means a certificate representing shares of Company Common Stock.

“Certificate of Merger” has the meaning specified in the Recitals.

“Closing” has the meaning specified in Section 3.01.

“Closing Date” has the meaning specified in Section 3.01.

“Closing Filing” has the meaning specified in Section 6.15(b).

“Closing Press Release” has the meaning specified in Section 6.15(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Company” has the meaning specified in the Preamble.

“Company Benefit Plan” means any and all compensation, deferred compensation, executive compensation, incentive compensation, commission, equity purchase or other equity-based compensation plan, retention, severance or termination, holiday, vacation or other paid time off or bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, policy, agreement, commitment or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, consultant, independent contractor, or other service provider of the Company or with respect to which the Company has any actual or contingent Liability.

“Company Board Recommendation” has the meaning specified in Section 6.26(b).

“Company Board Recommendation Change” has the meaning specified in Section 6.26(b).

“Company Certificate of Incorporation” means the Certificate of Incorporation of the Company, as then currently in effect.

“Company Closing Certificate” has the meaning specified in Section 3.02(b).

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or any of their respective Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, (a) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Disclosure Letter” has the meaning specified in the Preamble to Article IV.

“Company Financials” has the meaning specified in Section 4.06(a).

“Company Fully Diluted Capital” means the sum (without duplication) of the aggregate number of (a) shares of Company Common Stock (other than Company Restricted Shares) that are issued and outstanding immediately prior to the Effective Time assuming and after giving effect to the amendment and conversion of all Company SAFEs pursuant to Section 2.02(b), (b) Company Restricted Shares that are issued and outstanding immediately prior to the Effective Time, and (c) all shares of Company Common Stock issuable upon full exercise of all Company Options outstanding as of immediately prior to the Effective Time (calculated using the treasury method of accounting on a cashless exercise basis).

“Company Incentive Plan” means the Hadron Energy, Inc. 2024 Equity Incentive Plan, approved by the board of directors of the Company.

“Company IP” means all Owned Intellectual Property and all other Intellectual Property that is licensed or purported to be licensed, used or held for use by the Company.

“Company IP Licenses” means any and all Intellectual Property inbound and outbound licenses, sublicenses and other agreements or permissions that the Company is party to or is otherwise authorized to use or practice any Intellectual Property under.

“Company Leased Real Properties” has the meaning specified in Section 4.17(b).

“Company Material Adverse Effect” means any change, event or circumstance (collectively, “Events”), that (i) has had, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business, banking, financial or securities markets conditions generally, including any disruption thereof and any decline in the price of any security or any market index, (c) the taking of any action required by this Agreement or any Ancillary Document, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Company to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company, (i) any matter set forth on the Company Disclosure Letter, or (j) any action taken by, or at the request of, the Purchaser; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company, relative to similarly situated companies in the industry in which the Company conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company, relative to similarly situated companies in the industry in which the Company conduct their respective operations.

“Company Material Contract” has the meaning specified in Section 4.13(a).

“Company Options” means the options to purchase shares of Company Common Stock, including options granted pursuant to the Company Incentive Plan.

“Company Permits” has the meaning specified in Section 4.11.

“Company Real Property Leases” has the meaning specified in Section 4.17(b).

“Company Registered IP” has the meaning specified in Section 4.14(a).

“Company Restricted Share Award” means an award of Company Restricted Shares.

“Company Restricted Shares” means shares of Company Common Stock issued pursuant to an award of restricted stock that is, as of immediately prior to the Closing Date, subject to a substantial risk of forfeiture and is not transferable (under Section 83 of the Code and determined by disregarding the effects of the Transactions).

“Company RSAs” has the meaning specified in Section 4.03(d).

“Company SAFE Amendment” has the meaning specified in Section 2.02(b).

“Company SAFEs” means, collectively, all Simple Agreements for Future Equity (SAFEs) issued by the Company and outstanding immediately prior to the Effective Time.

“Company Securities” means, collectively, the Company Common Stock (including the Company Restricted Shares), the Company SAFEs, the Company Options, and all other shares, warrants and other securities of the Company.

“Company Software” means any and all Software which the Company owns or purports to own, in whole or in part.

“Company Stockholder Approval” has the meaning specified in Section 4.02.

“Company Stockholders” means, collectively, the holders of shares of Company Common Stock as of any determination time prior to the Effective Time.

“Company Transaction Costs” means all fees, costs and expenses of the Company, in each case, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Documents and the consummation of the Transactions, including: (a) all change of control bonus payments, retention or similar payments payable solely as a result of the consummation of the Transactions pursuant to arrangements (whether written or oral) entered into prior to the Closing Date whether payable before (to the extent unpaid), or on the Closing Date (excluding any “double-trigger” payments), and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (b) all severance payments, retirement payments or similar payments or success fees payable pursuant to arrangements (whether written or oral) entered into prior to the Closing Date and which are either payable solely as a result of the consummation of the Transactions or other action that has occurred prior to the Closing, or payable before (to the extent unpaid), or on the Closing Date (excluding any “double-trigger payments”), and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (c) all reasonable and documented professional or transaction, deal, brokerage, legal, accounting, financial advisory or any similar fees payable in connection with the consummation of the Transactions; (d) any fees or other amounts charged by any Governmental Authorities relating to any required filing or application by the Company or the Purchaser under Antitrust Laws pursuant to Section 6.09(b); and (e) all filing fees payable to the SEC in connection with the Proxy Statement/Registration Statement pursuant to Section 6.13(a)(i); but excluding any amounts paid or payable by the Purchaser hereunder.

“Consent” means any consent, approval, waiver, clearance, authorization, action, non-action, or Permit of, or notice to or declaration or filing with, any Governmental Authority or any other Person.

“Continental” means the Continental Stock Transfer & Trust Company.

“Contracts” means all legally binding contracts, contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all Company IP Licenses and other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Copyleft Terms” has the meaning specified in Section 4.14(e).

“Copyrights” has the meaning set for in the definition of “Intellectual Property”.

“Data Protection Law” means all applicable Law, regulations, directives or binding guidance, as amended, from time to time, contractual obligations, self-regulatory standards, written policies, notices related to privacy, security, data breach notification, consumer protection, data protection or Processing of Personal Data (including Laws of jurisdictions where Personal Data was collected or Processed), including, but not limited to, the Federal Trade Commission Act, The Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (CAN-SPAM Act), California Consumer Privacy Act (CCPA) and similar Law, the Telephone Consumer Protection Act (TCPA), the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Computer Fraud and Abuse Act, the Gramm Leach Bliley Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the EU General Data Protection Regulation (GDPR), Federal Data Protection Act of 19 June 1992 (Switzerland), the GDPR as amended and incorporated into UK Law under the UK European Union (Withdrawal) Act 2018 (UK GDPR) and Data Protection Act 2018, and EU or EU Member state Laws, state data security Laws, unfair or deceptive trade practices Laws, biometric, State Social security number protection Laws, data breach notification Laws, the rules, regulations, bylaws, standards, policies, and procedures of payment card associations, including with respect to the processing of payment card information, the Payment Card Industry Data Security Standards and the Payment Application Data Security Standards, and any Law concerning requirements for website and mobile applications, privacy policies and practices, data or web scraping, cybersecurity disclosures, call or electronic monitoring or recording or any outbound communications (including, outbound calling and text messaging, telemarketing, and email marketing).

“D&O Indemnified Party” has the meaning specified in Section 6.19(a).

“DGCL” has the meaning specified in the Recitals.

“Disclosure Letter” means the Company Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 2.04.

“DLA” has the meaning specified in Section 9.14(a)(i).

“DM” has the meaning specified in Section 9.14(a)(ii).

“Domesticated Purchaser Bylaws” has the meaning specified in Section 6.28.

“Domesticated Purchaser Charter” has the meaning specified in Section 6.28.

“Domesticated Purchaser Class B Common Stock” means, following the Domestication, Class B common stock of the Purchaser, par value $0.0001 per share.

“Domesticated Purchaser Common Stock” means, following the Domestication, common stock of the Purchaser, par value $0.0001 per share.

“Domesticated Purchaser Voting Stock” means any capital stock or other voting security of Purchaser that entitles the holder thereof to cast, at all meetings of the stockholders of Purchaser to which the holders of Domesticated Purchaser Common Stock are entitled to vote and, if applicable, with respect to any written consents sought by Purchaser from the holders of Domesticated Purchaser Common Stock, a number of votes calculated by aggregating the number of shares of Domesticated Purchaser Common Stock as of the record date determining stockholders entitled to vote.

“Domesticated Purchaser Warrant” has the meaning specified in the Recitals.

“Domestication” has the meaning specified in the Recitals.

“Draft Company Financials” has the meaning specified in Section 4.06(a).

“Effective Time” has the meaning specified in Section 1.02(a).

“Enforceability Exceptions” has the meaning as specified in Section 5.02.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the environment, (c) natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (d) pollution, or (e) Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC §9601 et seq., the Resource Conservation and Recovery Act, 42 USC §6901 et seq., the Toxic Substances Control Act, 15 USC §2601 et seq., the Federal Water Pollution Control Act, 33 USC §1251 et seq., the Clean Air Act, 42 USC §7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC §136 et seq., the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it relates to exposure to Hazardous Materials), the Asbestos Hazard Emergency Response Act, 15 USC §2641 et seq., the Safe Drinking Water Act, 42 USC §300f et seq., the Oil Pollution Act of 1990, 33 USC §2701 et seq., and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Legal Proceedings, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Environmental Permits” has the meaning specified in Section 4.21(a).

“Equity Incentive Plan” has the meaning specified in Section 6.14(a).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) which together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Fund” has the meaning specified in Section 2.03(a).

“Exchange Ratio” means the quotient of: (a) the Aggregate Merger Consideration; divided by (b) the Company Fully Diluted Capital.

“Excluded Share” has the meaning specified in Section 2.02(a)(i).

“Extension” has the meaning specified in Section 6.03(a).

“Federal Securities Law” has the meaning specified in Section 6.07.

“Fraud Claim” means any claim for deliberate fraud as defined under the common law of the State of Delaware by a Party to this Agreement, in the making of a statement of material fact in the express representations and warranties set forth in Article IV or Article V of this Agreement, as applicable, and not with respect to any other matter and will only be found to exist if such Party is finally determined, by a court of competent jurisdiction, to have committed deliberate fraud with the specific intent to deceive another Party and finds that such Party made: (a) a false representation of material fact; (b) with actual Knowledge (as opposed to constructive, imputed or implied knowledge) that such representation is false; (c) with a specific intention to induce the Party to whom such representation is made to act or refrain from acting in reliance upon it; (d) causing that Party, in justifiable reliance upon such false representation, to take or refrain from taking action; and (e) causing such Party to suffer damage by reason of such reliance. For the avoidance of doubt, a Fraud Claim does not and shall not include any constructive fraud, equitable fraud, promissory fraud, unfair dealings fraud or any tort (including fraud) based on recklessness or negligence. Fraud by a Person shall not be imputed to any other Person.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Gig Group” has the meaning specified in Section 9.14(a)(i).

“Government Contract” means any Contract (including any prime contract, subcontract, grant, cooperative agreement, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, change order or other arrangement of any kind in writing) entered into by the Company with any Governmental Authority or with any prime contractor or upper-tier subcontractor relating to a Contract where any Governmental Authority is a party thereto by which the Company has agreed to provide goods or services (including one or more licenses) to such Governmental Authority, prime contractor, or upper-tier subcontractor or to any third party (including the public) on behalf of such Governmental Authority, prime contractor or upper-tier subcontractor.

“Governmental Authority” means any federal, state, municipal, local or other foreign or domestic governmental, quasi-governmental, or administrative body, instrumentality, department or agency, any court, tribunal, administrative hearing body, arbitrator or arbitration panel, commission, or other similar dispute-resolving panel or body, or any government-owned entity.

“Hadron Group” has the meaning specified in Section 9.14(a)(ii).

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed, classified or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, “toxic chemical”, or “waste” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including oil, petroleum, petroleum products and by-products, petroleum breakdown products, asbestos, radioactive materials, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation and per- and polyfluoroalkyl substances.

“Holders” means the Persons set forth on Section 1.1(a) of the Company Disclosure Letter.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (other than real estate leases and any other leases that would be required to be capitalized only upon adoption of ASC 842), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien securing debt for borrowed money on any property of such Person (other than Permitted Liens), (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with the prepayment of any Indebtedness of such Person, (i) with respect to the Company, all liabilities and obligations (including attorneys’ fees, penalties, taxes, fines, assessments and other expenses) arising (or that would reasonably be expected to arise) out of, in relation to, or in connection with, the matters set forth on Section 10-B of the Company Disclosure Letter, and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Indemnification Obligation” has the meaning specified in Section 6.19(b).

“Insurance Policies” has the meaning specified in Section 4.23(a).

“Intellectual Property” means any and all intellectual or proprietary property and all rights, title, and interest therein or thereto arising anywhere in the world, including all United States, international and foreign: (a) patents and patent applications, patent improvements, disclosures and inventions, (whether patentable or unpatentable and whether or not reduced to practice), including any continuations, divisions, continuations in part, renewals, divisionals, extensions, substitutions, reexaminations, reissues or foreign counterparts of any of the foregoing (“Patents”); (b) all trade names, trade dress, trademarks, service marks, slogans, logos, and any other similar identifiers of source of origin, including all goodwill associated therewith, together with all registrations and applications relating thereto (“Trademarks”); (c) all internet domain name registrations; (d) all social media usernames, handles, and accounts (“Social Media Accounts”); (e) copyrights (whether registered or unregistered), original works of authorship, copyrightable works and subject matter, together with all registrations and applications relating thereto (“Copyrights”); (f) all proprietary databases and data; (g) all industrial designs and any registrations and applications therefor throughout the world; (h) Trade Secrets; (i) Software and data, databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise; (j) rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world; (k) any and all other intellectual or industrial property rights protectable by applicable Law in any jurisdiction; and (l) all issuances, renewals, registrations and applications of or for any of the foregoing.

“Intended Tax Treatment(s)” has the meaning specified in the Recitals.

“Interim Financial Statements” has the meaning specified in Section 6.04(b).

“Interim Period” has the meaning specified in Section 6.01(a).

“Interim Period Option Issuance” has the meaning specified in Section 6.03(b)(a)(ii).

“International Trade Laws” means any laws or regulations governing the import, export, reexport, release, brokering, or transfer of goods, software, technology, technical data, and services, including, without limitation, the U.S. export control laws and regulations administered and enforced by the U.S. Departments of Commerce and State and the import and customs laws administered and enforced by the U.S. Departments of Homeland Security, Commerce, and U.S. Customs and Border Protection. For the avoidance of doubt, the term “International Trade Law” includes anti-boycott laws, to the extent applicable, the Export Control Reform Act (“ECRA”), the Export Administration Regulations (“EAR”), the Arms Export Control Act (“AECA”), the International Traffic in Arms Regulations (“ITAR”), the International Emergency Economic Powers Act

(“IEEPA”), the Trading with the Enemy Act (“TWEA”), the U.S. Customs laws and regulations, the Foreign Asset Control Regulations (“OFAC”), or other Applicable Law regulating the development, commercialization or export of technology.

“IPO” means the initial public offering of Cayman Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of August 29, 2024 (File No. 333-280015).

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“IT Assets” technology, devices, computers, hardware, Software (including firmware and middleware), systems, sites, servers, networks, workstations, routers, hubs, circuits, switches, interfaces, websites, platforms, data communications lines, automated networks and control systems, cloud computing arrangements, and all other information or operational technology, telecommunications, or data processing assets, facilities, systems services, or equipment, and all data stored therein or processed thereby, and all associated documentation, in each case, owned or leased by, licensed to, or used by the Company in the conduct of their respective businesses.

“JOBS Act” has the meaning specified in Section 5.06(f).

“Knowledge” means, with respect to (a) the Company, the actual knowledge, after reasonable inquiry of such Person’s direct reports, of the individuals set forth on Section 10-A of the Company Disclosure Letter and (b) the Purchaser, the actual knowledge, after reasonable inquiry, of Dr. Avi S. Katz.

“Lock-Up Agreement” has the meaning specified the Recitals.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or examination, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Letter of Transmittal” has the meaning specified in Section 2.03(b).

“Liabilities” means any and all liabilities, Indebtedness, Legal Proceedings or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due).

“Lien” means any mortgage, deed of trust, pledge, security interest, attachment, right of first refusal, right of first offer, option, proxy, voting trust, license, encumbrance, easement, covenant, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Current Government Contract” has the meaning specified in Section 4.10.

“Merger” has the meaning specified in the Recitals.

“Merger Sub” has the meaning specified in the Preamble.

“Modification in Recommendation” has the meaning specified in Section 6.13(b).

“Nasdaq” means the Nasdaq Stock Market LLC.

“NRC” means the United States Nuclear Regulatory Commission or any successor agency that regulates civilian nuclear energy activities in the United States.

“Nuclear Laws” means the Atomic Energy Act of 1954, as amended, and the relevant NRC implementing regulations.

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning specified in Section 4.25(b).

“Off-the-Shelf Software” means “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available to the public on standard terms and conditions with an annual cost of less than $100,000 per year.

“Offer Documents” has the meaning specified in Section 6.13(a)(i).

“Open Source Software” means any code or software governed by any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Original Registration Rights Agreement” means the Registration Rights Agreement, dated as of August 28, 2024, by and among the Purchaser, the Sponsor and the other parties thereto.

“Other Indemnitors” has the meaning specified in Section 6.19(b).

“Outside Date” has the meaning specified in Section 8.01(c).

“Owned Intellectual Property” means any and all Intellectual Property which the Company owns (or purports to own), in whole or in part, and includes the Company Software and all Company Registered IP.

“Party(ies)” has the meaning specified in the Preamble.

“Patents” has the meaning specified in the definition of “Intellectual Property”.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“PCAOB Financial Statements” has the meaning specified in Section 6.04(a).

“Per Share Merger Consideration” has the meaning specified in Section 2.01.

“Per Share Price” means $10.59 per share, which represents the agreed reference price per share of Purchaser Class A Ordinary Shares, as quoted by Nasdaq contemporaneously with the execution and delivery of this Agreement, and increased based on the anticipated interest payable to the Trust Account prior to the Closing, for purposes of calculating the Aggregate Domesticated Purchaser Common Stock.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not yet due and payable or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) zoning, entitlement, environmental or conservation restrictions and other land use and environmental regulations imposed by Governmental Authorities which, to the Knowledge of the Company, are not violated in any material respects; (d) non-monetary Liens of record, so long as such matters do not materially interfere with or detract from the Company’s ability to conduct its business at such property; (e) all matters that would be disclosed on an accurate survey of the Company’s real property; (f) Liens incurred or deposits made in the ordinary course of business in connection with social security; (g) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business; (h) Liens arising under this Agreement or any Ancillary Document; (i) non-exclusive licenses of Owned Intellectual Property granted to customers, vendors or service providers in the ordinary course of business; or (i) Liens disclosed in Section 4.03(b) of the Company Disclosure Letter.

“Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means any data or information relating to an identified or identifiable natural individual or household, including, but not limited to, name, address, phone number, job title, employee identification numbers, email address, Social Security number or other government identification number (including state identification number, tax identification number, driver’s license number, or passport number), geolocation and location information, biometric data, medical or health information, birthdates, financial information, unique identifiers, and web or mobile browsing or usage information that is linked to the foregoing MAC addresses, IP addresses, unique device identifiers, serial numbers, serial numbers, account or authentication credentials, passwords, and any other data or information that is otherwise considered personally identifiable information, personal information, health data, sensitive data, personal data, or a similar term under Data Protection Requirement.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PIPE Investment” has the meaning specified in the Recitals.

“PIPE Investors” has the meaning specified in the Recitals.

“PIPE Subscription Agreements” has the meaning specified in the Recitals.

“Post-Closing Board” has the meaning specified in Section 6.18(a).

“Post-Closing Bylaws” has the meaning specified in Section 6.28.

“Post-Closing Charter” has the meaning specified in Section 6.28.

“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“Proxy Statement” has the meaning specified in Section 6.13(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 6.13(a)(i).

“Public Certifications” has the meaning specified in Section 5.06(a).

“Public Company (Pre-Capital Raise) Valuation” means $1,200,200,000 (One Billion Two Hundred Million and Two Hundred Thousand United States Dollars).

“Purchaser” has the meaning specified in the Preamble.

“Purchaser Class A Ordinary Shares” means prior to the Domestication, Class A ordinary shares of the Purchaser, par value $0.0001 per share.

“Purchaser Class B Ordinary Shares” means prior to the Domestication, Class B ordinary shares of the Purchaser, par value $0.0001 per share.

“Purchaser Closing Certificate” has the meaning specified in Section 3.02(a).

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (a) at the time of disclosure by the Company or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by the Purchaser or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Company.

“Purchaser Material Adverse Effect” means any Event, that, individually or when aggregated with other changes, events, or occurrences, has had a materially adverse effect on the business, assets, financial condition or results of operations of the Purchaser; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Purchaser Material Adverse Effect has occurred: (a) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Purchaser or Merger Sub; (b) the taking of any action required by this Agreement or any Ancillary Document; (c) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate; (d) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (e) the Redemption; (f) any breach of any covenants, agreements or obligations of any investor in any PIPE Investment, under any agreement related to financing the Company or Purchaser (including any breach of such Person’s obligations to fund any amounts thereunder when required); (g) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority after the date of this Agreement; (h) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; or (i) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world.

“Purchaser Ordinary Shares” means the Purchaser Class A Ordinary Shares and the Purchaser Class B Ordinary Shares.

“Purchaser SEC Reports” has the meaning specified in Section 5.06(a).

“Purchaser Shareholder Approval” means the approval of (a) those Transaction Proposals identified in clauses (B) and (C) and of Section 6.13(b), in each case, by special resolution under Cayman Islands Law, being an affirmative vote of the holders of a majority of at least two-thirds (2/3) of the outstanding Purchaser Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Cayman Purchaser Articles) at the Purchaser Shareholders’ Meeting, (b) those Transaction Proposals identified in clauses (A), (D) (F) and (G) of Section 6.13(b), in each case, by an ordinary resolution under Cayman Islands Law, being an affirmative vote of the holders of at least a majority of the outstanding Purchaser Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Cayman Purchaser Articles), and (c) with respect to any other proposal proposed to the Purchaser Shareholders, the requisite approval required under the Cayman Purchaser Articles, the Cayman Companies Act or any other applicable Law, in each case, at a Purchaser Shareholders’ Meeting.

“Purchaser Shareholders” means the holders of the Purchaser Ordinary Shares.

“Purchaser Shareholders’ Meeting” has the meaning specified in Section 6.13(b).

“Purchaser Transaction Costs” means all fees, costs and expenses of the Purchaser incurred prior to and through the Closing Date in connection with the negotiation, preparation, execution and performance of this Agreement, the other Ancillary Documents and the consummation of the Transactions and the Extension, whether paid or unpaid prior to the Closing, including any and all reasonable and documented professional or transaction related costs, fees and expenses of legal, accounting and financial advisors, consultants, auditors, accountants and brokers, including: the cost and expense of the R&W Insurance Policy, including the premium, underwriting costs, brokerage commissions, and other fees and expenses related thereto, pursuant to Section 6.19(g).

“Redemption” has the meaning specified in the Recitals.

“Registration Rights Agreement” has the meaning specified in the Recitals.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Purchaser under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 6.13(a)(i).

“Related Person” means any officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates and any immediate family member of any of the foregoing.

“Release” or “Released” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migrating or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Legal Proceeding” means all actions to (a) investigate, clean up, remove, treat, or in any other way address any Hazardous Material, (b) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (d) correct or otherwise respond to a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Restricted Company Securityholders” has the meaning specified in the Recitals.

“R&W Insurance Policy” has the meaning specified in Section 6.19(g).

“Sanctioned Jurisdiction” has the meaning specified in Section 4.25(b).

“Sanctions Laws” means applicable trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (a) the United States (including without limitation the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), (b) the European Union and enforced by its member states, (c) the United Nations, (d) His Majesty’s Treasury, or (e) any country in which the Purchaser or the Company or any agent acting on behalf of the forgoing is performing activities.

“SDN List” has the meaning specified in Section 4.25(b).

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Signing Filing” has the meaning specified in Section 6.15(b).

“Signing Press Release” has the meaning specified in Section 6.15(b).

“Software” means any and all software, firmware and computer programs and applications, including any and all source code, descriptions, schematics, specifications, flow charts, object code, middleware, utilities, computer programs, application programming interfaces, algorithms, plugins, libraries, subroutines, tools, drivers, microcode, scripts, batch files, instruction sets and macros, models, methodologies and other work product used in design, plan, organize and develop any of the foregoing, in each case of the foregoing whether in source code, executable or object code form, documentation related thereto including user manuals, user documentation, and training materials, filed, records and other work product related to any of the foregoing and all software modules, tools and databases and collections of data.

“Sponsor” means GigAcquisitions7 Corp., a Cayman Islands exempted company.

“Sponsor Share Conversion” has the meaning specified in the Recitals.

“Sponsor Support Agreement” has the meaning specified in the Recitals.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Supporting Company Stockholders” has the meaning specified in the Recitals.

“Surviving Company” has the meaning specified in the Recitals.

“Surviving Company Share” has the meaning specified in Section 1.02(d).

“Tax Act” means the Income Tax Act, RSC 1985, c1 (5th Supp).

“Tax Return” means any return, form, declaration, election, disclosure, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed (or provided to a payee) in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, escheat or unclaimed property, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto imposed by a Governmental Authority.

“Top Customers” has the meaning specified in Section 4.24(a).

“Top Suppliers” has the meaning specified in Section 4.24(b).

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to Copyright, Trademark, or trade secret protection).

“Trademarks” has the meaning set for in the definition of “Intellectual Property”.

“Transaction Proposals” has the meaning specified in Section 6.13(b).

“Transaction Support Agreement” means that certain Transaction Support Agreement, dated as of the date hereof (as it may be amended or supplemented from time to time), by and between the Purchaser, the Company and the Supporting Company Stockholder party thereto.

“Transaction Support Agreement Deadline” has the meaning specified in Section 6.26(a).

“Transactions” has the meaning specified in the Recitals.

“Transfer Taxes” has the meaning specified in Section 6.11(c).

“Transferred Information” has the meaning specified in Section 9.17.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provisions or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Trust Account” means that certain trust account established pursuant to the Trust Agreement.

“Trust Agreement” has the meaning specified in Section 5.15.

“Trustee” has the meaning specified in Section 5.15.

“Warrant Agreement” means that certain Warrant Agreement, dated as of August 28, 2024, by and between the Purchaser and Continental, as warrant agent.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party hereto has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

THE PURCHASER:

GIGCAPITAL7 CORP.

By:	/s/ Dr. Avi Katz
Name:	Dr. Avi Katz
Title:	Chief Executive Officer

MERGER SUB:

MMR MERGER SUB, INC.

By:	/s/ Dr. Raluca Dinu
Name:	Dr. Raluca Dinu
Title:	Chief Executive Officer

{Signature Page to Business Combination Agreement}

IN WITNESS WHEREOF, each Party hereto has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

THE COMPANY:

HADRON ENERGY, INC.

By:	/s/ Samuel Gibson
Name:	Samuel Gibson
Title:	Founder & CEO

{Signature Page to Business Combination Agreement}

EXHIBIT A

CERTIFICATE OF MERGER

of

MMR MERGER SUB, INC.

a Delaware corporation

with and into

HADRON ENERGY, INC.

a Delaware corporation

Pursuant to Section 251 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”) and in lieu of filing the agreement of merger, Hadron Energy, Inc., a Delaware corporation (the “Company”), in connection with the merger of MMR Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into the Company (the “Merger”), hereby certifies as follows:

FIRST: The names and states of incorporation of each of the constituent corporations to the Merger (the “Constituent Corporations”) are:

Name	State of Incorporation
Hadron Energy, Inc.	Delaware
MMR Merger Sub, Inc.	Delaware

SECOND: A Business Combination Agreement (the “Merger Agreement”), made and entered into as of September 27, 2025, by and among Merger Sub, the Company, and the other parties thereto, setting forth the terms and conditions of the merger of the Company with and into Merger Sub, has been approved, adopted, certified, executed, and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251(c) of the DGCL.

THIRD: The Company shall be the surviving corporation after the Merger (the “Surviving Corporation”) and the name of the Surviving Corporation shall be Hadron Energy Operating Company Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the Company as in effect immediately prior to the Merger shall be amended and restated in its entirety to read as set forth in Exhibit A hereto, and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

FIFTH: An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

3 Twin Dolphin Drive, Ste 260

Redwood City, CA 94065

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

SEVENTH:  That this Certificate of Merger and the Merger shall become effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be duly executed by an authorized officer on [●], 2026.

HADRON ENERGY, INC.

By:
Name:
Title:

[Signature Page to Certificate of Merger]

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF HADRON ENERGY OPERATING COMPANY INC.

ARTICLE I

The name of the corporation is “Hadron Energy Operating Company Inc.” (the “Corporation”).

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at that address is The Corporation Service Company.

ARTICLE III

The Corporation’s purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (“DGCL”).

ARTICLE IV

The Corporation shall have authority to issue 100 shares of Common Stock, par value $0.01 per share (“Common Stock”).

ARTICLE V

1. The Corporation’s Board of Directors (the “Board of Directors”) is authorized to adopt, amend, alter, terminate, repeal, or waive any provision of the Corporation’s Bylaws, as amended (the “Bylaws”).

2. The Corporation’s business and affairs shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute, this Certificate of Incorporation, as amended (this “Certificate”), and the Bylaws, the directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

3. Election of directors need not be by written ballot, unless the Bylaws provide otherwise. The authorized number of the Corporation’s directors shall be determined in the manner set forth in the Bylaws.

4. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws provide.

5. The Corporation’s books may be kept outside the State of Delaware at such place or places as may be designated by the Board of Directors or pursuant to the Bylaws.

ARTICLE VI

1. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after the filing date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL. No amendment, modification, termination, or repeal of this Section 1 shall adversely affect the rights and protection afforded to a director of the Corporation under this Section 1 for acts or omissions occurring prior to such amendment, modification, termination, or repeal.

2. The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the Corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding, and to advance expenses for any Proceeding to the extent permitted by the DGCL. The Corporation shall have the power to enter into indemnification agreements in furtherance of the general powers granted hereunder. A right to indemnification or to advancement of expenses arising under a provision of this Certificate or the Bylaws shall not be eliminated or impaired by an amendment to this Certificate or the Bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit, or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

ARTICLE VII

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Certificate. or the Bylaws, or (4) any action asserting a claim against the Corporation governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants.

Execution Version

EXHIBIT B

Transaction Support Agreement

TRANSACTION SUPPORT AGREEMENT, dated as of September 27, 2025 (this “Agreement”), by and among GigCapital7 Corp., a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to Closing) (“GigCapital7”), and certain of the stockholders of Hadron Energy, Inc., a Delaware corporation (the “Company”), whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, GigCapital7, MMR Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of GigCapital7 (“Merger Sub”), and the Company have negotiated a Business Combination Agreement in the form attached hereto as Exhibit B (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of GigCapital7;

WHEREAS, as of the date hereof, each Stockholder owns of record the number of shares of Company Common Stock as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Company Common Stock and any shares of Company Common Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the “Shares”); and

WHEREAS, as a condition and inducement to the Company’s and GigCapital7’s willingness to enter into the BCA and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. BCA Approved; Agreement to Vote. Each Stockholder, with respect to such Stockholder’s Shares, severally and not jointly, at any meeting of the Stockholders of the Company or at any adjournment thereof, and in any action by written consent of the Stockholders of the Company (which written consent shall be delivered promptly, and in any event within forty eight (48) hours, after the Company requests such delivery) or in any other circumstances upon which a vote, consent or other approval with respect to the BCA, the Merger or any other Transaction is sought, hereby agrees (i) that if a meeting is held, such Stockholder will appear at such meeting or otherwise cause its Shares to be counted as present at such meeting for purposes of establishing a quorum, (ii) agrees to vote all of the Shares held by such Stockholder at such time in favor of the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA, provided in all cases that no changes have been made in the BCA or in the Merger or related transactions or ancillary agreements under the BCA that are material to one or more of the Stockholders. Provided no changes are made in the BCA or in the Merger or related transactions or ancillary agreements under the BCA that are material to one or more of the Stockholders, each Stockholder, severally and not jointly, hereby agrees to vote at any meeting of the Stockholders of the Company or at any adjournment thereof, and to act by written consent of Company Stockholders or in any other circumstances upon which a vote, consent or other approval with respect to the BCA, the Merger or any other Transaction is sought, against any action, agreement, transaction or proposal that would cause a material breach of any covenant, representation, warranty or other obligation or agreement of the Company under the BCA or that would reasonably be expected, in any material respect, impede, interfere with, delay or attempt to discourage, frustrate the purpose of, or prevent the Merger from being consummated, or that would result in a breach by the Company of, prevent or nullify any provision of the BCA, the Merger or any other Transaction or change in any manner the voting rights of any class of the Company’s share capital. Each Stockholder acknowledges receipt and review of a copy of the BCA.

2. Termination of Stockholder Rights. Subject to consummation of the Closing pursuant to the BCA, each Stockholder, severally and not jointly, hereby agrees that, if applicable to such Stockholder, any rights under Article V (Shares of Stock) and Article X (Right of First Refusal) of the Company’s Bylaws, and any rights under any letter agreement providing for redemption rights, put rights, purchase rights or similar rights not generally available to Stockholders of the Company (the “Terminating Rights”) between such Stockholder and the Company, shall terminate (and such Stockholder, without any further action, shall automatically and irrevocably release and waive any claim such Stockholder may have thereunder) immediately prior to the Closing under the BCA, and prior thereto such Stockholder shall not exercise such rights in any manner inconsistent with the BCA or otherwise reasonably likely to interfere with, delay, impede, frustrate or prevent the consummation of the Merger. For the avoidance of doubt, the Terminating Rights shall exclude any rights such Stockholder may have that relate to any commercial or employment agreements or arrangements between such Stockholder and the Company or any subsidiary of the Company, which shall survive in accordance with their terms.

3. Transfer of Shares. Each Stockholder, severally and not jointly, agrees that he, she or it shall not, directly or indirectly, (a) sell, assign, grant, transfer (including by gift, tender or exchange offer, merger or operation of law), create any lien or pledge, dispose of or otherwise encumber, hedge or utilize a derivative to transfer the economic interest in or enter into any Contract, option or other arrangement (including any profit sharing arrangement with respect to any of the foregoing of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules or regulations of the SEC promulgated thereunder, with respect to any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA or to another Stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement; (c) enter into any contract, option or other arrangement or undertaking with respect to the direct acquisition or sale, assignment, transfer or other disposition of any Shares, except as set forth in the BCA or this Agreement; (d) publicly announce any intention to effect any transaction specified in clause (a) through (c), other than pursuant to the Merger; (e) take any action that would make any representation or warranty of such Shareholder herein untrue or incorrect, or have the effect of preventing or disabling such Shareholder herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing its obligations hereunder; or (f) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of its representations and warrants contained herein untrue or incorrect or would have the effect of preventing or delaying such Shareholder from performing any of its obligations hereunder; provided, that the foregoing shall not prohibit the transfer of the Shares to an affiliate of Stockholder, but only if such affiliate of such Stockholder shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

4. No Solicitation of Transactions. Each of the Stockholders, severally and not jointly, agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any transaction in violation of the BCA or (b) participate in any discussions or negotiations regarding, or furnish to any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, an Alternative Transaction in violation of the BCA. Each Stockholder shall, and shall direct his, her or its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Alternative Transaction (other than the transactions contemplated by the BCA) to the extent required by the BCA. If any Stockholder receives any inquiry or proposal with respect to an Alternative Transaction, then such Stockholder shall promptly (and in no event later than twenty-four (24) hours after such Stockholder becomes aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company that prohibits such Stockholder from considering such inquiry or proposal.

5. Waiver of Dissenters’ Rights. Each of the Stockholders, severally and jointly, hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under the Delaware General Corporation Law and any other similar statute in connection with the Merger and the BCA.

6. New Shares. In the event that prior to the Merger (i) any Company shares or other securities are issued or otherwise distributed to a Stockholder pursuant to any stock dividend or distribution, or any change in the share capital of the Company by reason of any stock split-up, recapitalization, combination, exchange of shares or the like, (ii) a Stockholder acquires legal or beneficial ownership of any Company shares after the date of this Agreement, or (iii) a Stockholder acquires the right to vote or share in the voting of any Company shares after the date of this Agreement (together, the “New Securities”), the terms “Shares” shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged into.

7. Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to GigCapital7 as follows:

(a) The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA) or (iv) if such Stockholder is an entity, conflict with or result in a breach of or constitute a default under any provision of such Stockholder’s governing documents.

(b) As of the date of this Agreement, such Stockholder owns exclusively of record and has good and valid title to the Shares set forth opposite the Stockholder’s name on Exhibit A free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind and has the sole power to vote and the right, power and authority to sell, transfer and deliver such Shares, other than pursuant and subject to: (i) this Agreement, (ii) applicable securities laws, and (iii) the Company’s certificate of incorporation and bylaws. Such Stockholder is not the registered owner of any Shares other than those set forth on Exhibit A.

(c) Such Stockholder has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Stockholder. No person not a signatory to this Agreement (or such signatory’s spouse for purposes of applicable community property laws) has a beneficial interest in or a right to acquire or vote any of the Shares (other than, if Stockholder is trust, the beneficiary(ies) thereof).

8. Termination. This Agreement and the obligations and liabilities of the Stockholders under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time; (b) the termination of the BCA in accordance with its terms, (c) the effective date of a written agreement of the parties hereto terminating this

Agreement and (d) any material breach by GigCapital7 of the BCA that is not fully cured within the time permitted by the BCA. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

9. Miscellaneous.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 9(b)):

If to GigCapital7, to:

GigCapital7 Corp. 1731 Embarcadero Road, Suite 200 Palo Alto, CA 94303
Attention:	Dr. Avi S. Katz, Executive Chairman of the Board and Chief Executive Officer
Dr. Raluca Dinu, Director
Email:	***,***
with a copy to:
DLA Piper LLP (US) 555 Mission Street Suite 2400 San Francisco, CA 94105
Attention:	Jeffrey Selman; John Maselli
Email:	***; ***

If to a Stockholder, to the address or email address set forth for such Stockholder on the signature page hereof.

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the other parties hereto except as permitted by Section 3.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement.

(f) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.

(g) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that he, she or it is not subject personally to the jurisdiction of the above-named courts, that his, her or its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(h) This Agreement may be executed and delivered (including by email, DocuSign or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) At the request of GigCapital7, in the case of any Stockholder, or at the request of any Stockholder, in the case of GigCapital7, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to implement the provisions of this Agreement.

(j) Notwithstanding anything to the contrary herein, this Agreement may be amended by adding additional Stockholders of the Company (“Additional Stockholders”) as parties hereto, upon such Additional Stockholders executing and delivering to GigCapital7, a Joinder to the Transaction Support Agreement substantially in the form of Exhibit C hereto. Thereafter, each such Additional Stockholder shall, for all purposes, be a party hereto and all references to a “Stockholder” or the “Stockholders” herein shall thereafter also mean and refer to such Additional Stockholder, and such Additional Stockholder shall thereafter have the same rights, duties, liabilities and obligations as a Stockholder party hereto on the date hereof.

(k) This Agreement shall not be effective or binding upon any Stockholder until after such time as the BCA is executed and delivered by the Company, GigCapital7 and Merger Sub.

(l) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT HE, SHE OR IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT HE, SHE OR IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(L).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GIGCAPITAL7 CORP

By:
Name:	Dr. Avi S. Katz
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

By:
Name: Samuel Gibson
Title: Chief Executive Officer

Address:

Email: ***

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

By:
Name: Mark Kress
Title: Chief Financial Officer

Address:

Email: mkress@hadronenergy.com

EXHIBIT A

Stockholders of Record – Number of Shares

Stockholder of Record	Number of Shares
Samuel Gibson	900,000
Mark Kress	100,000

EXHIBIT B

Business Combination Agreement

See Attached

EXHIBIT C

JOINDER TO TRANSACTION SUPPORT AGREEMENT

This JOINDER TO TRANSACTION SUPPORT AGREEMENT (this “Joinder”) is made and entered into as of [●], by and among each of the stockholders of Hadron Energy, Inc., a Delaware corporation (the “Company”), whose names appear on the signature pages of this Joinder (each, a “Stockholder” and, collectively, the “Stockholders”), and GigCapital7 Corp., a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to Closing) (“GigCapital7”).

RECITALS

A. GigCapital7 and certain stockholders of the Company have entered into a Transaction Support Agreement dated September [●], 2025 (as amended, modified, supplemented, extended or restated from time to time, the “Agreement”) in regard to the support of the Merger and the other transactions contemplated by the BCA. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

B. Pursuant to the Agreement, certain stockholders of the Company have agreed, among other things, to (i) vote in favor of the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA, and (ii) terminate the Terminating Rights effective immediately prior to the Closing under the BCA.

C. In order to induce GigCapital7 to consummate the Merger and other transactions contemplated by the BCA, [the] [each] Additional Stockholder is willing to become a party to the Agreement and be bound by all terms and conditions thereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1. Agreement to be bound. [Each] [The] Additional Stockholder hereby: (a) acknowledges that he, she or it has received and reviewed a complete copy of the Agreement and understands its terms, (b) has had sufficient opportunity to review and to ask questions relating thereto and obtain the advice of his, her or its tax advisors, legal counsel and accountants and other professional advisors prior to executing this Agreement, and (c) agrees that upon execution of this Joinder, it shall become a “Stockholder” under the Agreement and shall be fully bound by, and subject to, all of the covenants, duties, obligations terms and conditions of the Agreement as though an original party thereto.

2. Governing Law. This Joinder and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

3. Counterparts. This Joinder may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Joinder to Transaction Support Agreement as of the date first above written.

STOCKHOLDER NAME

By:
Name:
Title:

Address:

Email:

Shares of Common Stock beneficially owned on the date hereof:

IN WITNESS WHEREOF, the parties have executed this Joinder to Transaction Support Agreement as of the date first written above.

GIGCAPITAL7 CORP.

By:
Name:	Dr. Avi S. Katz
Title:	Chief Executive Officer

TRANSACTION SUPPORT AGREEMENT

SPOUSAL CONSENT

I [____________], spouse of [____________], have read and approve the foregoing Transaction Support Agreement (the “Agreement”). In consideration of the terms and conditions as set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact with respect to the exercise of any rights and obligations under the Agreement, and agree to be bound by the provisions of the Agreement insofar as I may have any rights or obligations in the Agreement under the community property laws or similar laws relating to marital or community property in effect in the state of our residence as of the date of the Agreement.

Date: ___________________

Signature of Spouse: ___________________

Printed Name of Spouse: ___________________

EXHIBIT C

FORM OF

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

This Amended and Restated Registration Rights Agreement (this “Agreement”) amends and restates in its entirety that certain Registration Rights Agreement dated August 28, 2024 by and among GigCapital7 Corp., a Cayman Islands exempted company (the “Company”), GigAcquisitions7 Corp., a Cayman Islands exempted company (the “Sponsor”), and the other parties thereto (the “Original RRA”), and is made and entered into as of _________, 202[_], by and among the Company, the Sponsor, the other parties to the Original RRA listed on Schedule B hereto, and each of the undersigned parties that are stockholders of Hadron (as defined below) listed under “Holder” on the signature page hereto (each such party to this Agreement, a “Holder” and collectively the “Holders”). Any capitalized term used but not defined herein will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company, Sponsor and other parties to the Original RRA entered into the Original RRA on August 28, 2024;

WHEREAS, the Original RRA provides that it may be amended upon the written consent of the Company and the holders of at least a majority in interest of the Registrable Securities as such term is defined in the Original RRA at the time in question (which majority interest must include Spartan if such amendment or modification affects in any way the rights of Spartan hereunder); provided, however, that notwithstanding the foregoing, any amendment thereto that adversely affects one holder, solely in his, her or its capacity as a holder of the shares of the Company, in a manner that is materially different from the other holders (in such capacity) shall require the consent of the holder so affected;

WHEREAS, the Sponsor is the holder of the majority in interest of the Registrable Securities as such term is defined in the Original RRA, and it and the Company desires to amend and restate in its entirety the Original RRA and to do so in a manner that does not amend or modify in any way the rights of Spartan under the Original RRA or otherwise adversely affect any one holder in a manner that is materially different from the other holders;

WHEREAS, on August 28, 2024, the Company and the Sponsor entered into a warrant purchase agreement (the “Warrant Purchase Agreement”), pursuant to which the Sponsor purchased an aggregate of 3,719,000 warrants in a private placement that closed simultaneously with the Company’s underwritten public offering (“Private Placement Warrant”), with each such Private Placement Warrant entitling the holder thereof to purchase one Class A ordinary share of the Company, par value $0.0001 per share (the “Class A Shares”) for an exercise price of $11.50 per share, subject to adjustment as provided therein;

WHEREAS, the Sponsor and certain institutional investors that are parties to the Original RRA acquired from the Company prior to entry into the Original RRA, Class B ordinary shares of the Company, par value $0.0001 per share (the “Class B Shares”);

WHEREAS, on September 27, 2025, the Company, MMR Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of the Company (“Merger Sub”), and Hadron Energy, Inc., a Delaware corporation (“Hadron”), entered into that certain Business Combination Agreement (the “Business Combination Agreement”, and the transactions contemplated thereby, the “Business Combination”), pursuant to which Merger Sub will merge with and into Hadron (the “Merger”), with Hadron surviving the Merger as a wholly-owned subsidiary of the Company;

WHEREAS, prior to the date hereof and subject to the conditions of the Business Combination Agreement, the Company transferred by way of continuation from the Cayman Islands to Delaware and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and Part XII of the Companies Act (as revised) of the Cayman Islands (the “Domestication”), and as part of the Domestication, (i) each then issued and outstanding Class B Share automatically converted, on a one-for-one basis, into one share of Class B common stock, par value $0.0001 per share (the “Class B Stock”), (ii) each Class A Share (other than any Class A Share included in the Cayman Purchaser Units) converted automatically, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and (iii) each then issued and outstanding warrant of the Company (other than any Cayman Purchaser Public Warrants included in the Cayman Purchaser Units) (each a “Cayman Purchaser Warrant”) converted automatically into a warrant to acquire one share of Common Stock (each a “Domesticated Purchaser Warrant”), pursuant to the Warrant Agreement, and (iv) each then issued and outstanding Cayman Purchaser Unit was cancelled and entitled the holder thereof to one share of Common Stock and one Domesticated Purchaser Warrant, in each case without any action on the part of the Company, Merger Sub, Hadron or any holder of securities of any of the foregoing;

WHEREAS, at the Effective Time, by virtue of the Merger and the applicable provisions of the Domesticated Purchaser Charter, and without any action on the part of any party or any other person, each share of Class B Stock then issued and outstanding shall be automatically cancelled and extinguished and converted into one share of Common Stock;

WHEREAS, pursuant to the Business Combination Agreement, the Company is issuing shares of the Common Stock to the Holders designated on Schedule A hereto; and

WHEREAS, the Company desires to set forth certain matters regarding the ownership of the Registrable Securities (as defined below) by the Holders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below:

“Action” has the meaning set forth in Section 6.7.

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company or the Board, in each case, after consultation with outside legal counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” has the meaning given in the Recitals.

“Business Combination Agreement” has the meaning given in the Recitals.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Cayman Purchaser Warrant” has the meaning given in the Recitals.

“Class A Shares” has the meaning given in the Recitals.

“Class B Shares” has the meaning given in the Recitals.

“Class B Stock” has the meaning given in the Recitals.

“Commission” means the United States Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” has the meaning given in the Recitals.

“Company” has the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demand Registration” has the meaning set forth in Section 2.1.1.

“Demanding Holder” has the meaning set forth in Section 2.1.1.

“Domesticated Purchaser Warrant” has the meaning given in the Recitals.

“Domestication” has the meaning set forth in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-3” has the meaning set forth in Section 2.3.

“Hadron” has the meaning given in the Recitals.

“Holder Information” has the meaning set forth in Section 4.2.

“Holders” shall have the meaning given in the Preamble.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.4.

“Merger” has the meaning given in the Recitals.

“Merger Sub” has the meaning given in the Recitals.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“Original RRA” has the meaning given in the Preamble.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a governmental authority.

“Piggyback Registration” has the meaning set forth in Section 2.2.1.

“Private Placement Warrant” has the meaning given in the Recitals.

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (i) any equity securities (including the shares of Common Stock issued or issuable upon the exercise or conversion of any such equity security) of the Company held by a Holder immediately following consummation of the Merger and (ii) and all of the Domesticated Purchaser Warrants into which the Private Placement Warrants converted upon the Domestication, and underlying shares of Common Stock issuable upon the exercise thereof. Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of any of the securities described in the foregoing clauses (i)—(ii). As to any particular Registrable Security, such security shall cease to be a Registrable Security when: (a) a Registration Statement with respect to the sale of such security shall have become effective under the Securities Act and such security shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such security shall have been otherwise transferred, a new certificate for such security not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such security shall not require registration under the Securities Act; (c) such security shall have ceased to be outstanding; (d) such security may be sold without registration pursuant to Rule 144 (but with no volume or other restrictions or limitations); or (e) such security has been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration Expenses” means the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)

all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority and any securities exchange on which the Common Stock is then listed);

(B)

fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside legal counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)	printing, messenger, telephone and delivery expenses;

(D)	reasonable fees and disbursements of outside legal counsel for the Company;

(E)	reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)

reasonable fees and expenses of one (1) outside legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Requesting Holder” has the meaning set forth in Section 2.1.1.

“Rule 144” means Rule 144 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Sponsor” has the meaning given in the Preamble.

“transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Warrant Purchase Agreement” has the meaning given in the Recitals.

ARTICLE II

REGISTRATION

Section 2.1 Demand Registration.

2.1.1 Request for Registration. Subject to the provisions of Section 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the Closing Date, the Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all the Holders (such Holders, the “Demanding Holders”), may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in the Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this Section 2.1.1 initiated by Holders; provided, however, that an Underwritten Offering pursuant to a Demand Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Demanding Holders to be registered on behalf of the Demanding Holders in such Registration Statement have been sold, in accordance with Section 3.1 of this Agreement.

2.1.2 Effective Registration. Notwithstanding the provisions of Section 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing of such election, which notice shall be received by the Company not later than five (5) days after the removal of any such stop order or injunction; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been previously filed pursuant to a Demand Registration becomes effective or is terminated.

2.1.3 Underwritten Offering. Subject to the provisions of Section 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of Registrable Securities pursuant thereto shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by a majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter(s) for a Demand Registration that is to be an Underwritten Offering, in good faith, advises the Company, the Demanding Holders and the Requesting Holders in writing that the dollar amount or number of Registrable Securities which the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities which the Company desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggyback registration rights held by other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such Underwritten Offering (such maximum dollar amount or maximum number of securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any)) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof), that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Demand Registration Withdrawal. Any Demanding Holder shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, if with respect to a Demand Registration, a majority-in-interest of the Demanding Holders initiating a Demand Registration so withdraw from a Registration pursuant to such Demand Registration, such Registration shall not count as a Demand Registration provided for in Section 2.1.1 and the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this Section 2.1.5.

Section 2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If, at any time on or after the Closing Date, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by stockholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), then the Company shall (x) give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to all of the Holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such Holders may request in writing within five (5) days following receipt of such notice (a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use commercially reasonable efforts to cause the managing Underwriter(s) of a proposed Underwritten Offering to permit the Registrable Securities requested to be included in such Piggyback Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their Registrable Securities through a Piggyback Registration that involves an Underwriter(s) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Piggyback Registration.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter(s) for a Piggyback Registration that is to be an Underwritten Offering, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of securities which the Company desires to sell, taken together with (i) the Common Stock or other equity securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration has been requested under this Section 2.2, and (iii) the Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i)

If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company that pre-dates this Agreement, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company not otherwise covered above, which can be sold without exceeding the Maximum Number of Securities; and

(ii)

If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, Pro Rata based on the number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415 under the Securities Act, at least two business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

Section 2.3 Registration on Form S-3. The Holders of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or any similar short-form registration statement that may be available at such time (“Form S-3”); provided, that the Company shall not be obligated to effect such request through an Underwritten Offering. Within five (5) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, the Company shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S-3 shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than twelve (12) days after the Company’s initial receipt of such written request for a Registration on Form S-3, the Company shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, that the Company shall not be obligated to effect any such Registration pursuant to this Section 2.3 if (i) a Form S-3 is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $5,000,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

Section 2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to Section 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, that the Company may not defer its obligation in this manner more than once in any 12-month period.

ARTICLE III

REGISTRATION PROCEDURES

Section 3.1 General Procedures. If at any time on or after the Closing Date the Company is required to effect the registration of any Registrable Securities pursuant to Section 2.1, the Company shall use its commercially reasonable efforts to effect the Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as practicable and in connection with any such request:

3.1.1 prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ outside legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the outside legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence reasonably satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use commercially reasonable efforts to cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;

3.1.9 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus as may be (a) necessary in order to comply with the Securities Act, the Exchange Act and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4, furnish a copy thereof to each seller of such Registrable Securities and by means of one outside legal counsel on behalf of all such sellers (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.10 notify the selling Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.11 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12 use commercially reasonable efforts to obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 use commercially reasonable efforts to obtain, on the date the Registrable Securities are delivered for sale pursuant to such Registration, an opinion and negative assurance letter, dated such date, of outside legal counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, the placement agent or sales agent, if any covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders, provided, in each case, that such participating Holders provide such information to such outside legal counsel as is customarily required for, or is reasonably requested by such outside legal counsel for purposes of, such opinion or negative assurance letter;

3.1.14 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriters of such offering;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders participating in such Registration, consistent with the terms of this Agreement, in connection with such Registration.

Section 3.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any outside legal counsel representing the Holders.

Section 3.3 Requirements for Participation in Underwritten Offerings. The Holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter or placement agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Article II and in connection with the Company’s obligation to comply with federal and applicable state securities Laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not timely provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of outside legal counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

Section 3.4 Suspension of Sales; Adverse Disclosure.

3.4.1 The Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement for a reasonable period of time, not to exceed 90 calendar days in any 360-day period (i) during any customary blackout or similar period or as permitted hereunder and (ii) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of the Issuer’s Annual Report on Form 10-K for its first completed fiscal year.

3.4.2 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until such Holder has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplemented or amended Prospectus as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (i) require the Company to make an Adverse Disclosure, (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (iii) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company, and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents, and the Company shall; immediately provide such written notice to the Holders of the expiration of any period during which the Company exercised its rights under this Section 3.4.

Section 3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and correct copies of all such filings. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification by the Company. The Company agrees to indemnify, to the extent permitted by law, and hold harmless each Holder of Registrable Securities, its officers, directors and agents and each Person who controls such Holder (within the meaning of the Securities Act) from and against any losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement to any of them, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

Section 4.2 Indemnification by Holders of Registrable Securities. In connection with any Registration Statement filed pursuant to this Agreement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

Section 4.3 Conduct of Indemnification Proceedings. Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with outside legal counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one outside legal counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

Section 4.4 Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

Section 4.5 Contribution. If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, that the liability of any Holder under this Section 4.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1, 4.2 and 4.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.5 from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

RULE 144 and 145

Section 5.1 Rule 144 and 145. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as any Holders holding Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 and 145 under the Securities Act, as such Rule 144 and 145 may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

ARTICLE VI

GENERAL PROVISIONS

Section 6.1 Entire Agreement. This Agreement (including Schedule A and Schedule B hereto) constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto. There are no restrictions, promises, representations, warranties, covenants or undertakings as to the matters covered herein, other than those expressly set forth or referred to herein or the documents or instruments referred to herein.

Section 6.2 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by electronic confirmation), or (c) one (1) Business Day after being sent by courier or express delivery service, specifying next day delivery, with proof of receipt. The addresses, email addresses and facsimile numbers for such notices and communications are those set forth on the signature pages hereof, or such other address, email address or facsimile numbers as may be designated in writing hereafter, in the same manner, by any such person.

Section 6.3 Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders hereunder may be freely assigned or delegated by such Holder in conjunction with and to the extent of any transfer of Common Stock by any such Holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the applicable Holder or of any assignee of the applicable Holder. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article IV and this Section 6.3. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

Section 6.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic transmission.

Section 6.5 Amendment; Waiver. This Agreement may be amended or modified, and any provision hereof may be waived, in whole or in part, at any time pursuant to an agreement in writing executed by the Company and Holders holding a majority of the Registrable Securities at such time (which majority interest must include Spartan if such amendment or modification affects in any way the rights of Spartan hereunder); provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

Section 6.6 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

Section 6.7 Governing Law; Venue. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction. All legal actions and proceedings arising out of or relating to this Agreement or the transactions contemplated hereby (each, an “Action”) shall be heard and determined exclusively in any state court located in New York, New York; provided, that if jurisdiction is not then available in a state court, then any such legal Action may be brought in any federal court for the Southern District of New York. The parties hereto hereby (x) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (y) agree not to commence any Action relating thereto except in the courts described above in New York, other than with respect to any appellate court thereof and other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Each of the parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that he, she or it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that he, she or it or his, her or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 6.8 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right he, she or it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that he, she, it and the others hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.8.

Section 6.9 Specific Performance. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by such first party in accordance with their specific terms or were otherwise breached by such first party. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

[Signature Page Follows.]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

COMPANY:

GIGCAPITAL7 CORP.

By:
Name: Dr. Avi S. Katz
Title: Chief Executive Officer

Address for Notice:

1731 Embarcadero Rd., Suite 200
Palo Alto, CA

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

By:
Name:
Title:

Address for Notice:

Telephone No.:
Email Address:

[Signature Page to Registration Rights Agreement]

SCHEDULE A

Holders Receiving Shares Pursuant to the Business Combination

1.	Samuel Gibson
2.	Mark Kress
3.	Steven Birdsall
4.	Shawn DeAngelo

SCHEDULE B

Other Holders Party to the Original RRA

1.	GIGACQUISITIONS7 CORP.
2.	YAKIRA CAPITAL MANAGEMENT, INC., on behalf of MAP 136 Segregated Portfolio, Yakira Partners LP, Yakira Enhanced Offshore Fund Ltd
3.	L1 CAPITAL GLOBAL OPPORTUNITIES MASTER FUND
4.	METEORA STRATEGIC CAPITAL, LLC
5.	METEORA SELECT TRADING OPPORTUNITIES MASTER, L.P.
6.	HARRADEN CIRCLE INVESTMENTS, LLC, Investment Manager to: Harraden Circle Investors, L.P.; Harraden Circle Special Opportunities, L.P.; Altana Calerwood Specialist Alpha Fund
7.	VIOLET HILL GENERATION FUND
8.	THE K2 PRINCIPAL FUND L.P.
9.	STICHTING JURISDISCH EIGENDOM MINT TOWER ARBITRAGE FUND
10.	NAUTILUS MASTER FUND, L.P.
11.

PICTON MAHONEY ASSET MANAGEMENT, on behalf of Picton Mahoney Arbitrage Fund, Picton Mahoney Arbitrage Plus Fund, Picton Mahoney Arbitrage Alternative Fund, and Picton Mahoney Fortified Arbitrage Plus Alternative Fund

12.	KEPOS ALPHA MASTER FUND L.P.
13.	KEPOS SPECIAL OPPORTUNITIES MASTER FUND L.P.
14.	AQR APEX MS MASTER ACCOUNT, L.P.,
15.	AQR ABSOLUTE RETURN MASTER ACCOUNT, LP.
16.	AQR CORPORATE ARBITRAGE MASTER ACCOUNT, L.P.
17.	AQR FUNDS, on behalf of its series AQR DIVERSIFIED ARBITRAGE FUND
18.	AQR GLOBAL ALTERNATIVE INVESTMENT OFFSHORE FUND, L.P.
19.	AQR SPAC OPPORTUNITIES OFFSHORE FUND, L.P.
20.	YA II PN, LTD.
21.	CENTIVA MASTER FUND, LP

EXHIBIT D

FORM OF LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is made and entered into as of      , 202[ ], by and among GigCapital7 Corp., a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to Closing) (“GigCapital7”), Hadron Energy, Inc., a Delaware corporation (the “Company”), and those equityholders of the Company listed on the signature pages hereto (each, a “Lock-Up Party” and, collectively, the “Lock-Up Parties”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, on September 27, 2025, GigCapital7, MMR Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of GigCapital7 (“Merger Sub”), and the Company, entered into a Business Combination Agreement (the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the merger as a wholly-owned subsidiary of GigCapital7 upon the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, each Lock-Up Party agrees to enter into this Agreement with respect to all Lock-Up Securities (as defined below) that such Lock-Up Party now or hereafter Beneficially Owns or owns of record;

WHEREAS, each of GigCapital7, the Company and each Lock-Up Party has determined that it is in their best interests to enter into this Agreement; and

WHEREAS, each Lock-Up Party understands and acknowledges that GigCapital7 and the Company are entering into the Business Combination Agreement in reliance upon such Lock-Up Party’s execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Affiliate” of a specified person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person (provided that if a Lock-Up Party is a venture capital, private equity or angel fund, no portfolio company of such Lock-Up Party will be deemed an Affiliate of such Lock-Up Party).

“Beneficially Own” means, with regard to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act. Similar terms such as “Beneficial Ownership” and “Beneficial Owner” have the corresponding meanings.

“Expiration Time” shall mean the earliest to occur of (a) the Closing Date, (b) such date as the Business Combination Agreement shall be validly terminated in accordance with Article VIII thereof, and (c) the effective date of a written agreement of the parties hereto terminating this Agreement.

“Family Member” means with respect to any individual, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such individual or any trust created for the benefit of such individual or of which any of the foregoing is a beneficiary.

“GigCapital7 Common Stock” means GigCapital7’s common stock, par value $0.0001 per share.

“GigCapital7 Preferred Stock” means GigCapital7’s preferred stock, par value $0.0001 per share.

“GigCapital7 Securities” means (a) any shares of GigCapital7 Preferred Stock, (b) any shares of GigCapital7 Common Stock, (c) any shares of GigCapital7 Common Stock issued or issuable upon the exercise of any warrant or other right to acquire shares of such GigCapital7 Common Stock and (d) any equity securities of GigCapital7 that may be issued or distributed or be issuable with respect to the securities referred to in clauses (b) or (c) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction.

“Governmental Authority” means any United States federal, state, county, municipal or other local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Law” means any applicable federal, national, state, county, municipal, provincial, local, foreign or multinational statute, constitution, common law, ordinance, code, decree, order, judgment, rule, binding regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lock-Up Securities” means any GigCapital7 Securities Beneficially Owned by a Lock-Up Party as of immediately following the Closing Date, other than (i) any security received pursuant to an incentive plan adopted by GigCapital7 on or after the Closing Date, or (ii) any GigCapital7 Securities acquired in open market transactions.

“Permitted Transferee” means with respect to any Person, (a) in the case of an individual: (i) any Family Member of such Person by bona fide gift, (ii) any Affiliate of any Family Member of such Person or to a trust, the beneficiary of which is a Family Member or an Affiliate of such Person, or to a charitable organization, (iii) a Person by virtue of the laws of descent and distribution upon death of such Person, (iv) a Person pursuant to a qualified domestic relations order, and (b) in the case of an entity, (i) any Affiliate of such Person or to any investment fund or other entity controlled or managed by such Person, (ii) if the undersigned is a corporation, partnership, limited liability company or other business entity, its stockholders, partners, members or other equityholders, and (c) the Company or GigCapital7 in connection with the repurchase of shares of GigCapital7 Common Stock issued pursuant to equity awards granted under a stock incentive plan or other equity award plan.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Transfer” means, excluding entry into this Agreement and the Business Combination Agreement and the consummation of the transactions contemplated hereby and thereby, any (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) the public announcement of any intention to effect any transaction specified in clause (a) or (b).

2. Lock-Up.

2.1 Lock-Up. Each Lock-Up Party severally, and not jointly, agrees with GigCapital7 not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Securities Beneficially Owned or otherwise held by such Lock-Up Party during the Lock-Up Period (as defined below); provided, that such prohibition shall not apply to Transfers permitted pursuant to Section 2.2. The “Lock-Up Period” shall be the period commencing on the Closing Date and ending on the date that is the earlier to occur of: (a) six (6) months following the Closing Date; (b) subsequent to the Closing, the date on which the reported closing price of one share of GigCapital7 Common Stock quoted on The Nasdaq Stock Market LLC, the New York Stock Exchange or the NYSE American (or the exchange on which the shares of GigCapital7 Common Stock are then listed) equals or exceeds eleven dollars and fifty cents ($11.50) per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like occurring after the Closing Date) for any twenty (20) Trading Days (as defined below) within any thirty (30) consecutive Trading Day period commencing at least ninety (90) days after the Closing Date; and (c) subsequent to the Closing, the date on which GigCapital7 completes a liquidation, merger, stock exchange or other similar transaction that results in all of GigCapital7’s stockholders having the right to exchange their GigCapital7 Securities for cash, securities or other property. “Trading Day” means a day on which shares of GigCapital7 Common Stock are actually traded on the principal securities exchange or securities market on which shares of GigCapital7 Common Stock are then traded; provided, however, that if the GigCapital7 Common Stock is not so listed or admitted for trading, Trading Day means a Business Day. For the avoidance of any doubt, each Lock-Up Party shall retain all of his, her or its rights as a stockholder of GigCapital7 during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Lock-Up Securities.

2.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, during the Lock-Up Period, each Lock-Up Party may Transfer, without the consent of GigCapital7, any of such Lock-Up Party’s Lock-Up Securities (a) to any of such Lock-Up Party’s Permitted Transferees, upon written notice to GigCapital7 or (b) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of GigCapital7’s stockholders having the right to exchange their GigCapital7 Securities for cash, securities or other property subsequent to the Merger; provided, that in connection with any Transfer of such Lock-Up Securities, the restrictions and obligations contained in Section 2.1 and this Section 2.2 will continue to apply to such Lock-Up Securities after any Transfer of such Lock-Up Securities and such transferee shall execute a lock-up agreement substantially in the form of this Agreement for the balance of the Lock-Up Period. Notwithstanding the foregoing provisions of this Section 2.2, a Lock-Up Party may (i) not make a Transfer to a Permitted Transferee if such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in this Agreement (it being understood that the purpose of this provision includes prohibiting the Transfer to a Permitted Transferee (A) that has been formed to facilitate a material change with respect to who or which entities Beneficially Own the Lock-Up Securities, or (B) followed by a change in the relationship between the Lock-Up Party and the Permitted Transferee (or a change of control of such Lock-Up Party or Permitted Transferee) after the Transfer with the result and effect that the Lock-Up Party has indirectly made a Transfer of Lock-Up Securities by using a Permitted Transferee, which Transfer would not have been directly permitted under this Section 2 had such change in such relationship occurred prior to such Transfer), or (ii) enter into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act after the date of this Agreement relating to the sale of the undersigned’s Lock-Up Securities, provided that (A) the securities subject to such plan may not be sold until after the expiration of the Lock-Up Period and (B) the Company shall not be required to effect, and the undersigned shall not effect or cause to be effected, any public filing, report or other public announcement regarding the establishment of the trading plan.

3. Confidentiality. Until the Expiration Time, each Lock-Up Party will and will direct his, her or its Affiliates to keep confidential and not disclose any non-public information relating to GigCapital7 or the Company and their respective subsidiaries, including the existence or terms of, or transactions contemplated by, this Agreement, the Business Combination Agreement or the other Transaction Documents, except to the extent that such information (i) was, is or becomes generally available to the public after the date hereof other than as a result of a disclosure by such Lock-Up Party in breach of this Section 3, (ii) is, was or becomes available to such Lock-Up Party on a non-confidential basis from a source other than GigCapital7 or the Company, or (iii) is or was independently developed by such Lock-Up Party after the date hereof. Notwithstanding the foregoing, such information may be disclosed to the extent required to be disclosed in a judicial or administrative proceeding, or otherwise required to be disclosed by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which such disclosing party is subject), provided that such Lock-Up Party gives GigCapital7 or the Company, as applicable, prompt notice of such request(s) or requirement(s), to the extent practicable (and not prohibited by Law), so that GigCapital7 or the Company may seek, at its expense, an appropriate protective order or similar relief (and such Lock-Up Party shall reasonably cooperate with such efforts it being understood that such obligation to reasonably cooperate does not require a Lock-Up Party to himself, herself or itself commence litigation regarding such protective order or similar relief).

4. Representations and Warranties of the Lock-Up Parties. Each Lock-Up Party hereby represents and warrants, severally and not jointly, to the Company and GigCapital7 as follows:

4.1 Due Authority. Such Lock-Up Party has the full power and authority to execute and deliver this Agreement and perform his, her or its obligations hereunder. If such Lock-Up Party is an individual, the signature to this agreement is genuine and such Lock-Up Party has legal competence and capacity to execute the same. This Agreement has been duly and validly executed and delivered by such Lock-Up Party and, assuming due execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such Lock-Up Party, enforceable against such Lock-Up Party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by general equitable principles.

4.2 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Lock-Up Party does not, and the performance by such Lock-Up Party of the obligations under this Agreement and the compliance by such Lock-Up Party with any provisions hereof do not and will not: (i) conflict with or violate any Law applicable to such Lock-Up Party, (ii) if such Lock-Up Party is an entity, conflict with or violate the certificate of incorporation or bylaws or any equivalent Organizational Documents of such Lock-Up Party, or (iii) result in any breach of, or constitute a default (or an event, which with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the securities of the Company owned by such Lock-Up Party pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Lock-Up Party is a party or by which such Lock-Up Party is otherwise bound, except, in the case of clauses (i) and (iii), as would not reasonably be expected, individually or in the aggregate, to materially impair the ability of such Lock-Up Party to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby.

(b) The execution and delivery of this Agreement by such Lock-Up Party does not, and the performance of this Agreement by such Lock-Up Party will not, require any consent, approval, authorization or permit of, or filing or notification to, or expiration of any waiting period by any Governmental Authority, other than those set forth as conditions to closing in the Business Combination Agreement.

4.3 Absence of Litigation. As of the date hereof, there is no litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending against, or, to the knowledge of such Lock-Up Party, threatened against such Lock-Up Party that would reasonably be expected to materially impair the ability of such Lock-Up Party to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby.

4.4 Absence of Conflicting Agreements. Such Lock-Up Party has not entered into any agreement, arrangement or understanding that is otherwise materially inconsistent with, or would materially interfere with, or prohibit or prevent him, her or it from satisfying, his, her or its obligations pursuant to this Agreement.

5. Fiduciary Duties. The covenants and agreements set forth herein shall not prevent any designee of any Lock-Up Party from serving on the Board of Directors or as an officer of the Company or from taking any action, subject to the provisions of the Business Combination Agreement, while acting in such designee’s capacity as a director or officer of the Company. Each Lock-Up Party is entering into this Agreement solely in his, her or its capacity as the anticipated owner of GigCapital7 Securities following the consummation of the Merger.

6. Termination. This Agreement shall terminate upon the earlier of: (i) termination of the Business Combination Agreement in accordance with its terms; or (ii) completion of the Lock-Up as specified in Section 2.1 of this Agreement. Upon termination of this Agreement, none of the parties hereto shall have any further obligations or liabilities under this Agreement; provided, that nothing in this Section 6 shall relieve any party hereto of liability for any willful material breach of this Agreement prior to its termination.

7. Miscellaneous.

7.1 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

7.2 Non-survival of Representations and Warranties. None of the representations or warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Expiration Time.

7.3 Assignment. Neither party hereto may assign, directly or indirectly, including, through any merger, acquisition, sale of all or substantially all shares/assets or by operation of Law, either this Agreement or any of his, her or its rights, interests or obligations hereunder without the prior written approval of the other parties hereto, except with respect to a Transfer completed in accordance with Section 2.2. Subject to the first sentence of this Section 7.3, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this Section 7.3 shall be void ab initio.

7.4 Amendments and Modifications. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by (a) GigCapital7, (b) the Company and (c) (i) by Lock-Up Parties holding at least fifty percent (50%) of the Lock-Up Securities (assuming the hypothetical exercise of all then-outstanding warrants and options that are Lock-Up Securities) that are then subject to this Agreement, and any such amendment shall be binding on all the Lock-Up Parties; provided, however, that in no event shall the obligation of any Lock-Up Party hereunder be materially increased without the prior written consent of such Lock-Up Party, unless such amendment applies to all Lock-Up Parties in the same fashion; provided, further, however, that (A) if this Agreement, or any other lock-up agreement signed by a stockholder of the Company in connection with the transactions contemplated hereby or under the Business Combination Agreement, is amended, modified or waived in a manner favorable to any Lock-Up Party or such shareholder, and such amendment, modification or waiver would be favorable to any other Lock-Up Party, this Agreement shall be automatically amended in the same manner with respect to such other Lock-Up Party (and GigCapital7 shall provide prompt notice thereof to all Lock-Up Parties), and (B) if any Lock-Up Party or such shareholder is released from any or all of the lock-up restrictions under this Lock-Up Agreement or such other lock-up agreement, each other Lock-Up Party shall automatically be contemporaneously and proportionately released from the lock-up restrictions hereunder (which, for the avoidance of doubt, will include a release of the same percentage of such Lock-Up Party’s Lock-Up Securities) and GigCapital7 shall provide prompt notice thereof to each Lock-Up Party.

7.5 Governing Law; WAIVER OF JURY TRIAL; Specific Performance.

(a) This Agreement and all Actions based upon, arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the Laws of the State of Delaware.

(b) All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (x) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (y) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than with respect to any appellate court thereof and other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law. Each of the parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that he, she or it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that he, she or it or his, her or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT HE, SHE OR IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT HE, SHE, IT AND THE OTHERS HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5(C).

(d) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

7.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.6:

(i) if to GigCapital7 prior to the Effective Time, to:

GigCapital7 Corp.

1731 Embarcadero Road, Suite 200

Palo Alto, CA 94303

Attention: Dr. Avi S. Katz, Executive Chairman of the Board and Chief Executive Officer

   Dr. Raluca Dinu, Director

Email:    ***; ***

with a copy to:

DLA Piper LLP (US)

555 Mission Street, Suite 2400

San Francisco, CA 94105

Attention:  Jeff Selman; John Maselli

Email:     jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com

(ii) if to the Company prior to the Effective Time, to:

Hadron Energy, Inc.

3 Twin Dolphin Drive, STE 260

Redwood City, CA 94065

Attn: Samuel Gibson

Email: ***

with a copy to:

Duane Morris LLP

1901 New York Avenue N.W., Suite 700 East

Washington, DC 20001

Attn:  Andy Tucker

Email: ATucker@duanemorris.com

(iii) if to the Company or GigCapital7 following the Effective Time, to:

Hadron Energy, Inc.

1731 Embarcadero Road, Suite 200

Palo Alto, CA 94303

Attention: Dr. Raluca Dinu, Director

     Dr. Avi S. Katz, Executive Chairman of the Board

Email:    ***; ***

with a copy to:

DLA Piper LLP (US)

555 Mission Street, Suite 2400

San Francisco, CA 94105

Attention:  Jeff Selman; John Maselli

Email:     jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com with a copy to:

Duane Morris LLP

1901 New York Avenue N.W., Suite 700 East

Washington, DC 20001

Attn:  Andy Tucker

Email:  ATucker@duanemorris.com

(iv) if to a Lock-Up Party, to the address for notice set forth on such Lock-Up Party’s signature page to this Agreement.

7.7 Entire Agreement; Third-Party Beneficiaries. This Agreement, together with the Business Combination Agreement and Transaction Documents, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This right Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.8 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7.9 Effect of Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

7.10 Legal Representation. Each of the parties hereto agrees that he, she or it has been represented by independent counsel of his, her or its choice during the negotiation and execution of this Agreement and each party hereto and his, her or its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party hereto drafting such agreement or document. Each Lock-Up Party acknowledges that DLA Piper LLP (US) is acting as counsel to GigCapital7 and Duane Morris LLP is acting as counsel to the Company in connection with the Business Combination Agreement and the transactions contemplated thereby, and that neither of such firms is acting as counsel to any Lock-Up Party.

7.11 Expenses. Except as provided in the Business Combination Agreement, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated.

7.12 Further Assurances. At the request of GigCapital7 or the Company, in the case of any Lock-Up Party, or at the request of the Lock-Up Parties, in the case of GigCapital7, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

7.13 Waiver. No failure or delay on the part of any party to exercise any power, right, privilege or remedy under this Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.14 Several Liability. The liability of the Lock-Up Parties hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Lock-Up Party be liable for any other Lock-Up Party’s breach of such other Lock-Up Party’s representations, warranties, covenants, or agreements contained in this Agreement.

7.15 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Business Combination Agreement, or the obligations of any Permitted Transferee under this Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, or the obligations of any Permitted Transferee under this Agreement, in no event shall any party or any of his, her or its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

GIGCAPITAL7 CORP.

By:
Name:	Dr. Avi S. Katz
Title:	Chief Executive Officer

Signature Page to Lock-Up Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

HADRON ENERGY, INC.

By:
Name:	Samuel Gibson
Title:	Chief Executive Officer

Signature Page to Lock-Up Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

LOCK-UP PARTY:

By:
Name:

Address for Notice:

Email:

Shares of Common Stock beneficially owned on the date hereof:

Signature Page to Lock-Up Agreement

EXHIBIT E

FIRPTA CERTIFICATE

[_], 2026

Internal Revenue Service Center

P.O. Box 409101

Ogden, UT 84409

NOTICE TO THE INTERNAL REVENUE SERVICE OF HADRON ENERGY, INC., A DELAWARE CORPORATION (“TARGET”), REGARDING UNITED STATES REAL PROPERTY HOLDING CORPORATION STATUS UNDER TREASURY REGULATIONS SECTION 1.897-2(h)(2)

To whom it may concern:

1. This Notice is being filed by Target pursuant to Section 1.897-2(h)(2) of the Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended (the “Code”).

2. The undersigned, on behalf of Target, hereby declares that stock of Target is not a United States real property interest within the meaning of Section 897 of the Code because Target is not and has not been a United States real property holding corporation, as that term is defined in Section 897(c)(2) of the Code, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

3. Target’s U.S. employer identification number is: [_].

4. Target’s address is: [_].

5. In connection with the acquisition of Target by GigCapital7 Corp., a Delaware corporation (“Acquiror”), the undersigned provided the attached statement to Acquiror declaring that stock in Target is not a United States real property interest. The statement was voluntarily provided in response to a request from the transferee, Acquiror, under Treasury Regulations Section 1.1445-2(c)(3)(i).

6. Acquiror’s U.S. employer identification number is: [  ].

7. Acquiror’s address is: [  ].

8. Under penalties of perjury, the undersigned declares that he has examined this certification and the attachment hereto and, to the best of his knowledge and belief, they are true, correct and complete. The undersigned further declares that he is a responsible officer, and that he has authority to sign this document on behalf of Target.

A copy of the statement provided pursuant to Treasury Regulations Sections 1.897-2(h)(2) and 1.1445-2(c)(3)(i) is attached.

HADRON ENERGY, INC.

Dated: [_], 2026	By:
Name:
Title:

CERTIFICATE OF NON-U.S. REAL PROPERTY HOLDING CORPORATION STATUS

PURSUANT TO TREASURY REGULATIONS SECTIONS 1.897-2(h) AND 1.1445-2(c)(3)

Pursuant to the BUSINESS COMBINATION AGREEMENT (“Agreement”) among GIGCAPITAL7 CORP., a corporation organized under the laws of the State of Delaware (“Acquiror”), HADRON ENERGY, INC., a Delaware corporation (“Target”), and MMR Merger Sub, Inc., a Delaware corporation (“Merger Sub”), on the Closing Date (as such term is used in the Agreement), Merger Sub shall merge with and into Target, with Target being the surviving company of the merger and Acquiror owning all of the issued and outstanding shares in the capital of Target.

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is not a U.S. person. In order to confirm that Acquiror, as transferee, is not required to withhold tax upon the receipt of Target stock, the undersigned, in his capacity as Chief Executive Officer of Target, hereby certifies as follows:

1. As of the date hereof, the stock of Target to be received by Acquiror pursuant to the Agreement does not constitute a United States real property interest as that term is defined in Section 897(c)(1) of the Code;

2. The determination in Paragraph 1, above, is based on a determination by Target that Target is not and has not been a United States real property holding corporation as that term is defined in Section 897(c)(2) of the Code during the five-year period ending on the date hereof, as indicated below;

3. Target’s U.S. employer identification number is [_]; and

4. Target’s office address is [_].

This certificate is made in accordance with the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3). Target understands that this certificate may be disclosed to the Internal Revenue Service by Acquiror and that any false statement contained herein could be punished by fine, imprisonment, or both. This certificate constitutes authorization for Acquiror, as agent for Target, to deliver this certificate, along with the appropriate notification, to the Internal Revenue Service on behalf of Target.

Under penalties of perjury, I declare that I have examined this certificate and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Target.

HADRON ENERGY, INC.

Dated: [_], 2026	By:
Name:
Title:

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This First Amendment to Business Combination Agreement (this “Amendment”) is entered into as of December 12, 2025, by and among GigCapital7 Corp., a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to Closing) (“Purchaser”), MMR Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Purchaser (“Merger Sub”), and Hadron Energy, Inc., a Delaware corporation (the “Company,” and together with Purchaser and Merger Sub, the “Parties,” and each, a “Party”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Parties are parties to that certain Business Combination Agreement, dated as of September 27, 2025 (the “Business Combination Agreement” or “BCA”);

WHEREAS, Section 9.10 of the BCA provides that the BCA may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser and the Company;

WHEREAS, the Effective Time has not occurred as of the date hereof; and

WHEREAS, the Parties desire to amend Section 6.18 of the BCA to provide for an eight-member Post-Closing Board and to increase the number of “industry expert” directors from one to two.

NOW, THEREFORE, in consideration of the mutual promises and the covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Amendment to Section 6.18 of the BCA. Section 6.18(a) of the BCA is hereby amended and restated in its entirety as follows:

“(a) At the Effective Time, the board of directors of the Purchaser (the “Post-Closing Board”) shall consist of eight (8) directors, comprised as follows

(i) three (3) directors designated by the Company prior to the Closing, at least one (1) of whom shall qualify as an “independent director” under Applicable Exchange rules, and each of whom shall be reasonably acceptable to the Purchaser;

(ii) three (3) directors designated by the Purchaser prior to the Closing, all of whom shall qualify as “independent directors” under Applicable Exchange rules, and each of whom shall be reasonably acceptable to the Company, with one (1) such director serving as Chairman of the Post-Closing Board; provided, that, subject to such qualification as an independent director, Dr. Avi Katz shall be entitled to serve as one such director and as the Chairman of the Post-Closing Board, and Dr. Raluca Dinu shall be entitled to serve as another such director; and

(iii) two (2) industry expert directors mutually agreed upon by the Company and the Purchaser prior to the Closing.”

2. No Other Amendments. Except as expressly set forth in this Amendment, all terms, conditions and provisions of the BCA shall remain in full force and effect and are hereby confirmed and ratified. In the event of any conflict between the terms of this Amendment and the BCA, the terms of this Amendment shall control.

3. Interpretation. The rules of construction set forth in Section 9.12 of the BCA are incorporated herein by reference, mutatis mutandis.

4.Governing Law; Jurisdiction; Specific Performance. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided that, for the avoidance of doubt, the Laws of the Cayman Islands shall also apply to and, as applicable, govern the Domestication. The provisions of Sections 9.06 and 9.08 of the BCA shall apply to this Amendment as if set forth herein in full.

5. Counterparts; Electronic Signatures. This Amendment may be executed and delivered (including by DocuSign or other electronic transmission) in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective duly authorized officers.

THE PURCHASER:

GIGCAPITAL7 CORP.

By:	/s/ Dr. Avi Katz
Name: Dr. Avi Katz
Title: Chief Executive Officer

MERGER SUB:

MMR MERGER SUB, INC.

By:	/s/ Dr. Raluca Dinu
Name: Dr. Raluca Dinu
Title: Chief Executive Officer

THE COMPANY:

HADRON ENERGY, INC.

By:	/s/ Samuel Gibson
Name: Samuel Gibson
Title: Founder & CEO

ANNEX B

CERTIFICATE OF MERGER

of

MMR MERGER SUB, INC.

a Delaware corporation

with and into

HADRON ENERGY, INC.

a Delaware corporation

Pursuant to Section 251 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”) and in lieu of filing the agreement of merger, Hadron Energy, Inc., a Delaware corporation (the “Company”), in connection with the merger of MMR Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into the Company (the “Merger”), hereby certifies as follows:

FIRST: The names and states of incorporation of each of the constituent corporations to the Merger (the “Constituent Corporations”) are:

Name	State of Incorporation
Hadron Energy, Inc.	Delaware
MMR Merger Sub, Inc.	Delaware

SECOND: A Business Combination Agreement (the “Merger Agreement”), made and entered into as of September 27, 2025, by and among Merger Sub, the Company, and the other parties thereto, setting forth the terms and conditions of the merger of the Company with and into Merger Sub, has been approved, adopted, certified, executed, and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251(c) of the DGCL.

THIRD: The Company shall be the surviving corporation after the Merger (the “Surviving Corporation”) and the name of the Surviving Corporation shall be Hadron Energy Operating Company Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the Company as in effect immediately prior to the Merger shall be amended and restated in its entirety to read as set forth in Exhibit A hereto, and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

FIFTH: An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

3 Twin Dolphin Drive, Ste 260

Redwood City, CA 94065

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

SEVENTH:  That this Certificate of Merger and the Merger shall become effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be duly executed by an authorized officer on [●], 2026.

HADRON ENERGY, INC.

By:
Name:
Title:

[Signature Page to Certificate of Merger]

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF HADRON ENERGY OPERATING COMPANY INC.

ARTICLE I

The name of the corporation is “Hadron Energy Operating Company Inc.” (the “Corporation”).

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at that address is The Corporation Service Company.

ARTICLE III

The Corporation’s purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (“DGCL”).

ARTICLE IV

The Corporation shall have authority to issue 100 shares of Common Stock, par value $0.01 per share (“Common Stock”).

ARTICLE V

1. The Corporation’s Board of Directors (the “Board of Directors”) is authorized to adopt, amend, alter, terminate, repeal, or waive any provision of the Corporation’s Bylaws, as amended (the “Bylaws”).

2. The Corporation’s business and affairs shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute, this Certificate of Incorporation, as amended (this “Certificate”), and the Bylaws, the directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

3. Election of directors need not be by written ballot, unless the Bylaws provide otherwise. The authorized number of the Corporation’s directors shall be determined in the manner set forth in the Bylaws.

4. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws provide.

5. The Corporation’s books may be kept outside the State of Delaware at such place or places as may be designated by the Board of Directors or pursuant to the Bylaws.

ARTICLE VI

1. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after the filing date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL. No amendment, modification, termination, or repeal of this Section 1 shall adversely affect the rights and protection afforded to a director of the Corporation under this Section 1 for acts or omissions occurring prior to such amendment, modification, termination, or repeal.

2. The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the Corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding, and to advance expenses for any Proceeding to the extent permitted by the DGCL. The Corporation shall have the power to enter into indemnification agreements in furtherance of the general powers granted hereunder. A right to indemnification or to advancement of expenses arising under a provision of this Certificate or the Bylaws shall not be eliminated or impaired by an amendment to this Certificate or the Bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit, or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

ARTICLE VII

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Certificate. or the Bylaws, or (4) any action asserting a claim against the Corporation governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants.

ANNEX C

CERTIFICATE OF INCORPORATION

OF

GIGCAPITAL7 CORP.

[ ], 2026

ARTICLE I

NAME

The name of the corporation is GigCapital7 Corp. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation is being incorporated in connection with the domestication of GigCapital7 Corp., as an exempted company limited by shares duly incorporated and validly existing under the laws of the Cayman Islands, to a Delaware corporation, and this Certificate of Incorporation (this “Certificate”) is being filed concurrently with the Certificate of Corporate Domestication.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 625,000,000 shares, consisting of (a) 600,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), (b) 15,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock) and (c) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Effect of Domestication and Business Combination. At the effective time (the “Domestication Effective Time”) of the Corporation’s domestication from the Cayman Islands to the State of Delaware (the “Domestication”) under the DGCL: (i) each then issued and outstanding Class A Ordinary Share of GigCapital7 Corp., a Cayman Islands exempted company (“CaymanCo”) (other than any CaymanCo Class A Ordinary Share included in the units of CaymanCo) shall convert automatically, on a one-for-one basis, into one (1) share of Common Stock of the Corporation; (ii) each then issued and outstanding Class B Ordinary Share of CaymanCo shall convert automatically, on a one-for-one basis, into one (1) share of Class B Common Stock of the Corporation; (iii) each then issued and outstanding warrant of CaymanCo (other than any public warrants of CaymanCo included in the units of CaymanCo) shall convert automatically into one (1) warrant of the Corporation, pursuant to the Warrant Agreement dated as of August 28, 2024, by and between CaymanCo and the warrant agent; and (iv) each then issued and outstanding unit of CaymanCo shall be cancelled and thereafter entitle the holder thereof to one (1) share of Common Stock of the Corporation and one (1) warrant of the Corporation, in each case without any action on the part of the Corporation, the holders thereof, or any other person. Any book-entry statement that, immediately prior to the Domestication Effective Time, represented Class A Ordinary Shares or Class B Ordinary Shares of CaymanCo will, from and after the Domestication

Effective Time, automatically and without the necessity of presenting the same for exchange, represent the same number of shares of Common Stock or Class B Common Stock of the Corporation, as applicable.

Upon the filing of the Certificate of Merger of Hadron Energy, Inc. with the Office of the Secretary of State of the State of Delaware, each then issued and outstanding share of Class B Common Stock of the Corporation shall be deemed automatically cancelled and extinguished and converted, on a one-for-one basis, into one (1) share of Common Stock of the Corporation.

Section 4.3 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board,” and each member of the Board, a “Director”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.4 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock and Class B Common Stock shall collectively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Class B Common Stock shall have the exclusive right to vote for the election of directors. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock and Class B Common Stock shall have the right to vote on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.5 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Section 4.6 Redemption, Purchase and Surrender of Shares and Treasury Shares.

(a) Redemption, Purchase and Surrender. Subject to the provisions of the DGCL, the rules of any national securities exchange, including the Nasdaq Stock Market LLC, the NYSE American LLC or The New York Stock Exchange LLC or any over-the-counter market on which shares of Common Stock are listed for trading (the “Designated Stock Exchange”) and/or any competent regulatory authority, and to the rights attaching to the Common Stock, the Corporation may, upon approval by the Board:

(i) issue shares of Common Stock on terms that they are to be redeemed or are liable to be redeemed at the option of the Corporation or the stockholder on such terms and in such manner as the Board may, before the issue of such shares of Common Stock, determine;

(ii) purchase its own shares of Common Stock (including any redeemable shares) on such terms and in such manner as the Board determine;

(iii) make a payment in respect of the redemption or purchase of its own shares of Common Stock in any manner permitted by the DGCL; and

(iv) permit the surrender of fully paid shares of Common Stock for no consideration.

The Corporation may make a payment in respect of the redemption or purchase of its own shares of Common Stock in any manner authorized by the DGCL.

(b) Effect of Redemption, Purchase and Surrender. Shares of Common Stock that the Corporation redeems, purchases, accepts by way of surrender or otherwise acquires pursuant to Section 4.6(a) may:

(i) be cancelled; or

(ii) be held as shares of Common Stock that have been repurchased, redeemed, surrendered to or otherwise acquired by the Corporation and not cancelled (“Treasury Shares”) on such terms and in such manner as the Board determine prior to such acquisition.

Notwithstanding the foregoing, the shares of Class B Common Stock that were issued upon conversion of the Class B Ordinary Shares of CaymanCo pursuant to the Domestication that are held by GigAcquisitions7 Corp. (the “Sponsor”) are not redeemable.

(c) Effects of Redemptions. With respect to redeeming or repurchasing the shares of Common Stock:

(i) stockholders who hold shares of Common Stock (“Public Shares”) that were issued upon conversion of the Class A Ordinary Shares of CaymanCo pursuant to the Domestication that were originally issued in the Corporation’s initial public offering of securities (the “IPO”) are entitled to request the redemption of such shares of Common Stock (but only to the extent that the vote to approve the initial Business Combination has not occurred prior to the Domestication Effective Time, and if it has, then such request must have been made to CaymanCo in accordance with its First Amended and Restated Memorandum and Articles of Incorporation), or for such Public Shares to otherwise be redeemed, in the circumstances described in Section 4.8(f); and

(ii) Public Shares shall be repurchased by way of tender offer in the circumstances set out in Section 4.8(f).

(d) Power to pay for redemption or purchase in cash or in specie. When making a payment in respect of the redemption or purchase of shares of Common Stock, the Board may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares, or by the terms applying to those shares in accordance with Section 4.6(a), or otherwise by agreement with the stockholder holding those shares of Common Stock.

(e) Effect of redemption or purchase of a share of Common Stock. Upon the date of redemption or purchase of a share:

(i) the stockholder holding that share of Common Stock shall cease to be entitled to any rights in respect of such share other than the right to receive:

(1)	the price for the share of Common Stock; and

(2)	any dividend declared in respect of the share of Common Stock prior to the date of redemption or purchase;

(ii) the Corporation’s stock ledger shall be updated to reflect the redemption or purchase of the share of Common Stock from the stockholder; and

(iii) the share of Common Stock shall be cancelled or held as a Treasury Share, as the Board may determine.

For the purpose of this Certificate, the date of redemption or purchase is the date when the redemption or purchase falls due.

(f) Treasury Shares. All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Corporation while it holds the share of Common Stock as a Treasury Share, other than as set out in this Certificate. The Corporation may:

(i) cancel the Treasury Shares on such terms and in such a manner as the Board may determine; and

(ii) transfer the Treasury Shares, upon such terms and conditions determined and approved by the Board in its sole discretion.

(g) Rights attaching to Treasury Shares and Related Matters.

(i) No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Corporation’s assets (including any distribution of assets to stockholders on a winding up) may be made to the Corporation in respect of a Treasury Share.

(ii) The Corporation’s stock ledger shall reflect that the Corporation is the holder of the Treasury Shares. However:

(1)	the Corporation shall not be treated as a stockholder for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(2)

a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Corporation’s stockholders and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of this Certificate or the DGCL.

(iii) Treasury Shares may be disposed of by the Corporation in accordance with the DGCL and otherwise on such terms and conditions as the directors determine.

(h) No Participation. Any share of Common Stock in respect of which notice of redemption has been given (including notice of redemption provided to CaymanCo prior to the Domestication Effective Time) shall not be entitled to participate in the profits of the Corporation in respect of the period after the date specified as the date of redemption in the notice of redemption.

(i) No other Redemption. The redemption, purchase or surrender of any share of Common Stock shall not be deemed to give rise to the redemption, purchase or surrender of any other share of Common Stock.

(j) Redemption in Kind. The Board may, when making payments in respect of redemption or purchase of shares of Common Stock, if authorized by the terms of issue of the shares of Common Stock being redeemed or purchased or with the agreement of the holder of such shares of Common Stock, make such payments either in cash or in kind.

Section 4.7 Class B Share Conversion.

(a) Conversion Rights. Save and except for the conversion rights referred to in this Section 4.7 and as otherwise set out in this Certificate, the rights attaching to all shares of Common Stock and Class B Common Stock shall rank pari passu in all respects, and the Common Stock and Class B Common Stock shall vote together as a single class on all matters with the exception that the holders of Class B Common Stock shall have the conversion rights referred to in this Certificate.

(b) Conversion Ratio. Class B Common Stock may be converted into Common Stock on a one-for-one basis prior to the consummation of a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination (a “Business Combination”) involving the Corporation, with one or more businesses or entities, which (a) must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the net assets held in the trust account established by the Corporation upon the consummation of its IPO (the “Trust Account”) (excluding taxes payable on the interest earned on the Trust Account) at the time of signing the agreement to enter into the business combination; and (b) must not be effectuated solely with another blank check company or a similar company with nominal operations at the option of the holder, subject to such holder waiving any right to receive funds from the Trust Account with respect to any such Common Stock issued upon conversion of Class B Common Stock.

(c) Automatic Conversion. Any Class B Common Stock not converted into Common Stock pursuant to Section 4.7(b) above shall automatically convert into Common Stock concurrently with or immediately following the consummation of a Business Combination on a one-for-one basis. For the avoidance of doubt, the conversion of Class B Common Stock pursuant to this Section 4.7(c) shall not be adjusted or otherwise affected by any issuance, deemed issuance or issuability of Common Stock or any debt or equity securities that are convertible, exercisable or exchangeable for Common Stock issued in a financing transaction in connection with a Business Combination, including, but not limited to, a private placement of equity or debt (“Equity-linked Securities”) or rights, including any securities issued, deemed issued or issuable in connection with or in relation to the consummation of a Business Combination (including any private investment in public equity (PIPE) financing), nor shall such conversion be subject to any determination intended to maintain any fixed percentage ownership level.

(d) Share Adjustments. The foregoing conversion ratios shall be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalization, rights issue, reclassification, recapitalization or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the Common Stock in issue into a greater or lesser number of shares occurring after the original filing of this Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the Class B Common Stock in issue.

(e) Definitions: References in this Certificate to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of shares of Class B Common Stock of any stockholder and, on behalf of such stockholders, automatic application of such redemption proceeds in paying for such new Common Stock into which the Class B Common Stock have been converted or exchanged at a price per share of Class B Common Stock necessary to give effect to a conversion or exchange calculated on the basis that the Common Stock to be issued as part of the conversion or exchange will be issued at par. The Common Stock to be issued on an exchange or conversion shall be registered in the name of such stockholder or in such name as the stockholder may direct.

(f) Pro Rata Calculation: Notwithstanding anything to the contrary in this Section 4.7, in no event shall any share of Class B Common Stock convert into Common Stock at a ratio that is less than one-for-one. Each share of Class B Common Stock shall convert into its pro-rata number of Common Stock as set forth in this Section 4.7, provided that the aggregate conversion of all Class B Common Stock shall be determined solely by reference to the one for one ratio set forth in Sections 4.7(b) and 4.7(c) and shall not be adjusted to achieve or maintain any target percentage ownership.

Section 4.8 Business Combination.

(a) Notwithstanding any other provision of this Certificate, this Section 4.8 shall apply during the period commencing upon the adoption of the Certificate and terminating upon the first to occur of the consummation of any Business Combination and the distribution of the Trust Account pursuant to Section 4.8(j). In the event of a conflict between this Section 4.8 and any other Sections, the provisions of this Section 4.8 shall prevail and this Section may not be amended prior to the consummation of a Business Combination without the affirmative vote of the holders of at least two-thirds of the Common Stock, who, being entitled to do so, vote in person or by proxy at a meeting of the Corporation’s stockholders.

(b) Prior to the consummation of any Business Combination, unless one of the following has already occurred prior to the Domestication Effective Time by the CaymanCo, the Corporation shall either:

(i) submit such Business Combination to its stockholders for approval; or

(ii) provide stockholders with the opportunity to have their shares repurchased by means of a tender offer (a “Tender Offer”) for a per-share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the funds held in the Trust Account (net of tax amounts paid by the Corporation) (such withdrawals, the “Permitted Withdrawals”), divided by the number of then-outstanding Public Shares in issue.

(c) If the Corporation initiates any Tender Offer in accordance with Rule 13e-4 and Regulation 14E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) in connection with a Business Combination, it shall file Tender Offer documents with the Securities and Exchange Commission (the “SEC”) prior to completing a Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act.

(d) If, alternatively, the Corporation holds a stockholder vote to approve a proposed Business Combination (or CaymanCo prior to the Domestication Effective Time has held a shareholder vote to approve a proposed Business Combination), the Corporation will conduct any compulsory redemption in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act and not pursuant to the tender offer rules and file proxy materials with the SEC.

(e) At a meeting of the stockholders called for the purposes of approving a Business Combination pursuant to this Section, in the event that such Business Combination is approved by the affirmative vote of the holders of a majority of the Common Stock, who, being entitled to do so, vote in person or by proxy at the meeting of the Corporation’s stockholders (or if prior to the Domestication Effective Time, a majority of the holders of ordinary shares of CaymanCo entitled to vote, have approved the Business Combination), the Corporation shall be authorized to consummate such Business Combination.

(f) Any stockholder holding Public Shares who is not the Sponsor, officer or Director may, contemporaneously with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the “IPO Redemption”), provided that no such stockholder together with any “Affiliate” (meaning, in respect of a person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity) of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act) may exercise this redemption right with respect to more than 15% of the Public Shares sold in the IPO without the Corporation’s prior consent, and provided further that any holder that holds Public Shares beneficially through a nominee must identify itself to the Corporation in connection with any redemption election in order to validly redeem such Public Shares. In connection with any vote held to approve a proposed Business Combination, holders of Public Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Corporation’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two business days prior to the initially scheduled vote on the proposal to approve a Business Combination. If so demanded, the Corporation shall pay any such redeeming stockholder (including any stockholder who submitted Class A Ordinary Shares of CaymanCo to the transfer agent of the Corporation (or CaymanCo) at least two business days prior to any initially scheduled vote by CaymanCo on the proposal to approve a Business Combination if such vote occurred prior to the Domestication Effective Time), regardless of whether such stockholder is voting (or prior to the Domestication Effective Time, has voted) for or against such proposed Business Combination or abstains from voting, a per-share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of a Business Combination, including interest earned on the Trust Account not previously released to the Corporation for Permitted Withdrawals, divided by the number of then-outstanding Public Shares in issue (such redemption price being referred to herein as the “Redemption Price”).

(g) The Redemption Price shall be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions shall be cancelled and share certificates (if any) returned to the relevant stockholders as appropriate.

(h) In the event that the Corporation does not consummate a Business Combination by twenty-one months after the closing of the IPO, such earlier time as the directors may approve or such later time as the stockholders of the Corporation may approve in accordance with the Certificate, the Corporation shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Corporation for Permitted Withdrawals (less up to US$100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares in issue, which redemption will completely extinguish the rights of the holders of such Public Shares as stockholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Corporation’s remaining stockholders and the directors, liquidate and dissolve, subject in the case of sub-sections (ii) and (iii), to its obligations under Delaware law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. If the Corporation shall wind up for any other reason prior to the consummation of a Business Combination, the Corporation shall, as promptly as reasonably possible but not more than ten business days thereafter, follow the foregoing procedures set out in this Section 4.8(h) with respect to the liquidation of the Trust Account, subject to its obligations under Delaware law to provide for claims of creditors and subject to the other requirements of applicable law.

(i) Except for Permitted Withdrawals, none of the funds held in the Trust Account shall be released from the Trust Account:

(i) to the Corporation, until completion of any Business Combination; or

(ii) to the stockholders holding Public Shares, until the earliest of:

(1)	repurchase of shares by means of a Tender Offer pursuant to Section 4.8(b)(ii);

(2)	an IPO Redemption pursuant to Section 4.8(f); or

(3)	a distribution of the Trust Account pursuant to Section 4.8(h).

In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account. The Corporation shall have no obligation to deposit any funds held outside of the Trust Account into the Trust Account for the benefit of holders of Public Shares following the deposit in connection with the IPO of the net proceeds of the IPO and certain of the proceeds of the sale of the private placement shares into the Trust Account. Holders of Public Shares shall have no rights to any funds held by the Corporation outside of the Trust Account upon or following their redemption pursuant to Section 4.8(b)(ii), 4.8(f) or 4.8(h).

(j) After the issue of Public Shares, and prior to the consummation of a Business Combination, the directors shall not, except in connection with the conversion of Class B Common Stock into Common Stock pursuant to Section 4.7(b) and where the holders of such shares have waived any rights to receive funds from the Trust Account, issue additional shares or any other securities that would entitle the holders thereof to:

(i) receive funds from the Trust Account; or

(ii) vote as a class with the Public Shares:

(1)	on a Business Combination or on any other proposal presented to stockholders prior to or in connection with the completion of a Business Combination; or

(2)

to approve an amendment to this Certificate to: (A) extend the time the Corporation has to consummate a Business Combination beyond twenty-one (21) months from the closing of IPO; or (B) amend the foregoing provisions of this Certificate.

(k) The Corporation must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in the Trust Account and taxes payable on the interest earned on the Trust Account) at the time of the Corporation (or CaymanCo) signing the agreement to enter into a Business Combination. An initial Business Combination must not be effectuated solely with another blank check company or a similar company with nominal operations.

(l) The uninterested independent Directors shall approve any transaction or transactions between the Corporation and any of the following parties:

(i) any stockholder owning an interest in the voting power of the Corporation that gives such stockholder a significant influence over the Corporation; and

(ii) any Director or officer of the Corporation and any Affiliate or relative of such director or officer.

(m) Any payment made to members of the audit committee of the Board (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

(n) A Director may vote in respect of any Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

(o) The audit committee of the Board (if one exists) shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the audit committee of he Board shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

(p) The Corporation may enter into a Business Combination with a target business that is Affiliated with a member of the investor group consisting of the Sponsor and its respective Affiliates, successors and assigns (the “Investor Group”), the Directors or officers of the Corporation. In the event the Corporation seeks to complete the Business Combination with a target business that is Affiliated with the Sponsor, officers or Directors, the Corporation, or a committee of independent Directors, will obtain an opinion from an independent investment banking firm or another independent valuation or accounting firm that such a Business Combination or transaction is fair to the Corporation from a financial point of view.

(q) Any Business Combination must be approved by a majority of the independent Directors.

(r) In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with the Sponsor, any Director or officer of the Corporation or any of their respective Affiliates, the Corporation, or a committee of the independent Directors of the Corporation, shall obtain an opinion from an independent accounting firm or an independent investment banking firm that is a member of the Financial Industry Regulatory Authority that such Business Combination is fair to the Corporation from a financial point of view.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the Bylaws of the Corporation (as they may be amended from time to time, “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II, and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II, or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate, and the term of the initial Class III directors shall expire at the third annual meeting of the stockholders following the effectiveness of this Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to Section 5.5 hereof, a director shall hold office until the next annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office, but only for cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting called for that purpose.

Section 5.5 Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

Section 9.1 Corporate Opportunities and Non-Employee Directors.

(a) In recognition and anticipation that members of the Board who are not employees of the Corporation (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith. For purposes of this Article IX, (i) “Affiliate” shall mean, (a) in respect of each Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(b) No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (such Persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.1(c) of this Article IX. Subject to said Section 9.1(c) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(c) The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 9.1(b) of this Article IX shall not apply to any such corporate opportunity.

(d) In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is unable, financially or legally, or is not contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(e) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

(f) Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Certificate (including any Preferred Stock Designation) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any corporate opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

ARTICLE X

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

ARTICLE XI

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section	11.1 Forum.

(a)  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought in the name or right of the Corporation or on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action or proceeding arising or asserting a claim arising pursuant to any provision of the DGCL, this Amended and Restated Certificate (including any Preferred Stock Designation) or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (iv) any action to interpret, apply, enforce or determine the validity of this this Amended and Restated Certificate (including any Preferred Stock Designation) or the Bylaws or (v) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants therein. Furthermore, unless the Corporation consents in writing to the selection of an alternative forum, with respect to claims that are not internal corporate claims (as such term is defined in Section 115(b) of the DGCL), stockholders, when acting in their capacity as stockholders or in the right of the Corporation, shall bring any or all such claims only in the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware, if such claims relate to the business of the Corporation, the conduct of its affairs, or the rights or powers of the Corporation or its stockholders, directors or officers, subject to such Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware, as applicable having personal jurisdiction over the indispensable parties named as defendants therein.

If any action, the subject matter of which is within the scope of this Section11.1(a), is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Section 11.1(a) (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder, in each case to the fullest extent permitted by law. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.1(a).

(b)  Unless the Corporation consents in writing to the selection of an alternative forum, the U.S. federal district courts shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.1(b). Notwithstanding anything herein to the contrary, this Section 11.1(b) shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the rules and regulations under the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Section 11.2 Equitable Relief. Failure to enforce the provisions contained in this Article XI would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

ARTICLE XII

SEVERABILITY

If any provision or provisions (or any part thereof) of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature page follows.]

IN WITNESS WHEREOF, GigCapital7 Corp. has caused this Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

GIGCAPITAL7 CORP.

By:
Name:	Dr. Avi S. Katz
Title:	Chief Executive Officer and President

[Signature Page to Certificate of Incorporation]

ANNEX D

BYLAWS

OF

GIGCAPITAL7 CORP.

(THE “CORPORATION”)

ARTICLE I

OFFICES

Section 1.1. Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2. Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS MEETINGS

Section 2.1. Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2. Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated by the Board in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). Any special meeting previously called may be cancelled upon the affirmative vote of a majority of the Whole Board (as defined below). The “Whole Board” consists of the total number of authorized directors, whether or not there are any vacancies in previously authorized directorships or unfilled newly created directorships.

Section 2.3. Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation (and may not be given by any other person) not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”).

If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, which shall be determined by the Chairman of the Board or the Board in its sole discretion pursuant to a resolution adopted by a majority of the Whole Board, and the business transacted at such meeting shall be limited to the matters so stated by the Board in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and subject to Section 2.2, any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4. Quorum. Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing fifty percent (50%) of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing fifty percent (50%) of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if fifty percent (50%) of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5. Voting of Shares.

(a) Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, designate one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6. Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7. Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary, even if such matter is already the subject of any notice to the stockholders or public announcement from the Board, and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, and a representation that such stockholder will notify the Corporation in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting within five (5) business days after the record date for such meeting, (D) a description of all agreements, arrangements or understandings between or among such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) acting in concert with any of the foregoing in connection with the proposal of such business by such stockholder, and a representation that such stockholder will notify the Corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting within five (5) business days after the record date for such meeting, (E) a description of all agreements, arrangements or understandings (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into as of the date of such stockholder’s notice by, or on behalf of, the stockholder or the beneficial owner, if any, on whose behalf the business proposal is being made and any other person or persons (including their names), the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such person or any other person or persons (including their names) with respect to shares of stock of the Corporation, and a representation that such stockholder will notify the Corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting within five (5) business days after the record date for such meeting, (F) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal of such business is made and any other person or persons (including their names) acting in concert with any of the foregoing, (G) the names and addresses of other stockholders (including beneficial and record owners) known by such stockholder to support the proposal, and to the extent known, the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholders and (H) a representation that such stockholder is a holder of record of shares of the Corporation entitled to vote at the meeting and such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting as determined by the Chairman of the Board or the majority of the Whole Board in its sole discretion as provided for in Section 2.3. In addition to the foregoing, nominations of persons for election to the Board may be made at a special meeting of stockholders at which the Chairman of the Board or two-thirds of the Whole Board, in its sole discretion as provided for in Section 2.3 has provided that directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c) Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8. Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, a chairman as shall be appointed by a majority of the directors present at the meeting from the majority of the independent directors as determined by the listing standards of the Nasdaq Stock Exchange present at the meeting. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9. Consents in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

ARTICLE III

DIRECTORS

Section 3.1. Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware.

Section 3.2. Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting as determined by the Chairman of the Board or two-thirds of the Whole Board, in its sole discretion as provided for in Section 2.3, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the proposed nominee, (B) the principal occupation or employment of the proposed nominee, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the proposed nominee, (D) a written questionnaire with respect to the background and qualification of such proposed nominee, completed and executed by such proposed nominee, in the form to be provided by the Secretary upon written request of any stockholder of record within 10 days of such request, and a written statement and agreement executed by each such proposed nominee acknowledging that such person: (x) consents to being named in the proxy statement as a nominee and to serving as a director if elected, (y) intends to serve as a director for the full term for which such person is standing for election and (z) makes the following representations: (1) that the proposed nominee has read and agrees to adhere to the Corporation’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, any other of the Corporation’s policies or guidelines applicable to directors, including with regard to (A) reporting related party transactions for approval pursuant to the Board’s Audit Committee Charter and (B) securities trading, and (2) that the proposed nominee is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any nomination or other business proposal, issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, and (3) that the proposed nominee is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification (“Compensation Arrangement”) that has not been disclosed to the Corporation in connection with such person’s nomination for director or service as a director and (E) any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, and a representation that such stockholder will notify the Corporation in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting within five (5) business days after the record date for such meeting, (C) a description of all agreements, arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names) acting in concert with any of the foregoing, and a representation that such stockholder will notify the Corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting within five (5) business days after the record date for such meeting, (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into as of the date of such stockholder’s notice by, or on behalf of, the stockholder or the beneficial owner, if any, on whose behalf the nomination is being made and any other person or persons (including their names), the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such person or any other person or persons (including their names) with respect to shares of stock of the Corporation, and a representation that such stockholder will notify the Corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting within five (5) business days after the record date for such meeting, (E) a representation whether such stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination, (F) the names and addresses of other stockholders (including beneficial and record owners) known by such stockholder to support the nomination, and to the extent known, the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholders, (G) a representation that such stockholder is a holder of record of shares of the Corporation entitled to vote at the meeting and such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (H) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee, including any relationships, whether of a personal or business nature, with any of the officers or directors of the Corporation or its subsidiaries that such proposed nominee has or is planning to have.

(e) If a majority of the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV

BOARD MEETINGS

Section 4.1. Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2. Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3. Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board and (b) shall be called by any director on the written request of at least a majority of the Whole Board, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4. Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5. Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6. Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, a chairman elected by a majority of the directors present at the meeting from the majority of the independent directors as determined by the listing standards of the Nasdaq Stock Exchange present at the meeting. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V

COMMITTEES OF DIRECTORS

Section 5.1. Establishment. The Board may by resolution passed by a majority of the Board designate one or more committees (including special or select committees), each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2. Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3. Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4. Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.

ARTICLE VI

OFFICERS

Section 6.1. Officers. The officers of the Corporation elected by the Board shall be a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and such other officers (including without limitation, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers other than the Chief Financial Officer and the Treasurer, if any, (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation, so long as such officers would not constitute executive officers under the U.S. securities laws. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chairman of the Board. The Chairman of the Board shall be elected by a majority of the Board members and shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board, which may be an Executive Chairman of the Board, after consultation with the Chief Executive Officer, shall be responsible to provide the focus and general supervision of the acquisition and financing activities of the Corporation and the selection of outside counsel, subject to the affirmative vote of a majority of the Whole Board to the contrary, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, a chairman elected by a majority of the directors present at the meeting from the majority of the independent directors as determined by the listing standards of the Nasdaq Stock Exchange present at the meeting shall preside at meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may not be held by the same person.

(b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. The position of Chief Executive Officer and President may be held by the same person.

(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g) Chief Financial Officer. The Chief Financial Officer shall be elected by two-thirds of the Board members, and shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(h) Treasurer. The Treasurer shall be elected by two-thirds of the Board members, and shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2. Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3. Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4. Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII

SHARES

Section 7.1. Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2. Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3. Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4. Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5. Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6. Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii) (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7. Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8. Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares prior to or within a reasonable time after the issuance or transfer of such shares.

Section 7.9. Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3. Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4. Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6. Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7. Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8. Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9. Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10. Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2. Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3. Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4. Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5. Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6. Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7. Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8. Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10. Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11. Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12. Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board (directors), or the Chief Executive Officer (officers). The resignation shall take effect at the time specified therein, or at the time of receipt of such notice if no time is specified or the specified time is earlier than the time of such receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective; provided, however, that the resignation of any officer should be reviewed and accepted by the Board before it becomes effective.

Section 9.13. Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14. Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15. Amendments. The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Whole Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power (except as otherwise provided in Section 8.7) of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

ANNEX E

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GIGCAPITAL7 CORP.

[ ], 2026

GigCapital7 Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.

The name of the Corporation is “GigCapital7 Corp.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on [ ], 2026 (the “Original Certificate”), which was filed concurrently with the certificate of corporate domestication in connection with the domestication of GigCapital7 Corp., as an exempted company limited by shares duly incorporated and validly existing under the laws of the Cayman Islands, to a Delaware corporation.

2.

This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with the laws of the Cayman Islands and the Corporation’s Cayman constitutional documents, and effected pursuant to Section 388 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3.	This Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4.	The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is “Hadron Energy, Inc.” (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 625,000,000 shares, consisting of (a) 615,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (b) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the Bylaws of the Corporation (as they may be amended from time to time, “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II, and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II, or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, and the term of the initial Class III directors shall expire at the third annual meeting of the stockholders following the effectiveness of this Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to Section 5.5 hereof, a director shall hold office until the next annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director

(and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office, but only for cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting called for that purpose.

Section 5.5 Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this

Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

Section 9.1 Corporate Opportunities and Non-Employee Directors.

(a) In recognition and anticipation that members of the Board who are not employees of the Corporation (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith. For purposes of this Article IX, (i) “Affiliate” shall mean, (a) in respect of each Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(b) No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (such Persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.1(c) of this Article IX. Subject to said Section 9.1(c) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(c) The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 9.1(b) of this Article IX shall not apply to any such corporate opportunity.

(d) In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is unable, financially or legally, or is not contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(e) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

(f) Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate (including any Preferred Stock Designation) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any corporate opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

ARTICLE X

AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

ARTICLE XI

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1 Forum.

(a) Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought in the name or right of the Corporation or on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action or proceeding arising or asserting a claim arising pursuant to any provision of the DGCL, this Amended and Restated Certificate (including any Preferred Stock Designation) or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (iv) any action to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate (including any Preferred Stock Designation) or the Bylaws or (v) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants therein. Furthermore, unless the Corporation consents in writing to the selection of an alternative forum, with respect to claims that are not internal corporate claims (as such term is defined in Section 115(b) of the DGCL), stockholders, when acting in their capacity as stockholders or in the right of the Corporation, shall bring any or all such claims only in the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware, if such claims relate to the business of the Corporation, the conduct of its affairs, or the rights or powers of the Corporation or its stockholders, directors or officers, subject to such Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware, as applicable having personal jurisdiction over the indispensable parties named as defendants therein.

If any action, the subject matter of which is within the scope of this Section 11.1(a), is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Section 11.1(a) (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder, in each case to the fullest extent permitted by law. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.1(a).

(b) Unless the Corporation consents in writing to the selection of an alternative forum, the U.S. federal district courts shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.1(b). Notwithstanding anything herein to the contrary, this Section 11.1(b) shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the rules and regulations under the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Section 11.2 Equitable Relief. Failure to enforce the provisions contained in this Article XI would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

ARTICLE XII

SEVERABILITY

If any provision or provisions (or any part thereof) of this Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature page follows.]

IN WITNESS WHEREOF, Hadron Energy, Inc. has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

HADRON ENERGY, INC.

By:
Name:	Dr. Avi S. Katz
Title:	Chief Executive Officer and President

[Signature Page to Amended and Restated Certificate of Incorporation]

ANNEX F

BYLAWS

OF

GIGCAPITAL7 CORP.

(THE “CORPORATION”)

ARTICLE I

OFFICES

Section 1.1. Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2. Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS MEETINGS

Section 2.1. Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 10.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2. Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated by the Board in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 10.5(a). Any special meeting previously called may be cancelled upon the affirmative vote of a majority of the Whole Board (as defined below). The “Whole Board” consists of the total number of authorized directors, whether or not there are any vacancies in previously authorized directorships or unfilled newly created directorships.

Section 2.3. Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 10.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation (and may not be given by any other person) not less than 10 nor more than 60 days before the date of

F-1

the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, which shall be determined by the Chairman of the Board or the Board in its sole discretion pursuant to a resolution adopted by a majority of the Whole Board, and the business transacted at such meeting shall be limited to the matters so stated by the Board in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and subject to Section 2.2, any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4. Quorum. Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing fifty percent (50%) of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing fifty percent (50%) of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if fifty percent (50%) of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5. Voting of Shares.

(a) Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 10.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

F-2

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 10.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, designate one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented

F-3

by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6. Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 10.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7. Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary, even if such matter is already the subject of any notice to the stockholders or public announcement from the Board, and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).

F-4

(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, and a representation that such stockholder will notify the Corporation in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting within five (5) business days after the record date for such meeting, (D) a description of all agreements, arrangements or understandings between or among such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) acting in concert with any of the foregoing in connection with the proposal of such business by such stockholder, and a representation that such stockholder will notify the Corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting within five (5) business days after the record date for such meeting, (E) a description of all agreements, arrangements or understandings (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into as of the date of such stockholder’s notice by, or on behalf of, the stockholder or the beneficial owner, if any, on whose behalf the business proposal is being made and any other person or persons (including their names), the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such person or any other person or persons (including their names) with respect to shares of stock of the Corporation, and a representation that such stockholder will notify the Corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting within five (5) business days after the record date for such meeting, (F) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal of such business is made and any other person or persons (including their names) acting in concert with any of the foregoing, (G) the names and addresses of other stockholders (including beneficial and record owners) known by such stockholder to support the proposal, and to the extent known, the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholders and (H) a representation that such stockholder is a holder of record of shares of the Corporation entitled to vote at the meeting and such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

F-5

(iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting as determined by the Chairman of the Board or the majority of the Whole Board in its sole discretion as provided for in Section 2.3. In addition to the foregoing, nominations of persons for election to the Board may be made at a special meeting of stockholders at which the Chairman of the Board or two-thirds of the Whole Board, in its sole discretion as provided for in Section 2.3 has provided that directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c) Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8. Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, a chairman as shall be appointed by a majority of the directors present at the meeting from the majority of the independent directors as determined by the listing standards of the Nasdaq Stock Exchange present at the meeting. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9. Consents in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

ARTICLE III

DIRECTORS

Section 3.1. Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are

F-6

not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware.

Section 3.2. Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting as determined by the Chairman of the Board or two-thirds of the Whole Board, in its sole discretion as provided for in Section 2.3, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the proposed nominee, (B) the principal occupation or employment of the proposed nominee, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the proposed nominee, (D) a written questionnaire with respect to the background and qualification of such proposed nominee, completed and executed by such proposed nominee, in the form to be provided by the Secretary upon written request of any stockholder of record within 10 days of such request, and a written statement and agreement executed by each such proposed nominee acknowledging that such

F-7

person: (x) consents to being named in the proxy statement as a nominee and to serving as a director if elected, (y) intends to serve as a director for the full term for which such person is standing for election and (z) makes the following representations: (1) that the proposed nominee has read and agrees to adhere to the Corporation’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, any other of the Corporation’s policies or guidelines applicable to directors, including with regard to (A) reporting related party transactions for approval pursuant to the Board’s Audit Committee Charter and (B) securities trading, and (2) that the proposed nominee is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any nomination or other business proposal, issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, and (3) that the proposed nominee is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification (“Compensation Arrangement”) that has not been disclosed to the Corporation in connection with such person’s nomination for director or service as a director and (E) any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, and a representation that such stockholder will notify the Corporation in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting within five (5) business days after the record date for such meeting, (C) a description of all agreements, arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names) acting in concert with any of the foregoing, and a representation that such stockholder will notify the Corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting within five (5) business days after the record date for such meeting, (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into as of the date of such stockholder’s notice by, or on behalf of, the stockholder or the beneficial owner, if any, on whose behalf the nomination is being made and any other person or persons (including their names), the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such person or any other person or persons (including their names) with respect to shares of stock of the Corporation, and a representation that such stockholder will notify the Corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting within five (5) business days after the record date for such meeting, (E) a representation whether such stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination, (F) the names and addresses of other stockholders (including beneficial and record owners) known by such stockholder to support the nomination, and to the extent known, the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholders, (G) a representation that such stockholder is a holder of record of shares of the Corporation entitled to vote at the meeting and such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (H) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. The Corporation may require any proposed nominee to furnish such other information as it may

F-8

reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee, including any relationships, whether of a personal or business nature, with any of the officers or directors of the Corporation or its subsidiaries that such proposed nominee has or is planning to have.

(e) If a majority of the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV

BOARD MEETINGS

Section 4.1. Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2. Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3. Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board and (b) shall be called by any director on the written request of at least a majority of the Whole Board, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 10.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be

F-9

transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 10.4.

Section 4.4. Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5. Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6. Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, a chairman elected by a majority of the directors present at the meeting from the majority of the independent directors as determined by the listing standards of the Nasdaq Stock Exchange present at the meeting. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V

COMMITTEES OF DIRECTORS

Section 5.1. Establishment. The Board may by resolution passed by a majority of the Board designate one or more committees (including special or select committees), each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2. Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3. Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

F-10

Section 5.4. Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.

ARTICLE VI

OFFICERS

Section 6.1. Officers. The officers of the Corporation elected by the Board shall be a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and such other officers (including without limitation, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers other than the Chief Financial Officer and the Treasurer, if any, (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation, so long as such officers would not constitute executive officers under the U.S. securities laws. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chairman of the Board. The Chairman of the Board shall be elected by a majority of the Board members and shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board, which may be an Executive Chairman of the Board, after consultation with the Chief Executive Officer, shall be responsible to provide the focus and general supervision of the acquisition and financing activities of the Corporation and the selection of outside counsel, subject to the affirmative vote of a majority of the Whole Board to the contrary, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, a chairman elected by a majority of the directors present at the meeting from the majority of the independent directors as determined by the listing standards of the Nasdaq Stock Exchange present at the meeting shall preside at meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may not be held by the same person.

(b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. The position of Chief Executive Officer and President may be held by the same person.

F-11

(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g) Chief Financial Officer. The Chief Financial Officer shall be elected by two-thirds of the Board members, and shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(h) Treasurer. The Treasurer shall be elected by two-thirds of the Board members, and shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2. Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

F-12

Section 6.3. Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4. Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII

SHARES

Section 7.1. Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2. Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3. Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4. Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

F-13

Section 7.5. Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6. Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii) (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7. Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends

F-14

or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8. Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares prior to or within a reasonable time after the issuance or transfer of such shares.

Section 7.9. Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

F-15

Section 8.2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3. Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4. Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6. Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture,

F-16

trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7. Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8. Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9. Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10. Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX

LOCK-UP

Section 9.1 Lock-Up

(a) Each Lock-Up Holder may not effect any Transfer of any Lock-Up Securities Beneficially Owned or otherwise held by such Lock-Up Holder during the Lock-Up Period (as defined below); provided, that such prohibition shall not apply to Transfers permitted pursuant to Section 9.2. The “Lock-Up Period” shall be the period commencing on the Closing Date and ending on the date that is the earlier to occur of: (a) six (6) months following the Closing Date; (b) subsequent to the Closing, the date on which the reported closing price of one share of Common Stock quoted on The Nasdaq Stock Market LLC, the New York Stock Exchange or the NYSE American (or the exchange on which the shares of Common Stock are then listed) equals or exceeds eleven dollars and fifty cents ($11.50) per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like occurring after the Closing Date) for any twenty (20) Trading Days (as defined below) within any thirty (30) consecutive Trading Day period commencing at least ninety (90) days after the Closing Date; and (c) subsequent to the Closing, the date on which the Corporation completes a liquidation,

F-17

merger, stock exchange or other similar transaction that results in all of the Corporation’s stockholders having the right to exchange their Securities for cash, securities or other property. “Trading Day” means a day on which shares of Common Stock are actually traded on the principal securities exchange or securities market on which shares of Common Stock are then traded; provided, however, that if the Common Stock is not so listed or admitted for trading, Trading Day means a business say. For the avoidance of any doubt, each Lock-Up Holder shall retain all of his, her or its rights as a stockholder of the Corporation during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Securities.

(b) Where used in this Article IX, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 9.1(b):

“Affiliate” of a specified person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person (provided that if a Lock-Up Holder is a venture capital, private equity or angel fund, no portfolio company of such Lock-Up Holder will be deemed an Affiliate of such Lock-Up Holder).

“Beneficially Own” means, with regard to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act. Similar terms such as “Beneficial Ownership” and “Beneficial Owner” have the corresponding meanings.

“Business Combination Agreement” shall mean that certain Business Combination Agreement by and between GigCapital7 Corp. (a predecessor to the Corporation), MMR Merger Sub, Inc. a Delaware corporation, and Hadron Energy., dated as of September 27, 2025, as amended from time to time.

“Closing Date” shall mean the date that the closing of the Merger contemplated by the Business Combination Agreement.

“Family Member” means with respect to any individual, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such individual or any trust created for the benefit of such individual or of which any of the foregoing is a beneficiary.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share.

“Hadron Energy” means Hadron Energy, Inc., a Delaware corporation, prior to its Merger into MMR Merger Sub, Inc.

“Lock-Up Holder” means a holder of shares of Common Stock issued (i) as consideration pursuant to the merger of MMR Merger Sub, Inc., a Delaware corporation, with and into Hadron Energy (the “Merger”), and (ii) to directors, officers and employees of the Corporation upon the settlement or exercise of stock options or other equity awards outstanding as of immediately following the closing of the Merger in respect of awards of Hadron Energy outstanding immediately prior to the closing of the Merger.

“Lock-Up Securities” means any Securities Beneficially Owned by a Lock-Up Holder as of immediately following the Closing Date, other than (i) any security received pursuant to an incentive plan adopted by the Corporation on or after the Closing Date, or (ii) any Securities acquired in open market transactions.

“Permitted Transferee” means with respect to any Person, (a) in the case of an individual: (i) any Family Member of such Person by bona fide gift, (ii) any Affiliate of any Family Member of such Person or to a trust, the beneficiary of which is a Family Member or an Affiliate of such Person, or to a charitable organization, (iii) a Person by virtue of the laws of descent and distribution upon death of such Person, (iv) a Person pursuant to a qualified domestic relations order, and (b) in the case of an entity, (i) any Affiliate of such Person or to any investment fund or other entity controlled or managed by such Person, (ii) if the undersigned is a corporation,

F-18

partnership, limited liability company or other business entity, its stockholders, partners, members or other equityholders, and (c) the Corporation in connection with the repurchase of shares of Common Stock issued pursuant to equity awards granted under a stock incentive plan or other equity award plan.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Securities” means (a) any shares of capital stock of the Corporation, (b) any shares of capital stock issued or issuable upon the exercise of any warrant or other right to acquire shares of such capital stock and (c) any equity securities of the Corporation that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a) or (b) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction.

“Transfer” means, excluding entry into the Business Combination Agreement and the consummation of the transactions contemplated thereby, including entry into any lock-up agreements therewith, any (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) the public announcement of any intention to effect any transaction specified in clause (a) or (b).

Section 9.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this Article IX, during the Lock-Up Period, each Lock-Up Holder may Transfer, without the consent of the Corporation, any of such Lock-Up Holder’s Lock-Up Securities (a) to any of such Lock-Up Holder’s Permitted Transferees, upon written notice to the Corporation or (b) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their Securities for cash, securities or other property; provided, that in connection with any Transfer of such Lock-Up Securities, the restrictions and obligations contained in Section 9.1 and this Section 9.2 will continue to apply to such Lock-Up Securities after any Transfer of such Lock-Up Securities. Notwithstanding the foregoing provisions of this Article IX, a Lock-Up Holder may enter into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act relating to the sale of Lock-Up Holder’s Lock-Up Securities, provided that (A) the securities subject to such plan may not be sold until after the expiration of the Lock-Up Period and (B) the Corporation shall not be required to effect, and the Lock-Up Holder shall not effect or cause to be effected, any public filing, report or other public announcement regarding the establishment of the trading plan.

ARTICLE X

MISCELLANEOUS

Section 10.1. Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 10.5 hereof, then such meeting shall not be held at any place.

F-19

Section 10.2. Fixing Record Dates.

(a)  In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 10.2(a) at the adjourned meeting.

(b)  In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 10.3. Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when

F-20

deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate

F-21

need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 10.4. Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 10.5. Meeting Attendance via Remote Communication Equipment.

(a)  Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b)  Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 10.6. Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 10.7. Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 10.8. Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the

F-22

Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 10.9. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 10.10. Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 10.11. Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 10.12. Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board (directors), or the Chief Executive Officer (officers). The resignation shall take effect at the time specified therein, or at the time of receipt of such notice if no time is specified or the specified time is earlier than the time of such receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective; provided, however, that the resignation of any officer should be reviewed and accepted by the Board before it becomes effective.

Section 10.13. Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 10.14. Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 10.15. Amendments. The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Whole Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power (except as otherwise provided in Section 8.7) of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

F-23

ANNEX G

Execution Version

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of September 27, 2025, is entered into by and among GigAcquisitions7 Corp., a Cayman Islands exempted company (the “Sponsor”), GigCapital7 Corp., a Cayman Islands exempted company (“GigCapital7”), and Hadron Energy, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, concurrently herewith, the Company, MMR Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and GigCapital7 are entering into a Business Combination Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “BCA”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of GigCapital7;

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the BCA;

WHEREAS, the Sponsor is currently the holder of record and the “beneficial owner” (within the meaning Rule 13d-3 under the Exchange Act) of 10,107,246 shares of GigCapital7 Common Stock (the “Sponsor Shares”) and 3,719,000 Cayman Purchaser Private Placement Warrants (the “Sponsor Warrants”); and

WHEREAS, as a condition and inducement to the willingness of GigCapital7 and the Company to enter into the BCA and to contemplate the transactions contemplated therein, GigCapital7, the Company and the Sponsor are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Sponsor, GigCapital7 and the Company hereby agree as follows:

1. Voting Agreement. The Sponsor agrees that, at the GigCapital7 Stockholders’ Meeting, at any other meeting of the stockholders of GigCapital7 (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of the stockholders of GigCapital7 or in any circumstances upon which a vote, consent or other approval with respect to the BCA, the Merger or any other transactions contemplated by the BCA is sought, the Sponsor shall:

a. when such meeting is held, appear at such meeting or otherwise cause the Sponsor Shares to be counted as present thereat for the purpose of establishing a quorum;

b. vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares:

(i) in favor of the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA or, if there are insufficient votes in favor of granting the approval and adoption of the BCA, the Merger and other transactions contemplated by the BCA, in favor of the adjournment or postponement of such meeting of the stockholders of GigCapital7 to a later date;

(ii) against any business combination agreement or business combination, merger agreement or merger (other than the BCA and the Merger), scheme of arrangement, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by GigCapital7 or any public offering of equity securities of GigCaptial7; (iii) against any change in the business, management or board of directors of GigCapital7 (other than in connection with the Purchaser Shareholder Approval); (iv) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of GigCapital7 under the BCA or that would reasonably be expected to result in the failure of the Merger from being consummated; and (v) in favor of each of the proposals and any other matters necessary or reasonably requested by GigCapital7 for consummation of the Merger and the other transactions contemplated by the BCA; and

c. vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares against (i) any business combination proposal other than with the Company; (ii) any other proposal, action or agreement, including but not limited to, any amendment of the Organizational Documents of GigCapital7 or any other proposal or transaction involving GigCapital7 or any of its Subsidiaries, which amendment, proposal, transaction or action, in each case, would reasonably be expected to (x) impede, interfere with, delay, postpone or attempt to discourage, frustrate the purpose of, result in the termination or failure to consummate of, prevent or nullify any provision of, this Agreement, the BCA or any other obligation or agreement in connection with the BCA or any of the Transactions or adversely affect the Merger or any of the Transactions, or (y) result in a breach in any respect of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement, the BCA or any other obligation or agreement in connection with the BCA or the Transactions; and (iii) change in any manner the voting rights of any class of GigCapital7’s share capital.

2. Transfer of Shares. Except as otherwise contemplated by the BCA or this Agreement, the Sponsor agrees that it shall not, directly or indirectly, (a) sell, offer to sell, assign, transfer or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), create any lien or pledge, or otherwise encumber, hedge or utilize a derivative to transfer the economic interest in, or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to any of the foregoing, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, with respect to any of the Sponsor Shares to any Person other than pursuant to the Merger or otherwise agree to do any of the foregoing, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Sponsor Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, (c) deposit any Sponsor Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Sponsor Shares), or enter into any other agreement, with respect to any Sponsor Shares, (d) enter into any contract, option or other arrangement or undertaking requiring the direct acquisition or sale, assignment, transfer or other disposition of any Sponsor Shares, (e) publicly announce any intention to effect any transaction specified in clauses (a) through (d) (the actions specified in (a) through (d), collectively, a “Transfer”), (f) take any action that would make any representation or warranty of Sponsor herein untrue or incorrect, or have the effect of preventing or disabling Sponsor from performing its obligations hereunder, or (g) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of Sponsor’s representations or warranties contained herein untrue or incorrect or would have the effect of preventing or delaying Sponsor from performing any of its obligations hereunder. Any action attempted to be taken in violation of the preceding sentences will be null and void. Without limiting the foregoing, and for the avoidance of doubt, (x) the Sponsor may make Transfers of the Sponsor Shares (i) pursuant to this Agreement and (ii) upon the consent of the Company and GigCapital7, and (y) the Sponsor agrees to comply, during the term of this Agreement, with the provisions of section 9 of that certain letter agreement, dated August 28, 2024, by and among GigCapital7, Sponsor, Craft Capital Management LLC, and EF Hutton LLC (the “Letter Agreement”). Sponsor hereby authorizes and requests GigCapital7 or the Company to notify GigCapital7’s transfer agent that there is a stop transfer order with respect to all of the Sponsor Shares (and that this Agreement places limits on the voting of the Sponsor Shares). Sponsor agrees with, and covenants to, GigCapital7 and the Company that Sponsor shall not request that GigCapital7 register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Sponsor Shares.

3. No Solicitation of Transactions. The Sponsor agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any transaction in violation of the BCA or (b) participate in any discussions or negotiations regarding, or furnish to any Person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, a business combination proposal or other transaction in violation of the BCA. Sponsor shall, and shall cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any Person (other than with the Company, its stockholders and their respective affiliates and Representatives) conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a business combination proposal. If the Sponsor receives any inquiry or proposal with respect to a business combination proposal, then Sponsor shall promptly (and in no event later than twenty-four (24) hours after the Sponsor becomes aware of such inquiry or proposal) notify such Person in writing that GigCapital7 is subject to an exclusivity agreement with respect to the Merger that prohibits Sponsor from considering such inquiry or proposal.

4. Certain Other Covenants of the Sponsor.

a. Revoke Other Proxies. The Sponsor represents and warrants that any proxies heretofore given in respect of the Sponsor Shares that may still be in effect are not irrevocable, and such proxies have been or are hereby revoked.

b. Irrevocable Proxy. The Sponsor hereby irrevocably grants to, and appoints, the Company and any individual designated in writing by the Company, and each of them individually, as the Sponsor’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Sponsor, to vote the Sponsor Shares, or grant a written consent or approval in respect of the Sponsor Shares in a manner consistent with this Section 4.b. The Sponsor understands and acknowledges that the Company and GigCapital7 are entering into the BCA in reliance upon Sponsor’s execution and delivery of this Agreement. The Sponsor hereby affirms that the irrevocable proxy set forth in this Section 4.b is given in connection with the execution of the BCA, and that such irrevocable proxy is given to secure the performance of the duties of the Sponsor under this Agreement. The Sponsor hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Sponsor hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. SUCH IRREVOCABLE PROXY IS EXECUTED AND INTENDED TO BE IRREVOCABLE IN ACCORDANCE WITH THE PROVISIONS OF THE POWERS OF ATTORNEY ACT OF THE CAYMAN ISLANDS (REVISED). The irrevocable proxy granted hereunder shall only terminate upon the termination of this Agreement.

c. No Redemption. The Sponsor irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, the Sponsor shall not elect to cause GigCapital7 to redeem any Sponsor Shares now or at any time legally or beneficially owned by Sponsor, or submit or surrender any of its Sponsor Shares for redemption, in connection with the Transactions or otherwise.

d. New Shares. In the event (i) any securities of GigCapital7 are issued or otherwise distributed to the Sponsor pursuant to any stock dividend or distribution, or any change in any of the shares of GigCapital7 or other share capital of GigCapital7 by reason of any stock split- up, recapitalization, combination, exchange of shares or the like (in all cases in respect of securities of GigCapital7), (ii) the Sponsor acquires legal or beneficial ownership of any shares of GigCapital7 after the date of this Agreement, or (iii) the Sponsor acquires the right to vote or share in the voting of any share of GigCapital7 after the date of this Agreement (together the “New Securities”), the term “Sponsor Shares” shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of the Sponsor Shares may be changed or exchanged into).

e. Binding Effect of BCA. Sponsor hereby acknowledges that it has read the BCA and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Sponsor shall be bound by and comply with Section 6.15 (Public Announcements) of the BCA (and any relevant definitions contained in any such Sections) as if Sponsor was an original signatory to the BCA with respect to such provisions.

5. Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants to GigCapital7 and the Company as follows:

a. The Sponsor (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted; (ii) Sponsor is duly licensed or qualified and in good standing (to the extent such concept is applicable in Sponsor’s jurisdiction of formation) as a foreign or extra- provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (to the extent such concept is applicable in Sponsor’s jurisdiction of formation), as applicable, except where the failure to be so licensed or qualified or in good standing would not have a material adverse effect on the ability of Sponsor to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; (iii) has all requisite corporate power and authority and has taken all corporate action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and all corporate actions on the part of Sponsor necessary for the authorization, execution and delivery of this Agreement and the performance of all its obligations hereunder (including any board approval) have been taken; (iv) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Sponsor Shares, (v) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement. This Agreement has been duly executed and delivered by the Sponsor and constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Sponsor.

b. The Sponsor is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Sponsor Shares, free and clear of Liens or any other liabilities or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Sponsor Shares (other than transfer restrictions under the Securities Act)), other than as created by this Agreement or Sponsor’s organizational documents or the organizational documents of GigCapital7 (including, without limitation, for the purposes hereof, any agreement between or among stockholders of GigCapital7). Sponsor does not own of record or beneficially any shares or warrants of GigCapital7 other than the Sponsor Shares and the Sponsor Warrants. Sponsor has the sole right to vote the Sponsor Shares, and none of the Sponsor Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Sponsor Shares, except as contemplated by this Agreement.

c. Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notifications, notices, submissions, applications, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Sponsor from, or to be given by the Sponsor to, or be made by the Sponsor with, any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance by the Sponsor of this Agreement, the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the BCA.

d. The execution, delivery and performance of this Agreement by the Sponsor does not, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the BCA will not, constitute or result in (i) a breach or violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including the acceleration of any obligation of Sponsor) or cancellation under (A) any order, notice or other communication by any Governmental Authority, (B) the memorandum of association and the articles of association or similar governing documents of the Sponsor, (C) any applicable Law, (D) any Contract to which Sponsor is a party or by which its assets are bound, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Sponsor pursuant to any Contract binding upon the Sponsor or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 1, under any applicable Law to which the Sponsor is subject or (iii) any change in the rights or obligations of any party under any contract legally binding upon the Sponsor, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Sponsor’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Merger or the other transactions contemplated by the BCA.

e. As of the date of this Agreement, there is no action, proceeding or investigation pending against the Sponsor or, to the knowledge of the Sponsor, threatened against the Sponsor that questions the beneficial or record ownership of the Sponsor Shares, the validity of this Agreement or the performance by the Sponsor of its obligations under this Agreement.

f. The Sponsor understands and acknowledges that each of GigCapital7 and the Company is entering into the BCA in reliance upon the Sponsor’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Sponsor contained herein. Sponsor has received a copy of the BCA and is familiar with the provisions of the BCA. For the avoidance of doubt, by executing this Agreement, Sponsor hereby consents to GigCapital7 entering into the BCA.

g. The Sponsor is a sophisticated shareholder and has adequate information concerning the business and financial condition of GigCapital7 and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the BCA and has independently and without reliance upon GigCapital7 or the Company and based on such information as Sponsor has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Sponsor acknowledges that GigCapital7 and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Sponsor acknowledges that the agreements contained herein with respect to the Sponsor Shares held by Sponsor are irrevocable.

h. The Sponsor understands that the securities that the Sponsor will receive in connection with the BCA and the Transactions, including the Domestication and conversion of securities provided for upon the Merger, will be “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Sponsor must hold such consideration indefinitely unless (i) such shares are registered with the SEC and qualified by state authorities, or (ii) an exemption from such registration and qualification requirements is available, and that any certificates or book entries representing the Domesticated Purchaser Common Stock shall contain a legend to such effect.

i. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the BCA based upon arrangements made by Sponsor for which Sponsor, GigCapital7 or any of its Affiliates may become liable.

6. Termination of Sponsor Affiliate Arrangements. Each of the Sponsor and GigCapital7 hereby agree that each agreement as of the Effective Time between GigCapital7 (or any of its subsidiaries), on the one hand, and Sponsor or any of Sponsor’s Affiliates (other than GigCapital7 or any of GigCapital7’s subsidiaries), on the other hand (but excluding any agreements with respect to the indemnification of GigCapital7’s directors and officers (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of GigCapital7 and permitted by Law)) (such agreements, together, the “Sponsor Affiliate Agreements”) will be terminated effective as of the Effective Time, and thereupon shall be of no further force or effect, without any further action on the part of either of the Sponsor or the Company, and on and from the Effective Time neither GigCapital7, the Sponsor, nor any of their respective affiliates or subsidiaries shall have any further rights, duties, liabilities or obligations under any of the Sponsor Affiliate Agreements and each of Sponsor and GigCapital7 (for and on behalf of its affiliates and subsidiaries) hereby releases in full any and all claims with respect thereto with effect on and from the Effective Time; provided, however, that any loans made by the Sponsor (or any of its Affiliates) to GigCapital7 prior to the Effective Time, which shall be due and payable at the Effective Time unless converted at Sponsor’s option pursuant to their terms and the IPO Prospectus, shall not be deemed terminated by this provision, and shall remain outstanding until the repayment is made in conjunction with the Closing or the conversion occurs.

7. Mutual Release.

a. Sponsor Release. Sponsor, on its own behalf and on behalf of each of its Affiliates (other than GigCapital7 or any of GigCapital7’s Subsidiaries) and each of its and their successors, assigns and executors (each, a “Sponsor Releasor”), effective as at the Effective Time, shall be deemed to have, and hereby does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge the Company, GigCapital7, their respective subsidiaries (if any) and the Company’s Subsidiaries and its and their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Sponsor Releasee”), from (i) any and all obligations or duties of the Company, GigCapital7 or any of their respective Subsidiaries (if any) has prior to or as of the Effective Time to such Sponsor Releasor or (ii) all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Sponsor Releasor has prior to or as of the Effective Time, against any Sponsor Releasee arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Effective Time (except in the event of fraud on the part of a Sponsor Releasee); provided, however, that nothing contained in this Section 7.a shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Agreement; the BCA or other agreements made in connection therewith or the Organizational Documents of GigCapital7, including for any amounts owed pursuant to the terms set forth therein, (ii) for indemnification or contribution, in any Sponsor Releasor’s capacity as an officer or director of GigCapital7, (iii) arising under any then-existing insurance policy of GigCapital7, (iv) pursuant to a contract and/or GigCapital7 policy, to reimbursements for reasonable and necessary business expenses incurred and documented prior to the Effective Time, (v) with respect to the payment of any board advisory fees, as disclosed in the Purchaser SEC Reports, including any deferral thereof; or (vi) for any claim for fraud.

b. Company Release. Each of the Company, GigCapital7 and their respective Subsidiaries (if any) and each of its and their successors, assigns and executors (each, a “Company Releasor”), effective as at the Effective Time, shall be deemed to have, and hereby does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge Sponsor and its respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Company Releasee”), from (i) any and all obligations or duties such Company Releasee has prior to or as of the Effective

Time to such Company Releasor, (ii) all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Company Releasor has, may have or might have or may assert now or in the future, against any Company Releasee arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Effective Time (except in the event of fraud on the part of a Company Releasee); provided, however, that nothing contained in this Section 7.b shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Agreement or the Transaction Documents, or (ii) for any claim for fraud.

8. Further Assurances. From time to time, at either GigCapital7’s or the Company’s request and without further consideration, the Sponsor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

9. Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in GigCapital7’s capital stock by reason of any stock split, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the intended rights, privileges, duties and obligations hereunder shall be given full effect.

10. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Sponsor, GigCapital7 and the Company.

11. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 12):

if to GigCapital7, to:

GigCapital7 Corp.

1731 Embarcadero Road, Suite 200

Palo Alto, CA 94303

Attention: Dr. Avi S. Katz, Chief Executive Officer and Chairman of the Board; Dr. Raluca Dinu, Director

Email: ***; ***

with a copy to:

DLA Piper LLP (US)

555 Mission Street

Suite 2400

San Francisco, CA 94105

Attention: Jeffrey Selman; John Maselli

Email: jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com if to the Sponsor, to:

GigAcquisitions7 Corp.

1731 Embarcadero Road, Suite 200

Palo Alto, CA 94303

Attention: Dr. Avi S. Katz, Chief Executive Officer

Email: ***

if to the Company, to:

Hadron Energy, Inc.

3 Twin Dolphin Drive, STE 260

Redwood City, CA 94065

Attention: Samuel Gibson

Email: ***

with a copy to:

Duane Morris LLP

901 New York Avenue N.W., Suite 700 East

Washington, DC 20001

Attention: Andy Tucker

Email: ATucker@duanemorris.com

13. Entire Agreement. This Agreement and the BCA constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

14. No Third-Party Beneficiaries. The Sponsor hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of GigCapital7 and the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.

15. Governing Law; Venue; WAIVER OF JURY TRIAL.

a. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

b. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (x) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (y) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than with respect to any appellate court thereof and other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law. Each of the parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

c. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHERS HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.c.

16. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

17. Specific Performance. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

18. Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

19. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

20. Termination. This Agreement shall terminate upon the earliest of (a) the Closing of the Merger (provided, however, that upon such termination, Section 7 shall survive in accordance with its terms), (b) the termination of the BCA in accordance with its terms, and (c) the time this Agreement is terminated upon the mutual written agreement of GigCapital7, the Company and the Sponsor.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

GIGCAPITAL7:

GIGCAPITAL7 CORP.

By:	/s/ Dr. Avi S. Katz
Name: Dr. Avi S. Katz
Title: Chief Executive Officer

SPONSOR:

GIGACQUISITIONS7 CORP.

By:	/s/ Dr. Avi S. Katz
Name: Dr. Avi S. Katz
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

THE COMPANY:

HADRON ENERGY, INC.

By:	/s/ Samuel Gibson
Name: Samuel Gibson
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

ANNEX H

Execution Version

Transaction Support Agreement

TRANSACTION SUPPORT AGREEMENT, dated as of September 27, 2025 (this “Agreement”), by and among GigCapital7 Corp., a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to Closing) (“GigCapital7”), and certain of the stockholders of Hadron Energy, Inc., a Delaware corporation (the “Company”), whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, GigCapital7, MMR Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of GigCapital7 (“Merger Sub”), and the Company have negotiated a Business Combination Agreement in the form attached hereto as Exhibit B (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of GigCapital7;

WHEREAS, as of the date hereof, each Stockholder owns of record the number of shares of Company Common Stock as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Company Common Stock and any shares of Company Common Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the “Shares”); and

WHEREAS, as a condition and inducement to the Company’s and GigCapital7’s willingness to enter into the BCA and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. BCA Approved; Agreement to Vote. Each Stockholder, with respect to such Stockholder’s Shares, severally and not jointly, at any meeting of the Stockholders of the Company or at any adjournment thereof, and in any action by written consent of the Stockholders of the Company (which written consent shall be delivered promptly, and in any event within forty eight (48) hours, after the Company requests such delivery) or in any other circumstances upon which a vote, consent or other approval with respect to the BCA, the Merger or any other Transaction is sought, hereby agrees (i) that if a meeting is held, such Stockholder will appear at such meeting or otherwise cause its Shares to be counted as present at such meeting for purposes of establishing a quorum, (ii) agrees to vote all of the Shares held by such Stockholder at such time in favor of the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA, provided in all cases that no changes have been made in the BCA or in the Merger or related transactions or ancillary agreements under the BCA that are material to one or more of the Stockholders. Provided no changes are made in the BCA or in the Merger or related transactions or ancillary agreements under the BCA that are material to one or more of the Stockholders, each Stockholder, severally and not jointly, hereby agrees to vote at any meeting of the Stockholders of the Company or at any adjournment thereof, and to act by written consent of Company Stockholders or in any other circumstances upon which a vote, consent or other approval with respect to the

BCA, the Merger or any other Transaction is sought, against any action, agreement, transaction or proposal that would cause a material breach of any covenant, representation, warranty or other obligation or agreement of the Company under the BCA or that would reasonably be expected, in any material respect, impede, interfere with, delay or attempt to discourage, frustrate the purpose of, or prevent the Merger from being consummated, or that would result in a breach by the Company of, prevent or nullify any provision of the BCA, the Merger or any other Transaction or change in any manner the voting rights of any class of the Company’s share capital. Each Stockholder acknowledges receipt and review of a copy of the BCA.

2. Termination of Stockholder Rights. Subject to consummation of the Closing pursuant to the BCA, each Stockholder, severally and not jointly, hereby agrees that, if applicable to such Stockholder, any rights under Article V (Shares of Stock) and Article X (Right of First Refusal) of the Company’s Bylaws, and any rights under any letter agreement providing for redemption rights, put rights, purchase rights or similar rights not generally available to Stockholders of the Company (the “Terminating Rights”) between such Stockholder and the Company, shall terminate (and such Stockholder, without any further action, shall automatically and irrevocably release and waive any claim such Stockholder may have thereunder) immediately prior to the Closing under the BCA, and prior thereto such Stockholder shall not exercise such rights in any manner inconsistent with the BCA or otherwise reasonably likely to interfere with, delay, impede, frustrate or prevent the consummation of the Merger. For the avoidance of doubt, the Terminating Rights shall exclude any rights such Stockholder may have that relate to any commercial or employment agreements or arrangements between such Stockholder and the Company or any subsidiary of the Company, which shall survive in accordance with their terms.

3. Transfer of Shares. Each Stockholder, severally and not jointly, agrees that he, she or it shall not, directly or indirectly, (a) sell, assign, grant, transfer (including by gift, tender or exchange offer, merger or operation of law), create any lien or pledge, dispose of or otherwise encumber, hedge or utilize a derivative to transfer the economic interest in or enter into any Contract, option or other arrangement (including any profit sharing arrangement with respect to any of the foregoing of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules or regulations of the SEC promulgated thereunder, with respect to any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA or to another Stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement; (c) enter into any contract, option or other arrangement or undertaking with respect to the direct acquisition or sale, assignment, transfer or other disposition of any Shares, except as set forth in the BCA or this Agreement; (d) publicly announce any intention to effect any transaction specified in clause (a) through (c), other than pursuant to the Merger; (e) take any action that would make any representation or warranty of such Shareholder herein untrue or incorrect, or have the effect of preventing or disabling such Shareholder herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing its obligations hereunder; or (f) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of its representations and warrants contained herein untrue or incorrect or would have the effect of preventing or delaying such Shareholder from performing any of its obligations hereunder; provided, that the foregoing shall not prohibit the transfer of the Shares to an affiliate of Stockholder, but only if such affiliate of such Stockholder shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

4. No Solicitation of Transactions. Each of the Stockholders, severally and not jointly, agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any transaction in violation of the BCA or (b) participate in any discussions or negotiations regarding, or furnish to any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, an Alternative Transaction in violation of the BCA. Each Stockholder shall, and shall direct his, her or its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Alternative Transaction (other than the transactions contemplated by the BCA) to the extent required by the BCA. If any Stockholder receives any inquiry or proposal with respect to an Alternative Transaction, then such Stockholder shall promptly (and in no event later than twenty-four (24) hours after such Stockholder becomes aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company that prohibits such Stockholder from considering such inquiry or proposal.

5. Waiver of Dissenters’ Rights. Each of the Stockholders, severally and jointly, hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under the Delaware General Corporation Law and any other similar statute in connection with the Merger and the BCA.

6. New Shares. In the event that prior to the Merger (i) any Company shares or other securities are issued or otherwise distributed to a Stockholder pursuant to any stock dividend or distribution, or any change in the share capital of the Company by reason of any stock split-up, recapitalization, combination, exchange of shares or the like, (ii) a Stockholder acquires legal or beneficial ownership of any Company shares after the date of this Agreement, or (iii) a Stockholder acquires the right to vote or share in the voting of any Company shares after the date of this Agreement (together, the “New Securities”), the terms “Shares” shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged into.

7. Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to GigCapital7 as follows:

(a) The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA) or (iv) if such Stockholder is an entity, conflict with or result in a breach of or constitute a default under any provision of such Stockholder’s governing documents.

(b) As of the date of this Agreement, such Stockholder owns exclusively of record and has good and valid title to the Shares set forth opposite the Stockholder’s name on Exhibit A free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind and has the sole power to vote and the right, power and authority to sell, transfer and deliver such Shares, other than pursuant and subject to: (i) this Agreement, (ii) applicable securities laws, and (iii) the Company’s certificate of incorporation and bylaws. Such Stockholder is not the registered owner of any Shares other than those set forth on Exhibit A.

(c) Such Stockholder has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Stockholder. No person not a signatory to this Agreement (or such signatory’s spouse for purposes of applicable community property laws) has a beneficial interest in or a right to acquire or vote any of the Shares (other than, if Stockholder is trust, the beneficiary(ies) thereof).

8. Termination. This Agreement and the obligations and liabilities of the Stockholders under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time; (b) the termination of the BCA in accordance with its terms, (c) the effective date of a written agreement of the parties hereto terminating this Agreement and (d) any material breach by GigCapital7 of the BCA that is not fully cured within the time permitted by the BCA. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

9. Miscellaneous.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 9(b)):

If to GigCapital7, to:

GigCapital7 Corp. 1731 Embarcadero Road, Suite 200 Palo Alto, CA 94303
Attention:	Dr. Avi S. Katz, Executive Chairman of the Board and Chief Executive Officer
Dr. Raluca Dinu, Director
Email:	***,***

with a copy to:
DLA Piper LLP (US) 555 Mission Street Suite 2400 San Francisco, CA 94105
Attention:	Jeffrey Selman; John Maselli
Email:	***; ***

If to a Stockholder, to the address or email address set forth for such Stockholder on the signature page hereof.

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the other parties hereto except as permitted by Section 3.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement.

(f) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.

(g) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that he, she or it is not subject personally to the jurisdiction of the above-named courts, that his, her or its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(h) This Agreement may be executed and delivered (including by email, DocuSign or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) At the request of GigCapital7, in the case of any Stockholder, or at the request of any Stockholder, in the case of GigCapital7, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to implement the provisions of this Agreement.

(j) Notwithstanding anything to the contrary herein, this Agreement may be amended by adding additional Stockholders of the Company (“Additional Stockholders”) as parties hereto, upon such Additional Stockholders executing and delivering to GigCapital7, a Joinder to the Transaction Support Agreement substantially in the form of Exhibit C hereto. Thereafter, each such Additional Stockholder shall, for all purposes, be a party hereto and all references to a “Stockholder” or the “Stockholders” herein shall thereafter also mean and refer to such Additional Stockholder, and such Additional Stockholder shall thereafter have the same rights, duties, liabilities and obligations as a Stockholder party hereto on the date hereof.

(k) This Agreement shall not be effective or binding upon any Stockholder until after such time as the BCA is executed and delivered by the Company, GigCapital7 and Merger Sub.

(l) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT HE, SHE OR IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT HE, SHE OR IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(L).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GIGCAPITAL7 CORP

By:	/s/ Dr. Avi Katz
Name:	Dr. Avi S. Katz
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

By:	/s/ Samuel Gibson
Name: Samuel Gibson
Title: Chief Executive Officer

Address: ***

Email: ***

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

By:	/s/ Mark Kress
Name: Mark Kress
Title: Chief Financial Officer

Address: ***

Email: ***

EXHIBIT A

Stockholders of Record – Number of Shares

Stockholder of Record	Number of Shares
Samuel Gibson	900,000
Mark Kress	100,000

EXHIBIT B

Business Combination Agreement

See Attached

EXHIBIT C

JOINDER TO TRANSACTION SUPPORT AGREEMENT

This JOINDER TO TRANSACTION SUPPORT AGREEMENT (this “Joinder”) is made and entered into as of [●], by and among each of the stockholders of Hadron Energy, Inc., a Delaware corporation (the “Company”), whose names appear on the signature pages of this Joinder (each, a “Stockholder” and, collectively, the “Stockholders”), and GigCapital7 Corp., a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to Closing) (“GigCapital7”).

RECITALS

A. GigCapital7 and certain stockholders of the Company have entered into a Transaction Support Agreement dated September [●], 2025 (as amended, modified, supplemented, extended or restated from time to time, the “Agreement”) in regard to the support of the Merger and the other transactions contemplated by the BCA. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

B. Pursuant to the Agreement, certain stockholders of the Company have agreed, among other things, to (i)vote in favor of the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA, and (ii) terminate the Terminating Rights effective immediately prior to the Closing under the BCA.

C. In order to induce GigCapital7 to consummate the Merger and other transactions contemplated by the BCA, [the] [each] Additional Stockholder is willing to become a party to the Agreement and be bound by all terms and conditions thereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1. Agreement to be bound. [Each] [The] Additional Stockholder hereby: (a) acknowledges that he, she or it has received and reviewed a complete copy of the Agreement and understands its terms, (b) has had sufficient opportunity to review and to ask questions relating thereto and obtain the advice of his, her or its tax advisors, legal counsel and accountants and other professional advisors prior to executing this Agreement, and (c) agrees that upon execution of this Joinder, it shall become a “Stockholder” under the Agreement and shall be fully bound by, and subject to, all of the covenants, duties, obligations terms and conditions of the Agreement as though an original party thereto.

2. Governing Law. This Joinder and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

3. Counterparts. This Joinder may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Joinder to Transaction Support Agreement as of the date first above written.

STOCKHOLDER NAME
By:
Name:
Title:

Address:

Email:

Shares of Common Stock beneficially owned on the date hereof:

IN WITNESS WHEREOF, the parties have executed this Joinder to Transaction Support Agreement as of the date first written above.

GIGCAPITAL7 CORP.

By:
Name:	Dr. Avi S. Katz
Title:	Chief Executive Officer

TRANSACTION SUPPORT AGREEMENT

SPOUSAL CONSENT

I [____________], spouse of [____________], have read and approve the foregoing Transaction Support Agreement (the “Agreement”). In consideration of the terms and conditions as set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact with respect to the exercise of any rights and obligations under the Agreement, and agree to be bound by the provisions of the Agreement insofar as I may have any rights or obligations in the Agreement under the community property laws or similar laws relating to marital or community property in effect in the state of our residence as of the date of the Agreement.

Date: ___________________
Signature of Spouse: ___________________
Printed Name of Spouse: ___________________

ANNEX I

FORM OF

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

This Amended and Restated Registration Rights Agreement (this “Agreement”) amends and restates in its entirety that certain Registration Rights Agreement dated August 28, 2024 by and among GigCapital7 Corp., a Cayman Islands exempted company (the “Company”), GigAcquisitions7 Corp., a Cayman Islands exempted company (the “Sponsor”), and the other parties thereto (the “Original RRA”), and is made and entered into as of      , 202[ ], by and among the Company, the Sponsor, the other parties to the Original RRA listed on Schedule B hereto, and each of the undersigned parties that are stockholders of Hadron (as defined below) listed under “Holder” on the signature page hereto (each such party to this Agreement, a “Holder” and collectively the “Holders”). Any capitalized term used but not defined herein will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company, Sponsor and other parties to the Original RRA entered into the Original RRA on August 28, 2024;

WHEREAS, the Original RRA provides that it may be amended upon the written consent of the Company and the holders of at least a majority in interest of the Registrable Securities as such term is defined in the Original RRA at the time in question (which majority interest must include Spartan if such amendment or modification affects in any way the rights of Spartan hereunder); provided, however, that notwithstanding the foregoing, any amendment thereto that adversely affects one holder, solely in his, her or its capacity as a holder of the shares of the Company, in a manner that is materially different from the other holders (in such capacity) shall require the consent of the holder so affected;

WHEREAS, the Sponsor is the holder of the majority in interest of the Registrable Securities as such term is defined in the Original RRA, and it and the Company desires to amend and restate in its entirety the Original RRA and to do so in a manner that does not amend or modify in any way the rights of Spartan under the Original RRA or otherwise adversely affect any one holder in a manner that is materially different from the other holders;

WHEREAS, on August 28, 2024, the Company and the Sponsor entered into a warrant purchase agreement (the “Warrant Purchase Agreement”), pursuant to which the Sponsor purchased an aggregate of 3,719,000 warrants in a private placement that closed simultaneously with the Company’s underwritten public offering (“Private Placement Warrant”), with each such Private Placement Warrant entitling the holder thereof to purchase one Class A ordinary share of the Company, par value $0.0001 per share (the “Class A Shares”) for an exercise price of $11.50 per share, subject to adjustment as provided therein;

WHEREAS, the Sponsor and certain institutional investors that are parties to the Original RRA acquired from the Company prior to entry into the Original RRA, Class B ordinary shares of the Company, par value $0.0001 per share (the “Class B Shares”);

WHEREAS, on September 27, 2025, the Company, MMR Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of the Company (“Merger Sub”), and Hadron Energy, Inc., a Delaware corporation (“Hadron”), entered into that certain Business Combination Agreement (the “Business Combination Agreement”, and the transactions contemplated thereby, the “Business Combination”), pursuant to which Merger Sub will merge with and into Hadron (the “Merger”), with Hadron surviving the Merger as a wholly-owned subsidiary of the Company;

WHEREAS, prior to the date hereof and subject to the conditions of the Business Combination Agreement, the Company transferred by way of continuation from the Cayman Islands to Delaware and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and Part XII of the Companies Act (as revised) of the Cayman Islands (the “Domestication”), and as part of the Domestication, (i) each then issued and outstanding Class B Share automatically converted, on a one-for-one basis, into one share of Class B common stock, par value $0.0001 per share (the “Class B Stock”), (ii) each Class A Share (other than any Class A Share included in the Cayman Purchaser Units) converted automatically, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and (iii) each then issued and outstanding warrant of the Company (other than any Cayman Purchaser Public Warrants included in the Cayman Purchaser Units) (each a “Cayman Purchaser Warrant”) converted automatically into a warrant to acquire one share of Common Stock (each a “Domesticated Purchaser Warrant”), pursuant to the Warrant Agreement, and (iv) each then issued and outstanding Cayman Purchaser Unit was cancelled and entitled the holder thereof to one share of Common Stock and one Domesticated Purchaser Warrant, in each case without any action on the part of the Company, Merger Sub, Hadron or any holder of securities of any of the foregoing;

WHEREAS, at the Effective Time, by virtue of the Merger and the applicable provisions of the Domesticated Purchaser Charter, and without any action on the part of any party or any other person, each share of Class B Stock then issued and outstanding shall be automatically cancelled and extinguished and converted into one share of Common Stock;

WHEREAS, pursuant to the Business Combination Agreement, the Company is issuing shares of the Common Stock to the Holders designated on Schedule A hereto; and

WHEREAS, the Company desires to set forth certain matters regarding the ownership of the Registrable Securities (as defined below) by the Holders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below:

“Action” has the meaning set forth in Section 6.7.

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company or the Board, in each case, after consultation with outside legal counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” has the meaning given in the Recitals.

“Business Combination Agreement” has the meaning given in the Recitals.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Cayman Purchaser Warrant” has the meaning given in the Recitals.

“Class A Shares” has the meaning given in the Recitals.

“Class B Shares” has the meaning given in the Recitals.

“Class B Stock” has the meaning given in the Recitals.

“Commission” means the United States Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” has the meaning given in the Recitals.

“Company” has the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demand Registration” has the meaning set forth in Section 2.1.1.

“Demanding Holder” has the meaning set forth in Section 2.1.1.

“Domesticated Purchaser Warrant” has the meaning given in the Recitals.

“Domestication” has the meaning set forth in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-3” has the meaning set forth in Section 2.3.

“Hadron” has the meaning given in the Recitals.

“Holder Information” has the meaning set forth in Section 4.2.

“Holders” shall have the meaning given in the Preamble.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.4.

“Merger” has the meaning given in the Recitals.

“Merger Sub” has the meaning given in the Recitals.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“Original RRA” has the meaning given in the Preamble.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a governmental authority.

“Piggyback Registration” has the meaning set forth in Section 2.2.1.

“Private Placement Warrant” has the meaning given in the Recitals.

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (i) any equity securities (including the shares of Common Stock issued or issuable upon the exercise or conversion of any such equity security) of the Company held by a Holder immediately following consummation of the Merger and (ii) and all of the Domesticated Purchaser Warrants into which the Private Placement Warrants converted upon the Domestication, and underlying shares of Common Stock issuable upon the exercise thereof. Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of any of the securities described in the foregoing clauses (i)—(ii). As to any particular Registrable Security, such security shall cease to be a Registrable Security when: (a) a Registration Statement with respect to the sale of such security shall have become effective under the Securities Act and such security shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such security shall have been otherwise transferred, a new certificate for such security not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such security shall not require registration under the Securities Act; (c) such security shall have ceased to be outstanding; (d) such security may be sold without registration pursuant to Rule 144 (but with no volume or other restrictions or limitations); or (e) such security has been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration Expenses” means the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)

all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority and any securities exchange on which the Common Stock is then listed);

(B)

fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside legal counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)	printing, messenger, telephone and delivery expenses;

(D)	reasonable fees and disbursements of outside legal counsel for the Company;

(E)	reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)

reasonable fees and expenses of one (1) outside legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Requesting Holder” has the meaning set forth in Section 2.1.1.

“Rule 144” means Rule 144 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Sponsor” has the meaning given in the Preamble.

“transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Warrant Purchase Agreement” has the meaning given in the Recitals.

ARTICLE II

REGISTRATION

Section 2.1 Demand Registration.

2.1.1 Request for Registration. Subject to the provisions of Section 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the Closing Date, the Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all the Holders (such Holders, the “Demanding Holders”), may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in the Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this Section 2.1.1 initiated by Holders; provided, however, that an Underwritten Offering pursuant to a Demand Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Demanding Holders to be registered on behalf of the Demanding Holders in such Registration Statement have been sold, in accordance with Section 3.1 of this Agreement.

2.1.2 Effective Registration. Notwithstanding the provisions of Section 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing of such election, which notice shall be received by the Company not later than five (5) days after the removal of any such stop order or injunction; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been previously filed pursuant to a Demand Registration becomes effective or is terminated.

2.1.3 Underwritten Offering. Subject to the provisions of Section 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of Registrable Securities pursuant thereto shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by a majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter(s) for a Demand Registration that is to be an Underwritten Offering, in good faith, advises the Company, the Demanding Holders and the Requesting Holders in writing that the dollar amount or number of Registrable Securities which the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities which the Company desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggyback registration rights held by other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such Underwritten Offering (such maximum dollar amount or maximum number of securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any)) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof), that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Demand Registration Withdrawal. Any Demanding Holder shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, if with respect to a Demand Registration, a majority-in-interest of the Demanding Holders initiating a Demand Registration so withdraw from a Registration pursuant to such Demand Registration, such Registration shall not count as a Demand Registration provided for in Section 2.1.1 and the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this Section 2.1.5.

Section 2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If, at any time on or after the Closing Date, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by stockholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), then the Company shall (x) give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to all of the Holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such Holders may request in writing within five (5) days following receipt of such notice (a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use commercially reasonable efforts to cause the managing Underwriter(s) of a proposed Underwritten Offering to permit the Registrable Securities requested to be included in such Piggyback Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their Registrable Securities through a Piggyback Registration that involves an Underwriter(s) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Piggyback Registration.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter(s) for a Piggyback Registration that is to be an Underwritten Offering, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of securities which the Company desires to sell, taken together with (i) the Common Stock or other equity securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration has been requested under this Section 2.2, and (iii) the Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i)

If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company that pre-dates this Agreement, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company not otherwise covered above, which can be sold without exceeding the Maximum Number of Securities; and

(ii)

If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, Pro Rata based on the number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415 under the Securities Act, at least two business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

Section 2.3 Registration on Form S-3. The Holders of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or any similar short-form registration statement that may be available at such time (“Form S-3”); provided, that the Company shall not be obligated to effect such request through an Underwritten Offering. Within five (5) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, the Company shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S-3 shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than twelve (12) days after the Company’s initial receipt of such written request for a Registration on Form S-3, the Company shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, that the Company shall not be obligated to effect any such Registration pursuant to this Section 2.3 if (i) a Form S-3 is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $5,000,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

Section 2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to Section 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, that the Company may not defer its obligation in this manner more than once in any 12-month period.

ARTICLE III

REGISTRATION PROCEDURES

Section 3.1 General Procedures. If at any time on or after the Closing Date the Company is required to effect the registration of any Registrable Securities pursuant to Section 2.1, the Company shall use its commercially reasonable efforts to effect the Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as practicable and in connection with any such request:

3.1.1 prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ outside legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the outside legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence reasonably satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use commercially reasonable efforts to cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;

3.1.9 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus as may be (a) necessary in order to comply with the Securities Act, the Exchange Act and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4, furnish a copy thereof to each seller of such Registrable Securities and by means of one outside legal counsel on behalf of all such sellers (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.10 notify the selling Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.11 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12 use commercially reasonable efforts to obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 use commercially reasonable efforts to obtain, on the date the Registrable Securities are delivered for sale pursuant to such Registration, an opinion and negative assurance letter, dated such date, of outside legal counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, the placement agent or sales agent, if any covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders, provided, in each case, that such participating Holders provide such information to such outside legal counsel as is customarily required for, or is reasonably requested by such outside legal counsel for purposes of, such opinion or negative assurance letter;

3.1.14 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriters of such offering;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders participating in such Registration, consistent with the terms of this Agreement, in connection with such Registration.

Section 3.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any outside legal counsel representing the Holders.

Section 3.3 Requirements for Participation in Underwritten Offerings. The Holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter or placement agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Article II and in connection with the Company’s obligation to comply with federal and applicable state securities Laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not timely provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of outside legal counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

Section 3.4 Suspension of Sales; Adverse Disclosure.

3.4.1 The Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement for a reasonable period of time, not to exceed 90 calendar days in any 360-day period (i) during any customary blackout or similar period or as permitted hereunder and (ii) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of the Issuer’s Annual Report on Form 10-K for its first completed fiscal year.

3.4.2 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until such Holder has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplemented or amended Prospectus as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (i) require the Company to make an Adverse Disclosure, (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (iii) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company, and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents, and the Company shall; immediately provide such written notice to the Holders of the expiration of any period during which the Company exercised its rights under this Section 3.4.

Section 3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and correct copies of all such filings. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification by the Company. The Company agrees to indemnify, to the extent permitted by law, and hold harmless each Holder of Registrable Securities, its officers, directors and agents and each Person who controls such Holder (within the meaning of the Securities Act) from and against any losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement to any of them, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

Section 4.2 Indemnification by Holders of Registrable Securities. In connection with any Registration Statement filed pursuant to this Agreement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

Section 4.3 Conduct of Indemnification Proceedings. Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with outside legal counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one outside legal counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

Section 4.4 Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

Section 4.5 Contribution. If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, that the liability of any Holder under this Section 4.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1, 4.2 and 4.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.5 from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

RULE 144 and 145

Section 5.1 Rule 144 and 145. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as any Holders holding Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 and 145 under the Securities Act, as such Rule 144 and 145 may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

ARTICLE VI

GENERAL PROVISIONS

Section 6.1 Entire Agreement. This Agreement (including Schedule A and Schedule B hereto) constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto. There are no restrictions, promises, representations, warranties, covenants or undertakings as to the matters covered herein, other than those expressly set forth or referred to herein or the documents or instruments referred to herein.

Section 6.2 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by electronic confirmation), or (c) one (1) Business Day after being sent by courier or express delivery service, specifying next day delivery, with proof of receipt. The addresses, email addresses and facsimile numbers for such notices and communications are those set forth on the signature pages hereof, or such other address, email address or facsimile numbers as may be designated in writing hereafter, in the same manner, by any such person.

Section 6.3 Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders hereunder may be freely assigned or delegated by such Holder in conjunction with and to the extent of any transfer of Common Stock by any such Holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the applicable Holder or of any assignee of the applicable Holder. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article IV and this Section 6.3. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

Section 6.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic transmission.

Section 6.5 Amendment; Waiver. This Agreement may be amended or modified, and any provision hereof may be waived, in whole or in part, at any time pursuant to an agreement in writing executed by the Company and Holders holding a majority of the Registrable Securities at such time (which majority interest must include Spartan if such amendment or modification affects in any way the rights of Spartan hereunder); provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

Section 6.6 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

Section 6.7 Governing Law; Venue. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction. All legal actions and proceedings arising out of or relating to this Agreement or the transactions contemplated hereby (each, an “Action”) shall be heard and determined exclusively in any state court located in New York, New York; provided, that if jurisdiction is not then available in a state court, then any such legal Action may be brought in any federal court for the Southern District of New York. The parties hereto hereby (x) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (y) agree not to commence any Action relating thereto except in the courts described above in New York, other than with respect to any appellate court thereof and other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Each of the parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that he, she or it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that he, she or it or his, her or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 6.8 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right he, she or it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that he, she, it and the others hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.8.

Section 6.9 Specific Performance. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by such first party in accordance with their specific terms or were otherwise breached by such first party. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

[Signature Page Follows.]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

COMPANY:

GIGCAPITAL7 CORP.

By:
Name: Dr. Avi S. Katz
Title: Chief Executive Officer

Address for Notice:

1731 Embarcadero Rd., Suite 200
Palo Alto, CA

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

By:
Name:
Title:

Address for Notice:

Telephone No.:
Email Address:

[Signature Page to Registration Rights Agreement]

SCHEDULE A

Holders Receiving Shares Pursuant to the Business Combination

1.	Samuel Gibson
2.	Mark Kress
3.	Steven Birdsall
4.	Shawn DeAngelo

SCHEDULE B

Other Holders Party to the Original RRA

1.	GIGACQUISITIONS7 CORP.
2.	YAKIRA CAPITAL MANAGEMENT, INC., on behalf of MAP 136 Segregated Portfolio, Yakira Partners LP, Yakira Enhanced Offshore Fund Ltd
3.	L1 CAPITAL GLOBAL OPPORTUNITIES MASTER FUND
4.	METEORA STRATEGIC CAPITAL, LLC
5.	METEORA SELECT TRADING OPPORTUNITIES MASTER, L.P.
6.	HARRADEN CIRCLE INVESTMENTS, LLC, Investment Manager to: Harraden Circle Investors, L.P.; Harraden Circle Special Opportunities, L.P.; Altana Calerwood Specialist Alpha Fund
7.	VIOLET HILL GENERATION FUND
8.	THE K2 PRINCIPAL FUND L.P.
9.	STICHTING JURISDISCH EIGENDOM MINT TOWER ARBITRAGE FUND
10.	NAUTILUS MASTER FUND, L.P.
11.

PICTON MAHONEY ASSET MANAGEMENT, on behalf of Picton Mahoney Arbitrage Fund, Picton Mahoney Arbitrage Plus Fund, Picton Mahoney Arbitrage Alternative Fund, and Picton Mahoney Fortified Arbitrage Plus Alternative Fund

12.	KEPOS ALPHA MASTER FUND L.P.
13.	KEPOS SPECIAL OPPORTUNITIES MASTER FUND L.P.
14.	AQR APEX MS MASTER ACCOUNT, L.P.,
15.	AQR ABSOLUTE RETURN MASTER ACCOUNT, LP.
16.	AQR CORPORATE ARBITRAGE MASTER ACCOUNT, L.P.
17.	AQR FUNDS, on behalf of its series AQR DIVERSIFIED ARBITRAGE FUND
18.	AQR GLOBAL ALTERNATIVE INVESTMENT OFFSHORE FUND, L.P.
19.	AQR SPAC OPPORTUNITIES OFFSHORE FUND, L.P.
20.	YA II PN, LTD.
21.	CENTIVA MASTER FUND, LP

ANNEX J

Hadron Energy, Inc.

2026 EQUITY INCENTIVE PLAN

J-i

(continued)

J-ii

(continued)

J-iii

GigCapital7 Corp.

2025 Equity Incentive Plan

1 ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1 Establishment. The Hadron Energy, Inc. 2026 Equity Incentive Plan (the “Plan”) is hereby established effective as of     , 2026, the date of the closing of each of the transactions contemplated by that certain Business Combination Agreement entered into by and between GigCapital7 Corp., MMR Merger Sub, Inc., and Hadron Energy, Inc. (the “Business Combination Agreement”), following the Plan’s approval by the stockholders of the Company (the “Effective Date”).

1.2 Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards.

1.3 Term of Plan. The Plan shall continue in effect until its termination by the Committee; provided, however, that all Incentive Stock Options shall be granted, if at all, within ten (10) years from the earlier of the date that the Plan was approved by the Board or the stockholders of the Company.

2 DEFINITIONS AND CONSTRUCTION.

2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Affiliate” means (i) a parent entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) a subsidiary entity, other than a Subsidiary Corporation, that is controlled by the Company directly or indirectly through one or more intermediary entities. For this purpose, the terms “parent,” “subsidiary,” “control” and “controlled by” shall have the meanings assigned to such terms for the purposes of registration of securities on Form S-8 under the Securities Act.

(b) “Award” means any Option, Stock Appreciation Right, Restricted Stock Purchase Right, Restricted Stock Bonus, Restricted Stock Unit, Performance Share, Performance Unit, Cash-Based Award or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” means a written or electronic agreement between the Company and a Participant setting forth the terms, conditions and restrictions applicable to an Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Cash-Based Award” means an Award denominated in cash and granted pursuant to Section 11.

(f) “Cashless Exercise” means a Cashless Exercise as defined in Section 6.3(b)(i).

(g) “Cause” means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between the Participant and a Participating Company applicable to an Award and which is in effect as of the date of grant of such Award, any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Participating Company documents or records; (ii) the Participant’s material failure to abide by a Participating Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Participating Company (including, without limitation, the Participant’s improper use or disclosure of a Participating Company’s confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on a Participating Company’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and a Participating Company, which breach is not cured pursuant to the terms of such agreement (except with respect to a disclosure protected by applicable law); or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with a Participating Company.

(h) “Change in Control” means the occurrence of any one or a combination of the following:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Fair Market Value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

(ii) an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2.1(ee)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(iii) a date specified by the Committee following approval by the stockholders of a plan of complete liquidation or dissolution of the Company; provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 2.1(h) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.

For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall determine whether multiple events described in subsections (i), (ii) and (iii) of this Section 2.1(h) are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsections (i), (ii) and (iii) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5). The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

(i) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations and administrative guidelines promulgated thereunder.

(j) “Committee” means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers and, in such instances, references herein to the Committee shall mean the Board. Unless the Board specifically determines otherwise, each member of the Committee shall, at the time it takes any action with respect to an Award under the Plan, be a “non-employee director” within the meaning of Rule 16b-3 and an “independent director” under the rules of any stock exchange on which the Stock is listed. However, the fact that a Committee member shall fail to qualify as “non-employee director” or an “independent director” shall not invalidate any Award granted by the Committee which Award is otherwise validly granted under the Plan.

(k) “Company” means GigCapital7 Corp., a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to the Effective Date and be renamed “Hadron Energy, Inc.” upon the completion of the merger contemplated by the Business Combination Agreement), and any successor corporation thereto.

(l) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on Form S-8 under the Securities Act.

(m) “Director” means a member of the Board.

(n) “Disability” means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between the Participant and a Participating Company applicable to an Award and which is in effect as of the date of grant of such Award, the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.

(o) “Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

(p) “Employee” means any person treated as an employee (including an Officer or a Director who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a Director nor payment of a Director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the terms of the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i) Except as otherwise determined by the Committee, if, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.

(ii) If, on such date, the Stock is not listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and in a manner consistent with the requirements of Section 409A or Section 422 of the Code to the extent applicable.

(s) “Full Value Award” means any Award settled in Stock, other than (i) an Option, (ii) a Stock Appreciation Right, or (iii) a Restricted Stock Purchase Right or an Other Stock-Based Award under which the Company will receive monetary consideration equal to the Fair Market Value (determined on the effective date of grant) of the shares subject to such Award.

(t) “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(u) “Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

(v) “Insider” means an Officer, a Director or other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(w) “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Committee, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other applicable laws.

(x) “Net Exercise” means a Net Exercise as defined in Section 6.3(b)(iii).

(y) “Nonemployee Director” means a Director who is not an Employee.

(z) “Nonemployee Director Award” means any Award granted to a Nonemployee Director.

(aa) “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) or which does not qualify as an incentive stock option within the meaning of Section 422(b) of the Code.

(bb) “Officer” means any person designated by the Board as an officer of the Company.

(cc) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(dd) “Other Stock-Based Award” means an Award denominated in shares of Stock and granted pursuant to Section 11.

(ee) “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

(ff) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(gg) “Participant” means any eligible person who has been granted one or more Awards.

(hh) “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

(ii) “Participating Company Group” means, at any point in time, the Company and all other entities collectively which are then Participating Companies.

(jj) “Performance Award” means an Award of Performance Shares or Performance Units.

(kk) “Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 10.3 which provides the basis for computing the value of a Performance Award at one or more levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

(ll) “Performance Goal” means a performance goal established by the Committee pursuant to Section 10.3.

(mm) “Performance Period” means a period established by the Committee pursuant to Section 10.3 at the end of which one or more Performance Goals are to be measured.

(nn) “Performance Share” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Share, as determined by the Committee, based upon attainment of applicable Performance Goal(s).

(oo) “Performance Unit” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon attainment of applicable Performance Goal(s).

(pp) “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.

(qq) “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 6.4(a).

(rr) “Restricted Stock Award” means an Award of a Restricted Stock Bonus or a Restricted Stock Purchase Right.

(ss) “Restricted Stock Bonus” means Stock granted to a Participant pursuant to Section 8.

(tt) “Restricted Stock Purchase Right” means a right to purchase Stock granted to a Participant pursuant to Section 8.

(uu) “Restricted Stock Unit” means a right granted to a Participant pursuant to Section 9 to receive on a future date or occurrence of a future event a share of Stock or cash in lieu thereof, as determined by the Committee.

(vv) “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(ww) “SAR” or “Stock Appreciation Right” means a right granted to a Participant pursuant to Section 7 to receive payment, for each share of Stock subject to such Award, of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the Award over the exercise price thereof.

(xx) “Section 409A” means Section 409A of the Code.

(yy) “Section 409A Deferred Compensation” means compensation provided pursuant to an Award that constitutes nonqualified deferred compensation within the meaning of Section 409A.

(zz) “Securities Act” means the Securities Act of 1933, as amended.

(aaa) “Service” means a Participant’s employment or service with the Participating Company Group, whether as an Employee, a Director or a Consultant. Unless otherwise provided by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service or a change in the Participating Company for which the Participant renders Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have been interrupted or terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, unless otherwise provided by the Committee, if any such leave taken by a Participant exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave the Participant’s Service shall be deemed to have terminated, unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, an unpaid leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the business entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of and reason for such termination.

(bbb) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.

(ccc) “Stock Tender Exercise” means a Stock Tender Exercise as defined in Section 6.3(b)(ii).

(ddd) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(eee) “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

(fff) “Trading Compliance Policy” means the written policy of the Company pertaining to the purchase, sale, transfer or other disposition of the Company’s equity securities by Directors, Officers, Employees or other service providers who may possess material, nonpublic information regarding the Company or its securities.

(ggg) “Vesting Conditions” mean those conditions established in accordance with the Plan prior to the satisfaction of which an Award or shares subject to an Award remain subject to forfeiture or a repurchase option in favor of the Company exercisable for the Participant’s monetary purchase price, if any, for such shares upon the Participant’s termination of Service or failure of a performance condition to be satisfied.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3 ADMINISTRATION.

3.1 Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any Award Agreement or of any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or such Award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or Award Agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

3.2 Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the Officer has apparent authority with respect to such matter, right, obligation, determination or election. To the extent permitted by applicable law, the Committee may, in its discretion, delegate to a committee comprised of one or more Officers the authority to grant one or more Awards, without further approval of the Committee, to any Employee, other than a person who, at the time of such grant, is an Insider, and to exercise such other powers under the Plan as the Committee may determine; provided, however, that (a) the Committee shall fix the maximum number of shares subject to Awards that may be granted by such Officers, (b) each such Award shall be subject to the terms and conditions of the appropriate standard form of Award Agreement approved by the Board or the Committee and shall conform to the provisions of the Plan, and (c) each such Award shall conform to such other limits and guidelines as may be established from time to time by the Committee.

3.3 Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.4 Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

(a) to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock, units or monetary value to be subject to each Award;

(b) to determine the type of Award granted;

(c) to determine the Fair Market Value of shares of Stock or other property;

(d) to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Measures, Performance Period, Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of expiration of any Award, (vii) the effect of any Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(e) to determine whether an Award will be settled in shares of Stock, cash, other property or in any combination thereof;

(f) to approve one or more forms of Award Agreement;

(g) to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing;

(h) to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such action unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing;

(i) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws of, or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose residents may be granted Awards;

(j) to prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Stock or the share price of the Stock including any Change in Control, for reasons of administrative convenience;

(k) to effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (i) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (i) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (iii) any other action that is treated as a repricing under generally accepted accounting principles; and

(l) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

3.5 Option or SAR Repricing. The Committee shall have the authority, without additional approval by the stockholders of the Company, to approve a program providing for either (a) the cancellation of outstanding Options or SARs having exercise prices per share greater than the then Fair Market Value of a share of Stock (“Underwater Awards”) and the grant in substitution therefor of new Options or SARs covering the same or a different number of shares but with an exercise price per share equal to the Fair Market Value per share on the new grant date, Full Value Awards, or payments in cash, or (b) the amendment of outstanding Underwater Awards to reduce the exercise price thereof to the Fair Market Value per share on the date of amendment.

3.6 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, to the extent permitted by applicable law, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4 SHARES SUBJECT TO PLAN.

4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Sections 4.2 and 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be equal to [   ]1 shares, plus an annual increase, effective as of the first day of the calendar year beginning in the year following the calendar year in which the Effective Date occurs and the first day of each subsequent calendar year [through and including the first day of the calendar year beginning on the ninth (9th) anniversary of the commencement of such annual increase], by a number of shares equal to the lesser of (i) 5% of the number of shares of Stock outstanding as of such date of the annual increase, or (ii) such amount, if any, as the Board may determine, and such shares shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof; provided, however that in no event shall any such annual increase occur on any date that is on or later than the tenth (10th) anniversary of the date the stockholders of the Company approved the Plan

4.2 Share Counting. If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company for an amount not greater than the Participant’s purchase price, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Upon payment in shares of Stock pursuant to the exercise of an SAR, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the SAR is exercised. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, or by means of a Net Exercise, the number of shares available for issuance under the Plan shall be reduced only by the net number of shares for which the Option is exercised. Shares purchased in the open market with proceeds from the exercise of Options shall not be added to the limit set forth in Section 4.1. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to the exercise or settlement of Options or SARs pursuant to Section 16.2 and Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to the vesting or settlement of Full Value Awards pursuant to Section 16.2 shall again become available for issuance under the Plan.

4.3 Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company and the requirements of Section 409A and Section 424 of the Code to the extent applicable, in the

[1]	Will be 10% of the fully-diluted shares of the Company at the closing of the business combination.

event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, the annual increase set forth in Section 4.1, the Award limits set forth in Section 5.3, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Awards to provide that such Awards are for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise or purchase price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion and in accordance with Section 409A and Section 424 of the Code to the extent applicable. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number and the exercise or purchase price per share shall be rounded up to the nearest whole cent. In no event may the exercise or purchase price, if any, under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award. The Committee in its discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section shall be final, binding and conclusive.

4.4 Assumption or Substitution of Awards. The Committee may, without reducing or otherwise affecting the number of shares of Stock reserved or available hereunder, authorize the issuance or assumption of equity awards under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with Section 409A and any other applicable provisions of the Code. In addition, subject to compliance with applicable laws, and listing requirements, shares available for grant under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the Plan to individuals who were not Employees or Directors of the Participating Company Group prior to the transaction and shall not reduce the number of shares otherwise available for issuance under the Plan.

5 ELIGIBILITY, PARTICIPATION AND AWARD LIMITATIONS.

5.1 Persons Eligible for Awards. Awards may be granted only to Employees, Consultants and Directors.

5.2 Participation in the Plan. Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

5.3 Incentive Stock Option Limitations.

(a) Maximum Number of Shares Issuable Pursuant to Incentive Stock Options. Subject to adjustment as provided in Section 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed [    ]2 shares. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to all Awards other than Incentive Stock Options shall be the number of shares determined in accordance with Section 4.1, subject to adjustment as provided in Sections 4.2 and 4.3.

[2]	Will be 10% of the fully-diluted shares of the Company at the closing of the business combination.

(b) Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option.

(c) Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise of the Option, shares issued pursuant to each such portion shall be separately identified.

5.4 Nonemployee Director Award Limit. Annual compensation awarded to any Nonemployee Director during each calendar year, including both shares of Stock subject to Awards and any cash fees paid to such Nonemployee Director (but excluding any cash retainer fees, including cash retainer fees converted into equity awards at the election of the Nonemployee Director, expense reimbursements or distributions from any deferred compensation program applicable to the Nonemployee Director) may not exceed $1,500,000 in total value, or $2,000,000 in the calendar year in which any Nonemployee Director is initially elected to the Board (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

6 STOCK OPTIONS.

Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1 Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price less than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner that would qualify under the provisions of Section 409A or Section 424(a) of the Code.

6.2 Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option and (c) no Option granted to an

Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such Option (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, each Option shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

6.3 Payment of Exercise Price.

(a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent; (ii) if permitted by the Committee and subject to the limitations contained in Section 6.3(b), by means of (1) a Cashless Exercise, (2) a Stock Tender Exercise or (3) a Net Exercise; (iii) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (iv) if permitted by the Committee, by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b) Limitations on Forms of Consideration.

(i) Cashless Exercise. A “Cashless Exercise” means the delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

(ii) Stock Tender Exercise. A “Stock Tender Exercise” means the delivery of a properly executed exercise notice accompanied by a Participant’s tender to the Company, or attestation to the ownership, in a form acceptable to the Company of whole shares of Stock owned by the Participant having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised. A Stock Tender Exercise shall not be permitted if it would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. If required by the Company, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for a period of time required by the Company (and not used for another option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

(iii) Net Exercise. A “Net Exercise” means the delivery of a properly executed exercise notice followed by a procedure pursuant to which (1) the Company will reduce the number of shares otherwise issuable to a Participant upon the exercise of an Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised, and (2) the Participant shall pay to the Company in cash the remaining balance of such aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued.

6.4 Effect of Termination of Service.

(a) Option Exercisability. Subject to earlier termination of the Option as otherwise provided by this Plan and unless otherwise provided by the Committee or in an Award Agreement, an Option shall be exercisable after the Participant’s termination of Service to the extent it is then vested only during the applicable time period specified below, or if applicable, such other period provided in the applicable Award Agreement or other written agreement between the Participant and the Company; provided however, in no event may such Option be exercised after expiration of its maximum permitted term as set forth in the Award Agreement evidencing such Option or any earlier date the Option is terminated in connection with a Change in Control (the “Option Expiration Date”), and thereafter shall terminate if not exercised during such period. Notwithstanding anything herein to the contrary, if an Incentive Stock Option is exercisable following the date that is three (3) months following the date as of which a Participant ceases to be an Employee for any reason other than death or Disability, such Option shall be deemed to be a Nonstatutory Stock Option.

(i) Disability. If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of twelve (12) months after the date on which the Participant’s Service terminated.

(ii) Death. If the Participant’s Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of twelve (12) months after the date on which the Participant’s Service terminated. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within three (3) months after the Participant’s termination of Service for any reason other than Cause.

(iii) Termination for Cause. Notwithstanding any other provision of the Plan to the contrary, if the Participant’s Service is terminated for Cause or if, following the Participant’s termination of Service and during any period in which the Option otherwise would remain exercisable, the Participant engages in any act that would constitute Cause, the Option shall terminate in its entirety and cease to be exercisable immediately upon such termination of Service or act.

(iv) Other Termination of Service. If the Participant’s Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months after the date on which the Participant’s Service terminated.

(b) Extension if Exercise Prevented by Law. Notwithstanding the foregoing, other than termination of Service for Cause, if the exercise of an Option within the Post-Termination Exercise Period is prevented by the provisions of Section 14 below or applicable law, the Option shall remain exercisable until the later of (i) thirty (30) days after the date such exercise first would no longer be prevented by such provisions or (ii) the end of the Post-Termination Exercise Period, but in any event no later than the Option Expiration Date.

6.5 Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, an Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act or, in the case of an Incentive Stock Option, only as permitted by applicable regulations under Section 421 of the Code in a manner that does not disqualify such Option as an Incentive Stock Option.

7 STOCK APPRECIATION RIGHTS.

Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1 Types of SARs Authorized. SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may only be granted concurrently with the grant of the related Option.

7.2 Exercise Price. The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR. Notwithstanding the foregoing, an SAR may be granted with an exercise price lower than the minimum exercise price set forth above if such SAR is granted pursuant to an assumption or substitution for another stock appreciation right in a manner that would qualify under the provisions of Section 409A.

7.3 Exercisability and Term of SARs.

(a) Tandem SARs. Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option. The Committee may, in its discretion, provide in any Award Agreement evidencing a Tandem SAR that such SAR may not be exercised without the advance approval of the Company and, if such approval is not given, then the Option shall nevertheless remain exercisable in accordance with its terms. A Tandem SAR shall terminate and cease to be exercisable no later than the date on which the related Option expires or is terminated or canceled. Upon the exercise of a Tandem SAR with respect to some or all of the shares subject to such SAR, the related Option shall be canceled automatically as to the number of shares with respect to which the Tandem SAR was exercised. Upon the exercise of an Option related to a Tandem SAR as to some or all of the shares subject to such Option, the related Tandem SAR shall be canceled automatically as to the number of shares with respect to which the related Option was exercised.

(b) Freestanding SARs. Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that (i) no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR and (ii) no Freestanding SAR granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such SAR (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act).

Subject to the foregoing, unless otherwise specified by the Committee in the grant of a Freestanding SAR, each Freestanding SAR shall terminate ten (10) years after the effective date of grant of the SAR, unless earlier terminated in accordance with its provisions.

7.4 Exercise of SARs. Upon the exercise (or deemed exercise pursuant to Section 7.5) of an SAR, the Participant (or the Participant’s legal representative or other person who acquired the right to exercise the SAR by reason of the Participant’s death) shall be entitled to receive payment of an amount for each share with respect to which the SAR is exercised equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price. Payment of such amount shall be made (a) in the case of a

Tandem SAR, solely in shares of Stock in a lump sum upon the date of exercise of the SAR and (b) in the case of a Freestanding SAR, in cash, shares of Stock, or any combination thereof as determined by the Committee and set forth in the Award Agreement, in a lump sum upon the date of exercise of the SAR. When payment is to be made in shares of Stock, the number of shares to be issued shall be determined on the basis of the Fair Market Value of a share of Stock on the date of exercise of the SAR. For purposes of Section 7, an SAR shall be deemed exercised on the date on which the Company receives notice of exercise from the Participant or as otherwise provided in Section 7.5.

7.5 Deemed Exercise of SARs. If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion. The Company may elect to discontinue the deemed exercise of SARs pursuant to this Section 7.5 at any time upon notice to a Participant or to apply the deemed exercise feature only to certain groups of Participants. The deemed exercise of a SAR pursuant to this Section 7.5 shall apply only to a SAR that has been timely accepted by a Participant under procedures specified by the Company from time to time.

7.6 Effect of Termination of Service. Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee or in an Award Agreement, an SAR shall be exercisable after a Participant’s termination of Service only to the extent and during the applicable time period determined in accordance with Section 6.4 (treating the SAR as if it were an Option) and thereafter shall terminate.

7.7 Transferability of SARs. During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Award, a Tandem SAR related to a Nonstatutory Stock Option or a Freestanding SAR shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act.

8 RESTRICTED STOCK AWARDS.

Restricted Stock Awards shall be evidenced by Award Agreements specifying whether the Award is a Restricted Stock Bonus or a Restricted Stock Purchase Right and the number of shares of Stock subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

8.1 Types of Restricted Stock Awards Authorized. Restricted Stock Awards may be granted in the form of either a Restricted Stock Bonus or a Restricted Stock Purchase Right. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of or satisfaction of Vesting Conditions applicable to a Restricted Stock Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

8.2 Purchase Price. The purchase price for shares of Stock issuable under each Restricted Stock Purchase Right shall be established by the Committee in its discretion. No monetary payment (other than applicable tax withholding) shall be required as a condition of receiving shares of Stock pursuant to a Restricted Stock Bonus, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock subject to a Restricted Stock Award.

8.3 Purchase Period. A Restricted Stock Purchase Right shall be exercisable within a period established by the Committee, which shall in no event exceed thirty (30) days from the effective date of the grant of the Restricted Stock Purchase Right.

8.4 Payment of Purchase Price. Except as otherwise provided below, payment of the purchase price for the number of shares of Stock being purchased pursuant to any Restricted Stock Purchase Right shall be made (a) in cash, by check or in cash equivalent, (b) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (c) by any combination thereof.

8.5 Vesting and Restrictions on Transfer. Shares issued pursuant to any Restricted Stock Award may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to an Ownership Change Event or as provided in Section 8.8. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to such Restricted Stock Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then satisfaction of the Vesting Conditions automatically shall be determined on the next trading day on which the sale of such shares would not violate the Trading Compliance Policy. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

8.6 Voting Rights; Dividends and Distributions. Except as provided in this Section, Section 8.5, and any Award Agreement, during any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares; provided, however, that if so determined by the Committee and provided by the Award Agreement, such dividends and distributions shall be subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid, and otherwise shall be paid no later than the end of the calendar year in which such dividends or distributions are paid to stockholders (or, if later, the 15th day of the third month following the date such dividends or distributions are paid to stockholders). In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

8.7 Effect of Termination of Service. Unless otherwise provided by the Committee in the Award Agreement evidencing a Restricted Stock Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then (a) the Company shall have the option to repurchase for the purchase price paid by the Participant any shares acquired by the Participant pursuant to a Restricted Stock Purchase Right which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service and (b) the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Bonus which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

8.8 Nontransferability of Restricted Stock Award Rights. Rights to acquire shares of Stock pursuant to a Restricted Stock Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

9 RESTRICTED STOCK UNITS.

Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

9.1 Grant of Restricted Stock Unit Awards. Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

9.2 Purchase Price. No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving a Restricted Stock Unit Award, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Restricted Stock Unit Award.

9.3 Vesting. Restricted Stock Unit Awards may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.

9.4 Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Dividend Equivalent Rights, if any, shall be paid by crediting the Participant with a cash amount or with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock, as determined by the Committee. The number of additional Restricted Stock Units (rounded to the nearest whole number), if any, to be credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. If so determined by the Committee and provided by the Award Agreement, such cash amount or additional Restricted Stock Units shall be subject to the same terms and conditions (including vesting terms) and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

9.5 Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Restricted Stock Unit Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

9.6 Settlement of Restricted Stock Unit Awards. The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee in compliance with Section 409A, if applicable, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 9.4) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Unit Award that if the settlement date with respect to any shares issuable upon vesting of Restricted Stock Units would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then the settlement date shall be deferred until the next trading day on which the sale of such shares would not violate the Trading Compliance Policy but in any event no later than the 15th day of the third calendar month following the year in which such Restricted Stock Units vest. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section, and such deferred issuance date(s) and amount(s) elected by the Participant shall be set forth in the Award Agreement or an Election (as defined in Section 15.2). Notwithstanding the foregoing, the Committee, in its discretion, may provide in an Award Agreement for settlement of any Restricted Stock Unit Award by payment to the Participant in cash of an amount equal to the Fair Market Value on the payment date of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.

9.7 Nontransferability of Restricted Stock Unit Awards. The right to receive shares pursuant to a Restricted Stock Unit Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

10 PERFORMANCE AWARDS.

Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

10.1 Types of Performance Awards Authorized. Performance Awards may be granted in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.

10.2 Initial Value of Performance Shares and Performance Units. Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial monetary value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.3, on the effective date of grant of the Performance Share, and each Performance Unit shall have an initial monetary value established by the Committee at the time of grant. The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.

10.3 Establishment of Performance Period, Performance Goals and Performance Award Formula. In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.

10.4 Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of objective or subjective business, financial or individual performance or other performance criteria established by the Committee in its discretion (each, a “Performance Measure”), subject to the following:

(a) Performance Measures. Unless otherwise determined by the Committee no later than the grant of the Performance Award, Performance Measures based on objective criteria shall be calculated in accordance with the Company’s financial statements, or, if such measures are not reported in the Company’s financial statements, they shall be calculated in accordance with generally accepted accounting principles, a method used generally in the Company’s industry, or in accordance with a methodology established by the Committee prior to the grant of the Performance Award. Performance Measures based on subjective criteria shall be determined on the basis established by the Committee in granting the Award. As specified by the Committee, Performance Measures may be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes, one or more Subsidiary Corporations or such division or other business unit of any of them selected by the Committee. Unless otherwise determined by the Committee no later than the grant of the Performance Award, the Performance Measures applicable to the Performance Award shall be calculated prior to the accrual of expense for any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) on the Performance Measures of any change in accounting standards or any unusual or infrequently occurring event or transaction, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to a Performance Award.

(b) Performance Targets. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the Performance Target level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value, an increase or decrease in a value, or as a value determined relative to an index, budget or other standard selected by the Committee.

10.5 Settlement of Performance Awards.

(a) Determination of Final Value. As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall determine the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

(b) Discretionary Adjustment of Award Formula. In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine.

(c) Effect of Leaves of Absence. Unless otherwise required by law or a Participant’s Award Agreement, payment of the final value, if any, of a Performance Award held by a Participant who has taken in excess of thirty (30) days in unpaid leaves of absence during a Performance Period shall be prorated on the basis of the number of days of the Participant’s Service during the Performance Period during which the Participant was not on an unpaid leave of absence.

(d) Notice to Participants. As soon as practicable following the Committee’s determination in accordance with Sections 10.5(a) and (b), the Company shall notify each Participant of the determination of the Committee.

(e) Payment in Settlement of Performance Awards. As soon as practicable following the Committee’s determination in accordance with Sections 10.5(a) and (b), but in any event within the Short-Term Deferral Period described in Section 15.1 (except as otherwise provided below or consistent with the requirements of Section 409A), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee and set forth in the Award Agreement. Unless otherwise provided in the Award Agreement evidencing a Performance Award, payment shall be made in a lump sum. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the payment to be made to the Participant pursuant to this Section, and such deferred payment date(s) elected by the Participant shall be set forth in the Award Agreement or an Election. If any payment is to be made on a deferred basis, the Committee may, but shall not be obligated to, provide for the payment during the deferral period of Dividend Equivalent Rights or interest.

(f) Provisions Applicable to Payment in Shares. If payment is to be made in shares of Stock, the number of such shares shall be determined by dividing the final value of the Performance Award by the Fair Market Value of a share of Stock determined by the method specified in the Award Agreement. Shares of Stock issued in payment of any Performance Award may be fully vested and freely transferable shares or may be shares of Stock subject to Vesting Conditions as provided in Section 8.5. Any shares subject to Vesting Conditions shall be evidenced by an appropriate Award Agreement and shall be subject to the provisions of Sections 8.5 through 8.8 above.

10.6 Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date the Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date on which the Performance Shares are settled or the date on which they are forfeited. Such Dividend Equivalent Rights, if any, shall be credited to the Participant either in cash or in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock, as determined by the Committee. The number of additional Performance Shares (rounded to the nearest whole number), if any, to be so credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalent Rights, if any, shall be accumulated and paid to the extent that the related Performance Shares become nonforfeitable. Settlement of Dividend Equivalent Rights may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 10.5. Dividend Equivalent Rights shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.

10.7 Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Performance Award, the effect of a Participant’s termination of Service on the Performance Award shall be as follows:

(a) Death or Disability. If the Participant’s Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant’s Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant’s Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 10.5.

(b) Other Termination of Service. If the Participant’s Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety; provided, however, that in the event of an involuntary termination of the Participant’s Service, the Committee, in its discretion, may waive the automatic forfeiture of all or any portion of any such Award and determine the final value of the Performance Award in the manner provided by Section 10.7(a). Payment of any amount pursuant to this Section shall be made following the end of the Performance Period in any manner permitted by Section 10.5.

10.8 Nontransferability of Performance Awards. Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

11 CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS.

Cash-Based Awards and Other Stock-Based Awards shall be evidenced by Award Agreements in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

11.1 Grant of Cash-Based Awards. Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms and conditions, including the achievement of performance criteria, as the Committee may determine.

11.2 Grant of Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted securities, stock-equivalent units, stock appreciation units, securities or debentures convertible into common stock or other forms determined by the Committee) in such amounts and subject to such terms and conditions as the Committee shall determine. Other Stock-Based Awards may be made available as a form of payment in the settlement of other Awards or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may involve the transfer of actual shares of Stock to Participants, or payment in cash or otherwise of amounts based on the value of Stock and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

11.3 Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a monetary payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of shares of Stock or units based on such shares of Stock, as determined by the Committee. The Committee may require the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. If the Committee exercises its discretion to establish performance criteria, the final value of Cash-Based Awards or Other Stock-Based Awards that will be paid to the Participant will depend on the extent to which the performance criteria are met.

11.4 Payment or Settlement of Cash-Based Awards and Other Stock-Based Awards. Payment or settlement, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash, shares of Stock or other securities or any combination thereof as the Committee determines and set forth in the Award Agreement. To the extent applicable, payment or settlement with respect to each Cash-Based Award and Other Stock-Based Award shall be made in compliance with the requirements of Section 409A.

11.5 Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Other Stock-Based Awards until the date of the issuance of such shares of Stock (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if any, in settlement of such Award. However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Other Stock-Based Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, shall be paid in accordance with the provisions set forth in Section 9.4. Dividend Equivalent Rights shall not be granted with respect to Cash-Based Awards. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Other Stock-Based Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of such Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions and performance criteria, if any, as are applicable to the Award.

11.6 Effect of Termination of Service. Each Award Agreement evidencing a Cash-Based Award or Other Stock-Based Award shall set forth the extent to which the Participant shall have the right to retain such Award following termination of the Participant’s Service. Such provisions shall be determined in the discretion of the Committee, need not be uniform among all Cash-Based Awards or Other Stock-Based Awards, and may reflect distinctions based on the reasons for termination, subject to the requirements of Section 409A, if applicable.

11.7 Nontransferability of Cash-Based Awards and Other Stock-Based Awards. Prior to the payment or settlement of a Cash-Based Award or Other Stock-Based Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. The Committee may impose such additional restrictions on any shares of Stock issued in settlement of Cash-Based Awards and Other Stock-Based Awards as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares of Stock are then listed and/or traded, or under any state securities laws or foreign law applicable to such shares of Stock.

12 STANDARD FORMS OF AWARD AGREEMENT.

12.1 Award Agreements. Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time. No Award or purported Award shall be a valid and binding obligation of the Company unless evidenced by a Company-executed Award Agreement, which execution may be evidenced by electronic means.

12.2 Authority to Vary Terms. The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

13 CHANGE IN CONTROL.

13.1 Effect of Change in Control on Awards. In the event of a Change in Control, outstanding Awards shall be subject to the definitive agreement entered into by the Company in connection with the Change in Control. Subject to the requirements and limitations of Section 409A, if applicable, the following provisions will apply to Awards in the event of a Change in Control unless otherwise provided in the Award Agreement or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Committee at the time of grant of an Award. In the event of a Change in Control, then, notwithstanding any other provision of the Plan, the Committee may take one or more of the following actions with respect to Awards, contingent upon the closing or completion of the Change in Control. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants and in each case may make such determination in its discretion and without the consent of any Participant (unless otherwise provided in the Award Agreement or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Committee at the time of grant of an Award).

(a) Accelerated Vesting. The Committee may take such action as it deems appropriate to provide for acceleration of the exercisability, vesting and/or settlement in connection with a Change in Control of each or any outstanding Award or portion thereof and shares acquired pursuant thereto upon such conditions, including termination of the Participant’s Service prior to, upon, or following the Change in Control, and to such extent as the Committee determines.

(b) Assumption, Continuation or Substitution. The Committee may arrange for the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”) to assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable, with appropriate adjustments in accordance with Section 4.3. For purposes of this Section, if so determined by the Committee in its discretion, an Award denominated in shares of Stock shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each share of Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may provide for the consideration to be received upon the exercise or settlement of the Award, for each share of Stock subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the Change in Control. Any Award or portion thereof which is not assumed, continued or substituted by the Acquiror in connection with the Change in Control nor exercised or settled prior to the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

(c) Assignment or Lapse of Reacquisition or Repurchase Rights. The Committee may arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Stock issued pursuant to the Award to the Acquiror or arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Award.

(d) Cancellation. In its discretion, the Committee may cancel or arrange for the cancellation of the Award, to the extent not vested or not exercised prior to the effective time of the Change in Control, in exchange for no consideration ($0) or such consideration, if any, as determined by the Committee.

(e) Cash-Out of Outstanding Stock-Based Awards. The Committee may determine that, upon the occurrence of a Change in Control, each or any Award denominated in shares of Stock or portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Committee) of Stock subject to such canceled Award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control, reduced (but not below zero) by the exercise or purchase price per share, if any, under such Award. In the event such determination is made by the Committee, an Award having an exercise or purchase price per share equal to or greater than the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control may be canceled without notice or payment of consideration to the holder thereof. Payment pursuant to this Section (reduced by applicable withholding taxes, if any) shall be made to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards or, if determined by the Committee and in compliance with Section 409A, as soon as practicable following the date of the Change in Control.

(f) Adjustments and Earnouts. In making any determination pursuant to this Section 13.1 in the event of a Change in Control, the Committee may, in its discretion, determine that an Award shall or shall not be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, earnouts and similar conditions as the other holders of the Company’s Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A or Section 424 of the Code.

13.2 Effect of Change in Control on Nonemployee Director Awards. Subject to the requirements and limitations of Section 409A, if applicable, including as provided by Section 15.4(f), in the event of a Change in Control, each outstanding Nonemployee Director Award shall become immediately exercisable and vested in full effective immediately prior to and contingent upon the Change in Control and, except to the extent assumed, continued or substituted for pursuant to Section 13.1(b) or otherwise restricted by Section 409A, shall be settled effective immediately prior to the time of consummation of the Change in Control if not exercised or settled prior to the Change in Control.

13.3 Federal Excise Tax Under Section 4999 of the Code.

(a) Excess Parachute Payment. If any acceleration of vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, then, provided such election would not subject the Participant to taxation under Section 409A, the Participant may elect to reduce the amount of any acceleration of vesting called for under the Award in order to avoid such characterization.

(b) Determination by Tax Firm. To aid the Participant in making any election called for under Section 13.3(a), no later than the date of the occurrence of any event that might reasonably be anticipated to result in an “excess parachute payment” to the Participant as described in Section 13.3(a), the Company shall request a determination in writing by the professional firm engaged by the Company for general tax purposes, or, if the tax firm so engaged by the Company is serving as accountant or auditor for the Acquiror, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section (the “Tax Firm”). As soon as practicable thereafter, the Tax Firm shall determine and report to the Company and the Participant the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Tax Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Tax Firm such information and documents as the Tax Firm may reasonably request in order to make its required determination. The Company shall bear all fees and expenses the Tax Firm charges in connection with its services contemplated by this Section.

14 COMPLIANCE WITH SECURITIES LAW.

The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award, or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

15 COMPLIANCE WITH SECTION 409A.

15.1 Awards Subject to Section 409A. The Company intends that Awards granted pursuant to the Plan shall either be exempt from or comply with Section 409A, and the Plan shall be so construed. The provisions of this Section 15 shall apply to any Award or portion thereof that constitutes or provides for payment of Section 409A Deferred Compensation. Such Awards may include, without limitation:

(a) A Nonstatutory Stock Option or SAR that includes any feature for the deferral of compensation other than the deferral of recognition of income until the later of (i) the exercise or disposition of the Award or (ii) the time the stock acquired pursuant to the exercise of the Award first becomes substantially vested.

(b) Any Restricted Stock Unit Award, Performance Award, Cash-Based Award or Other Stock-Based Award that either (i) provides by its terms for settlement of all or any portion of the Award at a time or upon an event that will or may occur later than the end of the Short-Term Deferral Period (as defined below) or (ii) permits the Participant granted the Award to elect one or more dates or events upon which the Award will be settled after the end of the Short-Term Deferral Period.

Subject to the provisions of Section 409A, the term “Short-Term Deferral Period” means the 2 1/2 month period ending on the later of (i) the 15th day of the third month following the end of the Participant’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture or (ii) the 15th day of the third month following the end of the Company’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture. For this purpose, the term “substantial risk of forfeiture” shall have the meaning provided by Section 409A.

15.2 Deferral and/or Distribution Elections. Except as otherwise permitted or required by Section 409A and the Company, the following rules shall apply to any compensation deferral and/or payment elections (each, an “Election”) that may be permitted or required by the Committee pursuant to an Award providing Section 409A Deferred Compensation:

(a) Elections must be in writing and specify the amount of the payment in settlement of an Award being deferred, as well as the time and form of payment as permitted by this Plan.

(b) Elections shall be made by the end of the Participant’s taxable year prior to the year in which services commence for which an Award may be granted to the Participant.

(c) Elections shall continue in effect until a written revocation or change in Election is received by the Company, except that a written revocation or change in Election must be received by the Company prior to the last day for making the Election determined in accordance with paragraph (b) above or as permitted by Section 15.3.

15.3 Subsequent Elections. Except as otherwise permitted or required by Section 409A, any Award providing Section 409A Deferred Compensation which permits a subsequent Election to delay the payment or change the form of payment in settlement of such Award shall comply with the following requirements:

(a) No subsequent Election may take effect until at least twelve (12) months after the date on which the subsequent Election is made.

(b) Each subsequent Election related to a payment in settlement of an Award not described in Section 15.4(a)(ii), 15.4(a)(iii) or 15.4(a)(vi) must result in a delay of the payment for a period of not less than five (5) years from the date on which such payment would otherwise have been made.

(c) No subsequent Election related to a payment pursuant to Section 15.4(a)(vi) shall be made less than twelve (12) months before the date on which such payment would otherwise have been made.

(d) Subsequent Elections shall continue in effect until a written revocation or change in the subsequent Election is received by the Company, except that a written revocation or change in a subsequent Election must be received by the Company prior to the last day for making the subsequent Election determined in accordance the preceding paragraphs of this Section 15.3.

15.4 Payment of Section 409A Deferred Compensation.

(a) Permissible Payments. Except as otherwise permitted or required by Section 409A, an Award providing Section 409A Deferred Compensation must provide for payment in settlement of the Award only upon one or more of the following:

(i) The Participant’s “separation from service” (as defined by Section 409A);

(ii) The Participant’s becoming “disabled” (as defined by Section 409A);

(iii) The Participant’s death;

(iv) A time or fixed schedule that is either (i) specified by the Committee upon the grant of an Award and set forth in the Award Agreement evidencing such Award or (ii) specified by the Participant in an Election complying with the requirements of Section 15.2 or 15.3, as applicable;

(v) A change in the ownership or effective control or the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 409A; or

(vi) The occurrence of an “unforeseeable emergency” (as defined by Section 409A).

(b) Installment Payments. It is the intent of this Plan that any right of a Participant to receive installment payments (within the meaning of Section 409A) shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.

(c) Required Delay in Payment to Specified Employee Pursuant to Separation from Service. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, except as otherwise permitted by Section 409A, no payment pursuant to Section 15.4(a)(i) in settlement of an Award providing for Section 409A Deferred Compensation may be made to a Participant who is a “specified employee” (as defined by Section 409A) as of the date of the Participant’s separation from service before the date (the “Delayed Payment Date”) that is six (6) months after the date of such Participant’s separation from service, or, if earlier, the date of the Participant’s death. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

(d) Payment Upon Disability. All distributions of Section 409A Deferred Compensation payable pursuant to Section 15.4(a)(ii) by reason of a Participant becoming disabled shall be paid in a lump sum or in periodic installments as established by the Participant’s Election. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon becoming disabled, all such distributions shall be paid in a lump sum or commence upon the determination that the Participant has become disabled.

(e) Payment Upon Death. If a Participant dies before complete distribution of amounts payable upon settlement of an Award subject to Section 409A, such undistributed amounts shall be distributed to his or her beneficiary under the distribution method for death established by the Participant’s Election upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon death, all such distributions shall be paid in a lump sum upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death.

(f) Payment Upon Change in Control. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A. Any Award which constitutes Section 409A Deferred Compensation and which would vest and otherwise become payable upon a Change in Control as a result of the failure of the Acquiror to assume, continue or substitute for such Award in accordance with Section 13.1(b) shall vest to the extent provided by such Award but shall be converted automatically at the effective time of such Change in Control into a right to receive, in cash on the date or dates such award would have been settled in accordance with its then existing settlement schedule (or as required by Section 15.4(c)), an amount or amounts equal in the aggregate to the intrinsic value of the Award at the time of the Change in Control.

(g) Payment Upon Unforeseeable Emergency. The Committee shall have the authority to provide in the Award Agreement evidencing any Award providing for Section 409A Deferred Compensation for payment pursuant to Section 15.4(a)(vi) in settlement of all or a portion of such Award in the event that a Participant establishes, to the satisfaction of the Committee, the occurrence of an unforeseeable emergency. In such event, the amount(s) distributed with respect to such unforeseeable emergency cannot exceed the amounts reasonably necessary to satisfy the emergency need plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution(s), after taking into account the extent to which such emergency need is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Award. All distributions with respect to an unforeseeable emergency shall be made in a lump sum upon the Committee’s determination that an unforeseeable emergency has occurred. The Committee’s decision with respect to whether an unforeseeable emergency has occurred and the manner in which, if at all, the payment in settlement of an Award shall be altered or modified, shall be final, conclusive, and not subject to approval or appeal.

(h) Prohibition of Acceleration of Payments. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, this Plan does not permit the acceleration of the time or schedule of any payment under an Award providing Section 409A Deferred Compensation, except as permitted by Section 409A. The Company reserves the right in its discretion to accelerate the time or schedule of any payment under an Award providing Section 409A Deferred Compensation to the maximum extent permitted by Section 409A.

(i) No Representation Regarding Section 409A Compliance. Notwithstanding any other provision of the Plan, the Company makes no representation that Awards shall be exempt from or comply with Section 409A. No Participating Company shall be liable for any tax, penalty or interest imposed on a Participant by Section 409A.

16 TAX WITHHOLDING.

16.1 Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes (including social insurance), if any, required by law to be withheld by any Participating Company with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

16.2 Withholding in or Directed Sale of Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of any Participating Company. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall be determined by the Company in accordance with the Company’s withholding procedures and after considering any accounting consequences or cost). The Company may require a Participant to direct a broker, upon the vesting, exercise or settlement of an Award, to sell a portion of the shares subject to the Award determined by the Company in its discretion to be sufficient to cover the tax withholding obligations of any Participating Company and to remit an amount equal to such tax withholding obligations to such Participating Company in cash.

17 AMENDMENT, SUSPENSION OR TERMINATION OF PLAN.

The Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Sections 4.2 and 4.3, (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule, including the rules of any stock exchange or quotation system upon which the Stock may then be listed or quoted. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. Except as provided by the next sentence, no amendment, suspension or termination of the Plan may have a materially adverse effect on any then outstanding Award without the consent of the Participant. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A.

18 MISCELLANEOUS PROVISIONS.

18.1 Repurchase Rights. Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

18.2 Forfeiture Events.

(a) The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service for Cause or any act by a Participant, whether before or after termination of Service, that would constitute Cause for termination of Service, or any accounting restatement due to material noncompliance of the Company with any financial reporting requirements of securities laws as a result of which, and to the extent that, such reduction, cancellation, forfeiture, or recoupment is required by applicable securities laws. In addition, to the extent that claw-back or similar provisions applicable to Awards are required by applicable law, listing standards and/or policies adopted by the Company, Awards granted under the Plan shall be subject to such provisions.

(b) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, any Participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 or other applicable law or listing requirements, shall reimburse the Company for (i) the amount of any payment in settlement of an Award received by such Participant during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such Participant from the sale of securities of the Company during such twelve- (12-) month period. No recovery of compensation pursuant to the foregoing provisions will constitute an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason” or for a “constructive termination” or any similar term under any plan or agreement with the Company.

18.3 Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

18.4 Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award, the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

18.5 Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares, amount of cash, or other property subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

18.6 Rights as Employee, Consultant or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

18.7 Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4 or another provision of the Plan.

18.8 Delivery of Title to Shares. Subject to any governing rules or regulations, the Company shall issue or cause to be issued the shares of Stock acquired pursuant to an Award and shall deliver such shares to or for the benefit of the Participant by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.

18.9 Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

18.10 Provisions for Non-U.S. Participants. The Committee may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

18.11 Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any share of Stock or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

18.12 Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any shares of Stock held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Stock. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 18.12 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 18.12, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

18.13 Retirement and Welfare Plans. Neither Awards made under this Plan nor shares of Stock or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under any Participating Company’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit. In addition, unless a written employment agreement or other service agreement specifically references Awards, a general reference to “benefits” or a similar term in such agreement shall not be deemed to refer to Awards granted hereunder.

18.14 Beneficiary Designation. Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.

18.15 Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

18.16 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or another Participating Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or another Participating Company to take any action which such entity deems to be necessary or appropriate.

18.17 Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be considered unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security

Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

18.18 Choice of Law. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of law rules.

ANNEX K

FORM OF LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is made and entered into as of      , 202[ ], by and among GigCapital7 Corp., a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to Closing) (“GigCapital7”), Hadron Energy, Inc., a Delaware corporation (the “Company”), and those equityholders of the Company listed on the signature pages hereto (each, a “Lock-Up Party” and, collectively, the “Lock-Up Parties”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, on September 27, 2025, GigCapital7, MMR Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of GigCapital7 (“Merger Sub”), and the Company, entered into a Business Combination Agreement (the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the merger as a wholly-owned subsidiary of GigCapital7 upon the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, each Lock-Up Party agrees to enter into this Agreement with respect to all Lock-Up Securities (as defined below) that such Lock-Up Party now or hereafter Beneficially Owns or owns of record;

WHEREAS, each of GigCapital7, the Company and each Lock-Up Party has determined that it is in their best interests to enter into this Agreement; and

WHEREAS, each Lock-Up Party understands and acknowledges that GigCapital7 and the Company are entering into the Business Combination Agreement in reliance upon such Lock-Up Party’s execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Affiliate” of a specified person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person (provided that if a Lock-Up Party is a venture capital, private equity or angel fund, no portfolio company of such Lock-Up Party will be deemed an Affiliate of such Lock-Up Party).

“Beneficially Own” means, with regard to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act. Similar terms such as “Beneficial Ownership” and “Beneficial Owner” have the corresponding meanings.

“Expiration Time” shall mean the earliest to occur of (a) the Closing Date, (b) such date as the Business Combination Agreement shall be validly terminated in accordance with Article VIII thereof, and (c) the effective date of a written agreement of the parties hereto terminating this Agreement.

“Family Member” means with respect to any individual, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such individual or any trust created for the benefit of such individual or of which any of the foregoing is a beneficiary.

“GigCapital7 Common Stock” means GigCapital7’s common stock, par value $0.0001 per share.

“GigCapital7 Preferred Stock” means GigCapital7’s preferred stock, par value $0.0001 per share.

“GigCapital7 Securities” means (a) any shares of GigCapital7 Preferred Stock, (b) any shares of GigCapital7 Common Stock, (c) any shares of GigCapital7 Common Stock issued or issuable upon the exercise of any warrant or other right to acquire shares of such GigCapital7 Common Stock and (d) any equity securities of GigCapital7 that may be issued or distributed or be issuable with respect to the securities referred to in clauses (b) or (c) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction.

“Governmental Authority” means any United States federal, state, county, municipal or other local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Law” means any applicable federal, national, state, county, municipal, provincial, local, foreign or multinational statute, constitution, common law, ordinance, code, decree, order, judgment, rule, binding regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lock-Up Securities” means any GigCapital7 Securities Beneficially Owned by a Lock-Up Party as of immediately following the Closing Date, other than (i) any security received pursuant to an incentive plan adopted by GigCapital7 on or after the Closing Date, or (ii) any GigCapital7 Securities acquired in open market transactions.

“Permitted Transferee” means with respect to any Person, (a) in the case of an individual: (i) any Family Member of such Person by bona fide gift, (ii) any Affiliate of any Family Member of such Person or to a trust, the beneficiary of which is a Family Member or an Affiliate of such Person, or to a charitable organization, (iii) a Person by virtue of the laws of descent and distribution upon death of such Person, (iv) a Person pursuant to a qualified domestic relations order, and (b) in the case of an entity, (i) any Affiliate of such Person or to any investment fund or other entity controlled or managed by such Person, (ii) if the undersigned is a corporation, partnership, limited liability company or other business entity, its stockholders, partners, members or other equityholders, and (c) the Company or GigCapital7 in connection with the repurchase of shares of GigCapital7 Common Stock issued pursuant to equity awards granted under a stock incentive plan or other equity award plan.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Transfer” means, excluding entry into this Agreement and the Business Combination Agreement and the consummation of the transactions contemplated hereby and thereby, any (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) the public announcement of any intention to effect any transaction specified in clause (a) or (b).

2. Lock-Up.

2.1 Lock-Up. Each Lock-Up Party severally, and not jointly, agrees with GigCapital7 not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Securities Beneficially Owned or otherwise held by such Lock-Up Party during the Lock-Up Period (as defined below);

provided, that such prohibition shall not apply to Transfers permitted pursuant to Section 2.2. The “Lock-Up Period” shall be the period commencing on the Closing Date and ending on the date that is the earlier to occur of: (a) six (6) months following the Closing Date; (b) subsequent to the Closing, the date on which the reported closing price of one share of GigCapital7 Common Stock quoted on The Nasdaq Stock Market LLC, the New York Stock Exchange or the NYSE American (or the exchange on which the shares of GigCapital7 Common Stock are then listed) equals or exceeds eleven dollars and fifty cents ($11.50) per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like occurring after the Closing Date) for any twenty (20) Trading Days (as defined below) within any thirty (30) consecutive Trading Day period commencing at least ninety (90) days after the Closing Date; and (c) subsequent to the Closing, the date on which GigCapital7 completes a liquidation, merger, stock exchange or other similar transaction that results in all of GigCapital7’s stockholders having the right to exchange their GigCapital7 Securities for cash, securities or other property. “Trading Day” means a day on which shares of GigCapital7 Common Stock are actually traded on the principal securities exchange or securities market on which shares of GigCapital7 Common Stock are then traded; provided, however, that if the GigCapital7 Common Stock is not so listed or admitted for trading, Trading Day means a Business Day. For the avoidance of any doubt, each Lock-Up Party shall retain all of his, her or its rights as a stockholder of GigCapital7 during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Lock-Up Securities.

2.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, during the Lock-Up Period, each Lock-Up Party may Transfer, without the consent of GigCapital7, any of such Lock-Up Party’s Lock-Up Securities (a) to any of such Lock-Up Party’s Permitted Transferees, upon written notice to GigCapital7 or (b) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of GigCapital7’s stockholders having the right to exchange their GigCapital7 Securities for cash, securities or other property subsequent to the Merger; provided, that in connection with any Transfer of such Lock-Up Securities, the restrictions and obligations contained in Section 2.1 and this Section 2.2 will continue to apply to such Lock-Up Securities after any Transfer of such Lock-Up Securities and such transferee shall execute a lock-up agreement substantially in the form of this Agreement for the balance of the Lock-Up Period. Notwithstanding the foregoing provisions of this Section 2.2, a Lock-Up Party may (i) not make a Transfer to a Permitted Transferee if such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in this Agreement (it being understood that the purpose of this provision includes prohibiting the Transfer to a Permitted Transferee (A) that has been formed to facilitate a material change with respect to who or which entities Beneficially Own the Lock-Up Securities, or (B) followed by a change in the relationship between the Lock-Up Party and the Permitted Transferee (or a change of control of such Lock-Up Party or Permitted Transferee) after the Transfer with the result and effect that the Lock-Up Party has indirectly made a Transfer of Lock-Up Securities by using a Permitted Transferee, which Transfer would not have been directly permitted under this Section 2 had such change in such relationship occurred prior to such Transfer), or (ii) enter into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act after the date of this Agreement relating to the sale of the undersigned’s Lock-Up Securities, provided that (A) the securities subject to such plan may not be sold until after the expiration of the Lock-Up Period and (B) the Company shall not be required to effect, and the undersigned shall not effect or cause to be effected, any public filing, report or other public announcement regarding the establishment of the trading plan.

3. Confidentiality. Until the Expiration Time, each Lock-Up Party will and will direct his, her or its Affiliates to keep confidential and not disclose any non-public information relating to GigCapital7 or the Company and their respective subsidiaries, including the existence or terms of, or transactions contemplated by, this Agreement, the Business Combination Agreement or the other Transaction Documents, except to the extent that such information (i) was, is or becomes generally available to the public after the date hereof other than as a result of a disclosure by such Lock-Up Party in breach of this Section 3, (ii) is, was or becomes available to such Lock-Up Party on a non-confidential basis from a source other than GigCapital7 or the Company, or (iii) is or was independently developed by such Lock-Up Party after the date hereof. Notwithstanding the foregoing, such information may be disclosed to the extent required to be disclosed in a judicial or administrative proceeding, or otherwise required to be disclosed by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which such disclosing party is subject), provided that such Lock-Up Party gives GigCapital7 or the Company, as applicable, prompt notice of such request(s) or requirement(s), to the extent practicable (and not prohibited by Law), so that GigCapital7 or the Company may seek, at its expense, an appropriate protective order or similar relief (and such Lock-Up Party shall reasonably cooperate with such efforts it being understood that such obligation to reasonably cooperate does not require a Lock-Up Party to himself, herself or itself commence litigation regarding such protective order or similar relief).

4. Representations and Warranties of the Lock-Up Parties. Each Lock-Up Party hereby represents and warrants, severally and not jointly, to the Company and GigCapital7 as follows:

4.1 Due Authority. Such Lock-Up Party has the full power and authority to execute and deliver this Agreement and perform his, her or its obligations hereunder. If such Lock-Up Party is an individual, the signature to this agreement is genuine and such Lock-Up Party has legal competence and capacity to execute the same. This Agreement has been duly and validly executed and delivered by such Lock-Up Party and, assuming due execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such Lock-Up Party, enforceable against such Lock-Up Party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by general equitable principles.

4.2 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Lock-Up Party does not, and the performance by such Lock-Up Party of the obligations under this Agreement and the compliance by such Lock-Up Party with any provisions hereof do not and will not: (i) conflict with or violate any Law applicable to such Lock-Up Party, (ii) if such Lock-Up Party is an entity, conflict with or violate the certificate of incorporation or bylaws or any equivalent Organizational Documents of such Lock-Up Party, or (iii) result in any breach of, or constitute a default (or an event, which with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the securities of the Company owned by such Lock-Up Party pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Lock-Up Party is a party or by which such Lock-Up Party is otherwise bound, except, in the case of clauses (i) and (iii), as would not reasonably be expected, individually or in the aggregate, to materially impair the ability of such Lock-Up Party to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby.

(b) The execution and delivery of this Agreement by such Lock-Up Party does not, and the performance of this Agreement by such Lock-Up Party will not, require any consent, approval, authorization or permit of, or filing or notification to, or expiration of any waiting period by any Governmental Authority, other than those set forth as conditions to closing in the Business Combination Agreement.

4.3 Absence of Litigation. As of the date hereof, there is no litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending against, or, to the knowledge of such Lock-Up Party, threatened against such Lock-Up Party that would reasonably be expected to materially impair the ability of such Lock-Up Party to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby.

4.4 Absence of Conflicting Agreements. Such Lock-Up Party has not entered into any agreement, arrangement or understanding that is otherwise materially inconsistent with, or would materially interfere with, or prohibit or prevent him, her or it from satisfying, his, her or its obligations pursuant to this Agreement.

5. Fiduciary Duties. The covenants and agreements set forth herein shall not prevent any designee of any Lock-Up Party from serving on the Board of Directors or as an officer of the Company or from taking any action, subject to the provisions of the Business Combination Agreement, while acting in such designee’s capacity as a director or officer of the Company. Each Lock-Up Party is entering into this Agreement solely in his, her or its capacity as the anticipated owner of GigCapital7 Securities following the consummation of the Merger.

6. Termination. This Agreement shall terminate upon the earlier of: (i) termination of the Business Combination Agreement in accordance with its terms; or (ii) completion of the Lock-Up as specified in Section 2.1 of this Agreement. Upon termination of this Agreement, none of the parties hereto shall have any further obligations or liabilities under this Agreement; provided, that nothing in this Section 6 shall relieve any party hereto of liability for any willful material breach of this Agreement prior to its termination.

7. Miscellaneous.

7.1 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

7.2 Non-survival of Representations and Warranties. None of the representations or warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Expiration Time.

7.3 Assignment. Neither party hereto may assign, directly or indirectly, including, through any merger, acquisition, sale of all or substantially all shares/assets or by operation of Law, either this Agreement or any of his, her or its rights, interests or obligations hereunder without the prior written approval of the other parties hereto, except with respect to a Transfer completed in accordance with Section 2.2. Subject to the first sentence of this Section 7.3, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this Section 7.3 shall be void ab initio.

7.4 Amendments and Modifications. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by (a) GigCapital7, (b) the Company and (c) (i) by Lock-Up Parties holding at least fifty percent (50%) of the Lock-Up Securities (assuming the hypothetical exercise of all then-outstanding warrants and options that are Lock-Up Securities) that are then subject to this Agreement, and any such amendment shall be binding on all the Lock-Up Parties; provided, however, that in no event shall the obligation of any Lock-Up Party hereunder be materially increased without the prior written consent of such Lock-Up Party, unless such amendment applies to all Lock-Up Parties in the same fashion; provided, further, however, that (A) if this Agreement, or any other lock-up agreement signed by a stockholder of the Company in connection with the transactions contemplated hereby or under the Business Combination Agreement, is amended, modified or waived in a manner favorable to any Lock-Up Party or such shareholder, and such amendment, modification or waiver would be favorable to any other Lock-Up Party, this Agreement shall be automatically amended in the same manner with respect to such other Lock-Up Party (and GigCapital7 shall provide prompt notice thereof to all Lock-Up Parties), and (B) if any Lock-Up Party or such shareholder is released from any or all of the lock-up restrictions under this Lock-Up Agreement or such other lock-up agreement, each other Lock-Up Party shall automatically be contemporaneously and proportionately released from the lock-up restrictions hereunder (which, for the avoidance of doubt, will include a release of the same percentage of such Lock-Up Party’s Lock-Up Securities) and GigCapital7 shall provide prompt notice thereof to each Lock-Up Party.

7.5 Governing Law; WAIVER OF JURY TRIAL; Specific Performance.

(a) This Agreement and all Actions based upon, arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the Laws of the State of Delaware.

(b) All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (x) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (y) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than with respect to any appellate court thereof and other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law. Each of the parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that he, she or it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that he, she or it or his, her or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT HE, SHE OR IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT HE, SHE, IT AND THE OTHERS HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5(C).

(d) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

7.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.6:

(i) if to GigCapital7 prior to the Effective Time, to:

GigCapital7 Corp.

1731 Embarcadero Road, Suite 200

Palo Alto, CA 94303

Attention: Dr. Avi S. Katz, Executive Chairman of the Board and Chief Executive Officer

   Dr. Raluca Dinu, Director

Email:    ***; ***

with a copy to:

DLA Piper LLP (US)

555 Mission Street, Suite 2400

San Francisco, CA 94105

Attention:  Jeff Selman; John Maselli

Email:     jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com

(ii) if to the Company prior to the Effective Time, to:

Hadron Energy, Inc.

3 Twin Dolphin Drive, STE 260

Redwood City, CA 94065

Attn: Samuel Gibson

Email: ***

with a copy to:

Duane Morris LLP

1901 New York Avenue N.W., Suite 700 East

Washington, DC 20001

Attn:  Andy Tucker

Email: ATucker@duanemorris.com

(iii) if to the Company or GigCapital7 following the Effective Time, to:

Hadron Energy, Inc.

1731 Embarcadero Road, Suite 200

Palo Alto, CA 94303

Attention: Dr. Raluca Dinu, Director

     Dr. Avi S. Katz, Executive Chairman of the Board

Email:    ***; ***

with a copy to:

DLA Piper LLP (US)

555 Mission Street, Suite 2400

San Francisco, CA 94105

Attention:  Jeff Selman; John Maselli

Email:     jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com with a copy to:

Duane Morris LLP

1901 New York Avenue N.W., Suite 700 East

Washington, DC 20001

Attn:  Andy Tucker

Email:  ATucker@duanemorris.com

(iv) if to a Lock-Up Party, to the address for notice set forth on such Lock-Up Party’s signature page to this Agreement.

7.7 Entire Agreement; Third-Party Beneficiaries. This Agreement, together with the Business Combination Agreement and Transaction Documents, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This right Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.8 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7.9 Effect of Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

7.10 Legal Representation. Each of the parties hereto agrees that he, she or it has been represented by independent counsel of his, her or its choice during the negotiation and execution of this Agreement and each party hereto and his, her or its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party hereto drafting such agreement or document. Each Lock-Up Party acknowledges that DLA Piper LLP (US) is acting as counsel to GigCapital7 and Duane Morris LLP is acting as counsel to the Company in connection with the Business Combination Agreement and the transactions contemplated thereby, and that neither of such firms is acting as counsel to any Lock-Up Party.

7.11 Expenses. Except as provided in the Business Combination Agreement, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated.

7.12 Further Assurances. At the request of GigCapital7 or the Company, in the case of any Lock-Up Party, or at the request of the Lock-Up Parties, in the case of GigCapital7, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

7.13 Waiver. No failure or delay on the part of any party to exercise any power, right, privilege or remedy under this Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.14 Several Liability. The liability of the Lock-Up Parties hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Lock-Up Party be liable for any other Lock-Up Party’s breach of such other Lock-Up Party’s representations, warranties, covenants, or agreements contained in this Agreement.

7.15 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Business Combination Agreement, or the obligations of any Permitted Transferee under this Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, or the obligations of any Permitted Transferee under this Agreement, in no event shall any party or any of his, her or its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

GIGCAPITAL7 CORP.

By:
Name:	Dr. Avi S. Katz
Title:	Chief Executive Officer

Signature Page to Lock-Up Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

HADRON ENERGY, INC.

By:
Name:	Samuel Gibson
Title:	Chief Executive Officer

Signature Page to Lock-Up Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

LOCK-UP PARTY:

By:
Name:

Address for Notice:

Email:

Shares of Common Stock beneficially owned on the date hereof:

Signature Page to Lock-Up Agreement

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, GigCapital7’s Existing Charter provides that a director will not be personally liable to GigCapital7’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to GigCapital7 or GigCapital7’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

GigCapital7’s Existing Charter provides that GigCapital7 will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

GigCapital7 has entered into indemnification agreements with each of its current directors and executive officers. These agreements require GigCapital7 to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to GigCapital7, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. GigCapital7 also intends to enter into indemnification agreements with future directors and executive officers.

Item 21. Exhibits and Financial Statement Schedules

(a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit Index

Exhibit	Description

2.1†	Business Combination Agreement, dated as of September 27, 2025, by and among GigCapital7 Corp., MMR Merger Sub, Inc., and Hadron Energy, Inc. (incorporated by reference to Exhibit 2.1 to GigCapital7’s Current Report on Form 8-K filed with the SEC on September 29, 2025 and included as Annex A to this proxy statement/ prospectus).

2.2**	Form of Plan of Domestication of GigCapital7 Corp.

2.3**	First Amendment to Business Combination Agreement, dated as of December 12, 2025, by and among GigCapital7 Corp., MMR Merger Sub, Inc., and Hadron Energy, Inc. (included in Annex A to this proxy statement/prospectus).

3.1**	Amended and Restated Memorandum and Articles of Association of GigCapital7 Corp. (incorporated by reference to Exhibit 3.1 to GigCapital7’s Current Report on Form 8-K filed with the SEC on September 3, 2024).

3.2**	Form of Amended and Restated Certificate of Incorporation of Hadron Energy Operating Company Inc., to be effective upon the Merger (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex B)

3.3	Form of Interim Certificate of Incorporation of GigCapital7 Corp. to become effective upon Domestication (included as Annex C to this proxy statement/prospectus).

3.4**	Form of Bylaws of GigCapital7 Corp. to become effective upon Domestication (included as Annex D to this proxy statement/prospectus).

3.5	Form of Post-Closing Certificate of Incorporation of Hadron Energy, Inc. (formerly GigCapital7 Corp.) to become effective upon the Closing (included as Annex E to this proxy statement/prospectus).

3.6**	Form of Certificate of Domestication of GigCapital7 Corp.

3.7**	Form of Post-Closing Bylaws of Hadron Energy, Inc. (formerly GigCapital7 Corp.) to become effective upon the Closing (included as Annex F to this proxy statement/prospectus).

4.1**	Specimen Unit of GigCapital7 Corp. (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to GigCapital7’s Registration Statement on Form S-1/A filed with the SEC on August 14, 2024) Certificate

4.2**	Specimen Class A Ordinary Shares Certificate of GigCapital7 Corp. (incorporated by reference to Exhibit 4.2 to Amendment No. 5 to GigCapital7’s Registration Statement on Form S-1/A filed with the SEC on August 26, 2024).

4.3**	Specimen Warrant Certificate of GigCapital7 Corp. (incorporated by reference to Exhibit 4.3 to Amendment No. 5 to GigCapital7’s Registration Statement on Form S-1/A filed with the SEC on August 26, 2024).

4.4**	Warrant Agreement, dated August 28, 2024, by and between GigCapital7 Corp. and Continental Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.1 to GigCapital7’s Current Report on Form 8-K filed with the SEC on September 3, 2024).

5.1**	Opinion of DLA Piper LLP (US) as to the validity of the securities being registered.

Exhibit	Description

8.1**	Opinion of Duane Morris LLP regarding the U.S. federal income tax matters discussed under the heading “Material U.S. Federal Income Tax Considerations of the Merger for Holders of Hadron Common Stock and Hadron Energy”

8.2**	Opinion of DLA Piper LLP (US) regarding Domestication and the U.S. federal income tax matters discussed under the heading “Material U.S. Federal Income Tax Considerations for Holders of GigCapital7 Securities and Domesticated GigCapital7 Securities - Tax Treatment of the Domestication” and “- U.S. Holders - Tax Effects of the Domestication to U.S. Holders”

10.1**	Sponsor Support Agreement, dated September 27, 2025, by and among GigCapital7 Corp., GigAcquisitions7 Corp. and Hadron Energy, Inc. (incorporated by reference to Exhibit 10.1 to GigCapital7’s Current Report on Form 8-K filed with the SEC on September 29, 2025 and included as Annex G to this proxy statement/ prospectus).

10.2†**	Transaction Support Agreement, dated September 27, 2025, by and among GigCapital7 Corp., Hadron Energy, Inc., and certain stockholders of Hadron Energy, Inc. (incorporated by reference to Exhibit 10.2 to GigCapital7’s Current Report on Form 8-K filed with the SEC on September 29, 2025 and included as Annex H to this proxy statement/prospectus).

10.3**	Insider Letter Agreement, dated August 28, 2024, by and among GigCapital7 Corp., its directors and officers, and GigAcquisitions7 Corp. (incorporated by reference to Exhibit 10.1 to GigCapital7’s Current Report on Form 8-K filed with the SEC on September 3, 2024).

10.4**	Warrant Purchase Agreement, dated August 28, 2024, by and between GigCapital7, Corp. and GigAcquisitions7, Corp. (incorporated by reference to Exhibit 10.2 to GigCapital7’s Current Report on Form 8-K filed with the SEC on September 3, 2024).

10.5†**	Registration Rights Agreement, dated August 28, 2024, by and among GigCapital7, Corp., GigAcquisitions7 Corp., and certain other security holders named therein (incorporated by reference to Exhibit 10.3 to GigCapital7’s Current Report on Form 8-K filed with the SEC on September 3, 2024).

10.6**	Investment Management Trust Agreement, dated August 28, 2024, by and between GigCapital7, Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.4 to GigCapital7’s Current Report on Form 8-K filed with the SEC on September 3, 2024).

10.7**	Administrative Services Agreement, dated August 28, 2024, by and between GigCapital7, Corp. and GigManagement, LLC (incorporated by reference to Exhibit 10.5 to GigCapital7’s Current Report on Form 8-K filed with the SEC on September 3, 2024).

10.8**	Indemnity Agreement, dated August 28, 2024, by and between GigCapital7, Corp. and Dr. Avi S. Katz (incorporated by reference to Exhibit 10.6 to GigCapital7’s Current Report on Form 8-K filed with the SEC on September 3, 2024).

10.9**	Indemnity Agreement, dated August 28, 2024, by and between GigCapital7, Corp. and Dr. Raluca Dinu (incorporated by reference to Exhibit 10.7 to GigCapital7’s Current Report on Form 8-K filed with the SEC on September 3, 2024).

10.10**	Indemnity Agreement, dated August 30, 2024, by and between GigCapital7, Corp. and Raanan I. Horowitz (incorporated by reference to Exhibit 10.8 to GigCapital7’s Current Report on Form 8-K filed with the SEC on September 3, 2024).

10.11**	Indemnity Agreement, dated August 30, 2024, by and between GigCapital7, Corp. and Karen Rogge (incorporated by reference to Exhibit 10.9 to GigCapital7’s Current Report on Form 8-K filed with the SEC on September 3, 2024).

10.12**	Indemnity Agreement, dated August 30, 2024, by and between GigCapital7, Corp. and Darius Moshfeghi (incorporated by reference to Exhibit 10.10 to GigCapital7’s Current Report on Form 8-K filed with the SEC on September 3, 2024).

Exhibit	Description

10.13**	Indemnity Agreement, dated August 30, 2024, between GigCapital7, Corp. and Ambassador Adrian Zuckerman (incorporated by reference to Exhibit 10.11 to GigCapital7’s Current Report on Form 8-K filed with the SEC on September 3, 2024).

10.14**	Indemnity Agreement, dated August 30, 2024, by and between GigCapital7, Corp. and Christine M. Marshall (incorporated by reference to Exhibit 10.12 to GigCapital7’s Current Report on Form 8-K filed with the SEC on September 3, 2024).

10.15**	Form of Registration Rights Agreement (included as Annex I to this proxy statement/prospectus).

10.16**	Form of Lock-Up Agreement (included as Annex K to this proxy statement/prospectus).

10.17#**	Form of Hadron Energy, Inc. 2026 Equity Incentive Plan (included as Annex J to this proxy statement/prospectus).

21.1**	List of Subsidiaries of GigCapital7

23.1	Consent of BPM LLP, independent registered public accounting firm for GigCapital7 Corp.

23.2	Consent of WithumSmith+Brown, PC, independent registered public accounting firm for Hadron Energy, Inc.

23.3**	Consent of DLA Piper LLP (US) (included in Exhibit 5.1 hereto).

24.1**	Power of Attorney (included on signature page to the initial filing of this Registration Statement).

99.1**	Form of GigCapital7 Corp. Proxy Card.

99.2**	Consent of Samuel Gibson to be named as a director nominee of Hadron Energy, Inc.

99.3**	Consent of Bryan Timm to be named as a director nominee of Hadron Energy, Inc.

99.4**	Consent of Robert Lewis to be named as a director nominee of Hadron Energy, Inc.

101.INS	XBRL Instance Document-the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

107**	Filing Fee Table.

**	Previously filed.
†

Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is not material and is the type of information that the Registrant treats as private or confidential. The Registrant agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.

#	Indicate management contract or compensatory plan or arrangement.

Item 22. Undertakings

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.

That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 10th day of April, 2026.

GigCapital7 Corp.

By:	/s/ Dr. Avi S. Katz
Name:	Dr. Avi S. Katz
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Avi S. Katz Dr. Avi S. Katz	Chief Executive Officer and Chairman (Principal Executive Officer)	April 10, 2026

* Christine M. Marshall	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	April 10, 2026

* Dr. Raluca Dinu	Director	April 10, 2026

* Karen Rogge	Director	April 10, 2026

* Raanan I. Horowitz	Director	April 10, 2026

* Ambassador Adrian Zuckerman	Director	April 10, 2026

* Professor Darius Moshfeghi	Director	April 10, 2026

*By:	/s/ Dr. Avi S. Katz
Dr. Avi S. Katz
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrant has duly caused this Amendment No. 4 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on the 10th day of April, 2026.

Hadron Energy, Inc.

By:	/s/ Samuel Gibson
Name:	Samuel Gibson
Title:	Founder, Chief Executive Officer and sole Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Samuel Gibson Samuel Gibson	Founder, Chief Executive Officer and sole Director (Principal Executive Officer)	April 10, 2026

/s/ Rahul Shukla Rahul Shukla	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	April 10, 2026